Exhibit 99.1

Confidential Draft Submitted on June 28, 2012

As filed with the Securities and Exchange Commission on                     , 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Workday, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	20-2480422
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Workday, Inc.

6230 Stoneridge Mall Road

Pleasanton, California 94588

(925) 951-9000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David A. Duffield, Co-Founder and Co-Chief Executive Officer

Aneel Bhusri, Chairman, Co-Founder and Co-Chief Executive Officer

Mark S. Peek, Chief Financial Officer

Workday, Inc.

6230 Stoneridge Mall Road

Pleasanton, California 94588

(925) 951-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Gordon K. Davidson, Esq. Jeffrey R. Vetter, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	James P. Shaughnessy, Esq. Melanie D. Vinson, Esq. Sean O’Connell, Esq. Workday, Inc. 6230 Stoneridge Mall Road Pleasanton, California 94588 (925) 951-9000	Robert V. Gunderson, Jr., Esq. David W. Van Horne, Jr., Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 1200 Seaport Blvd. Redwood City, California 94063 (650) 321-2400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A Common Stock, $0.001 par value	$200,000,000	$22,920

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued                 , 2012

             Shares

CLASS A COMMON STOCK

Workday, Inc.                      is offering shares of its Class A common stock. This is our initial public offering of our Class A common stock and no public market currently exists for our shares of Class A common stock. We anticipate that the initial public offering price will be between $              and $             per share.

We have two classes of common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except voting and conversion rights. Each share of Class A common stock is entitled to one vote. Each share of Class B common stock is entitled to ten votes and is convertible at any time into one share of Class A common stock. The holders of our outstanding Class B common stock will hold approximately         % of the voting power of our outstanding capital stock following this offering, and our co-founders and co-Chief Executive Officers, David Duffield and Aneel Bhusri, together with their affiliates, will hold approximately         % of the voting power of our outstanding capital stock following this offering.

We intend to apply to list our Class A common stock on                      under the symbol “            .”

We are an “emerging growth company” as defined under the federal securities laws. Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 10.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Workday
Per share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional              shares of Class A common stock to cover over-allotments.

The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on                     , 2012.

MORGAN STANLEY	GOLDMAN, SACHS & CO.
ALLEN & COMPANY LLC	J.P. MORGAN

                    , 2012

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

Until                      , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our Class A common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit our initial public offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our Class A common stock and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A common stock. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

WORKDAY, INC.

Workday is a leading provider of enterprise cloud-based applications for human capital management (HCM), payroll, financial management, procurement and employee expense management. Our applications are designed for global enterprises to manage complex and dynamic operating environments. We provide our customers highly adaptable, accessible and reliable applications to manage critical business functions that enable them to optimize their financial and human capital resources.

Organizations today operate in environments that are highly complex and that are changing at an increasing rate. Managers and employees must quickly synthesize vast amounts of information and react to rapid changes in global business and regulatory environments. To be successful, they need highly functional and flexible software that enables informed decision-making about the enterprise-wide allocation of their resources. Additionally, given the increasing prominence of consumer-oriented Internet applications, managers and employees expect to interact with enterprise systems in an open, intuitive and collaborative way, including real-time access through a wide range of mobile and computing devices. We believe that legacy, on-premise enterprise systems make these interactions difficult, as their user interfaces are not intuitive and were not originally designed for mobility. Furthermore, legacy applications are often expensive to implement, maintain and upgrade. In the last few years, new technologies and approaches to deliver software have emerged to address these issues.

In response to these changes, Workday is leading the way in helping organizations to better manage their core enterprise resources, specifically their financial and human capital resources. We enable organizations to embrace changes in their operating environments through our rapid innovation cycle of frequent updates, which generally contain new functionality, support for new regulatory requirements, performance requirements and enhancements of the user experience. Our latest update is Workday 16, which provided more than 100 new features, and we currently provide a new update three times per year. By delivering our software as a cloud-based service, our customers operate on our latest version without the burden of large upgrade costs, while having the flexibility to configure our applications to meet their own requirements.

Our customers can operate with a more complete picture of their organization because our applications and embedded analytics capture the content and context of everyday business events, facilitating fast and informed decision-making from wherever they are working. Our applications are designed for the way people work today, in collaboration with each other from a wide variety of devices, empowering workers to make business decisions using real-time data. By providing an intuitive user experience, we enable effective management of resources by all members of an organization, minimizing reliance on specialist information technology (IT), human resources (HR) or finance employees. These professionals are therefore freed to focus on other strategic activities.

We deliver our cloud-based applications using an innovative technology foundation that leverages the most recent advances in cloud computing and data management. Our use of a multi-tenant architecture, object-oriented technology framework, in-memory data management and a mobile-centric approach allows us to deliver applications that are highly functional, flexible and fast. Our customers benefit from moving beyond the limitations associated with traditional on-premise software to highly configurable applications delivered over the Internet. This shift in approach substantially reduces the need for our customers to buy and support a broad range of IT infrastructure, and significantly reduces the cost and complexity relative to implementations and upgrades of on-premise software.

We have achieved significant growth and global scale in a relatively short period of time. We currently have more than 300 customers and we have authorized users worldwide. Our customers include large, global companies such as Aviva International Holdings Ltd., AIG, Inc., Flextronics International, Four Seasons Hotels, Georgetown University, Kimberly-Clark Corporation and Lenovo. Our largest deployment to date is to an organization with a workforce of over 200,000 people.

Our company was founded in 2005, and today we have more than 1,300 employees. We recently changed our fiscal year end from December 31 to January 31. For our fiscal years ended December 31, 2009, December 31, 2010 and January 31, 2012, our revenues were $25.2 million, $68.1 million, and $134.4 million, respectively, representing year-over-year growth in revenues of 170% and 98% for our two most recent fiscal years. We incurred net losses of $49.9 million, $56.2 million and $79.6 million for the fiscal years ended December 31, 2009, December 31, 2010 and January 31, 2012, respectively.

Industry Background

The Market for Enterprise Resource Management Software is Large and Highly Strategic

According to International Data Corporation (IDC),1 the global market for enterprise resource management (ERM) software applications totaled $39 billion in 2011. ERM software provides critical system-of-record data to enterprises and includes applications for financial accounting, HCM, procurement, financial performance management, order management, payroll accounting and enterprise asset management. The size and importance of this market is driven by the fact that financial accounting and HCM are central to the successful management of organizations, and HCM and financial management applications often constitute their most important software purchasing decisions.

Changes in the Business Environment, User Expectations and Technology are Driving a Disruptive Re-Platforming of the Enterprise Applications Market

Organizations operate in an increasingly fast-paced, complex and global environment and now require sophisticated, flexible and easy to use applications that can quickly adapt to their ever-changing requirements.

With the widespread adoption and use of consumer-oriented Internet applications such as Facebook, LinkedIn, and Amazon, and consumer-oriented mobile devices such as smartphones and tablets, today’s generation of workers expects their organizations to embrace more accessible, intuitive and collaborative business applications. By providing synchronized data and analytics through a variety of devices in real-time, enterprises can increase their workforce productivity by facilitating collaboration and decision-making closer to the operational problem being solved.

Fundamental advances in technology architectures have supported the rise of cloud computing that enables the delivery of software-as-a-service (SaaS). Today, mission critical applications can be delivered reliably, securely and cost-effectively to customers over the Internet without the need to purchase supporting hardware and software. As a result of the compelling economics, functionality and flexibility provided by SaaS applications, the annual growth rate of the SaaS market is expected to be significantly greater than the broader software market. IDC estimates that the SaaS market will grow at a compound annual growth rate of 26%, from $17 billion in 2010 to $54 billion in 20152

Legacy Enterprise Applications Provide Limited Business Context, and can be Inflexible and Expensive to Implement and Maintain

Many of the ERM applications deployed today are based on business processes and software architectures that were originally designed in the 1980s and 1990s. These legacy applications were not designed to capture the full range of contextual data related to transactions and business events that now exists in most enterprises. In addition, they historically require separate business intelligence solutions for reporting and analytics that are often based on outdated, unsynchronized information, add a new layer of IT cost and complexity, and require users to learn multiple systems.

The majority of legacy ERM software has been deployed on-premise, requiring substantial investments in IT infrastructure in order to implement, upgrade and maintain this software. Legacy ERM applications are typically based on rigid relational databases, with limited capacity to adapt to evolving business requirements. In addition, these legacy applications typically have user interfaces that pre-date the consumer Internet, involve lengthy upgrade processes, and require specialist knowledge and training to utilize the software’s full functionality.

We believe that historically, the average lifespan of a legacy ERM application has been approximately 10-15 years. The last major modernization cycle occurred more than a decade ago, before the “Year 2000” refresh of many enterprise applications. Over the next several years we anticipate the demand for new cloud-based ERM applications to increase substantially, particularly those that are highly functional, flexible, affordable and easy to use.

[1]	See (1) in “Industry and Market Data.”
[2]	See (4) in “Industry and Market Data.”

The Workday Solution

Our cloud-based applications for human capital management (including human resources, benefits and talent management), payroll, financial management, procurement, and employee expense management offer the following key benefits:

Embracing Change. Our suite of cloud-based applications is designed for leading global enterprises seeking highly flexible software that allows them to embrace changes in their operating and regulatory environments. Our rapid innovation cycle and regular deployment of the latest capabilities to our customers ensures that users are always able to use the latest version of our software, which we currently update three times per year. Our global, unified system of record allows individual customers to configure and adapt our applications to meet their specific requirements, without compromising our ability to upgrade them to the latest release. For example, our users can quickly and easily change the business processes that underlie their Workday applications and can also increase the number of users in response to the organic growth of their business, acquisitions or different operating conditions.

Operating with the Complete Picture. Our applications provide our customers with significant visibility into their operations and enable real-time operational and financial insights. Our applications are designed to capture both the content and context of everyday business events without the technical complexity and rigidity associated with traditional relational databases. We integrate this rich source of business information with real-time analytics into the core functionality of our applications to enable better and faster decision-making.

Consumer Internet Experience. Our applications enable user experiences that are similar to those of leading consumer Internet sites. Our focus on an intuitive and simple user experience enables adoption of our applications by even novice users with minimal training. Our applications are designed for use by the entire workforce, including senior managers and non-HR and finance employees. This focus enables our customers to generate higher productivity and better business results through broad access to better, timely and more reliable information.

Optimizing IT Resources. Our cloud-based model can result in significantly lower total costs when compared to legacy ERM software. With all of our customers operating on the same version of our software, our applications eliminate customized code and allow us to make regular updates to our software with minimal disruption. Our customers do not need to buy, install and maintain the complex IT infrastructure required to operate on-premise systems. Even though we deliver new features on a frequent basis, our customers control their rate of adoption of new features through configuration, without the need for significant investments in IT resources.

Our solutions are built on an innovative and highly adaptive foundation of modern technologies, including:

•

Multi-Tenant Architecture. Our multi-tenant architecture enables multiple customers to share the same version of our applications while securely partitioning their respective application data. Because customers utilize our IT resources and operational infrastructure, this framework significantly reduces the costs of implementation, upgrades, and support.

•

Object-Oriented Technology Framework. Our applications use objects to represent real-world entities such as employees, benefits, budgets, charts of accounts, and organizations. Using objects to model attributes and relationships increases our pace of innovation, enables sophisticated analytics that are part of our core transactional systems of record, and makes the system more easily adaptable to change.

•

In-Memory Data Management. Our use of in-memory processing brings data physically closer to the central processing units and into main memory, eliminating the need to run a disk-seek operation each time a data look-up is performed. This allows for rapid and efficient delivery of embedded business intelligence to facilitate actionable analytics and reporting.

•

Consumer User Interface (UI). We have built a flexible and modern UI platform that allows us to quickly embrace new UI technologies without needing to rewrite the underlying application logic. Currently, we support all major browsers, run natively on Apple’s iOS with applications specifically designed for the iPad and iPhone, and support other mobile platforms such as Android, Windows Mobile and Symbian through our HTML5 client.

•

Configurable Processes. We offer a broad set of tools for configuring, managing, monitoring, and optimizing the business processes that organizations rely on to manage their business. We include over 270 pre-defined business process definitions to help accelerate deployments and provide a starting point for additional configuration.

•

Web Services-based Integration Platform. By offering an enterprise-class, embedded web services integration platform and toolset at no additional cost, we relieve customers of many of the burdens associated with legacy systems integration and greatly reduce the risk of implementation failures or delays. In addition to open, standards-based web services application programming interfaces, we provide a growing portfolio of pre-built, packaged integrations and connectors called Integration Cloud Connect.

•

Security and Audit. We endeavor to adhere to the highest security standards. We voluntarily obtain third party examinations relating to security and data privacy. From the physical security of our data center operations, to network and application level-security, to safeguarding our customers’ sensitive data, we believe we provide best-in-class infrastructure, policies and procedures. We deliver configurable, user-level access control policies as well as a comprehensive, always-on auditing service that captures and documents changes to both data elements and business processes.

Our Strategy for Growth

Our strategy for growth reflects our mission to build the next generation of business enterprise software delivered as a service. Key elements of our strategy include:

Expand our Customer Base. We believe that there is a substantial opportunity for us to continue to increase the size of our enterprise customer base across a broad range of industries given the relatively high level of business process commonality for the applications we provide. Due to the age and inherent limitations of legacy software applications, as well as continuous changes in regulatory and compliance requirements, we expect there to be a wave of pending upgrade cycles of many legacy ERM applications over the next few years. We will continue to invest aggressively in our direct and indirect sales and marketing capabilities to continue to acquire new customers.

Maintain our Innovation Leadership by Strengthening and Extending our Current Suite of Cost-Effective Applications. Our customers’ ability to deploy new applications and new application functionality rapidly and cost-effectively has been central to the results we have achieved to date. Through continued investment, we intend to extend the range of our applications in the future. In addition, by collaborating with our customers and implementation partners, we plan to strengthen our current applications to increase their functionality and capabilities and to maintain rapid and cost-effective deployments.

Expand Internationally. We believe that there is a significant opportunity for our cloud-based applications outside of the United States. Given our modern, cloud-based architecture, our knowledge of global requirements, and the highly scalable nature of our applications, we believe our applications are particularly well suited to large, dynamic enterprises with complex, global operations. Our applications are also well suited to organizations with operations in emerging markets that have not previously been able to justify investments in ERM software. We plan to expand our sales capability internationally by expanding our direct sales force and by collaborating with strategic partners around the world.

Deepen our Relationship with our Existing Customer Base. We believe that our customers will increase their usage of existing applications and increase the number of applications they choose to buy if they are satisfied with our applications and services. As we extend and strengthen the functionality of our applications, we will continue to invest in initiatives to increase the depth of application adoption and maintain our high levels of customer satisfaction. We believe there is also a significant opportunity for us to extend the breadth of applications deployed by our existing customers, particularly our Financial Management application, which has been selected by approximately 10% of our customers to date.

Further Develop our Partner Ecosystem. We have established a strong set of relationships with other organizations in our ecosystem to deliver best-in-class applications to our customers. These technology and services partners enable us to increase the speed of deployment and functionality of our cloud-based applications and offer a wider range of integrated services to our customers. We intend to support our partners in the growth of their Workday practices, as well as increase the number of partners who work with our customers. We will also continue to invest in and support the growth of Workday’s integration platform that allows third parties and customers to integrate their Workday applications, technology partner applications, and their own custom applications.

Leverage our Unique Culture. We believe that building and maintaining a remarkable culture benefits our customers and employees, who together form the Workday Community. Engaged and loyal employees provide high levels of customer satisfaction, leading to greater adoption of our applications and recommendations to potential customers. We believe that this culture is the foundation for the successful execution of our strategy and, as a result, is a critical requirement for our growth agenda.

Selected Risks Associated With Our Business

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	We have a history of cumulative losses and we do not expect to be profitable for the foreseeable future.

•	We have a limited operating history, which makes it difficult to predict our future operating results.

•	The markets in which we participate are intensely competitive, and if we do not compete effectively our operating results could be adversely affected.

•

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges.

•	If the market for enterprise cloud computing develops more slowly than we expect, our business could be adversely affected.

•

To date, we have derived a substantial majority of our subscription revenues from our HCM application. Our efforts to increase use of our HCM application and our other applications may not succeed, and may reduce our revenue growth rate.

•	If we are not able to provide successful enhancements, new features and modifications, our business could be adversely affected.

•

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our applications may be perceived as not being secure, customers may reduce the use of or stop using our applications and we may incur significant liabilities.

•	Large customers often demand more configuration and integration services, or customized features and functions that we do not offer, which could adversely affect our business and operating results.

•	Because we recognize subscription revenues over the term of the contract, downturns or upturns in new sales will not be immediately reflected in our operating results and may be difficult to discern.

Corporate Information

We were incorporated in March 2005 as North Tahoe Power Tools, Inc., a Nevada corporation. In July 2005, we changed our name to Workday, Inc. and in June 2012 we reincorporated in Delaware. Unless expressly indicated or the context requires otherwise, the terms “Workday,” “company,” “we,” “us,” and “our” in this prospectus refer to Workday, Inc., a Delaware corporation, and, where appropriate, its wholly-owned subsidiaries. Our principal executive offices are located at 6230 Stoneridge Mall Road, Pleasanton, California 94588, and our telephone number is (877) WORKDAY. Our website address is www.workday.com. The information on, or that can be accessed through, our website is not part of this prospectus. We recently changed the end of our fiscal year from December 31 to January 31 for financial reporting purposes. Workday is our registered trademark in the United States, the European Community and Canada, and the Workday logo, Workday Object Management Server and all of our product names are our trademarks. Other trademarks, service marks, or trade names appearing in this prospectus are the property of their respective owners.

THE OFFERING

Class A common stock offered by us	shares

Class A common stock to be outstanding after our initial public offering	shares

Class B common stock to be outstanding after our initial public offering	shares

Total Class A and Class B common stock to be outstanding after our initial public offering	shares

Over-allotment option of Class A common stock offered by us	shares

Use of proceeds

We estimate that our net proceeds from the sale of the Class A common stock that we are offering will be approximately $             million, assuming an initial public offering price of $                 per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purpose of this offering is to create a public market for our Class A common stock. We intend to use the net proceeds to us from our initial public offering for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds from our initial public offering for acquisitions of complementary businesses, technologies, or other assets. However, we do not have agreements or commitments relating to any specific material acquisitions at this time. See “Use of Proceeds.”

Voting rights	Shares of Class A common stock are entitled to one vote per share.

Shares of Class B common stock are entitled to ten votes per share.

Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation. Mr. Duffield and Mr. Bhusri, our co-founders and co-CEOs, and their affiliates, who after our initial public offering will hold more than         % of the voting power of our outstanding capital stock, will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction. See “Principal Stockholders” and “Description of Capital Stock.”

Proposed symbol	“ ”

The number of shares of Class A and Class B common stock to be outstanding after our initial public offering gives effect to the issuance and sale of                      shares of Class A common stock in this offering and is based on no shares of our Class A common stock and 134,964,754 shares of our Class B common stock outstanding as of April 30, 2012, and excludes:

•	28,053,035 shares of Class B common stock issuable upon the exercise of options outstanding as of April 30, 2012, with a weighted-average exercise price of approximately $1.58 per share;

•	3,586,550 shares of Class B common stock issuable upon exercise of options granted between May 1, 2012 and June 15, 2012 with an exercise price of $7.05 per share;

•	1,150,000 shares of restricted Class B common stock granted between May 1, 2012 and June 15, 2012, all of which are subject to a lapsing forfeiture provision;

•	1,350,000 shares of Class B common stock issuable upon the exercise of warrants outstanding as of April 30, 2012, with a weighted average exercise price of $7.33 per share;

•	1,000,000 shares of Class B common stock that we intend to issue to the Workday Foundation; and

•

30,537,225 shares of our common stock which are reserved or we anticipate will be reserved for future issuance under our equity compensation plans, consisting of 25,000,000 shares of Class A common stock we anticipate will be reserved for issuance under our 2012 Equity Incentive Plan, which will become effective in connection with this offering and 5,537,225 shares of Class B common stock reserved for issuance under our 2005 Stock Plan as of April 30, 2012. In addition, in May 2012, we authorized an additional 15,000,000 shares of Class B common stock reserved for issuance under the 2005 Stock Plan. On the date of this prospectus, any remaining shares available for issuance under our 2005 Stock Plan will be added to the shares reserved under our 2012 Equity Incentive Plan and we will cease granting awards under the 2005 Stock Plan. We anticipate that our 2012 Equity Incentive Plan will also provide for automatic annual increases in the number of shares reserved thereunder, as more fully described in “Executive Compensation—Employee Benefit Plans.”

Unless expressly indicated or the context requires otherwise, all information in this prospectus assumes:

•	the conversion of all outstanding shares of our preferred stock into an aggregate of 97,976,089 shares of Class B common stock immediately prior to the closing of this offering;

•	no exercise by the underwriters of their right to purchase up to an additional shares of Class A common stock to cover over-allotments;

•

the amendment to our certificate of incorporation to redesignate our currently outstanding common stock as “Class B common stock” and to create a new class of Class A common stock to be offered and sold in this offering; and

•	the filing of our restated certificate of incorporation and the effectiveness of our restated bylaws in connection with our initial public offering.

The information in this preliminary prospectus is not complete and is subject to change. No person should rely on the information contained in this document for any purpose other than participating in our proposed initial public offering, and only the preliminary prospectus dated                     , 2012 is authorized by us to be used in connection with our proposed initial public offering. The preliminary prospectus will only be distributed by us and the underwriters named herein and no other person has been authorized by us to use this document to offer or sell any of our securities.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our consolidated financial data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2009 and 2010, the one-month period ended January 31, 2011 and the year ended January 31, 2012 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the unaudited consolidated statements of operations data for the three months ended April 30, 2011 and April 30, 2012 and the unaudited consolidated balance sheet data as of April 30, 2012 from our unaudited financial statements that are included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of those unaudited consolidated financial statements. Our historical results are not necessarily indicative of our results in any future period. We changed the end of our fiscal year from December 31 to January 31, effective for our fiscal year ended January 31, 2012 and as a result, we also present certain summary consolidated financial information for the one month transition period ended January 31, 2011. The summary of our consolidated financial data set forth below should be read together with our consolidated financial statements and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

	Year Ended December 31,		One Month Ended Jan. 31, 2011	Year Ended Jan. 31, 2012	Three Months Ended April 30,
	2009	2010			2011	2012
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$25,245	$68,055	$7,282	$134,427	$24,693	$56,818 (1)
Costs and expenses(2):
Costs of revenues	20,505	39,864	3,904	65,368	12,476	25,090
Research and development	30,045	39,175	3,962	62,014	12,483	20,786
Sales and marketing	20,875	36,524	3,771	70,356	12,791	24,838
General and administrative	5,215	8,553	1,077	15,133	2,761	6,061

Total costs and expenses	76,640	124,116	12,714	212,871	40,511	76,775

Operating loss	(51,395)	(56,061)	(5,432)	(78,444)	(15,818)	(19,957)
Other income (expense), net	1,544	(57)	(8)	(1,018)	72	(35)

Loss before provision for income taxes	(49,851)	(56,118)	(5,440)	(79,462)	(15,746)	(19,992)
Provision for income taxes	91	97	10	167	35	63

Net loss	(49,942)	(56,215)	(5,450)	(79,629)	(15,781)	(20,055)
Accretion of redeemable convertible preferred stock	—	—	—	(342)	(7)	(201)

Net loss attributable to common stockholders	$(49,942)	$(56,215)	$(5,450)	$(79,971)	$(15,788)	$(20,256)

Net loss per share attributable to common stockholders, basic and diluted	$(2.28)	$(2.22)	$(0.20)	$(2.71)	$(0.56)	$(0.61)

Weighted-average shares used to compute net loss per share attributable to common stockholders(3)	21,922	25,367	27,642	29,478	28,173	33,011

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(4)				$(0.65)		$(0.15)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders (unaudited)				122,140		130,987

(1)	Revenues for the three months ended April 30, 2012 includes $4.6 million in revenues related to the expiration of a delivery obligation for a 2009 customer arrangement.
(2)	Costs and expenses include share-based compensation expense as follows:

	Year Ended December 31,		One Month Ended Jan. 31, 2011	Year Ended Jan. 31, 2012	Three Months Ended April 30,
	2009	2010			2011	2012
	(in thousands)
Costs of revenues	$79	$173	$16	$628	$90	$215
Research and development	272	556	47	1,124	190	375
Sales and marketing	187	310	28	839	125	368
General and administrative	358	663	102	1,591	313	487

(3)

Net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period, less the weighted average unvested common stock subject to repurchase. The effect of outstanding options and warrants is anti-dilutive. See note 12 of the notes to our consolidated financial statements.

(4)

Pro forma net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average shares outstanding assuming the conversion of all of the preferred stock to common stock as of their issuance date. The effect of outstanding options and warrants is anti-dilutive. See note 12 of the notes to our consolidated financial statements.

	As of April 30, 2012
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and marketable securities	$120,248	$120,248	$
Working capital	28,272	28,272
Property and equipment, net	25,163	25,163
Total assets	244,671	244,671
Total deferred revenue	213,064	213,064
Total liabilities	267,153	267,153
Redeemable convertible preferred stock	171,107	—
Additional paid-in capital	108,666	279,743
Accumulated deficit	(302,378)	(302,378)
Total stockholders’ (deficit) equity	(193,589)	(22,482)

(1)

The pro forma consolidated balance sheet data as of April 30, 2012 presents our consolidated balance sheet as though all of our convertible preferred stock outstanding had automatically converted into shares of Class B common stock in connection with our initial public offering.

(2)

The pro forma as adjusted consolidated balance sheet data reflects the items described in footnote (1) above and our receipt of estimated net proceeds from the sale of shares of Class A common stock that we are offering at an assumed initial public offering price of $                     per share, the midpoint of the price range on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $                     per share would increase (decrease) each of cash, cash equivalents and marketable securities, working capital, total assets, additional paid-in capital, and total stockholders’ equity (deficit) by $              million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

(3)

The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of our initial public offering determined at pricing.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes included elsewhere in this prospectus, before deciding whether to invest in shares of our Class A common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect our business. If any of the following risks actually occurs, our business, financial condition, results of operations, and future prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have a history of cumulative losses and we do not expect to be profitable for the foreseeable future.

We have incurred significant losses in each period since our inception in 2005. We incurred net losses of $49.9 million in the year ended December 31, 2009, $56.2 million in the year ended December 31, 2010 and $79.6 million in the year ended January 31, 2012. As of April 30, 2012, we had an accumulated deficit of $302.4 million. These losses and accumulated deficit reflect the substantial investments we made to acquire new customers and develop our applications. We expect our operating expenses to increase in the future due to anticipated increases in sales and marketing expenses, research and development expenses, operations costs and general and administrative costs, and therefore we expect our losses to continue for the foreseeable future. Furthermore, to the extent we are successful in increasing our customer base, we will also incur increased losses because costs associated with acquiring customers are generally incurred up front, while subscription revenues are generally recognized ratably over the terms of the agreements, which typically range from three to five years. You should not consider our recent growth in revenues as indicative of our future performance. Accordingly, we cannot assure you that we will achieve profitability in the future, nor that, if we do become profitable, we will sustain profitability.

We have a limited operating history, which makes it difficult to predict our future operating results.

We were incorporated in 2005 and introduced our first application in 2006. As a result of our limited operating history, our ability to forecast our future operating results is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered and will encounter risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as the risks and uncertainties described herein. If our assumptions regarding these risks and uncertainties (which we use to plan our business) are incorrect or change due to changes in our markets, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

The markets in which we participate are intensely competitive, and if we do not compete effectively, our operating results could be adversely affected.

The markets for HCM and financial management applications are highly competitive, with relatively low barriers to entry for some applications or services. Our primary competitors are Oracle Corporation (Oracle) and SAP AG (SAP), well-established providers of HCM and financial management applications, who have long-standing relationships with many customers. Some customers may be hesitant to adopt cloud-based applications such as ours and prefer to upgrade the more familiar applications offered by these vendors that are deployed on-premise. Oracle and SAP are larger and have greater name recognition, much longer operating histories, larger marketing budgets and significantly greater resources than we do. These vendors, as well as other competitors, could offer HCM and financial management applications on a standalone basis at a low price or bundled as part of a larger product sale. In order to take advantage of customer demand for cloud-based applications, legacy vendors are expanding their cloud-based applications through acquisitions and organic development. For example, Oracle recently acquired Taleo Corporation, and SAP acquired SuccessFactors and has entered into an agreement to acquire Ariba, Inc. Legacy vendors may also seek to partner with other leading cloud providers. We also face competition from custom-built software vendors and from vendors of specific applications. These vendors include, without limitation: Lawson Software, which was recently acquired by an affiliate of Infor Global Solutions, The Ultimate Software Group, Inc., and Automatic Data Processing. In addition, other companies that provide cloud-based applications in different target markets, such as Salesforce.com and NetSuite, may develop applications or acquire companies that operate in our target markets, and some potential customers may elect to develop their own internal applications. With the introduction of new technologies and market entrants, we expect this competition to intensify in the future.

Many of our competitors are able to devote greater resources to the development, promotion and sale of their products and services. Furthermore, our current or potential competitors may be acquired by third parties with greater available resources and the ability to initiate or withstand substantial price competition. In addition, many of our competitors have established marketing relationships, access to larger customer bases and major distribution agreements with consultants, system integrators and resellers. Our competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources. If our competitors’ products, services or technologies become more accepted than our applications, if they are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically capable than ours, then our revenues could be adversely affected. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels, our operating results would be negatively affected. Pricing pressures and increased competition could result in reduced sales, reduced margins, losses or a failure to maintain or improve our competitive market position, any of which could adversely affect our business.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or adequately address competitive challenges.

We have recently experienced a period of rapid growth in our headcount and operations. In particular, we grew from 321 employees as of December 31, 2008 to 1,266 employees as of April 30, 2012, and have also significantly increased the size of our customer base. We anticipate that we will significantly expand our operations and headcount in the near term. This growth has placed, and future growth will place, a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part on our ability to manage this growth effectively. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. Failure to effectively manage growth could result in difficulty or delays in deploying customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact our business performance and results of operations.

If the market for enterprise cloud computing develops more slowly than we expect or declines, our business could be adversely affected.

The enterprise cloud computing market is not as mature as the market for on-premise enterprise software, and it is uncertain whether cloud computing will achieve and sustain high levels of customer demand and market acceptance. Our success will depend to a substantial extent on the widespread adoption of cloud computing in general, and of HCM and financial management services in particular. Many enterprises have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses, and therefore may be reluctant or unwilling to migrate to cloud computing. It is difficult to predict customer adoption rates and demand for our applications, the future growth rate and size of the cloud computing market or the entry of competitive applications. The expansion of the cloud computing market depends on a number of factors, including the cost, performance, and perceived value associated with cloud computing, as well as the ability of cloud computing companies to address security and privacy concerns. If other cloud computing providers experience security incidents, loss of customer data, disruptions in delivery or other problems, the market for cloud computing applications as a whole, including our applications, may be negatively affected. If cloud computing does not achieve widespread adoption, or there is a reduction in demand for cloud computing caused by a lack of customer acceptance, technological challenges, weakening economic conditions, security or privacy concerns, competing technologies and products, decreases in corporate spending or otherwise, it could result in decreased revenues and our business could be adversely affected.

To date, we have derived a substantial majority of our subscription revenues from our HCM application. Our efforts to increase use of our HCM application and our other applications may not succeed, and may reduce our revenue growth rate.

To date we have derived a substantial majority of our subscription revenues from our HCM application. Any factor adversely affecting sales of this application, including application release cycles, market acceptance, product competition, performance and reliability, reputation, price competition, and economic and market conditions, could adversely affect our business and operating results. Our participation in the markets for our payroll, financial management, procurement and employee expense management applications is relatively new, and it is uncertain whether these areas will ever result in significant revenues for us. Further, the introduction of new applications beyond these markets may not be successful.

If we are not able to provide successful enhancements, new features and modifications, our business could be adversely affected.

If we are unable to provide enhancements and new features for our existing applications or new applications that achieve market acceptance or that keep pace with rapid technological developments, our business could be adversely affected. For example, we are focused on enhancing the features and functionality of our non-HCM applications to enhance their utility to larger customers with complex, dynamic and global operations. The success of enhancements, new features and applications depends on several factors, including the timely completion, introduction and market acceptance of the enhancements or new features or applications. Failure in this regard may significantly impair our revenue growth. In addition, because our applications are designed to operate on a variety of systems, we will need to continuously modify and enhance our applications to keep pace with changes in Internet-related hardware, iOS and other software, communication, browser and database technologies. We may not be successful in either developing these modifications and enhancements or in bringing them to market in a timely fashion. Furthermore, uncertainties about the timing and nature of new network platforms or technologies, or modifications to existing platforms or technologies, could increase our research and development expenses. Any failure of our applications to operate effectively with future network platforms and technologies could reduce the demand for our applications, result in customer dissatisfaction and adversely affect our business.

If our security measures are breached or unauthorized access to customer data is otherwise obtained, our applications may be perceived as not being secure, customers may reduce the use of or stop using our applications and we may incur significant liabilities.

Our applications involve the storage and transmission of our customers’ proprietary information, including personal or identifying information regarding their employees, customers and suppliers, as well as their finance and payroll data. As a result, unauthorized access or security breaches could result in the loss of information, litigation, indemnity obligations and other liability. While we have security measures in place to protect customer information and prevent data loss and other security breaches, if these measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and someone obtains unauthorized access to our customers’ data, our reputation could be damaged, our business may suffer and we could incur significant liability. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could negatively affect our ability to attract new customers, cause existing customers to elect to not renew their subscriptions, result in reputational damage or subject us to third-party lawsuits, regulatory fines or other action or liability, which could adversely affect our operating results.

Large customers often demand more configuration and integration services, or customized features and functions that we do not offer, which could adversely affect our business and operating results.

Large customers may demand more configuration and integration services, which increase our upfront investment in sales and deployment efforts, with no guarantee that these customers will increase the scope of their subscription. As a result of these factors, we must devote a significant amount of sales support and professional services resources to individual customers, increasing the cost and time required to complete sales. Additionally, our applications do not currently permit customers to add new data fields and functions or to modify our code. If prospective customers require customized features or functions that we do not offer, and that would be difficult for them to deploy themselves, then the market for our applications will be more limited and our business could suffer.

Because we recognize subscription revenues over the term of the contract, downturns or upturns in new sales will not be immediately reflected in our operating results and may be difficult to discern.

We generally recognize subscription revenues from customers ratably over the terms of their contracts, which typically range from three to five years. As a result, most of the subscription revenues we report in each quarter is derived from the recognition of deferred revenue relating to subscriptions entered into during previous quarters. Consequently, a decline in new or renewed subscriptions in any single quarter will likely have only a small impact on our revenue results for that quarter. However, such a decline will negatively affect our revenues in future quarters. Accordingly, the effect of significant downturns in sales and market acceptance of our applications, and potential changes in our pricing policies or rate of renewals, may not be fully reflected in our results of operations until future periods. We may be unable to adjust our cost structure to reflect the changes in revenues. In addition, a significant majority of our costs are expensed as incurred, while revenues are recognized over the life of the customer agreement. As a result, increased growth in the number of our customers could result in our recognition of more costs than revenues in the earlier periods of the terms of our agreements. Our subscription model also makes it difficult for us to rapidly increase our revenues through additional sales in any period, as revenues from new customers must be recognized over the applicable subscription term.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our revenues, gross margin, profitability, cash flow and deferred revenue, may vary significantly in the future and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may negatively impact the value of our common stock. Factors that may cause fluctuations in our quarterly financial results include, without limitation, those listed below:

•	our ability to attract new customers;

•	the addition or loss of large customers, including through acquisitions or consolidations;

•	the timing of recognition of revenues;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

•	network outages or security breaches;

•	general economic, industry and market conditions;

•	customer renewal rates;

•	increases or decreases in the number of elements of our services or pricing changes upon any renewals of customer agreements;

•	changes in our pricing policies or those of our competitors;

•	the mix of applications sold during a period;

•	seasonal variations in sales of our applications, which has historically been highest in the fourth quarter of a calendar year;

•

the timing and success of new application and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies.

We depend on data centers operated by third parties and any disruption in the operation of these facilities could adversely affect our business.

We host our applications and serve all of our customers from data centers located in Ashburn, Virginia; Lithia Springs, Georgia; Portland, Oregon; Dublin, Ireland; and Amsterdam, the Netherlands. While we control and have access to our servers and all of the components of our network that are located in our external data centers, we do not control the operation of these facilities. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with doing so.

Problems faced by our third-party data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our third-party data centers operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by our third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our data centers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. Any changes in third-party service levels at our data centers or any errors, defects, disruptions, or other performance problems with our applications could adversely affect our reputation and may damage our customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services might reduce our revenues, cause us to issue refunds to customers for prepaid and unused subscription services, subject us to potential liability, or adversely affect our renewal rates.

Furthermore, our financial management application is essential to our customers’ financial projections, reporting and compliance programs. Any interruption in our service may affect the availability, accuracy or timeliness of these programs and could damage our reputation, cause our customers to terminate their use of our application, require us to indemnify our customers against certain losses and prevent us from gaining additional business from current or future customers.

Privacy concerns and laws or other domestic or foreign regulations may reduce the effectiveness of our applications and adversely affect our business.

Our customers can use our applications to collect, use and store personal or identifying information regarding their employees, customers and suppliers. Federal, state and foreign government bodies and agencies have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage and disclosure of personal information obtained from consumers and individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our applications and reduce overall demand, or lead to significant fines, penalties or liabilities for any noncompliance with such privacy laws. Furthermore, privacy concerns may cause our customers’ workers to resist providing the personal data necessary to allow our customers to use our applications effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our applications in certain industries.

All of these domestic and international legislative and regulatory initiatives may adversely affect our customers’ ability to process, handle, store, use and transmit demographic and personal information from their employees, customers and suppliers, which could reduce demand for our applications. The European Union and many countries in Europe have stringent privacy laws and regulations, which may impact our ability to profitably operate in certain European countries.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional or different self-regulatory standards that may place additional burdens on us. If the processing of personal information were to be curtailed in this manner, our software applications would be less effective, which may reduce demand for our applications and adversely affect our business.

Because we sell sophisticated applications to manage complex operating environments of large customers, we encounter long sales cycles, which could adversely affect our operating results in a given period.

Our ability to increase revenues and maintain profitability depends, in large part, on widespread acceptance of our applications by medium-sized and large businesses and other organizations. As we target our sales efforts at these customers, we face greater costs, longer sales cycles and less predictability in completing some of our sales. In the large enterprise market, the customer’s decision to use our applications may be an enterprise-wide decision and, therefore, these types of sales require us to provide greater levels of education regarding the use and benefits of our applications. In addition, because we are a relatively new company with a limited operating history, our target customers may prefer to purchase applications that are critical to their business from one of our larger, more established competitors. Our typical sales cycles are six to nine months, and we expect that this lengthy sales cycle may continue or increase as customers adopt our applications beyond HCM. Longer sales cycles could cause our operating and financial results to suffer in a given period.

It takes approximately three to nine months for typical deployments of our applications, depending on the number and type of applications, the complexity and scale of the customers’ business, the configuration requirements and other factors, many of which are beyond our control. Although our contracts are generally noncancellable by the customer, at any given time, a significant percentage of our customers may be still in the process of deploying our applications, particularly during periods of rapid growth.

Our business could be adversely affected if our customers are not satisfied with the deployment services provided by us or our partners.

Our business depends on our ability to satisfy our customers, both with respect to our application offerings and the professional services that are performed to help our customers use features and functions that address their business needs. Professional services may be performed by our own staff, by a third party, or by a combination of the two. Our strategy is to work with third parties to increase the breadth of capability and depth of capacity for delivery of these services to our customers, and third parties provide a majority of our deployment services. If a customer is not satisfied with the quality of work performed by us or a third party or with the type of professional services or applications delivered, then we could incur additional costs to address the situation, the profitability of that work might be impaired, and the customer’s dissatisfaction with our services could damage our ability to expand the number of applications subscribed to by that customer. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new business with current and prospective customers.

We do not have an adequate history with our subscription or pricing models to accurately predict the long-term rate of customer subscription renewals or adoption, or the impact these renewals and adoption will have on our revenues or operating results.

We have limited experience with respect to determining the optimal prices for our applications. As the markets for our applications mature, or as new competitors introduce new products or services that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing model as we have used historically. Moreover, large customers, which are the focus of our sales efforts, may demand greater price concessions. As a result, in the future we may be required to reduce our prices, which could adversely affect our revenues, gross margin, profitability, financial position and cash flow.

In addition, our customers have no obligation to renew their subscriptions for our applications after the expiration of the initial subscription period. Our customers may renew for fewer elements of our applications or on different pricing terms. We have limited historical data with respect to rates of customer subscription renewals, so we cannot accurately predict customer renewal rates. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their dissatisfaction with our pricing or our applications and their ability to continue their operations and spending levels. If our customers do not renew their subscriptions for our applications on similar pricing terms, our revenues may decline and our business could suffer. In addition, over time the average term of our contracts could change based on renewal rates or for other reasons.

Our future success also depends in part on our ability to sell additional features or enhanced elements of our applications to our current customers. This may require increasingly sophisticated and costly sales efforts that are targeted at senior management. If these efforts are not successful, our business may suffer.

The loss of one or more of our key customers, or a failure to renew our subscription agreements with one or more of our key customers, could negatively affect our ability to market our applications.

We rely on our reputation and recommendations from key customers in order to promote subscriptions to our applications. The loss of any of our key customers, or a failure of some of them to renew, could have a significant impact on our revenues, reputation and our ability to obtain new customers. In addition, acquisitions of our customers could lead to cancellation of our contracts with those customers or by the acquiring companies, thereby reducing the number of our existing and potential customers. Acquisitions of our partners could also result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our applications.

We typically provide service level commitments under our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect our revenues.

Our customer agreements typically provide service level commitments on a monthly basis. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability for our applications, we may be contractually obligated to provide these customers with service credits, refunds for prepaid amounts related to unused subscription services, or we could face contract terminations. Our revenues could be significantly affected if we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our customers. Any extended service outages could adversely affect our reputation, revenues and operating results.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and our financial results.

Once our applications are deployed, our customers depend on our support organization to resolve technical issues relating to our applications. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by our competitors. Increased customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. In addition, our sales process is highly dependent on our applications and business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, our ability to sell our applications to existing and prospective customers, and our business, operating results and financial position.

Sales to customers outside the United States or with international operations expose us to risks inherent in international sales.

A key element of our growth strategy is to expand our international operations and develop a worldwide customer base. To date, we have not realized a substantial portion of our revenues from customers headquartered outside the United States. Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States. Because of our limited experience with international operations, our international expansion efforts may not be successful in creating demand for our applications outside of the United States or in effectively selling subscriptions to our applications in all of the international markets we enter. In addition, we will face risks in doing business internationally that could adversely affect our business, including:

•	the need to localize and adapt our application for specific countries, including translation into foreign languages and associated expenses;

•	data privacy laws which require that customer data be stored and processed in a designated territory;

•	difficulties in staffing and managing foreign operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

•	new and different sources of competition;

•

weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	laws and business practices favoring local competitors;

•	compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;

•	increased financial accounting and reporting burdens and complexities;

•	restrictions on the transfer of funds;

•	adverse tax consequences; and

•	unstable regional and economic political conditions.

Today, our international contracts are only occasionally denominated in local currencies. However, the majority of our local costs are denominated in local currencies. We anticipate that over time, an increasing portion of our international contracts may be denominated in local currencies. Therefore, fluctuations in the value of the U.S. dollar and foreign currencies may impact our operating results when translated into U.S. dollars. We do not currently engage in currency hedging activities to limit the risk of exchange rate fluctuations.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages and our new customers may experience delays in the deployment of our applications.

We have experienced significant growth in the number of users, transactions and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers. We also seek to maintain excess capacity to facilitate the rapid provision of new customer deployments and the expansion of existing customer deployments. In addition, we need to properly manage our technological operations infrastructure in order to support version control, changes in hardware and software parameters and the evolution of our applications. However, the provision of new hosting infrastructure requires significant lead time. We have experienced, and may in the future experience, website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject us to financial penalties, financial liabilities and customer losses. If our operations infrastructure fails to keep pace with increased sales, customers may experience delays as we seek to obtain additional capacity, which could adversely affect our reputation and adversely affect our revenues.

Failure to adequately expand our direct sales force will impede our growth.

We will need to continue to expand and optimize our sales infrastructure in order to grow our customer base and our business. We plan to continue to expand our direct sales force, both domestically and internationally. Identifying and recruiting qualified personnel and training them in the use of our software requires significant time, expense and attention. It can take six months or longer before our sales representatives are fully-trained and productive. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenues. In particular, if we are unable to hire, develop and retain talented sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, we may not be able to realize the expected benefits of this investment or increase our revenues.

If we fail to develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our applications and attracting new customers. Brand promotion activities may not generate customer awareness or increase revenues, and even if they do, any increase in revenues may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our applications.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will continue to depend on relationships with third parties, such as deployment partners, third-party sales channel partners and technology and content providers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to our services. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our applications by potential customers.

If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired and our operating results may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our applications or increased revenues.

If our applications fail to perform properly, our reputation could be adversely affected, our market share could decline and we could be subject to liability claims.

Our applications are inherently complex and may contain material defects or errors. Any defects in functionality or that cause interruptions in the availability of our applications could result in:

•	loss or delayed market acceptance and sales;

•	breach of warranty claims;

•	sales credits or refunds for prepaid amounts related to unused subscription services;

•	loss of customers;

•	diversion of development and customer service resources; and

•	injury to our reputation.

The costs incurred in correcting any material defects or errors might be substantial and could adversely affect our operating results.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption, or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. Furthermore, the availability or performance of our applications could be adversely affected by a number of factors, including customers’ inability to access the Internet, the failure of our network or software systems, security breaches or variability in user traffic for our services. We may be required to issue credits or refunds for prepaid amounts related to unused services or otherwise be liable to our customers for damages they may incur resulting from certain of these events. For example, our customers access our applications through their Internet service providers. If a service provider fails to provide sufficient capacity to support our applications or otherwise experiences service outages, such failure could interrupt our customers’ access to our applications, adversely affect their perception of our applications’ reliability and reduce our revenues. In addition to potential liability, if we experience interruptions in the availability of our applications, our reputation could be adversely affected and we could lose customers.

Our errors and omissions insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover all claims made against us and defending a suit, regardless of its merit, could be costly and divert management’s attention.

We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. We also rely on our leadership team in the areas of research and development, marketing, sales, services and general and administrative functions, and on mission-critical individual contributors in research and development. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss of one or more of our executive officers or key employees could have a serious adverse effect on our business.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for these personnel is intense, especially for engineers with high levels of experience in designing and developing software and Internet-related services and senior sales executives. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or Workday have breached their legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees in the San Francisco Bay Area often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and retain highly skilled employees. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be adversely affected.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and adversely affect our operating results.

We may in the future seek to acquire or invest in businesses, applications or technologies that we believe could complement or expand our applications, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities associated with the acquisition;

•	incurrence of acquisition-related costs;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•

difficulty converting the customers of the acquired business onto our applications and contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our operating results. In addition, if an acquired business fails to meet our expectations, our operating results, business and financial position may suffer.

We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

We have funded our operations since inception primarily through equity financings, capital lease arrangements, and prepayments by customers. We do not know when or if our operations will generate sufficient cash to fund our ongoing operations. In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions, a decline in the level of customer prepayments or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons, and we may not be able to timely secure additional debt or equity financing on favorable terms, or at all. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Adverse economic conditions may negatively impact our business.

Our business depends on the overall demand for enterprise software and on the economic health of our current and prospective customers. The recent financial recession resulted in a significant weakening of the economy in the United States and Europe and of the global economy, more limited availability of credit, a reduction in business confidence and activity, and other difficulties that may affect one or more of the industries to which we sell our applications. In addition, the economies of countries in Europe have been experiencing weakness associated with high sovereign debt levels, weakness in the banking sector and uncertainty over the future of the Euro zone. We have operations in Ireland and current and potential new customers in Europe. If economic conditions in Europe and other key markets for our applications continue to remain uncertain or deteriorate further, many customers may delay or reduce their information technology spending. This could result in reductions in sales of our applications, longer sales cycles, reductions in subscription duration and value, slower adoption of new technologies and increased price competition. In addition, there has been pressure to reduce government spending in the United States, and it is possible that negotiations over the U.S. budget could result in reduced government spending, which might reduce demand for our applications from organizations that receive funding from the U.S. government and could negatively affect the U.S. economy, which could further reduce demand for our applications. Any of these events would likely have an adverse effect on our business, operating results and financial position. In addition, there can be no assurance that enterprise software spending levels will increase following any recovery.

Our customers may fail to pay us in accordance with the terms of their agreements, necessitating action by us to compel payment.

We typically enter into multiple year, non-cancelable arrangements with customers of our services. If customers fail to pay us under the terms of our agreements, we may be adversely affected both from the inability to collect amounts due and the cost of enforcing the terms of our contracts, including litigation. The risk of such negative effects increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or pay those amounts more slowly, either of which could adversely affect our operating results, financial position and cash flow.

Catastrophic events may disrupt our business.

Our corporate headquarters are located in Pleasanton, California and our data centers are located in Ashburn, Virginia; Lithia Springs, Georgia; Sacramento, California; Portland, Oregon; Dublin, Ireland; and Amsterdam, the Netherlands. The west coast of the United States contains active earthquake zones and the southeast is subject to seasonal hurricanes. Additionally, we rely on our network and third-party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing, operational support, hosted services and sales activities. In the event of a major earthquake, hurricane or catastrophic event such as fire, power loss, telecommunications failure, cyber-attack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have an adverse effect on our future operating results.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend in part upon our intellectual property. We currently have four issued patents. We primarily rely on copyright, trade secret and trademark laws, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be inadequate.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, protect and enforce our intellectual property rights could seriously adversely affect our brand and adversely impact our business.

We may be sued by third parties for alleged infringement of their proprietary rights.

There is considerable patent and other intellectual property development activity in our industry. Our success depends upon our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing upon their intellectual property rights, and we may be found to be infringing upon such rights. In the future, others may claim that our applications and underlying technology infringe or violate their intellectual property rights. However, we may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our customers or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications, or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Some of our applications utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Some of our applications include software covered by open source licenses, which may include, by way of example, GNU General Public License and the Apache License. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our applications. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated, and could negatively affect our business.

We employ third-party licensed software for use in or with our applications, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which would adversely affect our business.

Our applications incorporate certain third-party software obtained under licenses from other companies. We anticipate that we will continue to rely on such third-party software and development tools from third parties in the future. Although we believe that there are commercially reasonable alternatives to the third-party software we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of the software used in our applications with new third-party software may require significant work and require substantial investment of our time and resources. Also, to the extent that our applications depend upon the successful operation of third-party software in conjunction with our software, any undetected errors or defects in this third-party software could prevent the deployment or impair the functionality of our applications, delay new application introductions, result in a failure of our applications and injure our reputation. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our applications, and could have a negative impact on our business.

The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require us to modify our applications in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, result in reductions in the demand for Internet-based applications such as ours.

In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms” and similar malicious programs and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the Internet is adversely affected by these issues, demand for our applications could suffer.

The forecasts of market growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The forecasts in this prospectus relating to the expected growth in the enterprise software applications, enterprise resource management software and SaaS markets may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this prospectus should not be taken as indicative of our future growth.

If we are unable to implement and maintain effective internal controls over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock may be negatively affected.

As a public company, we will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. Section 404 of the Sarbanes-Oxley Act of 2002 (the Sarbanes-Oxley Act) requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and, beginning with our annual report for fiscal year 2014, provide a management report on the internal controls over financial reporting, which must be attested to by our independent registered public accounting firm to the extent we are no longer an “emerging growth company,” as defined by The Jumpstart Our Businesses Act of 2012 (the JOBS Act). If we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We are in the process of designing and implementing the internal controls over financial reporting required to comply with this obligation, which process will be time consuming, costly, and complicated. If we identify material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, and the             , our stock exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company, as defined by the JOBS Act. We will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance on the terms that we would like. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an emerging growth company. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our Class A common stock less attractive because we will rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of July 31, (ii) the end of the fiscal year in which we have total annual gross revenues of $1 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) five years from the date of this prospectus.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could adversely affect our profitability.

As of January 31, 2012, we had federal and state net operating loss carryforwards due to prior period losses, which if not utilized will begin to expire in 2025 and 2015 for federal and state purposes, respectively. We also have federal research tax credit carryforwards, which if not utilized will begin to expire in 2025. These net operating loss and research tax credit carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our profitability.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the Code), our ability to utilize net operating loss carryforwards or other tax attributes, such as research tax credits, in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. This offering or future issuances of our stock could cause an “ownership change.” It is possible that an ownership change, or any future ownership change, could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could adversely affect our profitability.

Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could increase the costs of our services and adversely impact our business.

The application of federal, state, local and international tax laws to services provided electronically is evolving. New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the Internet. These enactments could adversely affect our sales activity due to the inherent cost increase the taxes would represent and ultimately result in a negative impact on our operating results and cash flows.

In addition, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us (possibly with retroactive effect), which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties and interest for past amounts. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs, thereby adversely impacting our operating results and cash flows.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (FASB), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Common Stock

There has been no prior public market for our Class A common stock, the stock price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

There has been no public market for our Class A common stock prior to our initial public offering. The initial public offering price for our Class A common stock will be determined through negotiations between the underwriters and us and may vary from the market price of our Class A common stock following our initial public offering. If you purchase shares of our Class A common stock in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. An active or liquid market in our Class A common stock may not develop upon closing of our initial public offering or, if it does develop, it may not be sustainable. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets;

•	our operating performance and the performance of other similar companies;

•

changes in the estimates of our operating results that we provide to the public, our failure to meet these projections or changes in recommendations by securities analysts that elect to follow our Class A common stock;

•	announcements of technological innovations, new applications or enhancements to services, acquisitions, strategic alliances or significant agreements by us or by our competitors;

•	disruptions in our services due to computer hardware, software or network problems;

•	announcements of customer additions and customer cancellations or delays in customer purchases;

•	recruitment or departure of key personnel;

•	the economy as a whole, market conditions in our industry, and the industries of our customers;

•	trading activity by a limited number of stockholders who together beneficially own a majority of our outstanding common stock;

•	the expiration of market standoff or contractual lock-up agreements;

•	the size of our market float; and

•	any other factors discussed in this prospectus.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

Substantial blocks of our total outstanding shares may be sold into the market when “lock-up” or “market standoff” periods end. If there are substantial sales of shares of our common stock, the price of our Class A common stock could decline.

The price of our Class A common stock could decline if there are substantial sales of our common stock, particularly sales by our directors, executive officers, and significant stockholders, or if there is a large number of shares of our common stock available for sale. After this offering, we will have outstanding                 shares of our Class A common stock and                 shares of our Class B common stock, based on the number of shares outstanding as of April 30, 2012. All of the shares of Class A common stock sold in this offering will be available for sale in the public market. All of our outstanding shares of Class B common stock are currently restricted from resale as a result of market standoff and “lock-up” agreements, as more fully described in “Shares Eligible for Future Sale.” These shares will become available to be sold 181 days after the date of this prospectus, subject to extension in some circumstances. Shares held by directors, executive officers and other affiliates will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements.

After our initial public offering, certain of our stockholders will have rights, subject to some conditions, to require us to file registration statements covering their shares to include their shares in registration statements that we may file for ourselves or our stockholders. All of these shares are subject to market standoff or lock-up agreements restricting their sale until 181 days after the date of this prospectus. We also intend to register shares of common stock that we have issued and may issue under our employee equity incentive plans. Once we register these shares, they will be able to be sold freely in the public market upon issuance, subject to existing market standoff or lock-up agreements.

Morgan Stanley & Co. LLC and Goldman, Sachs & Co. may, in their discretion, permit our stockholders to sell shares prior to the expiration of the restrictive provisions contained in those lock-up agreements.

The market price of the shares of our Class A common stock could decline as a result of the sale of a substantial number of our shares of Class A common stock in the public market or the perception in the market that the holders of a large number of shares intend to sell their shares.

In making your investment decision, you should not rely on information in public media that is published by third parties. You should rely only on statements made in this prospectus in determining whether to purchase our shares.

You should carefully evaluate all of the information in this prospectus. We have in the past received, and may continue to receive, a high degree of media coverage, including coverage that is not directly attributable to statements made by our officers and employees. We cannot confirm the accuracy of such coverage. You should rely only on the information contained in this prospectus in determining whether to purchase our shares of Class A common stock.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. We will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could adversely affect our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value. These investments may not yield a favorable return to our investors.

Our co-founders and co-CEOs have control over key decision making as a result of their control of a majority of our voting stock.

Our co-founder and co-CEO David Duffield, together with his affiliates, will hold voting rights with respect to an aggregate of 75,529,791 shares of Class B common stock. Our co-founder and co-CEO Aneel Bhusri, together with his affiliates, will hold voting rights with respect to an aggregate of 27,375,578 shares of Class B common stock. Collectively, these shares will represent a substantial majority of the voting power of our outstanding capital stock following our initial public offering. As a result, they have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, they have the ability to control the management and affairs of our company as a result of their positions as our co-CEOs and their ability to control the election of our directors. In addition, Messrs. Duffield and Bhusri intend to enter into a voting agreement under which each will grant a voting proxy with respect to the Class B common stock beneficially owned by him effective upon his death or incapacity. Messrs. Duffield and Bhusri have each initially designated the other as their respective proxies. Accordingly, upon the death or incapacity of either Mr. Duffield or Mr. Bhusri, the other would individually continue to control a substantial majority of the voting power of our outstanding capital stock. As board members and officers, they owe a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of our stockholders. As stockholders, even as controlling stockholders, Mr. Duffield and Mr. Bhusri are entitled to vote their shares in their own interests, which may not always be in the interests of our stockholders generally. See “Principal Stockholders” and “Description of Capital Stock.”

The dual class structure of our common stock has the effect of concentrating voting control with our co-CEOs, and also with employees and directors and their affiliates; this will limit or preclude your ability to influence corporate matters.

Our Class B common stock has ten votes per share, and our Class A common stock, which is the stock we are offering in our initial public offering, has one vote per share. Stockholders who hold shares of Class B common stock, including our executive officers, employees, and directors and their affiliates, will together hold approximately         % of the voting power of our outstanding capital stock following our initial public offering. Because of the ten-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval until 20 years from the date of this prospectus or such earlier time as the shares of Class B common stock represent less than 9% of all outstanding shares of our Class A and Class B common stock, at any time if agreed by the holders of the majority of the Class B common stock or nine months following the death of both Mr. Duffield and Mr. Bhusri. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future.

Future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, subject to limited exceptions, such as certain transfers effected for estate planning purposes. The conversion of Class B common stock to Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. If, for example, our co-CEOs retain a significant portion of their holdings of Class B common stock for an extended period of time, they could, in the future, continue to control a majority of the combined voting power of our Class A common stock and Class B common stock. For a description of the dual class structure, see “Description of Capital Stock.”

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If few securities analysts commence coverage of us, or if industry analysts cease coverage of us, the trading price for our Class A common stock would be negatively affected. If one or more of the analysts who cover us downgrade our Class A common stock or publish inaccurate or unfavorable research about our business, our Class A common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our Class A common stock price and trading volume to decline.

If you purchase shares of our Class A common stock in our initial public offering, you will experience substantial and immediate dilution.

If you purchase shares of our Class A common stock in our initial public offering, you will experience substantial and immediate dilution in the pro forma net tangible book value per share of $                     per share as of April 30, 2012, based on an assumed initial public offering price of our Class A common stock of $                     per share, the midpoint of the price range on the cover page of this prospectus, because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the Class A common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of options to purchase common stock under our equity incentive plans, upon vesting of options to purchase common stock under our equity incentive plans, if we issue restricted stock to our employees under our equity incentive plans, or if we otherwise issue additional shares of our Class A common stock.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Delaware law and provisions in our restated certificate of incorporation and restated bylaws that will be in effect at the closing of our initial public offering could make a merger, tender offer, or proxy contest difficult, thereby depressing the trading price of our Class A common stock.

Following the closing of our initial public offering, our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our restated certificate of incorporation and restated bylaws that will be in effect at the closing of our initial public offering will contain provisions that may make the acquisition of our company more difficult, including the following:

•	any transaction that would result in a change in control of our company will require the approval of a majority of our outstanding Class B common stock voting as a separate class;

•

we have a dual class common stock structure, which provides our co-CEOs with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock;

•	our board of directors will be classified into three classes of directors with staggered three-year terms and directors will only be able to be removed from office for cause;

•	when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock:

•

certain amendments to our restated certificate of incorporation or restated bylaws will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock;

•	our stockholders will only be able to take action at a meeting of stockholders and not by written consent;

•	vacancies on our board of directors will be able to be filled only by our board of directors and not by stockholders;

•	only our chairman of the board, our chief executive officer, our president, or a majority of our board of directors will be authorized to call a special meeting of stockholders;

•	certain litigation against us can only be brought in Delaware;

•

we will have two classes of common stock until the date that is the first to occur of (i) 20 years after the date of this prospectus, (ii) such time as the shares of Class B common stock represent less than 9% of the outstanding Class A and Class B common stock, (iii) nine months following the death of both Mr. Duffield and Mr. Bhusri, or (iv) the date on which the holders of a majority of the shares of Class B common stock elect to convert all shares of Class A common stock and Class B common stock into a single class of common stock;

•	our restated certificate of incorporation will authorize undesignated preferred stock, the terms of which may be established, and shares of which may be issued, without stockholder approval; and

•	advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

For information regarding these and other provisions, see “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our general expectations and market position, market opportunity and market size is based on information from various sources, including independent industry publications by International Data Corporation (IDC) and Forrester Research, Inc. (Forrester). In presenting this information, we have also made assumptions based on such data and other similar sources, and on our knowledge of, and in our experience to date in, the markets for our applications. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Although neither we nor the underwriters have independently verified the accuracy or completeness of any third-party information, we believe the market position, market opportunity and market size information included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

Certain information in the text of the prospectus is contained in independent industry publications. This information is identified with a superscript number. The source of, and selected additional information contained in, these independent industry publications are provided below:

(1) IDC, Worldwide Semiannual Enterprise Resource Management (ERM) Applications Tracker, June 2012. According to IDC, the global market for enterprise resource management (ERM) software applications totaled $39 billion in 2011.

(2) IDC, Worldwide Enterprise Applications 2011–2015 Forecast: The New Normal Feels More Precarious, and It Is, July 2011. IDC projected that the global market for enterprise software applications, which includes ERM applications, was $103 billion in 2011.

(3) IDC, IDC’s Software Taxonomy, June 2012. IDC defines ERM as Enterprise Resource Management. The relevant functional application segments cited by IDC within ERM are Financial Accounting Applications, Human Capital Management, Procurement, Project and Portfolio Management, Financial Performance, Strategy Management and GRC Applications, Order Management, Payroll Accounting and Enterprise Asset Management.

The enterprise software applications market, as cited by IDC, is made up of the Enterprise Resource Management Applications, Operations and Manufacturing Applications, Customer Relationship Management Applications, Engineering Applications, and Supply Chain Management Applications markets.

(4) IDC, Worldwide Software as a Service 2011-2015 Forecast and 2010 Vendor Shares, August 2011.

(5) Forrester Research, Inc., The Forrester Wave™: Human Resource Management Systems, Q1 2012, January 2012.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the Class A common stock that we are offering will be approximately $             million, or approximately $             million if the underwriters exercise in full their right to purchase additional shares to cover over-allotments, assuming an initial public offering price of $             per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the net proceeds to us from our initial public offering by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions.

The primary purpose of this offering is to create a public market for our Class A common stock. We intend to use the net proceeds to us from our initial public offering for working capital and other general corporate purposes; however, we do not currently have any specific uses of the net proceeds planned. Additionally, we may choose to expand our current business through acquisitions of or investments in other complementary businesses, technologies, or other assets, using cash or shares of our Class A common stock. However, we currently have no agreements or commitments with respect to any such acquisitions or investments at this time.

Pending other uses, we intend to invest the proceeds in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from our initial public offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any further determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors considers relevant.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of April 30, 2012:

•	on an actual basis;

•

on a pro forma basis to give effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock into Class B common stock and (ii) the amendment and restatement of our certificate of incorporation in connection with our initial public offering; and

•

on a pro forma as adjusted basis to give effect to the issuance and sale by us of              shares of Class A common stock in our initial public offering, and the receipt of the net proceeds from our sale of these shares at an assumed initial public offering price of the Class A common stock of $             per share, the midpoint of the price range on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The unaudited pro forma and pro forma as adjusted information below is illustrative only, and cash, cash equivalents and marketable securities, total stockholders’ equity (deficit) and total capitalization following the completion of our initial public offering will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing. You should read this table in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of April 30, 2012
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share and per share data)
Cash, cash equivalents and marketable securities	$120,248	$120,248	$

Redeemable convertible preferred stock, $0.001 par value, 30,504,545 shares authorized, 30,389,694 shares issued and outstanding actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	$171,107	$—		$—
Stockholders’ equity (deficit):
Convertible preferred stock, $0.001 par value; 67,586,395 shares authorized, issued and outstanding actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	68	—		—
Preferred stock, $0.001 par value; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—		—
Common stock, $0.001 par value; 200,000,000 shares authorized, 36,988,665 issued and outstanding, actual; no shares authorized, issued and outstanding, pro forma and pro forma as adjusted	34	—
Class A common stock, $0.001 par value; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	—
Class B common stock, $0.001 par value; no shares authorized, issued and outstanding, actual; 200,000,000 shares authorized, 134,964,754 shares issued and outstanding pro forma and pro forma as adjusted	—	132
Additional paid-in capital	108,666	279,743
Accumulated other comprehensive income	21	21
Accumulated deficit	(302,378)	(302,378)

Total stockholders’ equity (deficit)	(193,589)	(22,482)

Total capitalization	$(22,482)	$(22,482)	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) each of cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. If the underwriters’ option to purchase additional shares to cover over-allotments is exercised in full, the pro forma as adjusted amount of each of cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization would increase by approximately $             million, after deducting estimated underwriting discounts and commissions, and we would have                  shares of our Class A common stock issued and outstanding, pro forma as adjusted.

The table above excludes the following shares:

•	28,053,035 shares of Class B common stock issuable upon the exercise of options outstanding as of April 30, 2012, with a weighted-average exercise price of approximately $1.58 per share;

•	3,586,550 shares of Class B common stock issuable upon exercise of options, granted between May 1, 2012 and June 15, 2012, with an exercise price of $7.05 per share;

•	1,150,000 shares of restricted Class B common stock granted between May 1, 2012 and June 15, 2012, all of which are subject to a lapsing forfeiture provision;

•	1,350,000 shares of Class B common stock issuable upon the exercise of warrants outstanding as of April 30, 2012, with a weighted average exercise price of $7.33 per share;

•	1,000,000 shares of Class B common stock that we intend to issue to the Workday Foundation; and

•

30,537,225 shares of our common stock which are reserved or we anticipate will be reserved for future issuance under our equity compensation plans, consisting of 25,000,000 shares of Class A common stock we anticipate will be reserved for issuance under our 2012 Equity Incentive Plan, which will become effective in connection with this offering and 5,537,225 shares of Class B common stock reserved for issuance under our 2005 Stock Plan as of April 30, 2012. In addition, in May 2012, we authorized an additional 15,000,000 shares of Class B common stock reserved for issuance under the 2005 Stock Plan. On the date of this prospectus, any remaining shares available for issuance under our 2005 Stock Plan will be added to the shares reserved under our 2012 Equity Incentive Plan and we will cease granting awards under the 2005 Stock Plan. We anticipate that our 2012 Equity Incentive Plan will also provide for automatic annual increases in the number of shares reserved thereunder, as more fully described in “Executive Compensation—Employee Benefit Plans.”

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after our initial public offering.

Our pro forma net tangible book value as of April 30, 2012 was $(31.0) million, or $(0.23) per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of April 30, 2012, after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into Class B common stock in connection with our initial public offering.

After giving effect to our sale in our initial public offering of                  shares of Class A common stock at an assumed initial public offering price of the Class A common stock of $                 per share, the midpoint of the price range on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of April 30, 2012 would have been approximately $             million, or $                 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $                 per share to our existing stockholders and an immediate dilution of $                 per share to investors purchasing shares in our initial public offering.

The following table illustrates this per share dilution.

Assumed initial offering price per share		$
Pro forma net tangible book value per share as of April 30, 2012	$(0.23)
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in our initial public offering

Pro forma as adjusted net tangible book value per share after our initial public offering

Dilution in pro forma net tangible book value per share to investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) our pro forma as adjusted net tangible book value per share after our initial public offering by $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions payable by us.

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share after giving effect to our initial public offering would be approximately $             per share, and the dilution in pro forma net tangible book value per share to investors in our initial public offering would be approximately $             per share.

The following table summarizes, as of April 30, 2012, the differences between the number of shares of our common stock purchased from us, after giving effect to the conversion of our convertible preferred stock into Class B common stock, the total cash consideration paid and the average price per share paid by our existing stockholders and by our new investors purchasing shares in our initial public offering at the assumed initial public offering price of the Class A common stock of $             per share, the midpoint of the price range on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration			Average Price Per Share
	Number	Percent	Amount		Percent
Existing stockholders	134,964,754			$277,649,073		$2.06
New investors

Total		100%	$		100%

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) total consideration paid by new investors by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions payable by us.

If the underwriters exercise their over-allotment option in full, our existing stockholders would own         % and our new investors would own         % of the total number of shares of our common stock outstanding after our initial public offering.

The above table and discussions are based on no shares of our Class A common stock and 134,964,754 shares of our Class B common stock (including preferred stock on an as converted basis) outstanding as of April 30, 2012, and exclude the following shares:

•	28,053,035 shares of Class B common stock issuable upon the exercise of options outstanding as of April 30, 2012, with a weighted-average exercise price of approximately $1.58 per share;

•	3,586,550 shares of Class B common stock issuable upon exercise of options, granted between May 1, 2012 and June 15, 2012, with an exercise price of $7.05 per share;

•	1,150,000 shares of restricted Class B common stock granted between May 1, 2012 and June 15, 2012, all of which are subject to a lapsing forfeiture provision;

•	1,350,000 shares of Class B common stock issuable upon the exercise of warrants outstanding as of April 30, 2012, with a weighted average exercise price of $7.33 per share;

•	1,000,000 shares of Class B common stock that we intend to issue to the Workday Foundation; and

•

30,537,225 shares of our common stock which are reserved or we anticipate will be reserved for future issuance under our equity compensation plans, consisting of 25,000,000 shares of Class A common stock we anticipate will be reserved for issuance under our 2012 Equity Incentive Plan, which will become effective in connection with this offering and 5,537,225 shares of Class B common stock reserved for issuance under our 2005 Stock Plan as of April 30, 2012. In addition, in May 2012, we authorized an additional 15,000,000 shares of Class B common stock reserved for issuance under the 2005 Stock Plan. On the date of this prospectus, any remaining shares available for issuance under our 2005 Stock Plan will be added to the shares reserved under our 2012 Equity Incentive Plan and we will cease granting awards under the 2005 Stock Plan. We anticipate that our 2012 Equity Incentive Plan will also provide for automatic annual increases in the number of shares reserved thereunder, as more fully described in “Executive Compensation—Employee Benefit Plans.”

To the extent that any outstanding options or warrants are exercised, new investors will experience further dilution.

SELECTED CONSOLIDATED FINANCIAL DATA

We changed the end of our fiscal year from December 31 to January 31, effective for our fiscal year ended January 31, 2012. The consolidated statements of operations data for each of the years ended December 31, 2009 and 2010, the one month period ended January 31, 2011, and the year ended January 31, 2012, and the consolidated balance sheets data as of December 31, 2010, and January 31, 2012 are derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2007 and 2008 and the consolidated balance sheets data as of December 31, 2007, 2008, and 2009 are derived from audited consolidated financial statements that are not included in this prospectus. We have derived the unaudited consolidated statements of operations data for the three months ended April 30, 2011 and April 30, 2012 and the unaudited consolidated balance sheet data as of April 30, 2012 from our unaudited financial statements that are included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair statement of those unaudited consolidated financial statements. Our historical results are not necessarily indicative of our results in any future period.

You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,				One Month Ended Jan. 31, 2011	Year Ended Jan. 31, 2012	Three Months Ended April 30,
	2007	2008	2009	2010			2011	2012
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Revenues	$455	$6,398	$25,245	$68,055	$7,282	$134,427	$24,693	$56,818 (1)
Costs and expenses(2):
Costs of revenues	4,721	11,309	20,505	39,864	3,904	65,368	12,476	25,090
Research and development	11,380	25,823	30,045	39,175	3,962	62,014	12,483	20,786
Sales and marketing	8,049	16,569	20,875	36,524	3,771	70,356	12,791	24,838
General and administrative	1,577	4,150	5,215	8,553	1,077	15,133	2,761	6,061

Total costs and expenses	25,727	57,851	76,640	124,116	12,714	212,871	40,511	76,775

Operating loss	(25,272)	(51,453)	(51,395)	(56,061)	(5,432)	(78,444)	(15,818)	(19,957)
Other income (expense), net	491	(2)	1,544	(57)	(8)	(1,018)	72	(35)

Loss before provision for income taxes	(24,781)	(51,455)	(49,851)	(56,118)	(5,440)	(79,462)	(15,746)	(19,992)
Provision for income taxes	—	32	91	97	10	167	35	63

Net loss	(24,781)	(51,487)	(49,942)	(56,215)	(5,450)	(79,629)	(15,781)	(20,055)
Accretion of redeemable convertible preferred stock	—	—	—	—	—	(342)	(7)	(201)

Net loss attributable to common stockholders	$(24,781)	$(51,487)	$(49,942)	$(56,215)	$(5,450)	$(79,971)	$(15,788)	$(20,256)

Net loss per share attributable to common stockholders, basic and diluted	$(1.47)	$(2.63)	$(2.28)	$(2.22)	$(0.20)	$(2.71)	$(0.56)	$(0.61)

Weighted-average shares used to compute net loss per share attributable to common stockholders(3)	16,834	19,552	21,922	25,367	27,642	29,478	28,173	33,011

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)(4)						$(0.65)		$(0.15)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders (unaudited)						122,140		130,987

(1)	Revenues for the three months ended April 30, 2012 includes $4.6 million in revenues related to the expiration of a delivery obligation for a 2009 customer arrangement.
(2)	Costs and expenses include share-based compensation expense as follows:

	Year Ended December 31,				One Month Ended Jan. 31, 2011	Year Ended Jan. 31, 2012	Three Months Ended April 30,
	2007	2008	2009	2010			2011	2012
	(in thousands)
Costs of revenues	$41	$92	$79	$173	$16	$628	$90	$215
Research and development	109	226	272	556	47	1,124	190	375
Sales and marketing	46	88	187	310	28	839	125	368
General and administrative	17	114	358	663	102	1,591	313	487

(3)

Net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period, less the weighted average unvested common stock subject to repurchase. The effect of outstanding stock options and warrants are anti-dilutive. See note 12 of the notes to our consolidated financial statements.

(4)

Pro forma net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average shares outstanding assuming the conversion of all of the preferred stock to common stock as of their issuance date. The effect of outstanding stock options and warrants are anti-dilutive. See note 12 of the notes to our consolidated financial statements.

	As of December 31,				As of January 31,	As of April 30,
	2007	2008	2009	2010	2012	2012
		(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$21,541	$2,327	$34,372	$30,887	$57,529	$29,541
Marketable securities	32	8,928	20,557	4,498	53,634	90,707
Working capital (deficit)	22,205	(988)	36,222	(4,065)	37,934	28,272
Property and equipment, net	2,478	5,631	8,821	12,896	25,861	25,163
Total assets	33,289	42,765	97,829	100,605	232,638	244,671
Total deferred revenue	7,506	29,318	53,633	97,404	188,097	213,064
Total liabilities	11,347	38,567	66,447	122,689	237,293	267,153
Redeemable convertible preferred stock	—	—	75,555	75,555	170,906	171,107
Total stockholders’ equity (deficit)	21,942	4,198	(44,173)	(97,639)	(175,561)	(193,589)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

Workday is a leading provider of enterprise cloud-based applications for human capital management (HCM), payroll, financial management, procurement and employee expense management. Our applications are designed for global enterprises to manage complex and dynamic operating environments. We provide our customers highly adaptable, accessible and reliable applications to manage critical business functions that enable them to optimize their financial and human capital resources.

We were founded in 2005 to deliver cloud-based applications to global enterprises. Our applications are designed around the way people work today—in an environment that is global, collaborative, fast-paced and mobile. Our cycle of frequent updates, which we currently provide three times per year, has facilitated rapid innovation and the introduction of new applications throughout our history. We began offering our Human Capital Management (HCM) application in 2006. Since then we have continued to invest in innovation and have consistently introduced new services to our customers, including our Financial Management application in 2007, our Procurement and Employee Expense Management applications in 2008, our Workday Payroll and mobile applications in 2009, our Talent Management application in 2010, and our native iPad application and Workday integration platform in 2011.

We offer Workday applications to our customers on an enterprise-wide subscription basis, typically with three to five year terms and with subscription fees based on the size of the customer’s workforce. We generally recognize revenues from subscription fees ratably over the term of the contract. We currently derive a substantial majority of our subscription revenues from subscriptions to our Workday HCM application. We market our applications to enterprise customers primarily through our direct sales force.

We have achieved significant growth in a relatively short period of time. Our diverse customer base includes large, global companies and our direct sales force targets organizations with more than 1,000 workers. We currently have more than 300 customers and we have authorized users worldwide. A substantial majority of our growth comes from entering into contracts with new customers. Our current financial focus is on growing our revenues and deferred revenue. While we are incurring losses today, we strive to invest in a disciplined manner across all of our functional areas to sustain continued near-term revenue growth and support our long-term initiatives. As of April 30, 2012, we had 1,266 employees.

We intend to continue investing for long-term growth. We have invested, and expect to continue to invest, heavily in our application development efforts to deliver additional compelling applications and to address customers’ evolving needs. In addition, we plan to continue to expand our sales and marketing organizations to sell our applications globally. We expect to continue to make significant upfront investments in our data center infrastructure and personnel to service our growth in customers. The level of these upfront infrastructure investments will vary based on the rate at which new customers are added and the scale of such deployments. These investments will increase our costs on an absolute basis in the near-term. Many of these investments will occur in advance of experiencing any direct benefit from them and will make it difficult to determine if we are allocating our resources efficiently. As a result of these investments, we do not expect to be profitable in the near future. Over time, as we grow our revenues and gain economies of scale, we expect our gross and operating margins will improve.

Since inception, we have invested heavily in our professional services organization to help ensure that customers successfully deploy and adopt our applications. More recently, we have expanded our professional services partner ecosystem to further support our customers. We believe our investment in professional services, including partners building their practices around Workday, will drive additional customer subscriptions and continued growth in revenues. In addition, over time we expect professional services revenues and the costs of professional services as a percentage of total revenues to decline as we increasingly rely on third parties to deploy our applications and as the number of our existing customers continues to grow.

To date, our investments in the development of our applications, direct sales force and infrastructure has resulted in significant revenue growth for our company. For the years ended December 31, 2009, December 31, 2010 and January 31, 2012, our revenues were $25.2 million, $68.1 million, and $134.4 million, respectively, representing year-over-year revenue growth of 170% and 98% for our two most recent fiscal years. We currently derive a substantial majority of our revenues from subscriptions to our Workday HCM application. The percentage of our revenues derived from professional services was 34% in the year ended January 31, 2012 and 35% in the quarter ended April 30, 2012. For the years ended December 31, 2009, December 31, 2010 and January 31, 2012, our net loss was $49.9 million, $56.2 million, and $79.6 million, respectively.

Fiscal Year End

We recently changed our fiscal year end from December 31 to January 31. For the year-over-year discussions below, the year ended January 31, 2012 is compared to the year ended December 31, 2010, and the year ended December 31, 2010 is compared to the year ended December 31, 2009.

Components of Results of Operations

Revenues

We offer subscriptions to our cloud-based applications, including HCM, Payroll, Financial Management, Procurement and Employee Expense Management. We primarily derive our revenues from subscription fees and professional services fees. Subscription revenues primarily consist of fees that give our customers access to our cloud-based applications, which include routine customer support at no additional cost. Professional service fees include deployment services, systems integration, data conversion, and training.

Subscription revenues accounted for approximately 66% of our revenues during the year ended January 31, 2012 and represented approximately 90% of our total deferred revenue as of January 31, 2012. Subscription revenues are driven primarily by the number of customers, the number of workers at each customer, the number of applications subscribed to by each customer, the price of our applications, and to a lesser extent, renewal rates. The mix of the applications to which a customer subscribes can affect our financial performance due to price differentials in our applications. Compared to our other offerings, our HCM application has been available for a longer period of time, is more established in the marketplace and has benefited from continued enhancements of the functionality over a longer period of time, all of which help us to improve our pricing for that application. However, new products or services offerings by competitors in the future could impact the mix and pricing of our offerings.

Subscription fees are recognized ratably as revenues over the contract term beginning on the date the application is made available to the customer, which is generally within two weeks of contract signing. Our subscription contracts are non-cancelable, and typically have a term of three to five years. We generally invoice our customers in advance, in annual installments. Amounts that have been invoiced are initially recorded as deferred revenue and are recognized ratably over the subscription period. Amounts that have not been invoiced are not reflected in our consolidated financial statements.

Our consulting and deployment engagements are typically billed on a time and materials basis, and revenues are typically recognized as the services are rendered. We offer a number of training options intended to support our customers in configuring, using and administering our services. Our typical professional services and training payment terms provide that our customers pay us within 30 days of invoice. As the Workday practices of our partner firms continue to develop, we expect them to increasingly contract directly with our subscription customers. As a result of this trend, and as our subscription revenues increase, we expect professional services revenues as a percentage of total revenues to decline over time.

Approximately 14% of our revenues for the year ended January 31, 2012 were derived from multiple-deliverable arrangements that were accounted for as a single unit of accounting, because some of our professional services offerings did not have standalone value when the related contracts were executed. In these situations, these revenues are recognized ratably over the term of the contracts. Additionally, in these situations, we defer the direct costs of the related professional services contract and the direct costs are amortized over the same period as the professional services revenues are recognized. As of January 31, 2012, 21% of our total deferred revenue balance represented multiple-deliverable arrangements accounted for as a single unit of accounting. For contracts executed during the three months ended April 30, 2012, there was standalone value for all deliverables.

Costs and Expenses

Costs of Revenues. Costs of subscription revenues primarily consist of employee-related expenses (including salaries, benefits and stock-based compensation) related to hosting our applications and providing support, the costs of data center capacity, and depreciation of owned and leased computer equipment and software.

Costs of professional services revenues consist primarily of employee-related expenses associated with these services, the cost of subcontractors and travel costs. We are intensely focused on our customers’ success and have invested in our professional services ecosystem in order to promote seamless deployments and robust customer adoption. The percentage of revenues derived from professional services was 34% in the year ended January 31, 2012. The cost of providing professional services is significantly higher as a percentage of the related revenues than for our subscriptions.

Research and Development. Research and development expenses consist primarily of employee-related expenses. We continue to focus our research and development efforts on adding new features and applications, increasing the functionality and enhancing the ease of use of our cloud-based applications.

Sales and Marketing. Sales and marketing expenses consist primarily of employee-related expenses, sales commissions, marketing programs and travel related expenses. Marketing programs consist of advertising, events, corporate communications, brand building and product marketing activities. Commissions earned by our sales force that can be associated specifically with a noncancelable subscription contract are deferred and amortized over the same period that revenues are recognized for the related noncancelable contract.

General and Administrative. General and administrative expenses consist of employee-related expenses for finance and accounting, legal, human resources and management information systems personnel, legal costs, professional fees and other corporate expenses.

Results of Operations

The following tables set forth selected consolidated statement of operations data and such data as a percentage of total revenues for each of the periods indicated:

	Year Ended			Three Months Ended
	December 31, 2009	December 31, 2010	January 31, 2012	April 30, 2011	April 30, 2012
	(in thousands)
Revenues:
Subscription services	$13,746	$36,594	$88,634	$16,076	$36,922
Professional services	11,499	31,461	45,793	8,617	19,896

Total revenues	25,245	68,055	134,427	24,693	56,818
Costs and expenses:
Costs of revenues:
Costs of subscription services	6,623	11,419	22,342	4,423	7,594
Costs of professional services	13,882	28,445	43,026	8,053	17,496

Total costs of revenues	20,505	39,864	65,368	12,476	25,090
Research and development	30,045	39,175	62,014	12,483	20,786
Sales and marketing	20,875	36,524	70,356	12,791	24,838
General and administrative	5,215	8,553	15,133	2,761	6,061

Total costs and expenses	76,640	124,116	212,871	40,511	76,775

Operating loss	(51,395)	(56,061)	(78,444)	(15,818)	(19,957)
Other income (expense), net	1,544	(57)	(1,018)	72	(35)

Loss before provision for income taxes	(49,851)	(56,118)	(79,462)	(15,746)	(19,992)
Provision for income taxes	91	97	167	35	63

Net loss	$(49,942)	$(56,215)	$(79,629)	$(15,781)	$(20,055)

	Year Ended			Three Months Ended
	December 31, 2009	December 31, 2010	January 31, 2012	April 30, 2011	April 30, 2012
Revenues:
Subscription services	54.5%	53.8%	65.9%	65.1%	65.0%
Professional services	45.5	46.2	34.1	34.9	35.0

Total revenues	100.0	100.0	100.0	100.0	100.0
Costs and expenses:
Costs of revenues:
Costs of subscription services	26.2	16.8	16.6	17.9	13.4
Costs of professional services	55.0	41.8	32.0	32.6	30.8

Total costs of revenues	81.2	58.6	48.6	50.5	44.2
Research and development	119.0	57.6	46.1	50.6	36.6
Sales and marketing	82.7	53.7	52.3	51.8	43.7
General and administrative	20.7	12.6	11.3	11.2	10.7

Total costs and expenses	303.6	182.4	158.4	164.1	135.1
Operating loss	(203.6)	(82.4)	(58.4)	(64.1)	(35.1)
Other income (expense), net	6.1	(0.1)	(0.8)	0.3	(0.1)

Loss before provision for income taxes	(197.5)	(82.5)	(59.1)	(63.8)	(35.2)
Provision for income taxes	0.4	0.1	0.1	0.1	0.1

Net loss	(197.8)%	(82.6)%	(59.2)%	(63.9)%	(35.3)%

Three Months Ended April 30, 2011 and April 30, 2012

Revenues

	Three Months Ended April 30,		2011 to 2012 % Change
	2011	2012
	(in thousands)
Subscription services	$16,076	$36,922	130%
Professional services	8,617	19,896	131

Total revenues	$24,693	$56,818	130

Total revenues were $56.8 million for the three months ended April 30, 2012, compared to $24.7 million during the prior year period, an increase of $32.1 million, or 130%. Subscription services revenues were $36.9 million, or 65% of total revenues, for the three months ended April 30, 2012, compared to $16.1 million, or 65% of total revenues, for the prior year period. The increase in subscription revenues was due primarily to the addition of new customers as compared to the prior year period, as the number of customers increased from 178 as of April 30, 2011 to 297 as of April 30, 2012. Professional services revenues were $19.9 million, or 35% of total revenues, for the three months ended April 30, 2012, compared to $8.6 million, or 35% of total revenues, for the prior year period. The increase in professional services revenues was due primarily to new and larger customers requesting deployment and integration services. In addition, we recognized $2.6 million in subscription revenues and $2.0 million in professional services revenues related to the expiration of a delivery obligation for a 2009 customer arrangement.

Costs and Expenses

Costs of Revenues

	Three Months Ended April 30,		2011 to 2012 % Change
	2011	2012
	(in thousands)
Subscription services	$4,423	$7,594	72%
Professional services	8,053	17,496	117

Total costs of revenues	$12,476	$25,090	101

Costs of revenues were $25.1 million for the three months ended April 30, 2012, compared to $12.5 million for the prior year period, an increase of $12.6 million or 101%. The $3.2 million increase in costs of subscription services was primarily due to an increase of $1.1 million in employee compensation costs related to higher headcount, an increase of $0.9 million in depreciation and amortization expenses, and an increase of $0.5 million in service delivery costs, primarily due to our efforts to increase data center capacity. We expect costs of subscription revenues to decline as a percentage of subscription revenues as we achieve economies of scale.

The costs of professional services were $17.5 million for the three months ended April 30, 2012 and $8.1 million for the three months ended April 30, 2011, a $9.4 million increase. This increase was primarily due to $4.2 million higher employee compensation costs due to higher headcount and $3.5 million in additional subcontractor fees. Due to the large increase in demand for our professional services, we have increased the usage of third party consultants to supplement our professional services staff. We believe that higher utilization of these third party resources, in addition to our own staff, resulted in significantly higher revenues and improved gross profit from professional services. We expect costs of professional services as a percentage of total revenues to decline and gross margins to increase as we increasingly rely on third parties to deploy our applications and as the number of our existing customers continues to grow.

Research and Development

	Three Months Ended April 30,		2011 to 2012 % Change
	2011	2012
	(in thousands)
Research and development	$12,483	$20,786	67%

Research and development expenses were $20.8 million, or 37% of total revenues, for the quarter ended April 30, 2012, compared to $12.5 million, or 51% of total revenues, for the prior year period, an increase of $8.3 million. The increase was primarily due to an increase of $6.4 million in employee compensation costs due to higher headcount. The decrease in the percentage of revenues spent on research and development during the current year quarter versus the prior year period is primarily a function of increased revenues rather than a curtailment of research and development spending. We expect that in the future, research and development expenses will increase in absolute dollars as we improve and extend our applications and develop new technologies.

Sales and Marketing

	Three Months Ended April 30,		2011 to 2012 % Change
	2011	2012
	(in thousands)
Sales and marketing	$12,791	$24,838	94%

Sales and marketing expenses were $24.8 million, or 44% of total revenues, for the three months ended April 30, 2012, compared to $12.8 million, or 52% of total revenues, for the prior year period, an increase of $12.0 million. The increase was primarily due to increases of $8.1 million in employee compensation costs due to higher headcount, and $1.3 million in advertising, marketing and event costs. We expect that sales and marketing expenses will increase in absolute dollars in the future as we continue to invest in sales and marketing by expanding our domestic and international selling and marketing activities, building brand awareness, attracting new customers and sponsoring additional marketing events.

General and Administrative

	Three Months Ended April 30,		2011 to 2012 % Change
	2011	2012
	(in thousands)
General and administrative	$2, 761	$6,061	120%

General and administrative expenses were $6.1 million, or 11% of total revenues, for the three months ended April 30, 2012, compared to $2.8 million, or 11% of total revenues, for the prior year period, an increase of $3.3 million. The increase was primarily due to increases of $1.3 million in professional and outside services and $1.3 million in employee compensation costs due to higher headcount. The growth in general and administrative expenses during the three months ended April 30, 2012 was to support the overall growth of the company. We expect that the general and administrative expenses will increase throughout the year ended January 31, 2013 to support the general growth of our company and as we develop and staff processes related to our transition to a public company. In addition, we expect that after we become a public company, general and administrative expenses will increase in absolute dollars as we invest in our infrastructure and we incur additional employee related costs, professional fees and insurance costs related to the growth of our business and international expansion.

Years Ended December 31, 2009, December 31, 2010 and January 31, 2012

Revenues

	Year Ended			2009 to 2010 % Change	2010 to 2012 % Change
	December 31, 2009	December 31, 2010	January 31, 2012
	(dollars in thousands)
Subscription services	$13,746	$36,594	$88,634	166%	142%
Professional services	11,499	31,461	45,793	174	46

Total revenues	$25,245	$68,055	$134,427	170	98

Year ended January 31, 2012 compared to Year ended December 31, 2010. Total revenues were $134.4 million for the year ended January 31, 2012, compared to $68.1 million for the year ended December 31, 2010, an increase of $66.3 million, or 98%. Subscription services revenues were $88.6 million, or 66% of total revenues, for the year ended January 31, 2012, compared to $36.6 million, or 54% of total revenues, for the year ended December 31, 2010. The increase in subscription revenues was due primarily to the addition of new and larger customers as compared to the prior year, as the number of customers increased from 160 as of December 31, 2010 to 259 as of January 31, 2012. Professional services revenues were $45.8 million, or 34% of total revenues, for the year ended January 31, 2012, compared to $31.5 million, or 46% of total revenues, for the year ended December 31, 2010. The increase in professional services revenues was due primarily to a larger customer base requesting deployment and integration services.

Year ended December 31, 2010 compared to Year ended December 31, 2009. Revenues were $68.1 million for the year ended December 31, 2010, compared to $25.2 million for the year ended December 31, 2009, an increase of $42.9 million, or 170%. Subscription and support revenues were $36.6 million, or 54% of total revenues, for the year ended December 31, 2010, compared to $13.7 million, or 54% of total revenues, for the year ended December 31, 2009. The increase in subscription revenues was due primarily to the addition of new and larger customers as compared to the prior year, as the number of customers increased from 114 as of December 31, 2009 to 160 as of December 31, 2010. Professional services revenues were $31.5 million, or 46% of revenues, for the year ended December 31, 2010, compared to $11.5 million, or 46% of revenues, for the year ended December 31, 2009. The increase in professional services revenues was due primarily to a larger customer base requesting deployment and integration services.

Costs and Expenses

Costs of Revenues

	Year Ended			2009 to 2010 % Change	2010 to 2012 % Change
	December 31, 2009	December 31, 2010	January 31, 2012
	(in thousands)
Subscription services	$6,623	$11,419	$22,342	72%	96%
Professional services	13,882	28,445	43,026	105	51

Total costs of revenues	$20,505	$39,864	$65,368	94	64

Year ended January 31, 2012 compared to Year ended December 31, 2010. Costs of revenues were $65.4 million for the year ended January 31, 2012, compared to $39.9 million for the year ended December 31, 2010, an increase of $25.5 million or 64%. The increase in costs of subscription services was primarily due to an increase of $4.7 million in employee compensation costs related to higher headcount, an increase of $2.5 million in depreciation and amortization expenses and an increase of $2.4 million in service delivery costs, primarily due to our efforts to increase data center capacity. The increase in the cost of professional services revenues for the year ended January 31, 2012 as compared to the year ended December 31, 2010 was primarily due to an $11.2 million increase in higher employee compensation-related costs due to higher headcount. Gross margin for professional services in the year ended January 31, 2012 was consistent with the level achieved for the year ended December 31, 2010.

Year ended December 31, 2010 compared to Year ended December 31, 2009. Costs of revenues were $39.9 million for the year ended December 31, 2010 compared to $20.5 million for the year ended December 31, 2009, an increase of $19.4 million. The increase in costs of subscription services was primarily due to an increase of $2.0 million in employee compensation costs related to higher headcount, an increase of $1.2 million in depreciation and amortization expenses and an increase of $0.9 million in service delivery costs, primarily due to our efforts to increase data center capacity. The increase in the cost of professional services revenues for the year ended December 31, 2010 as compared to the year ended December 31, 2009 was primarily due to recognizing $8.6 million in higher direct costs, including subcontractors, and a $4.4 million increase in employee compensation costs due to higher headcount. Gross margin for professional services in the year ended December 31, 2010 was consistent with the level achieved for the year ended December 31, 2009.

Research and Development

	Year Ended			2009 to 2010 % Change	2010 to 2012 % Change
	December 31, 2009	December 31, 2010	January 31, 2012
	(in thousands)
Research and development	$30,045	$39,175	$62,014	30%	58%

Year ended January 31, 2012 compared to Year ended December 31, 2010. Research and development expenses were $62.0 million, or 46% of total revenues, for the year ended January 31, 2012, compared to $39.2 million, or 58% of total revenues, for the year ended December 31, 2010, an increase of $22.8 million. The increase was primarily due to an increase of $18.0 million in employee compensation costs due to higher headcount and an increase of $1.4 million in contract labor expenses.

Year ended December 31, 2010 compared to Year ended December 31, 2009. Research and development expenses were $39.2 million, or 58% of total revenues, for the year ended December 31, 2010, compared to $30.0 million, or 119% of total revenues, for the year ended December 31, 2009, an increase of $9.1 million. The increase was primarily due to an increase of $7.6 million in employee compensation costs.

Sales and Marketing

	Year Ended			2009 to 2010 % Change	2010 to 2012 % Change
	December 31, 2009	December 31, 2010	January 31, 2012
	(in thousands)
Sales and marketing	$20,875	$36,524	$70,356	75%	93%

Year ended January 31, 2012 compared to Year ended December 31, 2010. Sales and marketing expenses were $70.4 million, or 52% of total revenues, for the year ended January 31, 2012, compared to $36.5 million, or 54% of total revenues, for the year ended December 31, 2010, an increase of $33.9 million. The increase was primarily due to increases of $24.7 million in employee compensation costs due to increased headcount, a $3.6 million increase in advertising, marketing and event costs, and a $2.5 million increase in travel-related costs.

Year ended December 31, 2010 compared to Year ended December 31, 2009. Sales and marketing expenses were $36.5 million, or 54% of total revenues, for the year ended December 31, 2010, compared to $20.9 million, or 83% of total revenues, for the year ended December 31, 2009, an increase of $15.6 million. The increase was primarily due to increases of $10.9 million in employee compensation costs due to higher headcount and $0.9 million in higher travel related costs.

General and Administrative

	Year Ended			2009 to 2010 % Change	2010 to 2012 % Change
	December 31, 2009	December 31, 2010	January 31, 2012
	(in thousands)
General and administrative	$5,215	$8,553	$15,133	64%	77%

Year ended January 31, 2012 compared to Year ended December 31, 2010. General and administrative expenses were $15.1 million, or 11% of total revenues, for the year ended January 31, 2012, compared to $8.6 million, or 13% of total revenues, for the year ended December 31, 2010, an increase of $6.6 million. The increase was primarily due to increases of $2.5 million in employee compensation costs due to higher headcount, $2.2 million in professional and outside service costs and $0.4 million in recruiting and relocation fees. The growth in general and administrative expenses during the year ended January 31, 2012 was to support the overall growth of our company.

Year ended December 31, 2010 compared to Year ended December 31, 2009. General and administrative expenses were $8.6 million, or 13% of total revenues, for the year ended December 31, 2010, compared to $5.2 million, or 21% of total revenues, for the year ended December 31, 2009, an increase of $3.4 million. The increase was primarily due to increases of $1.7 million in employee compensation costs due to higher headcount and a $1.3 million increase in professional and outside service costs. The growth in general and administrative expenses during the year ended December 31, 2010 was to support the overall growth of our company.

Quarterly Results of Operations

The following tables set forth selected unaudited quarterly consolidated statements of operations data for each of the five quarters in the period ended April 30, 2012. The information for each of these quarters has been prepared on the same basis as the audited annual consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which includes only normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with generally accepted accounting principles in the United States. This data should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	Three Months Ended
	Apr. 30, 2011	Jul. 31, 2011	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012
	(in thousands)
Consolidated Statements of Operations Data:
Revenues:
Subscription services	$16,076	$19,659	$23,868	$29,032	$36,922
Professional services	8,617	10,467	12,582	14,126	19,896

Total revenues	24,693	30,126	36,450	43,158	56,818
Costs and expenses:

	Three Months Ended
	Apr. 30, 2011	Jul. 31, 2011	Oct. 31, 2011	Jan. 31, 2012	Apr. 30, 2012
	(in thousands)
Costs of revenues:
Costs of subscription services	4,423	5,168	6,040	6,711	7,594
Costs of professional services	8,053	9,715	11,639	13,619	17,496

Total costs of revenues	12,476	14,883	17,679	20,330	25,090
Research and development	12,483	14,840	16,404	18,287	20,786
Sales and marketing	12,791	16,768	18,215	22,582	24,838
General and administrative	2,761	3,728	3,594	5,050	6,061

Total costs and expenses	40,511	50,219	55,892	66,249	76,775

Operating loss	(15,818)	(20,093)	(19,442)	(23,091)	(19,957)
Other income (expense), net	72	(403)	(243)	(444)	(35)

Loss before provision for income taxes	(15,746)	(20,496)	(19,685)	(23,535)	(19,992)
Provision for income taxes	35	35	46	51	63

Net loss	$(15,781)	$(20,531)	$(19,731)	$(23,586)	$(20,055)

Quarterly Revenues Trends

Our quarterly revenues increased sequentially for all periods presented due primarily to increases in the number of new customers. Our fourth quarter has historically been our strongest quarter for contracting activity as a result of large enterprise buying patterns. The quarter ended April 30, 2012 also benefited from the recognition of $2.6 million in subscription revenues and $2.0 million in professional services revenues related to the expiration of a delivery obligation for a 2009 customer arrangement. We do not expect to have a similar occurrence in the near term and thus believe our future quarterly revenues growth rates might be less than the rate achieved in the quarter ended April 30, 2012.

Quarterly Costs and Expenses Trends

Total costs and expenses increased sequentially for all periods presented, primarily due to the addition of personnel in connection with the expansion of our business. Sales and marketing expenses generally grew sequentially over the periods. General and administrative costs increased over the periods presented due to higher facilities costs, including expensed equipment and software, and, in recent quarters, higher professional service fees for preparing to be a public company.

Our quarterly operating results may fluctuate due to various factors affecting our performance. As noted above, we recognize revenues from subscription fees ratably over the term of the contract. Therefore, changes in our contracting activity in the near term may not be apparent as a change to our reported revenues until future periods. Most of our expenses are recorded as period costs and thus factors affecting our cost structure may be reflected in our financial results sooner than changes to our contracting activity.

Liquidity and Capital Resources

As of April 30, 2012, our principal sources of liquidity were cash, cash equivalents and marketable securities totaling $120.2 million, which were held for working capital purposes. Our cash, cash equivalents and marketable securities are comprised primarily of U.S. agency obligations, commercial paper, municipal securities, corporate securities, certificates of deposit and money market funds.

Since our inception, we financed our operations primarily through private sales of equity securities, customer prepayments, and more recently, capital lease obligations. We believe our existing cash, cash equivalents and marketable securities and cash provided by this offering will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months. Our future capital requirements will depend on many factors including our growth rate, subscription renewal activity, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced services offerings, and the continuing market acceptance of our services. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, and intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition would be adversely affected.

Operating Activities

For the three months ended April 30, 2012, cash flows provided by operating activities was $12.7 million. The positive cash flows resulted primarily from a $25.0 million increase in deferred revenue, partially offset by our net loss. We expect that we will experience a net usage of cash from operations for the quarter ended July 31, 2012.

For the three months ended April 30, 2011, cash flows used in operating activities was $7.0 million. The cash used primarily related to our net loss and a $3.7 million increase in accounts receivable, partially offset by a $10.0 million increase in deferred revenue.

For the year ended January 31, 2012, cash flows used in operating activities was $13.8 million. The cash used primarily related to our net loss and a $39.0 million increase in accounts receivable due to an increase in billing activity, partially offset by an $89.7 million increase in deferred revenue.

For the year ended December 31, 2010, cash flows used in operating activities was $15.3 million. The cash used primarily related to our net loss, a $14.5 million increase in accounts receivable and a $5.8 million increase in deferred costs, partially offset by a $44.0 million increase in deferred revenue.

For the year ended December 31, 2009, cash flows used in operating activities was $30.1 million. The cash used was primarily the result of our net loss and an $11.1 million increase in deferred costs, partially offset by a $24.3 million increase in deferred revenue.

Investing Activities

Cash (used in) or provided by investing activities for the three months ended April 30, 2012 and 2011, and for the years ended January 31, 2012, December 31, 2010 and December 31, 2009 was $(39.6) million, $(1.6) million, $(56.2) million, $12.2 million, and $(14.5) million, respectively, and was primarily the result of the timing of purchases and maturities of marketable securities and of capital expenditures of $2.2 million, $0.3 million, $5.0 million, $3.7 million, and $4.2 million, respectively. We expect capital expenditures, some of which will be financed through capital leases, will be approximately $35 million to $40 million for the year ended January 31, 2013.

Financing Activities

For the three months ended April 30, 2012, financing activities used $1.1 million due to $1.8 million in principal payments on our outstanding capital leases, partially offset by $0.7 million in proceeds from stock option exercises. For the three months ended April 30, 2011, financing activities provided $0.1 million in cash as a result of $0.9 million in proceeds from the exercises of stock options partially offset by $0.8 million principal payments on our outstanding capital leases.

For the year ended January 31, 2012, financing activities provided $97.0 million primarily as a result of $95.0 million net proceeds from issuance of the Series F redeemable convertible preferred stock and $6.3 million in proceeds from the exercise of stock options, partially offset by $4.3 million in principal payments on our capital lease obligations.

For the year ended December 31, 2010, financing activities used $0.3 million primarily as a result $1.0 million in principal payments on our capital lease obligations partially offset by $0.6 million in proceeds from the exercise of stock options.

For the year ended December 31, 2009, financing activities provided $76.7 million primarily as a result of $75.6 million net proceeds from issuance of the Series E redeemable convertible preferred stock and $1.1 million in proceeds from the exercise of stock options.

Backlog

We have generally signed multiple year subscription contracts for our applications. The timing of our invoices to the customer is a negotiated term and thus varies among our subscription contracts. For multiple-year agreements, it is common to invoice an initial amount at contract signing followed by subsequent annual invoices. At any point in the contract term, there can be amounts that we have not yet been contractually able to invoice. Until such time as these amounts are invoiced, they are not recorded in revenues, deferred revenue or elsewhere in our consolidated financial statements, and are considered by us to be backlog. The amount of subscription contract backlog was approximately $240 million as of January 31, 2012. In some cases, as part of negotiating customer contracts, we sought to have a significant amount of the total contract value paid at the time of contract execution to help fund our operations. Following this offering, we may reduce incentives for cash payments from customers for more than one year of subscription fees, which may increase the amount of backlog over time while reducing the amount of noncurrent deferred revenue. Multiple-year payments are recorded as deferred revenue until recognized as revenues ratably.

We expect that the amount of backlog relative to the total value of our contracts will change from year to year for several reasons, including the amount of cash collected early in the contract term, the specific timing and duration of large customer subscription agreements, varying invoicing cycles of subscription agreements, the specific timing of customer renewal, changes in customer financial circumstances and foreign currency fluctuations.

Backlog may also vary based on changes in the average non-cancellable term of our subscription agreements. In recent years, most of our non-cancellable contract terms have averaged four years. The change in backlog that results from changes in the average non-cancellable term of our subscription arrangements may not be an indicator of the likelihood of renewal or expected future revenues. Accordingly, we believe that fluctuations in backlog are not a reliable indicator of future revenues and we do not utilize backlog as a key management metric internally.

Commitments

As of January 31, 2012, we had a total of $4.0 million in letters of credit outstanding in favor of certain landlords for office space. These letters of credit were collateralized by trust assets of Mr. Duffield. To date, no amounts have been drawn against the letters of credit, which renew annually and mature at various dates through October 2012. We had $15.7 million in capital lease obligations as of January 31, 2012, of which $5.6 million were to a related party.

Our principal commitments primarily consist of obligations under leases for office space and co-location facilities for data center capacity and our development and test data center, and computer equipment and furniture and fixtures. As of January 31, 2012, the future non-cancelable minimum payments under these commitments were as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Capital lease obligations	$10,155	$3,561	$6,594	—	—
Capital lease obligations—related party	5,561	3,514	2,047	—	—
Operating lease obligations:
Facilities space	19,671	5,427	11,303	2,786	155
Contractual commitments	842	686	156	—	—

Total	$36,229	$13,188	$20,100	$2,786	$155

We anticipate leasing additional office space near our headquarters during the year ending January 31, 2013 to support our growth. In addition, our existing lease agreements provide us with the option to renew. Our future operating lease obligations would change if we entered into additional operating lease agreements as we expand our operations and if we exercised these options.

Purchase orders are not included in the table above. Our purchase orders represent authorizations to purchase rather than binding agreements. The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the transaction. Obligations under contracts that we can cancel without a significant penalty are not included in the table above.

Off-Balance Sheet Arrangements

Through January 31, 2012, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.

We believe that of our significant accounting policies, which are described in note 2 to our consolidated financial statements, the following accounting policies involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Revenue Recognition

We derive our revenues primarily from subscription fees and from professional services fees, including training. We sell subscriptions to our cloud-based applications through contracts that are generally between three and five years in length. Our arrangements do not contain general rights of return.

Our subscription contracts do not provide customers with the right to take possession of the software supporting the applications and, as a result, are accounted for as service contracts.

We commence revenue recognition for our cloud-based applications and professional services when all of the following criteria are met:

•	There is persuasive evidence of an arrangement;

•	The service has been or is being provided to the customer;

•	Collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.

Subscription and Support Revenues

Subscriptions and support revenues are recognized on a straight-line basis over the contractual term of the arrangement beginning on the date that our service is made available to the customer, provided revenue recognized does not exceed amounts that are invoiced and currently due. Amounts that have been invoiced and that are due are recorded in deferred revenue or revenues, depending on whether the revenue recognition criteria have been met.

Professional Services Revenues

Professional services revenues are generally recognized as the services are rendered for time and material contracts, or when any milestones are achieved and accepted by the customer for fixed price contracts. The majority of our professional services contracts are on a time and materials basis. Training revenues are recognized as the services are performed.

Multiple Deliverable Arrangements

For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, we account for each deliverable separately. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are generally combined with the final deliverable within the arrangement and treated as a single unit of accounting.

Subscription contracts have standalone value as we sell the subscriptions separately. In determining whether professional services can be accounted for separately from subscription services, we consider the availability of the professional services from other vendors and the nature of our professional services. As of January 31, 2012, not all of our professional services offerings had standalone value. In the three months ended April 30, 2012, we determined that we had established standalone value on all of our professional services offerings, and thus will account for them separately from subscription services on a prospective basis.

When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangement accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (TPE) of selling price is used to establish the selling price if it exists. VSOE and TPE do not currently exist for any of our deliverables. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, we allocate the arrangement fee to the separate units of accounting based on our best estimate of selling price. The amount of arrangement fee allocated is limited by contingent revenues, if any.

We determine our best estimate of selling price for our deliverables based on our overall pricing objectives, taking into consideration market conditions and entity-specific factors. We begin the evaluation of our best estimate of selling price by reviewing historical data related to sales of our deliverables, including comparing the percentages of our contract prices to our list prices. We also consider several other data points in our evaluation, including the size of our arrangements, the cloud applications sold, customer demographics and the numbers and types of users within our arrangements.

Deferred Costs

Deferred costs include commissions earned by our sales force that can be associated specifically with a noncancelable cloud-based application services contract and direct costs related to professional services contracts accounted for together with a related cloud-based application services contract as a single unit of accounting.

Sales commissions are deferred when earned and amortized over the same period that revenues are recognized for the related noncancelable cloud-based application services contract. The commission payments are paid in full after the customer has paid for its first year of service. Direct professional services costs are deferred up until the commencement of revenue recognition of the single unit and then recognized when the related professional services revenues are recognized.

Amortization of deferred commissions and deferred professional services costs are included in sales and marketing and costs of professional services, respectively, in the accompanying consolidated statements of operations.

During the year ended January 31, 2012, we deferred $10.1 million of commission expenditures and we amortized $3.2 million to sales and marketing expense. During the year ended December 31, 2010, we deferred $4.4 million of commission expenditures and we amortized $1.5 million to sales and marketing expense. Deferred commissions on our consolidated balance sheets totaled $14.4 million as of April 30, 2012, $13.6 million as of January 31, 2012, and $6.9 million as of December 31, 2010.

Share-Based Compensation

Compensation expense related to share-based transactions, including employee, consultant, and non-employee director stock option awards, is measured and recognized in the financial statements based on fair value. The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model. The share-based compensation expense, net of forfeitures, is recognized using a straight-line basis over the requisite service periods of the awards, which is generally five years.

Our option-pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. The assumptions used in our option-pricing model represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. If factors change and different assumptions are used, our share-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

•	Fair Value of Common Stock. Because our common stock is not publicly traded, we must estimate the fair value of common stock, as discussed in “Common Stock Valuations” below.

•

Risk-Free Interest Rate. We base the risk-free interest rate used in the Black-Scholes valuation model on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term of the options for each option group.

•

Expected Term. The expected term represents the period that our share-based awards are expected to be outstanding. We determined the expected term assumption based on the vesting terms, exercise terms and contractual terms of the options.

•

Volatility. We determine the price volatility factor based on the historical volatilities of our peer group as we do not have a sufficient trading history for our common stock. Industry peers consist of several public companies in the technology industry that are similar to us in size, stage of life cycle, and financial leverage. We did not rely on implied volatilities of traded options in our industry peers’ common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Dividend Yield. We have not paid and do not expect to pay dividends.

The following table summarizes the assumptions relating to our stock options as follows:

	Year Ended			Three Months Ended
	December 31, 2009	December 31, 2010	January 31, 2012	April 30, 2011	April 30, 2012
Volatility	64.0% – 64.6%	60.6% – 61.2%	58.1% – 59.1%	58.1% – 59.1%	55.3%
Expected life (in years)	5 – 6.4	5 – 6.4	5 – 6.4	5 – 6.4	5
Risk-free interest rate	1.9% – 3.0%	1.0% – 2.9%	0.9% – 2.7%	2.3% – 2.7%	0.8%
Dividend yield	0%	0%	0%	0%	0%
Weighted-average fair value per share	$0.36	$0.61	$1.78	$1.29	$2.32

In addition to assumptions used in the Black-Scholes option-pricing model, we must also estimate a forfeiture rate to calculate the share-based compensation for our option awards. Our forfeiture rate is based on an analysis of our actual forfeitures. We will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Quarterly changes in the estimated forfeiture rate can have a significant impact on our share-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to the share-based compensation expense recognized in the financial statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment is made that will result in an increase to the share-based compensation expense recognized in the financial statements.

We will continue to use judgment in evaluating the assumptions related to our share-based compensation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may have refinements to our estimates, which could materially impact our future share-based compensation expense.

Common Stock Valuations

We are required to estimate the fair value of the common stock underlying our share-based awards when performing the fair value calculations with the Black-Scholes option-pricing model. The fair values of the common stock underlying our share-based awards were determined by our board of directors, with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common stock. As described below, the exercise price of our share-based awards was determined by our board of directors based on the most recent contemporaneous third-party valuation as of the grant date. If awards were granted a short period of time preceding the date of a valuation report, we assessed the fair value used for financial reporting purposes after considering the fair value reflected in the subsequent valuation report and other facts and circumstances on the date of grant as discussed below. In such instances, the fair value that we used for financial reporting purposes generally exceeded the exercise price for those awards.

Given the absence of a public trading market of our common stock, and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common stock including:

•	contemporaneous valuations performed by unrelated third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	lack of marketability of our common stock;

•	our actual operating and financial performance;

•	current business conditions and projections;

•	hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new services;

•	our stage of development;

•	likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of our company given prevailing market conditions;

•	illiquidity of share-based awards involving securities in a private company;

•	the market performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions.

In valuing our common stock, our board of directors determined the equity value of our business generally using the income approach and the market comparable approach valuation methods. When applicable due to a recent preferred stock offering, the prior sale of company stock method was also utilized. The income approach estimates value based on the expectation of future cash flows that a company will generate—such as cash earnings, cost savings, tax deductions, and the proceeds from disposition. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. In addition, we also considered an appropriate discount adjustment to recognize the lack of marketability due to being a closely held entity.

The market comparable approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined which is applied to the subject company’s operating results to estimate the value of the subject company. The estimated value is then discounted by a non-marketability factor due to the fact that stockholders of private companies do not have access to trading markets similar to those enjoyed by stockholders of public companies which impacts liquidity.

The prior sale of company stock method estimates value by considering any prior arm’s length sales of the subject company’s equity. When considering prior sales of the company’s equity, the valuation considers the size of the equity sale, the relationship of the parties involved in the transaction, the timing of the equity sale, and the financial condition of the company at the time of the sale.

Once we determined an equity value, we utilized the option pricing method, or OPM, to allocate the equity value to each of our classes of stock. OPM values each equity class by creating a series of call options on our equity value, with exercise prices based on the liquidation preferences, participation rights, and strike prices of derivatives. This method is generally preferred when future outcomes are difficult to predict and dissolution or liquidation is not imminent.

We granted stock options with the following exercise prices between January 1, 2011 and the date of this prospectus:

Option Grant Date	Number of Shares Underlying Options	Exercise Price Per Share	Common Stock Fair Value Per Share
February 2011	4,256,650	$2.30	$2.30
June 2011	793,250	3.20	3.44
June 2011	1,941,855	3.20	3.53
July 2011	239,250	3.20	3.59
August 2011	477,450	3.70	3.70
November 2011	794,500	4.25	4.25
December 2011	1,095,000	4.25	4.78
January 2012	1,069,450	4.90	4.90
February 2012	2,800	4.90	4.90
May 2012	3,586,550	7.05	7.05

The aggregate intrinsic value of vested and unvested stock options as of April 30, 2012, based on an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the cover of this prospectus, was $             million and $             million, respectively.

The following discussion relates primarily to our determination of the fair value per share of our common stock for purposes of calculating share-based compensation costs since February 2011. No single event caused the valuation of our common stock to increase or decrease through May 2012. Instead, a combination of the factors described below in each period led to the changes in the fair value of our common stock. Notwithstanding the fair value reassessments described below, we believe we applied a reasonable valuation method to determine the stock option exercise prices on the respective stock option grant dates.

February 2011

Our revenues for the three months ended December 31, 2010 increased as compared to our revenues for the three month period ended September 30, 2010. Based on this growth and our assessment of future growth potential, we revised our financial forecasts for each of the three years ended December 31, 2013, and a valuation of the fair value of our common stock was performed in December 2010 using our updated forecast. The valuation also took into account that in the fourth quarter of 2010, the U.S. economy continued its recovery and economists believed that the year would end with growth in the gross domestic product, ending a two year decline. The results of the valuation indicated the fair value of our common stock to be $2.30 per share as of December 31, 2010. The valuation used an equal weighting of the market comparable method and the income approach. The discount rate applied to our cash flows was 42.5% and our enterprise value reflected a non-marketability discount of 11%. A marketability discount was applied to reflect the fact that private company common stock is not directly comparable to the value of publicly traded shares due to the fact that stockholders of private company common stock do not have access to the same type of trading markets that stockholders of publicly traded companies possess. Based on the factors noted above and the valuation, the board of directors determined that the fair value of our common stock was $2.30 per share on that date and, we granted option awards in February 2011 with an exercise price of $2.30 per share and similarly, for financial reporting purposes, determined the fair value of our common stock for option awards granted in February 2011 to be at $2.30 per share.

June 2011

Our revenues for the three months ended March 31, 2011 increased as compared to our revenues for the three month period ended December 31, 2010. A valuation of the fair value of our common stock was performed in March 2011 using our updated forecasts. In addition to our updated forecasts, the valuation considered that the U.S. economy continued to recover and improve in early 2011. The valuation used an equal weighting of the market comparable method and the income approach. The discount rate applied to our cash flows was 40% and our enterprise value reflected a non-marketability discount of 12%. The valuation determined the fair value of our common stock to be $3.20 per share as of March 31, 2011.

During the spring and early summer of 2011, we were anticipating raising capital through the issuance of preferred stock, however because there was a significant amount of volatility in the U.S. economy and financial markets we did not proceed with an equity financing. This economic uncertainty also affected our ability to project future revenues and therefore we delayed obtaining a third-party valuation for several months. We granted option awards on June 3, 2011, and on June 28, 2011 with an exercise price of $3.20 per share based on the March 31, 2011 valuation.

For financial reporting purposes, we applied a straight-line calculation using the valuations of $3.20 per share as of March 31, 2011 and $3.70 per share as of August 12, 2011, the date at which our next valuation was performed, to determine the fair value of our common stock for option awards granted on June 3, 2011 and on June 28, 2011. We determined that the straight-line calculation would provide the most reasonable conclusion for the value of our common stock at these interim dates between valuations because there was no single event that occurred during this interim period that resulted in the increase in fair value but rather a series of events related to the company’s continued growth. Based on the straight line calculation, we assessed the fair value of our common stock for option awards granted on June 3, 2011 and on June 28, 2011 to be $3.44 and $3.53, respectively.

July 2011

In July 2011, we granted option awards with an exercise price of $3.20 per share.

For financial reporting purposes, we applied a straight-line calculation using the valuations of $3.20 per share as of March 31, 2011 and $3.70 per share as of August 12, 2011 to determine the fair value of our common stock for option awards granted in July 2011. In July 2011, we were in the process of updating our financial forecasts and there was no single event identified during the interim period that resulted in the increase in fair value but rather a series of events related to our continued growth. Therefore, we determined that the straight-line calculation would provide the most reasonable conclusion for the value of our common stock at the July 2011 grant date.

August 2011

Despite the concerns about the U.S. economy noted above, our revenues grew 22% for the three months ended July 31, 2011 as compared to the three months ended April 30, 2011 to $30.1 million. Based on this growth and our assessment of future growth potential, we increased our forecasted revenues for each of the three years ended December 31, 2013. In light of this performance and the fact that we had a large number of new hire stock option grants, we performed a valuation to assist our board of directors in its determination of the fair value of our common stock as of August 12, 2011. The valuation reflected an equal weighting of the market comparable method and the income approach. The discount rate applied to our cash flows was 37.5% and our enterprise value reflected a non-marketability discount of 10%. Based on the factors noted above and the valuation, the board of directors determined that the fair value of our common stock was $3.70 per share on that date and we granted option awards in August 2011 with an exercise price of $3.70 per share and similarly, for financial reporting purposes, determined the fair value of our common stock for option awards granted in August 2011 to be $3.70 per share.

November 2011

In October 2011 we sold Series F preferred stock to a group of new investors. In view of this transaction, a valuation of our common stock was performed in October 2011 based on revised financial forecasts for each of the years ended December 31, 2013. The valuation used an equal one third weighting of the prior sale of company stock method, market comparable method and the income approach. The prior sale of company stock method valuation considered the terms and rights of the Series F redeemable convertible preferred shares we issued in October 2011 at an issuance price of $13.26 along with earlier issuances of our preferred stock. The discount rate applied to our cash flows was 37.5% and our enterprise value reflected a non-marketability discount of 10%. Based on the factors noted above and the valuation, the board of directors determined that the fair value of our common stock was $4.25 per share on that date and we granted option awards in November 2011 with an exercise price of $4.25 per share and similarly, for financial reporting purposes, determined the fair value of our common stock for option awards granted in those months to be $4.25 per share.

December 2011

In December 2011, we granted option awards with an exercise price of $4.25 per share.

For financial reporting purposes, we applied a straight-line calculation using the valuations of $4.25 per share as of October 31, 2011 and $4.90 per share as of December 31, 2011, the date at which our next valuation was performed, to determine the fair value of our common stock for option awards granted in December 2011. In December 2011 we were in the process of updating our financial forecasts and there was no single event identified during the interim period that resulted in the increase in fair value but rather a series of events related to our continued growth. Therefore, we determined that the straight-line calculation would provide the most reasonable conclusion for the value of our common stock at the December 2011 grant date.

January 2012

Revenues in the three months ended January 31, 2012 were $43.2 million, which was 18% higher than the revenues in the prior three months ended October 31, 2011 of $36.5 million. Based on this growth and our assessment of future growth potential, we increased our forecasted revenues for the next two years and a valuation was performed. The valuation used an equal one third weighting of the prior sale of company stock method, market comparable method and the income approach. The discount rate applied to our cash flows was 35% and our enterprise value reflected a non-marketability discount of 10%. The prior sale of company stock method valuation considered the terms and rights of the Series F redeemable convertible preferred shares we issued in October and December of 2011 at an issuance price of $13.26 along with earlier issuances of our preferred stock. Based on the factors noted above and the valuation, the board of directors determined that the fair value of our common stock was $4.90 per share on that date and we granted option awards in January 2012 with an exercise price of $4.90 per share and similarly, for financial reporting purposes, determined the fair value of our common stock for option awards granted in January 2012 to be $4.90 per share.

February 2012

In February 2012, we granted option awards with an exercise price of $4.90 per share.

At the time of the grant, we did not have any updated operating results or forecasts as compared to the information utilized in the December 31, 2011 valuation of $4.90 per share. Therefore, we granted option awards in February 2012 with an exercise price of $4.90 per share and similarly, for financial reporting purposes, determined the fair value of our common stock for option awards granted in February 2012 to be $4.90 per share.

May 2012

Revenues in the three months ended April 30, 2012 were $56.8 million, which was 31% higher than the revenues in the prior three months ended January 31, 2012 of $43.2 million. Based on this growth and our assessment of future growth potential, we increased our forecasted revenues for the current year and did not change our forecasted revenues for the next year. Using this and other information, a valuation was performed. The valuation used an equal weighting of the market comparable method and the income approach. The discount rate applied to our cash flows was 32.5% and our enterprise value reflected a non-marketability discount of 10%. Based on the factors noted above and the valuation, the board of directors determined that the fair value of our common stock was $7.05 per share on that date and we granted option awards in May 2012 with an exercise price of $7.05 per share and similarly, for financial reporting purposes, determined the fair value of our common stock for option awards granted in May 2012 to be $7.05 per share.

Quantitative and Qualitative Disclosures About Market Risk

Foreign currency exchange risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro and British Pound Sterling. Due to the relative size of our international operations to date, our foreign currency exposure has been fairly limited and thus we have not instituted a hedging program. We expect our international operations to continue to grow in the near term and we are continually monitoring the foreign currency exposure to determine when we should begin a hedging program. The substantial majority of our agreements have been and we expect will continue to be denominated in U.S. dollars.

Interest rate sensitivity

We had cash, cash equivalents and marketable securities totaling $120.2 million as of April 30, 2012. This amount was invested primarily in U.S. agency obligations, commercial paper, municipal securities, corporate securities, certificates of deposit and money market funds. The cash, cash equivalents and short-term marketable securities are held for working capital purposes. Our investments are made for capital preservation purposes. We do not enter into investments for trading or speculative purposes.

Our cash equivalents and our portfolio of marketable securities are subject to market risk due to changes in interest rates. Fixed rate securities may have their market value adversely affected due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may fall short of expectation due to changes in interest rates or we may suffer losses in principal if we are forced to sell securities that decline in market value due to changes in interest rates. However because we classify our debt securities as “available for sale,” no gains or losses are recognized due to changes in interest rates unless such securities are sold prior to maturity or declines in fair value are determined to be other-than-temporary. Our fixed-income portfolio is subject to interest rate risk.

We do not believe that an increase or decrease in interest rates of 100-basis points would have a material effect on our operating results or financial condition. Fluctuations in the value of our investment securities caused by a change in interest rates (gains or losses on the carrying value) are recorded in other comprehensive income, and are realized only if we sell the underlying securities.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-05, Comprehensive Income. The standard requires entities to have more detailed reporting of comprehensive income. The guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. The guidance should be applied retrospectively. We adopted this new guidance on February 1, 2012.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement. The standard requires entities to change certain measurements and disclosures about fair value measurements. The amendments are effective during interim and annual periods beginning after December 15, 2011. We adopted this new guidance on February 1, 2012.

BUSINESS

Overview

Workday is a leading provider of enterprise cloud-based applications for human capital management (HCM), payroll, financial management, procurement and employee expense management. Our applications are designed for global enterprises to manage complex and dynamic operating environments. We provide our customers highly adaptable, accessible and reliable applications to manage critical business functions that enable them to optimize their financial and human capital resources.

Organizations today operate in environments that are highly complex and that are changing at an increasing rate. Managers and employees must quickly synthesize vast amounts of information and react to rapid changes in global business and regulatory environments. To be successful, they need highly functional and flexible software that enables informed decision-making about the enterprise-wide allocation of their resources. Additionally, given the increasing prominence of consumer-oriented Internet applications, managers and employees expect to interact with enterprise systems in an open, intuitive and collaborative way, including real-time access through a wide range of mobile and computing devices. We believe that legacy, on-premise enterprise systems make these interactions difficult, as their user interfaces are not intuitive and were not originally designed for mobility. Furthermore, legacy applications are often expensive to implement, maintain and upgrade. In the last few years, new technologies and approaches to deliver software have emerged to address these issues.

In response to these changes, Workday is leading the way in helping organizations to better manage their core enterprise resources, specifically their financial and human capital resources. We enable organizations to embrace changes in their operating environments through our rapid innovation cycle of frequent updates, which generally contain new functionality, support for new regulatory requirements, performance requirements and enhancement of the user experience. Our latest update is Workday 16, which provided more than 100 new features, and we currently provide a new update three times per year. By delivering our software as a cloud-based service, our customers operate on our latest version without the burden of large upgrade costs, while having the flexibility to configure our applications to meet their own requirements.

Our customers can operate with a more complete picture of their organization because our applications and embedded analytics capture the content and context of everyday business events, facilitating fast and informed decision-making from wherever they are working. Our applications are designed for the way people work today, in collaboration with each other from a wide variety of devices, empowering workers to make business decisions using real-time data. By providing an intuitive user experience, we enable effective management of resources by all members of an organization, minimizing reliance on specialist information technology (IT), human resources (HR) or finance employees. These professionals are therefore freed to focus on other strategic activities.

We deliver our cloud-based applications using an innovative technology foundation that leverages the most recent advances in cloud computing and data management. Our use of a multi-tenant architecture, object-oriented technology framework, in-memory data management and a mobile-centric approach allows us to deliver applications that are highly functional, flexible and fast. Our customers benefit from moving beyond the limitations associated with traditional on-premise software to highly configurable applications delivered over the Internet. This shift in approach substantially reduces the need for our customers to buy and support a broad range of IT infrastructure, and significantly reduces the cost and complexity relative to implementations and upgrades of on-premise software.

We have achieved significant growth and global scale in a relatively short period of time. We currently have more than 300 customers and we have authorized users worldwide. Our customers include large, global companies such as Aviva International Holdings Ltd., AIG, Inc., Flextronics International, Four Seasons Hotels, Georgetown University, Kimberly-Clark Corporation and Lenovo. Our largest deployment to date is to an organization with a workforce of over 200,000 people.

Our company was founded in 2005, and today we have more than 1,300 employees. We recently changed our fiscal year end from December 31 to January 31. For our fiscal years ended December 31, 2009, December 31, 2010 and January 31, 2012, our revenues were $25.2 million, $68.1 million, and $134.4 million, respectively, representing year-over-year growth in revenues of 170% and 98% for our two most recent fiscal years. We incurred net losses of $49.9 million, $56.2 million and $79.6 million for the fiscal years ended December 31, 2009, December 31, 2010 and January 31, 2012, respectively.

Industry Background

The Market for Enterprise Resource Management Software is Large and Highly Strategic

According to International Data Corporation (IDC), the global market for enterprise resource management (ERM) software applications totaled $39 billion in 2011.3 ERM software provides critical system-of-record data to enterprises and includes applications for financial accounting, HCM, procurement, financial performance management, order management, payroll accounting

[3]	See (1) in “Industry and Market Data.”

and enterprise asset management. The size and importance of this market is driven by the fact that financial accounting and human capital management are central to the successful management of organizations, and HCM and financial management applications often constitute their most important software purchasing decisions. Further, enterprises have deployed software, such as sales, marketing, customer support and supply chain applications that integrate with, and leverage data captured by ERM solutions. In aggregate, IDC projected that the global market for enterprise software applications which was $103 billion in 2011.4

Changes in the Business Environment, User Expectations and Technology are Driving a Disruptive Re-Platforming of the Enterprise Applications Market

Organizations operate in an increasingly fast-paced, complex and global environment. Managers and employees are expected to quickly synthesize, analyze and act on large amounts of information to enable their organizations to compete effectively in the global marketplace. Providing the tools that enable fast and accurate decision-making through real-time and reliable business information is critical to the long-term success of most organizations. Additionally, the number of regulatory and compliance environments worldwide, and the frequency with which rules and regulations change, further complicate today’s competitive environment. As a result, enterprises now require sophisticated, flexible and intuitive applications that can quickly adapt to their evolving requirements.

With the widespread adoption and use of consumer-oriented Internet applications such as Facebook, LinkedIn and Amazon, and consumer-oriented mobile devices such as smartphones and tablets, today’s generation of workers expects their organizations to embrace more accessible, intuitive and collaborative business applications. Using a wide range of devices, users expect immediate and secure access to their enterprises’ critical business information. By providing synchronized data and embedded analytics through a variety of devices in real-time, enterprises can improve their workforce productivity by facilitating collaboration and decision-making closer to the operational problem being solved.

Fundamental advances in technology architectures are enabling a new and disruptive generation of software to be delivered to enterprises. Significant and rapid improvements in the performance, affordability and reliability of network bandwidth, computing power and data storage capabilities have supported the rise of cloud computing that enables the delivery of software-as-a-service (SaaS). Today, mission critical applications can be delivered reliably, securely and cost-effectively to customers over the Internet without the need to purchase supporting hardware and software. As a result of the compelling economics, functionality and flexibility provided by SaaS applications, the annual growth rate of the SaaS market is expected to be significantly greater than the broader software market. IDC estimates that the SaaS market will grow at a compound annual growth rate of 26%, from $17 billion in 2010 to $54 billion in 2015.5

Legacy Enterprise Applications Provide Limited Business Context, and can be Inflexible and Expensive to Implement and Maintain

Many of the ERM applications deployed today are based on business processes and software architectures that were originally designed in the 1980s and 1990s. More specifically, these legacy ERM applications were built primarily to automate and manage business processes focused on the basic requirements of HR, accounting and inventory management. These legacy applications were not designed to capture the full range of contextual data related to transactions and business events that now exists in most enterprises.

Enterprises have historically deployed separate business intelligence software for reporting and analytics to achieve business insights. Transferring data from applications to standalone business intelligence software is expensive and time-consuming, and causes data to become outdated and unsynchronized with the core system of record that captured the transactions. Because this software is separate from the applications that capture the underlying data, users must learn multiple systems with different user experiences. This decreases the ability of users to learn and use the tools that are intended to help them manage more effectively.

Legacy ERM applications are typically based on rigid relational databases with limited capacity to adapt to evolving business requirements. Upgrade cycles of three to five years are not uncommon, making it difficult for enterprises to respond quickly to changes in their competitive and regulatory environments, and often result in outdated versions of applications running across different departments or geographies within organizations. In addition, these legacy applications typically have user interfaces that pre-date the consumer Internet, involve lengthy upgrade processes, and require specialist knowledge and training to utilize the software’s full functionality.

The majority of legacy software has been deployed on-premise, requiring substantial investments in IT infrastructure in order to implement, upgrade and maintain this software. Enterprises often choose not to deploy software or delay upgrades to newer versions due to concerns relating to the substantial costs, lengthy implementation and customization cycles, potential business disruptions and lack of compelling business value.

[4]	See (2) in “Industry and Market Data.”
[5]	See (4) in “Industry and Market Data.”

We believe that historically, the average lifespan of a legacy ERM application has been approximately 10-15 years. The last major modernization cycle occurred more than a decade ago, before the “Year 2000” refresh of many enterprise applications. Over the next several years we anticipate the demand for new cloud-based ERM applications to increase substantially, particularly those that are highly functional, flexible, affordable and easy to use.

The Workday Solution

We offer cloud-based applications for HCM (including human resources, benefits and talent management), payroll, financial management, procurement and employee expense management. Our applications deliver the core functions required to effectively manage both the human capital and financial resources of an organization, where a reliable global system of record is critical. We have designed our applications for the way people work today, enabling workers to interact, collaborate and make business decisions using accurate data from a wide variety of devices, in real-time and on a global basis. Our innovative technology foundation enables our customers to embrace the rapid pace of change in their business, operate with a more complete picture of their business and provide a modern and intuitive user experience, while substantially reducing the cost of their IT operations. We also bring to our customers substantial domain expertise in the areas of global human resources, payroll and financial accounting that are reflected in our unified, global architecture.

The following graphic depicts our unified, global cloud-based solution and our adaptive technology foundation:

Substantial Business Benefits

Embracing Change. Our suite of cloud-based applications is designed for leading global enterprises seeking highly flexible software that allows them to embrace changes in their operating and regulatory environments. Our rapid innovation cycle and regular deployment of the latest capabilities to our customers ensures that users are always able to use the latest version of our software, which we currently update three times per year. This allows our customers to benefit from our global domain expertise in providing applications that facilitate HR, payroll and financial compliance. As a result, our applications provide our customers with flexible solutions that can free them from the lengthy and costly upgrades associated with legacy, on-premise ERM systems.

Our global, unified system of record allows individual customers to configure and adapt our applications to meet their specific requirements, without compromising our ability to upgrade them to the latest release. For example, our users can quickly and easily change the business processes that underlie their Workday applications, and can also increase the number of users in response to the organic growth of their business, acquisitions or different operating conditions.

Operating with the Complete Picture. Our applications provide our customers with significant visibility into their operations and enable real-time operational and financial insights. While, our applications provide requisite administrative and compliance capabilities, our applications are also designed to capture both the content and context of everyday business events without the technical complexity and rigidity associated with traditional relational databases. We integrate this rich source of business information with real-time analytics into the core functionality of our applications to enable better and faster decision-making. Our customers do not need to install separate, third-party analytics software to generate reports or gain insights. They are instead able to rely on our native analytics, increasing the speed and agility with which they can manage their operations.

Consumer Internet Experience. Our applications enable user experiences similar to those of leading consumer Internet sites. We design the user interface to follow business users’ actions and align our applications with the way users naturally think and act. Our focus on an intuitive and simple user experience enables the adoption of our applications by even novice users with minimal training. Our applications are designed for use by the entire workforce, including senior managers and non-HR and finance employees. This focus enables our customers to generate higher productivity and better business results through broad access to better, timely and more reliable information.

With the proliferation of smart mobile devices, many users now seek to access enterprise systems in a variety of different work environments, which we refer to as natural workspaces. Our applications are accessible through all connected mobile devices, as well as natively on iOS-based devices. User security policies applied to desktop access also apply to mobile access, enabling a high degree of security regardless of device.

Optimizing IT Resources. Our cloud-based model can result in significantly lower total costs when compared to legacy ERM software. With all of our customers operating on the same version of our software, our applications eliminate customized code and allow us to make regular updates with minimal disruption. Additionally, users only require an Internet connection to access our applications; we provide the underlying IT infrastructure. As a result, our customers do not need to buy, install and maintain the complex IT infrastructure required to operate on-premise systems. Even though we deliver new features on a frequent basis, our customers control their rate of adoption of new features through configuration, without the need for significant investments in IT resources. By replacing their legacy on-premise systems with our cloud-based applications, our customers can re-allocate IT resources to other strategic activities. This shift in the delivery model significantly reduces costs for our customers while allowing them to take advantage of the speed of innovation.

Innovative, Highly Adaptive Technology Foundation

In order to provide our customers with these substantial business benefits, our applications are purpose-built from the ground up on an innovative and highly adaptive foundation of modern technologies. We have built a unified suite of applications to enable our customers to manage their most critical human capital and financial resources. All of our customers are on the same version of our software. When we make an improvement to our applications to help a customer, all other customers can benefit from that change as well. We call this the Power of One. Although our applications are configurable to meet the individual business needs of an organization or even a department, every customer has the same basic foundation. Since all users share a common system, innovations can be proliferated quickly. Our most recent version is Workday 16, which provided more than 100 new features, and we currently provide updates three times per year. This update cycle places our customers on a different cost and innovation curve compared to legacy ERM systems.

Our foundational technologies include:

Multi-Tenant Architecture. Our multi-tenant architecture enables multiple customers to be on the same version of our applications while securely partitioning their respective application data. Because a single version of our applications is developed, supported and deployed across all customers (unlike off-site hosting models), as updates occur, all customers move to the updated version. Further, customers utilize our IT resources and operational infrastructure, significantly reducing the costs of implementation, upgrades and support. Because multi-tenancy ensures that all of our customers are on the same version, we can focus on ongoing innovation rather than maintaining multiple versions of our applications and a broad matrix of supporting infrastructure.

Object-Oriented Technology Framework. Our applications use objects to represent real-world entities such as employees, benefits, budgets, charts of accounts, and organizations. Our applications combine business logic and data in one place, compared to legacy systems which separate business logic from data that is mapped to a rigid and complex relational database structure. Using objects to model attributes and relationships increases our pace of innovation, creates sophisticated analytics that are a part of our core transactional systems of record, and makes the system more easily adaptable to change

In-Memory Data Management. Our use of in-memory processing brings data physically closer to the central processing units and into main memory, eliminating the need to run a disk-seek operation each time a data look-up is performed. This allows for rapid and efficient delivery of embedded business intelligence to facilitate actionable analytics and reporting. By contrast, relational databases are more difficult to decipher, complex to manage, inflexible in the face of business change and expensive to operate.

Consumer User Interface (UI). One of the founding principles of Workday was to deliver a consumer Internet-style user experience to our customers. We strive to build applications that are elegant and simple, taking cues from the best consumer mobile and web applications, in contrast to typical business applications. We made an early architectural decision to separate the application logic from the user interface. Our flexible and modern UI platform that allows us to quickly embrace new UI technologies without needing to rewrite the underlying application logic. Currently, we support all major browsers, run natively on Apple iOS with applications specifically designed for the iPad and iPhone, and support other mobile platforms such as Android, Windows Mobile and Symbian through our HTML5 client.

Configurable Processes. We offer a broad set of tools for configuring, managing, monitoring, and optimizing the business processes that organizations rely on to manage their business. These tools enable our customers to configure their applications while keeping them on the same version as all other customers. We include over 270 pre-defined business process definitions to help accelerate deployments and provide a starting point for additional configuration. In addition, we plan to develop the capability for customers to add new data fields and functions. As with our configurability tools, we intend to design these extensibility features in a manner that will not compromise our ability to keep all customers on the same version.

Web Services-based Integration Platform. Integration with other enterprise applications is a fundamental design criterion for our applications. By offering an enterprise-class integration platform and toolset at no additional cost, we relieve customers of many of the burdens associated with legacy systems integration and greatly reduce the risk of implementation failures or delays. In addition to open, standards-based web services application programming interfaces (web service APIs), we build, support and maintain a growing portfolio of pre-built, packaged integrations and connectors called Integration Cloud Connect.

Security and Audit. We endeavor to adhere to the highest security standards. We voluntarily obtain third party examinations relating to security and data privacy. From the physical security of our data center operations, to network and application level-security, to safeguarding our customers’ sensitive data, we believe we provide best-in-class infrastructure, policies and procedures. We deliver configurable, user-level access control policies as well as a comprehensive, always-on auditing service that captures and documents changes to both data elements and business processes.

Our Strategy for Growth

Our strategy for growth reflects our mission to build the next generation of business enterprise software delivered as a service. Key elements of our strategy include:

Expand our Customer Base. We believe that our application suite and enterprise cloud business model can provide significant value to tens of thousands of enterprises globally. We also believe that there is a substantial opportunity for us to continue to increase the size of our enterprise customer base across a broad range of industries, given the relatively high level of business process commonality for the applications we provide. Due to the age and inherent limitations of legacy software applications, as well as continuous changes in regulatory and compliance requirements, we expect there to be a wave of pending upgrade cycles of legacy HCM, payroll, financial management, procurement, and employee expense management applications over the next few years. In addition, we believe that we have an opportunity to expand in the small- to medium-sized business (SMB) market, primarily through adding resellers focused on this market. We will continue to invest aggressively in our direct and indirect sales and marketing capabilities to continue to acquire new customers.

Maintain our Innovation Leadership by Strengthening and Extending our Current Suite of Cost-Effective Applications. Our customers’ ability to deploy new applications and new application functionality rapidly and cost-effectively has been central to the results we have achieved to date. Through continued investment, we intend to extend the range of our applications in the future. In addition, by collaborating with our customers and implementation partners, we plan to strengthen our current applications to increase their functionality and capabilities and to maintain rapid and cost-effective deployments.

Expand Internationally. We believe that there is a significant opportunity for our cloud-based applications outside of the United States. Given our modern cloud-based architecture, our knowledge of global requirements, and the highly scalable nature of our applications, we believe our applications are particularly well suited to large, dynamic enterprises with complex, global operations. Given the cost-effectiveness of our applications, they are also well suited to organizations with operations in emerging markets that have not previously been able to justify significant investments in ERM software. We currently have a direct sales presence in seven countries outside the United States, despite having authorized users worldwide. We plan to expand our sales capability internationally by expanding our direct sales force and by collaborating with strategic partners around the world. We have recently opened sales offices in London and Hong Kong, and intend to focus our international efforts on Northern Europe and South Asia in the near term.

Deepen our Relationship with our Existing Customer Base. Our focus on customer success is an integral part of our core values. Very simply, we believe that our customers will increase their usage of existing applications and increase the number of applications they choose to buy if they are satisfied with our applications and services. Our commitment to maintaining high customer satisfaction is reflected in our investment in the Workday Community, our online community for users, and the fact that customer satisfaction is an element of our executive and employee compensation models. As we extend and strengthen the functionality of our applications, we will continue to invest in initiatives to increase the depth of application adoption and maintain our high levels of customer satisfaction. We believe there is also a significant opportunity for us to extend the breadth of applications deployed by our existing customers, particularly our Financial Management application, which has been selected by approximately 10% of our customers to date.

Further Develop our Partner Ecosystem. We have established a strong set of relationships with other organizations in our partner ecosystem to deliver best-in-class applications to our customers. These technology and services partners enable us to increase the speed of deployment and functionality of our cloud-based applications and offer a wider range of integrated services to our customers. We intend to support our partners in the growth of their Workday practices, as well as increase the number of partners who work with our customers. We have established long-term, global partnerships with systems integrators such as Deloitte Consulting Services and Accenture, and with technology vendors such as Salesforce.com and Cornerstone OnDemand. We will also continue to invest in and support the growth of Workday’s integration platform that allows third parties and customers to integrate their Workday applications, technology partner applications and their own custom applications.

Leverage our Unique Culture. We believe that building and maintaining a remarkable culture benefits our customers and employees, who together form the Workday Community. Engaged and loyal employees provide high levels of customer satisfaction, leading to greater adoption of our applications and recommendations to potential customers. We believe that culture is the foundation for the successful execution of our strategy and, as a result, is a critical requirement for our growth agenda. Since 2008, more than 95% of customers that responded to our surveys have given us favorable ratings. Moreover, we have been named the best large company at which to work in the Bay Area by two major news organizations in the past two years. We believe that these honors demonstrate the loyalty of our customers and employees and that our culture is driving the behaviors that will help fuel our future growth.

The Workday Application Suite

Workday is a leading provider of enterprise cloud-based applications for human capital management, payroll, financial management, and procurement and employee expense management, as described below.

Workday HCM

Workday Human Capital Management (Workday HCM) is a leading enterprise-ready, unified human resources (HR) and talent management application, designed to help organize, staff, compensate and develop a globally distributed workforce. Workday HCM provides insight and analytics into workforce capabilities, capacities, cost and performance. In its 2012 Forrester Wave™6 research report, Forrester Research, Inc., or Forrester, evaluated solutions from nine human resources management system (HRMS) vendors across 69 criteria grouped into three high-level categories of current offering, strategy and market presence. Workday received the highest scores of the group in both the current offering and strategy categories.7

Workday HR Management functionality includes:

•

Workday Lifecycle Management enables customers to strategically establish hiring, staffing, performance and compensation plans as well as manage their entire workforce (contingent/temporary and full-time) in one place.

•

Workday Organization Management enables customers to analyze and model organizational structures, assign employees to multiple organizational types, and restructure organizations and reporting relationships as business needs evolve.

•

Workday Compensation Management enables customers to design, manage and administer compensation programs to meet complex global rewards objectives and make better compensation decisions with contextual decision support.

•	Workday Absence Management enables customers to create and manage both accrued time off and leave-of-absence plans.

•

Workday Benefits Administration gives customers the tools to define, manage and adjust benefits plans, costs, benefit eligibility rules, elections through open enrollment and concurrent changes in life events to meet their unique business requirements.

•

Cloud Connect for Benefits provides a catalog of pre-built integrations that connect to third party benefits providers so that HR organizations can evaluate, select, and offer the most appropriate plans for their workforces.

Workday Talent Management functionality includes:

•	Workday Onboarding enables customers to welcome new and pre-hires, increase first day productivity and streamline administration process by eliminating paperwork to collect worker information.

•	Workday Goal Management enables customers to establish goals for teams and individuals, cascade company goals and assess and track goal completion and performance.

[6]	See (5) in “Industry and Market Data.”
[7]	See (5) in “Industry and Market Data.”

•

Workday Performance Management enables customers to gain insight into the performance, skills, and development needs of their workforce. Customers can also configure the performance process by role or talent pool, identify and develop top talent, assess and act on development needs, engage multiple reviewers in the review process and solicit and provide feedback.

•

Workday Succession Planning enables customers to anticipate and avoid gaps in the leadership pipeline, identify, compare and develop qualified successors across teams, organizations and borders, and monitor successor readiness and flight risk and the overall health of the succession pipeline.

•

Workday Career and Development Planning equips employees with engaging tools to build their talent profile and collaboratively create competency-based development plans with their managers. Managers can access tools to ensure that high-potential employees are meeting their development plans, initiate corrective actions and request feedback on employees.

Workday Project and Work Management, which is commonly integrated within Workday HCM, allows customers to plan work, staff work, track work, monitor costs and progress, and analyze work results. Utilizing the same core worker and talent profile data, users can model work areas such as application development, projects, campaigns and client service delivery, establish budgets, track progress using phases, tasks and milestones, and roll up multiple work areas under larger initiatives. Users can also search for talent based on specific criteria, view and compare worker experience and qualifications, and leverage worker profile data from Workday HCM to effectively staff projects. Workday’s application integrates with Microsoft Project, as well as other external project management tools.

Workday Payroll

Workday Payroll is a modern payroll application designed to address the full spectrum of enterprise payroll needs, and includes the control, accuracy and flexibility to support the unique needs of organizations. Workday Payroll allows customers to group employees, manage calculation rules and pay employees according to their organizational, policy and reporting needs. Workday Payroll is unified with Workday’s other applications using the same business process framework and core worker data including benefits, compensation, absences and other employee records. In this unified self-service application, employees can request time off, check online pay slips and make payment elections from the same system, using the same user interface.

Workday Payroll’s flexible and intuitive configuration capabilities permit users to define earning and deductions using compensation elements and benefit plan costs captured by Workday HCM, create identifying eligibility criteria, secure worker data, and group employees into pay groups based on organizational needs and configure accumulations, balance periods and balances. Workday Payroll also includes built-in analytics to run reports and audits on payroll data.

In addition to Workday Payroll, Workday provides Cloud Connect for Third Party Payroll to enable customers to integrate Workday HCM to an existing third party payroll provider more easily.

Workday Financial Management

Workday Financial Management is a comprehensive, unified application built on a single, global core with a full range of financial capabilities, relevant analytics and metrics, and fully auditable process management built to help manage financial processes for global organizations. Workday Financial Management was introduced in 2008 and is designed to meet the demands of the rapidly changing business and regulatory landscape.

Workday’s accounting tools provide the core accounting functions of general ledger, accounts payable, and accounts receivable, along with tools to help organizations address their global accounting and reporting needs. It also provides management reporting and analysis in real time without the use of complex and expensive bolt-on data warehouses and business intelligence systems.

In addition, Workday Financial Management provides embedded Governance, Risk, and Compliance (GRC) capabilities that include controls at the transaction level to ensure proper security and controls, separation of duties, transparent business processes, and comprehensive auditing throughout the system. The application also includes accounting and management tools such as Workday Cash Management to help streamline inbound and outbound payment and receipt processes, while giving businesses greater control and visibility into their cash flow.

Workday Revenue Management helps organizations manage the entire contract-to-cash process, with automated and configurable processes for contract management, billing processes, revenue recognition and the ability to integrate with external Customer Relationship Management systems (including Salesforce.com), enabling a cross-functional view of customers. Workday Business Assets combines the traditionally separate domains of fixed assets and inventory with the ability to track and account for high-value, low-cost items that businesses now rely on such as laptops, mobile phones and security badges.

Workday Procurement

Workday Procurement allows users to configure procurement business processes, effectively collaborate with suppliers, create, submit and approve purchase requisitions and gain real-time visibility into spending with multi-dimensional reporting and analytics. From the requisition process all the way through to payment, Workday Procurement supports and manages the information, policies and processes relating to the acquisition of goods, services and contingent labor for global organizations. In conjunction with Workday Employee Expense Management, Workday Procurement enables customers to gain unified workforce visibility including full-time and contingent workers, track costs by job profile, ensure alignment between the contingent workforce and strategic initiatives, and optimize tradeoffs between full-time and contingent workers globally.

Workday Employee Expense Management

Workday Employee Expense Management is a unified expense management system that automates configurable expense management business processes and leverages workers, roles, organizations and security policies from Workday HCM. With Workday Employee Expense Management, customers can ensure proper spend controls and gain real-time visibility into employee spend with multi-dimensional reporting and analytics.

Customers

We currently have more than 300 customers and we have authorized users worldwide. We provide applications to customers of varying sizes, with a focus on larger organizations. We define a customer as a separate and distinct buying entity, such as a company, an educational or government institution, or a distinct business unit of a large corporation, that has entered into a master subscription agreement with us to access our services, including customers that have not yet deployed our applications. While a single customer may have multiple organizations, operating segments or locations, we only include the customer once for this metric. We exclude from our customer count SMB customers who have contracted for our subscription services through our reseller partner.

Our current customer base spans numerous industry categories, including technology, financial services, business services, healthcare and life sciences, manufacturing and consumer and retail. No individual customer represented more than 5% of our revenues in the year ended January 31, 2012.

The following table shows a representative list of our largest customers by industry category:

Technology: Applied Materials, Inc. CAE, Inc. Lenovo Symantec Corporation VMware, Inc.	Financial Services: Aviva International Holdings Ltd. AIG, Inc. Direct Line Insurance Group plc Manulife Financial	Business Services: AAA Northern California, Nevada & Utah Bristow Group Inc. Kuoni Group Ramboll Group A/S Rentokil Initial 1927 plc.

Healthcare and Life Sciences: Cardinal Health, Inc. (OH) CareFusion Corporation DaVita, Inc. Kinetic Concepts, Inc. Watson Pharmaceuticals, Inc.	Manufacturing: Flextronics International* Huntsman Corporation Mohawk Industries, Inc. Tyco International Ltd. Valspar Corporation	Consumer and Retail: Chiquita Brands International, Inc. Four Seasons Hotels Kimberly-Clark Corporation Life Time Fitness, Inc. Shoppers Drug Mart, Inc.

In addition, we have recently expanded our sales and marketing efforts to engage with customers in the education and government category. We have signed contracts and deployed or are in the process of deploying our applications to the following customers in this category:

Education and Government:

Academy of Art University

Brown University

Cornell University

*	The Chief Executive Officer of Flextronics is a member of our board of directors. See “Management” and “Certain Relationships and Related Party Transactions.”

Georgetown University

New York University

State of Nebraska

University of Southern California

Customer Case Studies

The following are examples of how some of our customers have benefited from the deployment of our applications:

Chiquita Brands

Situation: As operations expanded for Chiquita, a leading global marketer, producer and distributor of perishable food products, their three existing HR systems could no longer support their diverse, global enterprise. Chiquita had developed modern, flexible organizational structures to compete in different regions and markets around the world, but its aging systems could not accurately reflect those structures or HR processes. Access to HR and business information had become so challenging that the IT team was regularly on call to run basic reports and the HR organization had to use paper-based processes to work around system limitations. The IT organization also had to dedicate significant resources just to keep the three systems up and running.

Solution and benefits: Chiquita selected Workday HCM, Payroll and Procurement and Employee Expense Management to support its worldwide growth and reduce the burden on its IT department. Chiquita has deployed HCM and Payroll for 23,000 workers and is currently in the process of deploying Procurement and Employee Expense Management. Chiquita reported the following benefits:

•	An estimated 30% savings over five years compared with a traditional on-premise HR system and savings of $1-2 million a year in recruiting fees

•	Ability to re-allocate capital and re-deploy IT resources to other strategic projects

•	Elimination of dozens of manual, paper-based processes, transforming the HR organization into a strategic partner to the business and supporting corporate sustainability goals

•	A better understanding of labor costs, helping support strategic decisions on where to cost-effectively locate production and workers, saving hundreds of thousands of dollars per decision

Flextronics International

Situation: Flextronics, one of the world’s largest contract manufacturers, needed to efficiently manage and allocate its resources appropriately to better meet the demands of its fast-moving technology customers. After a 10-year cycle of acquisitions, the company was left with 80 different HR systems dispersed around the world. These disparate systems became costly to maintain, fragmented from an operations perspective, and were not scalable to meet the company’s changing business needs. Most importantly, the company did not have consistency or visibility into how it managed its workforce and culture.

Solution and benefits: Flextronics deployed Workday Human Capital Management for 200,000 workers as a single, global system of record that replaced its 80 disparate systems, aligned its worldwide HR organization and the company now has a more cohesive, strategic way to manage its large global workforce. Flextronics described the following benefits:

•	30% reduction in total cost of ownership compared to an on-premise solution

•	Deployment of the system one year ahead of schedule and below budget

•	Ability to provide global reporting that used to take weeks or months, in minutes or hours to support more informed decision making

•	Workday data that the company can leverage to understand average labor rates and analyze cost structures, aiding critical decisions on global investment and workforce deployment across geographies

Netflix, Inc.

Situation: Netflix, the world’s leading Internet subscription service for movies and TV programs, needed to update their HR and financial management infrastructure to support their growing employee base and provide relevant data for executive decision-making. Due to its rapid growth, the company’s internally built systems and manual processes could no longer support the needs of a diversifying, public company.

Solution and benefits: Netflix selected Workday HCM, and then expanded the scope of services to include Employee Expense Management and ultimately Financial Management and Procurement based on usability, architecture, integration ability, and their belief in Workday as a partner. Workday is viewed as a solution to replace multiple on-premise applications rather than face complex and costly upgrades. Netflix described the following benefits:

•	A unified and intuitive system that employees love using

•	Financial processes that will be handled in a single system to increase efficiencies, provide better controls, and avoid the cost of additional staff that would have otherwise been required

•	Configurability of business processes to fit with the company’s culture rather than having to force users through rigid processes with limited business value

•	Access to enterprise-class integration capabilities

Customer Service

We have built a company culture centered around our customers’ success and satisfaction. We have developed several programs designed to provide customers with service options to enhance their experience with our applications. These services include support, training, consulting, Customer Success Management, and an online community.

Support

We offer support from our offices in Pleasanton, California and Dublin, Ireland to enable customers to maximize the return on their investment in Workday applications. We also provide 24x7 support around the world through our online case management system. The support team regularly reviews issues with our quality assurance organization and development teams in order to continuously improve our applications. Our support team also works closely with our updates team to create the best possible experience for customers as they move from one version of our applications to the next version. Customer support is included within a standard subscription.

Training

We provide several options for customers to increase their level of knowledge about our applications through our training organization, which offers classroom training, virtual classroom training and on-demand training. Classroom training offers customers the opportunity to visit one of our training facilities for one or more days of hands-on, instructor-led courses. Virtual classroom training is also delivered by an instructor, but students attend the training on-line from a remote location rather than being present at a Workday training facility. On-demand training offers customers the opportunity to learn about Workday via pre-recorded training segments which they can view at any time online. Most Workday training courses are fee-based and most customers choose to enroll in classes.

Consulting

We have developed a team of consultants to assist customers in the deployment of our applications. In order to provide additional options to our customers, we have a network of third party professional services organizations. We refer to this network as our professional services ecosystem. The ecosystem consists of our Workday consulting teams, boutique professional services firms, and large system integrators. Resources within this ecosystem are trained on our applications and are encouraged to follow our methodologies. Typical professional service engagements vary in length from a few weeks to several months depending on the size and scope of the engagement and are fee-based. As our subscriptions have grown, the proportion of professional services provided by third parties has increased. Many of our ecosystem partners offer services beyond Workday deployments such as the development of shared service centers or substantial organizational change management. Our professional services consulting teams routinely collaborate with our ecosystem partners.

Customer Success Management

We have created a Customer Success Management group to assist customers throughout the deployment and production lifecycle. The Customer Success Management organization provides programs available to all customers as part of their standard Workday subscription as well as other service offerings. We endeavor to maintain relationships with individuals throughout our customers’ organizations. In addition to executive advisory council meetings, we hold an annual conference, Workday Rising, bringing our customers, partners, and employees together to learn, collaborate, and celebrate our collective accomplishments. It is our largest educational event of the year, and features a variety of prominent keynote and customer speakers, panelists and presentations. Attendees also gain insight into our recent application releases and enhancements and participate in interactive sessions that give them the opportunity to express opinions on new features and functionality.

Workday Community

As a complement to our people-based services, we have created an online community available to all of our customers, simply called the Workday Community. The primary function of the Workday Community is to facilitate collaboration between all customers and the Workday application development teams. As a result of our multi-tenant cloud model, all customers are on the same version of Workday so these enterprises can choose to share information with each other to an extent not seen with legacy ERP applications. By actively supporting and soliciting input from the Workday Community, we have created a valuable feedback loop through which our application development teams gain insights about new features and functions that guide our future application development efforts. In addition, through our established user groups, our customers can gain deeper insight into our application roadmap. We also actively support the sharing of best practices and information across our community by providing collaboration and communication tools such as a shared library of development tools and templates, discussion forums and blogs written by our application and customer service experts. With all of the community’s resources and conversations focused on a single version of our software, any enhancements developed will benefit the entire community.

Employees and Culture

A focus on employees is one of our core values, and our strong and valued company culture has evolved from a mix of planned programs and grassroots efforts that foster a fun and satisfying workplace. Regular and candid communications are a vital element in building a cohesive employee community, so the company receives a weekly executive update e-mail. Our employees are also empowered to suggest and coordinate culture-building activities including our Development “Geekfests.” In addition, we have dedicated an Employee Programs team to organize company events.

Our culture promotes an environment where our employees trust one another, make business decisions with integrity and humility in mind, communicate openly and honestly, embrace teamwork and collaboration, strive for balance, and enjoy their days at work. In 2012, Workday was named the “#1 Top Workplace in the Bay Area” and the “#1 Best Place to Work in the Bay Area” for large companies in two different media surveys.

As of April 30, 2012, Workday employed 1,266 people. We also engage temporary employees and consultants. None of our employees is represented by a labor union. We have not experienced any work stoppages, and we consider our relations with our employees to be very good. Our future success will depend upon our ability to attract and retain qualified personnel. However, competition for qualified personnel remains intense, so we may not be successful in retaining our key employees or attracting skilled personnel.

Workday Foundation

In June 2012, we established the Workday Foundation as a non-profit organization and we plan to issue 1,000,000 shares of our Class B common stock to fund its future operations. Proposed programs of the Workday Foundation include grants, humanitarian relief, employee matching contributions, volunteerism, and social development projects. We believe that the Workday Foundation fosters employee morale, strengthens our community presence and provides increased brand visibility.

Sales and Marketing

We sell our software applications through our direct sales organization and an indirect sales partner. Our direct sales team is comprised of inside sales and field sales personnel who are organized by geography, account size, and application type.

We generate customer leads, accelerate sales opportunities and build brand awareness through our marketing programs and through our strategic relationships. Our marketing programs target finance and HR executives, technology professionals and senior business leaders. Our principal marketing programs include:

•	use of our website to provide application and company information, as well as learning opportunities for potential customers;

•	field marketing events for customers and prospects;

•	territory development representatives who respond to incoming leads to convert them into new sales opportunities;

•	participation in, and sponsorship of, user conferences, executive events, trade shows and industry events;

•	customer programs, including regional user group meetings and our online customer community;

•	integrated marketing campaigns, including direct email, online web advertising, blogs and webinars;

•	public relations, analyst relations and social media initiatives;

•	cooperative marketing efforts with partners, including joint press announcements, joint trade show activities, channel marketing campaigns and joint seminars;

•	our annual conference, Workday Rising; and

•	sponsorships and participation in marketing programs.

Strategic Relationships

As a core part of our strategy, we have developed an ecosystem of partners to both broaden and complement our application offerings and to provide a broad array of services that lie outside of Workday’s areas of focus. These relationships include software and technology partners, consulting and implementation services providers, and business process outsourcing (BPO) partners, and enable Workday to address a broader set of problems for our customers while maintaining focus on executing against our strategy.

Salesforce.com. We believe that human capital management, financial management, and customer relationship management (CRM), represent the three major, global platforms pervasive across large organizations. In August 2011, we announced a strategic partnership with Salesforce.com and we began to deliver packaged integrations between Workday’s HCM and Financial Management applications and Salesforce.com’s CRM, Force.com and Chatter offerings.

Software and Technology Partners. To extend and enhance our applications and to take advantage of innovations in complementary markets, we work with leading and emerging technology vendors. Our strategy is to work closely with leaders in their respective spaces and innovative companies driving new value for customers. These alliances enable us and the third parties to create integrations between applications and technologies, delivering a higher level of value to customers. Our software and technology partners include Zuora, Tidemark and Cornerstone OnDemand.

Consulting and Implementation Partners. In order to offer the full breadth of implementation services, change management, and strategic consulting services to our customers, we work with leading global and boutique consulting firms. Our strategy is to enable the majority of our projects to be initiated by partners with additional application support from us. We work closely with global leaders such as Deloitte, Accenture, PWC, Towers Watson and WiPro, as well as with boutique service providers that focus primarily on delivering implementation services for our applications, like Appirio, DayNine, Omnipoint, and Collaborative Solutions.

Outsourcing and Service Bureau Providers. We work closely with providers of human resources, payroll, benefits administration, and overall business process outsourcing to integrate their services with our technology. Partners include Accenture, Aon Hewitt, Ceridian, Northgate Arinso, OneSource VHR and Safeguard International. Onesource VHR also serves as our only application reseller.

Technology Infrastructure and Operations

As an enterprise cloud company, we provide hardware and middleware, installation and maintenance, and ensure uptime for our customers. We host our applications and serve all of our customers from data centers located in Ashburn, Virginia; Lithia Springs, Georgia; Portland, Oregon; Dublin, Ireland; and Amsterdam, the Netherlands. Our data centers are designed to host mission-critical computer systems with fully redundant subsystems and compartmentalized security zones. While we procure and operate all infrastructure equipment delivering our applications, the data centers that we use are operated by third parties. We maintain a formal and comprehensive security program designed to ensure the security and integrity of customer data, protect against security threats or data breaches, and prevent unauthorized access to the data of our customers. We strictly regulate and limit all access to on-demand servers and networks at our production and remote backup facilities.

We apply a wide variety of strategies to achieve better than 99% uptime, excluding scheduled maintenance. We achieved 99.97% uptime over the last 12 months. All servers are diskless and boot from network storage, so we can quickly configure a new server to take any role. Systems are continually monitored for any signs of problems, and preemptive action is taken when necessary. Encrypted backup files are transmitted over secure connections to a redundant server storage device in a secondary data center. Our data center facilities employ advanced measures to ensure physical integrity, including redundant power and cooling systems, and advanced fire and flood prevention.

Our technology is based on a multi-tenant operating model that applies common, consistent management practices for all customers using the service. We utilize the Workday Object Management Server™ (OMS) to enable multiple customer tenants to share one version of our system while isolating each customer’s application data. We built our OMS on an open-source technology stack, using service-oriented architecture (SOA) principles. The technologies include the Linux operating system, MySQL database, Java and Apache Tomcat for the application server. We utilize commercially available hardware for its data center servers.

All users are authenticated, authorized and validated before they can access our system. Users must have a valid user ID and associated password to log on to our business services. Our configurable security model allows different groups of users to have different levels of access to the system. Security groups and policies are delivered or can be created based on a company’s unique access requirements. For Web services, we use WS-Security, an industry standard that addresses security when data is exchanged as part of a Web service. We require Secure Socket Layer version 3 (SSL 3) or Transport Layer Security (TLS), the successor to SSL, between the user’s browser and our servers to protect data during transfer.

Our applications are able to encrypt every attribute value of customer data before it is stored in the database, and each customer has a distinct encryption key. Data encryption is accomplished with a Data Encryption Key (DEK), which is itself encrypted. Because our applications are built on an object model, there are only a handful of tables and only one security model to maintain. All of the supporting database artifacts (the physical file on disk, transaction logs and backups) have only encrypted values in them. We rely on the Advanced Encryption Standard (AES) algorithm with a key size of 256 bits. The U.S. National Security Agency has authorized the use of AES with at least 192 bits for U.S. Government top secret information. An ancillary benefit to our approach is that data backups are automatically encrypted as well.

Compliance and Certifications

We voluntarily obtain third party security examinations relating to security and data privacy. Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization, replaced SAS-70 Type II examinations as the authoritative standard for reporting on service organizations. Our SSAE examination is conducted every six months by an independent third party auditor, and addresses, among other areas, our physical and environmental safeguards for production data centers, data availability and integrity procedures, change management procedures and logical security procedures.

In September 2010, we obtained an examination based on ISO 27001 criteria, a security standard for Information Security Management Systems published by the International Organization for Standardization (ISO), covering our production, sandbox and implementation environments. This independent assessment of our conformity to the ISO 27001 standard includes assessing security risks, designing and implementing comprehensive security controls and adopting an information security management process to meet security needs on an ongoing basis. The certification is valid for three years, with surveillance audits taking place annually.

As a response to concerns about the adequacy of data privacy laws in the United States, the U.S. Department of Commerce, in consultation with the European Commission, developed a “Safe Harbor” framework. The European Commission has agreed to consider that a self-certifying company provides “adequate” data privacy protection, as required by the European Data Protection Directive. We self-certify to the Safe Harbor framework on an annual basis, making it easier for our customers based in Europe or with offices or employees in Europe to store their data with us.

Research and Development

Our ability to compete depends in large part on our continuous commitment to research and development and our ability to rapidly introduce new applications, technologies, features and functionality. Our research and development organization is responsible for the design, development, testing and certification of our applications. We focus our efforts on developing new applications and core technologies and further enhancing the usability, functionality, reliability, performance and flexibility of existing applications.

Research and development expenses were $30.0 million, $39.2 million, $62.0 million and $20.8 million for the years ended December 31, 2009, December 31, 2010, January 31, 2012 and the three months ended April 30, 2012, respectively.

Competition

The overall market for enterprise application software is rapidly evolving and highly competitive, and subject to changing technology, shifting customer needs and frequent introductions of new applications. We currently compete with large, well-established, enterprise application software vendors, such as Oracle Corporation and SAP AG. These two companies are expanding their traditional on-premise enterprise applications with cloud-based applications, either through acquisition or in-house development. Oracle Corporation and SAP AG are established enterprise software companies that have greater name recognition, larger customer bases, much longer operating histories and significantly greater financial, technical, sales, marketing and other resources than we have and are able to provide comprehensive business applications that are broader in scope than our current suite of applications. We also face competition from other enterprise software vendors and from vendors of specific applications, including Lawson, which was recently acquired by an affiliate of Infor, The Ultimate Software Group, Inc. and Automated Data Processing. Other cloud companies that provide services in different markets may develop solutions in our target markets, and some potential customers may elect to develop their own internal solutions. However, the domain expertise that is required for a successful solution in the areas of HCM, payroll and financial management may inhibit new entrants that are unable to invest the necessary capital to accurately reflect global requirements and regulations. We expect continued consolidation in our industry that could lead to significantly increased competition.

We believe the principal competitive factors in our market include the following:

•	level of customer satisfaction;

•	ease of deployment and use of applications;

•	breadth and depth of application functionality;

•	total cost of ownership;

•	brand awareness and reputation;

•	modern and adaptive technology platform;

•	capability for customization, configurability, integration, security, scalability and reliability of applications;

•	ability to innovate and respond to customer needs rapidly;

•	domain expertise on HR, payroll and financial regulations;

•	size of customer base and level of user adoption; and

•	ability to integrate with legacy enterprise infrastructures and third-party applications.

We believe that we compete favorably on the basis of these factors. Our ability to remain competitive will largely depend on our ongoing performance in the areas of application development and customer support.

Intellectual Property

We rely on a combination of trade secrets, patents, copyrights and trademarks, as well as contractual protections, to establish and protect our intellectual property rights. As of April 30, 2012, we had four patents and 22 patent applications. We also have a number of registered and unregistered trademarks. We require our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and control access to software, documentation and other proprietary information. Although we rely on intellectual property rights, including trade secrets, patents, copyrights and trademarks, as well as contractual protections to establish and protect our proprietary rights, we believe that factors such as the technological and creative skills of our personnel, creation of new modules, features and functionality, and frequent enhancements to our applications are more essential to establishing and maintaining our technology leadership position.

Despite our efforts to protect our proprietary technology and our intellectual property rights, unauthorized parties may attempt to copy or obtain and use our technology to develop applications with the same functionality as our application. Policing unauthorized use of our technology and intellectual property rights is difficult.

We expect that software and other applications in our industry may be subject to third-party infringement claims as the number of competitors grows and the functionality of applications in different industry segments overlaps. Any of these third parties might make a claim of infringement against us at any time.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained.

Facilities

Our corporate headquarters, which includes our operations and research and development facilities, is located in Pleasanton, California, and consists of approximately 180,000 square feet of space under a lease that expires in 2015. We have an option to extend the lease for five years.

We also lease offices in Atlanta, Georgia; Chicago, Illinois; Dallas, Texas; Minneapolis, Minnesota; New York, New York; Philadelphia, Pennsylvania; Portland, Oregon; San Francisco, California; London, England; and Dublin, Ireland. We expect to expand our facilities capacity, including at our corporate headquarters and in certain field locations during the year ended January 31, 2013. We may further expand our facilities capacity beyond January 31, 2013 as our employee base grows. We believe that we will be able to obtain additional space on commercially reasonable terms.

MANAGEMENT

Executive Officers, Other Executive Management and Directors

The following table provides information regarding our executive officers, other executive management and directors as of June 15, 2012:

Name	Age	Position(s)
Executive Officers
David A. Duffield	71	Co-founder, co-Chief Executive Officer and Director
Aneel Bhusri	46	Chairman, co-founder and co-Chief Executive Officer
Mark S. Peek	54	Chief Financial Officer
Michael A. Stankey	53	President and Chief Operating Officer
James P. Shaughnessy	57	Vice President and General Counsel

Other Executive Management
James J. Bozzini	45	Senior Vice President of Operations
Petros Dermetzis	50	Vice President of Development
Michael Frandsen	50	Vice President of Application Development
Debi Hirshlag	46	Vice President of Human Resources
Stan Swete	52	Vice President of Strategy and Chief Technology Officer

Non-Employee Directors
A. George Battle(1)	68	Director
Michael M. McNamara	55	Director
Scott D. Sandell(2)	47	Director
George J. Still, Jr.(2)	54	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.

Executive Officers

David A. Duffield co-founded Workday in 2005 and is our co-Chief Executive Officer and a Director. In addition, Mr. Duffield has served as our Chairman from 2005 to January 2012, as our President from 2006 to January 2007, as our Chief Executive Officer from 2005 to September 2009, and as our co-Chief Executive Officer from September 2009 to the present. Prior to Workday, Mr. Duffield founded PeopleSoft, Inc. (PeopleSoft), a global enterprise software company, and served as the Chairman from its inception in 1987 until 2004, as Chief Executive Officer from 1987 to 1999 and in 2004, and as President from 1987 to 1999. Prior to PeopleSoft, Mr. Duffield was a founder, Chief Executive Officer and Chairman of Integral Systems, Inc., co-founded Information Associates, and worked at International Business Machines Corporation. Mr. Duffield received a B.S. in Electrical Engineering and an M.B.A. from Cornell University. Mr. Duffield brings to our board of directors decades of experience founding and leading high growth technology companies focused on human resources and financial applications, and his experience and familiarity with our business as a co-founder and co-Chief Executive Officer.

Aneel Bhusri co-founded Workday in 2005 and is our co-Chief Executive Officer and Chairman. Mr. Bhusri has served as a Director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-Chief Executive Officer from September 2009 to the present, and as Chairman from January 2012 to the present. From 1993 to 2004, Mr. Bhusri held a number of senior management positions with PeopleSoft, including Senior Vice President, Product Strategy, Marketing and Business Development. From 1999 to 2004, Mr. Bhusri served as Vice Chairman of the board of directors at PeopleSoft. Mr. Bhusri has been a Partner at Greylock Partners, a Silicon Valley venture capital firm, since April 1999, and prior to that time, worked at Norwest Venture Partners and at Morgan Stanley. From 2002 to July 2009, Mr. Bhusri was a director of Data Domain, Inc., a storage solution and networking company where he held the position of Chairman from March 2007 to July 2009. He also serves as a director of various private companies. Mr. Bhusri received a B.S. in Electrical Engineering and a B.A. in Economics from Brown University and an M.B.A. from Stanford University. Mr. Bhusri brings to our board of directors extensive executive leadership and operational experience, including service as chairman of a public technology company and his experience and familiarity with our business as a co-founder and co-Chief Executive Officer.

Mark S. Peek has served as our Chief Financial Officer since June 2012, and served as a Director from December 2011 to June 2012. From January 2011 to May 2012, Mr. Peek served as the Chief Financial Officer and Co-President, Business Operations of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as Chief Financial Officer of VMware. From 2000 to 2007, Mr. Peek was Senior Vice President and Chief Accounting Officer at Amazon.com, Inc., an online retail company. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte & Touche LLP, the last 10 years as a partner. Mr. Peek is a director of Trimble Navigation Limited, an advanced positioning systems company. Mr. Peek received a B.S. in Accounting and Business Administration from Minnesota State University.

Michael A. Stankey has served as our President and Chief Operating Officer since September 2009. From October 2007 to September 2009, Mr. Stankey was a Partner with Greylock Partners. From December 2001 until its acquisition by Hewlett-Packard Company in April 2007, Mr. Stankey served as Chairman and Chief Executive Officer of PolyServe Inc., a storage virtualization software company. From 1993 to 2001, Mr. Stankey held a number of senior management positions with PeopleSoft, including Senior Vice President of North American Sales. Mr. Stankey received a B.B.A. in Accounting from the University of Wisconsin, Eau Claire.

James P. Shaughnessy has served as our Vice President and General Counsel since August 2011. From June 2007 to August 2011, Mr. Shaughnessy was Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft in 2004. Prior to 2007, Mr. Shaughnessy also served as Senior Vice President and General Counsel of Lenovo Group Ltd. and in senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy received a B.S. in Political Science from Northern Michigan University and a J.D. and a Masters of Public Policy from the University of Michigan.

Other Executive Management

James J. Bozzini has served as our Senior Vice President of Operations since January 2007. Between 1991 and 1999, Mr. Bozzini held a number of senior management positions at PeopleSoft, including Senior Vice President of Services Operations. Prior to joining Workday, Mr. Bozzini also worked for Evolve Software, Inc. and Andersen Consulting (now known as Accenture Ltd.). Mr. Bozzini received a B.S. in Business Administration from California State University, Chico.

Petros Dermetzis has served as our Vice President of Development since February 2005. From 1993 to 2005, Mr. Dermetzis held a number of key development and international sales operations positions at PeopleSoft, most recently as General Manager and Group Vice President of Tools & Technology. Mr. Dermetzis received a B.A. in Marketing Engineering from Huddersfield University and an M.S. in Information Management from Lancaster University.

Michael Frandsen has served as our Vice President of Application Development since January 2010. From January 2008 to December 2008, Mr. Frandsen served as Chief Executive Officer at Potenco, Inc. a developer of hand-held micro-generators. From November 2006 to July 2007, Mr. Frandsen served as Senior Vice President Product Management and Strategy at DemandTec, Inc., a SaaS marketing and merchandising optimization solutions company. Mr. Frandsen received a B.S. in Business from the University of Colorado at Boulder.

Debi Hirshlag has served as our Vice President of Human Resources since January 2012. From March 2008 to December 2011, Ms. Hirshlag was Vice President, Global Human Resources at Flextronics International Ltd. (Flextronics), an electronics manufacturing services provider. From July 2005 to March 2008, Ms. Hirshlag worked at Trimble Navigation Limited, a positioning product solutions company, as Vice President of Human Resources. Prior to joining Trimble, Ms. Hirshlag served as Vice President of Human Resources at Ariba Inc., as Vice President of Corporate Services at Latitude Communications, and held human resources positions at Seagate Technology, Inc., Pepsi-Cola and Amoco Corporation. Ms. Hirshlag received her B.S. in Industrial Management from Carnegie Mellon University and an M.A. in Labor and Industrial Relations from the University of Illinois.

Stan Swete has served as our Vice President of Strategy and Chief Technology Officer since February 2007. From April 2005 to February 2007, Mr. Swete served as our Vice President of Products and Technology. From 1992 to 2002 and in 2004, Mr. Swete held a number of key leadership roles at PeopleSoft, including head of the products and technology organization. He was also manager of tools development, general manager of financial applications, general manager of CRM, and was responsible for the initial release of PeopleSoft’s Internet architecture. Mr. Swete received a B.S. and M.S. in Industrial Engineering from Stanford University.

Directors

A. George (“Skip”) Battle has served as a Director since March 2007. From 2004 to 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From 2000 until 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle is a director of Expedia, Inc., Fair Isaac Corporation, LinkedIn Corporation, Netflix, Inc., OpenTable, Inc. and Sungevity, Inc. He is also a director at the Masters Select family of funds and as a director of Advent Software, Inc. until May 2011. Mr. Battle served as a director at PeopleSoft from 1995 to 2004. Mr. Battle received a B.A. in Economics from Dartmouth College and an M.B.A. from Stanford University. Mr. Battle brings to our board of directors a diversity of distinguished experiences and seasoned business acumen. His service on a number of public and private company boards provides an important perspective on corporate governance matters, including best practices established at other companies.

Michael M. McNamara has served as a Director since December 2011. Mr. McNamara is currently the Chief Executive Officer of Flextronics, a position he has held since January 2006. From 1994 until his appointment as Chief Executive Officer of Flextronics, Mr. McNamara served in a variety of other senior roles in Flextronics, including Chief Operating Officer, President, Americas Operations, and as Vice President, North American Operations. Mr. McNamara also has served as a director of Flextronics since October 2005. Mr. McNamara is a director of Delphi Automotive LLP, is on the Advisory Board of Tsinghua University School of Economics and Management, and served as a director of MEMC Electronic Materials, Inc. until May 2012. Mr. McNamara received a B.S. in Industrial Management from University of Cincinnati and an M.B.A. from Santa Clara University. Mr. McNamara brings to our board of directors extensive leadership and experience managing international operations. His service as Flextronics’ Chief Executive Officer provides a management perspective to business and strategic decisions of the board of directors.

Scott D. Sandell has served as a Director since 2009. Mr. Sandell is currently a General Partner at New Enterprise Associates, a global venture capital firm, a position he has held since 2000. Mr. Sandell started his career at the Boston Consulting Group, a business consulting firm, and later joined C-ATS Software, Inc., a company that developed software for financial risk management. Later, he worked as a product manager for Windows 95 at Microsoft Corporation, before joining New Enterprise Associates in 1996. Mr. Sandell is the lead director of Fusion-io, Inc. and Spreadtrum Communications, Inc., and is a director of various private companies. Mr. Sandell is on the Executive Committee of the Board of Directors of the National Venture Capital Association and is on the Board of Overseers of the Thayer School of Engineering at Dartmouth College. From 2001 to July 2009, Mr. Sandell served as a director of Data Domain, Inc. Mr. Sandell received an A.B. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University. Mr. Sandell brings to our board of directors years of experience as an advisor to a wide range of technology companies. Mr. Sandell’s experience with the growth and development of technology companies provides the board of directors with a unique perspective on our long-term strategy.

George J. Still, Jr. has served as a Director since 2009. Mr. Still is currently a Managing Partner at Norwest Venture Partners (NVP), a global venture capital firm, a position he has held since 1994. Mr. Still led the sole venture investment in PeopleSoft, where he served as a director from 1991 to 2001. Mr. Still is currently a director of Rackspace Hosting, Inc. and various private companies. Prior to NVP, Mr. Still worked for Ernst & Young, an accounting firm, and as a Partner with the Centennial Funds, a venture capital firm. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000, and on the Stanford Business School Venture Capital Trust from 1997 to 2001. In addition, he is a director of The First Tee of San Francisco, KnowledgeBeat and is a former member of the Board of Directors of the Lucile Packard Foundation for Children’s Health, where he is a current member of the Audit Committee. Mr. Still received a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from the Tuck School of Business at Dartmouth College, where he is a member of the Board of Advisors of Tuck’s Center for Private Equity and Entrepreneurship. Mr. Still brings to the board of directors financial and investing acumen through his many years of experience with NVP. His service as an advisor to technology companies provides a valuable resource for our board of directors.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers.

Board of Directors

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of six members. Our current certificate of incorporation and voting agreement among certain investors provide for a director to be designated by holders of our Series E preferred stock. Mr. Sandell is the designee of our Series E preferred stock.

The voting agreement and the provisions of our certificate of incorporation by which Mr. Sandell was elected will terminate in connection with our initial public offering and there will be no contractual obligations regarding the election of our directors. Each of our current directors will continue to serve until the election and qualification of his successor, or his earlier death, resignation or removal.

Classified Board of Directors

Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Our directors will be divided among the three classes as follows:

•	Class I directors, whose initial term will expire at the annual meeting of stockholders to be held in 2013, will consist of and ;

•	Class II directors, whose initial term will expire at the annual meeting of stockholders to be held in 2014, will consist of and ; and

•	Class III directors, whose initial term will expire at the annual meeting of stockholders to be held in 2015, will consist of and .

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation or removal.

Our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering provide that stockholders may fill vacant directorships. When the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacancies on our board of directors until the next annual meeting of stockholders. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. See “Description of Capital Stock—Anti-Takeover Provisions—Restated Certificate of Incorporation and Restated Bylaw Provisions.”

Director Independence

We intend to apply to list our common stock on the              . The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the closing of an initial public offering. Our board of directors has determined that Messrs. Battle, Sandell and Still are independent under the rules of the SEC and the              . Our board of directors has determined that Messrs. Duffield and Bhusri are not independent because they are our executive officers and that Mr. McNamara is not independent because he is the chief executive officer of Flextronics, one of our customers that made payments to Workday in amounts that exceeded the amounts specified in listing rules of the              . For additional description, see “Certain Relationships and Related Party Transactions—Relationship with Flextronics.” We intend to comply with the independence requirements under the transition rules of the              and to have a majority of independent directors within one year of the date of this prospectus. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that, other than Mr. McNamara, each of these directors is “independent” as that term is defined under the rules of the . Our board of directors also determined that Messrs. Battle,              and             , who comprise our audit committee, and Messrs. Still and Sandell who comprise our compensation committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of the             .

Board Committees

Our board of directors has established a compensation committee and an audit committee and prior to our initial public offering will establish a nominating and corporate governance committee. Each of these committees will have the composition and responsibilities described below as of the closing of our initial public offering. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Battle,              and             . Mr. Battle is the chairman of our audit committee, and our audit committee financial expert, as that term is defined under SEC rules, and possesses financial sophistication as defined in under the rules of the             . The designation does not impose on him any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	developing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal accounting controls and audit procedures;

•	reviewing related party transactions; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Our compensation committee is comprised of Messrs. Still and Sandell. Mr. Still is the chairman of our compensation committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1984, as amended (Code). Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving the terms of any compensatory agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	establishing and reviewing our overall compensation philosophy.

Compensation Committee Interlocks and Insider Participation

During the year ended January 31, 2012, we did not have a compensation committee and members of our board of directors served this function, other than with respect to compensation matters related to our co-CEOs, in which case all members of our board of directors other than our co-CEOs served this function.

None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended January 31, 2012.

In addition, in multiple closings between April 2009 and November 2009, we sold shares of Series E Preferred Stock to entities affiliated with George J. Still, Jr. and New Enterprise Associates, an entity affiliated with Scott Sandell. We have described the amounts of these sales and purchases in more detail under the section captioned “Certain Relationships and Related Party

Transactions—Series E Preferred Stock Financing.” In November 2011, we sold shares of Series F preferred stock to an entity affiliated with George J. Still, Jr. We have described the amounts of these sales and purchases in more detail under the section captioned “Certain Relationships and Related Party Transactions—Series F Preferred Stock Financing.”

In connection with the sales of our preferred stock, we entered into agreements that grant customary preferred stock rights to all of our major preferred stock investors. These rights include registration rights, rights of first refusal, co-sale rights with respect to certain stock transfers, information rights and other similar rights. All of these rights, other than the registration rights, will terminate upon the closing of this offering.

Code of Business Ethics and Conduct

In connection with our initial public offering, our board of directors will adopt a code of business ethics and conduct that will apply to all of our employees, officers, and directors. The full text of our code of business conduct will be posted on the Investor Relations section of our website. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, on our website or in public filings.

Director Compensation

We have no formal policy relating to the granting of equity awards to our directors; however, the non-employee members of our board of directors generally receive a stock option award upon commencement of their service as a director. The following table presents the total compensation for each person who served as a non-employee member of our board of directors in the year ended January 31, 2012. Other than as set forth in the table and described more fully below, in fiscal 2012 we did not pay any fees to, reimburse any expenses of, make any equity awards or non-equity awards to, or pay any other compensation to the independent members of our board of directors. Mr. Duffield and Mr. Bhusri, who are our co-founders and co-CEOs, receive no compensation for their service as directors.

Director Name	Grant Date	Option Awards ($)(1)
Mark S. Peek(2)	12/16/2011	$382,410
Michael M. McNamara	12/16/2011	382,410
George J. Still, Jr.	11/2/2011	192,888
A. George Battle	11/2/2011	300,048

(1)

Amount reported represents the grant date fair value of a stock option granted to an independent member of our board of directors during fiscal year 2012 under our 2005 Stock Plan, as computed in accordance with FASB ASC 718. The valuation assumptions used in calculating the grant date fair value of the stock options are set forth in note 9 to our consolidated financial statements included elsewhere in this prospectus. Options vest over a five-year period as follows: 20% of the Class B common stock underlying the options vest on the first anniversary of the date of grant and thereafter 5% of the Class B common stock underlying the options vest each quarter. Notwithstanding the vesting schedule, these stock options were immediately exercisable in full as of the date of grant, with the underlying option shares subject to a lapsing right of repurchase in favor of us at the exercise price. As of January 31, 2012, each director held stock options to purchase the following number of shares of Class B common stock: Mr. Peek, 150,000 shares; Mr. McNamara, 150,000 shares; Mr. Still, 90,000 shares; and Mr. Battle, 140,000 shares.

(2)	Mr. Peek resigned as a member of our board of directors effective upon his commencement of employment as our Chief Financial Officer on June 4, 2012.

In addition, as described in “Certain Relationships and Related Party Transactions,” Messrs. Battle, McNamara and Still purchased shares of our preferred stock.

We have not yet determined our director compensation arrangements to be in effect following the closing of this offering.

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

The following table provides information concerning all plan and non-plan compensation awarded to, earned by or paid to each of our co-chief executive officers and each of our two other most highly compensated executive officers during the fiscal year ended January 31, 2012, who we refer to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards(2)	All Other Compensation ($)(3)	Total ($)
David A. Duffield	2012	$33,280	$1,500	$—	$—	$34,780
Co-Chief Executive Officer
Aneel Bhusri	2012	33,280	1,500	—	—	34,780
Co-Chief Executive Officer
Michael A. Stankey	2012	275,000	126,500	812,093	—	1,213,593
President and Chief Operating Officer
James P. Shaughnessy	2012	92,361	101,500	464,942	100,000	758,803
Vice President and General Counsel

(1)

Includes discretionary bonuses earned pursuant to our company-wide bonus plan for the year ended December 31, 2011. Under the terms of the bonus plan, each full-time employee of our company was entitled to receive a cash bonus of $1,500 and one week’s additional vacation time if we achieved certain business objectives. In addition, pursuant to the terms of their respective offer letters, Mr. Stankey received a bonus of $125,000 for the achievement of mutually agreed-upon objectives and Mr. Shaughnessy received a one-time hiring bonus of $100,000.

(2)

The amounts reported reflect the grant date fair value of the stock options granted to the named executive officers during the fiscal year ended January 31, 2012 as computed in accordance with FASB ASC 718. The valuation assumptions used in calculating the grant date fair value of the stock options are set forth in note 9 to our consolidated financial statements included elsewhere in this prospectus.

(3)	Pursuant to the terms of his offer letter, Mr. Shaughnessy received a relocation allowance of $100,000.

2012 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each unexercised stock option held by our named executive officers as of January 31, 2012.

Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Exercise Price ($)	Option Expiration Date
David Duffield	—	—	—	—
Aneel Bhusri	11/4/2010	4,300,000	$1.30	11/3/2020
Michael A. Stankey	10/27/2009	1,859,346	0.65	10/26/2019
	2/18/2011	675,000	2.30	2/17/2021
James P. Shaughnessy	8/30/2011	240,000	3.70	8/29/2021
	12/16/2011	10,000	4.25	12/15/2021

(1)

Options vest over a five-year period as follows: 20% of the Class B common stock underlying the options vest on the first anniversary of the date of grant and thereafter 5% of the Class B common stock underlying the options vest each quarter. Notwithstanding the vesting schedule, these stock options were immediately exercisable in full as of the date of grant, with the underlying option shares subject to a lapsing right of repurchase in favor of us at the exercise price.

Offer Letters and Arrangements

Messrs. Duffield, Bhusri, Stankey and Shaughnessy are our named executive officers. We have entered into offer letters with all of the named executive officers, except for Messrs. Duffield and Bhusri. We have also entered into an offer letter with Mark Peek, our Chief Financial Officer. These agreements provide for at-will employment and generally include the named executive officer’s initial base salary, an indication of eligibility for an annual cash incentive award opportunity, and equity awards. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. Any potential payments and benefits due upon a termination of employment or a change in control of us are further described below in “—Potential Payments upon Termination or Change in Control.”

Michael A. Stankey

We entered into an offer letter agreement with Mr. Stankey, our President and Chief Operating Officer, on September 4, 2009. Pursuant to the offer letter, Mr. Stankey’s initial base salary was established at $33,280 per year, with an increase to $275,000 per year commencing January 1, 2010. In addition, Mr. Stankey was eligible to receive an annual bonus of up to $125,000, pro-rated, based on the achievement of mutually agreed-upon objectives. On October 27, 2009, in accordance with the terms of his offer letter, Mr. Stankey was granted a stock option to purchase 2,700,000 shares of our common stock at an exercise price of $0.65 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option vests according to the 2005 Stock Plan and the related stock option agreement. On February 18, 2011, also in accordance with the terms of his offer letter and based on his performance, Mr. Stankey was granted an additional stock option to purchase 675,000 shares of our common stock at an exercise price of $2.30, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option vests according to the 2005 Stock Plan and related stock option agreement. Mr. Stankey’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Stankey will be entitled to participate in our change in control plan that we have adopted. Under this plan, if Mr. Stankey’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

James P. Shaughnessy

We entered into an offer letter agreement with Mr. Shaughnessy, our Vice President and General Counsel, on July 7, 2011. Pursuant to the offer letter, Mr. Shaughnessy’s initial base salary was established at $200,000 per year. In addition, Mr. Shaughnessy was eligible to receive a bonus targeted at 25% of his annual base salary based on the achievement of mutually agreed-upon objectives, with a guaranteed payment at target on the one-year anniversary of his employment. In addition, Mr. Shaughnessy received a one-time hiring bonus of $100,000 and was also granted a one-time relocation allowance of $100,000, both of which are subject to repayment if Mr. Shaughnessy resigns within two years and one year, respectively, of commencing employment. On August 30, 2011, in accordance with the terms of his offer letter, Mr. Shaughnessy was granted a stock option to purchase 240,000 shares of our common stock at an exercise price of $3.70 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors. This option vests according to the 2005 Stock Plan and his related stock option agreement. Mr. Shaughnessy’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Shaughnessy will be entitled to participate in our change in control plan that we have adopted. Under this plan, if Mr. Shaughnessy’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Mark S. Peek

We entered into an offer letter agreement with Mr. Peek, our Chief Financial Officer, in April 2012, which was amended in May 2012. Pursuant to the offer letter, Mr. Peek’s initial base salary was established at $250,000 per year. In addition, he received a hiring bonus of $50,000 and is entitled an annual target bonus of $100,000 based upon performance against agreed-upon goals. On May 22, 2012, in accordance with the terms of his offer letter, Mr. Peek was granted a stock option to purchase 500,000 shares of our common stock at an exercise price of $7.05 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our board of directors and 150,000 shares of restricted stock. This option and restricted stock vests as to 20% of the shares after 12 months of continuous service, with balance vesting in equal quarterly installments over the next 16 quarters. Mr. Peek’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Peek will be entitled to participate in our change in control plan that we have adopted. Under this plan, if Mr. Peek’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Potential Payments upon Termination or Change in Control

In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees. Under the policy, if any executive officer is terminated for any reason other than cause, death or disability within 12 months after a change in control or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive severance benefits. Upon the occurrence of such an event, we have agreed to pay to such officer an amount equal to (i) his then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium under COBRA for 12 months. In addition, 50% of the shares underlying all unvested equity awards held by such officer immediately prior to such termination will become vested and exercisable in full. The change in control policy is filed as an exhibit to the registration statement of which this prospectus is a part.

Employee Benefit Plans

2005 Stock Plan

Our board of directors adopted our 2005 Stock Plan in April 2005. Our 2005 Stock Plan was also approved by our stockholders in April 2005. The 2005 Stock Plan provides for the grant of both incentive stock options, which qualify for favorable tax treatment to their recipients under Section 422 of the Code, and nonstatutory stock options, as well as for the issuance of shares of restricted stock. We may grant incentive stock options only to our employees. We may grant nonstatutory stock options to our employees, directors and consultants. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum permitted term of options granted under our 2005 Stock Plan is 10 years, except that the maximum permitted term of incentive stock options granted to 10% stockholders is five years. In the event of our merger or consolidation, the 2005 Stock Plan provides that, unless the applicable option agreement provides otherwise, options held by current employees, directors and consultants will vest in full if they are not assumed or substituted and all unexercised options shall expire on the consummation of the merger or consolidation.

As of April 30, 2012, we had reserved 44,363,725 shares of our Class B common stock for issuance under our 2005 Stock Plan. As of April 30, 2012, options to purchase 15,642,465 of these shares had been exercised (of which 615,000 shares have been repurchased and returned to the pool of shares reserved for issuance under the 2005 Stock Plan), 100,000 shares of restricted stock have been granted (none of which shares have been repurchased), options to purchase 23,699,035 of these shares remained outstanding and 5,537,225 of these shares remained available for future grant. The options outstanding as of April 30, 2012 had a weighted-average exercise price of $1.63 per share. In addition, in May 2012, we authorized an additional 15,000,000 shares of Class B common reserved for issuance under the 2005 Stock Plan. We will cease issuing awards under our 2005 Stock Plan upon the implementation of our 2012 Equity Incentive Plan. Our 2012 Equity Incentive Plan will be effective upon the date of this prospectus. As a result, we will not grant any additional options under the 2005 Stock Plan following that date, and the 2005 Stock Plan will terminate at that time. However, any outstanding options granted under the 2005 Stock Plan will remain outstanding, subject to the terms of our 2005 Stock Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms. Options granted under the 2005 Stock Plan have terms similar to those described below with respect to options to be granted under our 2012 Equity Incentive Plan.

2012 Equity Incentive Plan

We anticipate that we will adopt a 2012 Equity Incentive Plan that will become effective on the date of this prospectus and will serve as the successor to our 2005 Stock Plan. We expect that we will reserve 25,000,000 shares of our common stock to be issued under our 2012 Equity Incentive Plan. We also anticipate that the number of shares reserved for issuance under our 2012 Equity Incentive Plan will increase automatically on the first day of February of each of 2013 through 2023 by the number of shares equal to 5% of the total outstanding shares of our common stock as of the immediately preceding December 31, but not more than              shares. However, our board of directors or compensation committee may reduce the amount of the increase in any particular year. In addition, the following shares will again be available for grant and issuance under our 2012 Equity Incentive Plan:

•

shares subject to options or stock appreciation rights granted under our 2012 Equity Incentive Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option;

•	shares subject to awards granted under our 2012 Equity Incentive Plan that are subsequently forfeited or repurchased by us at the original issue price;

•	shares subject to awards granted under our 2012 Equity Incentive Plan that otherwise terminate without shares being issued;

•	shares not issued or subject to outstanding grants under our 2005 Stock Plan on the date of this prospectus;

•

shares issuable upon the exercise of options under our 2005 Stock Plan prior to the date of this prospectus that expire or become unexercisable for any reason without having been exercised in full after the date of this prospectus; and

•	shares issued under our 2005 Stock Plan that are forfeited or repurchased by us after the date of this prospectus.

Our 2012 Equity Incentive Plan will authorize the award of stock options, restricted stock awards (RSAs), stock appreciation rights (SARs), restricted stock units (RSUs), performance awards and stock bonuses. No person will be eligible to receive more than 1,000,000 shares in any calendar year under our 2012 Equity Incentive Plan other than a new employee of ours, who will be eligible to receive no more than 2,000,000 shares under the plan in the calendar year in which the employee commences employment.

Our 2012 Equity Incentive Plan will be administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our compensation committee. The compensation committee will have the authority to construe and interpret our 2012 Equity Incentive Plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

We anticipate that our 2012 Equity Incentive Plan will provide for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the consultants, independent contractors and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of stock options must be at least equal to the fair market value of our common stock on the date of grant.

We anticipate that in general, options will vest over a four-year period, and options for executives will vest over a five-year period. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of options granted under our 2012 Equity Incentive Plan is ten years.

An RSA is an offer by us to sell shares of our common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price (if any) of an RSA will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited to us.

Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on time or achievement of performance conditions.

Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of employment or failure to achieve certain performance conditions. If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the restricted stock unit whole shares of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

Performance shares are performance awards that cover a number of shares of our common stock that may be settled upon achievement of the pre-established performance conditions in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve the performance conditions.

Stock bonuses may be granted as additional compensation for service or performance, and therefore, not be issued in exchange for cash.

In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, appropriate adjustments will be made to the number of shares reserved under our 2012 Equity Incentive Plan, the maximum number of shares by which the share reserve may increase automatically each year, the maximum number of shares that can be granted in a calendar year, and the number of shares and exercise price, if applicable, of all outstanding awards under our 2012 Equity Incentive Plan.

Awards granted under our 2012 Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, stock options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative. Options granted under our 2012 Equity Incentive Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, or for a period of 12 months in cases of death or disability, or such longer period as our compensation committee may provide. Options generally terminate immediately upon termination of employment for cause.

If we are dissolved or liquidated or have a change in control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. Outstanding awards that are not assumed or substituted will expire upon the dissolution, liquidation or closing of a change in control transaction. In the event of specified change in control transactions, our compensation committee may accelerate the vesting of awards (a) immediately upon the occurrence of the transaction, whether or not the award is continued, assumed or substituted by a surviving corporation or its parent in the transaction, or (b) in connection with a termination of a participant’s service following such a transaction.

We anticipate that our 2012 Equity Incentive Plan will terminate ten years from the later of the date our board of directors approves the plan or the date our board of directors adopted the most recent increase in the number of shares of our common stock available under the plan which was approved by our stockholders, unless it is terminated earlier by our board of directors. Our board of directors may amend or terminate our 2012 Equity Incentive Plan at any time. If our board of directors amends our 2012 Equity Incentive Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.

401(k) Plan

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S. employees who have attained at least 21 years of age and who work at least 30 hours per week are generally eligible to participate in the plan on the first day of the calendar month following the employees’ date of hire. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. Pre-tax contributions by participants and the income earned on those contributions are generally not taxable to participants until withdrawn. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee’s interest in his or her pre-tax deferrals is 100% vested when contributed. Although the plan provides for a discretionary employer matching contribution, to date we have not made such a contribution on behalf of employees. The Plan permits all eligible Plan participants to contribute between 1% and 50% of eligible compensation, on a pre-tax or after-tax (Roth 401k) basis, into their accounts.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation that will become effective upon the closing of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws that will become effective upon the closing of this offering require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (Securities Act), may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation,” below we describe transactions since January 1, 2009 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Series F Preferred Stock Financing

In multiple closings between October 2011 and December 2011, we sold an aggregate of 7,435,149 shares of our Series F preferred stock at a purchase price of $13.26 per share for an aggregate purchase price of approximately $98.6 million. Each share of our Series F preferred stock will convert automatically into one share of our Class B common stock upon the completion of this offering.

The following table summarizes the Series F preferred stock purchased by members of our board of directors and persons who hold more than 5% of our outstanding capital stock.

Name of Stockholder	Shares of Series F Preferred Stock	Total Purchase Price ($)
A. George Battle(1)	75,415	1,000,003
Entities affiliated with David A. Duffield(2)	6,786	89,982
Michael M. McNamara(1)	30,165	399,988
Mark S. Peek(3)	113,123	1,500,011
Entity affiliated with George J. Still, Jr.(4)	94,269	1,250,007

(1)	Messrs. Battle and McNamara are members of our board of directors.
(2)	Consists of shares purchased by The David A. Duffield Trust, of which Mr. Duffield, our co-founder, co-CEO and a member of our board of directors, is special trustee.
(3)	Mr. Peek served as a member of our board of directors prior to his appointment as our Chief Financial Officer.
(4)	Consists of shares purchased by the Still Family Partners, of which Mr. Still, a member of our board of directors, is general partner.

Series E Preferred Stock Financing

In multiple closings between April 2009 and November 2009, we sold an aggregate of 22,954,545 shares of our Series E preferred stock at a purchase price of $3.30 per share for an aggregate purchase price of approximately $75.7 million. Each share of our Series E preferred stock will convert automatically into one share of our Class B common stock upon the completion of this offering.

The following table summarizes the Series E preferred stock purchased by members of our board of directors and persons who hold more than 5% of our outstanding capital stock.

Name of Stockholder	Shares of Series E Preferred Stock	Total Purchase Price ($)
Entities affiliated with New Enterprise Associates(1)	13,939,394	46,000,000
Entities affiliated with Greylock Partners(2)	1,749,967	5,774,891
A. George Battle(3)	38,043	125,542
Entity affiliated with George J. Still, Jr.(4)	151,515	500,000
Entity affiliated with David A. Duffield(5)	6,999,869	23,099,568

(1)

Consists of shares purchased by New Enterprise Associates 13, L.P. (NEA 13), New Enterprise Associates 12, Limited Partnership (NEA 12) and NEA Ventures 2009, L.P. These funds are affiliates of New Enterprise Associates, one of our 5% stockholders. Mr. Sandell, a member of our board of directors, is a General Partner of New Enterprise Associates which has voting and dispositive power with regard to shares held by NEA 13 and NEA 12.

(2)

Consists of shares purchased by Greylock XI Limited Partnership (Greylock XI), Greylock XI-A Limited Partnership (Greylock XI-A) and Greylock XI Principals LLC (Greylock Principals). Mr. Bhusri, our Chairman, co-founder and co-CEO, is a Partner of Greylock XI GP Limited Partnership, which has voting and dispositive power with regard to the shares held by Greylock XI and Greylock XI-A, and is a beneficial owner of Greylock Capital Management Company, which has voting and dispositive power with regard to the shares held by Greylock Principals. These funds are affiliates of Greylock Partners, one of our 5% stockholders.

(3)	Mr. Battle is a member of our board of directors.
(4)	Consists of shares purchased by the Still Family Partners, of which Mr. Still, a member of our board of directors, is general partner.

(5)	Consists of shares purchased by Duffield Investment Group, LLC, of which Mr. Duffield, our co-founder, co-CEO and a member of our board of directors, is managing member.

Relationship with Flextronics

Mr. McNamara, one of our directors, is the Chief Executive Officer of Flextronics International, Ltd. Flextronics has been a customer of Workday since 2008 and made payments to Workday of $2,703,587, $2,343,062, and $587,802 in the fiscal years ended December 31, 2009 and 2010 and January 31, 2012, respectively.

Amended and Restated Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain holders of our convertible preferred stock, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares following our initial public offering under the Securities Act. For a description of these registration rights, see “Description of Capital Stock—Registration Rights.”

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Michael Duffield, a son of David Duffield, our co-founder, co-CEO and a member of our board of directors, has been employed by us since May 2005. During the years ended December 31, 2009, December 31, 2010, January 31, 2012 and the three months ended April 30, 2012, Michael Duffield had total cash compensation, including base salary, bonus and other compensation, of $301,701, $372,398, $487,855 and $51,500, respectively.

Amy Zeifang, a daughter of David Duffield, has been employed by us on a part-time basis since February 2006. Her salary and bonus has not exceeded the disclosure threshold for the past three fiscal years.

The compensation levels of Michael Duffield and Amy Zeifang were based on reference to internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers and directors. They were also eligible for equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors.

Consulting Agreement

In January 2009, we entered into a consulting agreement with Nevada Pacific Consulting, LLC, an affiliate of David Duffield. The consulting agreement provided that an employee of Nevada Pacific would provide finance and administrative services to us on a part-time, as needed basis. The amount paid under this agreement in the years ended December 31, 2009, December 31, 2010, and January 31, 2012 was $104,000, $8,000, and $2,000, respectively. We did not make any payments under the consulting arrangement in the three months ended April 30, 2012.

Equipment Lease

In June 2010, we entered into a lease agreement with Lake Tahoe Land Company, LLC, an affiliate of David Duffield. The lease agreement provides for an equipment lease financing facility to be drawn upon for purchases of information technology and related equipment for use in our business operations. The amount paid under this agreement in the years ended December 31, 2010 and January 31, 2012 and the three months ended April 30, 2012 was $1.5 million, $4.6 million and $1.1 million, respectively. As of April 30, 2012, the principal balance due under the lease agreement was $4.7 million. In addition, as of January 31, 2012, we had a total of $4.0 million in letters of credit outstanding in favor of certain landlords for office space. These letters of credit were collateralized by trust assets of Mr. Duffield.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our restated bylaws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see “Executive Compensation—Limitations on Liability and Indemnification Matters.”

Review, Approval or Ratification of Transactions with Related Parties

We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, or any compensation arrangement with any of their immediate family members, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to the company and in the best interest of all of our stockholders.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 31, 2012, and as adjusted to reflect the sale of Class A common stock offered by us in our initial public offering, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 136,241,089 shares of common stock outstanding at May 31, 2012, assuming conversion of all outstanding shares of preferred stock into an aggregate of 97,976,089 shares of our common stock. For purposes of the table below, we have assumed that              shares of Class A common stock will be issued by us in our initial public offering. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of May 31, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588.

	Shares Beneficially Owned Before this Offering		%Total Voting Power Before this Offering(1)	Shares Beneficially Owned After this Offering				% Total Voting Power After this Offering(1)
	Class B			Class A		Class B
Name of Beneficial Owner	Shares	%		Shares	%	Shares	%
Named Executive Officers and Directors:
David A. Duffield(2)	75,529,791	55.3	55.3	—	—
Aneel Bhusri(3)	27,375,578	19.5	19.5	—	—
James P. Shaughnessy(4)	250,000	*	*	—	—
Michael A. Stankey(5)	3,525,000	2.5	2.5	—	—
A. George Battle(6)	632,495	*	*	—	—
Michael M. McNamara(7)	180,165	*	*	—	—
Scott D. Sandell (8)	13,927,273	10.2	10.2	—	—
George J. Still, Jr.(9)	435,784	*	*	—	—
All executive officers and directors as a group (9 persons)(10)	122,769,209	85.3	85.3	—	—
5% Stockholders:
Greylock Partners(11)	15,190,578	11.1	11.1	—	—
Entities Affiliated with New Enterprise Associates(12)	13,939,394	10.2	10.2	—	—

*	Less than 1 percent.
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share. For more information about the voting rights of our Class A and Class B common stock, see “Description of Capital Stock—Common Stock.”

(2)

Includes (i) 12,600,000 shares of common stock held directly by Mr. Duffield, of which 1,735,000 shares may be repurchased by us at the original exercise price within 60 days of May 31, 2012, (ii) 300,000 shares of common stock issuable to Mr. Duffield pursuant to options exercisable within 60 days of May 31, 2012, (iii) 59,730,605 shares of common stock held by the Duffield Investment Group, LLC, and (iv) 2,899,186 shares of common stock held by The David A. Duffield Trust (the Duffield Trust) dated April 2, 1997. Mr. Duffield has sole voting and dispositive power with regard to the shares held by the Duffield Investment Group, LLC and the Duffield Trust. The Duffield Trust is a limited partner in Greylock XI Limited Partnership (Greylock XI) as reflected in footnote 11.

(3)

Includes (i) 6,000,000 shares of common stock held directly by Mr. Bhusri, of which 300,000 shares may be repurchased by us at the original exercise price within 60 days of May 31, 2012, (ii) 1,000,000 shares of restricted common stock held directly by Mr. Bhusri which may be subject to forfeiture within 60 days of May 31, 2012, (iii) 4,300,000 shares of common stock issuable to Mr. Bhusri pursuant to options exercisable within 60 days of May 31, 2012, (iv) 880,000 shares of common stock held by the Aneel Bhusri Grantor Retained Annuity Trust DTD September 13, 2011, (v) 5,000 shares of common stock held by Anna Bhusri and (vi) 13,300,967 shares of common stock held by Greylock XI, 370,554 shares of common stock held by Greylock XI-A Limited Partnership (Greylock XI-A), and

1,519,057 shares of common stock held by Greylock XI Principals LLC (Greylock XI Principals), as reflected in footnote 11 below. Mr. Bhusri has voting and dispositive power with regard to the shares held by the Aneel Bhusri Grantor Retained Annuity Trust DTD September 13, 2011 and shares held by Anna Bhusri. Mr. Bhusri is a Partner of Greylock XI GP Limited Partnership (Greylock XI GP) which has voting and dispositive power with regard to the shares held by Greylock XI and Greylock XI-A, and a beneficial owner of Greylock Capital Management Corporation (GCMC) which has voting and dispositive power with regard to the shares held by Greylock XI Principals.
(4)	Includes 250,000 shares of common stock issuable to Mr. Shaughnessy pursuant to options exercisable within 60 days of May 31, 2012.
(5)

Includes (i) 840,654 shares of common stock held directly by Mr. Stankey and Therese A. Coons as Community Property and (ii) 2,684,346 shares of common stock issuable to Mr. Stankey pursuant to options exercisable within 60 days of May 31, 2012. Mr. Stankey is a limited partner in Greylock XI, as reflected in footnote 11.

(6)

Includes (i) 564,623 shares of common stock held directly by Mr. Battle, of which 140,000 shares of common stock held directly by Mr. Battle may be repurchased by us at the original exercise price within 60 days of May 31, 2012, (ii) 22,624 shares of common stock held by Catherine McNelley, (iii) 22,624 shares of common stock held by Emily Battle and (iv) 22,624 shares of common stock held by Daniel Battle. Mr. Battle has voting and dispositive power with regard to the shares held by Catherine McNelley, Emily Battle and Daniel Battle. Mr. Battle is a limited partner in Greylock XI, as reflected in footnote 11.

(7)

Includes (i) 28,165 shares of common stock held directly by Mr. McNamara (ii) 150,000 shares of common stock issuable to Mr. McNamara pursuant to options exercisable within 60 days of May 31, 2012 and (iii) 2,000 shares of common stock held by Kylie McNamara. Mr. McNamara has voting and dispositive power with regard to the shares held by Kylie McNamara. Flextronics International, Ltd. (Flextronics) holds a warrant to purchase 1,350,000 shares of common stock. Mr. McNamara does not have voting and dispositive power with regard to the warrant shares held by Flextronics.

(8)

Includes (i) 6,963,637 shares of common stock held by New Enterprise Associates 13, L.P. (NEA 13) and (ii) 6,963,636 shares of common stock held by New Enterprise Associates 12, Limited Partnership (NEA 12), as reflected in footnote 12 below. Mr. Sandell, a member of our board of directors, is a director of NEA 13 GP, LTD (NEA 13 LTD) and manager of NEA 12 GP, LLC (NEA 12 LLC), and has shared voting and dispositive power with regard to the shares directly held by NEA 13 and NEA 12, respectively.

(9)

Includes (i) 245,784 shares of common stock held by Still Family Partners, a California Limited Partnership Formed 3-26-1996, and (ii) 190,000 shares of common stock issuable to Mr. Still pursuant to options exercisable within 60 days of May 31, 2012. Mr. Still has voting and dispositive power with regard to the shares held by Still Family Partners.

(10)

Includes (i) 121,856,086 shares of common stock beneficially owned by the directors and named executive officers as reflected in footnotes 2 through 9, and (ii) 413,123 shares of common stock and 500,000 shares of common stock subject to options exercisable within 60 days of May 31, 2012 held directly by an officer who is not a named executive officer.

(11)

Includes (i) 13,300,967 shares of common stock held by Greylock XI, (ii) 370,554 shares of common stock held by Greylock XI-A, and (iii) 1,519,057 shares of common stock held by Greylock XI Principals. Greylock XI GP is the sole general partner of each of Greylock XI and Greylock XI-A, and GCMC is the sole member of Greylock XI Principals. William W. Helman and Aneel Bhusri (one of our co-Chief Executive Officers and a member of our board of directors) are the managing members of Greylock XI GP and are beneficial owners of GCMC, and share voting and dispositive power with regard to the shares directly held by Greylock XI, Greylock XI-A and Greylock XI Principals, respectively. The address for these entities is 2550 Sand Hill Road, Menlo Park, CA 94025. The Duffield Trust, Mr. Battle and Mr. Stankey are limited partners in Greylock XI.

(12)

Includes (i) 6,963,637 shares of common stock held by NEA 13, as reflected in footnote 8 above, (ii) 6,963,636 shares of common stock held by NEA 12, as reflected in footnote 8 above, and (iii) 12,121 shares of common stock held by NEA Ventures 2009, L.P. (Ven 2009). The shares directly held by NEA 13 are indirectly owned by NEA Partners 13, L.P. (NEA Partners 13), the sole general partner of NEA 13, NEA 13 LTD, the sole general partner of NEA Partners 13 and each of the individual directors of NEA 13 LTD. The individual directors (collectively, the Directors) of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, C. Richard Kramlich, David M. Mott, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell (a member of our board of directors), Ravi Viswanathan and Harry R. Weller. The shares directly held by NEA 12 are indirectly owned by NEA Partners 12, Limited Partnership (NEA Partners 12), the sole general partner of NEA 12, NEA 12 LLC, the sole general partner of NEA Partners 12 and each of the individual managers of NEA 12 LLC. The individual managers (collectively, the Managers) of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna “Kittu” Kolluri, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry and Scott D. Sandell (a member of our board of directors). The shares directly held by Ven 2009 are indirectly held by Karen P. Welsh, the general partner of Ven 2009. NEA 13, NEA Partners 13, NEA 13 LTD and the individual NEA 13 Directors share voting and dispositive power with regard to the shares directly held by NEA 13. NEA Partners 12, NEA 12, NEA 12 LLC and the individual NEA 12 Managers share voting and dispositive power with regard to the shares directly held by NEA 12. Karen P. Welsh, the general partner of Ven 2009, has voting and dispositive power with regard to the shares directly held by Ven 2009. The address for these partnerships is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

DESCRIPTION OF CAPITAL STOCK

A description of our capital stock and the material terms and provisions of our restated certificate of incorporation and restated bylaws that will be in effect at the closing of our initial public offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary, and is qualified in its entirety by reference to the form of our restated certificate of incorporation and the form of our restated bylaws to be adopted in connection with our initial public offering that will be filed with the registration statement relating to this prospectus.

Upon the completion of this offering, our restated certificate of incorporation will provide for two classes of common stock: Class A common stock and Class B common stock. In addition, our restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Upon the completion of this offering, our authorized capital stock will consist of              shares, all with a par value of $0.001 per share, of which:

•	shares are designated Class A common stock;

•	shares are designated Class B common stock; and

•	shares are designated preferred stock.

As of April 30, 2012, and after giving effect to the automatic conversion of all of our outstanding preferred stock into Class B common stock in connection with our initial public offering, there were outstanding:

•	No shares of our Class A common stock;

•	134,964,754 shares of our Class B common stock held by approximately 550 stockholders;

•	28,053,035 shares issuable upon exercise of outstanding stock options; and

•	1,350,000 shares issuable upon exercise of warrants.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See “Dividend Policy” for more information.

Voting Rights

The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our restated certificate of incorporation or law. Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

•

If we were to seek to amend our restated certificate of incorporation to increase the authorized number of shares of a class of stock, or to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

•

If we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

We anticipate that our certificate of incorporation will require the approval of a majority of our outstanding Class B common stock voting as a separate class of any transaction that would result in a change in control of our company.

Stockholders do not have the ability to cumulate votes for the election of directors. Our restated certificate of incorporation and restated bylaws that will be in effect at the closing of our initial public offering will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion

Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, which occurs after the closing of our initial public offering, except for certain permitted transfers described in our restated certificate of incorporation to entities established by a Class B stockholder where the Class B stockholder retains the exclusive right to vote and direct the disposition of the shares of Class B common stock or to entities established by Mr. Duffield or Mr. Bhusri where a designated proxy holder under the voting agreement described in under the heading “—Voting Agreement” retains exclusive right to vote the shares of Class B common stock. Once converted into Class A common stock, a share of Class B common stock may not be reissued.

All the outstanding shares of Class A and Class B common stock will convert automatically into shares of a single class of common stock upon the earliest to occur of the following: (i) upon the election of the holders of a majority of the then outstanding shares of Class B common stock, (ii) the date when the number of outstanding shares of Class B common stock represents less than 9% of all outstanding shares of Class A and Class B common stock, (iii) the date that is 20 years from the date of this prospectus or (iv) nine months after the death of the last to die of David A. Duffield and Aneel Bhusri. Once converted into a single class of common stock, the Class A and Class B common stock may not be reissued.

Voting Agreement

Mr. Duffield and Mr. Bhusri, our co-founders, plan to enter into a voting agreement with each other and us, which will remain in effect after the completion of this offering. This voting agreement will apply to all Class B common stock beneficially owned from time to time by our co-founders and each of their permitted transferees, which will represent approximately % of the outstanding voting power of our capital stock immediately after our initial public offering.

Under the voting agreement, each of Mr. Duffield and Mr. Bhusri will grant a proxy holder the right to exercise all of the voting and consent rights of his and his permitted transferee’s Class B common stock following his death or during his incapacity. Initially, Mr. Duffield has designated Mr. Bhusri as his designated proxy holder, and Mr. Bhusri has designated Mr. Duffield as his designated proxy holder. Each co-founder will have the right during his lifetime to remove his designated proxy holder and replace him with a new proxy holder approved by our board of directors. In the event that there is no proxy holder approved by our board of directors for the Class B common stock subject to the voting agreement, the voting and consent rights of such Class B common stock will be exercised by our board of directors acting by majority vote. Upon the death or incapacity of a co-founder, his designated proxy holder will have an irrevocable proxy to vote or otherwise consent to any matters in respect of the deceased or incapacitated co-founder’s Class B common stock.

After a co-founder’s death or incapacity, the voting agreement will restrict that co-founder and his permitted transferees from transferring any shares to a transferee that would own more than 10% of our Class A common stock following such transfer, excluding transfers to each other and transfers to permitted transferees. After a co-founder’s death or incapacity that co-founder and his permitted transferees will be restricted from converting any Class B common stock into Class A common stock, unless he transfers his entire economic interest in those shares of Class B common stock. The holders of the Class B common stock, including Mr. Duffield and Mr. Bhusri, may at any time vote in favor of converting all of the Class A and Class B common stock into a single class of common stock.

The voting agreement will terminate upon the earliest to occur of the following: (i) the conversion of the Class A and Class B common stock into a single class of common stock or (ii) the time at which neither co-founder nor any of their permitted transferees beneficially owns any Class B common stock. The voting agreement may not be unilaterally terminated by us, Mr. Duffield or Mr. Bhusri.

Preferred Stock

Upon the closing of our initial public offering, no shares of preferred stock will be outstanding, but we will be authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our Class A common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Options

As of April 30, 2012, we had options to purchase 28,053,035 shares of our Class B common stock outstanding.

Registration Rights

After our initial public offering, certain holders of shares of our Class B common stock outstanding as of April 30, 2012 will be entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our Amended and Restated Investors’ Rights Agreement dated as of October 13, 2011 (IRA), and are described in additional detail below. We, along with Messrs. Duffield, Bhusri, Battle, McNamara, Peek and Still or their affiliated entities, as well as certain other parties, are parties to the IRA. We originally entered into the IRA in connection with our Series A financing in April 2005 and it was amended in each of our future preferred stock financing rounds. The IRA was most recently amended in October 2011.

Demand Registration Rights

Under our IRA, upon the written request of certain of the holders of the registrable securities then outstanding that we file a registration statement under the Securities Act with an anticipated aggregate price to the public of at least $15 million, we will be obligated to use our commercially reasonable efforts to register the sale of all registrable securities that holders may request in writing to be registered within 20 days of the mailing of a notice by us to all holders of such registration. The demand registration rights may not be exercised until six months after our initial public offering or April 13, 2014, whichever is earlier. We are required to effect no more than two registration statements which are declared or ordered effective, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our board of directors such registration would be detrimental to us, and we are not required to effect the filing of a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration initiated by us.

Piggyback Registration Rights

If we register any of our securities for public sale, we will have to use all commercially reasonable efforts to register all registrable securities that the holders of such securities request in writing be registered within 20 days of mailing of notice by us to all holders of the proposed registration. However, this right does not apply to a registration relating to any of our stock plans, the offer and sale of debt securities, a corporate reorganization or other transaction under Rule 145 of the Securities Act, or a registration on any registration form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 10% of the total shares covered by the registration statement, unless such offering is our initial public offering, in which case, these holders may be excluded if the underwriters determine that the sale of their shares may jeopardize the success of the offering.

Form S-3 Registration Rights

The holders of the registrable securities can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $5 million. We are required to file no more than one registration statement on Form S-3 upon exercise of these rights per six-month period, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our board of directors such registration would be detrimental to us.

Registration Expenses

We will pay all expenses incurred in connection with each of the registrations described above, except for underwriting discounts and commissions. However, we will not pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn at the request of a majority of the holders of the registrable securities to be registered, subject to limited exceptions.

Expiration of Registration Rights

The registration rights described above will survive our initial public offering and will terminate as to any stockholder at such time as all of such stockholders’ securities (together with any affiliate of the stockholder with whom such stockholder must aggregate its sales) could be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144 or following a deemed liquidation event under our current restated certificate of incorporation, but in any event no later than the two-year anniversary of our initial public offering.

Anti-Takeover Provisions

So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, Mr. Duffield and Mr. Bhusri will effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company, which will have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

After such time as the shares of our Class B common stock no longer represent a majority of the combined voting power of our common stock, the provisions of Delaware law, our restated certificate of incorporation and our restated bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company.

Delaware Law

Upon the closing of our initial public offering, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•

subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Restated Certificate of Incorporation and Restated Bylaw Provisions

We anticipate that our restated certificate of incorporation and our restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

•

Separate Class B Vote for Certain Transactions. As described above in “—Common Stock—Voting Rights,” any transaction that would result in a change in control of our company will require the approval of a majority of our outstanding Class B common stock voting as a separate class. This provision could delay or prevent the approval of a change in control that might otherwise be approved by a majority of outstanding shares of our Class A and Class B common stock voting together on a combined basis.

•

Dual Class Stock. As described above in “—Common Stock—Voting Rights,” our restated certificate of incorporation will provide for a dual class common stock structure, which provides our co-founders and co-CEOs with the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, and current investors, executives and employees with the ability to exercise significant influence over those matters.

•

Supermajority Approvals. Our restated certificate of incorporation and restated bylaws initially will not provide that certain amendments to our restated certificate of incorporation or restated bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. However, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, certain amendments to our restated certificate of incorporation or restated bylaws by stockholders will require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. This will have the effect of making it more difficult to amend our restated certificate of incorporation or restated bylaws to remove or modify any existing provisions.

•

Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws will initially provide that stockholders may fill vacant directorships. However, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our restated certificate of incorporation and restated bylaws will authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors is set only by resolution adopted by a majority vote of our entire board of directors. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

•

Classified Board. Our restated certificate of incorporation and restated bylaws will provide that our board of directors will be classified into three classes of directors each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of our Class A and Class B common stock. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

•

Stockholder Action; Special Meeting of Stockholders. Our restated certificate of incorporation initially will provide that stockholders will be able to take action by written consent. However, when the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of our common stock, our stockholders will no longer be able to take action by written consent, and will only be able to take action at annual or special meetings of our stockholders. Stockholders will not be permitted to cumulate their votes for the election of directors. Our restated bylaws further provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our chief executive officer or our president.

•

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

•

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to             shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Choice of Forum

Our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Listing

We intend to apply to list our common stock on                      under the symbol “                    .”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for shares of our Class A common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

After our initial public offering, we will have outstanding              shares of our Class A common stock and 134,964,754 shares of our Class B common stock, based on the number of shares outstanding as of April 30, 2012. This includes              shares of Class A common stock that we are selling in our initial public offering, which shares may be resold in the public market immediately, and assumes no additional exercise of outstanding options other than as described elsewhere in this prospectus.

The remaining 134,964,754 shares of common stock that are not sold in our initial public offering will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

In addition, all of our security holders have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock until at least 181 days after the date of this prospectus, as described below. As a result of these agreements and the provisions of our investors’ rights agreement described above under “Description of Capital Stock – Registration Rights,” subject to the provisions of Rule 144 or Rule 701, based on an assumed offering date of                      2012, 134,964,754 shares will be available for sale in the public market as follows:

•	Beginning on the date of this prospectus, the shares sold in this offering will be immediately available for sale in the public market;

•

Beginning 181 days after the date of this prospectus, subject to extension as described in “Underwriting” below,                      additional shares will become eligible for sale in the public market, of which              shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below; and

•	The remainder of the shares will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after our initial public offering, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will, subject to the lock-

up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements and Market Stand-Off Provisions

Our officers, directors, and stockholders holding substantially all of our outstanding capital stock have agreed with the underwriters or us, not to dispose of any of our common stock or securities convertible into or exchangeable for shares of our common stock for specified periods of time after the date of this prospectus, except with the prior written consent of Morgan Stanley & Co. LLC and Goldman, Sachs & Co. or us. All other holders of our common stock and options have previously entered into market stand-off agreements with us not to sell or otherwise transfer any of their common stock or securities convertible into or exchangeable for shares of common stock for a period that extends until 181 days after the date of this prospectus, subject to extension as described in “Underwriting” below.

See “Underwriting” for a more complete description of the lock-up agreements with the underwriters.

Registration Rights

Upon the closing of our initial public offering, certain holders of              shares of our Class B common stock will be entitled to rights with respect to the registration of the sale of the Class A common stock into which these shares are convertible under the Securities Act. Registration of the sale of these shares under the Securities Act would result in these shares converting into Class A common stock and becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information.

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to options outstanding, as well as reserved for future issuance, under our stock plans. We expect to file this registration statement as soon as practicable after our initial public offering. However, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

This section summarizes the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of our common stock by “non-U.S. holders” (defined below) pursuant to this offering. This summary does not provide a complete analysis of all potential U.S. federal income tax considerations relating thereto. The information provided below is based upon provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions currently in effect. These authorities may change at any time, possibly retroactively, or the Internal Revenue Service (IRS), might interpret the existing authorities differently. In either case, the tax considerations of owning or disposing of our common stock could differ from those described below.

For purposes of this summary, a “non-U.S. holder” is any holder of our Class A common stock, other than a partnership, that is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States, any state therein or the District of Columbia;

•

a trust if it (i) is subject to the primary supervision of a U.S. court and one of more U.S. persons have authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate whose income is subject to U.S. income tax regardless of source.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock. If a partnership or other pass-through entity is a beneficial owner of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Any partner in a partnership or owner of a pass-through entity holding shares of our common stock should consult its own tax advisor.

This discussion assumes that a non-U.S. holder will hold our common stock as a capital asset (generally, property held for investment). The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules, including, without limitation, if the investor is a former citizen or long-term resident of the United States, “controlled foreign corporation,” “passive foreign investment company,” corporation that accumulates earnings to avoid U.S. federal income tax, real estate investment trust, regulated investment company, dealer in securities or currencies, financial institution, tax-exempt entity, insurance company, person holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, trader in securities that elects to use a mark-to-market method of accounting, person liable for the alternative minimum tax, person who acquired our common stock as compensation for services, or partner in a partnership or beneficial owner of a pass-through entity that holds our common stock. Finally, the summary does not describe the effects of any applicable foreign, state or local laws, or, except to the extent discussed below, the effects of any applicable gift or estate tax laws.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FOREIGN, STATE OR LOCAL LAWS, AND TAX TREATIES.

Dividends

We do not expect to declare or pay any dividends on our Class A common stock in the foreseeable future. If we do pay dividends on shares of our Class A common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A common stock. See “—Sale of Class A Common Stock.”

Any dividend paid to a non-U.S. holder on our Class A common stock will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. You should consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN (or any successor form) or appropriate substitute form to us or our paying agent. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a partnership or other pass-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, and if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to the graduated tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Sale of Class A Common Stock

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of our Class A common stock unless:

•

the gain (i) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the non-U.S. holder in the United States (in which case the special rules described below apply);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•	the rules of the Foreign Investment in Real Property Tax Act (FIRPTA) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of our common stock if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC. In general, we would be a USRPHC if interests in U.S. real estate comprised at least half of our business assets. We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if beneficially owned by a non-U.S. holder that actually or constructively owned more than 5% of our outstanding common stock at some time within the five-year period preceding the disposition.

If any gain from the sale, exchange or other disposition of our Class A common stock, (i) is effectively connected with a U.S. trade or business conducted by a non-U.S. holder and (ii) if required by an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such non-U.S. holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject also to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our Class A common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are dividends and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments to non-U.S. holders of dividends on Class A common stock generally will not be subject to backup withholding, so long as the non-U.S. holder certifies its nonresident status (and we or our paying agent do not have actual knowledge or reason to know the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied) or otherwise establishes an exemption. The certification procedures to claim treaty benefits described under “Dividends” will satisfy the certification requirements necessary to avoid the backup withholding tax as well. We must report annually to the IRS any dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to these dividends. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our Class A common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and the broker does not have actual knowledge or reason to know the holder is a U.S. person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our Class A common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. Information reporting, but not backup withholding, will apply to a payment of proceeds, even if that payment is made outside of the United States, if you sell our common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person);

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

unless the broker has documentary evidence that the beneficial owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of Class A common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Recent legislation and administrative guidance generally imposes withholding at a rate of 30% on payments to certain foreign entities of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. These withholding requirements are expected to be phased in for dividend payments made on or after January 1, 2014, and for payments of gross proceeds of dispositions of U.S. common stock made on or after January 1, 2015. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF

PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman, Sachs & Co.
Allen & Company LLC
J.P. Morgan Securities LLC

Total

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased.

The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                 a share under the initial public offering price. Any underwriter may allow a concession not in excess of $                 a share to other underwriters or to certain dealers. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representative. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                  additional shares of Class A common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional                  shares of our Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions paid by us
Proceeds, before expenses, to us

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $ million, which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our Class A common stock.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.

We intend to apply to have our Class A common stock quoted on              under the trading symbol “            .”

We, all of our directors and officers and certain stockholders have agreed with Morgan Stanley & Co., LLC and Goldman, Sachs & Co. that we and they will not, during specified restricted periods of time after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock, Class B common stock or other securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock; or

•

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or Class B common stock, whether any such transaction described in these first two bullets is to be settled by delivery of Class A common stock, Class B common stock or such other securities, in cash or otherwise; or

•

in our case, file any registration statement with the SEC relating to the offering of any shares of Class A common stock, Class B common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock.

The foregoing may be waived by Morgan Stanley & Co., LLC and Goldman, Sachs & Co. The restrictions described in the immediately preceding paragraph shall not apply to:

•

transactions by a security holder relating to shares of Class A common stock, Class B common stock or other securities acquired in open market transactions after the completion of the offering of the shares, provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of Class A common stock, Class B common stock or other securities acquired in such open market transactions;

•	the sale of shares of Class A common stock pursuant to the underwriting agreement;

•

transfers of shares of Class A common stock, Class B common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock by a security holder (i) as a bona fide gift, or gifts, (ii) to an immediate family member or a trust for the direct or indirect benefit of the security holder, or (iii) by will or intestacy;

•

transfers or distributions of shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock by a (i) security holder that is a corporation, partnership or other business entity (A) to another corporation, partnership or other business entity that controls, is controlled by or managed by or is under common control with such security holder or (B) as part of a distribution to an equity holder of such security holder or to the estate of any such equity holder or (ii) in the case of a security holder which is a trust, transfers of shares of Class A common stock, Class B common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or Class B common stock to a trustor or beneficiary of the trust or to the estate of such beneficiary;

•

the exercise of options granted under our 2005 Stock Plan or 2012 Equity Incentive Plan, in each case by a security holder provided that the shares of Class A common stock or Class B common stock delivered upon such exercise are subject to the restrictions set forth above and either (i) such exercise occurs prior to the date of the preliminary prospectus or (ii) no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with such exercise;

•

the sale or issuance of or entry into an agreement to sell or issue shares of Class A common stock or Class B common stock in connection with the Company’s acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions provided that the shares of Class A common stock or Class B common stock delivered upon such exercise are subject to the restrictions set forth above; provided, further, that the aggregate number of shares of Class A common stock or Class B common stock that the Company may sell or issue or agree to sell or issue shall not exceed         % of the total number of shares of Class A common stock or Class B common stock issued and outstanding immediately following the completion of this offering;

•

the issuance or grant by us of shares, or options to purchase shares of, common stock pursuant to our stock plans described in this prospectus, provided that the recipient of such services or options shall sign and deliver a copy of the lock-up agreement to the extent such shares or options become vested during the applicable restricted period provided that the shares of Class A common stock or Class B common stock delivered upon such exercise are subject to the restrictions set forth above;

•

the exercise of warrants outstanding described in this prospectus, provided that the shares of Class A common stock or Class B common stock delivered upon such exercise are subject to the restrictions set forth above and no filing under Section 16(a) of the Exchange Act is required or voluntarily made during the applicable restricted period;

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Class A common stock or Class B common stock, provided that such plan does not provide for the transfer of Class A common stock or Class B common stock during the 180-day restricted period and that no public filing or other public announcement of such plan by us or such holders regarding the establishment of such plan is not required to be or voluntarily made by or on behalf of the security holder or us; and

•	the filing by us of a registration statement on Form S-8 in respect of any shares issued under or the grant of any award pursuant to an employee benefit plan in effect on the date of this prospectus.

provided that in the case of any transfer or distribution pursuant to the third and fourth bullets above, it shall be a condition of the transfer or distribution that each transferee, donee or distributee shall sign and deliver a copy of the lock-up agreement prior to or upon such transfer and no filing under Section 16(a) of the Exchange Act (other than, in the case of the third bullet above, a Form 5) reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be made voluntarily during the applicable restricted period.

The restricted period described in the preceding paragraphs is 180 days and will be automatically extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraphs will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate our initial public offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in our initial public offering. In addition, to stabilize the price of the Class A common stock, the underwriters may bid for, and purchase, shares of Class A common stock in the open market. The underwriting syndicate also may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Class A common stock in the offering, if the syndicate repurchases previously distributed Class A common stock to cover syndicate short positions or to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in our initial public offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In October 2011, affiliates of Morgan Stanley & Co. LLC, one of the underwriters, purchased an aggregate of 1,508,296 shares of our Series F preferred stock in our Series F preferred stock financing for an aggregate purchase price of approximately $20.0 million and in December 2011, affiliates of Allen & Company LLC, one of the underwriters, purchased an aggregate of 226,245 shares of our Series F preferred stock for an aggregate purchase price of approximately $3.0 million. As part of the transaction, the affiliates entered into the Amended and Restated Investors’ Rights Agreement which is described in “Descriptions of Capital Stock—Registration Rights.”

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments (directly, as collateral securing other obligations or otherwise). The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In the ordinary course of business, we have sold, and may in the future sell, products or services to one or more of the underwriters or their respective affiliates in arms-length transactions on market competitive terms.

Pricing of the Offering

Prior to our initial public offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop, or that after the offering the shares will trade in the public market at or above the initial public offering price.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of securities to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Fenwick & West LLP, Mountain View, California. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Redwood City, California is acting as counsel to the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2010 and January 31, 2012 and for the years ended December 31, 2009 and 2010, the one month period ended January 31, 2011 and the year ended January 31, 2012, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

WORKDAY, INC.

Report of Ernst & Young, LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Workday, Inc.

We have audited the accompanying consolidated balance sheets of Workday, Inc. as of December 31, 2010 and January 31, 2012, and the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years ended December 31, 2009 and 2010, the one month period ended January 31, 2011 and the year ended January 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Workday, Inc. at December 31, 2010 and January 31, 2012, and the consolidated results of its operations and its cash flows for the years ended December 31, 2009 and 2010, the one month period ended January 31, 2011 and the year ended January 31, 2012 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Francisco, California

June 28, 2012

WORKDAY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2010	January 31, 2012	April 30, 2012	Pro Forma Stockholders’ Deficit April 30, 2012
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,887	$57,529	$29,541
Marketable securities	4,498	53,634	90,707
Accounts receivable, net of allowance for doubtful accounts of $93 at December 31, 2010, $261 at January 31, 2012, and $531 at April 30, 2012 (unaudited)	21,364	54,467	54,938
Deferred costs	6,574	9,450	8,950
Prepaid expenses and other current assets	3,952	8,092	10,720

Total current assets	67,275	183,172	194,856

Property and equipment, net	12,896	25,861	25,163
Deferred costs, noncurrent	11,482	13,156	14,030
Goodwill and intangible assets, net	8,676	8,578	8,555
Other assets	276	1,871	2,067

Total assets	$100,605	$232,638	$244,671

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,145	$2,730	$2,296
Accrued expenses and other current liabilities	3,641	6,808	9,580
Accrued compensation	9,348	13,891	18,193
Capital leases	–	3,561	3,811
Capital leases with related party	1,665	3,514	3,428
Deferred revenue	55,541	114,734	129,276

Total current liabilities	71,340	145,238	166,584

Capital leases, noncurrent	–	6,594	5,685
Capital leases with related party, noncurrent	2,495	2,047	1,260
Deferred revenue, noncurrent	41,863	73,363	83,788
Other liabilities	6,991	10,051	9,836

Total liabilities	122,689	237,293	267,153
Commitments and contingencies (Note 7)

Redeemable convertible preferred stock, $0.001 par value; 24,250,000 and 30,504,545 shares authorized as of December 31, 2010 and January 31, 2012; 22,954,545 and 30,389,694 shares issued and outstanding as of December 31, 2010 and January 31, 2012 with liquidation preference of $174,340 as of January 31, 2012; and 30,504,545 shares authorized, 30,389,694 shares issued and outstanding with liquidation preference of $174,340 as of April 30, 2012 (unaudited); no shares authorized, issued and outstanding pro forma (unaudited)	75,555	170,906	171,107	$—
Stockholders’ deficit:
Convertible preferred stock, $0.001 par value; 67,599,995 and 67,586,395 shares authorized as of December 31, 2010 and January 31, 2012; 67,586,395 shares issued and outstanding as of December 31, 2010, January 31, 2012 and April 30, 2012 (unaudited) with liquidation preference of $93,716 as of January 31, 2012 and April 30, 2012 (unaudited); no shares authorized, issued and outstanding pro forma (unaudited)	68	68	68	—

Common stock, $0.001 par value; 150,000,000 and 200,000,000 shares authorized as of December 31, 2010 and January 31, 2012; 27,555,631 and 35,924,375 shares issued and outstanding as of December 31, 2010 and January 31, 2012 (including 1,274,750 and 2,926,650 shares, subject to repurchase, legally issued and outstanding as of December 31, 2010 and January 31, 2012); 200,000,000 shares authorized as of April 30, 2012 (unaudited) and pro forma (unaudited), 36,988,665 and 134,964,754 shares issued and outstanding as of April 30, 2012 (unaudited) and pro forma (unaudited) (including 2,719,990 shares, subject to repurchase, legally issued and outstanding as of April 30, 2012 (unaudited) and pro forma (unaudited)

	26	33	34	132
Additional paid-in capital	98,965	106,457	108,666	279,743
Accumulated other comprehensive income	3	3	21	21
Accumulated deficit	(196,701)	(282,122)	(302,378)	(302,378)

Total stockholders’ deficit	(97,639)	(175,561)	(193,589)	$(22,482)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$100,605	$232,638	$244,671

See Notes to Consolidated Financial Statements

WORKDAY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012	Three Months Ended April 30,
					2011	2012
					(Unaudited)
Revenues	$25,245	$68,055	$7,282	$134,427	$24,693	$56,818

Costs and expenses(1):
Costs of revenues	20,505	39,864	3,904	65,368	12,476	25,090
Research and development	30,045	39,175	3,962	62,014	12,483	20,786
Sales and marketing	20,875	36,524	3,771	70,356	12,791	24,838
General and administrative	5,215	8,553	1,077	15,133	2,761	6,061

Total costs and expenses	76,640	124,116	12,714	212,871	40,511	76,775

Operating loss	(51,395)	(56,061)	(5,432)	(78,444)	(15,818)	(19,957)
Other income (expense), net	1,544	(57)	(8)	(1,018)	72	(35)

Loss before provision for income taxes	(49,851)	(56,118)	(5,440)	(79,462)	(15,746)	(19,992)
Provision for income taxes	91	97	10	167	35	63

Net loss	(49,942)	(56,215)	(5,450)	(79,629)	(15,781)	(20,055)
Accretion of redeemable convertible preferred stock	—	—	—	(342)	(7)	(201)

Net loss attributable to common stockholders	$(49,942)	$(56,215)	$(5,450)	$(79,971)	$(15,788)	$(20,256)

Net loss per share attributable to common stockholders, basic and diluted	$(2.28)	$(2.22)	$(0.20)	$(2.71)	$(0.56)	$(0.61)

Weighted-average shares used to compute net loss per share attributable to common stockholders	21,922	25,367	27,642	29,478	28,173	33,011

Pro forma net loss per share attributable to common stockholders, basic and diluted (unaudited)				$(0.65)		$(0.15)

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders (unaudited)				122,140		130,987

(1) Costs and expenses include share-based compensation as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012	Three Months Ended April 30,
					2011	2012
					(Unaudited)
Costs of revenues	$79	$173	$16	$628	$90	$215
Research and development	272	556	47	1,124	190	375
Sales and marketing	187	310	28	839	125	368
General and administrative	358	663	102	1,591	313	487

See Notes to Consolidated Financial Statements

WORKDAY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012	Three Months Ended April 30,
					2011	2012
					(Unaudited)
Net loss	$(49,942)	$(56,215)	$(5,450)	$(79,629)	$(15,781)	$(20,055)
Other comprehensive income (loss):
Changes in foreign currency translation adjustment	(5)	9	1	9	3	9
Net change in unrealized gains (losses) on available-for-sale investments	315	6	1	(11)	(2)	9

Other comprehensive income (loss)	310	15	2	(2)	1	18

Comprehensive loss	$(49,632)	$(56,200)	$(5,448)	$(79,631)	$(15,780)	$(20,037)

See Notes to Consolidated Financial Statements

WORKDAY, INC.

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

	Shares	Amount	Shares	Amount	Shares	Amount
Balances as of December 31, 2008	–	$–	67,599,995	$68	22,488,250	$22	$94,974	$(322)	$(90,544)	$4,198
Issuance of Series E redeemable convertible preferred stock, net of issuance costs	22,954,545	75,555	–	–	–	–	–	–	–	–
Forfeiture of Series C convertible preferred stock for option exercise	–	–	(13,600)	–	–	–	(34)	–	–	(34)
Issuance of common stock upon exercise of stock options	–	–	–	–	2,951,581	1	158	–	–	159
Vesting of early exercised stock options	–	–	–	–	–	–	281	–	–	281
Fair value of common stock warrants issued to customer	–	–	–	–	–	–	27	–	–	27
Share-based compensation	–	–	–	–	–	–	896	–	–	896
Adjustment for adoption of new accounting guidance related to uncertain tax positions	–	–	–	–	–	–	(68)	–	–	(68)
Other comprehensive income	–	–	–	–	–	–	–	310	–	310
Net loss	–	–	–	–	–	–	–	–	(49,942)	(49,942)

Balances as of December 31, 2009	22,954,545	$75,555	67,586,395	$68	25,439,831	$23	$96,234	$(12)	$(140,486)	$(44,173)
Issuance of common stock upon exercise of stock options	–	–	–	–	2,115,800	3	489	–	–	492
Vesting of early exercised stock options	–	–	–	–	–	–	334	–	–	334
Fair value of common stock warrants issued to customer	–	–	–	–	–	–	247	–	–	247
Share-based compensation	–	–	–	–	–	–	1,702	–	–	1,702
Adjustment for uncertain tax positions	–	–	–	–	–	–	(41)	–	–	(41)
Other comprehensive income	–	–	–	–	–	–	–	15	–	15
Net loss	–	–	–	–	–	–	–	–	(56,215)	(56,215)

Balances as of December 31, 2010	22,954,545	$75,555	67,586,395	$68	27,555,631	$26	$98,965	$3	$(196,701)	$(97,639)
Issuance of common stock upon exercise of stock options	–	–	–	–	509,850	1	138	–	–	139
Vesting of early exercised stock options	–	–	–	–	–	–	48	–	–	48
Share-based compensation	–	–	–	–	–	–	193	–	–	193
Other comprehensive income	–	–	–	–	–	–	–	2	–	2
Net loss	–	–	–	–	–	–	–	–	(5,450)	(5,450)

Balances as of January 31, 2011	22,954,545	$75,555	67,586,395	$68	28,065,481	$27	$99,344	$5	$(202,151)	$(102,707)
Issuance of Series F redeemable convertible preferred stock, net of issuance costs	7,435,149	95,009	–	–	–	–	–	–	–	–
Issuance of common stock upon exercise of stock options	–	–	–	–	7,758,894	6	2,536	–	–	2,542
Vesting of early exercised stock options	–	–	–	–	–	–	395	–	–	395
Grant of restricted stock award	–	–	–	–	100,000	–	–	–	–	–
Share-based compensation	–	–	–	–	–	–	4,182	–	–	4,182
Accretion of redeemable convertible preferred stock issuance costs	–	342	–	–	–	–	–	–	(342)	(342)
Other comprehensive loss	–	–	–	–	–	–	–	(2)	–	(2)
Net loss	–	–	–	–	–	–	–	–	(79,629)	(79,629)

Balances as of January 31, 2012	30,389,694	$170,906	67,586,395	$68	35,924,375	$33	$106,457	$3	$(282,122)	$(175,561)
Issuance of common stock upon exercise of stock options (unaudited)	–	–	–	–	1,064,290	1	653	–	–	654
Vesting of early exercised stock options (unaudited)	–	–	–	–	–	–	111	–	–	111
Share-based compensation (unaudited)	–	–	–	–	–	–	1,445	–	–	1,445
Accretion of redeemable convertible preferred stock issuance costs (unaudited)	–	201	–	–	–	–	–	–	(201)	(201)
Other comprehensive income (unaudited)	–	–	–	–	–	–	–	18	–	18
Net loss (unaudited)	–	–	–	–	–	–	–	–	(20,055)	(20,055)

Balances as of April 30, 2012 (unaudited)	30,389,694	$171,107	67,586,395	$68	36,988,665	$34	$108,666	$21	$(302,378)	$(193,589)

See Notes to Consolidated Financial Statements

WORKDAY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012	Three Months Ended April 30,
					2012	2012
Cash flows from operating activities					(Unaudited)
Net loss	$(49,942)	$(56,215)	$(5,450)	$(79,629)	$(15,781)	$(20,055)
Adjustments to reconcile net loss to cash (used in) provided by operating activities:
Depreciation and amortization	3,262	5,313	532	9,319	1,752	3,534
Gain on marketable securities	(1,027)	–	–	–	–	–
Share-based compensation	896	1,702	193	4,182	718	1,445
Amortization of deferred costs	3,437	4,909	558	7,099	1,599	3,252
Other items	46	636	5	60	15	15
Changes in operating assets and liabilities:
Accounts receivable	966	(14,520)	5,922	(39,025)	(3,725)	(471)
Deferred costs	(11,123)	(5,757)	(171)	(12,036)	(1,329)	(3,626)
Prepaid expenses and other assets	(739)	(1,540)	174	(4,909)	(948)	(2,824)
Accounts payable	(295)	274	(610)	2,195	838	(434)
Accrued and other liabilities	49	5,845	(3,205)	9,260	(104)	6,905
Deferred revenue	24,342	44,018	983	89,710	9,959	24,967

Net cash (used in) provided by operating activities	(30,128)	(15,335)	(1,069)	(13,774)	(7,006)	12,708

Cash flows from investing activities
Purchases of marketable securities	(51,001)	(20,862)	–	(63,282)	(3,986)	(53,867)
Maturities of marketable securities	–	31,885	750	13,086	3,601	16,421
Sales of marketable securities	40,703	4,806	–	–	–	–
Purchase of cost method investment	–	–	–	(1,000)	(1,000)	–
Purchases of property and equipment	(4,229)	(3,662)	(65)	(4,999)	(261)	(2,197)

Net cash (used in) provided by investing activities	(14,527)	12,167	685	(56,195)	(1,646)	(39,643)

Cash flows from financing activities
Proceeds from exercise of stock options	1,149	626	139	6,265	884	705
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	75,555	–	–	95,009	–	–
Principal payments on capital lease obligations	–	–	–	(943)	–	(892)
Principal payments on capital lease obligations with related party	–	(952)	(132)	(3,353)	(825)	(874)

Net cash (used in) provided by financing activities	76,704	(326)	7	96,978	59	(1,061)
Effect of exchange rate changes	(4)	9	2	8	1	8

Net increase (decrease) in cash and cash equivalents	32,045	(3,485)	(375)	27,017	(8,592)	(27,988)
Cash and cash equivalents at the beginning of period	2,327	34,372	30,887	30,512	30,512	57,529

Cash and cash equivalents at the end of period	$34,372	$30,887	$30,512	$57,529	$21,920	$29,541

Supplemental cash flow data
Cash paid for interest	$–	$221	$41	$898	$200	$278

Non-cash investing and financing activities:
Property and equipment acquired under capital leases—related party	–	5,112	–	4,886	3,076	–

Property and equipment acquired under capital leases	–	–	–	11,097	–	234

Accretion of redeemable convertible preferred stock	–	–	–	342	7	201

Vesting of early exercised stock options	$281	$334	$48	$395	$60	$111

See Notes to Consolidated Financial Statements

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

Workday is a leading provider of enterprise cloud-based applications for human capital management (HCM), payroll, financial management, procurement and employee expense management. Our applications are designed for global enterprises to manage complex and dynamic operating environments. We provide our customers highly adaptable, accessible and reliable applications to manage critical business functions that enable them to optimize their financial and human capital resources. We were incorporated in March 2005 in Nevada. In June 2012, we reincorporated in Delaware.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The consolidated financial statements include the results of Workday, Inc. and its wholly-owned subsidiaries.

Change in Fiscal Year End

We changed our fiscal year end from December 31 to January 31, commencing with our fiscal year ended January 31, 2012. As a result of the change, we have presented a one month transition period beginning January 1, 2011 and ending January 31, 2011 in the consolidated financial statements.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, the determination of the relative selling prices for our services, the recoverability of deferred costs and certain assumptions used in the valuation of equity awards. Actual results could differ from those estimates and such differences could be material to our consolidated financial position and results of operations.

Unaudited Consolidated Interim Financial Information

The consolidated balance sheet as of April 30, 2012, the consolidated statements of operations, consolidated statements of comprehensive loss and the consolidated statements of cash flows for the three months ended April 30, 2011 and 2012 and the consolidated statement of redeemable convertible preferred stock and stockholders’ deficit for the three months ended April 30, 2012 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position as of April 30, 2012 and the consolidated results of our operations, our comprehensive loss and our cash flows for the three months ended April 30, 2011 and 2012. The financial data and other information disclosed in these notes to the consolidated financial statements related to the three month periods are unaudited. The results of the three months ended April 30, 2012 are not necessarily indicative of the results to be expected for the year ending January 31, 2013.

Unaudited Pro Forma Stockholders’ Deficit and Net Loss Per Share Attributable to Common Stockholders

Upon the effectiveness of the registration statement, all of the outstanding shares of redeemable convertible preferred stock and convertible preferred stock will automatically convert into shares of common stock. The April 30, 2012 unaudited pro forma stockholders’ deficit data has been prepared assuming the conversion of the redeemable convertible preferred stock and convertible preferred stock outstanding into 97,976,089 shares of common stock. Unaudited pro forma net loss per share attributable to common stockholders for the year ended January 31, 2012 and the three months ended April 30, 2012 has been computed to give effect to the automatic conversion of the redeemable convertible preferred stock and convertible preferred stock (using the if-converted method) into common stock as though the conversion had occurred on the original dates of issuance.

Segment information

Our chief operating decision maker reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating our financial performance. Accordingly, we have determined that we operate in a single reporting segment, cloud applications.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition

We derive our revenues primarily from subscription fees and from professional services fees, including training. We sell subscriptions to our cloud-based applications through contracts that are generally between three and five years in length. Our arrangements do not contain general rights of return.

Our subscription contracts do not provide customers with the right to take possession of the software supporting the applications and, as a result, are accounted for as service contracts.

We commence revenue recognition for our cloud-based applications and professional services when all of the following criteria are met:

•	There is persuasive evidence of an arrangement;

•	The service has been or is being provided to the customer;

•	Collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.

Subscription and Support Revenues

Subscription and support revenues are recognized on a straight-line basis over the contractual term of the arrangement beginning on the date that our service is made available to the customer, provided revenue recognized does not exceed amounts that are invoiced and currently due. Amounts that have been invoiced and that are due are recorded in deferred revenue or revenues, depending on whether the revenue recognition criteria have been met.

Professional Services Revenues

Professional services revenues are generally recognized as the services are rendered for time and material contracts, or when any milestones are achieved and accepted by the customer for fixed price contracts. The majority of our professional services contracts are on a time and materials basis. Training revenues are recognized as the services are performed.

Multiple Deliverable Arrangements

For arrangements with multiple deliverables, we evaluate whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, we account for each deliverable separately. If one or more of the deliverables does not have standalone value upon delivery, the deliverables that do not have standalone value are generally combined with the final deliverable within the arrangement and treated as a single unit of accounting.

Subscription contracts have standalone value as we sell the subscriptions separately. In determining whether professional services can be accounted for separately from subscription services, we consider the availability of the professional services from other vendors and the nature of our professional services. As of January 31, 2012, not all of our professional services offerings had standalone value. In the three months ended April 30, 2012, we determined that we had established standalone value on all of our professional services offerings, and thus will account for them separately from subscription services on a prospective basis.

When multiple deliverables included in an arrangement are separable into different units of accounting, the arrangement consideration is allocated to the identified separate units of accounting based on their relative selling price. Multiple deliverable arrangement accounting guidance provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (VSOE) of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (TPE) of selling price is used to establish the selling price if it exists. VSOE and TPE do not currently exist for any of our deliverables. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, we allocate the arrangement fee to the separate units of accounting based on our best estimate of selling price. The amount of arrangement fee allocated is limited by contingent revenues, if any.

We determine our best estimate of selling price for our deliverables based on our overall pricing objectives, taking into consideration market conditions and entity-specific factors. We begin the evaluation of our best estimate of selling price by reviewing

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

historical data related to sales of our deliverables, including comparing the percentages of our contract prices to our list prices. We also consider several other data points in our evaluation, including the size of our arrangements, the cloud applications sold, customer demographics and the numbers and types of users within our arrangements.

Costs of Revenues

Costs of revenues primarily consist of costs related to providing our cloud applications, compensation and related expenses for data center and professional services staff, payments to outside service providers, data center and networking expenses, and depreciation expenses.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. Our cash and cash equivalents generally consist of investments in money market funds and commercial paper. Cash and cash equivalents are stated at fair value.

Marketable Securities

Our marketable securities consist of U.S. agency obligations, commercial paper, municipal securities, corporate securities and certificates of deposit. We classify our marketable securities as available-for-sale at the time of purchase and reevaluate such classification as of each balance sheet date. All marketable securities are recorded at their estimated fair value. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). We evaluate our investments to assess whether those with unrealized loss positions are other than temporarily impaired. We consider impairments to be other than temporary if they are related to deterioration in credit risk or if it is likely we will sell the securities before the recovery of their cost basis. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net in the consolidated statements of operations.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on our assessment of the collectability of accounts. We regularly review the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. For all periods presented, the allowance for doubtful accounts activity was not significant.

Deferred Costs

Deferred costs include commissions earned by our sales force that can be associated specifically with a noncancelable cloud-based application services contract and direct costs related to professional services contracts accounted for together with a related cloud-based application services contract as a single unit of accounting.

Sales commissions are deferred when earned and amortized over the same period that revenues are recognized for the related noncancelable cloud-based application services contract. The commission payments are paid in full after the customer has paid for its first year of service. Direct professional services costs are deferred up until the commencement of revenue recognition of the single unit and then recognized when the related professional services revenues are recognized.

Amortization of deferred commissions and deferred professional services costs are included in sales and marketing and costs of revenues, respectively, in the accompanying consolidated statements of operations.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated over the shorter of the estimated useful lives of the leased assets or the lease term.

Goodwill and Intangible Assets

We determine and allocate the purchase price of an acquired company to the tangible and intangible assets acquired and liabilities assumed as of a business combination date. Intangible assets with a finite life are amortized over their estimated useful lives. Goodwill

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is tested for impairment at least annually, and more frequently upon the occurrence of certain events. We completed our annual impairment test in our fourth quarter, which did not result in any impairment of the goodwill balance.

Deferred Revenue

Deferred revenue primarily consists of customer billings in advance of revenues being recognized from our cloud applications contracts. We invoice our customers for our cloud applications contracts in annual or multi-year installments. Our typical payment terms provide that customers pay a portion of the total arrangement fee within 30 days of the invoice date. Deferred revenue also includes certain deferred professional services fees that are accounted for as a single unit of accounting with cloud applications fees and are recognized as revenues over the same period as the related cloud applications contract. Deferred revenue that is anticipated to be recognized during the succeeding 12-month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent.

Advertising Expenses

Advertising is expensed as incurred. Advertising expense was $2.1 million for the year ended December 31, 2009, $2.6 million for the year ended December 31, 2010, $0.1 million for the one month period ended January 31, 2011 and $3.9 million for the year ended January 31, 2012. Advertising expense was $0.8 million and $1.5 million for the three months ended April 30, 2011 and 2012, respectively.

Share-Based Compensation

All share-based compensation to employees is measured based on the grant-date fair value of the awards and recognized in our consolidated statements of operations over the period during which the employee is required to perform services in exchange for the award (generally the vesting period of the award). We estimate the fair value of stock options granted using the Black-Scholes option valuation model. Compensation expense is recognized over the vesting period of the applicable award using the straight-line method.

Compensation expense for non-employee stock options is calculated using the Black-Scholes option-pricing model and is recorded as the options vest. Options subject to vesting are required to be periodically revalued over their service period, which is generally the same as the vesting period.

Income Taxes

We record a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce our deferred tax assets to the net amount that we believe is more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although we believe that we have adequately reserved for our uncertain tax positions, we can provide no assurance that the final tax outcome of these matters will not be materially different. We make adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results. The provision for income taxes includes the effects of any accruals that we believe are appropriate, as well as the related net interest and penalties.

Warranties and Indemnification

Our cloud applications are generally warranted to perform materially in accordance with our online help documentation under normal use and circumstances. Additionally, our contracts generally include provisions for indemnifying customers against liabilities if our cloud applications contracts infringe a third party’s intellectual property rights or if a breach by us of our confidentiality obligations harms a third party. To date, we have not incurred any material costs as a result of those indemnifications and we have not accrued any liabilities related to these obligations in the accompanying consolidated financial statements. We have entered into service-level agreements with a majority of our customers warranting defined levels of uptime reliability and performance and permitting those customers to receive credits or refunds for prepaid amounts related to unused subscription services or to terminate

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

their agreements in the event that we fail to meet those levels. To date, we have not experienced any significant failures to meet defined levels of reliability and performance as a result of those agreements and, accordingly, we have not accrued any liabilities related to these agreements in the consolidated financial statements.

Foreign Currency Exchange

The functional currency of our foreign subsidiaries is generally the U.S. dollar. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars for those entities that do not have U.S. dollars as their functional currency are recorded as part of a separate component of the consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in the consolidated statements of operations for the period. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates.

Concentrations of Risk and Significant Customers

Our financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, marketable securities and accounts receivable. Although we deposit our cash with multiple financial institutions, our deposits, at times, may exceed federally insured limits.

One customer represented 25% and a second customer represented 10% of our total accounts receivable as of December 31, 2010. A third customer represented 14% of our total accounts receivable as of January 31, 2012. A fourth customer represented 11% of our total accounts receivable as of April 30, 2012.

During the year ended December 31, 2009, the year ended December 31, 2010, the one month period ended January 31, 2011 and the year ended January 31, 2012, 97%, 87%, 83% and 83%, respectively, of our revenues were generated by customers located in the United States. For the three months ended April 30, 2011 and 2012, 84% and 81% of our revenues were generated by customers located in the United States, respectively. No other country represented more than 10% of our revenues in any period.

No single customer represented over 10% of total revenues for any of the periods in the consolidated financial statements.

We serve our customers and users from data center facilities operated by third parties, located in Ashburn, Virginia; Lithia Springs, Georgia; Sacramento, California; Portland, Oregon; Dublin, Ireland; and Amsterdam, The Netherlands. We have internal procedures to restore services in the event of disasters at our current data center facilities. Even with these procedures for disaster recovery in place, our cloud applications could be significantly interrupted during the implementation of the procedures to restore services.

Recently Issued and Adopted Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2011-05, Comprehensive Income. The standard requires entities to have more detailed reporting of comprehensive income. The guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2011. We adopted this new guidance retrospectively on February 1, 2012.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement. The standard requires entities to change certain measurements and disclosures about fair value measurements. The amendments are effective during interim and annual periods beginning after December 15, 2011. We adopted this new guidance on February 1, 2012 and it did not have an impact on our consolidated financial statements.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Deferred Costs

Deferred costs consisted of the following (in thousands):

	December 31, 2010	January 31, 2012	April 30, 2012
			(Unaudited)
Current:
Deferred professional service costs	$4,319	$4,314	$3,458
Deferred sales commissions	2,255	5,136	5,492

Total	$6,574	$9,450	$8,950

Noncurrent:
Deferred professional service costs	$6,867	$4,712	$5,126
Deferred sales commissions	4,615	8,444	8,904

Total	$11,482	$13,156	$14,030

Note 4. Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31, 2010	January 31, 2012	April 30, 2012
			(Unaudited)
Computers, equipment and software	$12,269	$15,738	$16,843
Computers, equipment and software acquired under capital leases	5,112	20,856	21,365
Furniture and fixtures	1,980	3,574	3,392
Leasehold improvements	3,340	4,560	4,988

	22,701	44,728	46,588
Less accumulated depreciation and amortization	(9,805)	(18,867)	(21,425)

Property and equipment, net	$12,896	$25,861	$25,163

Depreciation expense totaled $3.1 million for the year ended December 31, 2009, $4.9 million for the year ended December 31, 2010, $0.5 million for the one month period ended January 31, 2011, and $8.9 million for the year ended January 31, 2012.

These amounts include depreciation of assets recorded under capital leases of $0.6 million for the year ended December 31, 2010, $0.1 million for the one month period ending January 31, 2011 and $4.3 million for the year ended January 31, 2012. Depreciation expense for the three months ended April 30, 2011 and April 30, 2012 was $1.7 million and $3.1 million, respectively.

Note 5. Goodwill and Intangible Assets

In February 2008, we acquired Cape Clear, an enterprise software company. Our goodwill and a portion of our intangible assets are attributed to this acquisition. Our intangible assets are being amortized through 2013.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and intangible assets consisted of the following (in thousands):

	December 31, 2010	January 31, 2012	April 30, 2012
			(Unaudited)
Acquired purchased technology	$600	$600	$600
Customer relationship assets	338	338	338

	938	938	938
Less accumulated amortization	(750)	(848)	(871)

Intangible assets, net	188	90	67
Goodwill	8,488	8,488	8,488

	$8,676	$8,578	$8,555

Note 6. Fair Value Measurements

We measure our financial assets and liabilities at fair value at each reporting period using a fair value hierarchy that requires that we maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs that are supported by little or no market activity.

We have no financial assets or liabilities measured using Level 3 inputs. The following tables present information about our assets that are measured at fair value on a recurring basis using the above input categories (in thousands):

	Fair Value Measurements at December 31, 2010
Description	Level 1	Level 2	Total
U.S. agency obligations	$—	$8,009	$8,009
Commercial paper	—	14,898	14,898
Certificates of deposit	—	140	140
U.S. corporate securities	—	1,019	1,019
Money market funds	1,072	—	1,072

	$1,072	$24,066	$25,138

Included in cash and cash equivalents			$20,640

Included in marketable securities			$4,498

	Fair Value Measurements at January 31, 2012
Description	Level 1	Level 2	Total
U.S. agency obligations	$—	$14,316	$14,316
Commercial paper	—	23,785	23,785
U.S. corporate securities	—	20,380	20,380
Municipal securities	—	15,125	15,125
Money market funds	27,152	—	27,152

	$27,152	$73,606	$100,758

Included in cash and cash equivalents			$47,124

Included in marketable securities			$53,634

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fair Value Measurements at April 30, 2012
Description	Level 1	Level 2	Total
	(Unaudited)
U.S. agency obligations	$—	$43,090	$43,090
Commercial paper	—	24,892	24,892
Certificates of deposit	—	250	250
U.S. corporate securities	—	16,554	16,554
Municipal securities	—	20,205	20,205
Money market funds(1)	(4,311)	—	(4,311)

	$(4,311)	$104,991	$100,680

Included in cash and cash equivalents			$9,973

Included in marketable securities			$90,707

(1)	We had an overdraft of $4.3 million related to our money market funds as of April 30, 2012, that settled the following business day.

Gross unrealized gains and losses for cash equivalents and marketable securities as of December 31, 2010, January 31, 2012 and April 30, 2012 were not material. We do not believe the unrealized losses represent other-than-temporary impairments based on our evaluation of available evidence as of January 31, 2012. All marketable securities held as of January 31, 2012 have not been in a continuous unrealized loss position for more than 12 months. Sales of available-for-sale securities resulted in a gain of $1.0 million in the year ended December 31, 2009 and no gains or losses during the year ended December 31, 2010, the one month period ended January 31, 2011, and the year ended January 31, 2012. All of our marketable securities as of December 31, 2010, January 31, 2012, and April 30, 2012 mature within one year. Marketable securities on the balance sheets consist of securities with original or remaining maturities at the time of purchase of greater than three months and the remainder of the securities are reflected in cash and cash equivalents.

Note 7. Commitments and Contingencies

Letters of Credit

As of January 31, 2012, we had a total of $4.0 million in letters of credit outstanding related to our office space in Pleasanton, California. These letters of credit renew annually and mature at various dates through October 2012. The letters of credit are collateralized by trust assets held by one of our co-Chief Executive Officers (co-CEO).

Leases

We lease office space under noncancelable operating leases in the U.S. and Europe with various expiration dates. In addition, we lease certain equipment and related software from an affiliate of one of our co-CEOs (see Note 13) and from various third parties. The equipment lease terms contain a bargain purchase option, therefore, the leases are classified as capital leases. As of January 31, 2012, the future minimum lease payments by year under noncancelable leases are as follows (in thousands):

	Capital Leases	Operating Leases	Capital Leases with Related Party
2013	$3,964	$5,427	$3,983
2014	3,988	5,579	2,074
2015	2,962	5,724	84
2016	—	2,584	—
2017	—	202	—
Thereafter	—	155	—

	10,914	19,671	6,141
Less amount representing interest and taxes	(759)	—	(580)

	10,155	$19,671	5,561

Less current portion of the present value of minimum lease payments	3,561		3,514

Noncurrent	$6,594		$2,047

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The facility lease agreements generally provide for rental payments on a graduated basis and for options to renew, which could increase future minimum lease payments if exercised. We recognize rent expense on the straight-line basis over the lease period and have accrued for rent expense incurred but not paid. Rent expense was $1.9 million for the year ended December 31, 2009, $2.1 million for the year ended December 31, 2010, $0.2 million for the one month period ended January 31, 2011 and $3.4 million for the year ended January 31, 2012. Rent expense for the three months ended April 30, 2011 and April 30, 2012 was $0.7 million and $1.3 million, respectively.

Legal Matters

We are a party to various legal proceedings and claims which arise in the ordinary course of business. In our opinion, as of January 31, 2012 and April 30, 2012, there was not at least a reasonable possibility that we had incurred a material loss, or a material loss in excess of a recorded accrual, with respect to such loss contingencies.

Note 8. Redeemable Convertible Preferred Stock and Convertible Preferred Stock

Redeemable convertible preferred stock consisted of the following as of January 31, 2012:

	Shares		Liquidation Preference
	Authorized	Outstanding
Series E	22,954,545	22,954,545	$75,749,999
Series F	7,550,000	7,435,149	98,590,076

	30,504,545	30,389,694	$174,340,075

Resale and Redemption Rights

The holders of Series E and Series F redeemable convertible preferred stock have resale and redemption rights. At any time after April 15, 2016, a majority of the then outstanding Series E or Series F redeemable convertible preferred stock may request that we facilitate a sale of their shares. Subject to conditions in the Certificate of Incorporation, if less than all of the requested shares are sold to third parties, the holders of a majority of the requesting series of preferred stock may require that we redeem (ratably if necessary) those unsold shares in cash by paying a price per share equal to the greater of the original issue price per share or the then current fair market value per share.

Accretion of Redeemable Convertible Preferred Stock

Stock issuance costs are being accreted via a charge to accumulated deficit over the period from issuance of the redeemable convertible preferred stock to the date at which the redeemable convertible preferred stock becomes redeemable at the option of the holders of the redeemable convertible preferred stock.

Convertible preferred stock consisted of the following as of January 31, 2012:

	Shares		Liquidation Preference
	Authorized	Outstanding
Series A	30,000,000	30,000,000	$15,000,000
Series B	16,200,000	16,200,000	20,250,000
Series C	11,386,395	11,386,395	28,465,988
Series D	10,000,000	10,000,000	30,000,000

	67,586,395	67,586,395	$93,715,988

As of January 31, 2012, the significant terms applicable to both our Series E and F redeemable convertible preferred stock and our Series A through Series D convertible preferred stock, collectively our Preferred Stock, were as follows:

Conversion Rights

Each share of our Preferred Stock is convertible, at the option of its holder, into the number of fully paid and nonassessable shares of common stock which results from dividing the applicable original issue price per share by the applicable conversion price per share

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

on the date that the share certificate is surrendered for conversion. The original issue prices per share of Series A, B, C, D, E and F preferred stock were $0.50, $1.25, $2.50, $3.00, $3.30 and $13.26, respectively. As of January 31, 2012, the conversion prices per share for all shares of Preferred Stock were equal to the original issue prices, and the rate at which each share would convert into common stock was one-for-one. The conversion prices of the Preferred Stock will be adjusted for specified dilutive issuances, stock splits, combinations, non-cash dividends and recapitalizations.

Each share of Series E redeemable convertible preferred stock will automatically convert into common stock, at the conversion rate then in effect, immediately on the earlier of: (1) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series E redeemable convertible preferred stock; (2) the closing of the sale of our common stock in a firm commitment underwritten public offering with aggregate gross proceeds of at least $25.0 million; or (3) the date that there are no longer at least 7,000,000 shares of Series E redeemable convertible preferred stock outstanding (as adjusted).

Each share of Series F redeemable convertible preferred stock will automatically convert into common stock, at the conversion rate then in effect, immediately on the earlier of: (1) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series F redeemable convertible preferred stock; (2) the closing of the sale of our common stock in a firm commitment underwritten public offering with aggregate gross proceeds of at least $100.0 million; or (3) the date that there are no longer at least 700,000 shares of Series F redeemable convertible preferred stock outstanding (as adjusted).

Dividend Rights

The Preferred Stock has similar dividend rights as our common stock. Any dividend or distribution would be distributed to all holders of Preferred Stock or common shares in proportion to the number of common shares that would be held by each holder as if all preferred shares were converted at the conversion ratio in effect at the time of the dividend.

Liquidation Rights

In the event of any Liquidation Event, as defined below, either voluntary or involuntary, the holders of Series F redeemable convertible preferred stock will be entitled to receive, prior and in preference to any distribution of any assets to the holders of common stock or holders of other series of preferred stock, an amount per share equal to the sum of the original purchase price of $13.26 per share plus any declared but unpaid dividends.

In accordance with our Certificate of Incorporation, a Liquidation Event includes the sale, transfer or license of all or substantially all of our assets or intellectual property; our merger or consolidation with or into another entity; the transfer of 50% or more of our voting stock; or a liquidation, dissolution or winding up of the Company (other than through a transaction to change our state of incorporation or other specified exceptions).

Upon the completion of the payment of the liquidation preference to the holders of Series F redeemable convertible preferred stock, the holders of Series E redeemable convertible preferred stock will be entitled to receive, prior and in preference to any distribution of assets to the holders of common stock and shares of Series A, B, C and D convertible preferred stock, an amount per share equal to the sum of the original purchase price of $3.30 per share plus any declared but unpaid dividends.

Upon the completion of the payment of the liquidation preferences to the holders of the Series E and Series F redeemable convertible preferred stock, the holders of Series A, B, C and D convertible preferred stock will be entitled to receive, prior and in preference to any distribution of assets to the holders of common stock an amount per share equal to the sum of the original purchase price of $0.50, $1.25, $2.50 and $3.00 per share, respectively, plus any declared but unpaid dividends.

After completion of distribution to the preferred stockholders, the remaining assets will be distributed to the holders of common stock and Series E redeemable convertible preferred stock in proportion to the shares of such stock owned by each holder (assuming full conversion of the shares of Series E redeemable convertible preferred stock) until the holders of Series E redeemable convertible preferred stock receive an aggregate of $6.60 per share. Thereafter, all remaining assets will be distributed to the holders of common stock in proportion to the shares of such stock owned by each holder.

Voting Rights

Each share of Preferred Stock is entitled to one vote for each share of common stock into which such share of preferred stock is convertible. As long as at least 7,000,000 shares of Series E redeemable convertible preferred stock are outstanding, the holders of a majority of the Series E shares are entitled to elect one director at any election of directors.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We may not, without the approval of the holders of a majority of shares of Preferred Stock, consummate a Liquidation Event, authorize any equity security with a preference over or on parity with any series of Preferred Stock, redeem, purchase or otherwise acquire shares of Preferred Stock or common stock (subject to specified exceptions), amend our Certificate of Incorporation or Bylaws or pay or declare any dividends.

In addition, as long as at least 7,000,000 shares (as adjusted) of Series E Preferred Stock are outstanding and at least 1,500,000 shares (as adjusted) of Series F redeemable convertible preferred stock are outstanding, the Series E and Series F preferred stockholders, respectively, have class voting rights on certain events, including any amendments to our Certificate of Incorporation or Bylaws, in a manner that is adverse to their respective series or increasing or decreasing the number of shares of their respective series. The Series F holders also have class voting rights related to director independence, dividends and redemption or purchase of Preferred Stock or common stock.

Note 9. Common Stock and Stockholders’ Equity (Deficit)

Common Stock

Outstanding common stock as of January 31, 2012 includes 2,926,650 shares subject to repurchase related to stock options early exercised and unvested.

Our common stock has no preferences or privileges and is not redeemable. Holders of our common stock are entitled to one vote for each share of common stock held.

Common Stock Subject to Repurchase

The 2005 Stock Plan (Plan) as amended, and our Stock Option Agreement allow for the early exercise of stock options for certain individuals as determined by the board of directors. We have the right to purchase at the original exercise price any unvested (but issued) common shares during the repurchase period following termination of services of an employee. The consideration received for an exercise of an option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The shares and liability are reclassified into equity as the awards vest.

As of January 31, 2012, there were 8,395,950 exercisable but unvested options related to options with early exercise provisions. These options had a weighted-average exercise price of $1.63 per share and a weighted-average remaining contractual life of 8.7 years. The total intrinsic value of these exercisable but unvested options as of January 31, 2012 was $27.3 million.

Stock Options

The Plan provides for the issuance of incentive and nonstatutory options to employees and nonemployees. Options issued under the Plan generally are exercisable for periods not to exceed 10 years, generally vest over five years and are issued at the fair value of the shares of common stock on the date of grant as determined by our board of directors, which obtains periodic third-party common stock valuations to assist in its process.

We have also issued nonstatutory options outside of the Plan. These options also are exercisable for periods not to exceed 10 years, generally vest over five years and were issued at the fair value of the shares of common stock on the date of grant, as determined by the board of directors.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock option activity is as follows:

	Options Outstanding
	Shares Available for Grant	Outstanding Stock Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Balance as of December 31, 2010	2,199,555	27,323,739	$0.66	$44,574,691
Increase in Plan authorized shares	—	—
Stock option grants	—	—
Stock options exercised	—	(509,850)	0.27
Stock options canceled	17,500	(17,500)	1.13

Balance as of January 31, 2011	2,217,055	26,796,389	0.68	43,520,261
Increase in Plan authorized shares	13,500,000	—
Stock option grants	(10,667,405)	10,667,405	3.19
Restricted stock grants	(100,000)	—	—
Stock options exercised	—	(7,758,894)	0.81
Stock options canceled	493,425	(493,425)	1.63

Balance as of January 31, 2012	5,443,075	29,211,475	1.55	98,241,048
Stock option grants (unaudited)	(2,800)	2,800	4.90
Stock options exercised (unaudited)		(1,064,290)	0.66
Stock options canceled (unaudited)	96,950	(96,950)	3.27

Balance as of April 30, 2012 (unaudited)	5,537,225	28,053,035	1.58	93,572,383

Vested and expected to vest as of January 31, 2012		26,386,583	1.50	90,141,704

Exercisable as of January 31, 2012		17,822,208	$1.05	$69,019,132

Vested and expected to vest as of April 30, 2012 (unaudited)		25,370,166	$1.52	$86,023,367

Exercisable as of April 30, 2012 (unaudited)		17,560,347	$1.08	$67,423,548

The total grant-date fair value of stock options vested during the year ended December 31, 2009 was $0.8 million, the year ended December 31, 2010 was $1.2 million, the one month period ended January 31, 2011 was $0.5 million, the year ended January 31, 2012 was $2.5 million, the three month period ended April 30, 2011 was $0.4 million and the three months ended April 30, 2012 was $0.8 million. The total intrinsic value of the options exercised during the year ended December 31, 2009 was $0.4 million, the year ended December 31, 2010 was $0.5 million, the one month period ended January 31, 2011 was $0.5 million, the year ended January 31, 2012 was $19.6 million, the three month period ended April 30, 2011 was $2.5 million and the three months ended April 30, 2012 was $4.5 million. The intrinsic value is the difference between the current fair value of the stock and the exercise price of the stock option. The weighted-average remaining contractual life of vested and expected to vest options as of January 31, 2012 is approximately eight years.

As of January 31, 2012 and April 30, 2012, there was a total of $19.8 million and $19.2 million, respectively, in unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of approximately four years.

The options that are exercisable as of January 31, 2012 have a weighted-average remaining contractual life of approximately seven years. The weighted-average remaining contractual life of outstanding options at January 31, 2012 is approximately eight years.

Share-Based Compensation to Employees

All share-based payments to employees are measured based on the grant date fair value of the awards and recognized in the consolidated statements of operations over the period during which the employee is required to perform services in exchange for the award (generally the five year vesting period of the award). We estimate the fair value of stock options granted using the Black-Scholes option-valuation model. We determine the assumptions for the option-valuation model as follows:

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Common Stock

Given the absence of a public trading market, our board of directors considered numerous objective and subjective factors to determine the fair value of our common stock at each meeting at which awards were approved. The factors included, but were not limited to: (i) contemporaneous third-party valuations of our common stock; (ii) the prices, rights, preferences and privileges of our Preferred Stock relative to those of our common stock; (iii) the lack of marketability of our common stock; (iv) our actual operating and financial results; (v) current business conditions and projections; and (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of our Company, given prevailing market conditions.

Risk-Free Interest Rate

The weighted-average, risk-free interest rate is based on the rate for a U.S. Treasury zero-coupon issue with a term that approximates the expected life of the option grant at the date closest to the option grant date.

Expected Term

The expected term represents the period that our share-based awards are expected to be outstanding. The expected term assumptions were determined based on the vesting terms, exercise terms and contractual lives of the options.

Volatility

There is no active external or internal market for our common shares. Thus, it was not possible to estimate the expected volatility of our share price when estimating the fair value of the options granted. Accordingly, as a substitute for such volatility, we consider the volatility data of our peer group.

Dividend Yield

We have not paid and do not expect to pay dividends.

The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period the estimates are revised. We consider many factors when estimating expected forfeitures, including the types of awards and employee class. Actual results, and future changes in estimates, may differ substantially from our current estimates.

The assumptions used for the periods presented were as follows:

	Year Ended			Three Months Ended
	December 31, 2009	December 31, 2010	January 31, 2012	April 30, 2011	April 30, 2012
				(Unaudited)
Expected volatility	64.0% – 64.6%	60.6% – 61.2%	58.1% – 59.1%	58.1% – 59.1%	55.3%
Expected term (in years)	5 – 6.4	5 – 6.4	5 – 6.4	5 – 6.4	5
Risk-free interest rate	1.9% – 3.0%	1.0% – 2.9%	0.9% – 2.7%	2.3% – 2.7%	0.8%
Dividend yield	0%	0%	0%	0%	0%
Weighted-average grant date fair value per share	$0.36	$0.61	$1.78	$1.29	$2.32

Stock Options Issued to Nonemployees

During the years ended December 31, 2010 and January 31, 2012, we granted options to purchase approximately 50,000 and 63,500 shares, respectively, of common stock to individual consultants at a weighted-average exercise price of $1.00 and $4.25 per share, respectively. The options were granted in exchange for consulting services. One grant vested immediately and the remainder vest over periods from one to five years. These options were granted under our Plan and are included in the option table above. Additional consultant options were granted in prior years. The options issued to consultants are remeasured to fair value at the end of each accounting period. We recorded expense related to the issuance of options to consultants of $0.1 million in the year ended December 31, 2009, $0.1 million in the year ended December 31, 2010 and $0.4 million in the year ended January 31, 2012. We recorded $0.1 million of expense related to the issuance of options to consultants in each of the three month periods ended April 30, 2011 and 2012.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock Warrants

During 2008, we issued warrants to purchase 900,000 and 450,000 shares of common stock at an exercise price of $5.50 and $11.00, respectively, as part of a cloud applications contract with a customer. During 2010, we modified the exercise provisions of the warrants. The modification resulted in the immediate vesting of all shares of our common stock issuable upon exercise of the common stock warrants. The common stock warrants are exercisable in full from the date of modification until the earlier of May 2018 or the consummation of a corporate transaction.

The total fair value of the warrants as of the modification date was determined to be $0.3 million using the Black-Scholes option-valuation model. Since the vesting provisions have been removed, the warrants no longer require remeasurement. The total fair value was recorded as additional paid-in capital. During 2009, we began recognizing revenue related to our customers cloud applications contract as the revenue recognition criteria were met. We reduced the amount of revenue recognized by $0.1 million in the years ended December 31, 2010 and January 31, 2012, related to the fair value of the warrants. The amount of the reduction in the year ended December 31, 2009 and the one month ended January 31, 2011 was not significant. The remaining $0.1 million of the fair value as of January 31, 2012, was recorded as a reduction of deferred revenue.

Note 10. Other Income (Expense), net

Other income (expense), net consisted of the following (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012
Interest income	$444	$88	$4	$68
Realized gain on sale of marketable securities	1,027	–	–	–
Interest expense	–	(221)	(41)	(976)
Other income (expense), net	73	76	29	(110)

	$1,544	$(57)	$(8)	$(1,018)

Note 11. Income Taxes

The components of loss before provision for taxes were as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012
Domestic	$(47,336)	$(51,388)	$(4,864)	$(78,721)
Foreign	(2,515)	(4,730)	(576)	(741)

Total	$(49,851)	$(56,118)	$(5,440)	$(79,462)

We did not record an income tax provision for deferred taxes for any of the periods presented because we provided a full valuation allowance against our deferred tax assets. The provision for income taxes consisted of the following (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012
Federal	$46	$80	$5	$60
State	14	10	3	38
Foreign	31	7	2	69

Total	$91	$97	$10	$167

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The items accounting for the difference between income taxes computed at the federal statutory income tax rate and the provision for income taxes consisted of the following:

	Year Ended December 31,	Year Ended December 31,	One Month Ended January 31,	Year Ended January 31,
	2009	2010	2011	2012
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Effect of:
Foreign income at other than U.S. rates	(1.2)	(1.9)	(2.3)	(0.3)
State taxes, net of federal benefit	5.6	5.3	5.0	5.2
Changes in valuation allowance	(39.0)	(37.6)	(36.9)	(38.7)
Other	(0.6)	(1.0)	(1.0)	(1.4)

	(0.2)%	(0.2)%	(0.2)%	(0.2)%

As a result of our history of net operating losses, the current federal and current state provision for income taxes relates to an accrual of the interest and penalties for uncertain tax positions and state minimum taxes. Current foreign income taxes are associated with our non-U.S. operations.

The Company has unrecorded excess stock option tax benefits of $3.7 million as of January 31, 2012. These amounts will be credited to additional paid-in-capital when such amounts reduce cash taxes payable.

Significant components of the Company’s deferred tax assets and liabilities were as follows (in thousands):

	December 31, 2010	January 31, 2012
Deferred tax assets:
Deferred revenue	$12,033	$10,826
Other reserves and accruals	3,642	9,583
Federal net operating loss carryforwards	49,665	72,804
State and foreign net operating loss carryforwards	17,496	20,976
Other	2,062	3,402

	84,898	117,591
Valuation allowance	(84,290)	(116,621)

Deferred tax assets, net of valuation allowance	608	970
Deferred tax liabilities:
Acquired intangible assets	(24)	(11)
Other prepaid assets	(584)	(959)

	(608)	(970)

Net deferred tax assets	$—	$—

As a result of continuing losses, we have determined that it is more likely than not that we will not realize the benefits of the deferred tax assets and therefore we have recorded a valuation allowance to reduce the carrying value of the deferred tax assets to zero. As a result, the valuation allowance on our net deferred tax assets increased by $20.5 million and $30.8 million during the years ended December 31, 2010 and January 31, 2012, respectively.

As of January 31, 2012, we had $217.5 million of federal, $212.4 million of state and $77.8 million of foreign net operating loss carryforwards available to offset future taxable income. If not utilized, the federal and state net operating loss carryforwards expire in varying amounts between the years 2015 and 2032. The foreign net operating losses do not expire and may be carried forward indefinitely.

We also had $4.3 million of federal and $4.6 million of California research and development tax credit carryforwards as of January 31, 2012. The federal credits expire in varying amounts between the years 2025 and 2032. The California research credits do not expire and may be carried forward indefinitely.

Our ability to utilize the net operating loss and tax credit carryforwards in the future may be subject to substantial restrictions in the event of past or future ownership changes as defined in Section 382 of the Internal Revenue Code of 1986, as amended and similar state tax law.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We consider all undistributed earnings of our foreign subsidiaries to be permanently invested in foreign operations unless such earnings are subject to federal income taxes. Accordingly, no deferred tax liabilities have been recorded with respect to undistributed earnings of the foreign subsidiaries. To date, we have not had any material undistributed foreign earnings.

A reconciliation of the gross unrecognized tax benefit is as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012
Unrecognized tax benefits at the beginning of the period	$4,549	$5,513	$7,489	$8,598
Additions for tax positions taken in prior years	–	692	926	–
Additions for tax provisions related to the current year	964	1,284	183	2,107

Unrecognized tax benefits at the end of the period	$5,513	$7,489	$8,598	$10,705

Our policy is to include interest and penalties related to unrecognized tax benefits within our provision for income taxes. The amount accrued for interest and penalties included in our current tax provision and the amount accrued for interest and penalties as of the end of all periods presented is not material.

Included in the balance of unrecognized tax benefits at each December 31, 2009, December 31, 2010, January 31, 2011 and January 31, 2012 are potential benefits of $1.7 million that if recognized, would affect the tax rate on earnings. We do not expect any unrecognized tax benefits to be recognized within the next 12 months.

We file federal, state and foreign income tax returns in jurisdictions with varying statutes of limitations. Due to our net operating loss carryforwards, our income tax returns generally remain subject to examination by federal and most state and foreign tax authorities.

Note 12. Net loss per share

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including Preferred Stock, outstanding stock options, and outstanding warrants, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The anti-dilutive securities excluded from the weighted-average shares used to calculate the diluted net loss per common share were as follows (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2010	One Month Ended January 31, 2011	Year Ended January 31, 2012	Three Months Ended April 30, 2011	Three Months Ended April 30, 2012
					(Unaudited)
Shares subject to outstanding common stock options	19,830	27,324	26,796	29,211	29,547	28,053
Shares subject to common stock warrants	1,350	1,350	1,350	1,350	1,350	1,350
Redeemable convertible preferred stock	22,955	22,955	22,955	30,390	22,955	30,390
Convertible preferred stock	67,586	67,586	67,586	67,586	67,586	67,586

	111,721	119,215	118,687	128,537	121,438	127,379

Unaudited Consolidated Pro Forma Net Loss per Share Attributable to Common Stockholders

Pro forma basic and diluted net loss per share attributable to common stockholders were computed to give effect to the conversion of the Preferred Stock (using the if-converted method) into common stock as though the conversion had occurred on the dates of issuance.

WORKDAY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the calculation of pro forma basic and diluted net loss per share attributable to common stockholders (in thousands, except per share data):

	Year Ended January 31, 2012	Three Months Ended April 30, 2012
Numerator:
Net loss attributable to common stockholders, as reported	$(79,971)	$(20,256)

Pro forma net loss attributable to common stockholders	$(79,971)	$(20,256)

Denominator:
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	29,478	33,011
Adjustment for assumed conversion of convertible preferred stock	92,662	97,976

Weighted-average shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted	122,140	130,987

Pro forma net loss per share attributable to common stockholders –basic and diluted	$(0.65)	$(0.15)

Note 13. Related-Party Transactions

In June 2010, we entered into a lease agreement with an affiliate of one of our co-CEOs, who is also a significant stockholder. The lease agreement provides for an equipment lease financing facility to be drawn upon for purchases of information technology and related equipment for use in our business operations. The amounts paid under this agreement in the years ended December 31, 2010 and January 31, 2012 and in the three months ended April 30, 2012 were $1.5 million, $4.6 million and $1.1 million, respectively. As of April 30, 2012, the principal balance due under the lease agreement was $4.7 million.

One of our board members is the chief executive officer of the customer which holds warrants to our common stock.

Note 14. 401(k) Plan

We have a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code covering eligible employees. To date, we have not made any matching contributions to this plan.

Note 15. Subsequent Events

We have evaluated subsequent events through June 28, 2012, the date upon which these financial statements were issued.

In May 2012, our board of directors authorized an additional 15 million shares under the 2005 Stock Plan and approved stock option grants of 3.6 million shares and restricted stock awards of 1.2 million shares.

[Back Cover]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our initial public offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee:

SEC registration fee		$22,920
FINRA filing fee		20,500
Stock Exchange Listing fee		*
Printing and engraving		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation that will be in effect at the closing of the Registrant’s initial public offering contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws that will be in effect at the closing of the Registrant’s initial public offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with its directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. Reference is also made to the underwriting agreement to be filed as Exhibit 1.1 to this registration statement, which provides for the indemnification of executive officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated

bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Item 15.	Recent Sales of Unregistered Securities

Since June 1, 2009, the Registrant has issued and sold the following securities:

1.

In October 2011, November 2011 and December 2011, the Registrant sold an aggregate of 7,435,149 shares of its Series F preferred stock to accredited investors at a purchase price of $13.26 per share for an aggregate purchase price of $98,590,076 to a total of 22 investors.

2.

In November 2009 the Registrant sold an aggregate of 227,272 shares of its Series E preferred stock to accredited investors at a purchase price of $3.30 per share for an aggregate purchase price of $749,998 to a total of two investors.

3.

From June 1, 2009 through June 1, 2012, the Registrant issued options to its employees, consultants, other service providers and directors to purchase an aggregate of 23,626,020 shares of its Class B common stock under the 2005 Stock Plan with exercise prices ranging from $0.65 to $7.05 per share and 1,250,000 shares of restricted Class B common stock to three individuals. In addition, during this period the Registrant issued options outside the 2005 Stock Plan to purchase 5,735,000 shares of its Class B common stock to two individuals at an exercise price of $1.30 per share.

4.

From June 1, 2009 through June 1, 2012, the Registrant issued 9,775,834 shares of its Class B common stock to a total of 377 of its employees, consultants, other service providers and directors upon exercise of options granted by the Registrant under its 2005 Stock Plan, with exercise prices ranging from $0.10 to $7.05 per share.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Certificate of Incorporation of Registrant.

3.2	Bylaws of Registrant.

3.3*	Form of Restated Certificate of Incorporation of Registrant, to be in effect at the closing of Registrant’s initial public offering.

3.4*	Form of Restated Bylaws of Registrant, to be in effect at the closing of Registrant’s initial public offering.

4.1*	Form of Registrant’s Class A common stock certificate.

4.2	Amended and Restated Investors’ Rights Agreement, dated October 13, 2011, by and among Registrant and certain security holders of Registrant.

5.1*	Opinion of Fenwick & West LLP.

10.1	Form of Indemnification Agreement.

10.2*	2005 Stock Plan, as amended, and forms of stock option and stock option exercise agreement.

10.3*

2012 Equity Incentive Plan and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.

10.4*	2012 Change in Control Policy.

10.5	Offer letter between Michael A. Stankey and the Registrant, dated September 4, 2009.

10.6	Offer letter between James P. Shaughnessy and the Registrant, dated July 7, 2011.

10.7	Offer letter between Mark S. Peek and the Registrant, dated April 9, 2012, as amended May 22, 2012.

10.8	Office Lease Agreement, dated September 18, 2008, between Registrant and 6200 Stoneridge Mall Road Investors, LLC.

10.9	Sub-Sublease, dated September 22, 2008, between Registrant and E-Loan, Inc.

10.10	Form of Warrant to Purchase Class B Common Stock, dated May 19, 2008, issued by the Registrant to Flextronics International Management Services Ltd., as amended.

10.11*	Voting Agreement, by and among the Registrant, David A. Duffield and Aneel Bhusri.

21.1*	List of Subsidiaries of Registrant.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5 to this Form S-1).

*	To be filed by amendment.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or the information is included in the Registrant’s consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this 28th day of June, 2012.

WORKDAY, INC.

/s/ Mark S. Peek
Mark S. Peek
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aneel Bhusri, Mark S. Peek and James P. Shaughnessy, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Duffield David A. Duffield	Co-Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2012

/s/ Aneel Bhusri Aneel Bhusri	Chairman and Co-Chief Executive Officer (Principal Executive Officer)	June 28, 2012

/s/ Mark S. Peek Mark S. Peek	Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2012

/s/ A. George Battle A. George Battle	Director	June 28, 2012

/s/ Michael M. McNamara Michael M. McNamara	Director	June 28, 2012

/s/ Scott D. Sandell Scott D. Sandell	Director	June 28, 2012

/s/ George J. Still, Jr. George J. Still, Jr.	Director	June 28, 2012

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Certificate of Incorporation of Registrant.

3.2	Bylaws of Registrant.

3.3*	Form of Restated Certificate of Incorporation of Registrant, to be in effect at the closing of Registrant’s initial public offering.

3.4*	Form of Restated Bylaws of Registrant, to be in effect at the closing of Registrant’s initial public offering.

4.1*	Form of Registrant’s Class A common stock certificate.

4.2	Amended and Restated Investors’ Rights Agreement, dated October 13, 2011, by and among Registrant and certain security holders of Registrant.

5.1*	Opinion of Fenwick & West LLP.

10.1	Form of Indemnification Agreement.

10.2*	2005 Stock Plan, as amended, and forms of stock option and stock option exercise agreement.

10.3*

2012 Equity Incentive Plan and forms of stock option award agreement, restricted stock agreement, stock appreciation right award agreement, restricted stock unit award agreement, performance shares award agreement and stock bonus award agreement.

10.4*	2012 Change in Control Policy.

10.5	Offer letter between Michael A. Stankey and the Registrant, dated September 4, 2009.

10.6	Offer letter between James P. Shaughnessy and the Registrant, dated July 7, 2011.

10.7	Offer letter between Mark S. Peek and the Registrant, dated April 9, 2012, as amended May 22, 2012.

10.8	Office Lease Agreement, dated September 18, 2008, between Registrant and 6200 Stoneridge Mall Road Investors, LLC.

10.9	Sub-Sublease, dated September 22, 2008, between Registrant and E-Loan, Inc.

10.10	Form of Warrant to Purchase Class B Common Stock, dated May 19, 2008, issued by the Registrant to Flextronics International Management Services Ltd., as amended.

10.11*	Voting Agreement, by and among the Registrant, David A. Duffield and Aneel Bhusri.

21.1*	List of Subsidiaries of Registrant.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Fenwick & West LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5 to this Form S-1).

*	To be filed by amendment.

EXHIBIT 3.1

WORKDAY, INC.

RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

    Workday, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows.

1.        The name of this corporation is Workday, Inc. and this corporation was originally incorporated pursuant to the General Corporation Law on March 16, 2012 under the name Workday, Inc.

2.        The Board of Directors of this corporation duly adopted resolutions adopting and approving the amendment and restatement of the Certificate of Incorporation of this corporation (the “Restated Certificate”), declaring the Restated Certificate to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the adoption and approval of the Restated Certificate is as follows.

RESOLVED, that the Restated Certificate is hereby adopted and approved in its entirety to read as set forth on Exhibit A attached hereto and incorporated herein by this reference.

3.        Exhibit A referred to above is attached hereto as Exhibit A and is hereby incorporated herein by this reference. This Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4.        This Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 6th day of June, 2012.

By:	/s/ Aneel Bhusri
Aneel Bhusri
Chairman, Co-Chief Executive Officer

EXHIBIT A

WORKDAY, INC.

RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I

The name of this corporation is Workday, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its resident agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.        Authorization of Stock.   This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 298,090,940. The total number of shares of common stock authorized to be issued is 200,000,000, par value $0.001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 98,090,940, par value $0.001 per share (the “Preferred Stock”), of which 30,000,000 shares are designated as “Series A Preferred Stock,” 16,200,000 shares are designated as “Series B Preferred Stock,” 11,386,395 shares are designated as “Series C Preferred Stock,” 10,000,000 shares are designated as “Series D Preferred Stock,” 22,954,545 shares are designated as “Series E Preferred Stock” and 7,550,000 shares are designated as “Series F Preferred Stock.”

B.        Rights, Preferences and Restrictions of Preferred Stock.   The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.        Dividends.   Any dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2

2.        Liquidation Preference.

(a)        In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred and Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Issue Price (as defined below) for the Series F Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series F Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.50 per share for each share of the Series A Preferred Stock, $1.25 per share for each share of Series B Preferred Stock, $2.50 per share for each share of Series C Preferred Stock, $3.00 per share for each share of Series D Preferred Stock, $3.30 per share for each share of Series E Preferred Stock and $13.26 per share for each share of Series F Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b)        Upon the completion of the distribution required by subsection (a) of this Section 2, if Proceeds remain, the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, the “Junior Preferred Stock”) and Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Issue Price (as defined below) for the Series E Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b).

(c)        Upon the completion of the distribution required by subsections (a) and (b) of this Section 2, if Proceeds remain, the holders of each series of Junior Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the applicable Original Issue Price for such series of Preferred Stock plus (ii) declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Junior Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts under this subsection (b), then the entire remaining Proceeds legally available for distribution shall be distributed ratably among the holders of the Junior Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (c).

3

(d)        Upon completion of the distributions required by subsections (a), (b) and (c) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Series E Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all shares of Series E Preferred Stock) until, with respect to the Series E Preferred Stock, such holders shall have received the Series E Participation Cap (as defined below); thereafter, if Proceeds remain, the holders of the Common Stock of this corporation shall receive all of the remaining Proceeds pro rata based on the number of shares of Common Stock held by each. For purposes hereof, “Series E Participation Cap” shall mean $6.60 for the Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock), which includes amounts paid pursuant to subsection (b) of this Section 2.

(e)        Notwithstanding the foregoing, upon any Liquidation Event each holder of Preferred Stock shall be entitled to receive, for each share of each series of Preferred Stock then held, out of the Proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 2(a), 2(b) or 2(c), as applicable, and 2(d) above (without giving effect to this Section 2(e)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event after giving effect to this Section 2(e) with respect to all series of Preferred Stock simultaneously.

(f)        (i)        For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or exclusive substantially worldwide license of all or substantially all of this corporation’s assets or intellectual property, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of capital stock in a bona fide financing transaction shall not be deemed a “Liquidation Event.” The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that the treatment of any particular transaction or series of related transactions as a Liquidation Event with respect to the Series E Preferred Stock

4

or Series F Preferred Stock may be waived only by the vote or written consent of the holders of a majority of the outstanding Series E Preferred Stock or Series F Preferred Stock, as applicable.

(ii)        In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A)        Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)        If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)        If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)        If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of this corporation.

(B)        The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors of this corporation.

(C)        The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)        In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)        cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)        cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(e)(iv) hereof.

(iv)        This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to

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the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with Title 8 of the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(g)        Allocation of Escrow and Contingent Consideration.

(i)        In the event of a Liquidation Event where any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies and such portion of the Proceeds is equal to or less than twenty percent (20%) of the total Proceeds of such Liquidation Event (with such total Proceeds including the portion placed in escrow and/or subject to contingencies), notwithstanding the operation of this Section 2 the definitive agreement with respect to such transaction shall provide that the portion of such Proceeds that is placed in escrow and/or is subject to contingencies shall be allocated among the holders of capital stock of the corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 2 (such that each stockholder has the same percentage of the Proceeds payable to it placed into escrow and/or subject to contingencies, as applicable).

(ii)        In the event of a Liquidation Event where any portion of the Proceeds is placed into escrow and/or is payable to the stockholders of the corporation subject to contingencies and such portion of the Proceeds is greater than twenty percent (20%) of the total Proceeds of such Liquidation Event (with such total Proceeds including the portion placed in escrow and/or subject to contingencies), the definitive agreement with respect to such transaction shall provide that (A) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event and (B) any additional consideration which becomes payable to the stockholders of this corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.        Series E and Series F Preferred Stock Resale Request.

(a)        Subject to the terms and conditions of this Section 3, if this corporation shall receive at any time after April 15, 2016 a written request from the holders of a majority of the then outstanding shares of (x) Series E Preferred Stock or (y) Series F Preferred Stock that

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this corporation facilitate the resale of the shares of such series of Preferred Stock held by them (a “Resale Assistance Request”), this corporation shall promptly give written notice of the Resale Assistance Request to all other holders of such series of Preferred Stock and use all commercially reasonable efforts to facilitate the resale of all of such holders’ shares of Preferred Stock, together with all of the shares of such series of Preferred Stock of any other holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of the such written notice from this corporation.

(b)        In the event of a Resale Assistance Request, this corporation shall be entitled to direct the effort to resell the shares of the applicable series of Preferred Stock, and may do so directly or indirectly (including by retaining an investment bank or financial advisor). This corporation shall make reasonably available to prospective purchasers sufficient information regarding this corporation’s business and financial condition necessary for such persons to decide whether to acquire shares of the applicable series of Preferred Stock requested to be sold, and to provide reasonable and appropriate access to the corporation’s directors, officers and key employees. Notwithstanding the foregoing, this corporation shall not be obligated to provide any information or access unless the prospective purchaser shall have entered into a confidentiality agreement with the corporation (which may contain an obligation to not solicit this corporation’s employees) and in no event shall the corporation be obligated to disclose or make available highly confidential proprietary information, trade secrets or other similar information. In addition, as part of its efforts to facilitate the resale of shares of the applicable series of Preferred Stock, this corporation shall not be under any obligation to engage or provide information to a competitor of this corporation (as reasonably determined by the Board of Directors of this corporation).

(c)        The holders of the shares of Preferred Stock requested to be sold will cooperate in good faith with this corporation to resell the shares of such series of Preferred Stock so requested to be sold, including by taking, or causing to be taken, all actions reasonably requested by this corporation in connection therewith; provided, that notwithstanding any provision herein to the contrary, each such holder will retain the sole discretion to accept or reject any offer to acquire such shares. During the period ending 180 days after this corporation’s receipt of the Resale Assistance Request, the holders of the requesting series of Preferred Stock requested to be sold shall not approach or negotiate with any person or persons with respect to the purchase of its shares of Preferred Stock other than in conjunction with the corporation and shall promptly notify this corporation of any party who, during such period, approaches such holder regarding the purchase of such holder’s shares of Preferred Stock. If prospective purchasers are willing to purchase some, but not all, of the shares of the applicable series of Preferred Stock requested for resale, then this corporation shall so advise all holders requesting resale and the number of shares that may be sold shall be allocated among holders of such series of Preferred Stock requested to be sold, pro rata based on the number of shares of such series of Preferred Stock held by each (or in such other allocation as may be agreed by the holders of a majority of such shares of the requesting series of Preferred Stock).

(d)        Any resale of shares of Series E Preferred Stock or Series F Preferred Stock facilitated in accordance with this Section 3 shall comply with any first refusal or other agreements to which the holder of such shares is bound, other than any co-sale obligations. All expenses incurred by this corporation in connection with its efforts to resell the shares of

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Series E Preferred Stock or Series F Preferred Stock pursuant to this Section 3, other than fees and commissions of any financial advisor or investment bank retained by this corporation and payable by the holders of the series of Preferred Stock being sold pursuant to the next sentence, shall be borne by this corporation. The fees and commissions of any financial advisor or investment bank retained by this corporation shall be borne pro rata by the holders of the shares of Preferred Stock actually sold. The obligations of this corporation under this Section 3 with respect to a specific Resale Assistance Request shall cease on the earlier of the resale of all shares of the applicable series of Preferred Stock requested to be sold and the date that is one hundred eighty (180) days after this corporation’s receipt of such Resale Assistance Request. This corporation shall not be obligated to assist with the resale of any shares of Series E Preferred Stock or Series F Preferred Stock requested pursuant to this Section 3 if it has, within the twelve (12) month period preceding the date of such request, already responded to a Resale Assistance Request for such series pursuant to this Section 3.

(e)        Any action required of this corporation under this Section 3 with respect to a Resale Assistance Request may be waived, either prospectively or retroactively and either generally or in a particular instance, by the written consent or vote of the holders of a majority of the outstanding shares of the series of Preferred Stock requested to be sold.

4.        Redemption.

(a)        Subject to the terms and conditions of this Section 4, if less than all of the shares of Series E Preferred Stock or Series F Preferred Stock requested to be sold in connection with a Resale Assistance Request are sold, then at any time during the period beginning on the date that is one hundred eighty (180) days after this corporation’s receipt of such Resale Assistance Request and ending ninety (90) days thereafter, the holders of a majority of the then outstanding shares of the requesting series of Preferred Stock may, by written request delivered to this corporation, require the corporation to redeem the then outstanding shares of such series of Preferred Stock. This corporation shall to the extent it may do so lawfully and in accordance with the terms of this Section 4, redeem in three (3) annual installments (each annual payment date being referred to herein as a “Redemption Date”) the outstanding shares of such series of Preferred Stock (other than Excluded Stock (as defined below)) by paying in cash therefor a sum per share equal to the greater of (i) the applicable Original Issue Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and (ii) the fair market value of such share (measured as of the initial Redemption Date) as determined by an independent appraisal firm chosen and approved by this corporation’s Board of Directors (including, with respect to any redemption of the Series E Preferred Stock, the approval of the Series E Director (as defined below), whose approval may not be unreasonably withheld) (the greater of such values, the “Redemption Price”), plus such additional amount required pursuant to subsection 4(d), if any. The initial Redemption Date shall be a date no fewer than ten (10) and no more than thirty (30) days after the completion of the appraisal described below, which appraisal shall be completed not more than ninety (90) days after the corporation’s receipt of such written request for redemption. The number of shares of Series E Preferred Stock or Series F Preferred Stock that this corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of such series of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such

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calculation applies); provided, however, that Excluded Stock (as defined below) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. Any redemption of Series E Preferred Stock or Series F Preferred Stock effected pursuant to this subsection 4(a) shall be made on a pro rata basis among the holders of such series of Preferred Stock in proportion to the aggregate Redemption Price of each such holder of such series of Preferred Stock would otherwise be entitled to receive on the applicable Redemption Date.

(b)        Appraisal. For purposes of this Section 4, the independent appraisal firm shall determine the “fair market value” of each share of Series E Preferred Stock or Series F Preferred Stock, as applicable, as the price per share that would be paid for one such share by a willing buyer to a willing seller in a market transaction assuming that all of this corporation’s Preferred Stock had converted to Common Stock at the then applicable conversion rates and that a material portion of this corporation’s shares of Common Stock were publicly traded on a national securities exchange in sufficient volume to provide a liquid trading market. The reasonable and customary fees and expenses of the appraisal firm will be paid one-half by this corporation and one-half by the participating holders of the series of Preferred Stock requesting such redemption. The corporation will pay the holders’ share and deduct such amount pro rata from the first payments to be made pursuant to subsection 4(a). This corporation shall make reasonably available to such appraiser sufficient information regarding this corporation’s business and financial condition necessary for such appraiser to conduct such appraisal, and to provide reasonable and appropriate access to the corporation’s directors, officers and key employees. This corporation will notify each holder of Series E Preferred Stock or Series F Preferred Stock, as applicable, of the appraiser’s determination of fair market value within two days following receipt thereof.

(c)        At least twenty (20) but no more than forty-five (45) days prior to each Redemption Date, written notice shall be delivered to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the series of Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of the shares of such series of Preferred Stock to be redeemed from such holder, the Redemption Price and the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). If this corporation receives, on or prior to the fifteenth (15th) day after delivery of the first Redemption Notice to a holder of the applicable series of Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 4, then the shares registered on the books of this corporation in the name of such holder at the time of this corporation’s receipt of such notice shall thereafter be “Excluded Stock”. Excluded Stock shall not be redeemed or redeemable pursuant to this Section 4, whether on the initial Redemption Date or thereafter. Except as provided in subsection 4(d), on or after each Redemption Date, each holder of Series E Preferred Stock or Series F Preferred Stock, as applicable, to be redeemed on such Redemption Date shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the

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shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d)        From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of such series of Preferred Stock (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If this corporation’s Available Funds (as defined below) on a Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those Available Funds will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to subsection 4(a). The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Thereafter, at each three month anniversary of the applicable Redemption Date prior to the next applicable Redemption Date (each such date, a “Quarterly Interim Redemption Date”), if this corporation has Additional Available Funds (as defined below), such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on any Redemption Date but that it has not redeemed. In the event that any share of Preferred Stock designated for redemption remain outstanding following the third annual Redemption Date, the Redemption Price with respect to such share shall be increased at a rate equal to ten percent (10%) of the Redemption Price per annum measured from the third annual Redemption Date until the date such share is actually redeemed (with such ten percent (10%) rate accruing on the basis of the actual number of days elapsed during any annual period).

(e)        Definitions.   For purposes of this Section 4:

(i)        “Available Funds” means

(A)        with respect to the initial Redemption Date, fifty percent (50%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable,

(B)        with respect to the second Redemption Date, seventy-five percent (75%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, and

(C)        with respect to the third and final Redemption Date, one hundred percent (100%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable.

(ii)        “Additional Available Funds” means

(A)        with respect to a Quarterly Interim Redemption Date falling during the period following the initial Redemption Date and prior to the second Redemption Date, (x) fifty percent (50%) of (y) (1) the funds of this corporation legally available for

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redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date less (2) the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on the date one day after the immediately preceding Redemption Date or Quarterly Interim Redemption Date,

(B)        with respect to a Quarterly Interim Redemption Date falling during the period following the second Redemption Date and prior to the third and final Redemption Date, (x) seventy-five percent (75%) of (y) (1) the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date less (2) the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on the date one day after the immediately preceding Redemption Date or Quarterly Interim Redemption Date, and

(C)        with respect to a Quarterly Interim Redemption Date following the third and final Redemption Date, one hundred percent (100%) of the funds of this corporation legally available for redemption of shares of Series E Preferred Stock and/or Series F Preferred Stock, as applicable, on such Quarterly Interim Redemption Date.

(f)        In determining the amount of this corporation’s legally available funds on a specified redemption date, the Board of Directors of this corporation shall, pursuant to §154 of Title 8 of the General Corporation Law, exclude from the corporation’s total liabilities any liability associated with the redeemability of shares of Series E Preferred Stock or Series F Preferred Stock to be redeemed at a subsequent redemption date unless such exclusion is unreasonable under the circumstances.

(g)        A redemption request may be withdrawn or terminated upon the request of the holders of a majority of the issued and outstanding shares of the applicable series of Preferred Stock (other than Excluded Stock) prior to the actual redemption of at least ten percent (10%) of the total number of shares of the applicable series of Preferred Stock to be redeemed pursuant to this Section 4. After any such withdrawn or terminated redemption request, the shares of the applicable series of Preferred Stock shall again be subject to redemption pursuant to this Section 4 upon the request of the holders of the applicable series of Preferred Stock as provided above following this corporation’s earlier receipt of a Resale Assistance Request. Following the initial Redemption Date, the shares of Series E Preferred Stock or Series F Preferred Stock, as applicable, constituting Excluded Stock shall no longer be redeemable pursuant to this Section 4.

5.        Conversion.   The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)        Right to Convert.   Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Stock into Common Stock is referred to herein as the “Conversion Rate”

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for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 5(d).

(b)        Automatic Conversion.

(i)        Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (A) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $25,000,000 in the aggregate (a “Qualified Public Offering”), (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), or (C) the date that there is no longer at least 7,500,000 shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Preferred Stock).

(ii)        Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for the Series E Preferred Stock immediately upon the earlier of (A) a Qualified Public Offering, (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate series), or (C) the date that there are no longer at least 7,000,000 shares of Series E Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series E Preferred Stock).

(iii)        Each share of Series F Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for the Series F Preferred Stock immediately upon the earlier of (A) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1, the public offering price of which was not less than $100,000,000 in the aggregate, (B) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate series), or (C) the date that there are no longer at least 700,000 shares of Series F Preferred Stock outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series F Preferred Stock).

(c)        Mechanics of Conversion.   Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its

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principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of subsection 5(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)        Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.   The Conversion Price of the Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i)        (A)   If this corporation shall issue, on or after the date upon which this Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-tenth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 5(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-

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contingent and whether exercisable or not yet exercisable. In the event that this corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock pursuant to the provisions of this Section 5(d) (the “First Dilutive Issuance”), and this corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to such Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to substantially the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, shall be reduced to the applicable Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)        No adjustment of the Conversion Price for the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be made in an amount less than one-tenth of one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 5(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)        In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)        In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of this corporation irrespective of any accounting treatment.

(E)        In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)        The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

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(2)        The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 5(d)(i)(C) and (d)(i)(D)).

(3)        In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)        Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)        The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 5(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 5(d)(i)(E)(3) or (4).

(ii)        “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 5(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A)        Common Stock issued pursuant to a transaction described in subsection 5(d)(iii) hereof;

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(B)        Shares of Common Stock issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors;

(C)        Common Stock issued pursuant to a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended;

(D)        Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E)        Common Stock issued in connection with a bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(F)        Common Stock issued or deemed issued pursuant to subsection 5(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 5(d);

(G)        Common Stock issued upon conversion of the Preferred Stock;

(H)        Common Stock issued pursuant to any equipment leasing arrangement or debt financing from a bank or similar financial institution approved by this corporation’s Board of Directors, provided such financing is primarily for non-equity financing purposes; or

(I)        Common Stock issued to persons or entities with which this corporation has business relationships, provided such issuances are approved by this corporation’s Board of Directors and are primarily for non-equity financing purposes, and provided further that, in the event of an issuance in excess of 100,000 shares (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), such issuance is approved by at least seventy-five percent of this corporation’s Board of Directors.

(iii)        In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such

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increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)        If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)        Other Distributions.   In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(iii), then, in each such case for the purpose of this subsection 5(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)        Recapitalizations.   If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)        No Fractional Shares and Certificate as to Adjustments.

(i)        No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)        Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 5, this corporation, at its expense, shall promptly, in each case no later than fifteen (15) business days, compute such adjustment or

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readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)        Notices of Record Date.   In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)        Reservation of Stock Issuable Upon Conversion.   This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j)        Notices.   Any notice required by the provisions of this Section 5 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(k)        Waiver of Adjustment to Conversion Price.   Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock pursuant to Section 5(d)(i) may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of each of the affected series, in each case voting separately as a series. Any such waiver shall bind all future holders of shares of such Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, as applicable.

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6.        Voting Rights.

(a)        General Voting Rights.   The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)        Voting for the Election of Directors.   As long at least 7,000,000 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) remain outstanding, the holders of a majority of such shares of Series E Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors. The holders of Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

7.        Protective Provisions.

(a)        So long as any shares of Preferred Stock are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis):

(i)        consummate a Liquidation Event;

(ii)        authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, any series of Preferred Stock with respect to dividends, liquidation or redemption, other than the issuance of any authorized but unissued shares of Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(iii)        redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), directly or indirectly, through any subsidiaries or otherwise, any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (1) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or

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pursuant to a right of first refusal, or (ii) the redemption of any share or shares of Series E Preferred Stock in accordance with Section 4;

(iv)        amend this corporation’s Certificate of Incorporation or Bylaws; or

(v)        pay or declare any dividends.

(b)        So long as at least 7,000,000 shares of Series E Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate series):

(i)        amend this corporation’s Certificate of Incorporation or Bylaws in a manner which adversely affects the rights of the Series E Preferred Stock in a different manner than any other series of Preferred Stock (including an amendment to this corporation’s Certificate of Incorporation that changes the amount or seniority of the dividend payment, liquidation preference (including participation rights) or redemption rights of any other existing series of Preferred Stock or that increases the rate at which such other existing series of Preferred Stock converts to Common Stock); provided that the mere authorization or issuance of any new equity securities of this corporation, including those that have terms senior or pari passu in any respect to the Series E Preferred Stock, shall be deemed not to adversely affect the rights of the Series E Preferred Stock;

(ii)        increase or decrease (other than by redemption or conversion) the total number of authorized or designated shares of Series E Preferred Stock;

(iii)        amend this corporation’s Certificate of Incorporation in a manner that would cause or permit the conversion of any outstanding shares of Series E Preferred Stock without the prior written election or consent of the holders of a majority of the outstanding shares of Series E Preferred Stock; or

(iv)        amend this corporation’s Restated Certificate of Incorporation to remove any requirement for a separate vote of the Series E Preferred Stock contained herein.

(c)        So long as at least 1,500,000 shares of Series F Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) are outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series F Preferred Stock (voting as a separate series):

(i)        amend this corporation’s Certificate of Incorporation or Bylaws, or approve any charter reorganizing the corporation under the laws of another state, in either case so as to alter, amend or modify the rights of the Series F Preferred Stock (other than, in the case of a reincorporation of this corporation, changes related solely to differences required by the laws of the new state of incorporation);

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(ii)        increase or decrease (other than by redemption or conversion) the total number of authorized or designated shares of Series F Preferred Stock;

(iii)        take any action that results in less than a majority of the members of the Board of Directors being independent. For purposes hereof, “independent” shall be determined according to Rule 303A.2 of the New York Stock Exchange;

(iv)        redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose), directly or indirectly, through any subsidiaries or otherwise, any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (1) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal, or (ii) the redemption of any share or shares of Series E Preferred Stock or Series F Preferred Stock in accordance with Section 4; or

(v)        pay or declare any dividends.

8.        Status of Redeemed or Converted Stock.   In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 4 or Section 5 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C.        Common Stock.   The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.        Dividend Rights.   Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.        Liquidation Rights.   Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.        Redemption.   The Common Stock is not redeemable at the option of the holder.

4.        Voting Rights.   The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

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ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

1.        Limitation of Liability.   To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.        Change in Rights.   Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

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ARTICLE XI

In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by Title 8 of the General Corporation Law or other statutes or laws of the State of Delaware, the board of directors is expressly authorized to provide indemnification of directors, officers, employees, agents, and other persons to the fullest extent permitted by law through bylaw provisions, agreements with indemnitees, vote of stockholders or disinterested directors or otherwise.

ARTICLE XII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

*    *    *

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Exhibit 3.2

BYLAWS

OF

WORKDAY, INC.

(a Delaware corporation)

i

ii

iii

BYLAWS

OF

WORKDAY, INC.

(a Delaware corporation)

March 23, 2012

ARTICLE I

STOCKHOLDERS

Section 1.1:    Annual Meetings.  Unless directors are elected by written consent in lieu of an annual meeting as permitted by Section 211 of the Delaware General Corporation Law, an annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors shall each year fix. The meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board of Directors in its sole discretion may determine. Any other proper business may be transacted at the annual meeting.

Section 1.2:    Special Meetings.  Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairperson of the Board of Directors, a Chief Executive Officer, the President, or the Secretary. Special meetings may not be called by any other person or persons.

Section 1.3:    Notice of Meetings.  Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by law (including, without limitation, as set forth in Section 7.1(b) of these Bylaws) stating the date, time and place, if any, of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation of the Corporation, such notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 1.4:    Adjournments.  The chair of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The chair shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders may adjourn from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting.

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Section 1.5:    Quorum.  At each meeting of stockholders the holders of a majority of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except if otherwise required by applicable law. If a quorum shall fail to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum.

Section 1.6:    Organization.  Meetings of stockholders shall be presided over by such person as the Board of Directors may designate, or, in the absence of such a person, the Chairperson of the Board of Directors, or, in the absence of such a person, a Chief Executive Officer, or, in the absence of a such person, the President of the Corporation, or, in the absence of a such person, such person as may be chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting. Such person shall be chairperson of the meeting and, subject to Section 1.11 hereof, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him or her to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7:    Voting; Proxies.  Unless otherwise provided by law or the Certificate of Incorporation, and subject to the provisions of Section 1.8 of these Bylaws, each stockholder shall be entitled to one (1) vote for each share of stock held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by written consent without a meeting, may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Voting at meetings of stockholders need not be by written ballot unless such is demanded at the meeting before voting begins by a stockholder or stockholders holding shares representing at least one percent (1%) of the votes entitled to vote at such meeting, or by such stockholder’s or stockholders’ proxy; provided, however, that an election of directors shall be by written ballot if demand is so made by any stockholder at the meeting before voting begins. If a vote is to be taken by written ballot, then each such ballot shall state the name of the stockholder or proxy voting and such other information as the chairperson of the meeting deems appropriate and, if authorized by the Board of Directors, the ballot may be submitted by electronic transmission in the manner provided by law. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the shares of stock entitled to vote thereon that are present in person or represented by proxy at the meeting and are voted for or against the matter.

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Section 1.8:    Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to take corporate action by written consent without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed by the Board of Directors, then the record date shall be as provided by applicable law. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 1.9:    List of Stockholders Entitled to Vote.  A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. If the meeting is held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting.

Section 1.10:    Action by Written Consent of Stockholders.

(a)        Procedure.  Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed in the manner permitted by law by the holders of outstanding stock having not less than the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written stockholder consents shall bear the date of signature of each stockholder who signs the consent in the manner permitted by law and shall be delivered to the Corporation as provided in subsection (b) below. No written consent shall be effective to take the action set forth therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation in the manner provided above, written consents signed by a sufficient number of stockholders to take the action set forth therein are delivered to the Corporation in the manner provided above.

(b)        A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or a person or persons authorized to

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act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the Corporation or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors of the Corporation.

(c)        Notice of Consent.  Prompt notice of the taking of corporate action by stockholders without a meeting by less than unanimous written consent of the stockholders shall be given to those stockholders who have not consented thereto in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as required by law. In the case of a Certificate Action (as defined below), if the Delaware General Corporation Law so requires, such notice shall be given prior to filing of the certificate in question. If the action which is consented to requires the filing of a certificate under the Delaware General Corporation Law (a “Certificate Action”), then if the Delaware General Corporation Law so requires, the certificate so filed shall state that written stockholder consent has been given in accordance with Section 228 of the Delaware General Corporation Law and that written notice of the taking of corporate action by stockholders without a meeting as described herein has been given as provided in such section.

Section 1.11:   Inspectors of Elections.

(a)        Applicability.  Unless otherwise provided in the Corporation’s Certificate of Incorporation or required by the Delaware General Corporation Law, the following provisions of this Section 1.11 shall apply only if and when the Corporation has a class of voting stock that is: (i) listed on a national securities exchange; (ii) authorized for quotation on an automated interdealer quotation system of a registered national securities association; or (iii) held of record by more than 2,000 stockholders; in all other cases, observance of the provisions of this Section 1.11 shall be optional, and at the discretion of the Corporation.

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(b)        Appointment.  The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

(c)        Inspector’s Oath.  Each inspector of election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

(d)        Duties of Inspectors.  At a meeting of stockholders, the inspectors of election shall (i) ascertain the number of shares outstanding and the voting power of each share, (ii) determine the shares represented at a meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

(e)        Opening and Closing of Polls.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the inspectors at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery upon application by a stockholder shall determine otherwise.

(f)        Determinations.  In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies in accordance with Section 212(c)(2) of the Delaware General Corporation Law, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.11 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1:    Number; Qualifications.  The Board of Directors shall consist of one or more members. The initial number of directors shall be seven (7), and thereafter shall be fixed

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from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

Section 2.2:    Election; Resignation; Removal; Vacancies.  The Board of Directors shall initially consist of the person or persons elected by the incorporator or named in the Corporation’s initial Certificate of Incorporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal. Any director may resign at any time upon notice to the Corporation given in writing or by electronic transmission. Subject to the rights of any holders of Preferred Stock then outstanding: (i) any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors and (ii) any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors to be elected by all stockholders having the right to vote as a single class, may be filled by the stockholders, by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Section 2.3:    Regular Meetings.  Regular meetings of the Board of Directors may be held at such places, within or without the State of Delaware, and at such dates and times as the Board of Directors or the Secretary may from time to time determine. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting or the Secretary to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission.

Section 2.4:    Special Meetings.  Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, a Chief Executive Officer, the President, the Secretary or a majority of the members of the Board of Directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting or the Secretary to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5:    Remote Meetings Permitted.  Members of the Board of Directors, or any committee of the Board, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other communications equipment shall constitute presence in person at such meeting.

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Section 2.6:    Quorum; Vote Required for Action.  At all meetings of the Board of Directors a majority of the total number of authorized directors shall constitute a quorum for the transaction of business. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. A meeting at which quorum is initially present may continue to transact business, notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 2.7:    Organization.  Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, or in such person’s absence by a Chief Executive Officer, or in such person’s absence by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8:    Written Action by Directors.  Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee, respectively. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.9:    Powers.  The Board of Directors may, except as otherwise required by law or the Certificate of Incorporation, exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2.10:    Compensation of Directors.  Directors, as such, may receive, pursuant to a resolution of the Board of Directors, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board of Directors.

ARTICLE III

COMMITTEES

Section 3.1:    Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the

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stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2:    Committee Rules.  Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

OFFICERS

Section 4.1:    Generally.  The officers of the Corporation shall consist of a Chairman of the Board of Directors, one or more Chief Executive Officers, a President, one or more Vice Presidents, a Secretary, a Chief Financial Officer, a Treasurer and such other officers, including a Controller, one or more Assistant Treasurers and one or more Assistant Secretaries, as may from time to time be appointed by the Board of Directors. All officers shall be elected by the Board of Directors; provided, however, that the Board of Directors may empower a Chief Executive Officer of the Corporation to appoint officers other than the Chairperson of the Board, a Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Each officer shall hold office until such person’s successor is elected and qualified or until such person’s earlier resignation or removal. Any number of offices may be held by the same person. Any officer may resign at any time upon written notice to the Corporation. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board of Directors.

Section 4.2:    Chief Executive Officer.  Subject to the control of the Board of Directors and such supervisory powers, if any, as may be given by the Board of Directors, the powers and duties of each Chief Executive Officer of the Corporation, acting individually or together as they so determine, are:

(a)        To act as the general manager and, subject to the control of the Board of Directors, to have general supervision, direction and control of the business and affairs of the Corporation;

(b)        To preside at all meetings of the stockholders;

(c)        To call meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as he or she shall deem proper; and

(d)        To affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board of Directors or which, in the judgment of a Chief Executive Officer, should be executed on behalf of the Corporation; to sign certificates for shares of stock of the Corporation; and, subject to the direction of the Board of Directors, to have

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general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The Board of Directors shall designate a person or persons to be a Chief Executive Officer. If the Board of Directors has not designated any other officer to be a Chief Executive Officer, then the President shall be a Chief Executive Officer.

Section 4.3:    Chairperson of the Board.  The Chairperson of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided in these Bylaws and as the Board of Directors may from time to time prescribe.

Section 4.4:    President.  The Board of Directors shall designate a person to be a President of the Corporation. If the Board of Directors has not designated any person to be President, then a Chief Executive Officer shall be the President.

Subject to the provisions of these Bylaws and to the direction of the Board of Directors, and subject to the supervisory powers of a Chief Executive Officer (if a Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by the Board of Directors to the Chairperson of the Board of Directors, and/or to any other officer, the President shall have the responsibility for the general management the control of the business and affairs of the Corporation and the general supervision and direction of subordinate officers, employees and agents of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board of Directors.

Section 4.5:    Vice President.  Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President, or that are delegated to him or her by the Board of Directors or a Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of a Chief Executive Officer or the President in the event of such person’s absence or disability.

Section 4.6:    Chief Financial Officer.  The Chief Financial Officer shall be the Treasurer of the Corporation unless the Board of Directors shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board of Directors and a Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer.

Section 4.7:    Treasurer.  The Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board of Directors or a Chief Executive Officer may from time to time prescribe.

Section 4.8:    Secretary.  The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board of Directors. The Secretary shall have charge of the corporate minute books and

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similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board of Directors or a Chief Executive Officer may from time to time prescribe.

Section 4.9:    Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 4.10:    Removal.  Any officer of the Corporation shall serve at the pleasure of the Board of Directors and may be removed at any time, with or without cause, by the Board of Directors. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V

STOCK

Section 5.1:    Certificates.  Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairperson or Vice-Chairperson of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Section 5.2:    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 5.3:    Transfers of Stock.  Upon surrender of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall, if requested, issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction on its books.

Section 5.4:    Registered Stockholders.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock of the Corporation as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express notice thereof, except as expressly provided by equitable law.

ARTICLE VI

INDEMNIFICATION

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Section 6.1:    Indemnification of Officers and Directors.  Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or a Reincorporated Predecessor (as defined below) or is or was serving at the request of the Corporation or a Reincorporated Predecessor (as defined below) as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, the Corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation may, by action of the Board of Directors or a Chief Executive Officer, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers. As used herein, the term “Reincorporated Predecessor” means a corporation that is merged with and into the Corporation in a statutory merger where (a) the Corporation is the surviving corporation of such merger; (b) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to Delaware.

Section 6.2:    Advance of Expenses.  Except as otherwise provided in a written indemnification agreement between the Corporation and a director or officer, the Corporation shall pay all expenses (including attorneys’ fees) incurred by such a director or officer in defending any such Proceeding as they are incurred in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred by such a director or officer in advance of the final disposition of such Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article VI or otherwise; and provided, further, that the Corporation shall not be required to advance any expenses to a person against whom the Corporation directly brings a claim, in a Proceeding, alleging that such person has breached such person’s duty of loyalty to the Corporation, committed an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, or derived an improper personal benefit from a transaction.

Section 6.3:    Non-Exclusivity of Rights.  The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance

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expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.4:    Indemnification Contracts.  Either the Board of Directors or a Chief Executive Officer is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5: Effect of Amendment.  Any amendment, repeal or modification of any provision of this Article VI shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.

ARTICLE VII

NOTICES

Section 7.1:    Notice.

(a)        Except as otherwise specifically provided in these Bylaws (including, without limitation, Section 7.1(b) below) or required by law, all notices required to be given pursuant to these Bylaws shall be in writing and may in every instance be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by prepaid telegram, telex, overnight express courier, mailgram or facsimile. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given (i) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person, (ii) in the case of delivery by mail, upon deposit in the mail, (iii) in the case of delivery by overnight express courier, when dispatched, and (iv) in the case of delivery via telegram, telex, mailgram or facsimile, when dispatched.

(b)        Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at

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which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

(c)        An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2:    Waiver of Notice.  Whenever notice is required to be given under any provision of these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE VIII

INTERESTED DIRECTORS

Section 8.1:    Interested Directors; Quorum.  No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IX

MISCELLANEOUS

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Section 9.1:    Fiscal Year.  The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 9.2:    Seal.  The Board of Directors, the President or the Secretary may provide for a corporate seal, which shall have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by such person or persons.

Section 9.3:    Form of Records.  Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of, diskettes, computer hard drives, servers, or any other information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the Delaware General Corporation Law.

Section 9.4:    Reliance Upon Books and Records.  A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5:    Dividends.  Dividends on the capital stock of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Section 9.6:    Certificate of Incorporation Governs.  In the event of any conflict between the provisions of the Corporation’s Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.7:    Severability.  If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Corporation’s Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE X

AMENDMENT

Section 10.1:    Amendments.  Stockholders of the Corporation holding a majority of the Corporation’s outstanding voting stock then entitled to vote at an election of directors shall have

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the power to adopt, amend or repeal Bylaws. To the extent provided in the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation shall also have the power to adopt, amend or repeal Bylaws of the Corporation.

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CERTIFICATION OF BYLAWS

OF

WORKDAY, INC.

(a Delaware corporation)

KNOW ALL BY THESE PRESENTS:

I, James P. Shaughnessy, certify that I am Secretary of Workday, Inc., a Delaware corporation (the “Company”), that I am duly authorized to make and deliver this certification, that the attached Bylaws are a true and correct copy of the Bylaws of the Company in effect as of the date of this certificate.

Dated: March 23, 2012

/s/ James P. Shaughnessy
James P. Shaughnessy, Secretary

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EXHIBIT 4.2

WORKDAY, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

October 13, 2011

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 13th day of October 2011, by and among Workday, Inc., a Nevada corporation (the “Company”), and the investors listed on Schedule A hereto, each of which is herein referred to as an “Investor.”

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock (the “Series A Preferred Stock”), Series B Preferred Stock (the “Series B Preferred Stock”), Series C Preferred Stock (the “Series C Preferred Stock”), Series D Preferred Stock (the “Series D Preferred Stock”), Series E Preferred Stock (the “Series E Preferred Stock”) and/or shares of Common Stock issued upon conversion thereof and possess registration rights, information rights, rights of first offer and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of April 17, 2009, as amended, by and among the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement);

WHEREAS, the Existing Investors as holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company desire to amend and restated the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to the Series F Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Series F Agreement”), which provides that as a condition to the closing of the sale of the Series F Preferred Stock (the “Series F Preferred Stock,” collectively with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the “Preferred Stock”), this Agreement must be executed and delivered by such Investors, Existing Investors holding a majority of the outstanding Registrable Securities (as such term is defined in the Prior Agreement) of the Company, and the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Existing Investors hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1.         Registration Rights.   The Company covenants and agrees as follows:

1.1         Definitions.   For purposes of this Section 1:

(a)        The term “Act” means the Securities Act of 1933, as amended.

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(b)        The term “Advisory Account” shall mean a Holder that is advised by an Investment Adviser.

(c)        The term “Affiliated Advisory Account” shall mean Advisory Accounts that share the same or an affiliated Investment Adviser

(d)        The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)        The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.

(f)         The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.

(g)        The term “Investment Adviser” shall mean an investment adviser registered pursuant to the requirements of the Investment Advisers Act of 1940, as amended. The identity and contact information for each Advisory Account’s Investment Adviser is set forth on the signature page hereto of such Advisory Account.

(h)        The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(i)         The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(j)         The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the Common Stock issuable or issued upon the exercise of the warrants issued to Flextronics International Management Services Ltd. on May 19, 2008, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

(k)        The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.

(l)         The term “Rule 144” shall mean Rule 144 under the Act.

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(m)       The term “SEC” shall mean the Securities and Exchange Commission.

1.2        Request for Registration.

(a)        Subject to the conditions of this Section 1.2, if the Company shall receive at any time after the earlier of (i) six (6) months after the effective date of the Initial Offering and (ii) thirty (30) months after the date of this Agreement, a written request from the Holders of thirty percent (30%) or more of the Registrable Securities then outstanding (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $15,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).

(b)        If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to a majority in interest of the Initiating Holders). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)        Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:

(i)        in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or

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(ii)        after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or

(iii)        during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

(iv)        if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or

(v)        if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period.

1.3        Company Registration.

(a)        If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

(b)        Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.

(c)        Underwriting Requirements.   In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall

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not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities be excluded from such offering unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below ten percent (10%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, partnership or corporation, the affiliated venture capital funds, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.

1.4        Form S-3 Registration.   In case the Company shall receive from the Holders of Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:

(a)        promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)        use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company,

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provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:

(i)         if Form S-3 is not available for such offering by the Holders;

(ii)        if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $5,000,000;

(iii)        if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.4 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12)-month period;

(iv)        if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; or

(v)         in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)        If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).

(d)        Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.

1.5        Obligations of the Company.   Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)        prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of

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the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

(b)        prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

(c)        furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)        use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)         in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(f)         notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)        cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and

(h)        provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

Notwithstanding the provisions of this Section 1, the Company shall be entitled to postpone or suspend, for a reasonable period of time not to exceed 60 days, and no more than once in any twelve month period, the filing, effectiveness or use of, or trading under, any registration statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would in the good faith judgment of the Board of Directors of the Company:

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(i)        materially impede, delay or interfere with any material pending or proposed financing, acquisition, corporate reorganization or other similar transaction involving the Company for which the Board of Directors of the Company has authorized negotiations;

(ii)        materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)        require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates).

In the event of the suspension of effectiveness of any registration statement pursuant to this Section 1.5, the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

1.6        Information from Holder.   It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

1.7         Expenses of Registration.   All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company as well as a single counsel for Investors (not to exceed $25,000) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.8        Delay of Registration.   No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any

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controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.9         Indemnification.   In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)        To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)        To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to

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which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.

(c)        Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

(d)        If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material

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fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)        Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)        The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.

1.10       Reports Under the 1934 Act.   With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)        make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;

(b)        file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act;

(c)        furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form; and

(d)        furnish, or cause the Company’s transfer agent to furnish, no later than three business days after a supportable request therefor, unlegended stock certificates in connection with sales of Registrable Securities by a Holder pursuant to Rule 144.

1.11       Assignment of Registration Rights.   The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, (iii) is an Advisory Account advised by the same Investment Adviser as such Holder or (iv) after such assignment or transfer, holds at least 3,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (a) the

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Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

1.12       Limitations on Subsequent Registration Rights.   From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.

1.13       “Market Stand-Off” Agreement.

(a)        Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the initial underwritten offering of the Company’s Common Stock and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, in each case held immediately prior to the effectiveness of the registration statement for such offering (the “Registration Statement”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock held immediately prior to the effectiveness of the Registration Statement, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. For the sake of added clarity, no securities of any kind purchased pursuant to the Registration Statement or after the effectiveness of the Registration Statement are subject to this Section 1.13. The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holders if (x) all officers, directors and greater than two percent (2%) stockholders of the Company enter into similar agreements and (y) to the extent the underwriters grant any early termination or exclusion from the terms of the lock up agreement, such underwriters apply the same exclusion or termination pro rata among the Holders who are subject to a lock up agreement based on the number of shares subject to such agreements. The Company shall use commercially reasonable efforts to require the underwriters in connection with such offering to include each provision in the immediately preceding sentence of this Section 1.13 in any subsequent agreement presented to the Investors. The underwriters in connection with such offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as

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though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in such offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 1.13 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. The Company shall provide prompt written notice of any extension to each affected Holder.

(b)        Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S FIRST REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

1.14       Termination of Registration Rights.   No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after two (2) years following the consummation of the Initial Offering or (ii) after the consummation of a Liquidation Event, as that term is defined in the Company’s Amended and Restated Articles of Incorporation (as amended from time to time).

2.         Covenants of the Company.

2.1         Delivery of Financial Statements.   The Company shall deliver to (x) each Investor (or transferee of an Investor) that holds at least 6,000,000 shares of Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), or, in the case of holders of Series F Preferred Stock that are not Advisory Accounts, at least 150,000 shares of Series F Preferred Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) and (y) to each Investment Adviser (as identified on the signature pages hereto) of any Investor that is an Advisory Account (each, an “Information Recipient”):

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(a)        (i) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports (the “Annual Financials”) to be in reasonable detail and prepared in accordance with generally accepted accounting principles (“GAAP”), and (ii) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, the Annual Financials audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)        as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(c)        upon request by any Information Recipient, within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, each in reasonable detail, together with a current summary capitalization table;

(d)        no later than five business days after approval thereof, but in any event no later than sixty (60) days after the end of each fiscal year, a budget and business plan for the next fiscal year, including balance sheets, income statements and statements of cash flows for such fiscal year and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(e)        as soon as practicable, but in any event no later than 15 business days after the occurrence of the event, notice of any stock split, stock dividend or other corporate event affecting the capitalization of the Company;

(f)        such other information relating to the financial condition, business or corporate affairs of the Company as any Information Recipient may from time to time request, provided, however, that the Company shall not be obligated under this subsection (f) or any other subsection of Section 2.1 to provide information that it deems in good faith to be a trade secret or similar confidential information; and

(g)        at the same time and in the same manner as such materials are delivered to its Board, all materials, financial or otherwise, which the Company provides to its Board in connection with meetings of the Board; provided, however, that the Company reserves the right to exclude access to any materials (or portion thereof) if the Company believes upon the advice of counsel that such exclusion is reasonably necessary to preserve the attorney client privilege, to protect highly confidential information or for similar reasons. The decision of the Board with respect to the privileged or confidential nature of such information shall be final and binding.

Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date

14

thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes upon the advice of counsel it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing commercially reasonable efforts to cause such registration statement to become effective.

2.2         Inspection.   The Company shall permit each Information Recipient, at such Information Recipient’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Information Recipient; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

2.3         Termination of Information and Inspection Covenants.   The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public or (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall first occur.

2.4         Right of First Offer.   Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor (or transferee of an Investor) that (a) holds at least 6,000,000 shares of Preferred Stock or (b) at least 150,000 shares of Series F Preferred Stock (in each case, subject to appropriate adjustment for stock splits, stock dividends, combinations or the like) or (c) is an Advisory Account (each, a “Major Investor”) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term “Major Investor” includes any general partners and affiliates of a Major Investor, including Affiliated Advisory Accounts. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners, affiliates and Affiliated Advisory Accounts in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)        The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.

(b)        By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Major Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals

15

the proportion that the number of shares of Common Stock that are Registrable Securities issued and held by such Major Investor (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and exercise of all convertible and exercisable securities then outstanding) (such Major Investor’s “Pro Rata Share”).

(c)        If any Major Investor fails to exercise its rights under this Section 2.4 or elects to exercise such rights with respect to less than such Major Investor’s full Pro Rata Share (the difference between such Major Investor’s Pro Rata Share and the number of Shares for which such Major Investor exercised its rights under this Section 2.4 the “Excess Shares”), any participating Major Investor electing to exercise its rights with respect to its full Pro Rata Share (a “Fully Participating Shareholder”) shall be entitled to purchase from the Company an additional number of Shares up to the aggregate number of Excess Shares, provided that such Fully Participating Shareholder shall only be entitled to purchase up to that number of Excess Shares equal to the lesser of (i) the number of Excess Shares it has elected to purchase and (ii) the number of Excess Shares equal to the product of (A) the number of Excess Shares and (B) the quotient obtained by dividing (1) the total number of shares of Common Stock then owned by such Fully Participating Shareholder by (2) the total number of shares of Common Stock then owned by all Fully Participating Shareholders exercising their rights pursuant to this sentence (assuming the conversion of all Preferred Stock held by the Fully Participating Shareholders into Common Stock in each of clauses (1) and (2) above).

(d)        If all Shares that Major Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(e)        The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors; (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance and sale of Series F Preferred Stock pursuant to the Series F Agreement or (vi) the issuance of stock, warrants or other securities or rights to persons or entities with which the Company has business relationships (including, without limitation, any equipment leasing arrangement or debt financing arrangement), provided such issuances are primarily for other than equity financing purposes. In addition to the foregoing, the right of first offer in this Section 2.4

16

shall not be applicable with respect to any Major Investor in any subsequent offering of Shares if (i) at the time of such offering, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.

(f)        The rights provided in this Section 2.4 may not be assigned or transferred by any Major Investor (except as otherwise set forth herein); provided, however, that a Major Investor that is a (i) venture capital fund may assign or transfer such rights to an affiliated venture capital fund or (ii) and Advisory Account may assign or transfer such rights to an Affiliated Advisory Account.

(g)        The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of (i) the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (ii) a Liquidation Event, as that term is defined in the Company’s Amended and Restated Articles of Incorporation (as amended from time to time).

(h)        Notwithstanding the foregoing, in the event (i) Aneel Bhusri (“Bhusri”) no longer provides service to the Company as an employee, consultant or member of the Board of Directors of the Company, Greylock XI Limited Partnership, Greylock XI-A Limited Partnership and Greylock XI Principals LLC (collectively, “Greylock”) will not be entitled to the right of first offer under, and shall be deemed to not be a “Major Investor” for purposes of, this Section 2.4, or (ii) Bhusri is no longer a full time employee of Greylock Management Corporation (“Greylock Management”) or otherwise materially reduces the amount of time he spends providing services to Greylock Management, then Greylock shall be entitled to the right of first offer under, and shall be deemed a “Major Investor” for purposes of, this Section 2.4 only with the prior written consent of Duffield Investment Group, LLC. In addition, for purposes of this Section 2.4, the number of shares of Common Stock that are Registrable Securities issued and held by Greylock shall be deemed to include shares of Common Stock that are Registrable Securities issued and held by the “Greylock Related Investors” indicated on Schedule A hereto.

2.5         Certain Tax Matters.   The Company shall provide prompt notice to New Enterprise Associates 12, Limited Partnership (“NEA 12”) and New Enterprise Associates 13, L.P. (“NEA 13”) following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by NEA 12 or NEA 13, the Company shall provide NEA 12 or NEA 13, as appropriate, with a written statement informing NEA 12 or NEA 13, as appropriate, whether NEA 12 or NEA 13’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to NEA 12 or NEA 13 shall be delivered to NEA 12 or NEA 13 within 10 days of NEA 12 or NEA 13’s written request

17

therefor. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

2.6         Committee Matters.   The director of the Company elected by the holders of Series E Preferred Stock shall at all times have the right to be a member of any compensation committee of the Board of Directors.

2.7         Restrictions on Sales of Control of the Company.   No Investor shall be a party to any Stock Sale (as defined below) unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s Articles of Incorporation (as if such transaction were a Liquidation Event under the Articles of Incorporation), unless (i) the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) and (ii) the holders of a majority of the outstanding Series E Preferred Stock elect otherwise by written notice given to the Company. For the purposes hereof, “Stock Sale” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares of its capital stock representing more than fifty percent (50%) of the outstanding voting power of the Company.

2.8         Termination of Certain Covenants.   Subject to the last sentence of Section 2.5, the covenants set forth in Sections 2.5, 2.6 and 2.7 shall terminate and be of no further force or effect upon the consummation of (a) the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Act (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) or (b) a Liquidation Event, as that term is defined in the Company’s Amended and Restated Articles of Incorporation (as amended from time to time).

2.9         Confidentiality.   Each Information Recipient and Investor agrees, severally and not jointly, to use the same degree of care as such person uses to protect its own confidential information for any confidential information obtained pursuant to this Agreement, or otherwise as a stockholder of the Company and such person acknowledges that it will not, unless otherwise required by law, or the rules or regulations of any national securities exchange, association or marketplace, disclose such information without the prior written consent of the Company except such information that (a) was in the public domain prior to the time it was furnished to such person, (b) is or becomes (through no willful improper action or inaction by such person) generally available to the public, (c) was in its possession or known by such person without restriction prior to receipt from the Company, (d) was rightfully disclosed to such person by a third party without restriction or (e) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, each Information Recipient or Investor that is (i) a limited partnership or limited liability company may disclose such proprietary or confidential information to any former partners or members who retained an economic interest in such person, or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such person (or any employee or representative of any of the foregoing) or (ii) an Investment Adviser may

18

disclose such proprietary or confidential information to any Advisory Account it advises (or any employee or representative of any of the foregoing) (each of the foregoing persons identified in clauses (i) or (ii), a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Permitted Disclosee. As a condition to receiving information hereunder, each Permitted Disclosee (and legal counsel, accountants or representatives for such Permitted Disclosee) shall be advised of the terms of this Agreement and shall be directed to treat any information received in accordance with this section. In addition, each Information Recipient and Investor shall be responsible for any breaches of the terms of this section by its Permitted Disclosees (and legal counsel, accountants or representatives for such Permitted Disclosee) and each Information Recipient and Investor agrees, at its sole expense, to take all commercially reasonable measures to restrain its Permitted Disclosees (and legal counsel, accountants or representatives for such Permitted Disclosee) from prohibited or unauthorized disclosure or use of any confidential information.

3.         Miscellaneous.

3.1         Successors and Assigns.   Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2         Governing Law.   This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.3         Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals.

3.4         Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5         Notices.   All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages or Schedule A attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 3.5).

19

3.6        Expenses.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7        Entire Agreement;   Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement (other than Section 2.1, Section 2.2, Section 2.3 and Section 2.4) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities. The provisions of Section 2.1, Section 2.2 and Section 2.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities that are held by Information Recipients. The provisions of Section 2.4 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities that are held by Major Investors; provided, however, that notwithstanding any waiver of any of the provisions of Section 2.4, in the event any Major Investor actually purchases Shares in any offering by the Company, then each other Major Investor shall be permitted to participate in such offering on a pro rata basis (based on the level of participation of the other Major Investor purchasing the largest portion of such Major Investor’s pro rata share), in accordance with the other provisions (including notice and election periods) set forth in Section 2.4. In addition, if an amendment materially and adversely affects Greylock, NEA 12, NEA 13 or NEA Ventures 2009, L.P. in a manner different than the other Investors or Major Investors, as appropriate, such amendment shall also require the written consent of Greylock XI Limited Partnership, NEA 12, NEA 13 or NEA Ventures 2009, L.P., as applicable. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities, each future holder of all such Registrable Securities, and the Company.

3.8        Severability.   If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

3.9        Aggregation of Stock.   All shares of Registrable Securities or Preferred Stock held or acquired by affiliated entities (including affiliated venture capital funds and Affiliated Advisory Accounts) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10        Waiver of Right of First Offer and Notice.   The undersigned holders of Preferred Stock of the Company, which holders together hold at least a majority of the Registrable Securities (as such term is defined in the Prior Agreement), on behalf of themselves and all Investors (as such term is defined in the Prior Agreement), hereby unconditionally waive all rights to notice and rights of first offer set forth in Section 2.4 of the Prior Agreement with respect to the Series F Preferred Stock issued pursuant to the Series F Agreement (including any

20

such rights granted to A. George Battle pursuant to his offer letter dated as of March 1, 2007 and George J. Still pursuant to his offer letter dated as of November 4, 2009).

3.11        Additional Investors.   Notwithstanding Section 3.7, no consent shall be necessary to add additional Investors as signatories to this Agreement, provided that such Investors have purchased Series F Preferred Stock pursuant to the subsequent closing provisions of Section 1.3 of the Series F Agreement.

3.12        Termination of Prior Agreement.   Upon the effectiveness of this Agreement, the Prior Agreement shall be amended and restated in full and be of no further force and effect, and shall be superseded and replaced in its entirety by this Agreement.

[Signature pages follow]

21

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

WORKDAY, INC.

	By:	/s/ Michael A. Stankey
Name: Michael A. Stankey
Title: President

Address:	6230 Stoneridge Mall Road
Pleasanton, CA 94588

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: DUFFIELD INVESTMENT GROUP, LLC

By:	/s/ David A. Duffield

Name:	David A. Duffield

Title:	Manager

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTORS: NEW ENTERPRISE ASSOCIATES 13, L.P.

By:	NEA Partners 13, L.P., its general partner
By:	NEA 13 GP, LTD, its general partner

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Chief Legal Officer

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTORS: NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership, its general partner

By:	NEA 12 GP, LLC, its general partner

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Chief Legal Officer

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTORS: NEA VENTURES 2009, L.P.

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Vice President

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTORS: A. GEORGE BATTLE

/s/ A. George Battle

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS: GREYLOCK XI LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership, its general Partner

By:	/s/ Donald A. Sullivan

Name:	Donald A. Sullivan
Title:	Administrative Partner

GREYLOCK XI-A LIMITED PARTNERSHIP

By:	Greylock XI GP Limited Partnership, its general Partner

By:	/s/ Donald A. Sullivan

Name:	Donald A. Sullivan
Title:	Administrative Partner

GREYLOCK XI PRINCIPALS LLC

By:	Greylock Management Corporation, Sole Member

By:	/s/ Donald A. Sullivan

Name:	Donald A. Sullivan
Title:	Treasurer

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR: STILL FAMILY PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP FORMED 3-26-1996

By:	/s/ George J. Still, Jr.

Name:	George J. Still, Jr.

Title:	MGP

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR: Transamerica Series Trust — Transamerica Morgan Stanley Growth Opportunities VP

By:	Morgan Stanley Investment Management Inc.
Sub-Adviser

By:	/s/ Sandeep Chainani

Name: Sandeep Chainani
Title: Managing Director

VALIC Company I — Mid Cap Strategic Growth Fund

By:	Morgan Stanley Investment Management Inc.
Sub-Adviser

By:	/s/ Sandeep Chainani

Name: Sandeep Chainani
Title: Managing Director

Morgan Stanley Investment Management Small Company Growth Trust

By:	State Street Bank Trust Company Trustee

By:	/s/ Dennis Frasu

Name:	Dennis Frasu

Title:	Vice President

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Met Investors Series Trust — Morgan Stanley Mid Cap Growth Portfolio

By: Morgan Stanley Investment Management Inc. Sub-Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Transamerica Series Trust — Transamerica Morgan Stanley Mid-Cap Growth VP

By: Morgan Stanley Investment Management Inc. Sub-Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Transamerica Funds — Transamerica Morgan Stanley Growth Opportunities

By: Morgan Stanley Investment Management Inc. Sub-Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Allianz Variable Insurance Products Trust — AZL Morgan Stanley Mid Cap Growth Fund

By: Morgan Stanley Investment Management Inc. Sub-Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Transamerica Funds —Transamerica Morgan Stanley Mid-Cap Growth

By: Morgan Stanley Investment Management Inc. Sub-Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Lawrencium Atoll Investments Ltd.

By: Morgan Stanley Investment Management Inc. Investment Manager

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Morgan Stanley Mid Cap Growth Fund

By: Morgan Stanley Investment Management Inc. Investment Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Morgan Stanley Select Dimensions Investment Series — Mid Cap Growth Portfolio

By: Morgan Stanley Investment Management Inc. Investment Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Morgan Stanley Institutional Fund Trust — Mid Cap Growth Portfolio

By: Morgan Stanley Investment Management Inc. Investment Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Morgan Stanley Multi Cap Growth Trust

By: Morgan Stanley Investment Management Inc. Investment Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

The Universal Institutional Funds, Inc. - Mid Cap Growth Portfolio

By: Morgan Stanley Investment Management Inc. Investment Manager

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Morgan Stanley Institutional Fund, Inc. - Small Company Growth Portfolio

By: Morgan Stanley Investment Management Inc. Investment Manager

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Morgan Stanley Variable Investment Series - Multi Cap Growth Portfolio

By: Morgan Stanley Investment Management Inc. Investment Manager

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Morgan Stanley Variable Investment Series - Aggressive Equity Portfolio

By: Morgan Stanley Investment Management Inc. Investment Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Morgan Stanley Select Dimensions Investment Series — Multi Cap Growth Portfolio

By: Morgan Stanley Investment Management Inc. Investment Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

AXA Premier VIP Trust — Multimanager Small Cap Growth Portfolio

By: Morgan Stanley Investment Management Inc. Sub-Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

Transamerica Funds — Transamerica Morgan Stanley Small Company Growth

By: Morgan Stanley Investment Management Inc. Sub-Adviser

By:	/s/ Sandeep Chainani
Name: Sandeep Chainani
Title: Managing Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

T. Rowe Price Associates, Inc.
Investment Adviser for and on behalf of:

T. Rowe Price Diversified Mid-Cap Growth Fund, Inc.

The Bunting Family III, LLC

Seasons Series Trust — Mid-Cap Growth Portfolio

The Bunting Family VI Socially

Responsible LLC

Lincoln Variable Insurance Products Trust — LVIP T. Rowe Price Structured Mid Cap Growth Fund

ING Partners. Inc. — ING T. Rowe Price Diversified Mid Cap Growth Portfolio

T. Rowe Price Tax-Efficient Equity Fund

By:	/s/ Donald Peters

Name: Donald Peters

Title: Vice President

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and Senior Legal Counsel

T. Rowe Price Associates, Inc.
Investment Adviser for and on behalf of:
T. Rowe Price Science & Technology Fund, Inc.
VALIC Company I — Science & Technology Fund
John Hancock Variable Insurance Trust — Science & Technology Trust

By:	/s/ Ken Allen

Name: Ken Allen

Title: VP

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and Senior Legal Counsel

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

T. Rowe Price Associates, Inc.
Investment Adviser for and on behalf of:
T. Rowe Price New America Growth Fund
T. Rowe Price New America Growth Portfolio

By:	/s/ Joseph Milano

Name: Joseph Milano

Title: VP

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and Senior Legal Counsel

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

T. Rowe Price Associates, Inc.
Investment Adviser for and on behalf of:
T. Rowe Price New Horizons Fund, Inc.
T. Rowe Price New Horizons Trust
T. Rowe Price U.S. Equities Trust

By:	/s/ John H. Laporte

Name: John H. Laporte

Title: Vice President

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and Senior Legal Counsel

T. Rowe Price Associates, Inc.
Investment Adviser for and on behalf of:
T. Rowe Price Global Technology Fund, Inc.
TD Mutual Funds — TD Science & Technology Fund

By:	/s/ David J. Eiswert

Name: David J. Eiswert

Title: Vice President

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and Senior Legal Counsel

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

T. Rowe Price Associates, Inc.
Investment Adviser for and on behalf of:

T. Rowe Price Mid-Cap Growth Fund, Inc.

T. Rowe Price Institutional Mid-Cap Equity Growth Fund

T. Rowe Price Mid-Cap Growth Portfolio

T. Rowe Price U.S. Equities Trust

JNL Series Trust — JNL/T. Rowe Price Mid-Cap Growth Fund

Maxim Series Fund, Inc. — Maxim/ T. Rowe Price

MidCap Growth Portfolio

TD Mutual Funds — TD U.S. Mid-Cap Growth Fund

MassMutual Select Funds — MassMutual Select Mid Cap Growth Equity II Fund

MML Series Investment Fund — MML Mid Cap Growth Fund

State of California — Savings Plus Program

Met Investors Series Trust — T. Rowe Price Mid Cap Growth Portfolio

Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust

By:	/s/ Brian Berghuis

Name: Brian Berghuis

Title: Vice President

T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, MD 21202
Attn: Andrew Baek, Vice President and Senior Legal Counsel

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FIDELITY CONTRAFUND: FIDELITY CONTRAFUND

By:	Fidelity Investments

By: /s/ Jeffrey Christian

Name: Jeffrey Christian

Title: Deputy Treasurer

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FIDELITY CONTRAFUND: FIDELITY ADVISOR NEW INSIGHTS FUND

By:	Fidelity Investments

By:	/s/ Jeffrey Christian

Name:	Jeffrey Christian
Title:	Deputy Treasurer

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

JANUS ENTERPRISE FUND

By:	Janus Distributors LLC

By:	/s/ Stephanie Grauerholz

Name:	Stephanie Grauerholz

Title:	VP

JANUS GLOBAL TECHNOLOGY FUND

By: Janus Distributors LLC

By:	/s/ Stephanie Grauerholz

Name:	Stephanie Grauerholz

Title:	VP

GLOBAL TECHNOLOGY PORTFOLIO

By: Janus Distributors LLC

By:	/s/ Stephanie Grauerholz

Name:	Stephanie Grauerholz

Title:	VP

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

EXPLORE HOLDINGS LLC

By:	/s/ Paul Dauber
Name: Paul Dauber
Title: Manager

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

NORTHGATE PARTNERS, LLC

By:	/s/ Brent Jones

Name:	Brent Jones

Title:	Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

John O. Lilly

/s/ John O. Lilly
John O. Lilly

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Jeffrey Weiner

/s/ Jeffrey Weiner
Jeffrey Weiner

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

The Anthony and Elaine LaRussa Family Trust

By:	/s/ Anthony LaRussa

Name:	Anthony LaRussa

Title:	Trustee

Address:
The Anthony and Elaine LaRussa Family Trust

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

The Albert W. and Jane E. Duffield Revocable Trust (As Restated)

By:	/s/ Albert W. Duffield
Albert W. Duffield, Trustee

By:	/s/ Jane E. Duffield
Jane E. Duffield, Trustee

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

DBV Investments, L.P.

By:	/s/ Marcello Liguori

Name:	Marcello Liguori

Title:	Vice President

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Marnin and Margo Kligfeld Family Trust

By:	/s/ Marnin Kligfeld

Name:	Marnin Kligfeld

Title:	Trustee

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Mark S. Peek

/s/ Mark S. Peek
Mark S. Peek

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Michael McNamara

/s/ Michael McNamara
Michael McNamara

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

REID HOFFIYIAN & MICHELLE YEE TTEES REID HOFFMAN & MICHELLE YEE LIVING TR DTD 10/27/09

By:	/s/ Reid Hoffman

Name:	Reid Hoffman

Title:	Trustee

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

Allen & Company LLC as Nominee for Itself, Certain Employees and an Affiliate

By:	/s/ Kim M. Wieland

Name:	Kim M. Wieland

Title:	Chief Financial Officer

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTOR:

JSY II LLC

By:	/s/ Jon Steven Young
Jon Steven Young, Manager

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

THE DAVID A. DUFFIELD TRUST

By:	/s/ Steve Hill

Name: Steve Hill

Title: Special Trustee

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

SVB CAPITAL PARTNERS II, L.P.

By:	/s/ Sulaiman Mamdani

Name:	Sulaiman Mamdani

Title:	Managing Director

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement effective as of the date first above written.

INVESTOR:

STEPHEN E. TAYLOR AND LORI SARKISIAN TAYLOR TRUST DATED JULY 8, 2005

By:	/s/ Stephen E. Taylor

Name:	Stephen E. Taylor

Title:	Trustee

SIGNATURE PAGE TO WORKDAY, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Schedule A

Schedule of Investors

New Enterprise Associates 13, L.P.

New Enterprise Associates 12, Limited Partnership

NEA Ventures 2009, L.P.

Duffield Investment Group, LLC

Greylock XI Limited Partnership

Greylock XI - A Limited Partnership

Greylock XI Principals LLC

The Hurley Irrevocable Trust*

Russell (Jim) Ellis*

Samberg Community Trust*

Ronald M Lott Family Trust Established March 9, 1992*

Harris S Barton and Megan Barton 2001 Trust dated January 4, 2001*

A. George Battle

Accel Europe L.P.

ACT 1999 Private Equity Fund Limited Partnership

Annrai O’Toole

David Clarke

InterWest Partners IX, L.P.

Flextronics International Management Services, Ltd.

Still Family Partners, A California Limited Partnership Formed 3-26-1996

QCP Fund A LP

T. Rowe Price Mid-Cap Growth Fund, Inc. (Fund #7057)

T. Rowe Price Institutional Mid-Cap Equity Growth Fund (Fund #70F5)

T. Rowe Price Mid-Cap Growth Portfolio (Fund #70F9)

T. Rowe Price U.S. Equities Trust (Fund #70X4)

JNL Series Trust - JNL/T. Rowe Price Mid-Cap Growth Fund

Maxim Series Fund, Inc. - Maxim/T. Rowe Price MidCap Growth Portfolio

MassMutual Select Funds - MassMutual Select Mid Cap Growth Equity II Fund (Fund #ITUH)

MML Series Investment Fund - MML Mid Cap Growth Fund (Fund #ITIV)

State of California - Savings Plus Program

Met Investors Series Trust - T. Rowe Price Mid Cap Growth Portfolio

Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust

T. Rowe Price New Horizons Fund, Inc. (Fund #7001)

T. Rowe Price New Horizons Trust (Fund #70BJ)

T. Rowe Price U.S. Equities Trust (Fund #70X4)

T. Rowe Price Global Technology Fund, Inc. (Fund #70I2)

TD Mutual Funds - TD Science & Technology Fund

T. Rowe Price Diversified Mid-Cap Growth Fund, Inc.

THE BUNTING FAMILY III, LLC

Seasons Series Trust - Mid-Cap Growth Portfolio

Fund - Seasons Series Trust - Mid-Cap Growth Portfolio

Fund #JUTF

THE BUNTING FAMILY VI SOCIALLY RESPONSIBLE LLC

Lincoln Variable Insurance Products Trust - LVIP T. Rowe Price Structured Mid Cap Growth Fund

ING Partners, Inc. - ING T. Rowe Price Diversified Mid Cap Growth Portfolio

T. ROWE PRICE TAX-EFFICIENT EQUITY FUND (Fund #70J4)

T. ROWE PRICE SCIENCE & TECHNOLOGY FUND, INC. (Fund #7030)

VALIC COMPANY I - SCIENCE & TECHNOLOGY FUND (Fund #F417)

JOHN HANCOCK VARIABLE INSURANCE TRUST - SCIENCE & TECHNOLOGY TRUST (Fund #2C42)

T. ROWE PRICE NEW AMERICA GROWTH FUND (Fund #7018)

T. ROWE PRICE NEW AMERICA GROWTH PORTFOLIO (Fund #70D2)

Fidelity Contrafund: Fidelity Advisor New Insights Fund

Fidelity Contrafund: Fidelity Advisor New Insights Fund

Morgan Stanley Institutional Fund, Inc - Small Company Growth Portfolio (MGDN)

The Universal Institutional Funds, Inc. - Mid Cap Growth Portfolio (MGHL)

Morgan Stanley Institutional Fund Trust - Mid Cap Growth Portfolio (MGEL)

Allianz Variable Insurance Products Trust - AZL Morgan Stanley Mid Cap Growth Fund

Morgan Stanley Variable Investment Series — Multi Cap Growth Portfolio (MGA8)

Morgan Stanley Variable Investment Series - The Aggressive Equity Portfolio (MGBL)

Morgan Stanley Select Dimensions Investment Series — Multi Cap Growth Portfolio

Morgan Stanley Multi Cap Growth Trust (MGCD)

Morgan Stanley Investment Management Small Company Growth Trust (6H20)

Morgan Stanley Mid Cap Growth Fund (MGSN)

Morgan Stanley Select Dimensions Investment Series - Mid Cap Growth Portfolio (MGBR)

Transamerica funds - Transamerica Morgan Stanley Mid-Cap Growth

Transamerica funds - Transamerica Morgan Stanley Small Company Growth

Met Investors Series Trust - Morgan Stanley Mid Cap Growth Portfolio

Transamerica Series Trust - Transamerica Morgan Stanley Mid-Cap Growth VP

Valic Company I - Mid Cap Strategic Growth Fund (F451)

Lawrencium Atoll Investments Ltd. (MIB3)

AXA Premier VIP Trust - Multimanager Small Cap Growth Portfolio

(for overnight or standard mail)

Transamerica Funds: Transamerica Morgan Stanley Growth Opportunities

Transamerica Series Trust: Transamerica Morgan Stanley Growth Opportunities VP

Janus Enterprise Fund

Janus Global Technology

Global Technology Portfolio

DBV Investments, L.P.

Allen & Company LLC as Nominee for Itself, Certain Employees and an Affiliate

JSY II LLC

Jon Steven Young, Manager

Michael McNamara

S-2

John O. Lilly

REID HOFFMAN & MICHELLE YEE TTEES REID HOFFMAN & MICHELLE YEE LIVING TR DTD 10/27/09

Jeffrey Weiner

Northgate Partners, LLC

Marnin and Margo Kligfeld Family Trust

The Albert W. and Jane E. Duffield Revocable Trust (As Restated)

The Anthony and Elaine LaRussa Family Trust

Mark S. Peek

SVB Investment Partners II, L.P.

The David A. Duffield Trust

S. Taylor + L. Taylor TTEE The S.E. Taylor + L.S. Taylor Trust U/A dtd 07/08/2005

S-3

EXHIBIT 10.1

INDEMNITY AGREEMENT

This Indemnity Agreement, dated as of                     , 2012, is made by and between Workday, Inc., a Delaware corporation (the “Company”), and                         , a director and/or officer of the Company or one of the Company’s subsidiaries or key employee or other service provider who satisfies the definition of Indemnifiable Person set forth below (“Indemnitee”).

RECITALS

A.        The Company is aware that competent and experienced persons are increasingly reluctant to serve as representatives of corporations unless they are protected by comprehensive liability insurance and indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such representatives;

B.        The members of the Board of Directors of the Company (the “Board”) have concluded that to retain and attract talented and experienced individuals to serve as representatives of the Company and its Subsidiaries (as defined herein) and Affiliates (as defined herein) and to encourage such individuals to take the business risks necessary for the success of the Company and its Subsidiaries and Affiliates, it is necessary for the Company to contractually indemnify certain of its representatives and the representatives of its Subsidiaries and Affiliates, and to assume for itself maximum liability for Expenses (as defined herein) and Other Liabilities (as defined herein) in connection with claims against such representatives in connection with their service to the Company and its Subsidiaries and Affiliates;

C.        Section 145 of the Delaware General Corporation Law (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations, partnerships, joint ventures, trusts or other enterprises, and expressly provides that the indemnification provided thereby is not exclusive; and

D.        The Company desires and has requested Indemnitee to serve or continue to serve as a representative of the Company and/or the Subsidiaries or Affiliates of the Company free from undue concern about unreasonable claims for damages arising out of or related to such services to the Company and/or the Subsidiaries or Affiliates of the Company.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.        Definitions.

(a)        Affiliate.  For purposes of this Agreement, “Affiliate” of the Company means any corporation, partnership, limited liability company, joint venture, trust or other enterprise in respect of which Indemnitee is or was or will be serving as a director, officer, trustee, manager, member, partner, employee, agent, attorney, consultant, member of the entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise), fiduciary, or in any other similar capacity at the request, election or direction of the Company, and including, but not limited to, any employee benefit plan of the Company or a Subsidiary or Affiliate of the Company.

(b)        Change in Control.  For purposes of this Agreement, “Change in Control” means (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a Subsidiary or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Subsidiary, is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding capital stock, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the outstanding capital stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into capital stock of the surviving entity) at least 80% of the total voting power represented by the capital stock of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(c)        Expenses.  For purposes of this Agreement, “Expenses” means all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, bonds and other out-of-pocket costs), paid or incurred by Indemnitee in connection with either the investigation, defense or appeal of, or being a witness in a Proceeding (as defined below), or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that Expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a Proceeding.

(d)        Indemnifiable Event.  For purposes of this Agreement, “Indemnifiable Event” means any event or occurrence related to Indemnitee’s service for the Company or any Subsidiary or Affiliate as an Indemnifiable Person (as defined below), or by reason of anything done or not done, or any act or omission, by Indemnitee in any such capacity.

(e)        Indemnifiable Person.  For the purposes of this Agreement, “Indemnifiable Person” means any person who is or was a director, officer, employee, attorney, trustee, manager, member, partner, consultant, member of an entity’s governing body (whether constituted as a board of directors, board of managers, general partner or otherwise) or other agent or fiduciary of the Company or a Subsidiary or Affiliate of the Company.

2

(f)        Independent Counsel.  For purposes of this Agreement, “Independent Counsel” means legal counsel that has not performed services for the Company or Indemnitee in the five years preceding the time in question and that would not, under applicable standards of professional conduct, have a conflict of interest in representing either the Company or Indemnitee.

(g)        Other Liabilities.  For purposes of this Agreement, “Other Liabilities” means any and all liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, ERISA (or other benefit plan related) excise taxes or penalties, and amounts paid in settlement and all interest, taxes, assessments and other charges paid or payable in connection with or in respect of any such judgments, fines, ERISA (or other benefit plan related) excise taxes or penalties, or amounts paid in settlement).

(h)        Proceeding.  For the purposes of this Agreement, “Proceeding” means any threatened, pending, or completed action, suit, inquiry or other proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative, investigative, legislative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of any of the foregoing.

(i)        Reincorporated Predecessor.  For purposes of this Agreement, “Reincorporated Predecessor” means a corporation that is merged with and into the Company in a statutory merger where (i) the Company is the surviving corporation of such merger and (ii) the primary purpose of such merger is to change the corporate domicile of the Reincorporated Predecessor to the State of Delaware.

(j)        Subsidiary.  For purposes of this Agreement, “Subsidiary” means any entity of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company.

2.        Agreement to Serve.  The Indemnitee agrees to serve and/or continue to serve as an Indemnifiable Person in the capacity or capacities in which Indemnitee currently serves the Company as an Indemnifiable Person, and any additional capacity in which Indemnitee may agree to serve, until such time as Indemnitee’s service in a particular capacity shall end according to the terms of an agreement, the Company’s Certificate of Incorporation or Bylaws, governing law, or otherwise. Nothing contained in this Agreement is intended to create any right to continued employment or other form of service for the Company or a Subsidiary or Affiliate of the Company by Indemnitee. The Company acknowledges that it has entered into this Agreement with Indemnitee to induce Indemnitee to serve as an Indemnifiable Person, and the Company further acknowledges that Indemnitee is relying upon this Agreement in serving as an Indemnifiable Person.

3.        Mandatory Indemnification.

(a)        Agreement to Indemnify.  In the event Indemnitee is a person who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding by reason of an Indemnifiable Event, the Company shall indemnify Indemnitee from and against

3

any and all Expenses and Other Liabilities incurred by Indemnitee in connection with (including in preparation for) such Proceeding to the fullest extent not prohibited by the provisions of the Company’s Bylaws and the Delaware General Corporation Law (“GCL”), as the same may be amended from time to time (but only to the extent that such amendment permits the Company to provide broader indemnification rights than the Bylaws or the GCL permitted prior to the adoption of such amendment).

(b)        Exception for Amounts Covered by Insurance and Other Sources.  Notwithstanding the foregoing, except as provided in Section 3(c), the Company shall not be obligated to indemnify Indemnitee for Expenses or Other Liabilities of any type whatsoever (including, but not limited to judgments, fines, penalties, ERISA excise taxes or penalties and amounts paid in settlement) to the extent such have been paid directly to Indemnitee (or paid directly to a third party on Indemnitee’s behalf) by any directors and officers, or other type, of insurance maintained by the Company or other indemnity arrangements with third parties.

(c)        Company Obligations Primary.  The Company hereby acknowledges that an Indemnitee that is a member of the Board may have rights to indemnification for Expenses and Other Liabilities provided by another sponsoring organization (“Other Indemnitor”). The Company agrees with such an Indemnitee that the Company is the indemnitor of first resort of such Indemnitee with respect to matters for which indemnification is provided under this Agreement and that the Company will be obligated to make all payments due to or for the benefit of such Indemnitee under this Agreement without regard to any rights that such Indemnitee may have against the Other Indemnitor. The Company hereby waives any equitable rights to contribution or indemnification from the Other Indemnitor in respect of any amounts paid to such Indemnitee hereunder. The Company further agrees that no reimbursement of Other Liabilities or payment of Expenses by the Other Indemnitor to or for the benefit of such Indemnitee shall affect the obligations of the Company hereunder, and that the Company shall be obligated to repay the Other Indemnitor for all amounts so paid or reimbursed to the extent that the Company has an obligation to indemnify such Indemnitee for such Expenses or Other Liabilities hereunder.

4.        Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses or Other Liabilities but not entitled, however, to indemnification for the total amount of such Expenses or Other Liabilities, the Company shall nevertheless indemnify Indemnitee for such total amount except as to the portion thereof for which indemnification is prohibited by the provisions of the Company’s Bylaws or the GCL. In any review or Proceeding to determine the extent of indemnification, the Company shall bear the burden to establish, by clear and convincing evidence, the lack of a successful resolution of a particular claim, issue or matter and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved.

5.        Liability Insurance.  So long as Indemnitee shall continue to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed Proceeding as a result of an Indemnifiable Event, the Company shall use reasonable efforts to maintain in full force and effect for the benefit of Indemnitee as an insured (i) liability insurance

4

issued by one or more reputable insurers and having the policy amount and deductible deemed appropriate by the Board and providing in all respects coverage at least comparable to and in the same amount as that provided to the Chairman of the Board or a Chief Executive Officer of the Company and (ii) any replacement or substitute policies issued by one or more reputable insurers providing in all respects coverage at least comparable to and in the same amount as that being provided to the Chairman of the Board or a Chief Executive Officer of the Company. The purchase, establishment and maintenance of any such insurance or other arrangements shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such insurance or other arrangement.

6.        Mandatory Advancement of Expenses.

(a)        Advancement.  If requested by Indemnitee, the Company shall advance prior to the final disposition of the Proceeding all Expenses and reasonably incurred by Indemnitee in connection with (including in preparation for) a Proceeding related to an Indemnifiable Event. Indemnitee hereby undertakes to repay such amounts advanced if, and only if and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the Company’s Bylaws or the GCL. The advances to be made hereunder shall be paid by the Company to Indemnitee or directly to a third party designated by Indemnitee within thirty (30) days following delivery of a written request therefor by Indemnitee to the Company. Indemnitee’s undertaking to repay any Expenses advanced to Indemnitee hereunder shall be unsecured and shall not be subject to the accrual or payment of any interest thereon and shall not be conditioned upon Indemnitee’s ability to repay such advances.

(b)        Exception.  Notwithstanding the provisions of Section 6(a), the Company shall not be obligated to make any further advance of Expenses to Indemnitee if any one of the following determines in good faith that the facts known to them at the time such determination is made demonstrate clearly and convincingly that Indemnitee acted in bad faith: (i) those members of the Board consisting of directors who were not parties to the Proceeding for which a claim is made under this Agreement (“Independent Directors”), even though less than a quorum, (ii) by a committee of Independent Directors designated by a majority vote of Independent Directors, even though less than a quorum, (iii) Independent Counsel, by written legal opinion, or (iv) a panel of arbitrators (one of whom is selected by the Company, another of whom is selected by Indemnitee and the last of whom is selected by the first two arbitrators so selected). The Company shall have the option to submit the question of whether Indemnitee has acted in bad faith to one of the four alternative decision makers set forth in the preceding sentence and to select the decision maker, but following a favorable determination to Indemnitee rendered by the first decision maker selected, the Company may not submit the matter to another of the named decision makers. If the Company elects to submit the matter to Independent Counsel, such counsel shall be selected by Indemnitee and approved by the Independent Directors or a committee of Independent Directors (which approval may not be unreasonably withheld). Any decision maker so selected shall render a decision within thirty (30) days of such decision maker’s selection (which shall include in the case of Independent Counsel or a panel of

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arbitrators, when the person or persons acting as such counsel or such panel has or have been selected as provided above).

If a decision is made by the decision maker that Indemnitee acted in bad faith, Indemnitee shall have the right to apply to the Delaware Court of Chancery for the purpose of determining whether Indemnitee has acted in bad faith.

7.        Notice and Other Indemnification Procedures.

(a)        Notification.  Promptly after receipt by Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, Indemnitee shall, if Indemnitee believes that indemnification or advancement of Expenses with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof. However, a failure so to notify the Company promptly following Indemnitee’s receipt of such notice shall not relieve the Company from any liability that it may have to Indemnitee except to the extent that the Company is actually and materially prejudiced in its defense of such Proceeding as a result of such failure.

(b)        Insurance and Other Matters.  If, at the time of the receipt of a notice of the commencement of a Proceeding pursuant to Section 7(a) above, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the issuers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such insurance policies.

(c)        Assumption of Defense.  In the event the Company shall be obligated to advance the Expenses for any Proceeding against Indemnitee, the Company, if deemed appropriate by the Company, shall be entitled to assume the defense of such Proceeding as provided herein. Such defense by the Company may include the representation of two or more parties by one attorney or law firm as permitted under the ethical rules and legal requirements related to joint representations. Following delivery of written notice to Indemnitee of the Company’s election to assume the defense of such Proceeding, the approval by Indemnitee (which approval shall not be unreasonably withheld) of counsel designated by the Company and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees and expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. If (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have notified the Board in writing that Indemnitee has reasonably concluded that there is likely to be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company fails to employ counsel to assume the defense of such Proceeding, the fees and expenses of Indemnitee’s counsel shall be subject to indemnification and/or advancement pursuant to the terms of this Agreement. Nothing herein shall prevent Indemnitee from employing counsel for any such Proceeding at Indemnitee’s expense.

(d)        Settlement.  The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected

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without the Company’s written consent; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement. Neither the Company nor any Subsidiary or Affiliate of the Company shall enter into a settlement of any Proceeding that might result in the imposition of any Expense, Other Liability, penalty, limitation or detriment on Indemnitee, whether indemnifiable under this Agreement or otherwise, without Indemnitee’s written consent. Neither the Company nor Indemnitee shall unreasonably withhold consent from any settlement of any Proceeding.

8.        Determination of Right to Indemnification.

(a)        Success on the Merits or Otherwise.   To the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3(a) above or in the defense of any claim, issue or matter described therein, the Company shall indemnify Indemnitee against Expenses actually and reasonably incurred in connection therewith.

(b)        Indemnification in Other Situations.   In the event that Section 8(a) is inapplicable, the Company shall also indemnify Indemnitee if he or she has not failed to meet the applicable standard of conduct for indemnification.

(c)        Forum.  Indemnitee shall be entitled to select the forum in which determination of whether or not Indemnitee has met the applicable standard of conduct shall be decided, and such election will be made from among the following:

(1)        Those members of the Board who are Independent Directors even though less than a quorum;

(2)        A committee of Independent Directors designated by a majority vote of Independent Directors, even though less than a quorum; or

(3)        Independent Counsel selected by Indemnitee and approved by the Board, which approval may not be unreasonably withheld, which counsel shall make such determination in a written opinion.

If Indemnitee is an officer or a director of the Company at the time that Indemnitee is selecting the forum, then Indemnitee shall not select Independent Counsel as such forum unless there are no Independent Directors or unless the Independent Directors agree to the selection of independent counsel as the forum.

The selected forum shall be referred to herein as the “Reviewing Party”. Notwithstanding the foregoing, following any Change in Control, the Reviewing Party shall be Independent Counsel selected in the manner provided in (3) above.

(d)        As soon as practicable, and in no event later than thirty (30) days after receipt by the Company of written notice of Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company and Indemnitee shall each submit to the Reviewing Party such information as they believe is appropriate for the Reviewing Party to consider. The Reviewing

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Party shall arrive at its decision within a reasonable period of time following the receipt of all such information from the Company and Indemnitee, but in no event later than thirty (30) days following the receipt of all such information, provided that the time by which the Reviewing Party must reach a decision may be extended by mutual agreement of the Company and Indemnitee. Indemnitee shall cooperate with the Reviewing Party, including providing to the Reviewing Party, upon reasonable advance request, any documentation or information which is not subject to attorney-client privilege or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to the Reviewing Party’s determination. The Reviewing Party shall act reasonably and in good faith in making a determination pursuant to this Section 8. All Expenses associated with the process set forth in this Section 8(d), including but not limited to the Expenses of the Reviewing Party, shall be paid by the Company.

(e)        Delaware Court of Chancery.  Notwithstanding a final determination by any Reviewing Party that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, Indemnitee shall have the right to apply to the Court of Chancery, for the purpose of enforcing Indemnitee’s right to indemnification pursuant to this Agreement. The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 8(e) that the procedures and presumptions of this Agreement are not valid, binding or enforceable.

(f)        Expenses.  The Company shall indemnify Indemnitee against all Expenses incurred by Indemnitee in connection with any hearing or Proceeding under this Section 8 or under Section 6(b) involving Indemnitee and against all Expenses and Other Liabilities incurred by Indemnitee in connection with any other Proceeding between the Company and Indemnitee involving the interpretation or enforcement of the rights of Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims of Indemnitee in any such Proceeding was frivolous or made in bad faith.

(g)        Determination of “Good Faith”.  For purposes of any determination of whether Indemnitee acted in “good faith” or acted in “bad faith,” Indemnitee shall be deemed to have acted in good faith or not acted in bad faith if in taking or failing to take the action in question Indemnitee relied on the records or books of account of the Company or a Subsidiary or Affiliate of the Company, including financial statements, or on information, opinions, reports or statements provided to Indemnitee by the officers or other employees of the Company or a Subsidiary or Affiliate of the Company in the course of their duties, or on the advice of legal counsel for the Company or a Subsidiary or Affiliate of the Company, or on information or records given or reports made to the Company or a Subsidiary or Affiliate of the Company by an independent certified public accountant or by an appraiser or other expert selected by the Company or a Subsidiary or Affiliate of the Company, or by any other person (including legal counsel, accountants and financial advisors) as to matters Indemnitee reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. In connection with any determination as to whether Indemnitee is entitled to be indemnified hereunder, or to advancement of expenses, the Reviewing Party, decision maker pursuant to Section 6(b) or court shall presume that Indemnitee has satisfied the applicable standard of conduct and is entitled to indemnification or advancement of Expenses, as the case may be, and the burden of proof shall be on the Company to establish, by clear and convincing evidence, that Indemnitee is not so entitled. The provisions of this

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Section 8(g) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement. In addition, the knowledge and/or actions, or failures to act, of any other person serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person shall not be imputed to Indemnitee for purposes of determining the right to indemnification hereunder. Notwithstanding anything in this Agreement to the contrary, no determination as to Indemnitee’s entitlement to indemnification hereunder shall be required to be made prior to the final disposition of a Proceeding.

9.        Exceptions.  Any other provision herein to the contrary notwithstanding,

(a)        Claims Initiated by Indemnitee.  The Company shall not be obligated pursuant to the terms of this Agreement to indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (1) with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement, any other statute or law, as permitted under Section 145, or otherwise, (2) where the Board has consented to the initiation of such Proceeding, or (3) with respect to Proceedings brought to discharge Indemnitee’s fiduciary responsibilities, whether under ERISA or otherwise, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board finds it to be appropriate; or

(b)        Section 16(b) Actions.  The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of l934 and amendments thereto or similar provisions of any federal, state or local statutory law; or

(c)        Unlawful Indemnification.  The Company shall not be obligated pursuant to the terms of this Agreement to indemnify Indemnitee for Other Liabilities if such indemnification is prohibited by law.

10.        Non-exclusivity.  The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to acts or omissions in his or her official capacity and to acts or omissions in another capacity while serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and Indemnitee’s rights hereunder shall continue after Indemnitee has ceased serving the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of the successors and assigns, heirs, executors, personal and legal representatives, and administrators of Indemnitee. Notwithstanding anything to the contrary set forth herein, if Indemnitee entered into an indemnification agreement with a Reincorporated Predecessor (a “Prior Indemnification Agreement”), then such Prior Indemnification Agreement shall exclusively govern all claims for indemnification and advancement of expenses resulting from Indemnitee’s service to, or on behalf of, such Reincorporated Predecessor.

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11.        Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

12.        Modification and Waiver.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) and except as expressly provided herein, no such waiver shall constitute a continuing waiver.

13.        Successors and Assigns.  The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns, heirs, executors, personal and legal representatives and administrators of the parties hereto.

14.        Notice.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and a receipt is provided by the party to whom such communication is delivered, (ii) if mailed by certified or registered mail with postage prepaid, return receipt requested, on the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail, (iii) personal service by a process server, or (iv) delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS or DHL) or other commercial delivery service. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice complying with the provisions of this Section 14. Delivery of communications to the Company with respect to this Agreement shall be sent to the attention of the Company’s General Counsel.

15.        No Presumptions.  For purposes of this Agreement, the termination of any Proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law or otherwise. In addition, neither the failure of the Company or a Reviewing Party or one of the decision makers described in Section 6(b) to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company including a determination pursuant to Section 6(b), or a Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of Proceedings by Indemnitee to secure a judicial determination by exercising Indemnitee’s rights under Section 6(b) or 8(e) of this Agreement shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has failed to

10

meet any particular standard of conduct or did not have any particular belief or is not entitled to indemnification under applicable law or otherwise.

16.        Survival of Rights.  The rights conferred on Indemnitee by this Agreement shall continue after Indemnitee has ceased to serve the Company or a Subsidiary or Affiliate of the Company as an Indemnifiable Person and shall inure to the benefit of Indemnitee’s successors and assigns, heirs, executors, personal and legal representatives, and administrators.

17.        Subrogation and Contribution.

(a)        Except as otherwise expressly provided in this Agreement, in the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

(b)        Whether or not the indemnification provided for in this Agreement is available to Indemnitee, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such Proceeding without prejudice to any right of contribution it may have against Indemnitee.

(c)        Without diminishing or impairing the obligations of the Company in Section 17(b) hereof, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall contribute to the amount of Expenses and Other Liabilities paid in settlement and actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than Indemnitee who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such Expenses and Other Liabilities, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such Proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(d)        The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company, other than Indemnitee, who may be jointly liable with Indemnitee.

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(e)        To the fullest extent permissible under applicable law and without diminishing or impairing the obligations of the Company set forth in Section 17(b), Section 17(c) and Section 17(d), if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by or on behalf of Indemnitee, whether for Other Liabilities and/or for Expenses, in connection with any claim relating to an Indemnifiable Event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

18.        Security.  To the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral.

19.        Specific Performance, Etc.  The parties recognize that if any provision of this Agreement is violated by the Company, Indemnitee may be without an adequate remedy at law. Accordingly, in the event of any such violation, Indemnitee shall be entitled, if Indemnitee so elects, to institute Proceedings, either in law or at equity, to obtain damages, to enforce specific performance, to enjoin such violation, or to obtain any relief or any combination of the foregoing as Indemnitee may elect to pursue.

20.        Counterparts.  This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

21.        Headings.  The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation thereof.

22.        Governing Law.  This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

23.        Consent to Jurisdiction.  The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any Proceeding which arises out of or relates to this Agreement.

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The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

WORKDAY, INC.

By:

Name:	James P. Shaughnessy
Its:	Vice President, General Counsel and Secretary

INDEMNITEE:

Name:

Address:

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EXHIBIT 10.5

[WORKDAY LOGO]

September 4, 2009

Michael Stankey

Dear Mike,

Workday, Inc, (the “Company”) is pleased to offer you employment as President & Chief Operations Officer.

Your employment with the Company shall commence on October 1, 2009 with an initial starting salary at a rate of $33,280.00 per year, which shall be payable in accordance with the Company’s standard payroll procedures. On January 1, 2010 your salary will be adjusted to a rate of $275,000.00 per year, which shall also be payable in accordance with the Company’s standard payroll procedures. In addition, you will be eligible to participate in an Executive Management variable (“incentive”) compensation plan, with an annual target of $125,000.00. This target shall be pro-rated based on start date and is subject to discretion based on individual performance against mutually agreed upon objectives. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 2,700,000 shares of the Company’s Common Stock. At the conclusion of one year, the Company’s Board of Directors will consider, based on your performance and approval of the management team, granting an option to purchase an additional 675,000 (“Merit”) shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. Each stock option grant will vest in 20% of the Option shares after 12 months of continuous service from its respective vesting date, and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. As a regular employee of the Company, you will also be eligible to participate in a number of Company-sponsored benefits and programs, as may be established by the Company and in effect from time to time.

Please be advised that your employment with the Company will be “at-will”, which means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by the Company that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this policy of employment at-will shall only be made in writing by the CEO or co-CEO of the Company. In particular, this policy of at- will employment shall not be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer is contingent upon satisfactory completion of all applicable background checks.

The Company has its own way of doing business, and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. The Company also understands the importance of protecting its own intellectual properly and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts employment with us will hold themselves to these same standards. No employee should use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This offer of employment is contingent upon your execution of the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Like all Company employees, you will also be required, as a condition of your continued employment with the Company to comply with the terms of the Company’s Employee Handbook as it may be updated and/or revised from time to time.

I look forward to an enjoyable business relationship. Welcome aboard!

Sincerely,

/s/Aneel Bhusri
Aneel Bhusri, co-CEO

The foregoing is accepted and correctly states our arrangement.

By:	/s/ Michael Stankey

Dated:	September 4, 2009

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EXHIBIT 10.6

[WORKDAY LOGO]

July 7, 2011

Jim Shaughnessy

Dear Jim,

Workday, Inc. (the “Company”) is pleased to offer you employment as General Counsel.

Your employment with the Company shall commence on August 15, 2011 with an initial starting salary at a rate of $200,000 per year, which shall be payable in accordance with the Company’s standard payroll procedures. In addition, you will be eligible to participate in a variable (“incentive”) compensation plan, targeted at 25% annually. This plan is subject to discretion based on individual performance against annual goals upon which you and your manager agree in advance. This variable (“incentive”) compensation plan will be guaranteed for full payment through your first year anniversary. The Company will offer you a one-time Hiring Bonus of $100,000 (“Hiring Bonus”) where $50,000 shall be payable during the first regular payroll cycle following your date of hire and the remaining $50,000 of the Hiring Bonus will be payable in January 2012. Should you choose to leave the Company within twenty-four (24) months following your start date, you agree to repay a pro-rated (on a monthly basis) portion of your Hiring Bonus. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 240,000 shares of the Company’s Common Stock Option. The exercise price per share will be equal to the fair market value per share on the date the Option is granted or on your first day of employment, whichever is later. You will vest in 20% of the Option shares after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2005 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. As a regular employee of the Company, you will also be eligible to participate in a number of Company-sponsored benefits and programs, as may be established by the Company and in effect from time to time. The Company shall reimburse you with a one-time relocation allowance of $100,000. This will be payable in your first regular paycheck, in accordance with the Company’s standard payroll procedures and maybe subject to repayment if you choose to leave the Company within one year of your original commencement date. Additionally, the Company shall approve agreed upon expenses incurred by you in connection with relocating you and your family to California. Reimbursable expenses will be limited to two house hunting trips for two people (coach flight and rental car), reasonable moving and storage costs and temporary housing for up to 150 days.

Please be advised that your employment with the Company will be “at-will”, which means that either you or the Company may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by the Company that your employment will continue for a set period of time or that your employment will be terminated

1

only under particular circumstances. Any exception to this policy of employment at-will shall only be made in writing by the President of the Company. In particular, this policy of at-will employment shall not be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer is contingent upon satisfactory completion of all applicable background checks.

The Company has its own way of doing business, and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. The Company also understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts employment with us will hold themselves to these same standards. No employee should use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This offer of employment is contingent upon your execution of the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Like all Company employees, you will also be required, as a condition of your continued employment with the Company to comply with the terms of the Company’s Employee Handbook as it may be updated and/or revised from time to time

I look forward to an enjoyable business relationship. Welcome aboard!

Sincerely,

/s/ Chris Watts
Chris Watts, VP, Finance

The foregoing is accepted and correctly states our arrangement.

By:	/s/ Jim Shaughnessy

Dated:	08-15-2011 (re-signed)

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EXHIBIT 10.7

[WORKDAY LOGO]

As Amended May 22, 2012

Mr. Mark S. Peek

420 Maple Street

Palo Alto, CA 94301

Dear Mark:

Workday, Inc. is pleased to offer you employment as Chief Financial Officer, reporting to me.

Your employment with Workday will commence in June 2012, with an initial stating salary of $250,000 per year, which will be payable in accordance with Workday’s standard payroll procedures. In addition, you will be eligible to participate in a variable compensation plan in which your award will be targeted at $100,000. Your award under this plan will be determined based on your performance against annual goals upon which we agree in advance. You will also receive a one-time hiring bonus of$50,000 (“Hiring Bonus”) which shall be payable in the first regular payroll cycle following your commencement of employment.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock and also granted 150,000 shares of the Company’s Restricted Stock. The exercise price per share for the Common Stock option will be equal to the fair market value for common shares on the date the Option is granted. In addition, you will be able to keep your initial board option granted in December 2011 to purchase 150,000 shares at the strike price and subject to the vesting schedule set at that time. You will vest in 20% of the Option shares and the Restricted Stock after 12 months of continuous service and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service with your vesting commencing on your first day of employment. The Option and the Restricted Stock grants will be subject to the terms and conditions applicable to equity granted under the Company’s 2005 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement and Restricted Stock Agreement.

As a regular employee of Workday, you will also be eligible to participate in a number of Workday-sponsored benefits and programs, as may be established by Workday and in effect from time to time. In addition, as a Workday senior executive, you will participate in a change in control plan to be adopted by Workday’s Board of Directors that will provide benefits if, following a change in control of Workday, your employment in terminated other than for cause or due to your voluntary resignation for good reason. In your case, the benefits under the plan will be no less than a payment in the amount of 100% of your base compensation and accelerated vesting of 50% of your unvested equity awards as of the date of the change in control. The change in control plan will provide for typical definitions of “cause”, “good reason” and “change in control”.

Please be advised that your employment with Workday will be “at-will”, which means that either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by the Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this policy of employment at-will shall only be made in writing by a CEO of Workday. In particular, this policy of at-will employment shall not be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This offer is contingent upon satisfactory completion of all applicable background checks.

All amounts discussed herein are subject to applicable withholding taxes. If Workday determines at the time of the your termination of employment that it is necessary or appropriate for any of the payments specified above to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal revenue Code (“Section 409A”), then the payments, as applicable, shall be made on the earliest practicable date or dates permitted under Section 409A without the imposition of any additional tax, interest and/or penalties.

Workday has its own way of doing business, and its own unique, independently developed proprietary technology. We neither need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday also understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts employment with us will hold themselves to these same standards. No employee should use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This offer of employment is contingent upon your execution of Workday’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Like all Workday employees, you will also be required, as a condition of your continued employment with Workday to comply with the terms of Workday’s Employee handbook as it may be updated and/or revised from time to time.

We are delighted that you will be joining us to help build a truly world class company. Welcome aboard!

Sincerely,

/s/ Aneel Bhusri
Aneel Bhusri, Co-CEO

The forgoing is accepted and correctly states our arrangement.

/s/ Mark S. Peek
Mark S. Peek

2

[WORKDAY LOGO]

April 9, 2012

Mark S. Peek

Dear Mark:

Workday, Inc. is pleased to offer you employment as Chief Financial Officer, reporting to me.

Your employment with Workday will commence during May 2012, with an initial starting salary of $250,000 per year, which will be payable in accordance with Workday’s standard payroll procedures. In addition, you will be eligible to participate in a variable compensation plan in which your award will be targeted at $100,000. Your award under this plan will be determined based on your perfol1nance against annual goals upon which we agree in advance. You will also receive a one-time hiring bonus of $50,000 (“Hiring Bonus”) which shall be payable in the first regular payroll cycle following your commencement of employment.

Subject to the approval of the Company’s Board of Directors or its Compensation Committee, on your employment start date you will be granted an option to purchase 480,000 shares of the Company’s Common Stock and also granted 150,000 shares of the Company’s Restricted Stock. The exercise price per share for the Common Stock option will be equal to the fair market value per share on the date the Option is granted or on your first day of employment, whichever is later. In addition, you will be able to keep your initial board option grant from December 2011 to purchase 150,000 shares at the strike price set at that time. You will vest in 20% of the Option shares and Restricted Stock after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 16 quarters of continuous service. The Option and Restricted Stock grants will be subject to the terms and conditions applicable to equity granted under the Company’s 2005 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement and Restricted Stock Agreement.

As a regular employee of Workday, you will also be eligible to participate in a number of Workday-sponsored benefits and programs, as may be established by Workday and in effect from time to time. In addition, as a Workday senior executive, you will participate in a change in control plan to be adopted by Workday’s Board of Directors that will provide benefits if, following a change in control of Workday, your employment is terminated other than for cause or due to your voluntary resignation for good reason. In your case, the benefits under the plan will be no less than a payment in the amount of 100% of your base compensation and accelerated vesting of 50% of your unvested equity awards as of the date of the change in control. The change in control plan will provide for typical definitions of “cause”, “good reason” and “change in control.”

Please be advised that your employment with Workday will be “at-will”, which means that either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by the Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this policy of employment at-will shall only be made in writing by the CEO of Workday. In particular, this policy of at-will employment shall not be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment. This other is contingent upon satisfactory completion of all applicable background checks.

All amounts discussed herein are subject to applicable withholding taxes. If Workday determines at the time of the your termination of employment that it is necessary or appropriate for any of the payments specified above to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal Revenue Code (“Section 409A’”), then the payments, as applicable, shall be made on the earliest practicable date or dates permitted under Section 409A without the imposition of any additional tax, interest and/or penalties.

Workday has its own way of doing business, and its own unique, independently developed proprietary technology. We neither need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday also understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts employment with us will hold themselves to these same standards. No employee should use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

This offer of employment is contingent upon your execution of Workday’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A. Like all Workday employees, you will also be required, as a condition of your continued employment with Workday to comply with the terms of Workday’s Employee Handbook as it may be updated and/or revised from time to time.

We are delighted that you will be joining us to help build a truly world class company. Welcome aboard!

Sincerely,

/s/ Aneel Bhusri
Aneel Bhusri, Co-CEO

The forgoing is accepted and correctly states our arrangement.

/s/ Mark S. Peek
Mark S. Peek

Dated:	April 10, 2012

2

EXHIBIT 10.8

OFFICE LEASE AGREEMENT

BY AND BETWEEN

6200 STONERIDGE MALL ROAD INVESTORS LLC,

a Delaware limited liability company

AS LANDLORD

and

WORKDAY, INC.,

a Nevada corporation

AS TENANT

DATED September 18, 2008

i

30.	Effect of Conveyance	49

31.	Estoppel Certificates	49

32.	Subordination	49

33.	Environmental Covenants	50

34.	Notices	54

35.	Waiver	54

36.	Holding Over	54

37.	Successors and Assigns	55

38.	Time	55

39.	Brokers	55

40.	Limitation of Liability	55

41.	Financial Statements	56

42.	Rules And Regulations	56

43.	Mortgagee Protection	57

44.	Parking	57

45.	Entire Agreement	59

46.	Interest	59

47.	Governing Law; Construction	60

48.	Representations and Warranties of Tenant	60

49.	Representations and Warranties of Landlord	61

50.	Name of Building	62

51.	Security	62

52.	Jury Trial Waiver	62

53.	Recordation	63

54.	Right to Lease	63

55.	Force Majeure	63

56.	Acceptance	63

57.	Renewal Option	63

58.	Expansion Option (6210 Stoneridge)	66

59.	Expansion Option (6230 Stoneridge)	68

60.	Right Of First Offer (6210 Stoneridge)	69

61.	Option to Terminate	70

62.	Consents	72

63.	Definition of Prime Rate	72

64.	Business Days	72

65.	Conditions Precedent	72

66.	Interim Resolution	73

67.	Global Termination Right	74

68.	Counterparts	74

INDEX OF EXHIBITS

A	Diagram of the Phase I Premises and Phase II Premises

A-1	Potential Sports Court and Outdoor Eating Areas

B	Tenant Improvements Work Letter

C	Rules and Regulations

D	Form of Estoppel Certificate

E	Security Deposit and Burn Down

F	Janitorial Specifications

G	Form of Letter of Credit

H	6210 Expansion Premises

I	Generator Location

J	Approved Signage

INDEX OF DEFINED TERMS

6210 Additional Space	69
6210 Building	66
6210 Expansion Amendment	66
6210 Expansion Notice	66
6210 Expansion Option	66
6210 Expansion Premises	66
6210 Expansion Term	67
6210 Expansion Terms	69
6210 Right of First Offer	69
6230 Additional Space	68
6230 Expansion Agreement	69
6230 Expansion Notice	68
6230 Expansion Option	68
6230 Expansion Premises	68
ADA	24
Additional Rent	5
Affiliate	40
After Hours HVAC	17
Alteration	27
Alterations	27
Anti-Terrorism Law	61
Appraisal Panel	65
Approved Construction Contract	29
Arbitrator	73
Architect’s Estimate	36
ASA	65
Base Insurance Expenses	8
Base Operating Expenses	8
Base Rent	4
Base Service Load	16
Base Taxes	8
Base Utility Expenses	8
Base Year	8
Basic Lease Information	1
Basic Services	16
Building	1
Cancellation Date	70
Casualty Discovery Date	36
Chronic delinquency	44
Common Areas	2
Comparison Leases	66
Competitive Leases	71
Computation Year	8
Condemnation	38

Control	40
CPA	15
CPA Arbitration	15
Data Lines	2
Default	43
Dish	25
Early Termination Notice	70
Early Termination Right	70
Electric Service Provider	17
E-Loan Sub-Sublease	1
Environmental Interruption	53
Environmental Laws	51
Executive Order No. 13224	61
Expense Exclusions	9
Expenses	9
Extension Notice	64
Extension Option	63
Extension Term	63
Eyebrow Signage	33
First-Class Buildings	7
Force Majeure	63
Free Base Rent Credits	23
Free Base Rent Period	4
Guarantor	43
Hazardous Materials	50
Holder	57
Identification Requirements	2
Initial Alterations	29
Insurance Expenses	7
insured risk	37
Interim Resolution	73
Interim Resolution Decision	73
Landlord Parties	55
Landlord’s Agents	22
Landlord’s Casualty Insurance	30
Landlord’s Determination	64
Landlord’s Insureds	31
Laws	24
Lease	1
Letter of Credit	20
Lobby Signage	33
MAI	65
Master Lease	1
Memorandum of Lease	63

Merger	71
Mold Conditions	53
Mold Prevention Practices	52
Monument Sign	34
Negotiation Period	64
Normal Business Hours	16
Operating Expenses	5
Parapet Signage	34
Parking Areas	2
Parking Monitor	59
Parking Plan	59
Parking Requirements	58
Parking Violation	58
Parking Violation Notice	58
Permitted Transfer	40
Permitted Transferee	40
Phase I Premises	vii
Phase II Premises	vii
Premises	1
Prevailing Market Rate	66
Private Restrictions	24
Prohibited Person	61
Project	1
Proportionate Share	13
Reduced Premises	71
Rent	15

Rentable Area	1
Report Date	15
Rules and Regulations	56
Security Deposit	20
Signage Criteria	35
Sports Court	3
Strategic Partners	40
Successor Landlord	50
Superior Lease(s)	49
Superior Lessor	50
Superior Mortgage(s)	49
Superior Mortgagee	50
Systems	6
Taxes	7
Tenant Leaseback Offer	71
Tenant Server Room	28
Tenant’s Agents	23
Tenant’s Determination	64
Tenant’s Property	31
Term	4
Third CPA	15
USA Patriot Act	61
Utilities	7
Utility Expenses	7
Visitors	58

v

LEASE AGREEMENT

BASIC LEASE INFORMATION

Lease Date:	September 18, 2008
Landlord:	6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company
Landlord’s Address:	c/o UBS Realty Investors LLC 455 Market Street, Suite 1540 San Francisco, California 94105 Attention: Asset Manager, Pleasanton Corporate Commons
All notices sent to Landlord under this Lease shall be sent to the above address, with copies to: Hines 6200 Stoneridge Mall Road, Suite 320 Pleasanton, California 94588 Attention: Property Manager
Tenant:	WORKDAY, INC., a Nevada corporation
Tenant’s Contact Person:	Steve Hill
Tenant’s Address and Telephone Number:

6230 Stoneridge Mall, Suite 200

Pleasanton, California 94588

(925) 951-9000

Notices for Tenant shall be sent to the above address

c/o Chief Financial Officer with copies as follows:

Workday, Inc.

6230 Stoneridge Mall, Suite 200

Pleasanton, California 94588

Attention: General Counsel

-and –

Thomas E. Cooper, Esquire

Bartko, Zankel, Tarrant & Miller

900 Front Street, Suite 300

San Francisco, California 94111

Premises:	The entirety of the second floor of the Building (the “Phase I Premises”), and a portion of the first floor and the entirety of the fourth floor of the Building (the “Phase II Premises”)
Premises Square Footage:	Floor	Rentable Area
	1st (partial)	7,588
	2nd (full)	30,772
	4th (full)	30,772
	TOTAL:	69,132
Project:

Pleasanton Corporate Commons, 6200 - 6230 Stoneridge Mall Road, Pleasanton, California, together with the land on which the Project is situated and all Common Areas. The total Rentable Area of the Project is 595,608 square feet.

Building:	6230 Stoneridge Mall Road, Pleasanton Corporate Commons, Pleasanton, California. The total Rentable Area of the Building is 148,902 square feet.
Tenant’s Proportionate Share of Project:	5.17% as to the Phase I Premises, 11.61% as to the Phase II Premises
Tenant’s Proportionate Share of Building:	20.67% as to the Phase I Premises, 46.43% as to the Phase II Premises
Length of Term:	Phase I Premises: Eighty (80) months Phase II Premises: Sixty (60) months
Commencement Date:	Phase I Premises: November 1, 2008 Phase II Premises: July 1, 2010
Expiration Date:	June 30, 2015, for the entire Premises

Base Rent:	Months	Sq. Ft.	Monthly Base Rate	Monthly Base Rent
	November 1, 2008 – June 30, 2010	30,772	x $1.25	=$38,465.00
	July 1, 2010 – June 30,2011*	69,132	x $2.50	=$172,830.00
	July 1, 2011 – June 30, 2012	69,132	x $2.58	=$178,014.90
	July 1, 2012 – June 30, 2013	69,132	x $2.66	=$183,355.35
	July 1, 2013 – June 30, 2014	69,132	x $2.74	=$188,856.01
	July 1, 2014 – June 30, 2015	69,132	x $2.82	=$194,521.69
	* subject to the Free Base Rent Period in accordance with Paragraph 4(a) below.
Prepaid Base Rent:	Thirty-Eight Thousand Four Hundred Sixty-Five Dollars ($38,465.00)
Month(s) to which Prepaid Base Rent will be Applied:	November 2008
Base Year:	Calendar year 2010
Security Deposit:	Such amount as may be determined, from time to time, in accordance with the provisions of Exhibit E.
Permitted Use:	General office use consistent with the standards of a First-Class Building, and as further provided in Paragraph 9(a).
Unreserved Parking Spaces:	An amount equal to three and one-half (3.5) nonexclusive and undesignated parking spaces per 1,000 square feet of leased Rentable Area.
Brokers:	Colliers International (Landlord’s Broker) Griggs Resource Group (Tenant’s Broker)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT is made and entered into by and between Landlord and Tenant on the Lease Date. The defined terms used in this Lease which are defined in the Basic Lease Information attached to this Lease Agreement (“Basic Lease Information”) shall have the meaning and definition given them in the Basic Lease Information. The Basic Lease Information, the Exhibits, the Addendum or Addenda attached hereto, if any, and this Office Lease Agreement are and shall be construed as a single instrument and are referred to herein as the “Lease.”

1.	DEMISE

In consideration for the rents and all other charges and payments payable by Tenant, and for the agreements, terms and conditions to be performed by Tenant in this Lease, LANDLORD DOES HEREBY LEASE TO TENANT, AND TENANT DOES HEREBY HIRE AND TAKE FROM LANDLORD, the Premises described below (the “Premises”), upon the agreements, terms and conditions of this Lease for the Term hereinafter stated.

2.	PREMISES AND COMMON AREAS

(a) The Premises demised by this Lease are located in that certain building (the “Building”) specified in the Basic Lease Information, which Building is located in that certain real estate development (the “Project”) specified in the Basic Lease Information. The Premises has the address and contains the Rentable Area specified in the Basic Lease Information and, until June 30, 2010, shall consist of the Phase I Premises, and, thereafter, shall consist of both the Phase I Premises and the Phase II Premises; provided, however, that any statement of Rentable Area set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and, except as expressly set forth in Paragraph 4(d)(iii) below, no economic terms based thereon shall be subject to revision whether or not the actual square footage is more or less. The location and dimensions of the Phase I Premises and the Phase II Premises are depicted on Exhibit A, which is attached hereto and incorporated herein by this reference. As used in this Lease, (the “Rentable Area”) shall mean an area determined in accordance with the standards of the Building Owners and Managers Association ANSI/BOMA Z65.1 (1996).

(b) Notwithstanding anything herein to the contrary, the Phase II Premises as described in the Basic Lease Information is a portion of the Building that will be occupied by Tenant prior to the Commencement Date for the Phase II Premises pursuant to that certain Sub-Sublease by and between E-Loan, Inc., as sub-sub landlord and Tenant as sub-subtenant (the “E-Loan Sub-Sublease”). The E-Loan Sub-Sublease is expressly subject and subordinate to that certain Amended and Restated Office Building Lease effective March 16, 2000 (the “Master Lease”), between Landlord (as successor-in-interest to California Corporate Properties B, LLC, a Delaware limited liability company) and Charles Schwab & Co., Inc., a California corporation. In the event that the portion of the Building subleased by Tenant under the E-Loan Sub-Sublease is expanded to include space in the Building which is in addition to the Phase II Premises as described in the Basic Lease Information, then the Phase II Premises as defined herein shall also be expanded to include such additional space. In such event, the economic terms of this Lease

1

relating to the Phase II Premises shall also be adjusted accordingly to reflect the additional Rentable Area (e.g., square footage, Monthly Base Rent, Tenant’s Proportionate Share, and Tenant Improvement Allowance).

(c) Tenant and Tenant’s employees, agents, and invitees shall have the non-exclusive right (in common with any other tenants, Landlord and any other person granted use by Landlord) to use the Common Areas (as hereinafter defined), except that, with respect to the Project’s parking areas (the “Parking Areas”), Tenant shall have only the rights, if any, set forth in Paragraph 44 below. For purposes of this Lease, the term “Common Areas” shall mean all areas and facilities outside the Premises and within the exterior boundary lines of the Project that are, from time to time, reasonably provided and designated by Landlord for the non-exclusive use of Landlord, Tenant and other tenants of the Project and their respective employees, guests and invitees; provided, however, the following portions of the Project are expressly denoted as Common Areas for the non-exclusive use of Tenant and Tenant’s employees, guests and invitees: the entrance and lobby areas on the first (1st) floor of the Building; the risers and runs in the Building (subject to the limitations below in this Paragraph 2(c)); and, in the event effected, the Sports Court specified in Paragraph 2(f) below. Without limiting the generality of the foregoing, Tenant shall have the non-exclusive rights to Tenant’s Proportionate Share of the common risers and runs in the Building in order to install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Data Lines”), provided that (i) Tenant shall obtain Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Paragraph 12 below, (ii) an acceptable number of spare lines and space for additional lines shall be maintained for existing and future occupants of the Property, as determined in Landlord’s reasonable opinion, (iii) the Data Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the “Identification Requirements,” as that term is set forth below, (iv) any new or existing Data Lines installed by Tenant and servicing the Premises shall comply with all applicable Laws, (v) as a condition to permitting the installation of new Data Lines, Landlord may require that Tenant remove existing redundant Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. All Data Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Data Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Landlord may, by notice to Tenant given not later than ninety (90) days prior to the Expiration Date (except in the event of a termination of this Lease prior to the scheduled Expiration Date, in which event no advance notice shall be required), require Tenant at Tenant’s expense to remove any or all Data Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

(d) Landlord has the right, in its sole discretion, from time to time, to: (i) make changes to the Common Areas, the Building and/or the Project, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, Parking Areas, ingress,

2

egress, direction of driveways, entrances, hallways, corridors, lobby areas and walkways; (ii) close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (iii) add additional buildings and improvements to the Common Areas or remove existing buildings or improvements therefrom; (iv) use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or any portion thereof; and (v) do and perform any other acts, alter or expand, or make any other changes in, to or with respect to the Common Areas, the Building and/or the Project as Landlord may, in its sole discretion, deem to be appropriate. Without limiting the foregoing, Landlord reserves the right from time to time to install, use, maintain, repair, relocate and replace pipes, ducts, conduits, wires, and appurtenant meters and equipment for service to the Premises or to other parts of the Building which are above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas of the Building which are located within the Premises or located elsewhere in the Building. In connection with any of the foregoing activities of Landlord, Landlord shall use reasonable efforts while conducting such activities to minimize any interference with Tenant’s use of the Premises. Notwithstanding the foregoing, if Landlord makes any alterations to the Common Areas pursuant to its rights under this Paragraph 2, Landlord agrees that such alterations shall not unreasonably interfere with Tenant’s use of, or access to, the Premises.

(e) No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

(f) Tenant has notified Landlord that Tenant desires to construct a sports court, including exterior volleyball/basketball (sand and hard surface) courts in a portion of the Common Areas shown on Exhibit A-1 with specifications and in a location to be mutually agreed upon by Landlord and Tenant(the “Sports Court”). Landlord has generally approved the Sports Court and Tenant shall have the right to construct the Sports Court, provided that (i) Landlord and Tenant mutually agree on the precise design and location of the Sports Court, and (ii) Tenant fully complies with the terms and conditions of Paragraphs 12(a) through 12(g) below, including, without limitation, the review and approval by Landlord of detailed plans and specifications, and the approval by Landlord of Tenant’s contractor(s). Tenant shall be solely responsible for the costs to construct the Sports Court; provided, however, that Landlord shall reimburse Tenant for up to Fifty Thousand Dollars ($50,000.00) of all actual and documented out-of-pocket costs and expenses directly incurred by Tenant in connection with Tenant’s construction of the Sport’s Court. In the event Seller’s actual costs to construct the Sports Court exceed Fifty Thousand Dollars ($50,000.00), then any such excess shall be the sole responsibility of Tenant; provided, however, that Tenant may apply any such costs against the Tenant Improvement Allowance for the Phase I Premises and the Phase II Premises. Landlord’s obligation to reimburse Tenant as set forth herein shall be subject to (i) Tenant providing Landlord with reasonable documentary evidence that Tenant has paid for the bill(s) or invoice(s) related to the design and construction of the Sports Court, and (ii) Tenant requesting such reimbursement within twelve (12) months following the Lease Date. Upon completion of the Sports Court, such area shall remain as part of the Common Areas and shall be available to all tenants of the Project. Notwithstanding anything to the contrary contained in Paragraph 11, upon the expiration of the Term of this

3

Lease, or earlier termination, Tenant shall not be required to restore the Sports Court to its original Common Area condition prior to construction of the Sports Court.

(g) If and when Tenant leases and occupies the portion of the first (1st) floor of the Building located contiguous to the Outdoor Eating Area described in Exhibit A-1 attached hereto, then Tenant, at Tenant’s sole cost and expense, may convert a portion of the Common Areas as generally shown in Exhibit A-1 as the Outdoor Eating Area into an outdoor seating/eating area for the exclusive use of Tenant, provided that (i) Landlord and Tenant mutually agree on the precise size, design and location (provided that any design elements that are visible from areas outside the Building shall be subject to Landlord’s sole but good faith discretion), and (ii) Tenant fully complies with the terms and conditions of Paragraphs 12(a) through 12(g) below, including, without limitation, the review and approval by Landlord of detailed plans and specifications, and the approval by Landlord of Tenant’s contractor(s). Tenant may, at Tenant’s option, utilize any then unused portion of the Tenant Improvement Allowance for the Phase I Premises and the Phase II Premises toward the cost of construction of any such Outdoor Eating Area.

3.	TERM

(a) The term of this Lease (the “Term”) with respect to each of the Phase I Premises and the Phase II Premises shall commence on each respective Term Commencement Date specified in the Basic Lease Information and shall terminate on the Term Expiration Date specified in the Basic Lease Information.

(b) Notwithstanding the provisions of Paragraph 3(a) above, in the event the Master Lease is terminated with an effective date of such termination which is prior to June 30, 2010, then subject to the terms of Paragraph 21 and Paragraph 22 herein, the Term with respect to the Phase II Premises (including any additional space leased by Tenant under the E-Loan Sub-Sublease as contemplated by Paragraph 2(b) above) shall commence concurrently with such termination of the Master Lease at a monthly Base Rate equal to $1.25 for each square foot of Rentable Area during the period prior to July 1, 2010, but otherwise on the terms and conditions set forth herein.

4.	RENT

(a) Base Rent. Tenant shall pay to Landlord, in advance, on the first day of each month, without further notice or demand, and except as expressly otherwise provided herein, without abatement, offset, rebate, credit or deduction for any reason whatsoever, the monthly installments of rent specified in the Basic Lease Information (the “Base Rent”); provided, however, that if Tenant is not then in Default hereunder (and that no event is occurring which, with the giving of notice or the passage of time, or both, would constitute a Default hereunder), Tenant shall have no obligation to pay Base Rent during the period from July 1, 2010, through September 30, 2010 (the “Free Base Rent Period”).

Upon full execution of this Lease and delivery of an original copy to Tenant, Tenant shall pay to Landlord the Prepaid Base Rent to be applied toward Base Rent for the month of the Term specified in the Basic Lease Information. Within five (5) Business Days of the full execution and delivery of this Lease to Tenant, Tenant shall pay to Landlord as a Security Deposit for the

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Phase I Premises the amount specified in Exhibit E (either in cash or as a Letter of Credit, or as subsequent substitutions for cash or a Letter of Credit) as more fully described in Paragraph 7 below. The Security Deposit for the Phase II Premises shall be paid by Tenant to Landlord as hereinafter provided in this Lease.

(b) Additional Rent.  As used in this Lease, the term “Additional Rent” shall mean all sums of money, other than Base Rent, that shall become due from and payable by Tenant pursuant to this Lease.

(i)    Commencing July 1, 2011, but not prior to July 1, 2011, in addition to the Base Rent, Tenant shall pay to Landlord as Additional Rent, in accordance with this Paragraph 4, the aggregate net increases of the following applicable to each Computation Year over the Base Year (A) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Operating Expenses (as defined below) attributable to each Computation Year (as defined below) over Base Operating Expenses (as defined below), (B) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Insurance Expenses (as defined below) attributable to each Computation Year over Base Insurance Expenses (as defined below), (C) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Utility Expenses (as defined below) attributable to each Computation Year over Base Utility Expenses (as defined below), and (D) Tenant’s Proportionate Share(s) of the total dollar increase, if any, in Taxes (as defined below) attributable to each Computation Year over Base Taxes (as defined below).

(ii)    As used in this Lease, the following terms shall have the meanings specified:

(A) “Operating Expenses” means those costs and expenses paid or incurred by Landlord in connection with the ownership, operation, maintenance, management and repair of the Premises, the Building and/or the Project or any part thereof, including, without limitation, all the following items (but subject to the Expense Exclusions as specified in Paragraph 4(c) below).

                (1)     Common Area Operating Expenses.  All costs to operate, maintain, repair, replace, supervise, insure and administer the Common Areas, including, without limitation, any Parking Areas owned by Landlord for the use of tenants, and further including, without limitation, supplies, materials, labor and equipment used in or related to the operation and maintenance of the Common Areas, including Parking Areas (including, without limitation, all costs of resurfacing and restriping Parking Areas), signs and directories on the Building and/or the Project, landscaping (including, without limitation, maintenance contracts and fees payable to landscaping consultants), amenities, sprinkler systems, sidewalks, walkways, driveways, curbs, lighting systems and security services, if any, provided by Landlord for the Common Areas, and any charges, assessments, costs or fees levied by any common association.

                (2)     Parking Charges; Public Transportation Expenses.  Any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority or insurer in connection with the use or occupancy of the Building or the Project, and the cost of maintaining any public transit system, vanpool, or other public or semi-

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public transportation imposed upon Landlord’s ownership and operation of the Building and/or the Project.

                (3)     Maintenance and Repair Costs.  All costs to maintain, repair, and replace the Premises, the Building and/or the Project or any part thereof and the personal property used in conjunction therewith, including insurance deductibles but subject to the Deductible Cap specified in Paragraph 4(b)(ii)(B) below and, without limitation, (a) all costs paid under maintenance, management and service agreements such as contracts for janitorial, security and refuse removal, (b) all costs to maintain, repair and replace the roof coverings of the Building or the Project or any part thereof, (c) all costs to maintain, repair and replace the heating, ventilating, air conditioning, plumbing, sewer, drainage, electrical, fire protection, escalator, elevator, life safety and security systems and other mechanical, electrical and communications systems and equipment serving the Premises, the Building and/or the Project or any part thereof (collectively, the “Systems”), (d) the cost of all cleaning and janitorial services and supplies, the cost of window glass replacement and repair, and (e) the cost of maintenance, depreciation and replacement of machinery, tools and equipment (if owned by Landlord) and for rental paid for such machinery, tools and equipment (if rented) used in connection with the operation or maintenance of the Building, and (f) costs for improvements made to the Project which, although capital in nature, Landlord determines, in its sole discretion, are necessary to enhance the security systems and improve the security measures at the Project.

                (4)     Life Safety and Security Costs.  All costs to install, maintain, repair and replace all life safety systems, including, without limitation, (a) all fire alarm systems, serving the Premises, the Building and/or the Project or any part thereof (including all maintenance contracts and fees payable to life safety consultants) whether such systems are or shall be required by Landlord’s insurance carriers, Laws (as hereinafter defined) or otherwise, and (b) all costs of security and security systems at the Project, including, without limitation; (i) wages and salaries (including third-party management fees) of all employees engaged in the security of the Project; (ii) all supplies, materials, equipment, and devices used in the security of the Project, and any upgrades thereto; and (iii) all service or maintenance contracts with independent contractors for Project security, including, without limitation, alarm service personnel, security guards, watchmen, and any other security personnel.

                (5)     Management and Administration.  All costs for management and administration of the Premises, the Building and/or the Project or any part thereof, including, without limitation, a property management fee, accounting, auditing, billing, postage, salaries and benefits for all employees and contractors engaged in the management, operation, maintenance, repair and protection of the Building and the Project, whether located on the Project or off-site, payroll taxes and legal and accounting costs, fees for licenses and permits related to the ownership and operation of the Project, and office rent for the Building and/or the Project management office or the rental value of such office if it is located within the Building and/or the Project, such office to be approximately one thousand eight hundred (1,800) square feet of Rentable Area; provided, however, to the extent such property management office serves projects other than the Project, such costs

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shall be equitably allocated among the Project and such other projects, and only the Project’s allocable share of such costs shall be an Operating Expense.

                (6)     Capital Improvements.  Amounts paid for capital improvements or other costs incurred in connection with the Project (a) which are intended by Landlord, in good faith, to effect economies in the operation or maintenance of the Project, or any portion thereof, (b) that are required to comply with present or anticipated conservation programs, (c) which are replacements or modifications of nonstructural items located in the Common Areas, (d) that are required under any governmental law or regulation, and (e) which Landlord determines, in Landlord’s reasonable discretion, are necessary to enhance Building security and improve security measures at the Project. To the extent any such capital costs are typically capitalized under commonly utilized commercial real estate accounting principles, then Tenant shall be required to pay only the pro rata share of the cost of the item falling due within the Term (including any Renewal Term, if applicable) based upon the amortization of the same over the useful life of such item(s), as determined by such generally accepted commercial real estate accounting principles.

Notwithstanding anything in this Paragraph 4(b) to the contrary, Insurance Expenses, Utility Expenses and Taxes shall not be deemed to constitute “Operating Expenses” for purposes of this Paragraph 4(b)(ii)(A).

(B) “Insurance Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the obtaining of insurance on the Premises, the Building and/or the Project or any part thereof or interest therein, including, without limitation, premiums for “all risk” fire and extended coverage insurance, commercial general liability insurance, rent loss or abatement insurance (not to exceed twelve (12) months), earthquake insurance, flood or surface water coverage, and other insurance which is commercially reasonable and consistent with insurance maintained generally by other first-class, class A office projects in the Pleasanton, California area of similar size, age and use (hereinafter, “First-Class Buildings”), or required by Landlord’s lender, together with any deductibles paid under policies of any such insurance; provided, however, that with respect to any particular casualty event affecting the Project, in no event shall Tenant’s Proportionate Share any individual insurance deductible under Landlord’s Casualty Insurance or other casualty policy exceed an amount equal to One Dollar ($1.00) for each square foot of leased Rentable Area. The foregoing shall not be deemed an agreement by Landlord to carry any particular insurance relating to the Premises, the Building, or the Project.

(C) “Utility Expenses” means the cost of all electricity, water, gas, sewers, oil and other utilities (collectively, “Utilities”), including any surcharges imposed, serving the Premises, the Building and the Project or any part thereof that are not separately metered to Tenant or any other tenant, and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Premises, the Building or the Project or any part thereof, or upon Tenant’s use and occupancy thereof, as a result of any rationing of Utility services or restriction on Utility use affecting the Premises, the Building and/or the Project, as contemplated in Paragraph 5 below.

(D) “Taxes” means all real estate taxes and assessments, which shall include any form of tax, assessment (including any special or general assessments and any assessments or

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charges for Utilities or similar purposes included within any tax bill for the Building or the Project or any part thereof, including, without limitation, entitlement fees, allocation unit fees and/or any similar fees or charges), fee, license fee, business license fee, levy, penalty (if a result of Ten ant’s delinquency in payment), sales tax on rents or rental receipts, rent tax, occupancy tax or other tax (other than net income, estate, succession, inheritance, transfer or franchise taxes), imposed by any authority having the direct or indirect power to tax, or by any city, county, state or federal government or any improvement or other district or division thereof, whether such tax is determined by the area of the Premises, the Building and/or the Project or any part thereof, or the Rent and other sums payable hereunder by Tenant or by other tenants, including, but not limited to, (i) any gross income or excise tax levied by any of the foregoing authorities, with respect to receipt of Rent and/or other sums due under this Lease; (ii) upon any legal or equitable interest of Landlord in the Premises, the Building and/or the Project or any part thereof, (iii) upon this transaction or any document to which Tenant is a party creating or transferring any interest in the Premises, the Building and/or the Project; (iv) levied or assessed in lieu of, in substitution for, or in addition to, existing or additional taxes against the Premises, the Building and/or the Project, whether or not now customary or within the contemplation of the parties; or surcharged against the Parking Areas. Tenant and Landlord acknowledge that Proposition 13 was adopted by the voters of the State of California in the June, 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such purposes as fire protection, street, sidewalk, road, utility construction and maintenance, refuse removal and for other governmental services which may formerly have been provided without charge to property owners or occupants. It is the intention of the parties that all new and increased assessments, taxes, fees, levies and charges due to any cause whatsoever are to be included within the definition of real property taxes for purposes of this Lease. “Taxes” shall also include reasonable legal and consultants’ fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce taxes, Landlord specifically reserving the right, but not the obligation, to contest by appropriate legal proceedings the amount or validity of any taxes.

(E) “Base Year” shall mean the calendar year specified in the Basic Lease Information.

(F) “Base Operating Expenses” shall mean the amount of Operating Expenses for the Base Year.

(G) “Base Insurance Expenses” shall mean the amount of Insurance Expenses for the Base Year.

(H) “Base Taxes” shall mean the amount of Taxes for the Base Year.

(I) “Base Utility Expenses” shall mean the greater of the following amounts: (1) Utility Expenses for 2009; (2) Utility Expenses for the Base Year; or (3), with respect to the Building, Utility Expenses for 2010 for a comparable building in the Project (other than the Building).

(J) “Computation Year” shall mean each twelve (12) consecutive month period commencing January 1 of each year during the Term following the Base Year.

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(K) “Expenses” shall mean collectively, Operating Expenses, Insurance Expenses, Utility Expenses and Taxes.

(c) Exclusions from Expenses.  Notwithstanding anything to the contrary contained in Paragraph 4(b) above, “Expenses” shall not include the following (the “Expense Exclusions”):

(i)    non-cash items, such as deductions for depreciation, amortization or obsolescence of the Project and the Premises and the equipment used in or on the Project, or interest on capital invested;

(ii)    payments of principal and interest or other finance charges, penalties or fees, made on any debt, and rental payments made under any ground lease or other underlying leases, except to the extent that a portion of such rental payments is for the payment or reimbursement of ad valorem/real estate taxes or insurance premiums on the Project;

(iii)    costs incurred in connection with the leasing, sale, financing, refinancing, mortgaging, entering into a superior lease or change of ownership of the Project, including, without limitation, real estate brokerage and leasing commissions, marketing costs, finder fees, attorneys’ and accountants’ fees, closing costs, title insurance premiums, appraisal fees, survey costs, engineering and inspection reports, transfer taxes and interest charges;

(iv)    Landlord’s general overhead costs, including salaries, equipment, supplies, accounting and legal fees, rent and other occupancy costs, and other costs relating to the operation and internal organization and function of Landlord as a business entity (as opposed to the maintenance and/or operation of the Project), including, but not limited to, costs of entity accounting and the cost of Landlord’s preparation of income tax returns and information returns, legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating of any of the Landlord’s interest in the Premises or the Project and costs of any disputes between Landlord and its employees, tenants, third party contractors, and third parties;

(v)    job placement, advertising and promotional costs for the Project or associated with the leasing of the Project (other than bulletins or newsletters distributed to tenants of the Project) and the costs of signs in or on the Building identifying the owner of the Building or other tenant’s signs;

(vi)    all amounts that would otherwise be included in Expenses which are paid to any Affiliate of Landlord to the extent the costs of such services exceed the competitive rates in comparable buildings for such services rendered by persons or entities of similar skill, competence and experience (but excluding any such amounts specifically provided for or permitted in this Lease for which the provisions of this Lease shall control);

(vii)    costs incurred due to (A) violation by Landlord or any managing agent or any tenant (including Tenant) of the terms and conditions of any lease, (B) violation by Landlord of any governmental rule or authority, or (C) penalties and interest for late payment of any obligation of Landlord, including any penalties or interest incurred as a result of Landlord’s failure to file any tax or information returns when due, unless such late payment is caused by Tenant;

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(viii)    inheritance, gift or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein; taxes computed upon the basis of the gross or net income derived from the Project by Landlord or the owner of any interest therein, unless any such taxes are imposed as a substitute for, in lieu of, or in addition to, any of the taxes described in Paragraph 4(b)(ii)(D); non-delinquent assessments existing as of January 1, 2000, related to the North Pleasanton Improvement District; income, franchise, corporation, capital levy, gross receipts, excess profits, revenue (except any business or license tax payable by Landlord but specifically excluding any business or license tax payable by Landlord’s property manager calculated on revenue), rent, payroll taxes and benefits (except as related to the personnel described in Paragraph 4(b)(ii) above) or stamp or transfer taxes or any tax upon the sale, transfer or assignment of Landlord’s title or estate which at any time may be assessed against or become a lien upon all or any part of the Project or this leasehold, unless any such taxes are imposed as a substitute for, in lieu of, or in addition to, any of the taxes described in Paragraph 4(b)(ii) above; and any liens or taxes, penalties or interest that are levied or assessed against the Premises or the Project for any time prior to the Term;

(ix)    any cost or expense related to removal, cleaning, abatement or remediation of “Hazardous Materials” or environmental conditions in or on the Project which were not deposited, released or caused by Tenant or any of Tenant’s Agents;

(x)    costs of maintenance, repair or replacement covered by a warranty;

(xi)    costs for which Landlord is reimbursed by its insurance carrier or by any tenant’s insurance carrier (or would have been so reimbursed if Landlord had maintained all of the insurance required to be carried by Landlord pursuant to this Lease) or by any other entity (other than through Expense pass throughs);

(xii)    any damages and costs (including interest) resulting from the gross negligence, willful misconduct or other intentional tortious acts of Landlord, Landlord’s contractors, subcontractors and employees, including payment of damages, attorneys’ fees and any other amounts to any person seeking recovery for bodily injury, death or property damage, and any fines, assessments, or penalties resulting from the negligence, gross negligence, willful misconduct or other tortious acts of Landlord (and Landlord’s contractors, subcontractors and employees) or the breach of this Lease;

(xiii)    costs required to be capitalized under commonly and consistently utilized commercial real estate industry accounting principles, except to the extent expressly set forth in Paragraph 4(b)(ii)(A)(6) above;

(xiv)    the cost of the design, construction, renovation, decorating, redecorating, improving, fixturing, furnishing or other preparation of tenant improvements for Tenant and for other tenants and for prospective tenants of the Project (including design fees for space planning and all third party fees and charges, permit, license, and inspection fees), and moving expenses to move in or out, or relocate, Tenant or other tenants to, from or within the Project, and allowances, including the Tenant Improvement Allowance herein (whether by contribution or credit against rent or otherwise) or concessions (including any rent abatement) for any of the foregoing;

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(xv)    costs or expenses of utilities directly metered to tenants of the Project and payable separately by such tenants;

(xvi)    salaries, wages, benefits and other expenses of Building personnel above the level of the on-site third party building manager of the Building;

(xvii)    costs incurred for the acquisition of permanent and temporary works of art and decorations, including, without limitation, seasonal decorations (but not the maintenance of, or security for, such items);

(xviii)    the costs, expenses and fees of any asset manager or investment advisor representing Landlord or any partner or any other constituent member of Landlord (except that nothing in this clause is intended to preclude such manager, advisor, partner or member from sharing a portion of the property management fees received by the property manager);

(xix)    property management fees to the extent the same exceed three percent (3%) of gross receipts;

(xx)    cost of installing, operating and maintaining any specialty service or other benefits, such as an observatory, broadcasting facilities, child or daycare, luncheon club, cafeteria or other dining facility, newsstand, flower service, shoeshine service, or athletic or recreation club and helicopter pad, unless such service is requested by Tenant and usable by Tenant on a non-discriminatory basis;

(xxi)    any costs or expenses expressly excluded from Additional Rent under any other provisions of this Lease;

(xxii)    costs arising from Landlord’s entertainment, dining, charitable or political contributions;

(xxiii)    real estate trade group and civic association dues and related expenses, to the extent such costs exceed Two Thousand Dollars ($2,000.00) per calendar year in the aggregate;

(xxiv)    rentals, excluding temporary rentals, for items which, if purchased rather than rented, would constitute a capital improvement which is specifically excluded in Paragraph 4(b)(ii)(A)(6) above;

(xxv)    the rental value of offices for the property manager and related management, engineering and operations personnel, except as permitted under Paragraph 4(b)(ii)(A)(5) above;

(xxvi)    cost of the initial stock of tools and equipment for operation, repair and maintenance of the Project, to the extent not directly used in the Project;

(xxvii)    costs related to governmental compliance in connection with those parts of the Project that Landlord is responsible for maintaining and repairing except as provided in Paragraph 4(b)(ii)(A)(6) above;

(xxviii)    reserves for bad debts or repair or maintenance;

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(xxix)    cost of any work or services performed for any facility other than the Project;

(xxx)    Fines, penalties, assessments, fees or interest resulting from (A) Landlord’s failure to pay charges, expenses, or Taxes on a current basis, (B) Landlord’s failure to comply with governmental requirements, or (C) Landlord’s breach of this Lease or any other agreement binding on Landlord;

(xxxi)    the cost of services provided to tenants of the Building to the extent in excess of services generally provided to Tenant, whether or not Landlord is entitled to reimbursement therefore;

(xxxii)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, to the extent of gross receipts payable to Landlord from such activities;

(xxxiii)    costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments, and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitration pertaining to Landlord’s legal title in and to the Building;

(xxxiv)    costs of any “tap fees” or any sewer or water connection fees for the exclusive benefit of any particular tenant in the Building;

(xxxv)    any “validated” parking charges exclusively for any tenant or tenants (or other users) other than Tenant;

(xxxvi)    the cost of replacement of the structural elements of the Project, including the structural elements of the roof of any Building; and

(xxxvii)    costs incurred by Landlord for the repair of damage to the Building or the Project to the extent that Landlord is reimbursed from any source (including, without limitation, insurance proceeds, condemnation or warranty).

(d) Payment of Additional Rent.

(i)    Within ninety (90) days after the end of the Base Year and each Computation Year or as soon thereafter as practicable, Landlord shall give to Tenant notice of Landlord’s estimate of the total amounts that will be payable by Tenant under Paragraph 4(b) for the following Computation Year, and Tenant shall pay such estimated Additional Rent on a monthly basis, in advance, on the first (1st) day of each month. Tenant shall continue to make said monthly payments of estimated Additional Rent until Landlord provides at least thirty (30) days’ prior notice and reasonably justifies any increase in such monthly payments. If at any time or times Landlord reasonably determines that the amounts payable under Paragraph 4(b) for the current Computation Year will vary from Landlord’s estimate given to Tenant, Landlord, by at least thirty (30) days’ notice to Tenant, may revise the estimate for such Computation Year, and subsequent payments by Tenant for such Computation Year shall be based upon such revised estimate. Each calendar year following the initial Computation Year, Landlord shall use commercially reasonable efforts to provide to Tenant by April 1, a statement showing the actual

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Additional Rent due to Landlord for the prior Computation Year. If the total of the monthly payments of Additional Rent that Tenant has made for the prior Computation Year is less than the actual Additional Rent chargeable to Tenant for such prior Computation Year, then Tenant shall pay the difference in a lump sum within twenty (20) days after receipt of such statement from Landlord. Any overpayment by Tenant of Additional Rent for the prior Computation Year shall, at Landlord’s option, be either credited towards the Rent next due or returned to Tenant in a lump sum payment within ten (10) days after delivery of such statement; provided, however, that upon the expiration of the Term, or earlier termination, Landlord shall, within sixty (60) days thereafter, provide Tenant a reconciliation of estimated payments of Additional Rent and estimated actual Additional Rent and bill Tenant for any Additional Rent due or reimburse any overpayment at the time of such reconciliation.

(ii)    Landlord’s then-current annual operating and capital budgets for the Building and the Project or the pertinent part thereof shall be used for purposes of calculating Tenant’s monthly payment of estimated Additional Rent for the current year, subject to adjustment as provided above. Landlord shall make the final determination of Additional Rent for the year in which this Lease terminates as soon as possible after termination of such year. Even though the Term has expired and Tenant has vacated the Premises, with respect to the year in which this Lease expires or terminates, Tenant shall remain liable for payment of any amount due to Landlord in excess of the estimated Additional Rent previously paid by Tenant for a period of twenty-four (24) months following the date that the Lease expires, and, conversely, Landlord shall promptly return within twenty (20) days of determination to Tenant any overpayment made by Tenant during such period. The failure of Landlord to submit statements within twenty-four (24) months of the respective statement due date as called for herein shall be deemed a waiver of Tenant’s obligation to pay Additional Rent as herein provided.

(iii)    With respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to the Building, Tenant’s “Proportionate Share” shall be the percentage set forth in the Basic Lease Information as Tenant’s Proportionate Share of the Building, as adjusted by Landlord from time to time for changes in the physical size of the Premises or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building or otherwise. With respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord reasonably allocates to the Project as a whole or to only a portion of the Project, Tenant’s “Proportionate Share” shall be, with respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to the Project as a whole, the percentage set forth in the Basic Lease Information as Tenant’s Proportionate Share of the Project and, with respect to Operating Expenses, Insurance Expenses, Utility Expenses or Taxes which Landlord allocates to only a portion of the Project, a percentage calculated by Landlord from time to time in its reasonable discretion and furnished to Tenant in writing, in either case as adjusted by Landlord from time to time for a remeasurement of or changes in the physical size of the Premises or the Project, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Project or otherwise. Notwithstanding the foregoing provisions of this Paragraph 4(d)(iii), Landlord may, in its reasonable discretion, equitably adjust Tenant’s Proportionate Share(s) for all or part of any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building and/or the Project or that varies with the occupancy of the Building and/or the Project. Without limiting

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the generality of the foregoing, Tenant understands and agrees that Landlord shall have the right to adjust Tenant’s Proportionate Share(s) of any Utility Expenses based upon Tenant’s use of the Utilities or similar services as reasonably estimated and determined by Landlord based upon factors such as size of the Premises and intensity of use of such Utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s excessive use or underuse of such Utilities and similar services. If Tenant disputes any such estimate or determination of Utility Expenses, then Tenant shall either pay the estimated adjusted amount (and, if disputed, resolve the dispute pursuant to the Interim Resolution procedure specified in Paragraph 66 below) or, with the prior written approval of Landlord, which approval may be given or withheld in Landlord’s sole and absolute discretion, cause the Premises to be separately metered, at Tenant’s sole expense.

(iv)    In the event the average occupancy level of the Building or the Project for the Base Year and/or any subsequent Computation Year is not ninety-five percent (95%) or more of full occupancy and fully used, then the Operating Expenses for such Base Year and/or subsequent Computation Year shall be apportioned among the tenants by the Landlord to reflect those costs which would have occurred had the Building or the Project, as applicable, been ninety-five percent (95%) occupied during such Base Year and/or subsequent Computation Year.

(v)    Landlord reserves the right from time to time to remeasure the Premises, the Building and/or the Project in accordance with the current or revised standards promulgated from time to time by the Building Owners and Managers Association (BOMA) or the American National Standards Institute or other generally accepted measurement standards utilized by Landlord, but in no event shall the Base Rent or Proportionate Share(s) of Tenant be adjusted solely by reason of such remeasurement.

(vi)    In the event that the Commencement Date shall be a day other than the first day of a Computation Year or the Expiration Date or other termination of this Lease shall be a day other than the last day of a Computation Year, the amounts payable by Tenant pursuant to Paragraph 4(b) above with respect to the year in which such Commencement Date or Expiration Date (or other termination of this Lease) occurs will be prorated on the basis on which the number of days of the Term included in such year bears to three hundred sixty (360).

(vii)    With respect to any Expenses that are “incurred” but not paid by Landlord in any Computation Year, such Expenses shall only be included to the extent such inclusion is generally consistent with commonly and consistently utilized commercial real estate accounting principles. Expenses shall be reduced by the amount of all reimbursements, recoupments, payments, credits, allowances or the like actually received by Landlord in respect of amounts previously billed to Tenant as Expenses; provided, however, that Landlord may include in Expenses, the reasonable and actual costs and expenses, if any, incurred by Landlord in obtaining such reimbursements, recoupments, payments, credits, allowances or the like. Landlord shall not collect as Additional Rent an amount that would reimburse Landlord for a sum in excess of one hundred percent (100%) of Expenses in any calendar year and Landlord shall not recover any item of Expenses more than once. Landlord shall at all times use its best efforts to operate the Project in an economically reasonable manner consistent with other First-Class Buildings.

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(viii)    Landlord shall have no right to bill Tenant for any Expenses (other than Taxes) attributable to a Computation Year after the date which is twenty-four (24) months after the end of such Computation Year. Landlord shall have no obligation to return, rebate or credit to Tenant any refund, rebate, or return of Expenses (other than Taxes) received by Landlord after the date which is twenty-four (24) months after the Expiration Date of this Lease.

(e) General Payment Terms.  The Base Rent, Additional Rent and all other sums payable by Tenant to Landlord hereunder, including, without limitation, any late charges assessed pursuant to Paragraph 6 below and any interest assessed pursuant to Paragraph 46 below, are referred to as the “Rent.” All Rent shall be paid in lawful money of the United States of America and through a domestic branch of a United States financial institution. Checks are to be made payable to “6200 Stoneridge Mall Road Investors LLC” and shall be mailed to: Department 33149, P.O. Box 39000, San Francisco, California 94139-3149 or to such other person or place as Landlord may, from time to time, designate to Tenant in writing. The Rent for any fractional part of a calendar month at the commencement or termination of the Term shall be a prorated amount of the Rent for a full calendar month based upon a thirty (30) day month.

(f) Statements Binding.  Every statement given by Landlord pursuant to Paragraph 4(a) above shall be conclusive and binding upon Tenant unless (i) within ninety (90) days after the receipt of such statement Tenant shall notify Landlord that desires to review the correctness thereof, and (ii) if Landlord and Tenant are unable to settle by agreement any dispute which may arise in connection with such review by Tenant, then, unless, subject to the provisions of Paragraph 4(g) below, Tenant shall submit such dispute to the CPA Arbitration within one hundred twenty (120) days after receipt of the statement. Pending the determination of such dispute by agreement or the “CPA Arbitration” (as hereinafter defined), Tenant shall, within twenty (20) days after receipt of such statement, pay Additional Rent in accordance with Landlord’s statement and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall forthwith pay Tenant the amount of Tenant’s overpayment of Additional Rent resulting from compliance with Landlord’s statement.

(g) Audit Rights.  Provided Tenant notifies Landlord in accordance with the terms of Paragraph 4(f) above that Tenant disputes a statement received from Landlord, Tenant or its CPA (as defined below) shall have the right, at Tenant’s sole cost and expense, provided Tenant utilizes a Certified Public Accountant (the “CPA”) compensated solely on an hourly basis, upon at least twenty (20) days’ prior notice to Landlord at any time during regular business hours, to audit, review and photocopy Landlord’s records pertaining to Operating Expenses for the immediately previous two (2) calendar years and the Base Year only. Tenant shall complete the audit and present any disputed charges to Landlord, in writing, within six months of receipt of Landlord’s statement pursuant to Paragraph 4(d) above. If, following Landlord’s receipt of the audit and any disputed charges (the “Report Date”), Landlord disputes the findings contained therein, and Landlord and Tenant are not able to resolve their differences within thirty (30) days following the Report Date, the dispute shall be resolved by the “CPA Arbitration” as follows: Landlord and Tenant shall each designate an independent certified public accountant, which shall in turn jointly select a third independent Certified Public Accountant (the “Third CPA”). The Third CPA, within thirty (30) days of selection, shall, at Tenant’s sole expense, audit the relevant records and certify the proper amount within. That certification shall be final and conclusive. If the Third CPA determines that the amount of Operating Expenses billed to Tenant was incorrect,

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the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days following delivery of the Third Party CPA’s decision, without interest. Tenant agrees to keep all information thereby obtained by Tenant confidential and to obtain the agreement of its CPA and Third CPA to keep all such information confidential. Tenant shall provide a copy of such CPA agreements to Landlord promptly upon request. Notwithstanding anything herein to the contrary, if the Third CPA determines that Landlord overstated the amount of Operating Expenses by five percent (5%) or more, then Landlord shall reimburse Tenant for its reasonable out-of-pocket audit expenses, including the cost of the Third CPA.

5.    UTILITIES AND SERVICES

(a) Landlord shall furnish Tenant during Tenant’s occupancy of the Premises the following services (collectively, (“Basic Services” at no additional cost to Tenant (other than Tenant’s payment of Tenant’s Proportionate Share thereof as Additional Rent specified in Paragraph 4(b) above:

(i)    Hot and cold running water and sewer services twenty-four (24) hours per day, seven (7) days per week at existing points of supply in the Premises, and central heat and air conditioning from 7:00 a.m. to 6:00 p.m. on weekdays (“Normal Business Hours” (excluding legal holidays)) for the comfortable occupation of the Premises.

(ii)    Janitorial services for the Premises on weekdays (excluding legal holidays) consistent with general office use and otherwise in accordance with the specifications set forth herein as Exhibit F.

(iii)    Electricity for lighting and operation sufficient to service the number of Tenant users/employees depicted in Tenant’s improvement plans for the Initial Alterations (i.e., approximately one hundred fifty (150) persons for each square foot of leased Rentable Area) inclusive of standard office equipment for the same “Base Service Load.”

(iv)    Replacement of lamps, bulbs and ballasts ‘used in the Premises (excluding Tenant’s specialty fixtures), and all portions of the Project necessary to maintain the Project as a First-Class Building.

(v)    Public elevator service serving the Building twenty-four (24) hours per day, seven (7) days per week.

(vi)    Access to the Premises twenty-four (24) hours a day, seven (7) days a week, but subject to the terms of this Lease and all applicable Laws.

(b) Tenant shall separately arrange with, and pay directly to, the applicable local public authorities or utilities, as the case may be, for the furnishing, installation and maintenance of all telephone services and equipment as may be required by Tenant in the use of the Premises. If Tenant desires to use any telecommunications vendors that are not already servicing the Building, Landlord will not unreasonably withhold or condition its consent to the same; provided, however, that Landlord may condition its consent to such vendor’s execution of a commercially reasonable license agreement acceptable to Landlord. Landlord shall not be liable for any damages resulting from the interruption of, or Tenant’s inability to receive such

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telecommunications service, and any such inability shall not relieve Tenant of any of its obligations under this Lease. If at any time during the Term Landlord shall determine that installation of a separate electrical meter for the Premises is necessary or desirable as a result of Tenant’s electrical usage, Tenant shall pay the cost of installing and maintaining such meter and the cost of Tenant’s electrical usage as measured by such meter, with an appropriate credit for the cost incurred by Landlord in providing the electricity included in the Base Utility Expenses.

(c) If requested by Tenant, Landlord shall furnish heat and air conditioning at times other than Normal Business Hours (“After Hours HVAC”) and the cost of such services as established by Landlord shall be paid by Tenant as Additional Rent, payable concurrently with the next installment of Base Rent. As of the Lease Date, Landlord’s charges for After Hours HVAC are Twenty-Five Dollars ($25.00) per one-half (1/2) floor, per hour, and any increases in such charges during the Term shall be based on increases in Landlord’s cost of providing the same. Landlord’s charge for After Hours HVAC shall be based on Landlord’s actual direct utility costs, plus Landlord’s other direct costs, including a reasonable depreciation factor or replacement reserve for the system on account of said additional hours of operation. Landlord and Tenant agree that such hourly rate has been established at an amount so as to reimburse Landlord for the actual cost to Landlord to supply the service plus a reasonable reserve for depreciation or replacement of the HVAC equipment, but without a profit to Landlord.

(d) Tenant acknowledges that Landlord has contracted with Pacific Gas & Electric Company to provide electricity for the Building, and that Landlord reserves the right to change the provider of such service at any time and from time to time in Landlord’s sole discretion (any such provider being referred to herein as the “Electric Service Provider”). Tenant shall obtain and accept electrical service for the Premises only from and through Landlord, in the manner and to the extent expressly provided in this Lease, at all times during the Term, and, except as provided in Paragraph 5(g) below, Tenant shall have no right (and hereby waives any right Tenant may otherwise have) (i) to contract with or otherwise obtain any electrical service for or with respect to the Premises or Tenant’s operations therein from any provider of electrical service other than the Electric Service Provider, or (ii) to enter into any separate or direct contract or other similar arrangement with the Electric Service Provider for the provision of electrical service to Tenant at the Premises. Tenant shall cooperate with Landlord and the Electric Service Provider at all times to facilitate the delivery of electrical service to Tenant at the Premises and to the Building, including, without limitation, allowing Landlord and the Electric Service Provider, and their respective agents and contractors, (A) to install, repair, replace, improve and remove and any and all electric lines, feeders, risers, junction boxes, wiring, and other electrical equipment, machinery and facilities now or hereafter located within the Building or the Premises for the purpose of providing electrical service to or within the Premises or the Building, and (B) reasonable access for the purpose of maintaining, repairing, replacing or upgrading such electrical service from time to time. Tenant shall provide such information and specifications regarding Tenant’s use or projected use of electricity at the Premises as shall be required from time to time by Landlord or the Electric Service Provider to efficiently provide electrical service to the Premises or the Building.

(e) In the event that either (i) the electric service generally provided by Landlord’s then existing Electric Service Provider is consistently unreliable with a resulting materially adverse impact or potential impact on Tenant’s business within the Premises, or (ii) Tenant leases one

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hundred percent (100%) of the Building and Tenant demonstrates to Landlord’s reasonable satisfaction that an alternative electrical service provider can provide electric service at a reduced rate, then Landlord agrees to consider, in good faith, any reasonable request by Tenant that such an alternative or additional electrical service provider be permitted to provide electrical services to the Premises and/or the Building, provided the same would not adversely affect existing Systems and would not result in any exterior changes to the Building or Project; provided, however in no event shall Landlord have any liability or be in breach hereunder for any failure to engage, or permit the use of, any such alternative or additional electrical service provider for any good faith reason.

(f) Except as expressly set forth in Paragraph 5(j) below, in no event shall Landlord be liable or responsible for any loss, damage, expense or liability, including, without limitation, loss of business or any consequential damages, arising from any failure or inadequacy of the electrical service being provided to the Premises or the Building, whether resulting from any change, failure, interference, disruption, or defect in the supply or character of the electrical service furnished to the Premises or the Building, or arising from the partial or total unavailability of electrical service to the Premises or the Building, from any cause whatsoever, or otherwise, nor shall any such failure, inadequacy, change, interference, disruption, defect or unavailability constitute an actual or constructive eviction of Tenant, or entitle Tenant to any abatement or diminution of Rent or otherwise relieve Tenant from any of its obligations under this Lease.

(g) Tenant acknowledges that the Premises, the Building and/or the Project may become subject to the rationing of Utility services or restrictions on Utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises, the Building and/or the Project, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with reasonable and non-discriminatory energy conservation programs implemented by Landlord by reason of rationing, restrictions or Laws.

(h) Landlord shall not be liable for any loss, injury or damage to property caused by or resulting from any variation, interruption, or failure of Utilities due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. No temporary interruption or failure of services incident to the making of repairs, alterations, improvements, or due to accident, strike, or conditions or other events shall be deemed an eviction of Tenant or, except as provided in Paragraph 5(j) below, relieve Tenant from any of its obligations hereunder. In no event shall Landlord be liable to Tenant for any damage to the Premises or for any loss, damage or injury to any property therein or thereon occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes (including, without limitation, water, steam, and/or refrigerant lines), sprinklers, tanks, drains, drinking fountains or washstands, or other similar cause in, above, upon or about the Premises, the Building, or the Project.

(i) Landlord makes no representation with respect to the adequacy or fitness of the air conditioning or ventilation equipment in the Building to maintain temperatures which may be required for, or because of, any equipment of Tenant, other than normal fractional horsepower

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office equipment, or occupancy of the Premises in excess of the Base Service Load. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, equipment or lighting other than Building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of this Paragraph 5. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. Tenant’s consumption of electricity shall not exceed the Building’s capacity considering all other tenants of the Building.

(j) Notwithstanding anything herein to the contrary, if the Premises, or a material portion of the Premises, is made untenantable, inaccessible or unsuitable for the ordinary conduct of Tenant’s business, as a result of an interruption in any of the Basic Services provided by Landlord pursuant to Paragraph 5(a) above, then (i) Landlord shall use commercially reasonable good faith efforts to restore the same as soon as is reasonably possible, (ii) if, despite such commercially reasonable good faith efforts by Landlord, such interruption persists for a period in excess of three (3) consecutive Business Days, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent and Additional Rent payable hereunder during the period beginning on the fourth (4th) consecutive business day of such interruption and ending on the day the utility or service has been restored; provided, however, that in the event such interruption is not due to Landlord’s negligence or willful misconduct, then such abatement shall only apply to the extent Landlord collects proceeds under the policy of rental-loss insurance the cost of which has been included in Operating Expenses and the proceeds from which are allocable to the Premises.

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6.    LATE CHARGE

Notwithstanding any other provision of this Lease to the contrary, Tenant hereby acknowledges that the late payment to Landlord of Rent, or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. If any Rent or other sums due from Tenant are not received by Landlord or by Landlord’s designated agent within five (5) days after their due date, then Tenant shall pay to Landlord a late charge equal to Two Hundred Fifty Dollars ($250.00) plus five percent (5%) of such overdue amount, plus any costs and attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; provided, however, that in any twelve (12) consecutive month period, such late charge shall be waived (a) with respect to the first (1st) occurrence of a late payment of Base Rent, and (b) with respect to the first two (2) occurrences of a late payment of Additional Rent. Landlord and Tenant hereby agree that such late charges represent a fair and reasonable estimate of the cost that Landlord will incur by reason of Tenant’s late payment and shall not be construed as a penalty. Landlord’s acceptance of such late charges shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted under this Lease.

INITIALS:              Landlord              Tenant

7.    SECURITY DEPOSIT (LETTER OF CREDIT)

(a) As collateral for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer for which Tenant is liable hereunder, Tenant shall deposit with Landlord, from time to time, the aggregate amount of all security deposits as determined, from time to time, in accordance with the provisions of Exhibit E (as so determined, the “Security Deposit”). The Security Deposit shall be provided to Landlord either in the form of cash or in the form of one or more irrevocable and unconditional negotiable letter(s) of credit in a form reasonably approved by Landlord (each a “Letter of Credit”). For purposes of the initial Letter of Credit to be delivered by Tenant, Landlord approves of the form attached hereto as Exhibit G. At Tenant’s option, from time to time during the Term (but, following the end of the 24th month of the Term, not more frequently than one (1) time every twelve (12) months), Tenant may replace or substitute cash for a Letter of Credit, or vice versa, as all or portions of the Security Deposit. The Security Deposit for the Phase I Premises shall be paid to Landlord within five (5) Business Days of the full execution and delivery of this Lease. The Security Deposit for the Phase II Premises shall be paid to Landlord no later than the Commencement Date respecting the Phase II Premises.

(b) Each Letter of Credit shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local office which will negotiate a letter of credit and whose deposits are insured by the FDIC) approved by Landlord, which approval shall not be unreasonably withheld. Each Letter of Credit shall be (i) at sight and irrevocable; (ii) subject to the terms of this Paragraph 7, maintained in effect, whether through replacement, renewal or extension, for the entire period from the date of execution of this Lease through that date which is ninety (90) days following the expiration or earlier termination hereof, and to the extent the

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Letter of Credit delivered to Landlord does not extend by its terms until the end of the Term, Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of any Letter of Credit, without any action whatsoever on the part of Landlord; and (iii) fully assignable by Landlord in connection with a transfer of Landlord’s interest in this Lease and permit partial draws. In addition to the foregoing, any Letter of Credit shall provide that: (A) Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of any Letter of Credit upon the presentation to the issuing bank of Landlord’s (or Landlord’s then managing agent’s) written statement that such amount is due to Landlord under the terms and conditions of this Lease and/or because Tenant failed to cause a new Letter of Credit or certificate of renewal or extension to be delivered to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit; (B) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Tenant disputes the content of such statement; and (C) in the event of a transfer of Landlord’s interest in this Lease, Landlord shall transfer the Letter of Credit, in whole or in part (or cause a substitute letter of credit to be delivered, as applicable) to the transferee and thereupon the Landlord shall, without any further agreement between the parties, be released by Tenant with respect to matters relating to the Letter of Credit arising after Landlord’s transfer. It is agreed that the provisions of this Paragraph 7(b) shall apply to every transfer or assignment of the whole or any portion of said Letter of Credit to a new Landlord.

(c) If the amount of the Security Deposit shall be less than the amount required by the terms of Exhibit E for any reason, including as a result of any expansion of the Premises or the application or use by Landlord of all or any part of the Security Deposit, then Tenant shall, within ten (10) days after receipt of notice of the amount of the deficiency, provide Landlord with additional cash or Letter(s) of Credit in an amount equal to the deficiency (or a replacement Letter of Credit in the total amount then required by the terms of Exhibit E) and any such additional (or replacement) Letter of Credit shall comply with all of the provisions of this Paragraph 7. If Tenant fails to comply with the foregoing, the same shall constitute a Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber any Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if any Letter of Credit expires earlier than the expiration of the Term, Landlord will accept a renewal Letter of Credit or substitute Letter of Credit such renewal or substitute Letter of Credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of such Letter of Credit, which with respect to any Letter of Credit shall be irrevocable and automatically renewable as above provided through the expiration of the Term, upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed thirty (30) days prior to the expiration of the Letter of Credit or a substitute Letter of Credit is not timely received within thirty (30) days prior to the expiration of the Letter of Credit, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Paragraph 7, then Landlord shall have the right to present the Letter of Credit to the bank in accordance with the terms of this Paragraph 7, and the entire sum evidenced thereby shall be paid to and held by Landlord as a cash Security Deposit and as collateral for the performance of Tenant’s obligations under this Lease, and Tenant shall cause to be issued and delivered to Landlord within ten (10) days of

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written notice to Tenant either cash or a replacement Letter of Credit, such that the aggregate Security Deposit held by Landlord shall be equal to the amount required pursuant to Exhibit E, and, the failure to do so shall constitute a Default by Tenant.

(d) If there shall occur a default (beyond applicable notice and cure periods, or if delivery of any such notice is prohibited by applicable law, without regard to any such notice and cure periods) under this Lease, then Landlord may, but without obligation to do so, apply cash funds from the Security Deposit or draw upon any Letter(s) of Credit, in part or in whole, to cure any such default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which may be sustained by Landlord resulting from such default by Tenant. Tenant hereby waives the provisions of California Civil Code Section 1950.7 and/or any successor statute, it being expressly agreed that Landlord may apply all or any portion of the Security Deposit, or proceeds thereof, in payment of any and all sums reasonably necessary to compensate Landlord as required by this Lease, and that following a Default by Tenant, all or any portion of the Security Deposit (including any Letter of Credit or proceeds), may be retained by Landlord following a termination of the Lease and applied to future damages, including damages for future rent, pending determination of the same. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of any Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw from the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

8.    POSSESSION

(a) Tenant’s Right of Possession.  Subject to the provisions of Paragraph 3(b) above and 8(b) below, Landlord shall deliver possession of the Phase I Premises and the Phase II Premises upon the respective Term Commencement Date of each such space. Landlord shall deliver possession of any additional space leased pursuant to the provisions of Paragraphs 58, 59 and 60 below.

(b) Early Access.  Notwithstanding the provisions of Paragraph 8(a), Tenant shall be permitted to enter upon the Phase I Premises following mutual execution hereof; provided, however, that prior to any such entry, Tenant shall provide Landlord with proof of Tenant’s insurance as set forth in Paragraph 15 of this Lease. Such entry upon the Premises shall be subject to all of the provisions of this Lease, except that Tenant shall not be required to pay Base Rent or Additional Rent during such early occupancy period.

(c) Delay in Delivering Possession.  If for any reason whatsoever, Landlord cannot deliver possession of any portion of the Premises (including the Phase I Premises, the Phase II Premises, or any additional space leased pursuant to Paragraphs 58, 59 and 60) to Tenant on or before the required date for delivery as set forth in this Lease, then, except as provided in Paragraph 8(d) below, this Lease shall not be void or voidable, nor shall Landlord, or Landlord’s agents, advisors, employees, partners, shareholders, directors, invitees, independent contractors or Landlord’s Investment Advisors (as hereinafter defined) (collectively, “Landlord’s Agents”), be liable to Tenant for any loss or damage resulting therefrom. In the event the Phase I Premises or

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the Phase II Premises is not timely delivered, then (i) Base Rent payable by Tenant respecting the Phase I Premises or the Phase II Premises, as applicable, shall be abated for the same number of days between the applicable Commencement Date and the date on which such possession is delivered, (ii) with respect to any additional space leased pursuant to Paragraphs 58, 59, or 60, Base Rent payable shall be abated for the same number of days between the applicable Commencement Date and the date of delivery of possession, and (iii) Tenant shall also be entitled to one (1) day of free Base Rent for every day late during the first thirty (30) days of delay, and two (2) days of free Base Rent for every day late thereafter (collectively, “Free Base Rent Credits”) in addition to the abatement of Base Rent as specified in clauses (i) and (ii) above. Except as provided in Paragraph 8(d) below, the aforesaid rights of abated Base Rent shall be the sole remedies available to Tenant as a result of Landlord’s delay in delivery of possession of any portion of the Premises.

(d) Failure to Deliver Possession; Cancellation Right.  In the event that the Phase I Premises are not delivered to Tenant as provided herein, then either Landlord or Tenant shall have the right, as its sole remedy, to cancel this Lease upon ninety (90) days’ prior written notice to the other; provided, however, if Landlord delivers the Phase I Premises to Tenant within ninety (90) of Tenant’s notice, then any such cancellation shall be vitiated and of no force and effect. Additionally, if Tenant exercises its right to lease additional space pursuant to the terms of Paragraphs 58, 59 and 60, and in the event Landlord fails to deliver the respective additional space subject to such exercise within the period pursuant to the applicable provision of this Lease, then either Landlord or Tenant shall have the right, as its sole remedy, to cancel its exercise to lease such space upon ninety (90) days’ prior written notice to the other; provided, however, if Landlord delivers such space to Tenant within ninety (90) of Tenant’ s notice, then any such cancellation shall be vitiated and of no force and effect. The aforesaid rights of termination shall be the sole remedies available to Tenant as a result of Landlord’s failure in delivery of possession.

9.    USE OF PREMISES

(a) Permitted Use.  The use of the Premises by Tenant and Tenant’s agents, advisors, employees, partners, shareholders, directors, customers, invitees and independent contractors (collectively, “Tenant’s Agents”) shall be solely for the Permitted Use specified in the Basic Lease Information and for no other use; provided, however, that Landlord shall not unreasonably withhold, condition or delay its consent to uses of portions of the Premises for childcare facilities, food service facilities or fitness center facilities that are ancillary to the Permitted Use and available for use only by Tenant and its employees. Tenant shall not permit any objectionable or unpleasant odor, smoke, dust, gas, noise or vibration to emanate from or near the Premises. The Premises shall not be used to create any nuisance or trespass, for any illegal purpose, for any purpose not permitted by Laws, for any purpose that would invalidate the insurance or increase the premiums for insurance on the Premises, the Building or the Project or for any purpose or in any manner that would interfere with other tenants’ use or occupancy of the Project. Tenant shall not conduct, or permit to be conducted, any sale by auction on the Premises or otherwise on the Project. If any of Tenant’s office machines or equipment unreasonably disturb any other tenant in the Building, then Tenant shall provide adequate insulation or take such other action as may be necessary to eliminate the noise or disturbance. Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on policies resulting from

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Tenant’s Permitted Use or any other use or action by Tenant or Tenant’s Agents which increases Landlord’s premiums or requires additional coverage by Landlord to insure the Premises. Tenant agrees not to overload the floor(s) of the Building beyond the floor loads generally associated with the full occupancy and utilization of the Premises consistent with the Initial Alterations (hereinafter defined); provided, however, that if Tenant shall desire a floor load in excess of that which is contemplated by the Initial Alterations (e.g., installation of safes or file storage), then Tenant shall have the right to perform the work necessary to strengthen and reinforce the floor so as to give the live load desired, provided that (i) Tenant first obtains the written approval of Landlord with respect to the specific excess floor loading installation contemplated by Tenant and the method of installation and reinforcement proposed by Tenant, (ii) such reinforcement is fully concealed behind finished surfaces, and (iii) Tenant otherwise complies with the provisions of Paragraph 12.

(b) Compliance with Governmental Regulations and Private Restrictions.  Tenant and Tenant’s Agents shall, at Tenant’s expense, faithfully observe and comply with (i) all municipal, state and federal laws, statutes, codes, rules, regulations, ordinances, requirements, and orders (collectively, “Laws”), now in force or which may hereafter be in force pertaining to the Premises or Tenant’s use of the Premises, the Building or the Project; (ii) all recorded covenants, conditions and restrictions affecting the Project (“Private Restrictions”) in force as of the Lease Date, or subsequent amendments that have no material adverse impact on Tenant’s rights under this Lease or increase Tenant’s Rent or obligations; and (iii) the Rules and Regulations (as defined in Paragraph 42 of this Lease). Without limiting the generality of the foregoing, to the extent Landlord is required by government authorities to maintain carpooling and public transit programs, Tenant shall cooperate in the implementation and use of these programs by and among Tenant’s employees. The final, non-appealable judgment of any court of competent jurisdiction, or the unequivocal admission of Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such Laws or Private Restrictions, shall be conclusive of that fact as between Landlord and Tenant. Subject to reimbursement pursuant to Paragraph 4 above, if any portion of the Building or Premises which is the responsibility of Landlord to maintain is required to be modified in order to comply with Laws, then such work shall be the responsibility of Landlord; provided, however, that if such work is required as a result of Tenant’s specific use of the Premises or any work or Alteration (as hereinafter defined) made by or on behalf of Tenant, then such work shall be performed by Landlord at the sole cost and expense of Tenant.

(c) Compliance with Americans with Disabilities Act.  The Premises, the Building and/or the Project may be subject to, among other Laws, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., including, but not limited to, Title III thereof, and all regulations and guidelines related thereto, together with any and all laws, rules, regulations, ordinances, codes and statutes now or hereafter enacted by local or state agencies having jurisdiction thereof, including, without limitation, all requirements of Title 24 of the California Code of Regulations, as the same may be in effect on the date of this Lease and may be hereafter modified, amended or supplemented (collectively, the “ADA”). Any Tenant Improvements and Alterations to be constructed hereunder shall comply with the ADA, and all costs incurred to comply therewith shall be a part of and included in the cost of the Tenant Improvements or Alterations, as applicable. Tenant shall be solely responsible for conducting its own independent investigation of this matter and for ensuring that the design of all Tenant Improvements and Alterations strictly complies with all

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requirements of the ADA. Subject to reimbursement pursuant to Paragraph 4 above, if any barrier removal work or other work is required to the Building, the Common Areas or the Project under the ADA, then such work shall be the responsibility of Landlord; provided, however, that if such work is required under the ADA as a result of Tenant’s specific use of the Premises or any work or Alteration (as hereinafter defined) made to the Project by or on behalf of Tenant, then such work shall be performed by Landlord at the sole cost and expense of Tenant. Tenant shall be responsible at its sole cost and expense for fully and faithfully complying with all applicable requirements of the ADA within the Premises. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide Landlord with copies of (as applicable), any notices alleging violation of the ADA relating to any portion of the Premises, the Building or the Project; any claims made by government authorities in writing or orally regarding noncompliance with the ADA and relating to any portion of the Premises, the Building, or the Project; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA and relating to any portion of the Premises, the Building or the Project.

(d) Roof Access.  Tenant, at its sole cost and expense, shall have the non-exclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to install, maintain, and from time to time replace a satellite dish (a “Dish”) on the roof of the Building, provided that prior to commencing any installation or maintenance, Tenant shall (i) obtain Landlord’s prior approval of the proposed size, weight and location of the Dish and method for fastening the Dish to the roof, (ii) such installation and/or replacement shall comply strictly with all Laws and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) use the Dish solely for its internal use, (iv) not grant any right to use of the Dish to any other party, and (v) obtain and maintain in effect, at Tenant’s sole cost and expense, any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. Landlord may supervise or perform any roof penetration related to the installation of a Dish, and Landlord may charge the cost thereof to Tenant. Tenant agrees that all installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant further agrees to label each cable or wire placed by Tenant in the telecommunications pathways of the Building, with identification information as required by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Dish. The Dish shall remain the property of Tenant, and Tenant may remove the Dish at its cost at any time during the Term. Tenant shall remove the Dish at Tenant’s cost and expense upon the expiration or termination of this Lease. Tenant agrees that the Dish, and any wires, cables or connections relating thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building, or the operation of communications (including, without limitation, other satellite dishes) or computer devices by Landlord or by other tenants or occupants of the Project. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall correct the same within twenty-four (24) hours of receipt of such notice. Landlord reserves the right to disconnect power to any Dish if Tenant fails to correct such interference within twenty-four (24) hours after such notice. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of a Dish, it being assumed that Tenant has satisfied itself thereof. Tenant shall protect, defend, indemnify and hold harmless Landlord and Landlord’s Agents from and against claims, damages, liabilities, costs and

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expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Dish. Tenant’s obligations under this paragraph shall survive any termination of this Lease.

(e) Emergency Generator.  Landlord agrees to consider in good faith any request by Tenant to install an emergency back-up generator to service the Premises in the located depicted in Exhibit I hereto. Any such installation, maintenance and use by Tenant of a back-up generator system shall be subject to any commercially reasonable terms and conditions as may be imposed by Landlord, including, without limitation, reimbursement by Tenant of any third party consultant or attorneys’ fees incurred by Landlord in connection therewith; provided, however, that Landlord shall not charge Tenant any monthly recurring charge in connection with the same.

10. ACCEPTANCE OF PREMISES

(a) By accepting Landlord’s delivery of the same, Tenant acknowledges that it has had the opportunity to fully inspect the Phase I Premises and the Phase II Premises, including, but not limited to, conducting any desired testing.

(b) By execution hereof, Tenant accepts the Phase I Premises and the Phase II Premises as suitable for Tenant’s intended use and as being in good and sanitary operating order, condition and repair, AS IS, and without representation or warranty by Landlord as to the condition, use or occupancy which may be made thereof. Any exceptions to the foregoing must be by written agreement executed by Landlord and Tenant.

(c) Notwithstanding the provisions of Paragraph 10(a) and 10(b) above, Landlord shall cause the Systems (as defined in Paragraph 4(b)(ii)(A)(3)) serving the Phase I Premises and the Phase II Premises, and any additional space pursuant to the provisions of Paragraphs 58, 59, or 60, to be in good working order on the Commencement Date respecting each such space. Any claims by Tenant under the preceding sentence shall be made in writing not later than the one hundred eightieth (180th) day after delivery of possession of the respective Premises to Tenant. In the event Tenant fails to deliver a written claim to Landlord on or before such one hundred eightieth (180th) day, then Landlord shall be conclusively deemed to have satisfied its obligations under this Paragraph 10(c). Landlord’s obligations under this Paragraph 10(c) shall specifically exclude any obligation to repair any damage caused to the Systems by Tenant or Tenant’s Agents.

11. SURRENDER

Tenant agrees that on the last day of the Term, or on the sooner termination of this Lease, Tenant shall surrender the Premises to Landlord (a) in good condition and repair (damage by acts of God, fire, and normal wear and tear excepted) and (b) otherwise in accordance with Paragraph 33(f). Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant, or Tenant otherwise performing all of its obligations under this Lease. On or before the expiration or sooner termination of this Lease, (i) Tenant shall remove all of Tenant’s Property (as hereinafter defined), and Tenant’s signage from the Premises, the Building and the Project and repair any damage caused by such removal, and (ii) Landlord may, subject to the provisions of Paragraph 12(g) below, by notice to Tenant

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given not later than ninety (90) days prior to the Expiration Date (except in the event of a termination of this Lease prior to the scheduled Expiration Date, in which event no advance notice shall be required), require Tenant at Tenant’s expense to remove any or all Alterations and/or any Tenant Improvements constructed and installed pursuant to Exhibit B hereto that Landlord has not consented to or that Landlord has not informed Tenant may remain in the Premises pursuant to Paragraph 12(h) below, and to repair any damage caused by such removal; however, Tenant shall have no obligation to remove the Initial Alterations specified in Paragraph 12(i) below. Any of Tenant’s Property not so removed by Tenant as required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property; provided, however, that Tenant shall remain liable to Landlord for all costs actually incurred and paid to third parties in storing and disposing of such abandoned property of Tenant. All Tenant Improvements and Alterations except those which Landlord requires Tenant to remove shall remain in the Premises as the property of Landlord.

12. ALTERATIONS AND ADDITIONS

(a) Tenant shall not make, or permit to be made, any alteration, addition or improvement (hereinafter referred to individually as an “Alteration” and collectively as the “Alterations”) to the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord shall have the right in Landlord’s sole and absolute discretion to consent or to withhold its consent to any Alteration which would adversely affect the structural portions of the Premises, the Building or the Project or the Systems serving the Premises, the Building and/or the Project or any portion thereof. Landlord acknowledges that Landlord has approved Tenant’s Plans for the Phase I Premises and the Phase II Premises Tenant Improvements as specified in Paragraph 12(i) below.

(b) Subject to any applicable Tenant Improvement Allowance payable by Landlord, any Alteration to the Premises shall be at Tenant’s sole cost and expense, in compliance with all applicable Laws and all reasonable requirements requested by Landlord, including, without limitation, the requirements of any insurer providing coverage for the Premises or the Project or any part thereof, and in accordance with plans and specifications approved in writing by Landlord, and shall be constructed and installed by a Tenant contractor approved in writing by Landlord. Landlord hereby approves Wilcox and Company to act as Tenant’s general contractor (and the subcontractors of Wilcox and Company) in performing any Alterations (including any Tenant Improvements) constructed during the twelve (12) month period following the Lease Date. In connection with any Alteration, Tenant shall deliver plans and specifications therefore to Landlord. As a further condition to giving consent to any Alterations (except Tenant Improvements), Landlord may reasonably require Tenant to provide Landlord, at Tenant’s sole cost and expense, a payment and performance bond in form acceptable to Landlord, in a principal amount not less than one and one-half times the estimated costs of any Alterations that are reasonably expected to cost in excess of two (2) month’s Base Rent (net of any available Tenant Improvement Allowance), to ensure Landlord against any liability for mechanics’ and materialmen’s liens and to ensure completion of work. Before Alterations may begin, valid building permits or other required permits or licenses must be furnished to Landlord, and, once the Alterations begin, Tenant (or Tenant’s contractor) will diligently and continuously pursue

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their completion, subject to force majeure events. Landlord may monitor construction of the Alterations and Tenant shall reimburse Landlord for its reasonable actual third-party costs (including, without limitation, the costs of any construction manager retained by Landlord) in reviewing plans and documents and in monitoring construction. Tenant shall cause to be maintained during the course of construction, at its sole cost and expense, “Builders’ Risk” insurance for the amount of the completed value of the Alterations but not in excess of the contract sum covering all improvements under construction, including building materials. In addition to and without limitation on the generality of the foregoing, Tenant shall ensure that its contractor(s) procure and maintain in full force and effect during the course of construction a “broad form” commercial general liability and property damage policy of insurance naming Landlord, Tenant, Landlord’s Investment Adviser, any property manager designated by Landlord and Landlord’s lenders as additional insureds. The minimum limit of coverage of the aforesaid policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in anyone accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in anyone accident or occurrence, and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least One Million Dollars ($1,000,000.00).

(c) All Alterations, including, but not limited to, heating, lighting, electrical, air conditioning, fixed partitioning, drapery, wall covering and paneling, built-in cabinet work and carpeting installations made by Tenant shall at once be and become the property of Landlord, and shall not be deemed trade fixtures or Tenant’s Property.

(d) Notwithstanding anything herein to the contrary, to the extent that Tenant installs any equipment or lights which generate heat or require electrical service in the Premises which exceeds the Basic Services, Tenant shall obtain the written permission of Landlord, which permission will not be unreasonably withheld, conditioned or delayed. Landlord may refuse to grant such permission unless Tenant agrees to pay the costs to Landlord for installation of supplementary air conditioning capacity or electrical systems necessitated by such equipment. Provided Tenant fully complies with the terms and conditions of Paragraphs 12(a) through 12(i), Landlord approves Tenant’s installation, at Tenant’s sole cost and expense, of a separate electrical submeter (i.e., an “E-mon D-mon”) for measuring electrical service to Tenant’s IT server room (“Tenant Server Room”) located in the Phase I Premises. All electrical service for such Tenant Server Room shall be paid by Tenant as an extra service.

(e) Tenant agrees not to proceed to make any Alterations, notwithstanding consent from Landlord to do so, until Tenant notifies Landlord in advance in writing of the date Tenant desires to commence construction or installation of such Alterations and Landlord has approved such date in writing, in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements. Tenant will at all times permit such notices to be posted and to remain posted until the completion of work.

(f) Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if it is reasonably foreseeable that such employment will materially interfere or cause any material conflict with other contractors, mechanics, or

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laborers engaged in the construction, maintenance or operation of the Project by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Project immediately.

(g) Tenant shall not use or employ materials that are susceptible to the growth of mold, particularly in areas where moisture accumulation is common.

(h) At the time of requesting Landlord’s consent to any Alterations (except the Initial Alterations), Tenant shall have the right to request that Landlord inform Tenant whether such Alterations may remain in the Premises following, or must be removed from the Premises prior to, the expiration or sooner termination of this Lease.

(i) Tenant has notified Landlord that Tenant desires to perform certain Alterations to the Phase I Premises and the Phase II Premises (collectively, the “Initial Alterations”) as described in those certain Drawings (as such term is defined in the Approved Construction Contract, as defined below) referenced and described in that certain Standard Form of Agreement Between Owner and Contractor (AIA AIOI-2007), dated September 1, 2008 entered into by and between Tenant, as Owner, and Wilcox & Company, Inc., as Contractor (the “Approved Construction Contract”). Landlord has generally approved the Initial Alterations and Tenant shall have the right to make the Initial Alterations to the Premises provided that Tenant fully complies with the terms and conditions of Paragraphs 12(a) through 12(i) and the terms and conditions of Exhibit B. Notwithstanding anything in this Lease to the contrary, in no event shall Tenant be required to remove the Initial Alterations.

13. MAINTENANCE AND REPAIRS OF PREMISES

(a) Maintenance by Tenant.  Subject to Paragraphs 10(c), 13(b), 21 and 22 hereof, Tenant shall, at Tenant’s sole expense, (i) keep and maintain in good order and condition the Premises and Tenant’s Property, (ii) keep and maintain in good order and condition, repair and replace all of Tenant’s security systems in or about or serving the Premises, and (iii) maintain and replace all specialty lamps, bulbs, starters and ballasts. Tenant shall not do nor shall Tenant allow Tenant’s Agents to do anything to cause any damage, deterioration or unsightliness to the Premises, the Building or the Project.

(b) Maintenance by Landlord.  Subject to the provisions of Paragraphs 13(a), 21 and 22, and further subject to Tenant’s obligation under Paragraph 4 to reimburse Landlord, in the form of Additional Rent, for Tenant’s Proportionate Share(s) of the cost and expense of the following items, Landlord shall repair, replace and maintain as a First-Class Building the following items: the roof coverings (provided that Tenant installs no additional air conditioning or other equipment on the roof that damages the roof coverings, in which event Tenant shall pay all costs resulting from the presence of such additional equipment); routine cleaning of exterior glass; the Systems serving the Premises (excluding any specialty systems installed by or for Tenant) and the Building; and the Common Areas including the Parking Areas, pavement, landscaping, sprinkler systems, sidewalks, driveways, curbs, and common lighting systems. Subject to the provisions of Paragraphs 13(a), 21 and 22, Landlord, at Landlord’s own cost and expense, agrees to repair and maintain the following items: the structural portions of the roof (specifically

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excluding the roof coverings), the foundation, the footings, the floor slab, and the load bearing walls and exterior walls of the Building (excluding any glass and any routine maintenance, including, without limitation, any painting, sealing, patching and waterproofing of such walls, which shall be performed as necessary by Landlord as an Operating Expense, subject to the limitations set forth in Paragraph 4(c)). Notwithstanding anything in this Paragraph 13 to the contrary, but subject to the waiver of subrogation specified in Paragraph 17 below, Landlord shall have the right to either repair (but only after giving written notice to Tenant and an opportunity to cure within a reasonable time) or to require Tenant to repair any damage to any portion of the Premises, the Building and/or the Project caused by or created due to any act, omission, negligence or willful misconduct of Tenant or Tenant’s Agents, and, thus, to restore the Premises, the Building and/or the Project, as applicable, to the condition existing prior to the occurrence of such damage; provided, however, that in the event Landlord elects to perform such repair and restoration work, Tenant shall reimburse Landlord upon demand for all reasonable costs and expenses incurred by Landlord in connection therewith. Landlord’s obligation hereunder to repair and maintain is subject to the condition precedent that Landlord shall have actual knowledge (or, in the exercise of reasonable care, should have had actual knowledge) of the need for such repairs and maintenance and a reasonable time to perform such repair and maintenance. Tenant shall promptly report in writing to Landlord any defective condition actually known to it which Landlord is required to repair, and failure to so report such defects shall make Tenant responsible to Landlord for any damage which could have reasonably been avoided had Tenant promptly reported such defective condition as required herein.

(c) Tenant’s Waiver of Rights. Tenant hereby expressly waives all rights to make repairs at the expense of Landlord or to terminate this Lease, as provided for in California Civil Code Sections 1941 and 1942, and 1932(1), respectively, and any similar or successor statute or law in effect or any amendment thereof during the Term.

14. LANDLORD’S INSURANCE

Landlord shall secure and keep in force (i) “broad form” commercial general liability insurance, insuring Landlord against any liability arising out of the ownership, use, occupancy or maintenance of the Premises, the Building and/or the Project, with limits of coverage as reasonably determined by Landlord, (ii) fire, extended coverage and “all risk” insurance (“Landlord’s Casualty Insurance”) covering the Building and the Project (including any Alterations) for the full replacement cost thereof (excluding the land, foundations, footings and other elements that are not customarily covered by “full replacement cost” insurance), and (iii) worker’s compensation insurance with not less than the minimum limits required by law, and employer’s liability insurance with a reasonable minimum limit of coverage. Landlord shall also maintain “Loss of Rents” insurance, insuring that the Rent will be paid in a timely manner to Landlord for a period of at least twelve (12) months if the Premises, the Building or the Project or any portion thereof are destroyed or rendered unusable or inaccessible by any cause insured against under this Lease, which policy shall be commercially reasonable and generally consistent with insurance maintained by landlords of other First-Class Buildings, including, if appropriate, coverage for utility interruption events. Landlord may maintain, in Landlord’s reasonable discretion, such additional coverage(s) as Landlord may desire, including coverage for the perils of earthquake and flood. Tenant shall, at its sole cost and expense, comply with any and all reasonable requirements pertaining to the Premises, the Building and the Project of any insurer

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necessary for the maintenance of reasonable fire and commercial general liability insurance, covering the Building and the Project. All policies of insurance required to be maintained by Landlord shall be issued by an insurance company authorized to do business in the State of California for the issuance of such type of insurance coverage and rated A:VIII or better in Best’s Key Rating Guide.

15. TENANT’S INSURANCE

(a) Commercial General Liability Insurance. Tenant shall, at Tenant’s expense, secure and keep in force a “broad form” commercial general liability insurance and property damage policy covering the Premises, insuring Tenant, and naming Landlord, UBS Realty Investors LLC, and Landlord’s lenders, if any, as additional insureds (collectively, “Landlord’s Insureds”) against any liability arising out of the use, occupancy or maintenance of the Premises. The minimum limit of coverage of such policy shall be in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of one person in anyone accident or occurrence and in the amount of not less than Three Million Dollars ($3,000,000.00) for injury or death of more than one person in any one accident or occurrence, shall include an extended liability endorsement providing contractual liability coverage (which shall include coverage for Tenant’s indemnification obligations in this Lease), and shall contain a severability of interest clause or a cross liability endorsement. Such insurance shall further insure Landlord and Tenant against liability for property damage of at least Three Million Dollars ($3,000,000.00). Landlord may from time to time require reasonable increases in any such limits if consistent with practices of First-Class Buildings. The policy limits of any insurance shall not limit the liability of Tenant hereunder. No policy maintained by Tenant under this Paragraph 15(a) shall contain a deductible greater than Fifty Thousand Dollars ($50,000.00). Such policies of insurance shall be issued as primary policies and not contributing with or in excess of coverage that Landlord may carry, by an insurance company authorized to do business in the state/commonwealth in which the Premises are located for the issuance of such type of insurance coverage and rated B+:VIII, or better, in Best’s Key Rating Guide.

(b) Personal Property Insurance. Tenant shall maintain in full force and effect on all of its personal property, furniture, furnishings, trade or business fixtures and equipment (collectively, “Tenant’s Property”) in the Premises, a policy or policies of fire and extended coverage insurance with standard coverage endorsement to the extent of the full replacement cost thereof. No such policy shall contain a deductible greater than Fifty Thousand Dollars ($50,000.00). During the Term, the proceeds from any such policy or policies of insurance shall be used for the repair or replacement of the fixtures and equipment so insured. Landlord shall have no interest in the insurance upon Tenant’s equipment and fixtures and will sign all documents reasonably necessary in connection with the settlement of any claim or loss by Tenant. Landlord will not carry insurance on Tenant’s possessions.

(c) Worker’s Compensation Insurance; Employer’s Liability Insurance. Tenant shall, at Tenant’s expense, maintain in full force and effect worker’s compensation insurance with not less than the minimum limits required by law, and employer’s liability insurance with a minimum limit of coverage of One Million Dollars ($1,000,000.00).

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(d) Evidence of Coverage.    Tenant shall deliver to Landlord certificates of insurance and true and complete copies of any and all endorsements required herein for all insurance required to be maintained by Tenant hereunder at the time of execution of this Lease by Tenant. Tenant shall, at least thirty (30) days prior to expiration of each policy, furnish Landlord with certificates of renewal thereof. Each certificate shall expressly provide that such policies shall not be cancelable or otherwise subject to modification except after thirty (30) days’ prior written notice to Landlord and the other parties named as additional insureds as required in this Lease (except for cancellation for nonpayment of premium, in which event cancellation shall not take effect until at least ten (10) days’ notice has been given to Landlord).

16. INDEMNIFICATION

(a) Of Landlord.    Subject to the terms of Paragraph 17 below, Tenant shall defend, protect, indemnify and hold harmless Landlord and Landlord’s Agents against and from any and all claims, suits, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorneys’ fees, costs and disbursements) arising from (i) the use of the Premises, the Building or the Project by Tenant or Tenant’s Agents, or from any activity done, permitted or suffered by Tenant or Tenant’s Agents in or about the Premises, the Building or the Project, and (ii) any act, neglect, fault, willful misconduct or omission of Tenant or Tenant’s Agents, or from any breach or default in the terms of this Lease by Tenant or Tenant’s Agents, and (iii) any action or proceeding brought on account of any matter in items (i) or (ii); however, the foregoing indemnity shall not be applicable to the extent any claims arising by reason of the negligence or willful misconduct of Landlord or Landlord’s Agents. If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. As a material part of the consideration to Landlord, Tenant hereby releases Landlord and Landlord’s Agents from responsibility for, waives its entire claim of recovery for and assumes all risk of (A) damage to property or injury to persons in or about the Premises, the Building or the Project from any cause whatsoever (except to the extent is caused by the gross negligence or willful misconduct of Landlord or Landlord’s Agents or by the failure of Landlord to observe any of the terms and conditions of this Lease, if such failure has persisted for an unreasonable period of time after written notice of such failure), or (B) loss resulting from business interruption or loss of income at the Premises. The obligations of Tenant under this Paragraph 16 shall survive any termination of this Lease.

(b) Of Tenant.    Subject to the terms of Paragraph 17 below, Landlord shall indemnify and hold harmless Tenant and Tenant’s Agents against and from any and all claims, suits, liabilities, judgments, costs, demands, causes of action and expenses (including, without limitation, reasonable attorney’s fees) arising from the gross negligence or willful misconduct of Landlord or Landlord’s Agents.

(c) No Impairment of Insurance.    The foregoing indemnities shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.

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17. SUBROGATION

Landlord and Tenant hereby mutually waive any claim against the other and its agent(s) for any loss or damage to any of their property located on or about the Premises, the Building or the Project that is caused by or results from perils covered by property insurance required to be carried by the respective parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether or not due to the negligence of the other party or its Agents. Because the foregoing waivers will preclude the assignment of any claim by way of subrogation to an insurance company or any other person, each party shall immediately notify its insurer, in writing, of the terms of these mutual waivers and have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers. Nothing in this Paragraph 17 shall relieve a party of liability to the other for failure to carry insurance required by this Lease.

18. SIGNS

(a) Project Standard Signage.    Effective as of the Lease Date, Tenant shall be entitled to the following Building standard signage to be installed by Landlord at Tenant’s sole cost and expense: (i) directory signage in the Building lobby, (ii) suite directional signage in the floor elevator lobby of each floor occupied by Tenant, and (iii) suite signage at the entrance to the Premises.

(b) Eyebrow and Lobby Signage.

(i)    Effective as of the Commencement Date respecting the Phase II Premises, Tenant shall have the right to install and maintain (i) an eyebrow sign (the “Eyebrow Signage”) reflecting Tenant’s name in one (1) location on the exterior of the Building, and (ii) the interior lobby signage (the “Lobby Signage”) each as generally shown on Exhibit J hereto. Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Eyebrow Signage and Lobby Signage. Tenant shall maintain the Eyebrow Signage and Lobby Signage in good condition and repair, and all costs of maintenance and repair shall be borne solely by Tenant. Maintenance shall include, without limitation, cleaning and, if the Eyebrow Signage or Lobby Signage is illuminated, relamping at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Eyebrow Signage or Lobby Signage.

(ii)    At Landlord’s option, Tenant’s right to the Eyebrow Signage or Lobby Signage may be revoked and terminated upon occurrence of any of the following events: (a) Tenant is in Default; (b) Tenant, any Permitted Transferee, or Subtenant/assignee occupy less than two (2) full floors of the Building; or (c) Tenant assigns this Lease (other than a Permitted Transferee) to a party who occupies less than two (2) full floors of the Building. Unless otherwise agreed by Landlord in writing in its sole discretion, the rights provided in this Paragraph l8(b) shall be non-transferable, except to a Permitted Transferee or any assignee approved by Landlord in accordance with Paragraph 23 who occupies at least two (2) full floors of the Building.

(c) Monument Signage.

(i)    Subject to the rights of any existing tenants of the Building, Tenant shall have the right to have its name listed on the shared monument sign for the Building (the “Monument

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Sign”); provided, however, Tenant’s rights to such Monument Sign shall become exclusive if no other tenant leases at least one (1) full floor in the Building unless such tenant has rights to the Monument Sign existing as of the Lease Date. Landlord shall have the right to require that all names on the Monument Sign be of the same size. Tenant’s right to place its name on the Monument Sign, and the location of Tenant’s name on the Monument Sign, shall be subject to the existing rights of existing tenants in the Building, and the location of Tenant’s name on the Monument Sign shall be further subject to Landlord’s reasonable approval. Although the Monument Sign will be maintained by Landlord, Tenant shall pay its proportionate share of the cost of any maintenance and repair associated with the Monument Sign. As long as Tenant (including Permitted Transferees and subtenants) occupies more Rentable Area in the Building than any other tenant, Tenant shall have the right to dictate its placement on the Monument Sign. In the event that additional names are listed on the Monument Sign, all costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on such Monument Sign. Except if Tenant (including Permitted Transferees and subtenants) occupies more Rentable Area in the Building than any other tenant, Landlord may, at anytime during the Lease Term (or any extension thereof), upon five (5) days’ prior written notice to Tenant, relocate the position of Tenant’s name on the Monument Sign. The cost of such relocation of Tenant’s name shall be at the cost and expense of Landlord.

(ii)    At Landlord’s option, Tenant’s right to the Monument Signage may be revoked and terminated upon occurrence of any of the following events: (a) Tenant is in Default; (b) Tenant, any Permitted Transferee, or subtenant/assignee occupy less than two (2) full floors of the Building; or (c) Tenant assigns this Lease (other than a Permitted Transferee) to a party who occupies less than two (2) full floors of the Building. Unless otherwise agreed by Landlord in writing in its sole discretion, the rights provided in this Paragraph 18(c) shall be non-transferable, except to a Permitted Transferee or any assignee approved by Landlord in accordance with Paragraph 23 who occupies at least two (2) full floors of the Building.

(d) Parapet Signage.

(i)    Effective as of the Commencement Date respecting the Phase II Premises, Tenant shall be entitled to one (1) tenant identification sign (which sign shall be non-exclusive parapet signage on the Building) if Tenant occupies at least two (2) full floors of the Building, and two (2) Tenant identification signs (which two (2) signs shall be the exclusive parapet signage on the Building) during any period in which Tenant occupies at least three (3) full floors of the Building; provided, however, that notwithstanding any occupancy by Tenant of three (3) full floors of the Building, in the event any other tenant of the Building occupies two (2) full floors of the Building, then Tenant shall only be entitled to one (1) tenant identification sign (such identification signage, the “Parapet Signage”). Any such Parapet Signage shall be located in the same general area as preexisting parapet signage on the Building, and the size, color and design of which shall be subject to Landlord’s prior written approval; however, in the event Tenant is entitled to exclusive parapet signage on the Building as set forth herein, then Tenant shall be entitled to choose the location of the Parapet Signage, subject to Landlord’s reasonable approval. Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Parapet Signage. Tenant shall maintain the Parapet Signage in good condition and repair, and all costs of maintenance and repair shall be borne solely by Tenant. Maintenance shall include, without limitation, cleaning and, if the Parapet Signage is illuminated, relamping at reasonable

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intervals. Tenant shall be responsible for any electrical energy used in connection with the Parapet Signage.

(ii)    At Landlord’s option, Tenant’s right to the Parapet Signage may be revoked and terminated upon occurrence of any of the following events: (a) Tenant is in Default; (b) Tenant, any Permitted Transferee, or Subtenant/assignee occupy less than two (2) full floors of the Building; or (c) Tenant assigns this Lease (other than a Permitted Transferee) to a party who occupies less than two (2) full floors of the Building. Unless otherwise agreed by Landlord in writing in its sole discretion, the rights provided in this Paragraph 18(d) shall be non-transferable, except to a Permitted Transferee or any assignee approved by Landlord in accordance with Paragraph 23 who occupies at least two (2) full floors of the Building.

(e) General Requirements.    Tenant shall not place or permit to be placed in, upon, or about the Premises, the Building or the Project any exterior lights, decorations, balloons, flags, pennants, banners, advertisements or notices, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent or without complying with Landlord’s signage criteria, as the same may be modified by Landlord from time to time (the “Signage Criteria”) and without complying with all applicable Laws (including, without limitation, obtaining any required consent of the City of Pleasanton or any other public authorities having jurisdiction). Without limiting the generality of the foregoing, Tenant must obtain Landlord’s written consent as to the design, size and color of Tenant’s signage and the manner in which it is attached to the Project prior to its fabrication and installation. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents in its sole discretion) any provisions for illumination. Landlord reserves the right to withhold consent to any sign that, in the good faith judgment of Landlord, is offensive, political or otherwise not harmonious with First-Class Buildings. Subject to the requirements contained in this Paragraph 18, Landlord has generally approved the aesthetics of the signage as shown on Exhibit J hereto. Upon the expiration of the Term or sooner termination of this Lease or at such other time that any of Tenant’s signage rights are terminated pursuant to the terms of this Paragraph 18, Tenant shall remove any such signage and repair any damage or injury to the Premises, the Building or the Project caused thereby (including, if necessary, the replacement of any precast concrete panels), all at Tenant’s sole cost and expense. If any signs are not removed, or necessary repairs are not made, then Landlord shall have the right to remove and dispose of such sign(s) and repair any damage or injury to the Premises, the Building or the Project at Tenant’s sole cost and expense. Tenant shall pay all costs and expenses for such removal and restoration within five (5) Business Days following delivery of an invoice therefore.

19. FREE FROM LIENS

Tenant shall keep the Premises, the Building and the Project free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. In the event that Tenant shall not, within twenty (20) days following Landlord’s notice to Tenant of such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right (but not the obligation) to cause same to be released by such reasonable means as it shall deem proper,

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including payment of the claim giving rise to such lien. All such sums paid by Landlord and all reasonable expenses incurred by it in connection therewith (including, without limitation, attorneys’ fees) shall be payable to Landlord by Tenant within twenty (20) days of demand. Landlord shall reasonably have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall reasonably deem proper for the protection of Landlord, the Premises, the Building and the Project, from mechanics’ and materialmen’s liens. Tenant shall give to Landlord at least five (5) Business Days’ prior written notice of the commencement of any repair or construction on the Premises.

20. ENTRY BY LANDLORD

Tenant shall permit Landlord and Landlord’s Agents to enter into and upon the Premises at all reasonable times, following at least forty-eight (48) hours’ prior notice, which may be telephonic, (except in the case of an emergency or scheduled services, for which no notice shall be required), and subject to Tenant’s reasonable security arrangements, for the purpose of inspecting the same or showing the Premises to prospective purchasers, lenders or, during the last two hundred seventy (270) days of the Term, tenants or to alter, improve, maintain and repair the Premises or the Building as required or permitted by Landlord under the terms hereof, or for any other business purpose, without any rebate of Rent and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned (except for actual damages resulting from the sole active gross negligence or willful misconduct of Landlord); and Tenant shall permit Landlord to post notices of non-responsibility and ordinary “for sale” or “for lease” signs. No such entry shall be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises. Landlord may temporarily close entrances, doors, corridors, elevators or other facilities without liability to Tenant by reason of such closure in the case of an emergency and when Landlord otherwise deems such closure necessary. Except in emergency situations, as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.

21. DESTRUCTION AND DAMAGE

(a) Insured Damage.    If the Premises, the Building or the Project are damaged by fire or other perils required to be covered by Landlord’s Casualty Insurance, then provided this Lease is not terminated by either Landlord or Tenant pursuant to the express terms of this Paragraph 21, Landlord shall repair and restore the Premises (including Tenant’s Alterations) and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect.

(i)    If such repair and restoration requires longer than one (1) year from the date Landlord obtains actual knowledge of such destruction (“Casualty Discovery Date”), then either Landlord or, if such damage materially impairs Tenant’s ability to continue its business operations in the Premises, then Tenant may elect to terminate this Lease by written notice to the other. Landlord’s architect shall issue its reasonable opinion of the duration of the restoration period and the extent of the damage and estimated restoration cost (“Architect’s Estimate”) within sixty (60) days after the Casualty Discovery Date, and Landlord and Tenant shall exercise their

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right to terminate pursuant to this Paragraph 21(a)(i), if at all, within thirty (30) days after receipt of Architect’s Estimate.

(ii)    Notwithstanding anything to the contrary contained in this Paragraph 21, in the event of damage to more than twenty-five percent (25%) of any floor of the Premises occurring during the last twelve (12) months of the Term, Landlord may elect to terminate this Lease as to the damaged Premises by written notice of such election given to Tenant within thirty (30) days after the Casualty Discovery Date; provided, however, that Tenant may vitiate and cancel such termination election by Landlord pursuant to this Paragraph 21(a)(ii) by exercising any applicable Renewal Option as to the entirety of the Premises by notice to Landlord within thirty (30) days of receipt of Landlord’s notice of cancellation.

(b) Uninsured Damage.    If any portion of the Premises are damaged by any peril not required to be covered by Landlord’s Casualty Insurance, and the cost to repair such damage exceeds by Five Hundred Thousand Dollars ($500,000.00) any uninsured amount Tenant may agree to contribute, then Landlord may elect either to promptly commence to repair and restore the Premises and prosecute the same diligently to completion, in which event this Lease shall remain in full force and effect; or not to repair or restore the Premises, in which event this Lease shall terminate. Landlord shall give Tenant written notice of its intention within sixty (60) days after the Casualty Discovery Date. If Landlord elects not to restore the Premises, this Lease shall be deemed to have terminated as of the date on which Tenant surrenders possession of the Premises to Landlord, except that if the damage to the Premises materially impairs Tenant’s ability to continue its business operations in the Premises, then this Lease shall be deemed to have terminated as of the date such damage occurred. If the cost to repair such Premises does not exceed by Five Hundred Thousand Dollars ($500,000.00) any uninsured amount Tenant may agree to contribute, then Landlord shall promptly commence to repair the Premises and this Lease shall remain in full force and effect.

(c) Additional Landlord Termination Rights.    Notwithstanding anything to the contrary in this Paragraph 21, Landlord shall have the option to terminate this Lease, exercisable by notice to Tenant within sixty (60) days after issuance of Architect’s Estimate under the following circumstances:

(i)    There shall be damage to an extent greater than fifty percent (50%) of the replacement cost of the Building above the foundation, and such damage or destruction shall be caused by a risk (an “insured risk”) which is required to be insured by Landlord, or which is actually covered by insurance maintained pursuant to this Lease; or

(ii)    There shall be damage, resulting from a risk other than an insured risk, to an extent greater than ten percent (10%) of the replacement cost of the Building above the foundation; or

(iii)  There shall be damage to the Project in a loss amount of at least Five Hundred Thousand Dollars ($500,000.00) that cannot be repaired within twelve (12) months after the Casualty Discovery Date as reasonably estimated by Landlord’s architect in the Architect’s Estimate.

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(d) Landlord’s Failure to Restore.    If Landlord is required to restore the Premises and fails to diligently commence and pursue same, or fails to complete the restoration with one (1) year from the Casualty Discovery Date, then Tenant, at Tenant’s option, shall have the right to terminate this Lease as to the damaged portion of the Premises, or if the damage to the Premises materially impairs Tenant’s ability to continue its business operations in the remainder (i.e., the undamaged portion) of the Premises then as to the entire Premises, by written notice to Landlord within fifteen (15) months after the Casualty Discovery Date, provided that Landlord does not complete the restoration prior to Tenant’s cancellation notice.

(e) Abatement of Rent.    In the event of repair and restoration as herein provided, all monthly installments of Base Rent and Additional Rent shall be abated proportionately in the ratio which Tenant’s use of the Premises is impaired during the period of such repair or restoration; provided, however, that Tenant shall not be entitled to such abatement to the extent that such damage or destruction resulted from the gross negligence or willful misconduct of Tenant or Tenant’s Agents. Except as expressly provided in the immediately preceding sentence with respect to abatement of Base Rent and Additional Rent, Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any damage to or destruction of the Premises, the Building or the Project or the repair or restoration thereof, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Building or the Project and/or any inconvenience or annoyance occasioned by such damage, repair or restoration.

(f) Tenant’s Waiver.    Tenant hereby waives the provisions of California Civil Code Section 1932(2) and Section 1933(4) which permit termination of a lease upon destruction of the leased premises, and the provisions of any similar law now or hereinafter in effect, and the provisions of this Paragraph 21 shall govern exclusively in case of such destruction.

(g) Insurance Proceeds.    The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, or any other element, component or property insured by Landlord shall belong to and be paid to Landlord. The proceeds from any insurance paid by reason of damage to or destruction of Tenant’s Personal Property shall belong to and be paid to Tenant.

(h) Global Termination Right.    In the event Tenant has a termination right as to the entirety of the Premises pursuant to the provisions of this Paragraph 21, then Tenant’s termination right shall extend to all the Premises included in this Lease, whether the Term for such Premises has or has not commenced.

22. CONDEMNATION

(a) If twenty-five percent (25%) or more of either the Premises, the Building or the Project or the Parking Areas is permanently taken for any public or quasi-public purpose by any lawful governmental power or authority, by exercise of the right of appropriation, inverse condemnation, condemnation or eminent domain, or sold to prevent such taking (each such event being referred to as a “Condemnation”), Landlord may, at its option, terminate this Lease as of the date title vests in the condemning party. If twenty-five percent (25%) or more of the

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Premises is taken and if the Premises remaining after such Condemnation and any repairs by Landlord would be untenantable (in Tenant’s reasonable opinion) for the conduct of Tenant’s business operations, Tenant shall have the right to terminate this Lease as of the date title vests in the condemning party. If either party elects to terminate this Lease as provided herein, such election shall be made by written notice to the other party given within thirty (30) days after the nature and extent of such Condemnation have been finally determined. If neither Landlord nor Tenant elects to terminate this Lease to the extent permitted above, Landlord shall promptly proceed to restore the Premises, to the extent of any Condemnation award received by Landlord, to substantially the same condition as existed prior to such Condemnation, allowing for the reasonable effects of such Condemnation, and a proportionate abatement shall be made to the Base Rent and Expenses corresponding to the time during which, and to the portion of the floor area of the Premises (adjusted for any increase thereto resulting from any reconstruction) of which, Tenant is deprived on account of such Condemnation and restoration, as reasonably determined by Landlord. Except as expressly provided in the immediately preceding sentence with respect to abatement of Base Rent (and Expenses to the extent of a reduction in the Rentable Area), Tenant shall have no claim against Landlord for, and hereby releases Landlord and Landlord’s Agents from responsibility for and waives its entire claim of recovery for any cost, loss or expense suffered or incurred by Tenant as a result of any Condemnation, whether permanent or temporary, or the repair or restoration of the Premises, the Building or the Project or the Parking Areas following such Condemnation, including, without limitation, any cost, loss or expense resulting from any loss of use of the whole or any part of the Premises, the Building, the Project or the Parking Areas and/or any inconvenience or annoyance occasioned by such Condemnation, repair or restoration. The provisions of California Code of Civil Procedure Section 1265.130, which allows either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises, the Building or the Project or the Parking Areas, and any other applicable law now or hereafter enacted, are hereby waived by Tenant.

(b) Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection with any Condemnation, and Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease or otherwise; provided, however, that Tenant shall be entitled to receive any award separately allocated by the condemning authority to Tenant for Tenant’s relocation expenses or the value of Tenant’s Property (specifically excluding fixtures, Alterations and other components of the Premises which under this Lease or by law are or at the expiration of the Term will become the property of Landlord), provided that such award does not reduce any award otherwise allocable or payable to Landlord.

(c) In the event Tenant has a termination right pursuant to the provisions of this Paragraph 22, Tenant’s termination right shall extend to all the Premises then included in this Lease, whether the Term for such Premises has or has not commenced.

23. ASSIGNMENT AND SUBLETTING

(a) Tenant shall not voluntarily or by operation of law, (i) mortgage, pledge, hypothecate or encumber this Lease or any interest herein, (ii) assign or transfer this Lease or any interest herein, sublease the Premises or any part thereof, or any right or privilege appurtenant thereto, or otherwise allow any other person (the employees and invitees of Tenant excepted) to occupy or

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use the Premises, or any portion thereof, without first obtaining the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, as set forth below in this Paragraph 23; provided, however, that Tenant is not then in Default under this Lease nor is any event then occurring which with the giving of notice or the passage of time, or both, would constitute a Default hereunder. A transfer of greater than a fifty percent (50%) interest (whether stock, partnership interest, membership interest or otherwise) of Tenant, either in one (1) transaction or a series of transactions shall be deemed to be an assignment under this Lease.

(b) Notwithstanding the provisions of Paragraph 23(a) above, Tenant shall be entitled, without the consent of Landlord, to assign this Lease or sublet all or a portion of the Premises to (i) an Affiliate (as defined below) of Tenant, (ii) to the surviving entity of Tenant in connection with any merger, consolidation or reorganization of Tenant or a newly formed “public company” with stock on a registered stock exchange as a successor to Tenant, (iii) to business and customer partners (“Strategic Partners”) of Tenant provided such occupancy, in the aggregate, is less than ten percent (10%) of the Rentable Area of the Premises (but in no event more than fifteen thousand (15,000) square feet in each building leased by Tenant in the Project), or (iv) to the purchaser of all or substantially all of the assets of Tenant and Tenant’s business provided that in each instance under clauses (i), (ii) and (iv) above, (A) such assignee or sublessee of Tenant has a net worth (determined in accordance with generally accepted accounting principles consistently applied) of at least One Hundred Million Dollars ($100,000,000.00) (exclusive of goodwill) both immediately prior to and immediately following the consummation of such assignment or subletting and (B) Tenant notifies Landlord of the assignment or subletting within ten (10) days after such event, provided that the foregoing shall not relieve Tenant of any of its liabilities or obligations under this Lease (a “Permitted Transfer”). In addition, a sale or transfer of the capital stock of Tenant shall be deemed a Permitted Transfer if (1) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (2) Tenant is or becomes a publicly traded corporation. For purposes of this Lease, the term “Affiliate” shall mean any entity controlling, controlled by or under common control with Tenant, and the term “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity. A “Permitted Transferee” is an assignee or sublessee pursuant to a Permitted Transfer under clauses (i), (ii) and (iv) above.

(c) When Tenant requests Landlord’s consent to an assignment or subletting, it shall notify Landlord in writing of the name and address of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant and shall provide current and three (3) years’ prior financial statements for the proposed assignee or subtenant, which financial statements shall be audited to the extent available and shall in any event be prepared in accordance with generally accepted accounting principles. Tenant shall also provide Landlord with a copy of the proposed sublease or assignment agreement, including all material terms and conditions thereof. Landlord shall have the option, to be exercised within thirty (30) days of receipt of the foregoing request for consent, to (i) terminate this Lease with respect to the entire Premises as of the term commencement date stated in a proposed assignment, or, in the case of a proposed sublease which when aggregated with any other subleases of the Premises comprises more than seventy percent (70%) of the Premises for substantially the remainder of the Term, terminate this Lease as of the commencement date stated in the proposed sublease, (ii) consent to the proposed assignment or sublease, or (iii) refuse its consent to the proposed assignment or

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sublease, provided that (A) such consent shall not be unreasonably withheld, conditioned or delayed so long as Tenant is not then in Default under this Lease, and (B) as a condition to providing such consent, Landlord may require attormnent from the proposed subtenant on terms and conditions reasonably acceptable to Landlord. In the event Landlord elects to terminate this Lease or sublease or take an assignment from Tenant of the interest, or portion thereof, in this Lease and/or the Premises that Tenant proposes to assign or sublease as provided in the foregoing clause (i), then Landlord shall have the additional right to negotiate directly with Tenant’s proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, without limitation, any claims for any compensation or profit related to such lease or occupancy agreement.

(d) Without otherwise limiting the criteria upon which Landlord may withhold Landlord’s consent, Landlord shall be entitled to consider all commercially reasonable criteria including, but not limited to, the following: (i) whether or not the proposed subtenant or assignee is engaged in a business which, and the use of the Premises will be in an manner which, is in keeping with the then character and nature of all other tenancies in the Project; (ii) whether the use to be made of the Premises by the proposed subtenant or assignee will conflict with any so-called “exclusive” use then in favor of any other tenant of the Building or the Project, and whether such use would be prohibited by any other portion of this Lease, including, but not limited to, any rules and regulations then in effect, or under applicable Laws, and whether such use imposes a greater load upon the Premises and the Building and the Project services than imposed by Tenant; (iii) the business reputation of the proposed individuals who will be managing and operating the business operations of the proposed assignee or subtenant, and the long-term financial and competitive business prospects of the proposed assignee or subtenant; and (iv) the creditworthiness and financial stability of the proposed assignee or subtenant in light of the responsibilities involved.

(e) In any event, Landlord may withhold its consent to any assignment or sublease, if: (i) the actual use proposed to be conducted in the Premises or portion thereof conflicts with the Permitted Use under this Lease or with the permitted use of any other lease which restricts the use to which any space in the Building or the Project may be put; (ii) the portion of the Premises proposed to be sublet does not comply with governmental safety and other codes; (iii) the proposed sublessee or assignee is either a governmental or quasi-governmental agency or instrumentality thereof; or (iv) the proposed sublessee or assignee has signed a letter of intent to lease space in the Building and is actively pursuing the consummation of a lease transaction for comparable space in the Building during the three (3) month period immediately preceding the date Landlord receives Tenant’s request for consent.

(f) If Landlord approves an assignment or subletting as herein provided, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the excess, if any, of (i) the Base Rent and any Additional Rent paid by the assignee or sublessee to Tenant, less all actual and reasonable costs for (A) customary market-based leasing commissions, (B) costs of Tenant alterations and improvements and related architect and engineering fees, (C) consulting fees, (D) attorneys’ fees, and (E) rental concessions and allowances, incurred by Tenant in connection with such assignment or sublease; minus (ii) Base Rent plus Additional Rent allocable to that part of the Premises affected by such assignment or sublease pursuant to the provisions of this

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Lease. All of Tenant’s costs shall be applied on a “cash” basis as paid by Tenant rather than amortized before paying any excess Rent to Landlord. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be amended without Landlord’s prior written consent, and shall contain a provision directing the assignee or subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in Default under this Lease with respect to the payment of Rent. In the event that, notwithstanding the giving of such notice, Tenant collects any rent or other sums from the assignee or subtenant, then Tenant shall hold such sums in trust for the benefit of Landlord and shall immediately forward the same to Landlord. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such assignee or subtenant.

(g) Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully and primarily responsible and liable for the payment of the Rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such assignment or subletting).

(h) Tenant shall pay Landlord’s actual and reasonable fees (including, without limitation, the fees of Landlord’s counsel), incurred in connection with Landlord’s review and processing of documents regarding any proposed assignment or sublease.

(i) A consent to one assignment, subletting, occupation or use shall not be deemed to be a consent to any other or subsequent assignment, subletting, occupation or use, and consent to any assignment or subletting shall in no way relieve Tenant of any liability under this Lease. Any assignment or subletting (which is not a Permitted Transfer) without Landlord’s consent shall be void, and shall, at the option of Landlord, constitute a Default under this Lease.

(j) Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Paragraph 23 on Tenant’s ability to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that this Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof.

(k) If this Lease is assigned, whether or not in violation of the provisions of this Lease, Landlord may collect Rent from the assignee. If the Premises or any part thereof is sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may, after a Default by Tenant, collect Rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this Paragraph 23, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to an assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or

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subletting pursuant to any provision of this Lease shall not, except as otherwise provided herein, in any way be considered to relieve Tenant from obtaining the express consent of Landlord to any other or further assignment, mortgaging, pledging, encumbering, transfer, use, occupancy or subletting. References in this Lease to use or occupancy by anyone other than Tenant shall not be construed as limited to subtenants and those claiming under or through subtenants but as including also licensees or others claiming under or through Tenant, immediately or remotely. The listing of any name other than that of Tenant on any door of the Premises or on any directory or in any elevator in the Building, or otherwise, shall not, except as otherwise provided herein, operate to vest in the person so named any right or interest in this Lease or in the Premises, or be deemed to constitute, or serve as a substitute for, or any waiver of, any prior consent of Landlord required under this Paragraph 23.

(l) If Landlord shall consent to, or reasonably withhold its consent to, any proposed assignment or sublease, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by the proposed assignee or sublessee or by any brokers or other persons claiming a commission or similar fee in connection with the proposed assignment or sublease.

24. DEFAULT

The occurrence of anyone of the following events shall constitute a default on the part of Tenant (“Default”):

(a) The abandonment of the Premises by Tenant;

(b) Failure to pay any installment of Rent or any other monies due and payable hereunder, said failure continuing for a period of five (5) days after receipt of written notice;

(c) A general assignment by Tenant or any guarantor or surety of Tenant’s obligations hereunder, including, without limitation, Lease Guarantor, if any (collectively, “Guarantor”) for the benefit of creditors;

(d) The filing of a voluntary petition in bankruptcy by Tenant or any Guarantor, the filing by Tenant or any Guarantor of a voluntary petition for an arrangement, the filing by or against Tenant or any Guarantor of a petition, voluntary or involuntary, for reorganization, or the filing of an involuntary petition by the creditors of Tenant or any Guarantor, said involuntary petition remaining undischarged for a period of sixty (60) days;

(e) Receivership, attachment, or other judicial seizure of substantially all of Tenant’s assets on the Premises, such attachment or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof;

(f) Death or disability of Tenant or any Guarantor, if Tenant or such Guarantor is a natural person, or the failure by Tenant or any Guarantor to maintain its legal existence, if Tenant or such Guarantor is a corporation, partnership, limited liability company, trust or other legal entity, where such failure continues for a period of five (5) days after receipt of written notice;

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(g) Failure of Tenant to execute and deliver to Landlord any estoppel certificate, subordination agreement, or lease amendment within the time periods and in the manner required by Paragraphs 31 or 32 or 43, and/or failure by Tenant to deliver to Landlord any financial statement within the time period and in the manner required by Paragraph 41, where any such failure continues for a period of five (5) days after receipt of written notice;

(h) An assignment or sublease, or attempted assignment or sublease, of this Lease or the Premises by Tenant contrary to the provision of Paragraph 23, unless such assignment or sublease is expressly conditioned upon Tenant having received Landlord’s consent thereto;

(i) Failure of Tenant to restore the Security Deposit to the amount and within the time period provided in Paragraph 7 above, where such failure continues for a period of five (5) Business Days after receipt of written notice;

(j) Failure in the performance of any of Tenant’s covenants, agreements or obligations hereunder (except those failures specified as events of Default in any other subparagraphs of this Paragraph 24, which shall be governed by the notice and cure periods set forth in such other subparagraphs), which such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such thirty (30) day period despite reasonable diligence, Tenant shall not be in default under this subparagraph so long as Tenant thereafter diligently and continuously prosecutes the cure to completion;

(k) Chronic delinquency by Tenant in the payment of Rent, or any other periodic payments required to be paid by Tenant under this Lease. “Chronic delinquency” means failure by Tenant to pay Rent, or any other payments required to be paid by Tenant under this Lease within three (3) days after written notice thereof for any four (4) months (consecutive or nonconsecutive) during any period of twelve (12) months;

(l) Any Default as described in Paragraph 44 below;

(m) Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease and is not replaced within five (5) Business Days of notice;

(n) Any failure by Tenant to discharge or bond over any lien or encumbrance placed on the Project or any part thereof in violation of this Lease within twenty (20) days after the date Tenant has knowledge of such lien or encumbrance; and

(o) Any representation of Tenant herein or in any financial statement or other materials provided by Tenant or any guarantor of Tenant’s obligations under this Lease shall prove to be untrue or inaccurate in any material respect, or any such financial statements or other materials shall have omitted any material fact.

Tenant agrees that any notice given by Landlord pursuant to Paragraphs 24(a) through 24(o) above shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding.

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25. LANDLORD’S REMEDIES

(a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may terminate this Lease immediately and all rights of Tenant hereunder by giving written notice to Tenant of such intention to terminate. If Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(i)     the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(ii)     the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(iii)    the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)    any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, (A) any costs or expenses incurred by Landlord (1) in retaking possession of the Premises; (2) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering, remodeling or rehabilitating the Premises or any affected portions of the Building or the Project, including such actions undertaken in connection with the reletting or attempted reletting of the Premises to a new tenant or tenants; (3) for leasing commissions, advertising costs and other expenses of reletting the Premises; or (4) in carrying the Premises, including taxes, insurance premiums, utilities and security precautions; (B) any unearned brokerage commissions paid in connection with this Lease; (C) reimbursement of any previously waived or abated Base Rent or Additional Rent or any free rent or reduced rental rate granted hereunder; and (D) any concession made or paid by Landlord for the benefit of Tenant including, but not limited to, any moving allowances, contributions, payments or loans by Landlord for tenant improvements or build-out allowances (including, without limitation, any unamortized portion of the Tenant Improvement Allowance (as defined in the Tenant Improvements Work Letter) (such Tenant Improvement Allowance to be amortized over the Term in the manner reasonably determined by Landlord), if any, and any outstanding balance (principal and accrued interest) of the Tenant Improvements Loan, if any), or assumptions by Landlord of any of Tenant’s previous lease obligations; plus

(v)    such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(vi)    at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in subparagraphs (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to twelve percent (12%) per annum or the maximum rate

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permitted by law, whichever is less. As used in subparagraph (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other pertinent present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

(b) Continuation of Lease.  In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided that Tenant has the right to sublet or assign, subject only to reasonable limitations). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Paragraph 25(b), the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(i)     Acts of maintenance or preservation or efforts to relent the Premises, including, but not limited to, alterations, remodeling, redecorating, repairs, replacements and/or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(ii)     The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

(c) Re-entry.  In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises, by force if necessary, and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting.  In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided in Paragraph 25(b) or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph 25(a), Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises in Landlord’s sole discretion. In the event that Landlord shall elect to so relent, then rentals received by Landlord from such reletting shall be applied in the following order: (i) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (ii) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (iii) to the payment of any costs of such reletting; (iv) to the payment of the costs of any alterations and repairs to the Premises; (v) to the payment of Rent due and unpaid hereunder; and (vi) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to

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Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(e) Termination.  No re-entry or taking of possession of the Premises by Landlord pursuant to this Paragraph 25 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(f) Cumulative Remedies.  The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g) No Surrender.  No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.

26. LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS

(a) Without limiting the rights and remedies of Landlord contained in Paragraph 25 above, if Tenant shall be in Default in the performance of any of the terms, provisions, covenants or conditions to be performed or complied with by Tenant pursuant to this Lease, then Landlord may at Landlord’s option, without any obligation to do so, and without notice to Tenant perform any such term, provision, covenant, or condition, or make any such payment on behalf of Tenant and Landlord by reason of so doing shall not be liable or responsible for any loss or damage thereby sustained by Tenant or anyone holding under or through Tenant or any of Tenant’s Agents.

(b) Without limiting the rights of Landlord under Paragraph 26(a) above, Landlord shall have the right at Landlord’s option, without any obligation to do so, to perform any of Tenant’s maintenance or repair obligations under this Lease without notice to Tenant in the case of an emergency, as determined by Landlord in its reasonable judgment.

(c) If Landlord performs any of Tenant’s obligations hereunder in accordance with this Paragraph 26, the full amount of the cost and expense incurred or the payment so made or the amount of the loss so sustained shall immediately be owing by Tenant to Landlord, and Tenant shall pay to Landlord within twenty (20) days of demand, as Additional Rent, the full amount thereof with interest thereon from the date of payment by Landlord at the Legal Rate.

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27. LANDLORD DEFAULT

If Landlord fails to perform its obligations under this Lease, Landlord shall not be in default unless Landlord fails to perform such obligations within thirty (30) days after notice by Tenant to Landlord specifying the nature of the obligations Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. If Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease by reason of floods, earthquakes, lightning, or any other acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials, or by any other reason beyond Landlord’s reasonable control, or if Landlord enters the Premises or makes any Alterations to the Premises, the Building or any portion thereof pursuant to this Lease, then no such inability or delay by Landlord and no such entry or work by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant shall not be entitled to any setoff, offset, abatement or deduction of Rent or other amounts due Landlord hereunder if Landlord fails to perform its obligations hereunder. Notwithstanding any provision of this Lease to the contrary, Tenant’s sole remedy for a default of this Lease by Landlord shall be an action for damages, injunction or specific performance; Tenant shall have no right to terminate this Lease on account of any breach or default by Landlord.

28. ATTORNEYS’ FEES

(a) If either party hereto fails to perform any of its obligations under this Lease or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Lease, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Lease shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Lease and to survive and not be merged into any such judgment.

(b) Without limiting the generality of Paragraph 28(a) above, if Landlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Tenant or in connection with any other breach of this Lease by Tenant, Tenant agrees to pay Landlord’s actual and reasonable attorneys’ fees as determined by Landlord for such services, regardless of the fact that no legal action may be commenced or filed by Landlord.

29. TAXES

Tenant shall be liable for and shall pay directly to the taxing authority, prior to delinquency, all taxes levied against Tenant’s Property. If any Alteration installed by Tenant pursuant to

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Paragraph 12 or any of Tenant’s Property is assessed and taxed with the Project or the Building, Tenant shall pay such taxes to Landlord within the earlier of thirty (30) days after delivery to Tenant of a statement therefore, or thirty (30) days prior to the Property Tax payment delinquency date.

30. EFFECT OF CONVEYANCE

The term “Landlord” as used in this Lease means, from time to time, the then current owner of the Building or the Project containing the Premises, so that, in the event of any sale of the Building or the Project, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing prior to the date of sale or transfer, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the Building or the Project has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder from and after the date of sale or transfer.

31. ESTOPPEL CERTIFICATES

From time to time upon written request of Landlord or Tenant, the other party shall execute, acknowledge and deliver an Estoppel Certificate in substantially the form attached hereto as Exhibit D, and with any other factual statements reasonably requested. Any such Estoppel Certificate may be relied upon by a prospective purchaser of Landlord’s interest or a mortgagee of (or holder of a deed of trust encumbering) Landlord’s interest or assignment of any mortgage or deed of trust upon Landlord’s interest in the Premises, or in the case of Tenant, a prospective purchaser of Tenant’s business or shares pursuant to a reorganization or public offering. If the requesting party fails to provide such certificate within ten (10) days of receipt of a written request as herein provided and an additional ten (10) days’ notice, the requesting party shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any such information.

32. SUBORDINATION

At the option of Landlord, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases affecting the Building or the Project now or hereafter existing and each of the terms, covenants and conditions thereto (the “Superior Lease(s)”), and to all mortgages or deeds of trust which may now or hereafter affect the Building, the Property or any of such leases and each of the terms, covenants and conditions thereto (the “Superior Mortgage(s)”), whether or not such mortgages or deeds of trust shall also cover other land, buildings or leases, to each and every advance made or hereafter to be made under such mortgages or deeds of trust, and to all renewals, modifications, replacements and extensions of such leases and such mortgages or deeds of trust and spreaders and consolidations of such mortgages or deeds of trust. This Paragraph shall be self-operative and no further instrument of subordination shall be required. Tenant shall promptly execute, acknowledge and deliver any reasonable instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination; if Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) days after request therefore, Tenant

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hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instrument for and on behalf of Tenant. As used herein the lessor of a Superior Lease or its successor in interest is herein called “Superior Lessor”; and the holder of a Superior Mortgage is herein called “Superior Mortgagee.”

Notwithstanding the foregoing provisions of this Paragraph 32, if a Superior Lease or Superior Mortgage is hereafter placed against or affecting any or all of the Building or the Premises or any or all of the Building and improvements now or at any time hereafter constituting a part of or adjoining the Building, Landlord shall use reasonable efforts to obtain an agreement from the holder thereof in recordable form and in form and substance reasonably acceptable to Tenant, whereby the holder of such Superior Lease or Superior Mortgage agrees that Tenant, upon paying the Base Rent and all of the Additional Rent and other charges herein provided for, and observing and complying with the covenants, agreements and conditions of this Lease on its part to be observed and complied with, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term (including any exercised renewal term), without hindrance or interference from anyone claiming by or through said Superior Mortgagee or Superior Lessor and that said Superior Mortgagee or Superior Lessor shall respect Tenant’s rights under this Lease and, upon succeeding to Landlord’s interest in the Building and Lease, shall observe and comply with all of Landlord’s duties under this Lease.

If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (such party so succeeding to Landlord’s rights herein called “Successor Landlord”), then Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease (without the need for further agreement) and shall promptly execute and deliver any reasonable instrument that such Successor Landlord may reasonably request to evidence such attornment. This Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease, except to the extent such act or omission shall constitute a continuing Landlord default hereunder; (b) be subject to any offset, not expressly provided for in this Lease; or (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one month’s Base Rent, unless such modification or prepayment shall have been expressly approved in writing by the Successor Landlord (or its predecessor in interest).

33. ENVIRONMENTAL COVENANTS

(a) As used in this Lease, the term “Hazardous Materials” means (i) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law; (ii) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (iii) polychlorinated biphenyls (PCBs); (iv) asbestos and asbestos containing materials (whether friable or non-friable); (v) lead and lead based paint or other lead containing materials (whether friable or non-friable); (vi) urea formaldehyde; (vii) microbiological pollutants; (viii) batteries or liquid solvents or similar chemicals; (ix) radon gas; and (x) mildew, fungus, mold, bacteria

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and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise.

(b) As used in this Lease, the term “Environmental Laws” means all statutes, terms, conditions, limitations, restrictions, standards, prohibitions, obligations, schedules, plans and timetables that are contained in or promulgated pursuant to any federal, state or local laws (including rules, regulations, ordinances, codes, judgments, orders, decrees, contracts, permits, stipulations, injunctions, the common law, court opinions, and demand or notice letters issued, entered, promulgated or approved thereunder), relating to pollution or the protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials including, but not limited to: Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986 (SARA), 42 U.S.C. 9601 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (RCRA), 42 U.S.C. 6901 et seq.; Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq.; Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; Clean Air Act, 42 U.S.C. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316, and 25501 of the California Health and Safety Code. “Environmental Laws” shall include any statutory or common law that has developed or develops in the future regarding mold, fungus, microbiological pollutants, mildew, bacteria and/or other organic spore material. “Environmental Laws” shall not include laws relating to industrial hygiene or worker safety, except to the extent that such laws address asbestos and asbestos containing materials (whether friable or non-friable) or lead and lead based paint or other lead containing materials.

(c) During its use and occupancy of the Premises Tenant will not permit Hazardous Materials to be present on or about the Premises except for normal quantities of cleaning and other business supplies customarily used and stored in an office and that it will comply with all Environmental Laws relating to the use, storage or disposal of any such Hazardous Materials.

(d) If Tenant’s use of Hazardous Materials on or about the Premises results in a release, discharge or disposal of Hazardous Materials on, in, at, under, or emanating from, the Premises or the property in which the Premises are located, Tenant agrees to investigate, clean up, remove or remediate such Hazardous Materials in full compliance with (i) the requirements of (A) all Environmental Laws and (B) any governmental agency or authority responsible for the enforcement of any Environmental Laws; and (ii) any additional requirements of Landlord that are necessary, in Landlord’s sole discretion, to protect the value of the Premises or the property in which the Premises are located. Landlord shall also have the right, but not the obligation, to take whatever action with respect to any such Hazardous Materials that it deems necessary, in Landlord’s reasonable discretion, to protect the value of the Premises or the property in which the Premises are located. All costs and expenses paid or incurred by Landlord in the exercise of such right shall be payable by Tenant promptly upon demand.

(e) Upon reasonable prior notice to Tenant, Landlord may inspect the Premises for the purpose of determining whether there exists on the Premises any Hazardous Materials or other condition or activity that is in violation of the requirements of this Lease or of any

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Environmental Laws. The right granted to Landlord herein to perform inspections shall not create a duty on Landlord’s part to inspect the Premises, or liability on the part of Landlord for Tenant’s use, storage or disposal of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

(f) Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of (i) visible or black mold, Mold Conditions (defined below), debris, waste and (ii) Hazardous Materials and in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises, the Building or the Project. Tenant’s obligations and liabilities pursuant to this Paragraph 33 shall be in addition to any other surrender requirements in this Lease and shall survive the expiration or earlier termination of this Lease. If it is determined by Landlord that the condition of all or any portion of the Premises, the Building, and/or the Project is not in compliance with the provisions of this Lease with respect to Hazardous Materials, mold, debris, or waste, including, without limitation, all Environmental Laws, at the expiration or earlier termination of this Lease, then at Landlord’s sole option, Landlord may require Tenant to hold over possession of the Premises until Tenant can surrender the Premises to Landlord in the condition in which the Premises existed as of the Commencement Date. For purposes hereof, the term “normal wear and tear” shall not include any deterioration in the condition or diminution of the value of any portion of the Premises, the Building, and/or the Project in any manner whatsoever related to directly, or indirectly, Hazardous Materials. Any such holdover by Tenant will be with Landlord’s consent, will not be terminable by Tenant in any event or circumstance and will otherwise be subject to the provisions of Paragraph 36 of this Lease.

(g) Tenant shall indemnify and hold harmless Landlord from and against any and all claims, damages, fines, judgments, penalties, costs, losses (including, without limitation, loss in value of the Premises or the property in which the Premises is located, damages due to loss or restriction of rentable or usable space, and damages due to any adverse impact on marketing of the space and any and all sums paid for settlement of claims), liabilities and expenses (including, without limitation, attorneys’, consultants’, and experts’ fees) incurred by Landlord during or after the Term and attributable to (i) any Hazardous Materials placed on or about the Premises, the Building or the Project by Tenant or Tenant’s Agents, or resulting from the action or inaction of Tenant or Tenant’s Agents, or (ii) Tenant’s breach of any provision of this Paragraph 33. This indemnification includes, without limitation, any and all costs incurred by Landlord due to any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision.

(h) Tenant acknowledges the necessity of adopting and enforcing good housekeeping practices, ventilation and vigilant moisture control within the Premises (particularly in kitchen areas, janitorial closets, bathrooms, in and around water fountains and other plumbing facilities and fixtures, break rooms, in and around outside walls, and in and around HVAC systems and associated drains) for the prevention of mold (such measures, “Mold Prevention Practices”). Tenant will, at its sole cost and expense, endeavor to maintain commercially reasonable Mold Prevention Practices as follows:

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(i)    Regularly monitor the Premises for the presence of mold and any conditions that reasonably can be expected to give rise to or be attributed to mold or fungus including, but not limited to, observed or suspected instances of water damage, condensation, seepage, leaks or any other water collection or penetration (from any source, internal or external), mold growth, mildew, repeated complaints of respiratory ailments or eye irritation by Tenant’s employees or any other occupants of the Premises, or any notice from a governmental agency of complaints regarding the indoor air quality at the Premises (the “Mold Conditions”); and

(ii)    Promptly notify Landlord in writing if it observes visible or black mold or Mold Conditions in, at, or about the Premises or a surrounding area.

(i) In the event of suspected mold or Mold Conditions in, at, or about the Premises and surrounding areas, Landlord may cause an inspection of the Premises to be conducted, during such time as Landlord may designate, to determine if visible or black mold or Mold Conditions are present in, at, or about the Premises.

(j) Landlord represents and warrants that to its actual knowledge, without duty of investigation, the Premises and the Building do not currently suffer from any violation of any Environmental Laws. Notwithstanding anything in this Lease to the contrary, Tenant shall not be responsible for the clean-up, monitoring or remediation of, and shall not be required to indemnify Landlord against any claims, losses, liabilities or expenses resulting from, any Hazardous Materials placed on or about the Premises by parties other than Tenant or Tenant’s agents, advisors, employees, partners, shareholders, directors, and independent contractors.

(k) If (i) Tenant is prevented from using all or part of the Premises as a result of any Hazardous Materials in, on or about the Premises or the Project (whether because of a direct interference with Tenant’s use of the Premises or because, considering the nature and amount of the substances involved, Tenant reasonably determines that the presence of such Hazardous Materials presents a health risk to the occupants of the Premises) (an “Environmental Interruption”), (ii) such Environmental Interruption continues for five (5) consecutive Business Days after Landlord’s receipt of notice thereof from Tenant and (iii) such Environmental Interruption was not caused by the use, storage, treatment, transportation, release or disposal of any Hazardous Materials on or about the Project by Tenant or any Tenant Parties, then the Base Rent and Additional Rent payable under this Lease shall be equitably abated or reduced for such time that Tenant continues to be prevented from using the entirety of the Premises in the proportion that the Rentable Area affected by the Hazardous Materials condition bears to the total Rentable Area of the Premises provided, however, that in the event such interruption is not due to Landlord’s negligence or willful misconduct, then such abatement shall only apply to the extent Landlord collects proceeds under any policy of rental-loss insurance the cost of which has been included in Operating Expenses and the proceeds from which are allocable to the Premises. In addition, if (1) Tenant is prevented from using a material part of the Premises as a result of an Environmental Interruption, (2) such Environmental Interruption continues for one (1) year, and (3) such Environmental Interruption was not caused by the use, storage, treatment, transportation, release or disposal of any Hazardous Materials on or about the Project by Tenant or any Tenant Parties, then Tenant may, as its sole and exclusive remedy, terminate this Lease, by giving written notice to Landlord at any time prior to the date the Environmental Interruption has been remedied.

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(l) The provisions of this Paragraph 33 shall survive the expiration or earlier termination of this Lease.

34. NOTICES

All notices and demands which are required or may be permitted to be given to either party by the other hereunder shall be in writing and shall be sent by certified United States mail, postage prepaid, or by personal delivery, or by nationally recognized overnight courier, addressed to the addressee at Tenant’s Address or Landlord’s Address as specified in the Basic Lease Information, or to such other place as either party may from time to time designate in a notice to the other party given as provided herein, with copies as indicated. Copies of all notices and demands given to Landlord shall additionally be sent to Landlord’s property manager at the address specified in the Basic Lease Information or at such other address as Landlord may specify in writing from time to time. Notice shall be deemed given upon actual receipt (or attempted delivery if delivery is refused).

35. WAIVER

The waiver of any breach of any term, covenant or condition of this Lease shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No delay or omission in the exercise of any right or remedy of Landlord or Tenant in regard to any Default by the other party shall impair such a right or remedy or be construed as a waiver. Any waiver by Landlord or Tenant of any Default must be in writing and shall not be a waiver of any other Default concerning the same or any other provisions of this Lease.

36. HOLDING OVER

Any holding over after the expiration of the Term, without the express written consent of Landlord, shall constitute a Default and, without limiting Landlord’s remedies provided in this Lease, such holding over shall be construed to be a tenancy at sufferance, at a rental rate equal to one hundred fifty percent (150%) of the Base Rent last due in this Lease, plus Additional Rent, and shall otherwise be on the terms and conditions herein specified, so far as applicable; provided, however, that in no event shall any renewal or expansion option, option to purchase, or other similar right or option contained in this Lease be deemed applicable to any such tenancy at sufferance. If the Premises are not surrendered at the end of the Term or sooner termination of this Lease, and in accordance with the provisions of Paragraphs 11 and 33(f), Tenant shall indemnify, defend and hold Landlord harmless from and against any and all loss or liability resulting from delay caused by Tenant in so surrendering the Premises without the permission or consent of Landlord including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant or prospective tenant founded on or resulting from such delay and losses to Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs incurred by Landlord.

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37. SUCCESSORS AND ASSIGNS

The terms, covenants and conditions of this Lease shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto. If Tenant shall consist of more than one entity or person, the obligations of Tenant under this Lease shall be joint and several.

38. TIME

Time is of the essence of this Lease and each and every term, condition and provision herein.

39. BROKERS

Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Brokers specified in the Basic Lease Information in the negotiating or making of this Lease, and each party agrees to indemnify and hold harmless the other from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by the indemnified party in conjunction with any such claim or claims of any other broker or brokers to a commission in connection with this Lease as a result of the actions of the indemnifying party.

40. LIMITATION OF LIABILITY

In the event of any default or breach by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises, Tenant’s remedy in damages (except in the event of fraud or matters covered by Landlord’s insurance) shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest in the Building of the then-current Landlord or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), including, without limitation, any sales, condemnation or insurance proceeds received by Landlord or the “Landlord Parties” in connection with the Project, the Building or the Premises. For purposes of this Lease, “Landlord Parties” shall mean, collectively, Landlord, its partners, shareholders, officers, directors, employees, investment advisors, or any successor in interest of any of them. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Paragraph 40 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), future member in Landlord (if Landlord is a limited liability company) or trustee or beneficiary (if Landlord or any partner or member of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with Tenant’s

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business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring. The provisions of this Paragraph shall apply only to Landlord and the parties herein described, and shall not be for the benefit of any insurer nor any other third party.

41. FINANCIAL STATEMENTS

Within ten (10) days after Landlord’s request, Tenant shall deliver to Landlord the then current audited financial statements of Tenant (including interim periods following the end of the last fiscal year for which annual statements are available), prepared or compiled by a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied. Tenant’s obligations with respect to financial statements shall be limited to Tenant’s financial statements existing as of the time of the request, provided the same are dated no earlier than nine (9) months prior to such request. Landlord acknowledges that Tenant will not have audited financial statements prior to July 1, 2009, and that unaudited financial statements will be acceptable to Landlord until July 1, 2009 provided the same are certified as true and correct by Tenant’s chief financial officer. During any period in which Tenant is a publicly traded company, Tenant’s obligations hereunder shall be satisfied by the financial information disclosed in the publicly available 10K and 10Q reports.

42. RULES AND REGULATIONS

Tenant shall comply with the rules and regulations attached hereto as Exhibit D, along with any reasonable modifications, amendments and supplements thereto, and such reasonable rules and regulations as Landlord may adopt, from time to time, for the orderly and proper operation of the Building and the Project (collectively, the “Rules and Regulations”). The Rules and Regulations may include, but shall not be limited to, the following: (a) restriction of employee parking to a limited, designated area or areas; and (b) regulation of the removal, storage and disposal of Tenant’s refuse and other rubbish. The then-current Rules and Regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Notwithstanding anything to the contrary contained in this paragraph, if any future modification, amendment or supplement to the Rules or Regulations are in conflict with any term, covenant or condition of this Lease, then this Lease shall prevail. In the event any other tenant or other occupant of the Building or the Project fails to comply with the Rules and Regulations, and such non-compliance unreasonably interferes with Tenant’s use of the Premises, then Landlord shall use commercially reasonable efforts, following a written request from Tenant, to enforce such Rules and Regulations against other tenants of the Building; provided, however, that Landlord shall not be responsible to Tenant for the failure of any other person to observe and abide by any of said Rules and Regulations. The Rules and Regulations shall be uniformly applied without discrimination; provided, however, that nothing contained herein shall prevent Landlord from waiving any of the Rules and Regulations for individual tenants in the exercise of its good faith business judgment, any such waiver shall not waive the applicability or enforceability of such rule or regulation as to any other tenant.

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43. MORTGAGEE PROTECTION

(a) Modifications for Lender.  If, in connection with obtaining financing for the Project or any portion thereof, Landlord’s lender shall request reasonable modifications to this Lease as a condition to such financing, Tenant shall not unreasonably withhold, delay or defer its consent to such modifications, provided that such modifications do not materially adversely affect Tenant’s rights under this Lease or increase Tenant’s obligations under this Lease.

(b) Rights to Cure.  Tenant shall give to any trust deed or mortgage holder (“Holder”), by a method provided for in Paragraph 34 above, at the same time as it is given to Landlord, a copy of any notice of default given to Landlord, provided that, prior to such notice, Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Holder. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Holder shall have an additional reasonable period within which to cure such default, or if such default cannot be cured without Holder pursuing its remedies against Landlord, then such additional time as may be necessary to commence and complete a foreclosure proceeding, provided Holder commences and thereafter diligently pursues the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated.

44. PARKING

(a) Provided that Tenant shall not then be in Default under the terms and conditions of this Lease; and provided, further, that Tenant shall comply with and abide by Landlord’s reasonable parking rules and regulations from time to time in effect, Tenant shall have a license to use the Parking Area for the parking of standard-size passenger automobiles, pick-up trucks, vans and SUVs the number of exclusive and designated and non-exclusive and undesignated parking spaces, if any, set forth in the Basic Lease Information in the Parking Areas; provided, however, that Landlord shall not be required to enforce Tenant’s right to use such parking spaces; and provided, further, that the number of parking spaces allocated to Tenant hereunder shall be reduced on a proportionate basis in the event any of the parking spaces in the Parking Areas are taken or otherwise eliminated as a result of any Condemnation or casualty event affecting such Parking Areas. All unreserved parking spaces will be on a first-come, first-served basis in common with other tenants of and visitors to the Project in parking spaces provided by Landlord from time to time in the Project’s Parking Areas. In the event Tenant is granted the use of exclusive and designated parking spaces, as indicated in the Basic Lease Information, then such spaces shall be located in the area(s) designated by Landlord from time to time. Tenant’s license to use the parking spaces provided for herein shall be subject to such commercially reasonable terms, conditions, rules and regulations as Landlord or the operator of the Parking Areas may impose from time to time, but in no event to include the imposition of a parking charge.

(b) Each vehicle shall, at Landlord’s option to be exercised from time to time, bear a permanently affixed and visible identification sticker to be provided by Landlord. Tenant shall not and shall not permit Tenant’s Agents to park any vehicles in locations other than those specifically designated by Landlord as being for Tenant’s use. The license granted hereunder is for self-service parking only and does not include additional rights or services. Neither Landlord

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nor Landlord’s Agents shall be liable for: (i) loss or damage to any vehicle or other personal property parked or located upon or within such parking spaces or any Parking Areas whether pursuant to this license or otherwise and whether caused by fire, theft, explosion, strikes, riots or any other cause whatsoever; or (ii) injury to or death of any person in, about or around such parking spaces or any Parking Areas or any vehicles parking therein or in proximity thereto whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever; and Tenant hereby waives any claim for or in respect to the above and against all claims or liabilities arising out of loss or damage to property or injury to or death of persons, or both, relating to any of the foregoing. Tenant shall not assign any of its rights hereunder, except ratably in the event of a Permitted Transfer or an assignment/sublease approved by Landlord, and, in the event any such attempted assignment is made, it shall be void.

(c) Tenant recognizes and agrees that visitors, clients and/or customers (collectively, the “Visitors”) to the Project and the Premises must park automobiles or other vehicles only in areas designated by Landlord from time to time as being for the use of such Visitors, and Tenant hereby agrees to ask its Visitors to park only in the areas designated by Landlord from time to time for the use of Tenant’s Visitors. Tenant hereby covenants and agrees to use good faith efforts to cause its Visitors to comply with and abide by Landlord’s or Landlord’s parking operator’s rules and regulations governing the use of such Visitors’ parking as may be in existence from time to time.

(d) In the event any tax, surcharge or regulatory fee is at any time imposed by any governmental authority upon or with respect to parking or vehicles parking in the parking spaces referred to herein, Tenant shall pay such tax, surcharge or regulatory fee as Additional Rent under this Lease, such payments to be made in advance and from time to time as required by Landlord (except that they shall be paid monthly with Base Rent payments if permitted by the governmental authority).

(e) In the event any tenant or tenants in the Project are granted, in the aggregate, the use of ten (10) or more exclusive and designated parking spaces, then Landlord shall make similar parking rights available to Tenant on a ratable basis, but not to exceed the aggregate number of exclusive and designated parking spaces granted to other tenant(s) of the Project.

(f) Tenant shall have the right to request that Landlord engage, at Tenant’s sole cost and expense, a qualified independent third party parking consultant mutually selected by Landlord and Tenant to analyze the parking usage and requirements at the Project and recommend mitigation measures which may include, without limitation, valet parking services, tandem parking and off-site parking arrangements. In the event Landlord elects to adopt any such measures or recommendations, then Tenant shall, at its sole cost and expense, fully comply with the same.

(g) Tenant agrees to comply with Tenant’s obligations specified in Paragraphs 44(a) through 44(f) above (“Parking Requirements”). In the event Landlord reasonably determines that Tenant and/or Tenant’s agents and invitees are routinely and materially violating the Parking Requirements (each a “Parking Violation”), then Landlord may notify Tenant of such violation(s) (a “Parking Violation Notice”) and the following provisions shall apply:

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(i)    With respect to the first (1st) such Parking Violation Notice in any twelve (12) month period, the parties shall meet and attempt to resolve the dispute by a mutually agreed plan and compliance procedure. If the parties are unable to mutually agree on a plan and compliance procedure within ten (10) days after the Parking Violation Notice, then the matter shall be resolved by mediation as set forth herein. Either party may request a mediator promptly after the expiration of the aforesaid ten (10) day period. Any such mediator shall be affiliated with the San Francisco office of JAMS (ADR Services), or other professional mediation service, and the mediation shall be heard and determined within thirty (30) days of the request for a mediator, or as soon thereafter as practicable. The parties shall share the mediator’s fee and filing fees equally. The mediation shall be held in Alameda County, Contra Costa County, or San Francisco County. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof. The mediator shall have the authority to appoint a Parking Monitor or develop a Parking Plan as provided in Paragraph 44(g)(ii) below.

(ii)    With respect to the second (2nd) such Parking Violation Notice in any twelve (12) month period, or in the event of Tenant’s breach of any mutually agreed upon plan and compliance procedure, or in the event of any breach of any mediation agreement as contemplated by Paragraph 44(g)(i) above, Landlord may designate a third party parking monitor reasonably acceptable to Tenant (a “Parking Monitor”) to develop and monitor a comprehensive parking and enforcement plan for Tenant. The Parking Monitor shall be authorized to develop, monitor, and enforce a plan for Tenant’s performance of the Parking Requirements (“Parking Plan”), including the imposition of commercially reasonable penalties for violations, which shall be payable by Tenant as Additional Rent. Tenant shall pay all costs of the Parking Monitor.

(iii)    In the event that (A) Tenant is assessed penalties by the Parking Monitor on ten (10) or more occasions during any twelve (12) month period, or (B) Tenant habitually violates the provisions of any mediation agreement or Parking Plan, then, at Landlord’s option, the same shall constitute a Default without an opportunity to cure.

(h)    Any assertion by Tenant of a default by Landlord under this Paragraph 44 shall be subject to Interim Resolution.

45. ENTIRE AGREEMENT

This Lease, including the Exhibits and any Addenda attached hereto, which are hereby incorporated herein by this reference, contains the entire agreement of the parties hereto, and no representations, inducements, promises or agreements, oral or otherwise, between the parties, not embodied herein or therein, shall be of any force and effect. If there is more than one Tenant, the obligations hereunder imposed shall be joint and several.

46. INTEREST

Any installment of Rent and any other sum due from Tenant under this Lease which is not received by Landlord within three (3) days from when the same is due shall bear interest from the date such payment was originally due under this Lease until paid at the rate of ten percent (10%) per annum. Payment of such interest shall not excuse or cure any Default by Tenant. Payment of such interest shall not excuse or cure any Default by Tenant. In addition, Tenant

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shall pay all reasonable costs and reasonable attorneys’ fees incurred by Landlord in collection of such amounts.

47. GOVERNING LAW; CONSTRUCTION

This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Lease shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect.

48. REPRESENTATIONS AND WARRANTIES OF TENANT

Tenant (and, if Tenant is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Landlord, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of this Lease. Tenant shall re-certify such representations to Landlord periodically, but not more often than one (1) time every calendar year, upon Landlord’s request.

(a) Tenant is duly organized, validly existing and in good standing under the laws of the state of its organization, and is qualified to do business in the State of California, and the persons executing this Lease on behalf of Tenant have the full right and authority to execute this Lease on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity. Tenant has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Tenant, enforceable in accordance with its terms.

(b) Tenant is not in violation of any Anti-Terrorism Law.

(c) Tenant is not, as of the date hereof:

(i)     conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person;

(ii)    dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)    engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in, any Anti-Terrorism Law.

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(d) Neither Tenant nor any of its affiliates, officers, directors, shareholders, members or any lease guarantor, as applicable, is a Prohibited Person.

If at any time any of these representations becomes false, then it shall be considered a material Default under this Lease.

As used herein, “Anti-Terrorism Law” is defined as any law relating to terrorism, anti-terrorism, money-laundering or anti-money laundering activities, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, Executive Order No. 13224, and Title 3 of the USA Patriot Act, and any regulations promulgated under any of them. As used herein “Executive Order No. 13224” is defined as Executive Order No. 13224 on Terrorist Financing effective September 24, 2001, and relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism,” as may be amended from time to time. “Prohibited Person” is defined as (i) a person or entity that is listed in the Annex to Executive Order No. 13224, or a person or entity owned or controlled by an entity that is listed in the Annex to Executive Order No. 13224; (ii) a person or entity with whom Landlord is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; or (iii) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other official publication of such list. “USA Patriot Act” is defined as the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56), as may be amended from time to time.

49. REPRESENTATIONS AND WARRANTIES OF LANDLORD

(a) Landlord (and, if Landlord is a corporation, partnership, limited liability company or other legal entity, such corporation, partnership, limited liability company or entity) hereby makes the following representations and warranties, each of which is material and being relied upon by Tenant, is true in all respects as of the date of this Lease, and shall survive the expiration or termination of this Lease. Landlord shall re-certify such representations to Tenant periodically, but not more often than one (1) time every calendar year, upon Tenant’s request.

(b) Landlord is duly organized, validly existing and in good standing under the laws of the state of its organization, and is qualified to do business in the State of California, and the persons executing this Lease on behalf of Landlord have the full right and authority to execute this Lease on behalf of Landlord and to bind Landlord without the consent or approval of any other person or entity. Landlord has full power, capacity, authority and legal right to execute and deliver this Lease and to perform all of its obligations hereunder. This Lease is a legal, valid and binding obligation of Landlord, enforceable in accordance with its terms.

(c) Landlord has the full right, title, and interest necessary to enter into this Lease. Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through Landlord, subject to all of the terms of this Lease.

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50. NAME OF BUILDING

In the event Landlord chooses to change the name or address of the Building and/or the Project, Tenant agrees that such change shall not affect in any way its obligations under this Lease, and that, except for the name or address change, all terms and conditions of this Lease shall remain in full force and effect (provided that, in such event, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs reasonably incurred by Tenant in connection with a change in the address of the Building by Landlord, including, without limitation, the cost of changing its stationery, business cards and website to reflect such changed street address of the Building not to exceed Fifty Cents (50¢) per square foot of the total Rentable Area occupied by Tenant. Tenant agrees further that such name or address change shall not require a formal amendment to this Lease, but shall be effective upon Tenant’s receipt of written notification from Landlord of said change. In the event any tenant or tenants in the Project are granted naming rights for other buildings in the Project, then in the event Tenant occupies one hundred percent (100%) of the Rentable Area of the Building, Landlord shall make similar naming rights on the Building available to Tenant.

51. SECURITY

(a) Tenant acknowledges and agrees that, while Landlord may in its sole and absolute discretion engage security personnel to patrol the Building or the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any bodily injury, loss by theft or any other damage suffered or incurred by Tenant or Tenant’s employees, invitees, and visitors in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises, the Building or the Project.

(b) Tenant hereby agrees to the exercise by Landlord and Landlord’s Agents, within their sole discretion, of such security measures as, but not limited to, the evacuation of the Premises, the Building or the Project for cause, suspected cause or for drill purposes, the denial of any access to the Premises, the Building or the Project and other similarly related actions that it deems necessary to prevent any threat of property damage or bodily injury. The exercise of such security measures by Landlord and Landlord’s Agents, and the resulting interruption of service and cessation of Tenant’s business, if any, shall not be deemed an eviction or disturbance of Tenant’s use and possession of the Premises, or any part thereof, or render Landlord or Landlord’s Agents liable to Tenant for any resulting damages or relieve Tenant from Tenant’s obligations under this Lease.

52. JURY TRIAL WAIVER

Tenant hereby waives any right to trial by jury with respect to any action or proceeding (a) brought by Landlord, Tenant or any other party, relating to (i) this Lease and/or any understandings or prior dealings between the parties hereto, or (ii) the Premises, the Building or the Project or any part thereof, or (b) to which Landlord is a party. Tenant hereby agrees that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631, and Tenant does hereby constitute and appoint Landlord its true and lawful attorney-in-fact, which appointment is coupled with an interest, and

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Tenant does hereby authorize and empower Landlord, in the name, place and stead of Tenant, to file this Lease with the clerk or judge of any court of competent jurisdiction as a statutory written consent to waiver of trial by jury.

53. RECORDATION

Tenant shall not record this Lease (or any portion of this Lease) in any public records. However, Tenant shall be entitled, at its sole cost and expense, to record a short memorandum of this Lease (“Memorandum of Lease”) reasonably acceptable to Landlord, relating to the Building and the 6210 Building, provided that prior to any such recordation of a Memorandum of Lease, Tenant shall deliver to Landlord a quitclaim deed in recordable form, quitclaiming to Landlord all of Tenant’s right, title and interest in and to the Premises. Landlord agrees not to record the quitclaim deed until the expiration or earlier termination of this Lease.

54. RIGHT TO LEASE

Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interest of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project.

55. FORCE MAJEURE

Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefore, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance cause by a Force Majeure.

56. ACCEPTANCE

This Lease shall only become effective and binding upon full execution hereof by Landlord and delivery of a signed copy to Tenant.

57. RENEWAL OPTION

(a) Exercise of Option. Tenant shall have one (1) option (the “Extension Option”) to renew this Lease as to the entirety of the Premises then leased for a period of either three (3) years or five (5) years (as applicable, the “Extension Term”) commencing on the date following the Expiration Date subject to the terms and conditions contained in this Paragraph 57. The Extension Option is personal to the original Tenant named herein (and any Permitted Transferee) and may not be exercised by any other sublessee or assignee, or by any other successor or assign of Tenant other than a Permitted Transferee. The Extension Option shall be effective only if

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Tenant is not in Default under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a Default hereunder at the time of Tenant’s exercise of the Extension Option. To exercise this Extension Option, Tenant shall give Landlord notice of its exercise of the Extension Option not less than nine (9) months, nor more than twelve (12) months, prior to the date on which the Extension Term will commence, which notice shall designate either a three (3) year or five (5) year extension term (the “Extension Notice”). The notice shall be given as provided in Paragraph 34 above. In the event Tenant validly exercises the Extension Option, the Base Rent payable during the Extension Term shall be an amount equal to ninety-five percent (95%) of the Prevailing Market Rate and this Lease will terminate in its entirety at the end of the Extension Term and Tenant will have no further option to renew or extend the Term of this Lease. Notwithstanding the foregoing, if Tenant timely exercises the Extension Option, Landlord, in Landlord’s sole discretion, may elect to cause the Base Rent payable during the Extension Term to be an amount equal to one hundred percent (100%) of the Prevailing Market Rate, provided that Landlord pay to Tenant, on or prior to the commencement of the Extension Term, the then net present value of the difference between the Base Rent payable during the Extension Term at ninety-five percent (95%) of the Prevailing Market Rate and the Base Rent payable during the Extension Term at one hundred percent (100%) of the Prevailing Market Rate, discounted at the then applicable Prime Rate, plus two percent (2%). Tenant agrees to indemnify, defend and hold Landlord harmless from any claim, loss, liability, and costs and expenses, including attorneys’ fees in conjunction with any claim or claims for any commission or fee by any broker or other party claiming to represent Tenant in connection with the Extension Option.

(b) Procedures for Determining Prevailing Market Rate.

(i)    If Tenant timely exercises the Extension Option, not later than thirty (30) days after Tenant’s Extension Notice, Landlord shall deliver to Tenant a good faith written proposal of the Prevailing Market Rate (for purposes of determining ninety-five percent (95%) of the Prevailing Market Rate) for the Premises for the Extension Term. Within thirty (30) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing that (A) Tenant accepts Landlord’s proposal or (B) Tenant rejects Landlord’s proposal. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, and Tenant further fails to respond within ten (10) days after an additional ten (10) days’ notice from Landlord to Tenant, Landlord’s proposal of Prevailing Market Rate for the Extension Term shall be deemed accepted by Tenant.

(ii)    If Tenant timely rejects Landlord’s proposal, Landlord and Tenant shall first negotiate in good faith in an attempt to agree upon the Prevailing Market Rate for the Extension Term. If Landlord and Tenant are able to agree within thirty (30) days following the earlier of (A) Landlord’s receipt of Tenant’s notice rejecting Landlord’s proposal or (B) the expiration of the thirty (30) day period referred to in subparagraph (a) above (the “Negotiation Period”), such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Paragraph. If Landlord and Tenant are unable to agree upon the Prevailing Market Rate during the Negotiation Period, then within thirty (30) days after expiration of the Negotiation Period, the parties shall meet and concurrently deliver to each other their respective written estimates of the Prevailing Market Rate for the Extension Term, supported by the reasons therefore (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s written estimate shall be the same estimate as initially delivered to Tenant pursuant to Paragraph 57(b)(i) above. If either

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party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. If the higher of such Determinations is not more than one hundred five percent (105%) of the lower of such Determinations, then the Prevailing Market Rate shall be the average of the two Determinations. If the Prevailing Market Rate is not resolved by exchange of the two (2) respective Determinations, then the Prevailing Market Rate shall be determined as follows, each party being bound to its Determination and such Determinations constituting the only two choices available to the Appraisal Panel (as hereinafter defined).

(iii)    Within thirty (30) days after the parties exchange Landlord’s and Tenant’s Determinations, the parties shall each appoint a neutral and impartial appraiser who shall be certified as an MAI or ASA appraiser and shall have at least ten (10) years’ experience, immediately prior to his or her appointment, as a real estate appraiser of office properties in the City of Pleasanton and County of Contra Costa, including significant experience appraising suburban First-Class Buildings. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar). If either Landlord or Tenant fails to appoint an appraiser within said thirty (30) day period, the Prevailing Market Rate for the Extension Term shall be the Determination of the other party who timely appointed an appraiser. Landlord’s and Tenant’s appraisers shall work together in good faith to appoint a neutral or impartial third party appraiser within fifteen (15) days, and notify both Landlord and Tenant of such selection.

(iv)    Within five (5) days following notification of the identity of the third appraiser, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the third appraiser. The three (3) appraisers are referred to herein as the “Appraisal Panel.” The three (3) appraisers shall then work together in good faith to decide which of the two (2) Determinations more closely reflects the Prevailing Market Rate of the Premises for the Extension Term. The Determination selected by such appraisers shall be binding upon Landlord and Tenant. If all three (3) appraisers cannot agree upon which of the two Determinations more closely reflects the Prevailing Market Rate within forty-five (45) days, the decision of a majority of the appraisers shall prevail. The Appraisal Panel, if it so elects, may conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel. Within forty-five (45) days following the appointment of the third appraiser, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Prevailing Market Rate for the Premises for the Extension Term, and the Appraisal Panel shall have no right to propose a middle ground or to modify either of the two (2) Determinations or the provisions of this Lease. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.

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(v)    All fees and expenses of the three (3) appraisers and the expenses incidental to the proceedings of the Appraisal Panel (excluding incidental attorneys’ fees and similar expenses incurred by each party) shall be paid by the party whose Determination is not selected by the Appraisal Panel.

(c) Prevailing Market Rate. As used in this Lease, the phrase “Prevailing Market Rate” means the amount that a landlord under no compulsion to lease the Premises, and a tenant under no compulsion to lease the Premises, would agree upon at arm’s length as Base Rent for the Premises for the Extension Term, as of the commencement of the Extension Term. The Prevailing Market Rate shall be based upon non-sublease, non-encumbered, non-equity lease transactions recently entered into for space in the Building and in comparable First-Class Buildings in the Pleasanton-San Ramon area (“Comparison Leases”) and may include periodic increases. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (i) the length of the Extension Term compared to the lease term of the Comparison Leases; (ii) rental structure, including additional rent, and taking into consideration any “base year” or “expense stops”; (iii) the size of the Premises compared to the size of the premises under the Comparison Leases; (iv) utility, location, floor levels, views and efficiencies of the floor(s) of the Premises compared to the premises under the Comparison Leases; (v) the age and quality of construction of the Building; (vi) the value of existing leasehold improvements; and (vii) the financial condition and credit history of Tenant compared to the tenants under the Comparison Leases. In determining the Prevailing Market Rate, no consideration shall be given to (1) any rental abatement periods, improvement allowances or similar concessions granted to new (i.e., non-renewal) tenants in Comparison Leases unless, and to the extent, also granted to renewal tenants, (2) whether Landlord or the landlords under Comparison Leases are paying real estate brokerage commissions in connection with Tenant’s exercise of the Extension Option or in connection with the Comparison Leases, and (3) moving allowances paid. For purposes of this Paragraph, Comparable Buildings shall include, but not be limited to: Carr America Corporate Center; Hacienda Terrace; Dublin Corporate Center; and Stoneridge Corporate Plaza.

58. EXPANSION OPTION (6210 STONERIDGE)

(a) Subject to the provisions of Paragraph 60 below, Tenant shall have the option (the “6210 Expansion Option”) to lease each and every suite which is outlined on the attached Exhibit H (each suite a “6210 Expansion Premises”) in the building located at the Project with an address of 6210 Stoneridge Mall Road (the “6210 Building”) upon the terms and conditions contained in this Paragraph 58.

(b) To exercise each 6210 Expansion Option, Tenant shall give Landlord written notice of Tenant’s exercise (the “6210 Expansion Notice”), which notice shall be given as provided in Paragraph 34 above. The 6210 Expansion Notice must designate (i) which 6210 Expansion Premises Tenant has elected to lease and (ii) the length of the term for such expansion as selected by Tenant, which shall commence as of the later of (i) November 1, 2010, or (ii) ten (10) Business Days following execution of a lease amendment which specifies the terms of said expansion(s), or, at Landlord’s option, a separate lease agreement consistent with the relevant terms of this Lease (as applicable, a “6210 Expansion Amendment”) and continue for a period of not less than sixty (60) months nor more than one hundred twenty (120) months (the “6210

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Expansion Term”). Any portion of the 6210 Building added subsequent to the initial exercise of a 6210 Expansion Option, whether pursuant to the terms of this Paragraph 58 or pursuant to Paragraph 60 below shall expire and be coterminous with the 6210 Expansion Term selected by Tenant in connection with such initial exercise.

(c) In the event Tenant validly exercises the 6210 Expansion Option, the Base Rent for the 6210 Expansion Premises shall commence on the date which is ninety (90) days following Landlord’s delivery of possession of the 6210 Expansion Premises and shall be (i) with respect to any exercise by Tenant prior to October 31, 2010, an amount calculated at a monthly Base Rent rate of Two and 50/100 Dollars ($2.50) per square foot of Rentable Area with a cumulative annual increase of three percent (3%), and (ii) with respect to any exercise by Tenant subsequent to October 31, 2010, ninety-five percent (95%) of the Prevailing Market Rate (as determined pursuant to the procedures set forth in Paragraph 57(b) above, but in no event less than Two and 50/100 Dollars ($2.50) per square foot of Rentable Area). Notwithstanding the foregoing provisions of the immediately preceding clause (ii), in the event Base Rent is calculated at ninety-five percent (95%) of the Prevailing Market Rate, Landlord, in Landlord’s sole discretion, may elect to cause such Base Rent rate to be an amount equal to one hundred percent (100%) of the Prevailing Market Rate subject to Landlord’s payment to Tenant, on or prior to the commencement of the payment of such Rent, the then net present value of the difference between (A) the rental payable during the term for such 6210 Expansion Premises at ninety-five percent (95%) of the Prevailing Market Rate and (B) the rental payable during the term for such 6210 Expansion Premises at one hundred percent (100%) of the Prevailing Market Rate, discounted at the then applicable Prime Rate, plus two percent (2%). The Base Year respecting the 6210 Expansion Premises shall be 2011. Landlord will pay Tenant a Tenant Improvement Allowance equal to Twenty-Five Dollars ($25) per square foot of Rentable Area for the 6210 Expansion Premises (reduced on a ratable basis to the extent the 6210 Expansion Term is less than sixty (60) full months). In the event Tenant validly exercises the 6210 Expansion Option, then the parties shall promptly enter into a 6210 Expansion Amendment setting forth the terms and conditions upon which Tenant shall lease the 6210 Expansion Premises. Unless otherwise agreed in writing by the parties, any lease of the 6210 Expansion Premises by Tenant shall be in its then “as is” condition, but shall be delivered broom clean and free from debris and otherwise subject to the provisions of Paragraph 10(c).

(d) At Tenant’s request, and upon at least five (5) days’ prior notice, Tenant (and Tenant’s agents and contractors) may periodically tour and inspect the suites contained within the 6210 Building. In connection with such inspections, Landlord shall provide Tenant with copies of any as-built drawings or plans and specifications in Landlord’s possession which pertain to the toured premises and the 6210 Building.

(e) The rights of Tenant under this Paragraph 58 are personal to the original Tenant named herein (and any Permitted Transferee), and may not be exercised by any other sublessee or assignee, or by any other successor or assign of Tenant, except a Permitted Transferee. Tenant’s rights under this Paragraph 58 shall be effective only if (i) Tenant has not assigned this lease (other than to a Permitted Transferee), or Tenant has not sublet all or any portion of the Premises for substantially the remainder of the Term (other than to a Permitted Transferee), and (ii) Tenant (or a Permitted Transferee) is occupying at least two (2) full floors of the building and Tenant is not in Default under this Lease at the time of Landlord’s receipt of the 6210 Expansion Notice.

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59. EXPANSION OPTION (6230 STONERIDGE)

(a) Tenant shall have the option (the “6230 Expansion Option”) to lease all or any portion of the Building upon the terms and conditions contained in this Paragraph 59. The 6230 Expansion Option may be exercised by Tenant pursuant to separate notices with respect to separate portions of the Building.

(b) To exercise the 6230 Expansion Option, Tenant shall give Landlord written notice of Tenant’s exercise on or prior to December 31, 2010 (the “6230 Expansion Notice”), which notice shall be given as provided in Paragraph 34 above. The 6230 Expansion Notice must designate whether Tenant has elected to lease all or a portion of the 6230 Building, provided that any exercise as to a portion of the 6230 Building will be limited to tenant suites that are separately demised as of the date of the 6230 Expansion Notice and such notice will designate which such suites are the subject of such exercise (as applicable, the “6230 Expansion Premises”).

(c) In the event Tenant validly exercises a 6230 Expansion Option, all terms and conditions of the Lease shall be applicable to the 6230 Expansion Premises, including the rate of Base Rent, subject to the following:

(i)    Landlord will pay Tenant a Tenant Improvement Allowance equal to Thirty Dollars ($30.00) per square foot for the 6230 Expansion Premises (reduced on a ratable basis to the extent the Terms for each 6230 Expansion Premises is less than sixty (60) full months).

(ii)    The 6230 Expansion Premises shall be delivered on the later of (i) the Commencement Date respecting the Phase II Premises, or (ii) ten (10) Business Days following execution of a 6230 Expansion Agreement which specifies the terms and conditions of said expansion, in broom clean condition and free from debris, but otherwise in its then “as is” condition subject to the provisions of Paragraph 10(c).

(iii)    Rent for the 6230 Expansion Premises will commence ninety (90) days after the commencement of the Term for each of the 6230 Expansion Premises.

(d) Commencing January 1, 2010, Landlord shall notify Tenant if Landlord receives an offer to lease any office space in the Building prior to December 31, 2010 that Landlord is willing to accept (each such space, a “6230 Additional Space”). Tenant shall have a one time right, exercisable by written notice to Landlord within three (3) Business Days after receipt of Landlord’s notice, to lease the applicable 6230 Additional Space upon the same terms and conditions as set forth in this Lease (e.g., the Base Rent payable by Tenant for the 6230 Additional Space shall be an amount calculated by the Monthly Base Rate payable for the Premises during the applicable period and the term shall expire on the Expiration Date). Rent for the 6230 Additional Space shall commence to be due and payable on the date which is ninety (90) days following the date Landlord delivers the 6230 Additional Space to Tenant free of other tenants and occupants and the provisions of Paragraph 59(c) above shall apply. Should Tenant decline or fail to lease any such 6230 Additional Space in accordance with the terms of this Paragraph 59(d), then the 6230 Expansion Option shall be no longer valid with respect to such 6230 Additional Space and Landlord shall be free to lease such 6230 Additional Space to any third party.

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(e) Promptly after Tenant exercises the 6230 Expansion Option, the parties shall enter into a supplement to this Lease incorporating the 6230 Expansion Premises or the 6230 Additional Space, as applicable, as part of the Premises (a “6230 Expansion Agreement”). Any lease of the 6230 Additional Space by Tenant shall be delivered broom clean and free from debris, but otherwise in its then “as is” condition subject to the provisions of Paragraph 10(c).

(f) The rights of Tenant under this Paragraph 59 are personal to the original Tenant named herein and any Permitted Transferee and may not be exercised by any other sublessee or assignee, or by any other successor or assign of Tenant other than a Permitted Transferee. Tenant’s rights under this Paragraph 59 shall be effective only if (i) Tenant has not assigned this lease (other than to a Permitted Transferee), or Tenant has not sublet all or any portion of the Premises for substantially the remainder of the Term (other than to a Permitted Transferee), and (ii) Tenant (or a Permitted Transferee) is occupying at least two (2) full floors of the Building and Tenant is not in Default under this Lease at the time of Landlord’s receipt of the 6230 Expansion Notice.

60. RIGHT OF FIRST OFFER (6210 STONERIDGE)

(a) In the event Tenant has failed to exercise a 6210 Expansion Option (either at all or as to the entirety of the 6210 Building) on or prior to October 31, 2009, in accordance with Paragraph 58 above, then Landlord shall notify Tenant if Landlord receives an offer from any third party to lease any office space in the 6210 Building (as applicable the “6210 Additional Space”) that Landlord is willing to accept. Tenant shall have a one time right (“6210 Right of First Offer”), exercisable by written notice to Landlord within three (3) Business Days after receipt of Landlord’s notice, to lease the 6210 Additional Space on the following terms (the “6210 Expansion Terms”):

(i)    The Base Rent payable by Tenant for the 6210 Additional Space shall be (i) with respect to any exercise by Tenant prior to October 31, 2010, an amount calculated at a monthly Base Rent rate of Two Dollars and Fifty Cents ($2.50) per square foot of Rentable Area with cumulative annual increases of three percent (3%), and (ii) with respect to any exercise by Tenant subsequent to October 31, 2010, ninety-five percent (95%) of the Prevailing Market Rate (as determined pursuant to procedures set forth in Paragraph 57(b) above, but in no event less than Two Dollars and Fifty Cents ($2.50) per square foot of Rentable Area). Notwithstanding the foregoing provisions of the immediately preceding clause (ii), in the event Base Rent is calculated at ninety-five percent (95%) of the Prevailing Market Rate, Landlord, in Landlord’s sole discretion, may elect to cause such Base Rent rate to be an amount equal to one hundred percent (100%) of the Prevailing Market Rate subject to Landlord’s payment to Tenant, on or prior to the commencement of such rent, the then net present value of the difference between (A) the rental payable during the term for such 6210 Additional Space at ninety-five percent (95%) of the Prevailing Market Rate and (B) the rental payable during the term for such 6210 Additional Space at one hundred percent (100%) of the Prevailing Market Rate, discounted at the then applicable Prime Rate, plus two percent (2%).

(ii)    Landlord will pay Tenant a Tenant Improvement Allowance equal to Twenty-Five Dollars ($25.00) per square foot of Rentable Area for any 6210 Additional Space (reduced

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on a ratable basis to the extent the Term applicable to such 6210 Additional Space is less than sixty (60) full months).

(iii)    Rent in respect of each 6210 Additional Space shall commence and be due and payable on the date which is ninety (90) days following the date Landlord delivers the 6210 Additional Space to Tenant free of other tenants and occupants.

(iv)    The Base Year for the 6210 Additional Space shall be (i) with respect to any exercise by Tenant prior to June 30, 2011, the calendar year 2011, and (ii) with respect to any exercise by Tenant subsequent to June 30, 2011, the calendar year of such exercise; provided, however in the event of any exercise after June 30th of any calendar year, then the Base Year shall be the calendar year immediately following such exercise.

(v)    If Tenant has exercised the 6210 Expansion Option then the length of the term for such 6210 Additional Space shall expire and be coterminous with the 6210 Expansion Term. If Tenant has not exercised the 6210 Expansion Option then the length of the term shall be as selected by Tenant, not to be less than sixty (60) months nor more than one hundred twenty (120) months.

(b) Promptly after Tenant exercises the 6210 Right of First Offer, the parties shall enter into a supplement to this Lease (or at Landlord’s option a separate lease consistent with the applicable terms of this Lease) setting forth the terms and conditions upon which Tenant leases each 6210 Additional Space. Unless otherwise agreed in writing by the parties, any lease of the 6210 Additional Space by Tenant shall be in its then “as is” condition, but shall be delivered by Landlord broom clean and free from debris and subject to the provisions of Paragraph 10(c). Should Tenant decline or fail to exercise its right with respect to any 6210 Additional Space in writing within three (3) Business Days of receipt of Landlord’s notice, then Landlord shall thereafter be free to lease such space to any third party on any terms and conditions acceptable to Landlord.

(c) The rights of Tenant under this Paragraph 60 are personal to the original Tenant named herein and may not be exercised by any sublessee or assignee, or by any other successor or assign of Tenant, Tenant’s rights under this Paragraph 60 shall be effective only if (i) Tenant has not assigned this lease (other than to a Permitted Transferee), or Tenant has not sublet all or any portion of the Premises for substantially the remainder of the Term (other than to a Permitted Transferee), and (ii) Tenant (or a Permitted Transferee) is occupying at least two (2) full floors of the Building and Tenant is not in Default under this Lease at the time of Landlord’s receipt of the 6210 Expansion Notice.

61. OPTION TO TERMINATE

Tenant shall have a one-time right (the “Early Termination Right”) to cancel the Lease for the entire Premises to be effective as of June 30, 2010 (the “Cancellation Date”), by giving an Early Termination Notice as set out below.

(a) In order to effectively exercise the Early Termination Right, Tenant shall notify Landlord in writing (the “Early Termination Notice”) of its election no later than July 31, 2009 and shall pay Landlord an amount equal to (i) all Tenant Improvement Allowances (as defined in

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Exhibit B) (ii) all brokerage commissions paid or payable by Landlord in connection with the leasing transactions contemplated in this Lease, and (iii) any amounts paid or reimbursed by Landlord in connection with the construction of the Sports Court as contemplated by Paragraph 2(f) above, with interest on such amounts (utilizing the then applicable Prime Rate, plus two percent (2%)) from the date dates of Landlord’s payment of such amounts references in clauses (i), (ii) and (iii) above through the Cancellation Date. Such payment shall be due, in full, upon the date the Early Termination Notice is delivered to Landlord, and such payment shall be a condition to the effectiveness of such Early Termination Notice.

(b) An Early Termination Notice from Tenant to Landlord shall contain a warranty and representation that: (i) neither Tenant nor any Tenant Affiliate has entered into a lease or leases of office space in Alameda County or Contra Costa County (“Competitive Leases”) within the twenty-four (24) months immediately preceding the giving of such Early Termination Notice, and (ii) Tenant no longer needs the Premises for its business operations. Notwithstanding the previous sentence, in the event of a merger, reorganization, or acquisition (collectively, “Merger”) by or of Tenant which results in Tenant (or an Affiliate of Tenant) acquiring or assuming tenant interests in office leases in Alameda County or Contra Costa County, such leases shall not be included within the definition of Competitive Leases as provided in clause (i) above, provided that such Merger is effected in good faith and not for the purpose of circumventing the restrictions contained in this Paragraph 61(b). Such representation shall survive the expiration or earlier termination of this Lease.

(c) Concurrent with Tenant’s delivery of the Early Termination Notice, Tenant shall have the right to offer (a “Tenant Leaseback Offer”) to lease a portion of the Premises as designated by Tenant, provided that any such designated portion of the Premises (as so designated, the “Reduced Premises”) shall be limited to (i) tenant suites that are contiguous and separately demised as of the date of the Early Termination Notice, or (ii) portions of the Premises which may be demised by Tenant (at Tenant’s sole cost and expense) and which, in either case, results in spaces (i.e., both the Reduced Space as well as the remaining space) which are substantially regular in shape, permit safe and otherwise appropriate means of ingress and egress, and fully comply with all applicable governmental safety and other codes. Landlord shall have the right, exercisable by written notice to Tenant within ten (10) Business Days after receipt of Tenant’s Early Termination Notice together with the Tenant Leaseback Offer to accept the Tenant Leaseback Offer and lease the Reduced Premises effective as of the Cancellation Date and otherwise on the terms and conditions set forth in this Lease; provided, however, that the terms of Paragraphs 18(b), 18(c), 18(d), and Paragraphs 57 through 61 shall not apply to any such tenancy and shall be of no further force and effect and Landlord shall not pay a Tenant Improvement Allowance with respect to the Reduced Premises (nor shall Tenant reimburse Landlord for any portion of the Tenant improvement Allowance applicable to the Reduced Premises). Following delivery by Tenant of a Early Termination Notice, in the event (i) it is determined that Tenant has breached any of the warranties or representations as set forth in Paragraph 61(b) above, (ii) Tenant does not deliver a Tenant Leaseback Offer and Tenant and/or any Tenant Affiliate enters into a lease for office space in Alameda or Contra Costa County within the twenty-four (24) months following the delivery of the Early Termination Notice, or (iii) Tenant does deliver a Tenant Leaseback Offer which offer is not accepted by Landlord, and Tenant and/or any Tenant Affiliate enters into a lease or leases for office space in Alameda or Contra Costa County within the twenty-four (24) months following the delivery of the Early

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Termination Notice which lease or leases cover square footage in excess of that which was identified in the Tenant Leaseback Offer that was not accepted by Landlord, then, in any such case, Tenant agrees to pay to Landlord an amount equal to the Base Rent that would otherwise have become due and payable under the terms of this Lease for the eight (8) month period immediately following the Cancellation Date. Tenant’s obligations herein shall survive the expiration or earlier termination of this Lease.

(d) The rights of Tenant under this Paragraph 61 are personal to the original Tenant named herein (and any Permitted Transferee) and may not be exercised by any sublessee or assignee, or by any other successor or assign of Tenant, except a Permitted Transferee. Tenant’s rights under this Paragraph 61 shall be effective only if Tenant is not in Default under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of the delivery of the Early Termination Notice or as of the Cancellation Date.

62. CONSENTS

Whenever the consent or approval of a party is required under this Lease, unless expressly otherwise provided in this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

63. DEFINITION OF PRIME RATE

The “prime rate” as published in the Wall Street Journal as of the payment due date, but not in excess of the maximum rate permitted by law.

64. BUSINESS DAYS

Business Days shall mean Mondays through Fridays excluding the following holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving Day, the Friday following Thanksgiving Day, and Christmas. If any of the foregoing holidays falls on a Saturday, then the Friday before shall constitute the holiday and if any of the foregoing holidays falls on a Sunday, then the Monday following shall constitute the holiday.

65. CONDITIONS PRECEDENT

The effectiveness of this Lease is expressly contingent upon the prior or concurrent (i) full execution and delivery to Tenant of the E-Loan Sub-Sublease and the full execution and delivery by Landlord and Charles Schwab & Co., Inc., E-Loan, Inc., and Tenant of a consent to the E-Loan Sub-Sublease, and (ii) cancellation by Charles Schwab & Co., Inc. of that certain Building Lease dated March 16, 2000, for the entire Building, effective as of June 30, 2010 (collectively, the “Conditions Precedent”). In the event that the above Conditions Precedent are not achieved prior to November 15, 2008, the Premises shall include only the Phase I Premises, the Term of this Lease shall expire June 30, 2010, and the following provisions shall then apply:

(a) All provisions of the Lease relating to portions of the Premises except the Phase I Premises are cancelled and rendered null and void;

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(b) The provisions of Paragraphs 2(f), 2(g), 18 (except 18(a)), 57, 58, 59, 60 and 61 are cancelled and rendered null and void;

(c) Tenant shall not be paid a Tenant Improvement Allowance;

(d) At Tenant’s option, Tenant may elect to either (i) construct Tenant’s Initial Alterations, in which event Tenant shall complete same in accordance with Paragraph 12 and Exhibit B, and all such Initial Alterations shall be surrendered with and remain in the Phase I Premises, or (ii) construct other Alterations as approved by Landlord, in accordance with the provisions of Paragraph 12.

66. INTERIM RESOLUTION

(a) As used in this Lease, the term “Interim Resolution” refers to the expedited dispute resolution procedure set forth in this Paragraph 66. The Interim Resolution procedure is applicable in those matters specifically identified in this Lease as well as to disputes related to the following provisions of this Lease: Paragraphs 2(f), 2(g), 5(a), 5(c), 5(d), 5(e), 5(j), 9(a), 18, 21, 22, 23(b), 23(c), 23(e), 23(f), 42, 50, 58, 59, 60 and 61.

(b) Landlord or Tenant may initiate an Interim Resolution by making written demand therefor upon the other party and delivering a copy of such demand to the San Francisco office of JAMS. The written demand shall describe with reasonable particularity the matter(s) in dispute and the relief sought by the party initiating the Interim Resolution.

(c) JAMS shall select a single neutral arbitrator (“Arbitrator”) meeting the qualifications stated below, and shall administer the Interim Resolution in accordance with the AAA’s Commercial Arbitration Rules (as then in effect), except insofar as such Commercial Arbitration Rules conflict with the express provisions of this Paragraph 0. The Arbitrator shall be a retired Superior Court judge with a minimum of ten (10) years experience on the bench or a licensed California attorney with a minimum of fifteen (15) years experience handling the negotiation and/or enforcement of commercial real estate matters.

(d) The Arbitrator shall conduct an initial hearing within fifteen (15) days after his or her selection and shall endeavor to conclude all further hearings needed to reach his or her decision within forty-five (45) days after such appointment. All hearings shall be held in San Francisco, California, unless the parties mutually agree on another venue. The hearings shall be reported by a certified shorthand court reporter, and written transcripts shall be made available to the parties on either party’s request.

(e) Within sixty (60) days after his or her appointment, the Arbitrator shall prepare and provide to the parties a written decision on all matters which are the subject of the Interim Resolution (the “Interim Resolution Decision”). The Interim Resolution Decision shall include the factual findings and legal conclusions which form the basis therefor. The Interim Resolution Decision shall be binding on Landlord and the parties.

(f) The Arbitrator shall have the power to grant such legal and equitable remedies and award such damages as may be granted or awarded by a judge of the Superior Court of the State

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of California; provided, however, that the Arbitrator shall not be empowered to terminate the Lease or release Tenant from all further obligations hereunder.

(g) The Interim Resolution Decision shall be effective immediately and bind the parties.

(h) In no event shall any demand for Interim Resolution be made after the date that the institution of legal proceedings based on the underlying claim, dispute or other matter would be barred by the applicable statute of limitations. Except as otherwise expressly provided in this Paragraph 66, all disputes between Landlord and Tenant arising out of this Lease shall be resolved through litigation.

67. GLOBAL TERMINATION RIGHT

Notwithstanding anything to the contrary contained in this Lease, in the event Tenant has a right to terminate as to the entirety of this Lease, then such termination right shall extend to all of the Premises, including any portion of the Premises for which the Term has not commenced.

68. COUNTERPARTS

The parties may execute this Lease in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Lease in the presence of the other parties to this Lease. This Lease is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Lease, a party must produce or account only for the executed counterpart of the party to be charged. Any party delivering an executed counterpart of this Lease by facsimile shall also deliver a manually executed counterpart of this Lease, but the failure to do so does not affect the validity, enforceability, or binding effect of this Lease.

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Landlord and Tenant have executed and delivered this Lease as of the Lease Date specified in the Basic Lease Information.

LANDLORD:	6200 Stoneridge Mall Road Investors, LLC, a Delaware limited liability company

	By:	TPF Equity REIT Operating Partnership LP, its sole member

		By:	TPF Equity REIT Operating Partnership GP LLC, its general partner

			By:	/s/ Timothy J. Cahill
			Name:	Timothy J. Cahill
			Title:	Executive Director Asset Management

TENANT:	Workday, Inc. a Nevada corporation

	By:	/s/ Stephen Hill
Stephen Hill, Chief Financial Officer

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EXHIBIT A

DIAGRAM OF THE

PHASE I PREMISES AND PHASE II PREMISES

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EXHIBIT A-1

POTENTIAL SPORTS COURT AND

OUTDOOR EATING AREAS

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A-1-1

A-1-2

EXHIBIT B

TENANT IMPROVEMENTS WORK LETTER

This Tenant Improvements Work Letter (“Tenant Work Letter”) is attached as Exhibit B to and made a part of the Lease Agreement (the “Lease”) by and between 6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company (“Landlord”) and WORKDAY, INC., a Nevada corporation (“Tenant”) for space in the Project commonly known as Pleasanton Corporate Commons and located at 6200 – 6230 Stoneridge Mall Road, Pleasanton, California 94588.

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Phase I Premises, the Phase II Premises, as well as any 6210 Expansion Premises leased by Tenant pursuant to Paragraph 58 of this Lease, 6230 Expansion Premises leased by Tenant pursuant to Paragraph 59 of this Lease, and/or any 6210 Additional Space leased by Tenant pursuant to Paragraph 60 of this Lease. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction in sequence, as such issues will arise during the construction. All references in this Tenant Work Letter to Paragraphs of “this Lease” shall mean the relevant portions of the Lease, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 4 of this Tenant Work Letter. All references herein to the “Premises,” shall mean either the Phase I Premises, the Phase II Premises, the 6210 Expansion Premises, the 6230 Expansion Premises, or the 6210 Additional Space, as applicable.

1.	TENANT IMPROVEMENTS

1.1.        Tenant Improvement Allowance.  Tenant shall be entitled to tenant improvement allowances (each a “Tenant Improvement Allowance”) for various portions of the Premises in accordance with the table set forth below for the costs relating to the design (including consultant and project management fees), permitting, and construction of Tenant’s improvements which are affixed to the portion of the Premises for which the Tenant Improvement Allowance pertains (as applicable, the “Tenant Improvements”), including the “Tenant Improvement Allowance Items,” as that term is defined in Section 1.2(a) below, and “FF&E” as defined, and subject to the limitation specified below, in this Section 1.1. Except as provided in Sections 1.2( d) and 1.2(f), and in no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter for any portion of the Premises in a total amount which exceeds the Tenant Improvement Allowance for such portion of the Premises.

Portion of Premises	Tenant Improvement Allowance

Phase I Premises	Thirty Dollars ($30.00) per square foot of Rentable Area, of which Ten Dollars ($10.00) per square foot of Rentable Area may be used for Tenant’s furniture, furnishings, fixtures, and equipment installed by Tenant, including, but without limitation, art, indoor and outdoor furniture, plants, and Sports Court equipment (collectively, “FF&E”).

Phase II Premises	Thirty Dollars ($30.00) per square foot of Rentable Area, of which Ten Dollars ($10.00) per square foot of Rentable Area may be used for FF&E.

6210 Expansion Premises (if any)	Twenty-Five Dollars ($25.00) per square foot of Rentable Area, of which Ten Dollars ($10.00) per square foot of Rentable Area may be used for FF&E.

(i) 6230 Additional Space (if any)

(ii)        An amount equal to ($30.00) per square foot of Rentable Area, multiplied by a fraction, the numerator of which is the number of days remaining in the initial Term following Landlord’s delivery of the 6230 Additional Space and the denominator of which is the number of days in the Term respecting the Phase II Premises (i.e., 60 months), of which one-third (1/3) of such amount may be used for FF &E.

6210 Additional Space (if any)	Twenty-Five Dollars ($25.00) per square foot of Rentable Area, of which up to Ten Dollars ($10.00) per square foot of Rentable Area may be used for FF&E.

1.2.        Disbursement of the Tenant Improvement Allowance.

(a)         Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”) and, except as otherwise specifically and expressly provided in this Tenant Work Letter, Landlord shall not deduct any other expenses from the Tenant Improvement Allowance. The Tenant Improvement Allowance Items shall consist of:

(i)         Payment of all fees and costs of the “Architect” and the “Engineers,” as those terms are defined in Section 1.2(b)(i) of this Tenant Work Letter, all fees and costs paid to Tenant’s consultants in connection with the design, construction, and move into the Premises and all related design and construction fees and costs, including the fees and costs of Tenant’ s interior designers, sign consultants, IT consultants, as well as all project management consultants;

(ii)        The payment of plan check, permit, approvals and license fees relating to obtaining governmental approvals for construction of any Tenant Improvements;

(iii)        The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, trash removal costs, after hours utility usage, bond premium costs, construction-related insurance costs, and contractors’ fees and general conditions;

(iv)        The cost of any changes in the base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis) or to comply with Laws, such cost to include all architectural and/or engineering fees and expenses incurred in connection therewith;

(v)        The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes;

(vi)        The amount of any reimbursable costs and expenses payable to Landlord as set forth in Section 4.3 of this Tenant Work Letter;

(vii)        Any applicable sales and use taxes;

(viii)       Moving and relocation fees and expenses;

(ix)        All of the above fees and costs related to Tenant’s construction of the Sports Court, the Outdoor Seating Area, the first floor lobby, and the installation of Tenant’s security systems and signs;

(x)        All of the above fees and costs related to Tenant’s installation of telecommunication and utility service, cabling, fiber optics, and similar telecommunication lines and distribution equipment in the Project, including telephone and mechanical closets and server systems; and

(xi)        All reasonable attorneys’ fees and costs in connection with the negotiating and drafting of the Approved Construction Contract.

(b)        Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.

(i)        Monthly Disbursements. No more frequently than one (1) time each month (a “Submittal Date”) during the period from the date hereof through the construction of the Tenant Improvements, Tenant shall deliver to Landlord: (A) a request for payment of the “Contractor,” as that term is defined in Section 3.1 of this Tenant Work Letter, and/or to the “Architect” and/or to the “Engineers,” as such terms are defined in Section 2.1 below, and/or to Tenant’s various consultants or other persons or entities entitled to payment (or reimbursement to Tenant if Tenant has already paid the Contractor or other person or entity entitled to payment), approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed; (B) invoices from all of Tenant’s Agents (hereinafter defined) for labor rendered and materials delivered to the Premises for the applicable payment period; (C) executed conditional mechanic’s lien releases from all of Tenant’s Agents which shall substantially comply with the appropriate provisions of California Civil Code Section 3262( d) or unconditional releases if appropriate; provided, however, that with respect to fees and expenses of the Architect, Engineers, or construction or project managers or other similar consultants, and/or any other pre-construction items for which the payment scheme set forth in items (A) through (C) above of this Tenant Work Letter, is not applicable (collectively, the “Non-Construction Allowance Items”), Tenant shall only be required to deliver to Landlord on or before the applicable Submittal Date, reasonable evidence of incurring the cost for the applicable Non-Construction Allowance Items (unless Landlord has received a preliminary notice in connection with such costs in which event conditional lien releases must be submitted in connection with such costs); and (D) all other information reasonably requested in good faith by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request vis-à-vis Landlord. Within twenty (20) days following the Submittal Date, and assuming Landlord receives all of the information described in items (A) through (D) above, Landlord shall deliver a check to Tenant, or if Tenant elects, to the Contractor, subcontractor, architect, engineer or consultant designated by Tenant and/or a separate check to Tenant where Tenant has provided evidence reasonably satisfactory to Landlord that Tenant has paid such Contractor (or other supplier of services or goods) accompanied when appropriate by unconditional lien releases, or any other provider of goods and services designated by Tenant to Landlord, and Tenant in payment of the lesser of: (1) the amounts so requested by Tenant, as set forth above in this Section 1.2(b )(i), less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”); provided, however, that no such retention shall be duplicative of the retention Tenant would otherwise withhold (but will not withhold) pursuant to its agreement with such Contractor and no such deduction shall be applicable to amounts due to Tenant’s consultants, the Architect, or the Engineer or for Non-Construction Allowance Items, including FF&E, or other Tenant Improvement Allowance Items in connection with the payment of suppliers for materials delivered to the Premises and subcontractors for completing performance of their work substantially in advance of the completion of the Tenant Improvements pursuant to the Approved Construction Drawings, and (2) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention). In the event that Landlord or Tenant identifies any material non-compliance with the Approved Construction Drawings, or substandard work, Landlord or Tenant as appropriate shall be provided a detailed statement identifying such material non-compliance or substandard work by the party claiming the same, and if the work is clearly substandard, Tenant shall cause such work to be corrected so that such work is no longer substandard. Such procedure shall also be applicable in connection with the payment of the Final Retention. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request. If Tenant receives a check payable to anyone other than solely to Tenant, Tenant may return such check to Landlord and receive a replacement check made payable only to Tenant within twenty (20) days, if Tenant provides the releases and evidence to the extent required above to receive a check payable solely to Tenant.

(ii)        Final Retention.  A check for the Final Retention payable jointly to Tenant and Contractor (or payable solely to Tenant if Contractor is no longer owed any money by Tenant for work performed in the Premises) shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (A) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (B) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed, and (C) Tenant fulfills its obligations pursuant to Section 3.3 of this Tenant Work Letter.

(iii)       Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items or are otherwise expressly permitted hereunder.

(c) Standard Tenant Improvement Package. Landlord has established specifications for the Building standard components to be used in the construction of the Tenant Improvements in the Premises, including, without limitation, the Tenant Space Plan Requirements for LEED-EB (the “Specifications”), which Specifications have been or shall be supplied to Tenant. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that the Tenant Improvements shall comply with the Specifications as designated by Landlord.

(d) Phase II Premises. If and to the extent that Tenant advances some or all of the Security Deposit to Landlord with respect to the Phase II Premises prior to the Phase II Premises Term Commencement Date, Tenant may receive monthly disbursements of the Tenant Improvement Allowance for the Phase II Premises prior to the Phase II Premises Term Commencement Date. Tenant shall be entitled to said disbursements in amounts equal to the amount of the Phase II Security Deposit advanced by Tenant.

(e) Aggregation of Tenant Improvement Allowance. Notwithstanding anything to the contrary contained in this Tenant Work Letter or the Lease, any portion of a Tenant Improvement Allowance for a particular Premises in the Building and the 6210 Building which is not fully disbursed to Tenant may, at Tenant’s option, be applied and disbursed to Tenant from the Tenant Improvement Allowance for another Premises, but in no event shall the aggregate total of the Tenant Improvement Allowance for all the Premises exceed the aggregate total of the Tenant Improvement Allowances payable to Tenant as specified in Section 1.1 of this Tenant Work Letter.

(f) Unused Allowance. Upon the completion of the Tenant Improvements with respect to a portion of the Premises, as applicable, Tenant shall have the right, exercisable by written notice to Landlord following the twenty-fourth (24th) month of the commencement of the Term relative to such portion of the Premises, to elect to use any unused amount of the Tenant Improvement Allowance applicable to such portion of the Premises to offset Base Rent, Additional Rent, and other sums next becoming due under this Lease, not to exceed two (2) months’ Base Rent, Additional Rent, and other charges then applicable to such portion of the Premises.

2.	CONSTRUCTION DRAWINGS

2.1.        Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner/interior designer approved by Landlord, which approval shall not be unreasonably withheld or delayed (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 2. Landlord hereby approves Form 4 Architects as Tenant’s architect. Tenant shall retain the engineering consultants approved by Landlord (the “Engineers”), which approval shall not be unreasonably withheld or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HV AC, lifesafety, and sprinkler work in the Premises as part of the Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply at a minimum with Landlord’s Specifications and shall be in a drawing format reasonably acceptable to Landlord. Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith, except to the extent that Landlord has specifically requested a modification to the Construction Drawings as a condition to Landlord’s approval of the Construction Drawings, and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. Each time Landlord is granted the right to review, consent or approve the Construction Drawings or any component thereof (collectively, “Consent”), such Consent shall not be unreasonably withheld, conditioned or delayed.

2.2.        Final Space Plan.  Tenant and the Architect shall prepare the final space plan for the Tenant Improvements (the “Final Space Plan”), and shall deliver the Final Space Plan to Landlord for Landlord’s approval. The Final Space Plan shall show all corridors, internal and external offices and partitions, and exiting. Landlord shall, within five (5) Business Days after Landlord’s receipt of the Final Space Plan (i) approve the Final Space Plan, (ii) approve the Final Space Plan subject to specified conditions to be complied with when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) reasonably disapprove the Final Space Plan. If Landlord disapproves the Final Space Plan, Tenant may resubmit the Final Space Plan to Landlord at any time, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 2.2, within five (5) Business Days after Landlord receives such resubmitted Final Space Plan. Such procedures shall be repeated until the Final Space Plan is approved. The Final Space Plan may be provided by Tenant to Landlord in one or more stages and at one or more times and the time periods set forth herein shall apply to each portion submitted.

2.3.        Completion of Construction Drawings.  Promptly following the mutual execution of this Lease, Tenant, the Architect and the Engineers shall complete the Construction Drawings for the Premises in a form which is sufficient to obtain applicable permits and shall submit such Construction Drawings to Landlord for Landlord’s approval. Landlord shall, within ten (10) Business Days after Landlord’s receipt of the Construction Drawings, either (i) approve the Construction Drawings, which approval shall not be unreasonably withheld if the same are logical evolutions of the Final Space Plan and do not deviate in any material respect therefrom, (ii) approve the Construction Drawings subject to specified conditions which must be stated in a reasonably clear and complete manner to be satisfied by Tenant prior to submitting the Approved Construction Drawings for permits as set forth in Section 2.4 below of this Tenant Work Letter, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions. If Landlord disapproves the Construction Drawings, Tenant may resubmit the Construction Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Construction Drawings, based upon the criteria set forth in this Section 2.3, within five (5) Business Days after Landlord receives such resubmitted Construction Drawings. Such procedure shall be repeated until the Construction Drawings are approved.

2.4.        Approved Construction Drawings.  The Construction Drawings for the Tenant Improvements shall be approved by Landlord (the “Approved Construction Drawings”) prior to the commencement of construction of the Tenant Improvements. Tenant shall, at its sole cost and expense, cause to be obtained all applicable building permits required in connection with the construction of the Tenant Improvements (“Permits”). Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate at no cost to Landlord with Tenant in performing ministerial acts reasonably necessary to enable Tenant to obtain any such Permits or certificate of occupancy. No changes, modifications or alterations in the Approved Construction Drawings may be made without the prior written consent of Landlord pursuant to the terms of Section 2.5 below. Landlord confirms that it has approved the “Drawings” as defined in and described in the Approved Construction Contract.

2.5.        Change Orders.  In the event Tenant desires to change the Approved Construction Drawings, Tenant shall deliver notice (the “Drawing Change Notice”) of the same to Landlord, setting forth in detail the changes (the “Tenant Change”) Tenant desires to make to the Approved Construction Drawings. Landlord shall, within four (4) Business Days of receipt of a Drawing Change Notice, either (i) approve the Tenant Change, which approval shall not be unreasonably withheld if the same is consistent with the Final Space Plan or (ii) disapprove the Tenant Change and deliver a notice to Tenant specifying in reasonably sufficient detail the reasons for Landlord’s disapproval. Any additional costs which arise in connection with such Tenant Change shall be paid by Tenant.

3.	CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1.        Tenant’s Selection of Contractors.

(a)        The Contractor.  Tenant shall retain a licensed general contractor (the “Contractor”) pre-approved by Landlord, which approval shall not be unreasonably withheld or delayed, prior to Tenant causing the Contractor to construct the Tenant Improvements. Nothing contained herein shall prohibit Tenant from terminating and/or changing Tenant’s Contractor subject to Landlord’s approval of a replacement, which approval shall not be unreasonably withheld or delayed. Landlord hereby approves Wilcox and Company to act as Tenant’s general contractor (and the subcontractors of Wilcox and Company) in performing any Tenant Improvements constructed during the twelve (12) month period following the Lease Date.

(b)        Tenant’s Agents.  All major trade subcontractors and suppliers used by Tenant (such major trade subcontractors and material suppliers along with all other laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, provided that, subject to the terms hereof, Tenant shall cause Landlord’s designated structural, mechanical and life safety subcontractors to be retained in connection with the Tenant Improvements. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval. The Contractor and the Contractor’s subcontractors (collectively, “Tenant’s Contractors”) and their respective workers shall conduct their activities in and around the Premises, the Building and the Project in a harmonious relationship with all other subcontractors, laborers, materialmen and supplies at the Premises, the Building and the Project.

3.2.        Construction of Tenant Improvements by Tenant’s Agents.

(a)        Construction Contract.  Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor. Landlord acknowledges that it has approved the Approved Construction Contract.

(b)        Tenant’s Agents.

(i)        Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work.  Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (A) the Tenant Improvements shall be constructed in conformance with the Approved Construction Drawings; (B) Tenant’s Contractors shall submit schedules of all work relating to the Tenant Improvements to Landlord and Landlord shall, within five (5) Business Days of receipt thereof, inform Tenant and Tenant’s Contractors of any changes which are reasonably necessary thereto in order to avoid interference with Landlord’s work or unreasonable disruption of existing tenants and Tenant’s Contractors shall adhere to such corrected schedule; and (C) Tenant shall abide by all construction guidelines and reasonable rules made by Landlord’s Project manager with respect to any matter, within reason, in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements.

(ii)        Indemnity.   Tenant’s indemnity of Landlord as set forth, qualified and conditioned in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s nonpayment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. The waivers of subrogation set forth in this Lease pertaining to property damage shall be fully applicable to damage to property arising as a result of any work performed pursuant to the terms of this Tenant Work Letter.

(iii)        Requirements of Tenant’s Agents.  Tenant’s Contractor shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Tenant’s Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after final completion. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and

Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

(iv)        Insurance Requirements.

(A) General Coverages.  All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease (provided that the limits of liability to be carried by Tenant’s Agents and Contractor, shall be in an amount which is customary for such respective Tenant’s Agents employed by tenants constructing improvements in the Comparable Buildings), and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as the Contractor and subcontractors.

(B) Special Coverages.  Contractor shall carry “Builder’s All Risk” insurance, in an amount approved by Landlord but not more than the amount of the Contract, covering the construction of the Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord (to the extent they are generally required by landlords of Comparable Buildings) and shall be in a form and with companies as are required to be carried by Tenant pursuant to the terms of this Lease.

(C) General Terms.  Certificates for all insurance carried pursuant to this Section 3.2(b)(iv) shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the Project. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days’ prior notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof and this Lease is not terminated, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the completion of the Tenant Improvements. All such insurance relating to property, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 3.2(b)(ii) of this Tenant Work Letter and Tenant’s right with respect to the waiver of subrogation.

(c)        Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following: (i) all Laws; and (ii) building material manufacturer’s specifications.

(d)        Inspection by Landlord.  Landlord shall have the right to inspect the Tenant Improvements at all reasonable times; provided, however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. In the event that Landlord should disapprove of any portion of the Tenant Improvements during an inspection, Landlord shall notify Tenant in writing within a reasonable time of such inspection of such disapproval and shall specify in reasonably sufficient detail the items disapproved. Any defects or deviations in, and/or disapprovals in accordance herewith by Landlord of, the Tenant Improvements shall be rectified by Tenant at Tenant’s expense and at no expense to Landlord; provided, however, that in the event Landlord determines that a defect or deviation exists or reasonably disapproves of any matter in connection with any portion of the Tenant Improvements, Landlord may, following notice to Tenant and a reasonable period of time for Tenant to cure, take such action as Landlord deems reasonably necessary to correct the same, at Tenant’s expense, and at no additional expense to Landlord, and without incurring any liability on Landlord’s part.

(e)        Meetings.  Commencing upon the execution of this Lease, Tenant shall hold periodic meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location reasonably designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.

3.3.        Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall prepare a Notice of Completion, which Landlord shall execute if factually correct, and Tenant shall cause such Notice of Completion to be recorded in the appropriate office of the county recorder in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Construction Drawings as necessary to reflect all changes made to the Approved Construction Drawings during the course of construction, (B) to certify to the best of their knowledge that the updated drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) CD-ROMs of such updated Approved Construction Drawings, in CAD format, within thirty (30) days following issuance of a certificate of occupancy for the Premises, (ii) Tenant shall deliver to Landlord a copy of all LEED-EB requirement records indicating compliance with the Specifications relating to the LEED-EB Specifications, and (iii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the Tenant Improvements.

4.	MISCELLANEOUS

4.1.        Tenant’s Representative.  Tenant has designated Brian Griggs as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

4.2.        Landlord’s Representative.  Landlord has designated Anne Sparks as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

4.3.        Reimbursement of Landlord Costs.  Tenant shall reimburse Landlord for all actual out-of-pocket costs in reviewing plans and documents and in monitoring construction, including, without limitation, the costs of any construction manager or third party consultants retained by Landlord.

4.4.        Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

4.5.        Tenant’s Lease Default.  Notwithstanding any terms to the contrary contained in this Lease, if Tenant is in default of this Lease (including, without limitation, this Tenant Work Letter) at any time on or before the completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Tenant Improvements (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the completion of the Tenant Improvements caused by such inaction by Landlord). Notwithstanding the forgoing, if a default by Tenant is cured, forgiven or waived, Landlord’s suspended obligations shall be fully reinstated and resumed, effective immediately.

4.6.        Dispute.  Any dispute in regard to this Tenant Work Letter shall be resolved by Interim Resolution.

Executed this 18th day of September, 2008.

LANDLORD:	6200 Stoneridge Mall Road Investors, LLC, a Delaware limited liability company

	By:	TPF Equity REIT Operating Partnership LP, its sole member

		By:	TPF Equity REIT Operating Partnership GP LLC, its general partner

			By:	/s/ Timothy J. Cahill

Name:	Timothy J. Cahill

Title:	Executive Director – Asset Management

TENANT:	Workday, Inc., a Nevada corporation

	By:	/s/ Steve Hill

Name:	Steve Hill

Title:	CFO

EXHIBIT C

RULES AND REGULATIONS

This exhibit, entitled “Rules and Regulations,” is and shall constitute Exhibit C to the Lease Agreement, dated as of the Lease Date, by and between Landlord and Tenant for the Premises. The terms and conditions of this Exhibit C are hereby incorporated into and are made a part of the Lease. Capitalized terms used but not otherwise defined in this Exhibit C have the meanings ascribed to such terms in the Lease.

1.    Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the consent of Landlord.

2.    All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.

3.    Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, except to the extent that Tenant is permitted to use the same under the terms of Paragraph 33 of the Lease.

4.    Tenant shall not alter any lock or install any new locks or bolts on any door at the Premises without the prior consent of Landlord.

5.    Tenant shall not make any duplicate keys or key cards to the Premises or the Building without the prior consent of Landlord.

6.    Tenant shall park motor vehicles in Parking Areas designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow around the Building or the Project and loading and unloading areas of other tenants. Tenant shall not park motor vehicles in designated Parking Areas after the conclusion of normal daily business activity.

7.    Tenant shall not disturb, solicit or canvas any tenant or other occupant of the Building or the Project and shall cooperate to prevent same.

8.    No person shall go on the roof without Landlord’s permission.

9.    Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord or other tenants, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or in noise-dampening housing or other devices sufficient to eliminate noise or vibration.

10.    All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

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11.    Tenant shall not store or permit the storage or placement of goods or merchandise in or around the common areas surrounding the Premises. No displays or sales of merchandise shall be allowed in the parking lots or other common areas.

12.    Tenant shall not permit any animals, including, but not limited to, any household pets (but excluding service animals, which are permitted), to be brought or kept in or about the Premises, the Building, the Project or any of the common areas.

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EXHIBIT D

FORM OF ESTOPPEL CERTIFICATE

                                 , a                                  (“Tenant”) hereby certifies to              and its successors and assigns that Tenant leases from                                 , a                              (“Landlord”) approximately              square feet of space (the “Premises”) in                      pursuant to that certain Lease Agreement dated                     , 20       by and between Landlord and Tenant, as amended by                                  (collectively, the “Lease”), a true and correct copy of which is attached hereto as Exhibit A. Tenant hereby certifies to                                 , that as of the date hereof:

1.    The Lease is in full force and effect and has not been modified, supplemented or amended, except as set forth in the introductory paragraph hereof.

2.    Tenant is in actual occupancy of the Premises under the Lease and Tenant has accepted the same. Landlord has performed all obligations under the Lease to be performed by Landlord, including, without limitation, completion of all tenant work required under the Lease and the making of any required payments or contributions therefor, except as follows:                                                  . Tenant is not entitled to any further payment or credit for tenant work, except as follows:                                                      .

3. The initial term of the Lease commenced                 , 20       and shall expire                 , 20      . Tenant has the following rights to renew or extend the term of the Lease or to expand the Premises:                                              .

4. Tenant has not paid any rentals or other payments more than one (1) month in advance, except as follows:                                              .

5. Base Rent payable under the Lease is                      Dollars ($            ). Base Rent and additional Rent have been paid through                     , 20      . There currently exists no claims, defenses, rights of set-off or abatement to or against the obligations of Tenant to pay Base Rent or Additional Rent or relating to any other term, covenant or condition under the Lease, except as follows:                                              .

6. There are no concessions, bonuses, free months’ rent, rebates or other matters affecting the rentals, except as follows:                                              .

7. No security or other deposit has been paid with respect to the Lease, except as follows:                                              .

8. Landlord is not currently in default under the Lease and there are no events or conditions existing which, with or without notice or the lapse of time, or both, could constitute a default of Landlord under the Lease or entitle Tenant to offsets or defenses against the prompt payment of rent, except as follows:                                              . Tenant is not in default under any of the terms and conditions of the Lease nor is there now any fact or condition which, with notice or lapse of time or both, will become such a default.

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9. Tenant has not assigned, transferred, mortgaged or otherwise encumbered its interest under the Lease, nor subleased any of the Premises nor permitted any person or entity to use the Premises, except as follows:                                              .

10. Tenant has no rights of first refusal to purchase, or options to purchase, the property of which the Premises is a part.

11. The Lease represents the entire agreement between the parties with respect to Tenant’s right to use and occupy the Premises.

Tenant acknowledges that the parties to whom this certificate is addressed will be relying upon the accuracy of this certificate in connection with their acquisition and/or financing of the Premises.

IN WITNESS WHEREOF, Tenant has caused this certificate to be executed this            day of                 , 20__.

TENANT:	_______________________________________________________________________, a ______________________________________________________________________

By: ____________________________________________________________________

Name: __________________________________________________________________

Title: ___________________________________________________________________

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EXHIBIT E

SECURITY DEPOSIT AMOUNT

For reference purposes only, the amount of the Security Deposit required to be delivered by Tenant, from time to time, shall comprise the following categories: “Base Rent Security,” “TI Security,” “Commission Security,” and “Eloan Security.” Tenant shall deliver to Landlord the various components of the Security Deposit relative to the Phase I Premises, the Phase II Premises, the 6210 Expansion Premises (if any), the 6230 Additional Space (of any), and the 6210 Additional Space (if any), in the amounts and on the due dates set forth below.

PHASE I PREMISES

Due Date	Category	Amount
Within five (5) Business Days following the Lease Date	Eloan Security	$769,300.00
July 1,2010	Base Rent Security	$733,912.00
The date which is three (3) days prior to the date of Landlord’s payment of such amount	TI Security	An amount equal to the requested Tenant Improvement Allowance with respect to the Phase I Premises
The date which is three (3) days prior to the date of Landlord’s payment of such amount	Commission Security	An amount equal to the total aggregate commissions paid or payable by Landlord with respect to the Phase I Premises

PHASE II PREMISES

Due Date	Category	Amount
Commencement Date respecting the Phase II Premises	Base Rent Security	An amount equal to nine (9) months’ average Base Rent (over the term applicable thereto)
The date which is three (3) days prior to the date of Landlord’s payment of such amount	TI Security	An amount equal to the requested Tenant Improvement Allowance with respect to the Phase II Premises
The date which is three (3) days prior to the date of Landlord’s payment of such amount	Commission Security	An amount equal to the total aggregate commissions paid or payable by Landlord with respect to the Phase II Premises

6210 EXPANSION PREMISES

Due Date	Category	Amount
Concurrent with the mutual execution of a 6210 Expansion Amendment in accordance with Paragraph 58 of the Lease	Base Rent Security	An amount equal to six (6) months’ average Base Rent (over the term applicable thereto) for any such 6210 Expansion Space
The date which is three (3) days prior to the date of Landlord’s payment of such amount	TI Security	An amount equal to the requested Tenant Improvement Allowance with respect to any such 6210 Expansion Space
The date which is three (3) days prior to the date of Landlord’s payment of such amount	Commission Security	An amount equal to the total aggregate commissions paid or payable by Landlord with respect to any such 6210 Expansion Space

6230 EXPANSION PREMISES

OR 6230 ADDITIONAL SPACE

Due Date	Category	Amount
Concurrent with the mutual execution of a 6230 Expansion Agreement in accordance with Paragraph 59 of the Lease.	Base Rent Security	An amount equal to six (6) months’ average Base Rent (over the term applicable thereto) for any such 6230 Expansion Premises or 6230 Additional Space
The date which is three (3) days prior to the date of Landlord’s payment of such amount	TI Security	An amount equal to the requested Tenant Improvement Allowance with respect to any such 6230 Expansion Premises or 6230 Additional Space
The date which is three (3) days prior to the date of Landlord’s payment of such amount	Commission Security	An amount equal to the total aggregate commissions paid or payable by Landlord with respect to any such 6230 Expansion Premises or 6230 Additional Space

6210 ADDITIONAL SPACE

Due Date	Category	Amount
Concurrent with the mutual execution of a written agreement for 6210 Additional Space in accordance with Paragraph 60 of the Lease	Base Rent Security	An amount equal to six (6) months’ average Base Rent (over the term applicable thereto) for any such 6210 Additional Space
The date which is three (3) days prior to the date of Landlord’s payment of such amount	TI Security	An amount equal to the requested Tenant Improvement Allowance with respect to any such 6210 Additional Space
The date which is three (3) days prior to the date of Landlord’s payment of such amount	Commission Security	An amount equal to the total aggregate commissions paid or payable by Landlord with respect to any such 6210 Additional Space

SECURITY DEPOSIT BURN DOWN

Tenant shall be permitted to reduce all or certain portions of the Security Deposit as set forth below. In order to effect any such reductions in the Security Deposit, Tenant shall either deliver an amendment to the existing Letter of Credit(s) or replacement letter(s) of credit in the new amount that otherwise complies with all other applicable requirements specified in Paragraph 7 of the Lease, or in the event Landlord is holding cash, such amounts shall be returned to Tenant. Notwithstanding anything in this Exhibit E to the contrary (i) there shall be no return or reduction of the Security Deposit (or any portion thereof) to Tenant at any time while Tenant is in default of any of its obligations under this Lease, and (ii) in no event shall the aggregate amount of the Security Deposit ever be less than three (3) months of Base Rent (based on the average rental rate for the term of the Lease) for the entire Premises.

Burn Down of Eloan Security

Provided that during the twelve (12) month period immediately preceding the effective date of any reduction of the Base Rent Security, (1) Tenant has timely paid all Rent due under this Lease (within the applicable cure or grace period), and (2) Tenant has not been in default under any provision of this Lease and failed to cure such default within any applicable cure period, then Tenant shall have the right to eliminate the Eloan Security effective as of June 30, 2010.

Burn Down of Base Rent Security Amounts

Provided that during the twelve (12) month period immediately preceding the effective date of any reduction of the Base Rent Security for each portion of the Premises, (1) Tenant has timely paid all Rent due under this Lease (within the applicable cure or grace period), and (2) Tenant has not been in default under any provision of this Lease and failed to cure such default within any applicable cure period, then (i) Tenant shall have the right to reduce the amount of the Base Rent Security for each of the Phase I Premises and the Phase II Premises by an amount equal to three (3) months average Base Rent for each such portion of the Premises, effective as of July 1, 2011, (ii) Tenant shall have the right to reduce the amount of the Base Rent Security for each of the Phase I Premises and the Phase II Premises to an amount equal to three (3) months average Base Rent for each such portion of the Premises, effective as of July 1, 2013, and (iii) Tenant shall have the right to reduce the amount of the Base Rent Security for any other portion of the Premises to an amount equal to three (3) months average Base Rent for such portion of the Premises, effective as of first day of the thirty-seventh (37th) month following Landlord’s delivery of possession of each such portion of the Premises. For the avoidance of doubt, Landlord and Tenant acknowledge that the average monthly Base Rent, as used herein, shall be calculated based on the Rentable Area of the portion of the Premises in question, multiplied by the average monthly Base Rate over the Term for such portion of the Premises. The average monthly Base Rate for the Phase I Premises and the Phase II Premise is agreed to be Two and 65/100 Dollars ($2.65).

Burn Down of TI Security and Commission Security

Provided that during the twelve (12) month period immediately preceding the effective date of any reduction of the TI Security or Commission Security for each portion of the Premises, (1) Tenant has timely paid all Rent due under this Lease (within the applicable cure or grace period), and (2) Tenant has not been in default under any provision of this Lease and failed to cure such default within any applicable cure period, then Tenant shall have the right to reduce the amount of the TI Security and/or Commission Security for each such portion of the Premises on a quarterly basis in an amount equal to $4.50 per square foot of Rentable Area of each such portion of the Premises (or by the then remaining amount of TI Security and Commission Security if less than $4.50 per square foot of Rentable Area of such portion of the Premises) commencing (i) as of July 1, 2011 for the Phase I Premises and the Phase II Premises, and (ii) as of the first day of the thirteenth (13th) month following the Landlord’s delivery of possession respecting any other portion of the Premises. Any such quarterly reductions to be effected as of January 1st, April 1st, July 1st, and October 1st of each calendar year.

Burn Down of entire Security Deposit for Capital Markets Transaction

Provided that during the twelve (12) month period immediately preceding the effective date of any reduction of the Security Deposit, (1) Tenant has timely paid all Rent due under this Lease (within the applicable cure or grace period), and (2) Tenant has not been in default under any provision of this Lease and failed to cure such default within any applicable cure period, then Tenant shall have the right to reduce the total amount of the Security Deposit based on the following: If Tenant successfully completes an initial public offering of its capital stock, is listed as a public company on a national securities exchange and has a market capitalization equal to or exceeding One Hundred Million Dollars ($100,000,000.00) for a period of at least six (6) consecutive months, then Tenant shall have the right to reduce the total amount of the Security Deposit to an amount equal to three (3) months of Base Rent (based on the blended average rental rate for the term of the Lease); provided, however, that in no event shall Tenant be permitted to reduce all or any portion of the Security Deposit prior to July 1, 2011.

EXHIBIT F

JANITORIAL SPECIFICATIONS

The following building standard janitorial and cleaning services shall be provided Monday through Friday, 5 days a week, and/or at such other times as may be mutually agreed upon.

A.	Tenant Office Areas

1.	Empty, clean and damp dust all waste receptacles and remove waste paper and rubbish from the Premises nightly, wash receptacles as necessary. Recycled materials including paper, aluminum and glass will be picked up nightly.

2.	Weekly vacuum all rugs and carpeted areas in the Tenant Office Areas.

3.	Weekly hand dust and wipe clean with damp or treated cloth all office furniture, files, fixtures, window sills and all other horizontal surfaces; once every three weeks for vertical paneled surfaces; wash window sills when necessary.

4.	Weekly spot clean, including remove finger marks, dirt, stains, graffiti and smudges from vertical surfaces, including doors, door frames, glass, around light switches, private entrance glass, painted walls, and partitions.

B.	Conference Rooms, Common Areas, and Kitchenettes

1.	Empty, clean and damp dust all waste receptacles and remove waste paper and rubbish from the Premises nightly, wash receptacles as necessary. Recycled materials including paper, aluminum and glass will be picked up nightly.

2.	Vacuum nightly all rugs and carpeted areas in the lobbies and corridors.

3.	Nightly hand dust and wipe clean with damp or treated cloth all office furniture, files, fixtures, window sills and all other horizontal surfaces; once every three weeks for vertical paneled surfaces; wash window sills when necessary.

4.	Nightly damp wipe all glass furniture tops.

5.	Nightly spot clean, including remove finger marks, dirt, stains, graffiti and smudges from vertical surfaces, including doors, door frames, glass, around light switches, private entrance glass, painted walls, elevator doors, and partitions.

6.	Wash clean all water fountains nightly.

7.	Police all stairwells throughout the project daily and keep in clean condition.

8.	Nightly damp mop spillage in non-carpeted office and public areas.

9.	Nightly damp dust all telephones, desks and other furniture tops.

C.	Washrooms

1.	Wet mop, sanitize, rinse and dry floors nightly.

2.	Scrub floors, baseboards and walls as necessary.

3.	Clean all mirrors, bright work and enameled surfaces nightly.

4.	Wash and disinfect all basins, urinals and bowls nightly using nonabrasive cleaners to remove stains and nightly clean undersides of rim of urinals and bowls.

F-1

5.	Wash both sides of all toilet seats with soap, water and disinfectant nightly.

6.	Nightly damp wipe and wash with disinfectant when necessary, partitions, tile walls and outside surface of dispensers and receptacles.

7.	Empty and sanitize receptacles and sanitary disposals nightly; thoroughly clean and wash at least once per week.

8.	Fill toilet tissue, facial tissue, soap, paper towel dispensers, and sanitary napkin dispensers nightly.

9.	Clean flushometer, piping, toilet seat hinges and other metal work nightly.

10.	Wash and polish walls, partitions, tile walls and enamel surfaces from trim to floor monthly.

11.	Vacuum all louvers, ventilating grilles and dust light fixtures weekly.

NOTE:	It is the intention to keep washrooms thoroughly cleaned and not to use a disinfectant to kill odor. If a disinfectant is necessary, an odorless product will be used.

D.	Floors

1.	All ceramic tile, marble and terrazzo floors to be swept nightly and washed, scrubbed and buffed as needed.

2.	Vinyl asbestos, asphalt, vinyl, rubber or other composition floors and bases to be swept nightly using dust down preparation; such floors in public areas or on multi-tenant floors to be waxed and buffed monthly.

3.	Tile floors in all areas will be waxed and buffed monthly.

4.	Floors re-waxed and old wax removed as necessary.

5.	Carpeted areas and rugs to be vacuumed cleaned nightly. Return chairs and waste containers to proper positions.

6.	Carpet shampooing will be performed upon Tenant’s request as an additional service.

7.	All carpeted floor areas to be spot cleaned nightly.

8.	Clean chair mats weekly.

E.	Glass

1.	Clean office relight glass every six (6) months. Any additional cleaning to be at Tenant’s expense.

2.	Clean glass entrance doors and adjacent glass panels nightly.

3.	Clean partition glass, office relights, and interior glass doors quarterly.

4.	Spot clean exterior of ground floor glass nightly.

F.	High Dusting (Quarterly)

1.	Dust and wipe clean closet shelving when empty and carpet sweep and dry mop floors in closets if such are empty.

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2.	Dust clean all vertical surfaces such as walls, partitions, doors, door bucks and other surfaces above shoulder height.

3.	Damp dust ceiling air-conditioning diffusers, wall grilles, registers and other ventilating louvers.

4.	Dust the exterior (i.e., below ceiling) surfaces of all lighting fixtures, including glass and plastic enclosures, pendant lighting, and aluminum louvers.

G.	Day Service

1.	At least once daily, check men’s and women’s washrooms for cleanliness and supplies.

2.	As needed, supply toilet tissue, facial tissue, soap, paper towels in men’s and women’s washrooms and sanitary napkins in women’s washroom.

3.	As needed, empty trash, clean mirrors, stainless and counter tops and sweep floors in men’s and women’s washrooms.

4.	As needed, vacuuming of elevator cabs will be performed.

5.	Empty and clean all ash trays, screen all sand urns and supply and replace sand as necessary.

6.	Perform constant surveillance of public areas to insure cleanliness.

H.	General

1.	Wipe all interior metal window frames, mullions, and other unpainted interior metal surfaces of the perimeter walls of the building each time the interior of the windows is washed.

2.	Keep slop sink rooms in a clean, neat and orderly condition at all times.

3.	Wipe clean all metal hardware fixtures nightly and polish bright work as necessary.

4.	Dust and/or wash all directory boards as required and remove fingerprints and smudges nightly.

5.	Maintain building lobby, corridors and other public areas in a clean condition.

6.	Janitorial services must respond to emergencies within a timely manner to prevent further damage from flooding.

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EXHIBIT G

FORM OF LETTER OF CREDIT

6200 Stoneridge Mall Road Investors LLC	Letter of Credit No.
c/o UBS Realty Investors LLC 455 Market Street, Suite 1540 San Francisco, California 94105	Date: September 19, 2008

Ladies and Gentlemen:

At the request and for the account of Workday, Inc., 2033 North Main Street, Suite 500, Walnut Creek, CA 94596 (“Applicant”), we hereby establish our Irrevocable Letter of Credit in your favor in the amount of Nine Hundred Sixty-Six Thousand Thirty Three United States Dollars (US$966,033.00) available with us at our above office by payment of your draft(s) drawn on us at sight accompanied by your signed and dated statement worded as follows with the instructions in brackets therein complied with:

“The undersigned, an authorized representative of the beneficiary (“Beneficiary”) of Wells Fargo Bank Letter of Credit No.                              (the “Wells Credit”) hereby certifies that Beneficiary is entitled, under that certain Office Lease Agreement, dated September 18, 2008, by and between Applicant, as Tenant, and Beneficiary, as Landlord (as such Lease Agreement may be, from time to time, amended restated or replaced), to payment in the amount of USD                             .”

This Letter of Credit expires at our above office on June 30, 2010 (“Expiration Date”).

Partial and multiple drawings are permitted under this Letter of Credit. In the event Beneficiary elects to draw upon this Letter of Credit for less than the full stated amount hereof, the amount available under this Letter of Credit will be reduced by the amount of any partial drawings hereunder.

Each draft must be marked “Drawn under Wells Fargo Bank, N.A. Letter of Credit No.                     .”

Each draft must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such draft. If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be affected only through ourselves and only upon presentation to us at our above-specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit A together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. All charges in connection with any transfer of this Letter of Credit are for the Applicant’s account. This Letter of Credit is subject to the Uniform Customs and Practice For Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (the “UCP”), and engages us in accordance therewith.

Very truly yours,

WELLS FARGO BANK, N.A.

BY:
(AUTHORIZED SIGNATURE)

Exhibit A
Wells Fargo Bank, N.A.
Letter of Credit No.
Date:

Wells Fargo Bank, N.A.

Trade Services Division, Northern California

One Front Street, 21st Floor

San Francisco, California 94111

Subject: Your Letter of Credit No.

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

[insert name of transferee]

[insert address]

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise future amendment(s) of the Letter of Credit to the transferee without our consent or notice to us. Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify the transferee of this transfer and of the terms and conditions of the Letter of Credit as transferred. This transfer will not become effective until the transferee is so notified.

Very truly yours,

[insert name of transferor]
By:

Name:

Title:

Signature of Transferor Guaranteed

[insert name of bank]

By:

Name:

Title:
[a corporate notary acknowledgement or a certificate of authority with corporate seal is acceptable in lieu of bank guarantee above]

EXHIBIT H

6210 EXPANSION PREMISES

Suite Number	Size
100	13,766
120	5,961
140	6,436
200	12,295
220	5,360
240	13,150
300	14,953
320	11,979
340	3,874
400	2,553
410	4,892
450	9,230
460	5,423
470	1,178
480	7,529
500	30,685

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EXHIBIT I

GENERATOR LOCATION

[SEE FOLLOWING PAGE]

I-1

I-2

EXHIBIT J

APPROVED SIGNAGE

[SEE FOLLOWING 3 PAGES]

EXHIBIT 10.9

SUB-SUBLEASE

BETWEEN

E-LOAN, INC., a Delaware corporation

(“Sub-Sublandlord”)

and

WORKDAY, INC., a Nevada corporation

(“Sub-Subtenant”)

6230 Stoneridge Mall Road

Pleasanton, California

(Building D)

i

SUB-SUBLEASE

PLEASANTON CORPORATE COMMONS

6230 STONERIDGE MALL ROAD

(BUILDING D)

PLEASANTON, CA

This Sub-Sublease is made as of September 22, 2008 (the “Effective Date”), by and between E-Loan, Inc, a Delaware corporation (“Sub-Sublandlord”), and Workday Inc., a Nevada corporation (“Sub-Subtenant”).

RECITALS:

A.        Sub-Sublandlord, as Subtenant, and Charles Schwab & Co., Inc., a California corporation (“Master Sublandlord”), as Sublandlord, entered into that certain Sublease dated June 20, 2003, as amended by that certain First Amendment to Sublease dated June         , 2005, a copy of which is attached hereto as Exhibit A (collectively the “Master Sublease”), covering certain premises further described in the Master Sublease (“Sublease Premises”) comprising approximately 118,134 rentable square feet (“RSF”) in that certain building known as Building D of the Pleasanton Corporate Commons located at 6230 Stoneridge Mall Road in Pleasanton, California (the “Building”). The Master Sublease is subject and subordinate to that certain Office Building Lease dated August 9, 2001, between Master Sublandlord, as tenant, and Master Landlord, as landlord, with respect to the Building (“Master Lease”). Capitalized terms used in this Sub-Sublease, but not defined herein, shall have the meanings given them in the Master Sublease.

B.        Sub-Subtenant desires to sub-sublet from Sub-Sublandlord a portion of the Sublease Premises consisting of the entire Fourth Floor (“Fourth Floor Premises”) containing 30,768 RSF, and a portion of the First Floor (“Initial First Floor Premises”) of the Building containing approximately 7,588 RSF as shown on attached Exhibit B (collectively, the “Sub-Sublease Premises”), and Sub-Sublandlord desires to sub-sublease the Sub-Sublease Premises to Sub-Subtenant on the terms, covenants and conditions contained in this Sub-Sublease.

C.        Sub-Subtenant also desires to obtain an expansion option to sub-sublet from Sub-Sublandlord the portion of the Sublease Premises consisting of the entire Fifth Floor of the Building (“Expansion Option # 1”) containing 30,768 RSF, as shown and described in the Master Sublease (the “Expansion Option Premises # 1”), and Sub-Sublandlord desires to grant an option to Sub-Subtenant to sub-sublease the Expansion Option Premises # 1 on the terms, covenants and conditions contained in this Sub-Sublease.

D.        Sub-Subtenant also desires to obtain an expansion option to sub-sublet from Sub-Sublandlord the portion of the Sublease Premises consisting of the entire Third Floor containing 30,768 RSF, and the remainder of the First Floor of the Building containing 18,226 RSF (“Expansion Option # 2), as shown and described in the Master Sublease (the “Expansion Option Premises # 2”), and Sub-Sublandlord desires to grant an option to Sub-Subtenant to sub-sublease the Expansion Option Premises # 2 on the terms, covenants and conditions contained in this Sub-Sublease.

1

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sub-Sublandlord and Sub-Subtenant agree as follows:

1.	SUBLEASE.

1.1.      Effective Date.  Subject to the provisions of Article 3 below, this Sub-Sublease is effective on the Effective Date.

1.2.      Sublease Grant.  Upon and subject to the terms, covenants and conditions hereinafter set forth, Sub-Sublandlord hereby leases to Sub-Subtenant and Sub-Subtenant hereby leases from Sub-Sublandlord, the Sub-Sublease Premises, together with non-exclusive rights, in common with other tenants, subtenants and occupants of the Building and the Project, to the use of all Common Areas as specified in the Master Sublease and Master Lease.

2.	TERM; POSSESSION.

2.1.      Term Commencement Date.  The Term Commencement Date of this Sub-Sublease with respect to the respective portions of the Sub-Sublease Premises shall be the date on which Sub-Sublandlord delivers actual physical possession of each of the Sub-Sublease Premises to Sub-Subtenant in accordance with the provisions of Sections 8.1 and 8.2 below.

2.2.      Required Delivery Dates.

(a)        Sub-Sublandlord shall deliver actual physical possession of the Fourth Floor Premises to Sub-Subtenant in accordance with the provisions of Sections 8.1 and 8.2 below immediately upon receipt of the Consent to this transaction from Master Landlord and Master Sublandlord as specified in Article 3 hereafter (“Fourth Floor Required Delivery Date”).

(b)      Sub-Sublandlord shall deliver actual possession of the Initial First Floor Premises to Sub-Subtenant in accordance with the provisions of Sections 8.1 and 8.2 below, on or before October 18, 2008 (“Initial First Floor Required Delivery Date”).

2.3.      Delay in Delivery. In the event Sub-Sublandlord fails to deliver the Initial First Floor Premises on or before the Initial First Floor Required Delivery Date, Sub-Subtenant shall be entitled to one (1) day of free Base Rent for every day late during the first ten (10) days of delay and two (2) days of free Base Rent for every day late thereafter (“Free Base Rent Credits”), in addition to any free Base Rent accruing prior to the Rent Commencement Date. If the Term Commencement Date for both the Initial First Floor Premises and the Fourth Floor Premises has not occurred by November 30, 2008, for reasons other than delays caused by Sub-Subtenant, then Sub-Subtenant, in Sub-Subtenant’s sole discretion, may elect to terminate this Sub-Sublease as to either or both the Fourth Floor Premises and/or the Initial First Floor Premises on or before January 5, 2009, by delivering written notice of such termination to Sub-Sublandlord, in which event this Sub-Sublease shall terminate entirely, or shall terminate as to the respective terminated Sub-Sublease Premises, as of the date delivery of such termination notice and Sub-Sublandlord shall promptly return the Sub-Subtenant L-C (and/or refund any Security Deposit, if applicable) and any prepaid Base Rent to Sub-

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Subtenant, or portions thereof, as applicable; provided, however, if Sub-Sublandlord delivers both the Initial First Floor Premises and the Fourth Floor Premises prior to January 1, 2009, then Sub-Subtenant’s termination right shall be vitiated.

2.4.      Term. The term of this Sub-Sublease (the “Term”) shall commence on the respective Term Commencement Date for each Sub-Sublease Premises (including, without limitation, the Expansion Option Premises #1 and the Expansion Option Premises #2), and shall expire at 11:59 p.m., June 30, 2010 (the “Term Expiration Date”), unless sooner terminated pursuant to any provision hereof.

2.5.      Term Commencement Date Agreement. Sub-Sublandlord and Sub-Subtenant shall enter into a Term Commencement Date Agreement substantially in the form of Exhibit D attached hereto confirming the Term Commencement Date promptly following the delivery of each of the Sub-Sublease Premises.

2.6.      Rent Commencement Dates. Sub-Subtenant shall commence paying Base Rent for the Sub-Sublease Premises as follows:

(a)      With respect to the Fourth Floor Premises, pursuant to the Base Rent Schedule attached hereto as Exhibit E (the “Fourth Floor Rent Commencement Date”); however, in no event shall Base Rent commence earlier than forty-five (45) days after actual delivery of the Fourth Floor Premises.

(b)      With respect to the Initial First Floor Premises, pursuant to the Base Rent Schedule attached hereto as Exhibit E (the “Initial First Floor Rent Commencement Date”), subject to the credits specified in Section 2.3 above; however, in no event shall Base Rent commence earlier than forty-five (45) days after actual delivery of the Initial First Floor Premises.

2.7.      Expansion Options.

(a)      At any time during the Term, and so long as Sub-Subtenant is not in default beyond applicable notice and cure periods at the time of Sub-Subtenant’s exercise, Sub-Subtenant may exercise Expansion Option #1 by written notice to Sub-Sublandlord. Sub-Sublandlord shall deliver actual physical possession of the Expansion Option Premises #1 within ten (10) days of receipt of Sub-Subtenant’s notice in the condition specified in Section 8.2 below. Payment of Rent shall commence sixty (60) days after actual delivery of possession in accordance with the provisions of Sections 8.1 and 8.2 below.

(b)      Provided Sub-Subtenant has exercised Expansion Option #1 prior to December 31, 2009, and so long as Sub-Subtenant is not in default beyond applicable notice and cure periods at the time of Sub-Subtenant’s exercise, Sub-Subtenant may exercise Expansion Option #2 by written notice to Sub-Sublandlord. Sub-Sublandlord shall deliver actual physical possession of the Expansion Option Premises #2 not later than six (6) months [and not later than nine (9) months with respect to the data center located in Expansion Option Premises #2] after receipt of such notice in the condition specified in Section 8.3 below. Payment of Rent shall commence sixty (60) days after delivery of possession in accordance with the provisions of Sections 8.1 and 8.2 below.

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3.	CONSENT OF MASTER LANDLORD AND MASTER SUBLANDLORD.

3.1.      Pre-Condition. This Sub-Sublease is not and shall not be effective unless and until Master Landlord and Master Sublandlord have delivered to Sub-Subtenant and Sub-Sublandlord Master Landlord’s consent (“UBS Consent”) and Master Sublandlord’s written consent (“Schwab Consent”) to this Sub-Sublease in substantially the form of the attached Exhibit C (subject to such modifications as may be reasonably approved by both Sub-Sublandlord and Sub-Subtenant), and in accordance with the provisions of the Master Lease and Master Sublease (collectively the “Consent”). If either or both Master Landlord or Master Sublandlord fail to execute and deliver the consent to this Sub-Sublease within twenty (20) days after the Effective Date of this Sub-Sublease, Sub-Subtenant may terminate this Sub-Sublease by written notice to Sub-Sublandlord, and, in such event, this Sub-Sublease shall terminate. If either or both Master Landlord or Master Sublandlord fail to execute and deliver the Consent to this Sub-Sublease within forty-five (45) days after the Effective Date of this Sub-Sublease, Sub-Sublandlord or Sub-Subtenant may terminate this Sub-Sublease by written notice to Sub-Subtenant and, in such event, neither party shall have any obligations to the other party under this Sub-Sublease; provided, however, Sub-Sublandlord’s and Sub-Subtenant’s right to terminate this Sub-Sublease are conditioned upon each party exercising diligent, commercially reasonable, and good faith efforts to obtain the Consent. Each party has an independent obligation to and shall exercise diligent, commercially reasonable and good faith efforts to obtain the Consent.

3.2.      Refunds. Upon any termination of this Sub-Sublease pursuant to Section 3.1 above, Sub-Sublandlord shall promptly return the Sub-Subtenant L-C and refund to Sub-Subtenant any prepaid Base Rent and any Security Deposit, if applicable.

4.	RENT.

4.1.      Base Rent Fourth Floor and Initial First Floor.   Subject to the provisions of Sections 2.3 and 2.6 above, Sub-Subtenant agrees to pay Sub-Sublandlord as base rent (“Base Rent”) for the Sub-Sublease Premises pursuant to the Base Rent Schedule attached hereto as Exhibit E.

4.2.      Sub-Sublease Additional Rent. In addition to the payment of Base Rent commencing with the Term Commencement Date for each of the Sub-Sublease Premises, as applicable, Sub-Subtenant agrees to pay as additional rent under this Sub-Sublease the amount of extra services, if any, as specified in Section 4.02 of the Master Lease (“Sub-Sublease Additional Rent”); however, except for payment of such excess services, Sub-Subtenant shall not pay any portion of Basic Operating Costs (as defined in Section 3.06 of the Master Lease) with respect to the Sub-Sublease Premises, the Sublease Premises, or the Building. To the extent that Sub-Subtenant requires services for the Sub-Sublease Premises which are in excess of the Basic Services provided by Master Landlord under Section 4.01 of the Master Lease (e.g., after hours HVAC, additional janitorial services, excess utility services, etc.), Sub-Subtenant shall pay for such additional services as Sub-Sublease Additional Rent. All sums payable pursuant to this Section 4.2 shall be considered Sub-Sublease Additional Rent and Sub-Sublandlord shall have all rights and remedies available under this Sub-Sublease for Sub-Subtenant’s failure to pay same in a timely manner.

4.3.      Expansion Option Premises.   If Sub-Subtenant exercises Expansion Option #1 and/or Expansion Option #2, the monthly Base Rent for each of the Expansion Option Premises #1 and the Expansion Option Premises #2 shall be computed at the rate of One Dollar and Twenty-Five Cents ($1.25) per square foot of RSF:

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4.4.      Payment.   Each monthly installment of Base Rent shall be payable in advance on the first day of each calendar month during the Term, except that Base Rent for the month of January 2009 shall be paid upon the execution hereof. If the Term commences or ends on a day other than the first day of a calendar month, then the rent for the month in which this Sub-Sublease commences or ends shall be prorated (and paid at the beginning of each such month) in the proportion that the number of days this Sub-Sublease is in effect during such month bears to the total number of days in such month, and such partial month’s installment shall be paid no later than the commencement of the subject month. All Rent (which shall include Base Rent, Sub-Sublease Additional Rent, and charges requited to be paid by this Sub-Sublease) shall be paid to Sub-Sublandlord, without prior demand, and, except as expressly provided in this Sub-Sublease, without any deduction, offset, counterclaim or abatement, in lawful money of the United States of America, at 6230 Stoneridge Mall Road, Pleasanton, CA 94588, Attention: Erich Heston, or to such other person or at such other place as Sub-Sublandlord may from time to time designate by notice to Sub-Subtenant in accordance with Article 16 hereafter. Sub-Subtenant’s covenant to pay rent shall be independent of every other covenant in this Sub-Sublease.

4.2.      Late Charge.   If Sub-Subtenant fails to pay Base Rent, Sub-Sublease Additional Rent, or any other charges within five (5) Business Days of due date, the unpaid amount will bear interest from the due date until the date of actual payment at the Applicable Rate (as defined in Section 1.06 of the Master Lease). If Sub-Subtenant fails to pay any installment of Base Rent, Sub-Sublease Additional Rent, or other charges within five (5) Business Days after the same are due, or fails to make any other payment for which Sub-Subtenant is obligated under this Sub-Sublease, then Sub-Subtenant shall pay to Sub-Sublandlord a late charge equal to Five Percent (5%) of the amount so payable; provided, however, that such late charge shall be waived with respect to the first (1st) occurrence of a late payment in any twelve (12) consecutive month period. Sub-Subtenant acknowledges that a late payment will cause Sub-Sublandlord to incur costs not contemplated by this Sub-Sublease, the exact amount of which costs are extremely difficult and impracticable to calculate, and the parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Sub-Sublandlord as a result of such late payment.

4.3.      Non-Waiver.   No payment by Sub-Subtenant, or receipt and acceptance by Sub-Sublandlord of a lesser amount than the Base Rent or Sub-Sublease Additional Rent, shall be deemed to be other than part payment of the full amount then due and payable; nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction. Sub-Sublandlord may accept, but is not obligated to accept, any such part payment without prejudice to Sub-Sublandlord’s right to recover the balance due and payable or to pursue any other remedy provided in this Sub-Sublease or by law. If Sub-Sublandlord shall at any time, or times, accept Rent after it becomes due and payable, such acceptance shall not excuse a subsequent delay or constitute a waiver of Sub-Sublandlord’s rights hereunder.

5.	SECURITY DEPOSIT; LETTER OF CREDIT.

5.1.      Delivery of Sub-Subtenant’s Letter of Credit.   Concurrently with Sub-Subtenant’s execution and delivery of this Sub-Sublease to Sub-Sublandlord, Sub-Subtenant shall deliver to Master Sublandlord an irrevocable letter of credit (the “Sub-Subtenant L-C”) in the initial amount of Seven Hundred Seventy Two Thousand Five Hundred Forty Five Dollars ($772,545) (the “Sub-Subtenant L-C Amount”), payable to Sub-Sublandlord, as beneficiary, which Sub-Subtenant L-C shall be issued by Wells Fargo Bank in the form of Exhibit H attached hereto. The parties shall also execute the Escrow Letter attached hereto as Exhibit H. The Sub-Subtenant L-C shall be held by

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Master Sublandlord pursuant to the provisions of the Escrow Letter. Sub-Subtenant shall pay all expenses, points and/or fees incurred by Sub-Subtenant in obtaining and maintaining the Sub-Subtenant L-C. Sub-Subtenant may substitute a new letter of credit with a new issuing bank (a bank which accepts deposits, maintains accounts, has a local San Francisco Bay Area office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Master Sublandlord and Sub-Sublandlord. Sub-Sublandlord approves Wells Fargo Bank, Deutsche Bank and Silicon Valley Bank as possible issuers of the new Sub-Subtenant L-C, provided the form of the new letter of credit is substantially the same as Exhibit H. If Sub-Subtenant exercises Sub-Subtenant’s option to sub-sublease Expansion Option Premises #1 and/or Expansion Option Premises #2, the Sub-Subtenant L-C Amount shall be increased (or additional letters of credit issued) by the following amounts (with delivery of such Sub-Subtenant L-C to be within ten (10) Business Days following receipt of the applicable exercise notice) and such delivery to be a condition to the effectiveness of the application Expansion Option #1 or Expansion Option #2:

(a)      For Expansion Option Premises #1 — $38,460.00 multiplied times the number of months remaining in the Term from the Rent Commencement Date for the Expansion Option Premises #1, subject, ratably, to the L-C Burn Down specified in Section 5.3 below.

(b)      For Expansion Option Premises #2 — $61,426.25 multiplied times the number of months remaining in the Term from the Rent Commencement Date for the Expansion Option Premises #2, subject, ratably, to the L-C Burn Down specified in Section 5.3 below.

5.2.      Application of Sub-Subtenant Letter of Credit.   The Sub-Subtenant L-C shall be security for the faithful performance by Sub-Subtenant of all the terms, covenants, and conditions of this Sub-Sublease to be kept and performed by Sub-Subtenant during the Sub-Sublease Term. The Sub-Subtenant L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Sub-Subtenant without the prior written consent of Sub-Sublandlord. If Sub-Subtenant defaults (beyond any applicable cure period) with respect to any provisions of this Sub-Sublease, including, but not limited to, the provisions relating to the payment of Base Rent or any Rent obligation, or if Sub-Subtenant fails to renew the Sub-Subtenant L-C at least thirty (30) days before its expiration, Sub-Sublandlord may, but shall not be required to, draw upon all or any portion of the Sub-Subtenant L-C for payment of any Rent or any other sums in default, or for the payment of any amount that Sub-Sublandlord may reasonably spend or may become obligated to spend by reason of Sub-Subtenant’s default, or to compensate Sub-Sublandlord for any other loss or damage that Sub-Sublandlord may suffer by reason of Sub-Subtenant’s default, including, without limitation, future rent and all other damages recoverable pursuant to California Civil Code Section 1951.2. Sub-Subtenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Sub-Sublease, that restrict Sub-Sublandlord’s use or application of the Sub-Subtenant L-C and/or any amount of the Sub-Subtenant L-C which is drawn upon by Sub-Sublandlord or that provide specific time periods for return of the Sub-Subtenant L-C and/or any amount of the Sub-Subtenant L-C which is drawn upon by Sub-Sublandlord. The use, application or retention of the Sub-Subtenant L-C, or any portion thereof, by Sub-Sublandlord shall not prevent Sub-Sublandlord from exercising any other right or remedy provided by this Sub-Sublease or by law, it being intended that Sub-Sublandlord shall not first be required to proceed against the Sub-Subtenant L-C and shall not operate as a limitation on any recovery to which Sub-Sublandlord may otherwise be entitled except to the extent that Sub-Sublandlord has previously drawn on the Sub-Subtenant L-C to recoup damages. Any amount of the Sub-Subtenant L-C which is drawn upon by Sub-Sublandlord, but is not used or applied by Sub-Sublandlord, shall be held by Sub-Sublandlord and deemed a security deposit (the “Sub-Subtenant

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Security Deposit”) pursuant to the provisions of Section 5.5 hereafter. If any portion of the Sub-Subtenant L-C is drawn upon, Sub-Subtenant shall, within three (3) Business Days after written demand therefor, either (a) deposit cash with Sub-Sublandlord (which cash shall be applied by Sub-Sublandlord to the Sub-Subtenant Security Deposit) in an amount sufficient to cause the sum of the Sub-Subtenant Security Deposit and the amount of the remaining Sub-Subtenant L-C to be equivalent to the amount of the Sub-Subtenant L-C then required under this Sub-Sublease or, (b) reinstate the Sub-Subtenant L-C to the amount then required under this Sub-Sublease, and if any portion of the Sub-Subtenant Security Deposit is used or applied, Sub-Subtenant shall, within three (3) Business Days after written demand therefor, deposit cash with Sub-Sublandlord (which cash shall be applied by Sub-Sublandlord to the Sub-Subtenant Security Deposit) in an amount sufficient to restore the Sub-Subtenant Security Deposit to the amount then required under this Sub-Sublease, and Sub-Subtenant’s failure to do so shall be a default under this Sub-Sublease.

5.3.      Sub-Subtenant L-C Bum Down. Provided that Sub-Subtenant is not then in default under this Sub-Sublease (following the expiration of all applicable cure periods without cure), the face amount of the Sub-Subtenant L-C shall be reduced monthly by the amounts shown in the attached Exhibit E (L-C Burn Down), provided that in no event shall the face amount of the Sub-Subtenant L-C ever be reduced below an amount equal to two (2) months Base Rent for the entire Sub-Sublease Premises then being sub-subleased by Sub-Subtenant. A draw by Sub-Sublandlord as a result of a default by Sub-Subtenant shall automatically terminate any further automatic reductions in the amount of the Sub-Subtenant L-C.

5.4.      Transfer. Sub-Subtenant acknowledges that Sub-Sublandlord has the right to transfer or mortgage its interest in the Master Lease or this Sub-Sublease and Sub-Subtenant agrees that in the event of any such transfer or mortgage, Sub-Sublandlord shall have the right to transfer or assign the Sub-Subtenant Security Deposit and/or the Sub-Subtenant L-C, provided that Sub-Sublandlord obtains the prior written consent of Master Sublandlord and Sub-Sublandlord delivers commercially reasonable written evidence of such transfer (and Master Sublandlord’s written consent) to Sub-Subtenant within three (3) Business Days of the transfer, and Sub-Subtenant shall, within ten (10) Business Days of request by Sub-Sublandlord, execute such further instruments or assurances as Sub-Sublandlord may reasonably deem necessary to evidence or confirm Sub-Sublandlord’s transfer or assignment of the Sub-Subtenant Security Deposit and/or the Sub-Subtenant L-C to such transferee or mortgagee.

5.5.        Sub-Subtenant Security Deposit.

Security Deposit. Any cash sum expressly designated as a Sub-Subtenant Security Deposit as specified in Section 5.2 above shall remain the sole and separate property of Sub-Sublandlord until actually repaid to Sub-Subtenant (or at Sub-Sublandlord’s option the last assignee, if any, of Sub-Subtenant’s interest hereunder), said sum not being earned by Sub-Subtenant until all conditions precedent for its payment to Sub-Subtenant have been fulfilled under the Sub-Sublease. As this sum both in equity and at law is Sub-Sublandlord’s separate property, Sub-Sublandlord shall not be required to (i) keep said deposit separate from its general accounts, or (ii) pay interest, or other increment for its use. If Sub-Subtenant fails to pay rent or other charges when due hereunder, or otherwise defaults with respect to any provision of this Sub-Sublease, including and not limited to Sub-Subtenant’s obligation to restore or clean the Sub-Sublease Premises following vacation thereof, Sub-Subtenant, at Sub-Sublandlord’s election, shall be deemed not to have earned the right to repayment of those portions of the Sub-Subtenant Security Deposit used or applied by Sub-Sublandlord for the payment of any Rent or other charges in default, or for the payment of any other

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sum to which Sub-Sublandlord may become obligated by reason of Sub-Subtenant’s default, or to compensate Sub-Sublandlord for any loss or damage which Sub-Sublandlord may suffer thereby. Sub-Sublandlord may retain such portion of the Sub-Subtenant Security Deposit as it reasonably deems necessary to restore or clean the Sub-Sublease Premises following vacation by Sub-Subtenant. The Sub-Subtenant Security Deposit is not to be characterized as Rent until and unless so applied in respect of a default by Sub-Subtenant.

(a)      Restoration of Deposit.   If Sub-Sublandlord elects to use or apply all or any portion of the Sub-Subtenant Security Deposit as provided in Section 5.5(a), Sub-Subtenant shall within five (5) days after written demand therefor pay to Sub-Sublandlord, in cash, an amount equal to that portion of the Sub-Subtenant Security Deposit used or applied by Sub-Sublandlord, and Sub-Subtenant’s failure to so do shall be a material breach of this Sub-Sublease.

(b)      Reduction of Deposit.   In the event Sub-Subtenant performs all the terms and provisions of this Sub-Sublease during the entire term hereof, and is not in default, the Sub-Subtenant Security Deposit (together with the Sub-Subtenant L-C) shall be reduced as specified in Exhibit E.

6.	MASTER SUBLEASE; ASSUMPTION.

6.1.      Subordination.

(a)      Subordination.   Sub-Subtenant acknowledges that it has read the Master Sublease and is fully familiar with all of the terms and conditions of the Master Sublease. Except as otherwise provided in the Consent, this Sub-Sublease shall at all times during the Term remain subject and subordinate to the Master Lease and the Master Sublease, and, further, to all modifications to the Master Lease and to the Master Sublease but only as to modifications permitted pursuant to the provisions of this Sub-Sublease and the Consent.

(b)      Non-Violation.   Sub-Subtenant agrees that it will not violate any of the provisions of the Master Sublease or Master Lease.

6.2.      Incorporation and References.

(a)      Incorporation.   All of the provisions of the Master Sublease are incorporated into this Sub-Sublease as if fully set forth in this Sub-Sublease except that the following are expressly not incorporated into this Sub-Sublease: Recitals A, B and C; Articles 1, 2, 3, 4, 5, 6; Articles 9, 10, 12, 13, 15, 17, 22, 23, 24; Exhibits B-G, inclusive; and the First Amendment to Sublease; provided, however, the provisions of Article 12 of the Master Sublease requiring the consent of Master Landlord and Master Sublandlord to any assignment or sublease pursuant to the provisions of Article 12 shall be binding upon Sub-Sublandlord and Sub-Subtenant. Notwithstanding the provisions of the preceding sentence of this Section 6.2(a), in the event, and at the time, that Master Sublandlord succeeds to the interest of Sub-Sublandlord under this Sub-Sublease, (a) the following provisions of the Master Sublease are expressly incorporated into this Sub-Sublease: Section 12.1, and Articles 15 and 17, and (b) in the event of any conflict between the provisions of this Sub-Sublease and Section 12.1, and Articles 15 and 17 of the Master Sublease as incorporated, the provisions of the Master Sublease shall control.

(b)      References.   With respect to the incorporation of certain provisions of the Master Sublease as provided in Section 6.2(a) above, the term “Sublandlord” as used in the

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Master Sublease shall refer to “Sub-Sublandlord” hereunder, the term “Subtenant” as used in the Master Sublease shall refer to “Sub-Subtenant” hereunder, the term “Sublease” as used in the Master Sublease shall refer to this Sub-Sublease and the term “Subleased Premises” as used in the Master Sublease shall refer to the Sub-Sublease Premises described herein, except that: (i) all references to “Landlord” shall mean and include Master Landlord, Master Sublandlord and Sub-Sublandlord in Sections 7.04(a) and 7.04(b) of the Master Lease (except that any exceptions to the indemnification of Master Landlord, Master Sublandlord and Sub-Sublandlord shall apply solely to their respective own negligence or willful misconduct); (ii) any indemnification, defense and hold harmless protections running in favor of the “Landlord Parties” shall also run in favor of Master Landlord, Master Sublandlord and Sub-Sublandlord and their respective employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees; (iii) the definition of “Tenant Parties” as incorporated into the Sub-Sublease shall mean Sub-Subtenant and Sub-Subtenant’s employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees; and (iv) the “Project” as used in Section 7.07(a) of the Master Lease as incorporated into the Sub-Sublease shall mean a portion of the Project which if not restored materially and adversely affects Sub-Subtenant’s ability to operate its business in the Sub-Subleased Premises in the normal course of business.

6.3.      Abatement of Rent.   If Sub-Sublandlord actually receives an abatement of Rent under the Master Sublease as to the Sub-Sublease Premises (for a period after the Term Commencement Date), then Sub-Subtenant shall be entitled to receive from Sub-Sublandlord a proportionate share of such Rent abatement of Rent calculated as follows: for each rentable square foot to which the Rent abatement specifically applies and for which Sub-Subtenant is obligated to pay Rent under this Sub-Sublease, Sub-Subtenant shall receive its proportionate share of such Rent abatement based on the ratio of the per square foot Rent payable by Sub-Subtenant under this Sub-Sublease relating specifically to the Rent abatement applicable to the per square foot Rent payable by Sub-Sublandlord under the Master Lease for the Sub-Sublease Premises, but, in no event, in excess of the Rent abatement actually received by Sub-Sublandlord for the applicable Sub-Sublease Premises.

6.4.      Conflict of Provisions.   If any provisions of this Sub-Sublease expressly conflict with any portion of the Master Sublease as incorporated herein, the provisions of this Sub-Sublease shall govern. Sub-Subtenant shall assume and perform for the benefit of Sub-Sublandlord and Master Sublandlord all of Subtenant’s obligations under the Master Sublease provisions as incorporated pursuant to Section 6.2 above, to the extent that the provisions are applicable to the Sub-Sublease Premises. Notwithstanding anything to the contrary contained in this Sub-Sublease, Sub-Sublandlord does not assume the obligations of the Master Landlord under the Master Lease or Master Sublandlord under the Master Sublease; however, Sub-Sublandlord shall exercise diligent, commercially reasonable, and good faith efforts to enforce the provisions of the Master Sublease and the obligations of Master Sublandlord as specified in Section 6.5 below; provided, however, Sub-Sublandlord shall not be required to incur any costs or initiate any arbitration or legal proceedings in connection with such efforts.

6.5. Services and Sub-Subtenant Remedies.

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(a)      Sub-Subtenant shall be entitled to receive all of the work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any other obligations required of Master Landlord under the Master Lease with respect to the Sub-Sublease Premises, or the Common Areas of the Building (except to the extent any such obligations are not incorporated by reference above); provided, however, that Sub-Sublandlord’s sole obligation with respect thereto is to request such services upon notice from Sub-Subtenant, and at Sub-Subtenant’s sole cost and expense, pursue diligent and good faith efforts to secure such services. If Master Landlord or Master Sublandlord shall default in any of its obligations with respect to the Sub-Sublease Premises, Sub-Sublandlord will use diligent, commercially reasonable and good faith efforts to cause Master Landlord or Master Sublandlord, as the case may be, to perform and observe such obligations, subject to the following limitations:

(i)      Sub-Sublandlord shall not be obligated to commence any legal, arbitration or audit proceedings against Master Landlord or Master Sublandlord, or utilize any self-help rights, or make any payment of money or other consideration, but Sub-Sublandlord shall have no liability for failure to obtain the observance or performance of such obligations by Master Landlord or Master Sublandlord, or by reason of any default of Master Landlord or Master Sublandlord under the Master Lease or the Master Sublease, as the case may be, or any failure of Master Landlord or Master Sublandlord to act or grant any consent or approval under the Master Lease or the Master Sublease, or from any misfeasance or non-feasance of Master Landlord or Master Sublandlord unless such failure, misfeasance or non-feasance is the result of Sub-Sublandlord’s breach of the Master Sublease or Sub-Sublandlord’s failure to request approval or consent in a good faith and diligent manner.

(ii)      Master Landlord’s failure to furnish, or any interruption or termination of such services and utilities (“Services”) due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Master Landlord (a “Service Failure”) including, without limitation, any failure by Master Landlord to provide any such Services, shall not (1) render Sub-Sublandlord liable to Sub-Subtenant, (2) constitute a constructive or actual eviction of Sub-Subtenant, (3) give rise to an abatement of Rent, or (4) relieve Sub-Subtenant from the obligation to fulfill any covenant or agreement under this Sub-Sublease, except as expressly provided in Sections 6.5(b) through 6.5(d) below.

Promptly following Sub-Sublandlord’s receipt of written notice from Sub-Subtenant identifying with reasonable particularity the nature of any Service Failure (“Service Failure Correction Notice”), Sub-Sublandlord, at Sub-Subtenant’s sole cost and expense, shall reasonably investigate to determine the cause of the Service Failure. Where the Service Failure is caused or materially contributed to by the failure of Master Landlord to perform under the Master Lease (a “Master Landlord Service Failure”), Sections 6.5(b) and 6.5(d) hereafter shall apply thereto.

(b)      In the case of a Master Landlord Service Failure, Sub-Sublandlord shall commence using and diligently pursue to completion commercially reasonable efforts to cause Master Landlord to undertake appropriate corrective action.

(c)      If any Master Landlord Service Failure shall give rise to a right of abatement under the Master Sublease with respect to any portion of the Master Sublease Premises, which includes the Sub-Sublease Premises, Sub-Sublandlord shall abate Rent to the extent Sub-Sublandlord is entitled to Rent abatement (measured by the Rentable Area of the Sub-Sublease Premises as to

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which Rent is abated, rather than by the dollar amount of Rent abatement under the Master Sublease), among all tenants occupying the portion of the Master Sublease Premises affected by such Master Landlord Service Failure, provided that if only a portion of the Sub-Sublease Premises is affected and such portion is otherwise eligible for the abatement of Rent under the Master Sublease, such abatement shall be based on the proportion the area of the Sub-Sublease Premises affected by the abatement bears to the total Sub-Sublease Premises hereunder. Where a material part of the Sub-Sublease Premises is affected by a Master Landlord Service Failure, then, notwithstanding anything to the contrary contained in this Sub-Sublease, the Master Sublease or the Master Lease, Sub-Sublandlord and Sub-Subtenant shall jointly cooperate and conduct any negotiation with Master Landlord and Sub-Sublandlord with regard to abatement of Rent, and Sub-Sublandlord shall make no separate agreement with Master Landlord and Sub-Sublandlord with respect to such abatement without the prior written consent of Sub-Subtenant, which consent shall not be unreasonably withheld, conditioned or delayed. If Sub-Sublandlord and Sub-Subtenant cannot agree in good faith as to the handling of the negotiations with Master Landlord and Sub-Sublandlord in regard to Rent abatement pursuant to the Master Lease and Master Sublease, the matter shall be submitted for Interim Resolution in accordance with Article 18 below.

6.6.      Restriction on Termination.   Except as provided in Section 6.6(a) or Section 6.6(b) below, and subject to the provisions of Section 6.6(c) below, Sub-Sublandlord shall not voluntarily terminate the Master Sublease with respect to the Sub-Sublease Premises (or any portion thereof), or otherwise intentionally, willfully, or otherwise in a grossly negligent manner commit any acts that would entitle Master Sublandlord to terminate the Master Sublease, or amend or waive any provision of the Master Sublease that would materially and adversely affect Sub-Subtenant’s rights or obligations under this Sub-Sublease, without first obtaining Sub-Subtenant’s prior written consent, which consent shall not be unreasonably withheld.

If Sub-Sublandlord has a right to voluntarily terminate all or any portion of the Sub-Sublease Premises (including the Expansion Option Premises #1 or the Expansion Option Premises #2) under the Master Sublease in the event of (i) a condemnation or the threat of eminent domain, or (ii) in the event of a Casualty, Sub-Sublandlord shall not exercise such termination right without first providing Sub-Subtenant with at least ten (10) days’ prior notice and an opportunity, within said ten (10) day period, to consult with Master Sublandlord and Master Landlord for the purposes of determining whether Sub-Subtenant and Master Landlord and/or Master Sublandlord can agree on a direct lease or direct sublease which would allow Sub-Subtenant’s continued occupancy of the Sub-Sublease Premises and a release of Sub-Sublandlord with respect to any obligation in regard to the affected Sub-Sublease Premises. If Sub-Subtenant and Master Landlord and/or Master Sublandlord reach an agreement with respect to the termination of the affected Sub-Sublease Premises and the concomitant release of liability of Sub-Sublandlord within said ten (10) day period, Sub-Sublandlord shall execute any and all reasonable documents confirming same.

(a)      If Sub-Subtenant fails to reach an agreement with respect to the termination of the affected Sub-Sublease Premises with Master Landlord and/or Master Sublandlord and the concomitant release of liability of Sub-Sublandlord within the ten (10) day notice period specified in Section 6.6(a) above, or Sub-Subtenant fails to respond within the ten (10) day notice period specified in Section 6.6(a) above, then, in either event, Sub-Sublandlord may terminate the Master Sublease as to the affected Sub-Sublease Premises.

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(b)      Notwithstanding the provisions of Section 6.6 above, in the event, and at the time, that Master Sublandlord succeeds to the interest of Sub-Sublandlord under this Sub-Sublease, the provisions of this Section 6.6 shall be null and void and of no force and effect.

6.7.      Sub-Sublandlord Indemnity.   Sub-Sublandlord shall perform all obligations imposed on Sub-Sublandlord as “Subtenant” under the Master Sublease in accordance with the terms thereof, except to the extent such obligations have been assumed by Sub-Subtenant under this Sub-Sublease. In the event Sub-Sublandlord defaults (beyond applicable notice and cure periods) under the Master Sublease and such default is not caused or materially contributed to by Sub-Subtenant’s failure to perform its obligations under this Sub-Sublease, Sub-Sublandlord shall indemnify and hold Sub-Subtenant harmless from and against any claims (“Claims”) resulting from such default, as well as reimbursing Sub-Subtenant for all expenses reasonably incurred by Sub-Subtenant in remedying any default by Sub-Sublandlord under the Master Sublease. Sub-Sublandlord shall pay all such Claims and expenses within thirty (30) Business Days after demand by Sub-Subtenant. In the event Sub-Sublandlord disputes whether Sub-Subtenant is entitled to indemnity, either party may require that the dispute be submitted for the applicable Alternative Dispute Resolution Process specified in Article 18 hereafter.

6.8.      Sub-Subtenant Indemnity.   Sub-Subtenant shall indemnify and save Sub-Sublandlord harmless against any claim, demand, loss, damage, liability or injury, including, without limitation, reasonable attorneys’ fees, and/or any amounts assessed against Sub-Sublandlord by Master Sub-Sublandlord under the Master Sublease on account of any Default by Sub-Subtenant that shall give rise to an actual or potential Event of Default under the Master Sublease, which Sub-Sublandlord may suffer or incur under the Master Sublease as the result of Sub-Subtenant’s failure to observe, perform or otherwise discharge its obligations under this Sub-Sublease, including, without limitation, any provisions of the Master Sublease that are incorporated herein. Sub-Subtenant’s obligations in this Section 6.8 shall survive the Expiration Date or earlier termination of this Sub-Sublease. Notwithstanding any other provision of this Sub-Sublease to the contrary, in the event of any failure of Sub-Subtenant to observe, perform or otherwise discharge its obligations under this Sub-Sublease (and after any notice and opportunity to cure as may be required under this Sub-Sublease) that may cause an Event of Default to occur under the Master Sublease, Sub-Sublandlord may, in addition to all other remedies granted to Sub-Sublandlord under this Sub-Sublease, take such action as may reasonably be required to prevent such matter from maturing into an Event of Default under the Master Sublease. Sub-Subtenant shall pay all expenses reasonably incurred by Sub-Sublandlord in connection therewith (together with interest thereon at the Interest Rate from the date of expenditure) within thirty (30) days after demand by Sub-Sublandlord; provided, however, in the event Sub-Subtenant disputes whether Sub-Subtenant in fact breached the Sub-Sublease and/or that such breach would cause an Event of Default to occur under the Master Sublease, Sub-Subtenant may require that the dispute be submitted to Interim Resolution pursuant to Article 18 prior to payment of Sub-Sublandlord’s demand.

6.9.        Sub-Sublandlord Restrictions.   Commencing on the Effective Date, Sub-Sublandlord shall not exercise one (1) or more of the following rights and options specified in the Master Sublease: (a) the Guaranteed Expansion Option specified in Section 2.7 of the Master Sublease; (b) the Right of First Offer specified in Section 2.8 of the Master Sublease; or (c) the Option to Extend Term specified in Section 2.9 of the Master Lease. Further, Sub-Sublandlord shall not otherwise extend the term of the Master Sublease, or amend the Master Sublease with respect to any material matter which adversely affects the rights and/or obligations of Sub-Subtenant under this Sub-Sublease without the prior approval (in its sole discretion) of Sub-Subtenant.

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7.	SUB-SUBLANDLORD COVENANTS AND WARRANTS.

7.1.      Representations Regarding Defaults.   Sub-Sublandlord hereby represents and warrants to Sub-Subtenant that: (a) the Master Sublease is in full force and effect as of the date hereof; (b) to Sub-Sublandlord’s actual present knowledge, Master Sublandlord is not in default under the Master Sublease nor have any acts or events occurred which, with the passage of time or the giving of notice or both, could become defaults of Master Sublandlord under the Master Sublease; and (c) Sub-Sublandlord has received no notice that there exist any defaults on the part of Sub-Sublandlord under the Master Sublease, or that there exists an event or condition which, with the giving of notice or the passage of time or both, would become a default under the Master Sublease.

7.2.      Representations Regarding Authority.   Sub-Sublandlord represents and warrants that: (a) it has full authority to execute and perform this Sub-Sublease and to grant the subject leasehold estate to Sub-Subtenant; (b) Sub-Sublandlord has not assigned, transferred or encumbered its interest in the Master Sublease; (c) neither the Sub-Sublease Premises nor the Expansion Option Premises #1 or the Expansion Option Premises #2 are subject to any sublease or assignment to any other party; and (d) Exhibit A attached hereto is a complete and true copy of the Master Sublease.

7.3.      Quiet Enjoyment.   Subject to the provisions of the Consent, Sub-Sublandlord covenants that, so long as Sub-Subtenant fully and faithfully performs its obligations under this Sub-Sublease, Sub-Subtenant shall peaceably and quietly have, hold and enjoy the Sub-Sublease Premises during the entire Term, without any interference with its quiet enjoyment by any persons claiming by, through or under Sub-Sublandlord.

8.	CONDITION OF SUB-SUBLEASE PREMISES; FF&E; ALTERATIONS.

8.1.      Condition of Fourth Floor Premises and Initial First Floor Premises.   Except as provided in Sections 8.1(a) and 8.1(b) below, Sub-Subtenant accepts, on an “AS-IS” basis, the condition of the Fourth Floor Premises and the Initial First Floor Premises (collectively, the “Initial Sub-Sublease Premises”) as they existed on the Effective Date (“Existing Condition”), and that, subject to the provisions of Sections 8.1(a) and 8.1(b) below, taking of possession of any portion of the Sub-Sublease Premises by Sub-Subtenant shall be conclusive evidence that the Initial Sub-Sublease Premises, the Project and the Building are suited for the use intended by Sub-Subtenant and are in good and satisfactory condition at the time such possession was taken. Sub-Subtenant represents and warrants to Sub-Sublandlord that prior to executing this Sub-Sublease it has made such investigations as it deems appropriate with respect to the suitability of the Sub-Sublease Premises for its intended use and has determined that the Sub-Sublease Premises are suitable for such intended use. Sub-Subtenant acknowledges that Sub-Sublandlord and Brokers have not made, and Sub-Subtenant has not relied upon, any representations, warranty or other assurances concerning the Existing Condition of the Sub-Sublease Premises or the Building.

(a) Delivery of the Initial Sub-Sublease Premises to Sub-Subtenant shall be conditioned upon the Initial Sub-Sublease Premises being in broom-clean and good condition and repair, with all the furniture, fixtures, and equipment (“FF&E”) in place as specified in Section 8.1(b) below.

(b)      Upon the Term Commencement Date for each portion of the Initial Sub-Sublease Premises, Sub-Sublandlord shall transfer to Sub-Subtenant title to the FF&E owned by Sub-

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Sublandlord located within each such portion of the Initial Sub-Sublease Premises, as described in the attached Exhibits F-1 and F-2 (the “FF&E Inventories”), at no additional rental or other consideration, and in their “AS-IS” and “WITH ALL FAULTS” condition. Sublandlord shall execute a Bill of Sale in the form of Exhibits G-1 and G-2 for the transfer of the FF&E. If Sub-Subtenant does not continue to lease the Initial Sub-Sublease Premises from Master Landlord following expiration of the Term of this Sub-Sublease, Sub-Subtenant, at Sub-Subtenant’s sole cost and expense, shall be responsible to remove all FF&E from the Initial Sub-Sublease Premises in accordance with this Sub-Sublease.

8.2.      Expansion Option Premises #1. Except as provided in Sections 8.2(a) and 8.2(b) below, Sub-Subtenant accepts, on an “AS-IS” basis, the condition of the Expansion Option Premises #1, and that, subject to the provisions of Sections 8.1(a) and 8.1(b) below, taking of possession of any portion of the Sub-Sublease Premises by Sub-Subtenant shall be conclusive evidence that the Expansion Option Premises #1, the Project and the Building are suited for the use intended by Sub-Subtenant and are in good and satisfactory condition at the time such possession was taken. Sub-Subtenant represents and warrants to Sub-Sublandlord that prior to executing this Sub-Sublease it has made such investigations as it deems appropriate with respect to the suitability of the Expansion Option Premises #1 for its intended use and has determined that the Sub-Sublease Premises are suitable for such intended use.

(a)      Delivery of the Expansion Option Premises #1 to Sub-Subtenant shall be conditioned upon the Expansion Option Premises #1 being in broom-clean and good condition and repair, with all the FF&E in place as specified in Section 8.2(b).

(b)      Upon the Term Commencement Date for the Expansion Option Premises #1, Sub-Sublandlord shall transfer to Sub-Subtenant title to the FF&E owned by Sub-Sublandlord located within the Expansion Option Premises #1, as described in the attached Exhibits F-3 (the “FF&E Inventory”), at no additional rental or other consideration, and in their “AS-IS” and “WITH ALL FAULTS” condition. Sublandlord shall execute a Bill of Sale in the form of Exhibits G-3 for the transfer of the FF&E. If Sub-Subtenant does not continue to lease the Expansion Option Premises #1 from Master Landlord following expiration of the Term of this Sub-Sublease, Sub-Subtenant, at its sole cost and expense, shall be responsible to remove all FF&E from the Expansion Option Premises #1 in accordance with this Sub-Sublease.

8.3.      Expansion Option Premises #2. Except as provided in Sections 8.3(a) and 8.3(b) below, Sub-Subtenant accepts, on an “AS-IS” basis, the condition of the Expansion Option Premises #2, and that, subject to the provisions of Sections 8.3(a) and 8.3(b) below, taking of possession of the Expansion Option Premises #2 by Sub-Subtenant shall be conclusive evidence that the Expansion Option Premises #2, the Project and the Building are suited for the use intended by Sub-Subtenant and are in good and satisfactory condition at the time such possession was taken. Sub-Subtenant represents and warrants to Sub-Sublandlord that prior to executing this Sub-Sublease it has made such investigations as it deems appropriate with respect to the suitability of the Expansion Option Premises #2 for its intended use and has determined that the Expansion Option Premises #2 are suitable for such intended use.

(a)      Delivery of the Expansion Option Premises #2 to Sub-Subtenant shall be conditioned upon the Expansion Option Premises #2 being in broom-clean and good condition and repair, with all FF&E removed.

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(b)    The Expansion Option Premises #2 do not include any FF&E of Sub-Sublandlord located in the Expansion Option Premises #2.

8.4.     Inspection Rights.    Upon reasonable prior notice, and from time to time, Sub-Subtenant shall have a right to inspect the Expansion Option Premises #1 and/or the Expansion Option Premises #2.

8.5.     Alterations.    Subject to obtaining the Consent, Sub-Subtenant may, at Sub-Subtenant’s own cost and expense, install such improvements, fixtures, and equipment in the Initial Sub-Sublease Premises as shown on Exhibits K and L attached hereto, and Sub-Subtenant complies with the construction access and procedures specified in Exhibit M attached hereto. Sub-Subtenant shall, at its own cost and expense, install such improvements as are required to demise the Initial First Floor Premises from the remainder of the First Floor of the Building in substantially the manner summarized in Exhibit K attached hereto, and to improve the Fourth Floor Premises in substantially the manner summarized in Exhibit L attached hereto. Such installation shall be performed in compliance with the requirements of the Master Lease and Master Sublease, and according to applicable governmental laws and regulations. Upon the expiration of the Term of this Sub-Sublease, Sub-Subtenant, at its option and in its own discretion (but in compliance with the provisions of the Master Lease, Master Sublease and the Consent), may elect to remove such improvements and fixtures, or abandon them in the Sub-Sublease Premises without any restoration requirements. Subject to the provisions of Exhibit M, Sub-Subtenant shall have the right and access to risers and horizontal spaces in the Building in order to install IT cables and wires.

9.	USE; SIGNAGE, RECEPTION AREA; PARKING.

9.1.        Use.    Subject to the provisions of the Consent, Sub-Subtenant agrees that the Sub-Sublease Premises shall be used by Sub-Subtenant (and its permitted occupants, assignees and subtenants) solely for general office use, employee and customer training, demonstration of Sub-Subtenant’s products, and related business purposes, and for no other use, business or purpose whatsoever.

9.2.        Signage.    Subject to the requirements of the Master Lease and Master Sublease, and Sub-Subtenant not being in default beyond any applicable cure period, Sub-Subtenant shall have the right to install the following signage at the following times during the Term, with all such signs to be installed and maintained at Sub-Subtenant’s sole cost and expense:

(a)        As of January 1, 2009, Sub-Subtenant shall have joint use of the exterior ground level building monument signage in accordance with the sign drawing attached as Exhibit I, and exclusive use of the existing “eyebrow” signage on the Building as shown on Exhibit I.

(b)        Both Sub-Subtenant and Sub-Sublandlord shall have rights to install interior lobby signage as shown on Exhibit I-1.

(c)        Should Sub-Subtenant exercise the right to expand into Expansion Option Premises #1, upon the date that Sub-Subtenant commences paying Base Rent for the Expansion Option Premises #1, Sub-Subtenant shall have the right to install and maintain one (1) of the two (2) parapet signs (which one to be determined by Sub-Sublandlord). Upon the expiration or earlier termination of the Term, subject to compliance with applicable Legal Requirements, unless otherwise agreed by Master Landlord, Sub-Subtenant shall remove all of its signage and restore any damage

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resulting from such removal, all at Sub-Subtenant’s sole cost and expense and in compliance with the Master Sublease.

9.3.        First Floor Reception Desk.    Sub-Subtenant will staff the first floor reception area and desk (“Reception Area”), and represent both Sub-Subtenant and Sub-Sublandlord for all visitors during the Sub-Sublease Term. Wall colors, furniture and signage in the Reception Area shall be substantially as shown in Exhibit J attached hereto.

9.4.        Parking.    During the Term of this Sub-Sublease, Sub-Subtenant shall have the right to use Sub-Subtenant’s pro rata share of all parking rights granted to Sub-Sublandlord pursuant to Section 10.3 of the Master Sublease.

10.	ASSIGNMENT AND SUBLEASE.

10.1.        Consent.    Except as provided in Section 10.2 below, subject to Sub-Subtenant obtaining the consent of Master Landlord, Master Sublandlord and Sub-Sublandlord, if required, which consent shall not be unreasonably withheld, conditioned or delayed on the part of Sub-Sublandlord, Sub-Subtenant shall have the right to assign this Sub-Sublease or to further sub-sublease the Sub-Sublease Premises in accordance with the provisions of the Master Sublease. Without limiting the reasons upon which Sub-Sublandlord could reasonably withhold its consent, Sub-Sublandlord may reasonably withhold its consent if Sub-Sublandlord does not reasonably approve (a) a change in the permitted use of the Sub-Sublease Premises, or (b) the creditworthiness or business reputation of the new sub-subtenant or assignee. Such assignment or sub-sublease shall be subject to all of the terms and conditions of the Master Sublease and this Sub-Sublease, and Sub-Subtenant shall remain primarily liable under this Sub-Sublease notwithstanding any such sub-sublease or assignment. In connection with any assignment or further sub-subletting, Sub-Sublandlord shall have the right to review and approve the current financial statements of a proposed assignee or any proposed sub-subtenant. Fifty Percent (50%) of any profit realized by Sub-Subtenant as a result of such further sub-subleasing (after first deducting all of Sub-Subtenant’s reasonable costs associated therewith, including, without limitation, brokerage fees and commissions, reasonable attorneys’ fees, and the cost of remodeling or otherwise improving or altering the Sub-Sublease Premises for said sublessee), shall be paid to Sub-Sublandlord.

10.2.        Permitted Transfers.    Notwithstanding the provisions of Section 10.1 above, subject to Sub-Subtenant obtaining the consent of the Master Landlord and Master Sublandlord (as may be required under the Master Sublease), Sub-Subtenant shall be entitled, without further consent from Sub-Sublandlord, to assign this Sub-Sublease or sublet all or a portion of the Sub-Sublease Premises to (a) an Affiliate (defined in the Master Sublease), (b) to the surviving or new entity in connection with any merger, consolidation, reorganization, or public securities offering, of Sub-Subtenant, or (c) to the purchaser of all or substantially all of the assets of Sub-Subtenant and Sub-Subtenant’s business provided that in each instance under (a), (b) and (c) above, (i) such assignee or subtenant has a net worth (determined in accordance with generally accepted accounting principles consistently applied) of at least Ten Million Dollars ($10,000,000) (exclusive of goodwill) both immediately prior to and immediately following the consummation of such assignment or subletting, and (ii) Sub-Subtenant notifies Sub-Sublandlord of the same within ten (10) days after such event, provided that the foregoing shall not relieve Sub-Subtenant of any of its liabilities or obligations under this Sub-Sublease. Subject to the requirements of the Master Lease and the Master Sublease, and any consents required thereunder, Sub-Subtenant may allow use of the Sub-Sublease Premises by a Strategic Partner (as defined in the Master Lease and the Master Sublease).

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11.	DEFAULTS AND REMEDIES.

11.1.     Rights and Remedies.    Subject to the provisions of Sections 11.2 and 11.3 below, upon any default by Sub-Subtenant under this Sub-Sublease or any default by Sub-Subtenant under the Master Sublease, Sub-Sublandlord shall have all rights and remedies available at law or in equity, including, without limitation, all of the rights and remedies described in the Master Sublease, including, without limitation, Section 7.08 of the Master Lease.

11.2.    Holdover.    Any holdover by Sub-Subtenant of any portion of the Sub-Sublease Premises beyond the scheduled Term expiration date shall result in the payment of monthly holdover rent equal to One Hundred Fifty Percent (150%) of the amount of Base Rent and Additional Rent payable by Sub-Subtenant during the last month of the Sub-Sublease Term (“Hold Over Rent”) under this Sub-Sublease, plus any other sums payable by Master Sublandlord pursuant to Section 7.17 of the Master Lease to the extent caused by such holdover by Sub-Subtenant or otherwise which are in excess of the Hold Over Rent. Notwithstanding the foregoing provisions of this Section 11.2, Sub-Subtenant shall have no right to holdover any portion of the Sub-Sublease Premises without the consent of Sub-Sublandlord and Master Sublandlord. Sub-Subtenant shall indemnify, protect defend and hold harmless Sub-Sublandlord from and against any and all claims, demands, damages, losses, liabilities, costs, fees and expenses arising out of or resulting from Sub-Subtenant’s holding over in the Sub-Sublease Premises beyond the expiration or early termination of the Term of this Sub-Sublease.

11.3.    Cure Periods.    In the event of any failure by Sub-Subtenant to pay Rent when due, Sub-Subtenant shall not be in default unless such failure continues for three (3) days after receipt of written notice from Sub-Sublandlord of such failure to pay. In the event of a non-monetary default by Sub-Subtenant under this Sub-Sublease, Sub-Subtenant shall have the same notice and cure rights provided for in the Master Lease as Sub-Sublandlord would have for a similar default under the Master Lease, except that Sub-Subtenant’s time to cure shall not exceed Seventy-Five Percent (75%) of the corresponding cure period under the Master Sublease.

11.4.    Required Notices.    Sub-Sublandlord shall promptly notify Sub-Subtenant in writing of any notice of default received by Sub-Sublandlord concerning a default by either Sub-Sublandlord, Master Sublandlord or Master Landlord under the terms and conditions of the Master Sublease or the Master Lease.

12.	GENERAL INDEMNITY BY SUB-SUBTENANT.

Except to the extent caused by the negligence or willful misconduct of Sub-Sublandlord, Master Sublandlord or Master Landlord or their respective agents, employees or contractors or a breach by Sub-Sublandlord (or a breach by Master Landlord under the Master Lease, or Master Sublandlord under the Master Lease or the Master Sublease) of its obligations under this Sub-Sublease, Sub-Subtenant shall indemnify, defend and hold Sub-Sublandlord, Master Sublandlord and Master Landlord and their respective employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees harmless from all claims, damages, losses, liabilities, costs and expenses, including, without limitation, any sums for which Sub-Sublandlord may be liable to Master Sublandlord under any indemnity, hold harmless or other provision in the Master Sublease (“Master Sublease Indemnify”) and reasonable attorneys’ fees and costs, arising from: (a) Sub-Subtenant’s use of the Sub-Sublease Premises or the conduct of its business or any activity, work, or thing done, permitted

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or suffered by Sub-Subtenant in or about the Sub-Sublease Premises; (b) any breach or default in the performance of any obligation to be performed by Sub-Subtenant under the terms of this Sub-Sublease (or any consents thereto); and (c) any act, neglect, fault or omission of Sub-Subtenant or of its directors, officers, agents, employees, licensees or invitees. In case any action or proceeding shall be brought against Sub-Sublandlord by reason of any such claim, Sub-Subtenant upon notice from Sub-Sublandlord shall defend the same, at Sub-Subtenant’s sole cost and expense, by counsel reasonably approved in writing by Sub-Sublandlord. To the fullest extent permitted by law, Sub-Subtenant, as a material part of the consideration to Sub-Sublandlord, hereby assumes all risk of and waives all claims against Sub-Sublandlord with respect to damage to property or injury to persons in, upon or about the Sub-Sublease Premises from any cause whatsoever except that which is caused by the negligence or willful misconduct of Sub-Sublandlord or the failure of Sub-Sublandlord to observe any of the terms and conditions of this Sub-Sublease where such failure has persisted for an unreasonable period of time after written notice to Sub-Sublandlord of such failure, provided that in no event shall Sub-Subtenant be liable for special, consequential or punitive damages.

13.	DAMAGE TO SUB-SUBTENANT’S PROPERTY.

Notwithstanding anything to the contrary in this Sub-Sublease, Master Landlord, Master Sublandlord and Sub-Sublandlord and its directors, officers and agents shall not be liable for (a) any damage to any property entrusted by Sub-Subtenant to employees of the Building or its property managers, (b) loss or damage to any property by theft or otherwise, (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing work therein or from the roof, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (d) any damage or loss to the business or occupation of Sub-Subtenant arising from the acts or neglect of other tenants or occupants of, or invitees to, the Building. Sub-Subtenant shall give reasonably prompt notice to Sub-Sublandlord and Master Landlord in case of a fire or accident in the Sub-Sublease Premises, or in the Building, or of defects of which Sub-Subtenant has actual knowledge.

14.	SUBTENANT’S INSURANCE.

14.1.    Insurance Requirements.    Sub-Subtenant, at its sole cost and expense, shall maintain or cause to be maintained from and after the Term Commencement Date and thereafter throughout the Term, (a) a policy of commercial general liability insurance [including, without limitation, premises operation, bodily injury, automobile operation, personal injury liability (including, without limitation, libel, slander, false arrest and wrongful eviction), wrongful death, products and completed operations, broad form contractual liability and broad form property damage] on occurrence based forms with premiums thereon fully paid in advance, issued by and binding upon an insurance company rated A-, VIII, with a combined single limit of not less than Five Million Dollars ($5,000,000) per occurrence in the Building, (b) a policy or policies of Special Form fire and casualty insurance (including sprinkler leakage and water damage coverage) insuring the full replacement cost of all Sub-Subtenant improvements in the Sub-Sublease Premises on the Term Commencement Date, all alterations and all of Sub-Subtenant’s moveable furniture, fixtures, equipment, trade fixtures and other personal property in the Sub-Sublease Premises (collectively, “Tenant’s Insured Property”), and (c) worker’s compensation and employer’s liability insurance, all satisfying the requirements of Section 7.03 of the Master Lease. Sub-Sublandlord, Master Sublandlord and Master Landlord shall be named as additional insureds on Sub-Subtenant’s liability policies and as loss payees under Sub-Subtenant’s fire and casualty policies as their interests shall

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appear. Prior to the time such insurance is first required to be carried by Sub-Subtenant, and thereafter at least thirty (30) days prior to the expiration of any such policy, Sub-Subtenant shall deliver to Sub-Sublandlord certificates evidencing all required insurance.

14.2.        Waiver of Subrogation.    Sub-Subtenant hereby waives on behalf of itself any and all rights of recovery against Sub-Sublandlord, Master Sublandlord and Master Landlord and the officers, employees, agents and representatives of Sub-Sublandlord, Master Sublandlord or Master Landlord on account of loss or damage occasioned to Sub-Subtenant or its property or the properties of others under its control caused by fire or any extended coverage (Special Form) risks described hereunder to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder. Sub-Subtenant shall give notice to its insurance carrier of the foregoing waiver of subrogation. Sub-Sublandlord hereby waives on behalf of itself (and shall also cause its insurers to do so under the applicable property insurance) any and all rights of recovery against Sub-Subtenant and its officers, employees, agents and representatives on account of damage to the Sub-Sublandlord or its property or the properties of others under its control caused by fire or any of the extended coverage (Special Form) risks described herein to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder.

14.3.        Casualty. If this Sub-Sublease is terminated by Sub-Subtenant, Sub-Sublandlord, Master Sublandlord, or Master Landlord as a consequence of a casualty in accordance with any of the provisions of the Master Sublease, then all proceeds of Sub-Subtenant’s insurance payable in connection with all of the Sub-Subtenant improvements in the Sub-Sublease Premises on the Term Commencement Date and all alterations thereafter constructed by or for Sub-Subtenant shall be payable in accordance with the Master Sublease.

15.	TIME.

Time is of the essence of this Sub-Sublease.

16.	NOTICES.

All notices under this Sub-Sublease shall be in writing as follows:

If to Sub-Sublandlord:	E-LOAN, INC.
6230 Stoneridge Mall
Pleasanton, CA 94588
Attention: Legal Department

With an additional copy to:	E-LOAN, INC.
6230 Stoneridge Mall
Pleasanton, CA 94588
Attention: Office of the President

If to Master Landlord
and Master Sublandlord:	To the Notice Addresses and Addressees set forth in the Master Sublease

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If to Sub-Subtenant:	WORKDAY, INC.
6230 Stoneridge Mall, Suite 200
Pleasanton, CA 94588
Attention: Chief Financial Officer

With a copy to:	WORKDAY, INC.
6230 Stoneridge Mall, Suite 200
Pleasanton, CA 94588
Attention: General Counsel

With a copy to:	Thomas E. Cooper, Esquire
Bartko, Zankel, Tarrant & Miller
900 Front Street, Suite 300
San Francisco, CA 94111

or such addresses as may hereafter be designated by either party by notice as required herein. Any such notices shall be either sent by (a) certified mail, return receipt requested, in which case notice shall be deemed delivered on receipt, (b) sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when actually delivered (or when delivery is rejected), or (c) personally delivered, in which case notice shall be deemed delivered upon receipt (or when delivery is rejected).

17.	SURRENDER OF SUBLEASE PREMISES.

The voluntary or other surrender of this Sub-Sublease by Sub-Subtenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Sub-Sublandlord, operate as an assignment to it of any subleases or subtenancies.

18.	ALTERNATIVE DISPUTE RESOLUTION.

18.1.    General.    The parties agree that any and all disputes, claims or controversies (collectively, “Dispute” or “Disputes”) arising out of this Agreement that are not resolved by mutual agreement shall be subject to final and binding resolution pursuant to the provisions of this Article 18. Any Dispute in which the amount of the controversy is more than Twenty-Five Thousand Dollars ($25,000) and less than One Hundred Thousand Dollars ($100,000) shall be resolved by Interim Resolution pursuant to the provisions of Section 18.2 below. Any other Dispute in which the amount in controversy exceeds One Hundred Thousand Dollars ($100,000) shall be resolved by Arbitration pursuant to the provisions of Section 18.3 below. Any Dispute as to whether a matter is subject to Interim Resolution or Arbitration shall be resolved by Interim Resolution.

18.2.    Interim Resolution.

(a)        As used in this Sub-Sublease, the term “Interim Resolution” refers to the expedited dispute resolution procedure set forth in this Section 18.2.

(b)        Sub-Sublandlord or Sub-Subtenant may initiate an Interim Resolution by making written demand therefor upon the other party and delivering a copy of such demand to the San Francisco office of JAMS. The written demand shall describe with reasonable particularity the matter(s) in dispute and the relief sought by the party initiating the Interim Resolution.

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(c)        JAMS shall select a single neutral arbitrator (“Arbitrator”) meeting the qualifications stated below, and shall administer the Interim Resolution in accordance with the AAA’s Commercial Arbitration Rules (as then in effect), except insofar as such Commercial Arbitration Rules conflict with the express provisions of this Section 18.2. The Arbitrator shall be a retired Superior Court judge with a minimum of ten (10) years experience on the bench or a licensed California attorney with a minimum of fifteen (15) years experience handling the negotiation and/or enforcement of commercial real estate matters.

(d)        The Arbitrator shall conduct an initial hearing within fifteen (15) days after his or her selection and shall endeavor to conclude all further hearings needed to reach his or her decision within fifteen (15) days after such appointment. AU hearings shall be held in San Francisco, California, unless the parties mutually agree on another venue. The hearings shall be reported by a certified shorthand court reporter, and written transcripts shall be made available to the parties on either party’s request.

(e)        Within twenty (20) days after his or her appointment, the Arbitrator shall prepare and provide to the parties a written decision on all matters which are the subject of the Interim Resolution (the “Interim Resolution Decision”). The Interim Resolution Decision shall include the factual findings and legal conclusions which form the basis therefor. The Interim Resolution Decision shall be binding on Sub-Sublandlord and Sub-Subtenant.

(f)        The Arbitrator shall have the power to grant such legal and equitable remedies and award such damages as may be granted or awarded by a judge of the Superior Court of the State of California; provided, however, that the Arbitrator shall not be empowered to terminate the Sub-Sublease or release Sub-Subtenant from all further obligations hereunder.

(g)        The Interim Resolution Decision shall be effective immediately and bind the parties.

(h)        The parties each shall have the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver, if the Interim Resolution Decision to which the applicant may be entitled could be rendered ineffectual in the absence of such relief, or if there is no other adequate remedy. Any such application shall not act as a waiver of the applicant’s rights to seek an Interim Resolution Decision.

(i)        In no event shall any demand for Interim Resolution be made after the date that the institution of legal proceedings based on the underlying claim, dispute or other matter would be barred by the applicable statute of limitations.

18.3.    Arbitration.    Any matter subject to Arbitration pursuant to Section 18.1 shall be submitted to final and binding Arbitration before the San Francisco office of JAMS, or its successor. Either party may commence the Arbitration process called for herein by filing a written demand for Arbitration with JAMS, with a copy to the other party. The Arbitration will be conducted in accordance with the provisions of JAMS dispute resolutions procedures in effect at the time of filing of the demand for Arbitration, except as follows: (a) one (1) arbitrator shall decide the arbitration; (b) the parties shall agree on the one (1) arbitrator, and, if they cannot agree, JAMS shall appoint a retired judge to act as an arbitrator; (c) discovery shall be limited to those matters and procedures specified in Federal Rules of Civil Procedure, Rule 26; and (d) the parties shall exercise due

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diligence and good faith to schedule an Arbitration date that is no later than sixty (60) days after the initial notice of Arbitration and conclude the arbitration within ninety (90) days after the initial notice of Arbitration. The costs of arbitration (but not including the attorney’s fees of either party) shall be awarded to the prevailing party in such Arbitration. Such arbitration shall take place in Alameda County, California.

19.	GENERAL PROVISIONS.

19.1.    Entire Agreement.    This Sub-Sublease and Exhibits A-M, attached hereto, contain all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Sub-Sublease. This Sub-Sublease and Exhibits A-M attached hereto supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Sub-Sublease Premises.

19.2.    Terms and Headings.    The words “Sub-Sublandlord” and “Sub-Subtenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to Sections of this Sub-Sublease are not a part of this Sub-Sublease and shall have no effect upon the construction or interpretation of any part hereof.

19.3.    Successors and Assigns.    All of the covenants, agreements, terms and conditions contained in this Sub-Sublease shall inure to and be binding upon Sub-Sublandlord and Sub-Subtenant and their respective successors and assigns.

19.4.    Brokers.    Sub-Subtenant represents and warrants to Sub-Sublandlord that, except with respect to Griggs Resource Group (“Sub-Subtenant’s Broker”), Sub-Subtenant has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sub-Sublease and Sub-Subtenant shall indemnify, defend and hold harmless Sub-Sublandlord against any loss, cost, liability or expense incurred by Sub-Sublandlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or asserted to have been made by or on behalf of Sub-Subtenant. Sub-Sublandlord represents and warrants to Sub-Subtenant that, except with respect to CM Realty (“Sub-Sublandlord’s Broker”), Sub-Sublandlord has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sub-Sublease and Sub-Sublandlord shall indemnify, defend and hold harmless Sub-Subtenant against any loss, cost, liability or expense incurred by Sub-Subtenant as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Sub-Sublandlord. Sub-Subtenant’s Broker and Sub-Sublandlord’s Broker are hereinafter collectively referred to as “Brokers.” If, and solely if, this Sub-Sublease transaction is consummated and Sub-Subtenant and pays Base Rent, Sub-Sublandlord shall pay the real estate brokerage commission with respect to this Sub-Sublease transaction pursuant to a separate written agreement. In the event Sub-Sublandlord fails to pay the real estate brokerage commission to the Brokers within thirty (30) days of the due date and billing, Sub-Subtenant may pay the Brokers (whether in installments or in a lump sum, at Sub-Subtenant’s sole option) and deduct all such amounts paid from Rent coming due.

19.5.    Liability of Sub-Sublandlord.    No officer, director, employee or shareholder of Sub-Sublandlord shall have or incur any personal liability whatsoever with respect to this Sub-Sublease. Further, the liability of Sub-Sublandlord to Sub-Subtenant with respect to Sub-

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Sublandlord’s obligations under this Sub-Sublease shall not, in the aggregate, exceed One Million Eight Hundred Thousand Dollars ($1,800,000).

19.6.    Severability.    Any provision of this Sub-Sublease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

19.7.     Examination of Sub-Sublease.    Submission of this instrument for examination or signature by Sub-Subtenant does not constitute a reservation of or an option to Sub-Sublease, and it is not effective as a Sub-Sublease or otherwise unless and until (a) the execution by and delivery to both Sub-Sublandlord and Sub-Subtenant of this Sub-Sublease, and (b) the Master Landlord and Master Sub landlord Consent hereto as provided in Article 3 above.

19.8.    Recording.    Neither Sub-Sublandlord nor Sub-Subtenant shall record this Sub-Sublease or a short form Memorandum of same.

19.9.    Survival of Obligations.    All provisions of this Sub-Sublease which require the payment of money or the delivery of property after the termination of this Sub-Sublease or require Sub-Subtenant to indemnify, defend or hold Sub-Sublandlord harmless or require Sub-Sublandlord to indemnify, defend or hold Sub-Subtenant harmless shall survive the expiration or earlier termination of this Sub-Sublease.

19.10.    Business Days.    Business Day(s) shall have the same meaning as specified in Section 1.16 of the Master Lease.

19.11.    Non-Solicitation of Employees.    Unless otherwise mutually agreed in writing, prior to one (1) year after the Effective Date, or prior to one (1) year after the expiration of the Term of this Sub-Sublease, or earlier termination, whichever is later, neither party will encourage or solicit any employee or consultant of the other party to terminate its relationship with such other party for any reason. Notwithstanding the foregoing, each party can, without liability, hire the employee of the other party if the employee answers a general solicitation of the soliciting party or its agents; provided, however, that the party making such a general solicitation is not permitted to use any information of the other party to make such a general solicitation.

19.12.    Counterparts.    The parties may execute this Sub-Sublease in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Sub-Sublease in the presence of the other parties to this Sub-Sublease. This Sub-Sublease is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Sub-Sublease, a party must produce or account only for the executed counterpart of the party to be charged. Any party delivering an executed counterpart of this Sub-Sublease by facsimile shall also deliver a manually executed counterpart of this Sub-Sublease, but the failure to do so does not affect the validity, enforceability, or binding effect of this Sub-Sublease.

[Signatures on the following page]

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19.13.    Appendices and Riders.    The following exhibits are attached hereto and by this reference made a part of this Sub-Sublease:

EXHIBIT A	Master Sublease
EXHIBIT B	Sub-Sublease
EXHIBIT C	Premises Consent
EXHIBIT D	Confirmation of Commencement Date
EXHIBIT E	Base Rent and L-C Reduction Schedules
EXHIBIT F-1	FF&E (Fourth Floor)
EXHIBIT F-2	FF&E (First Floor)
EXHIBIT F-3	FF&E (Fifth Floor)
EXHIBIT G-1	Bill of Sale (Fourth Floor)
EXHIBIT G-2	Bill of Sale (First Floor)
EXHIBIT G-3	Bill of Sale (Fifth Floor)
EXHIBIT H	Letter of Credit Form and Escrow Letter
EXHIBIT I	Sign Exhibit
EXHIBIT I-1	Interior Lobby Signage
EXHIBIT J	First Floor Reception Area and Lobby Improvements
EXHIBIT K	First Floor Improvements
EXHIBIT L	Fourth Floor Improvements
EXHIBIT M	Construction Procedures

IN WITNESS WHEREOF, the parties hereto have executed this Sub-Sublease as of the date first above written.

SUB-SUBTENANT:		SUB-SUBLANDLORD:

Workday, Inc.,		E-Loan, Inc.,
a Nevada corporation		a Delaware corporation

By:	/s/ Steve Hill	By:	/s/ Mark Lefanowiez
Name:	Steve Hill	Name:	Mark Lefanowiez
Its:	CFO	Its:	President

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EXHIBIT A

MASTER SUBLEASE

Exhibit A

SUBLEASE

BUILDING D

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	9.2	Tenant Improvement Allowance	18

	9.3	Additional Allowance	20

10.	Use; Sublandlord’s Trade Names; Parking; Signage; Roof Rights; Generator; BART Shuttle		21

	10.1	Use	21

	10.2	No Use of Trade Names	21

	10.3	Parking	21

	10.4	Signage	22

	10.5	Rooftop Richts	23

	10.6	Generator	23

	10.7	BART Shuttle	23

11.	Compliance With Laws and Regulations; Prohibited Actions		23

12.	Sub-Subletting		25

13.	Defaults And Remedies		26

14.	Alterations		27

15.	Indemnification		28

16.	Damage to Subtenant’s Property		29

17.	Subtenant’s Insurance		29

18.	Services		30

19.	Time		30

20.	Right To Perform		31

21.	Non-Waiver		31

22.	Notices		31

23.	Surrender of Sublease Premises		32

24.	General Provisions		32

	24.1	Entire Agreement	32

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24.2	Terms and Headings	32

24.3	Successors and Assigns	32

24.4	Brokers	32

24.5	Liability of Sublandlord	33

24.6	Severability	33

24.7	Examination Of Sublease	33

24.8	Recording	33

24.9	SNDA	33

24.10	Survival of Obligations	33

24.11	Appendices and Riders	33

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SUBLEASE

BUILDING D

This Sublease is made as of June 20, 2003 by and between CHARLES SCHWAB & CO., INC., a California corporation (“Sublandlord”), and E-Loan, INC., a Delaware corporation (“Subtenant”).

R E C I T A L S:

A.      California Corporate Properties D, LLC, a Delaware limited liability company (“Master Landlord”), as Landlord, and Sublandlord, as Tenant, entered into that certain Amended and Restated Office Building Lease effective March 16, 2000, a copy of which is attached hereto as Exhibit A (as amended, the “Master Lease”), covering the premises comprising approximately 148, 902 rentable square feet (“RSF”) described in the Master Lease (the “Master Premises”) in that certain building known as Building D of the Pleasanton Corporate Commons located at 6230 Stoneridge Mall Road in Pleasanton, California (“Building D”). Capitalized terms used in this Sublease but not defined herein shall have the meaning given them in the Master Lease.

B.      Sub-Subtenant desires to sublet from Sublandlord a portion of the Master Premises located on the entire First, Third, Fourth and Fifth Floor(s) of Building D, described as approximately 118,134 RSF as shown on Exhibit B attached hereto (the “Sublease Premises”) and Sublandlord desires to sublease the Sublease Premises to Subtenant on the terms, covenants and conditions contained in this Sublease.

C.      Sublandlord also leases from affiliates of Master Landlord those certain Buildings known as Building B and Building C of the Pleasanton Corporate Commons located on Stoneridge Mall Road in Pleasanton, California (“Building B” and “Building C”, respectively) pursuant to those certain Amended and Restated Office Building Leases for Building B effective March 16, 2000 and Building C effective March 16, 2000 (as amended, the “Building B Lease” and “Building C Lease”, respectively), a copy of each of which has previously been delivered by Sublandlord to Subtenant.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Sub-Subtenant agree as follows:

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1.	SUBLEASE.

Upon and subject to the terms, covenants and conditions hereinafter set forth, Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Sublease Premises.

2.	TERM; POSSESSION.

2.1      COMMENCEMENT DATE.    The Commencement Date of this Sublease shall be the later to occur of (a) the date on which the Master Landlord consents in writing to this Sublease as described in Section 3 below or (b) June 20, 2003. Possession of the Sublease Premises shall be delivered to Subtenant in three (3) separate phases (hereinafter defined as Phase I, Phase II and Phase III, respectively, as set forth below in Section 2.2) following receipt of the executed Master Landlord’s Consent, in broom-clean and “AS-IS and WITH ALL FAULTS” condition as provided in Section 9 below (subject to all of the terms and conditions set forth in this Sublease except for Subtenant’s obligation to pay Base Rent and Additional Rent) for the sole and limited purpose of allowing Subtenant to install in each of Phase I, Phase II and Phase III, respectively, its Tenant Improvements (as defined in Section 9.2 below), fixtures, furnishings, equipment, cabling and personal properly pursuant to Section 14 below but subject to the restrictions set forth in Section 6.3 below. The date on which Phase I of the Sublease Premises is delivered to Subtenant is referred to herein as the “Phase I Delivery Date.” The date on which Phase II of the Sublease Premises is delivered to Subtenant is referred to herein as the “Phase II Delivery Date.” The date on which Phase III of the Sublease Premises is delivered to Subtenant is referred to herein as the ‘Phase III Delivery Date.” Sublandlord and Subtenant shall enter in a Commencement Date and Phase I Delivery Date Agreement in substantially the form attached hereto as Exhibit C-1 confirming the Commencement Date and the Phase I Delivery Date promptly following the Commencement Date. Likewise, Sublandlord and Subtenant shall enter into a Phase II Delivery Date Agreement and Phase III Delivery Date Agreement in the forms attached hereto as Exhibit C-2 and Exhibit C-3, respectively, confirming the Phase II Delivery Date and the Phase III Delivery Date, respectively, promptly following the Phase II Delivery Date and the Phase III Delivery Date, respectively.

2.2      PHASES DEFINED.    As used in this Sublease, Phase I, Phase II and Phase III shall have the following meanings:

  2.2.1    PHASE I.     Phase I shall mean approximately 25,830 rentable square feet (“RSF”) on the First Floor of Building D and approximately 18,938 RSF on the Third Floor of Building D, as set forth on the floor plan attached hereto as Exhibit D-1 (for a total RSF for Phase I of approximately 44,768 RSF).

  2.2.2    PHASE II.    Phase II shall mean approximately 15,384 RSF on the Fourth Floor of Building D as set forth on the floor plan attached hereto as Exhibit D-2.

  2.2.3    PHASE III.    Phase III shall mean approximately 15,384 RSF on the Fourth Floor of Building D, approximately 11,830 RSF on the Third Floor of Building D and the entire Fifth Floor of Building D comprised of approximately 30,768 RSF as set forth on the floor plan attached hereto as Exhibit D-3 (for a total RSF for Phase III of approximately 57,982 RSF).

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2.3      SUBLANDLORD’S REMEASUREMENT OF EACH PHASE.    Intentionally Deleted.

2.4      PHASE DELIVERY DATES AND PHASED RENT COMMENCEMENT DATE.    The Sublease Premises shall be delivered to Subtenant, and Subtenant shall commence paying rent for the Sublease Premises, in three (3) Phases as follows:

  2.4.1    PHASE I.    Provided that Subtenant has paid the first month’s Base Rent applicable to Phase I to Sublandlord and Master Landlord has delivered its Master Landlord Consent, as provided in Section 3 below, Sublandlord shall deliver Phase I to Subtenant on June 20, 2003 (“Phase I Delivery Date”) to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter for Subtenant Improvements attached hereto as Exhibit E (“Work Letter”) but subject to the restrictions set forth in Section 6.3 below. Subtenant shall commence paying Base Rent for Phase I on the earlier to occur of (i) the date on which Subtenant commences the conduct of its business in all or any portion of Phase I or (ii) October 10, 2003; provided, however, that so long as Subtenant is diligently pursuing the completion of its Tenant Improvements in Phase I, this October 10, 2003 date may be extended for up to thirty (30) days to November 9, 2003, and provided further, that this October 10, 2003 date may be further extended for up to an additional twenty (20) days to November 29 , 2003 if and solely to the extent that Subtenant is delayed in completing its Tenant Improvements in Phase I by reason of Force Majeure Delays (with such earlier date in (i) or (ii) above being the “Phase I Rent Commencement Date”). In no event shall the Phase I Rent Commencement Date be extended beyond November 29, 2003 for any reason whatsoever.

  2.4.2    PHASE II.    Provided Subtenant has paid the first month’s Base Rent applicable to Phase II to Sublandlord, Sublandlord shall deliver Phase II to Subtenant on October 1, 2003 (“Phase II Delivery Date”) or earlier pursuant to Subtenant’s written request in accordance with Section 2.4.2.1 below to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter. Subtenant shall commence paying Base Rent for Phase II on the earlier to occur of (i) the date on which Subtenant commences the conduct of its business in all or any portion of Phase II or (ii) March 24, 2004 (with such earlier date being the “Phase II Rent Commencement Date”).

  2.4.2.1      Subtenant, in its discretion, shall have the right to request in writing that Phase II be delivered by Sublandlord to Subtenant in the condition specified in Section 9 of this Sublease prior to the October 1, 2003 Phase II Delivery Date specified in Section 2.4.2 above to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter, in which event the Phase II Delivery Date shall be such earlier actual delivery date as to Phase II and Subtenant shall pay the first month’s Base Rent applicable to Phase II to Sublandlord on or before such earlier actual Phase II Delivery Date. In such event, Subtenant shall reimburse to Sublandlord the cost of providing utilities and services and other variable cost to Phase II as reasonably determined by Sublandlord in connection with the build-out and completion of the Tenant Improvements in Phase II prior to the Phase II Rent Commencement Date (e.g., the cost of providing heating, ventilating and air conditioning (“HVAC”) and similar services to Phase II). Additionally, as provided in Section 2.4.2 above, the Phase II Rent Commencement Date shall be the earlier of (i) March 24, 2004 or (ii) the date on which Subtenant commences the

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conduct of its business in all or any part of Phase II (with “conduct of its business” being defined broadly to include the conduct of Tenant’s business in, occasional or ancillary use of, or storage of equipment or supplies in all or any portion of Phase II). Until the Phase II Rent Commencement Date occurs, upon the reasonable request of Sublandlord from time to time, an officer of Subtenant shall certify to Sublandlord in writing that no portion of Phase II is being used or occupied by Subtenant and Sublandlord and its agents shall have the right to inspect Phase II with respect to Subtenant’s occupancy.

  2.4.3     PHASE III.    Provided Subtenant has paid the first month’s Base Rent applicable to Phase III to Sublandlord, Sublandlord shall deliver Phase III to Subtenant on October 1, 2003 (the “Phase III Delivery Date”) or earlier pursuant to Subtenant’s written request in accordance with Section 2.4.3.1 below to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property therein pursuant to the Work Letter. Subject to the provisions of Section 2.4.3.1 below, Subtenant shall commence paying Base Rent for Phase III on November 30, 2004 (the “Phase III Rent Commencement Date”). If Subtenant commences the conduct of its business in all or any portion of Phase III prior to the November 30, 2004 Phase III Rent Commencement Date or otherwise requires that utilities or other services be provided to Phase III in connection with its use and/or occupancy of Phase III prior to the Phase III Rent Commencement Date, Subtenant shall reimburse to Sublandlord the cost of providing all such utilities and services and any other variable costs which are actually incurred by reason of Subtenant’s occupancy on a monthly basis within thirty (30) days of Subtenant’s receipt of invoices therefor.

  2.4.3.1      Subtenant, in its discretion, shall have the right to request in writing that Phase III be delivered by Sublandlord to Subtenant in the condition specified in Section 9 of this Sublease prior to the Phase III Delivery Date specified in Section 2.4.3 above to permit Subtenant to construct and install its Tenant Improvements, fixtures, furnishings, cabling and personal property pursuant to the Work Letter, in which event the Phase III Delivery Date shall be such earlier actual delivery date as to Phase III and Subtenant shall pay the first month’s Base Rent applicable to Phase III to Sublandlord on or before such earlier actual Phase III Delivery Date. In such event, Subtenant shall reimburse to Sublandlord the cost of providing utilities and services and other variable costs to Phase III as reasonably determined by Sublandlord in connection with the build-out and completion of the Tenant Improvements in Phase III prior to the Phase III Rent Commencement (e.g. the cost of providing HVAC and similar services to Phase III). If Subtenant commences the conduct of its business in all or any part of Phase III (with “conduct of its business” again being defined broadly to include the conduct of Tenant’s business in, occasional or ancillary use of, or storage of equipment or supplies in all or any portion of Phase III) prior to October 1, 2003, then Subtenant shall pay the Base Rent otherwise applicable to Phase III from the date such conduct of business commences in Phase III through September 30, 2003 (after which date the provisions of Section 2.4.3 above shall control). Until October 1, 2003, upon the reasonable request of Sublandlord from time to time, an officer of Subtenant shall certify to Sublandlord in writing that no portion of Phase III is being used or occupied by Subtenant and Sublandlord and its agents shall have the right to inspect Phase III with respect to Subtenant’s occupancy.

2.5    TERM.    The term of the Sublease (the “Term”) shall commence on the Commencement Date and shall terminate at 11:59 p.m. on June 30, 2010 (the “Expiration Date”),

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unless sooner terminated pursuant to any provision hereof or of the Master Lease or unless extended pursuant to the provisions of Section 2.9 below.

2.6    EARLY ACCESS.    Subject to the terms and provisions of the Work Letter and the terms and provisions of this Sublease, Subtenant shall be permitted to enter Phase I from and after the Phase I Delivery Date until the Phase I Rent Commencement Date (but subject to the restrictions set forth in Section 6.3 below), to enter Phase II from and after the Phase II Delivery Date until the Phase II Rent Commencement Date, and to enter Phase III from and after the Phase III Delivery Date until the Phase III Rent Commencement Date, respectively, for the sole and limited purpose of constructing and installing its Tenant Improvements, fixtures, furnishings, equipment, cabling and personal property within Phase I, Phase II and Phase III, respectively, of the Sublease Premises; provided, however, that, as to Phase III only, such early access shall allow the commencement of business as provided in, and subject to the terms and conditions of, Section 2.4.3 above. Such limited entry and use of the Sublease Premises shall not obligate Subtenant to commence paying Base Rent for each applicable Phase unless Subtenant commences its business operations in all or any portion of such Phase prior to the Rent Commencement Date for each respective Phase. This right of entry onto the Sublease Premises is subject to revocation by Sublandlord in the event that Subtenant or its employees, contractors, subcontractors or agents cause unreasonable interference with any of Sublandlord’s work in Building D or any labor dispute or damage during such period which results either directly or indirectly from the installation or delivery of the foregoing, or Subtenant otherwise breaches any term, covenant or condition of this Sublease. Prior to Subtenant’s entry onto the Sublease Premises in accordance with this Section 2.6, Subtenant shall satisfy all of the insurance requirements set forth in Section 17 of this Sublease. Under no circumstances shall Sublandlord be liable or responsible for, and Subtenant agrees to assume all risk of loss or damage to such installation of its tenant improvements, furniture, fixtures, furnishings, equipment, cabling and personal property and to indemnify, defend and hold Sublandlord harmless from any liability, loss or damage arising from any damage to the property of Sublandlord, or its contractors, employees or agents, and any death or personal injury to any person or persons to the extent caused by, attributable to or arising out of, whether directly or indirectly, Subtenant’s entry onto the Subleased Premises or the delivery, placement, installation, or presence of its tenant improvements, furniture, fixtures, furnishings, equipment, cabling and personal property, except to the extent that such loss or damage is caused by Sublandlord’s willful misconduct or gross negligence or the willful misconduct or gross negligence of Sublandlord’s contractors, agents or employees.

2.7    GUARANTEED EXPANSION OPTION.    Sublandlord hereby grants to Subtenant the option to expand the Sublease Premises to include, in addition to the Sublease Premises, the portion of the Master Premises located on the entire Second Floor of Building D and containing approximately 30,768 RSF rentable square feet as shown on Exhibit F attached hereto (“Expansion Premises”), provided that Subtenant may not exercise the foregoing option if Subtenant has defaulted under this Sublease (and any applicable cure periods have expired without cure) and such uncured default is continuing either at the time of giving its notice of its irrevocable election to exercise its expansion option or on the commencement date of the Expansion Term (defined below) and Subtenant shall not exercise the foregoing option for less than the entire Second Floor of Building D. Subtenant shall have the right to exercise such option by giving its irrevocable written notice of exercise of the option (“Option Exercise

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Notice”) to Sublandlord no later than October 1, 2004. Subtenant shall sublease the Expansion Premises on all of the terms and conditions contained in this Sublease including, without limitation, the same per RSF Base Rent and Tenant Improvement Allowance (defined in Section 9.2 below) and Base Year as for the balance of the Sublease Premises, except that (i) the term of the sublease for the Expansion Premises shall commence within seven (7) days following Sublandlord’s receipt of the Option Exercise Notice on a date specified in writing by Sublandlord (the “Expansion Commencement Date”) and shall terminate on the June 30, 2010 Expiration Date (“Expansion Term”); (ii) Subtenant shall not have access to the Expansion Premises prior to the Expansion Commencement Date; (iii) Subtenant’s obligation to commence paying Base Rent for the Expansion Premises shall commence on the earlier of (a) the date on which Subtenant commences the conduct of its business in all or any portion of the Expansion Premises or (b) six (6) months following the Expansion Commencement Date (with such earlier date being the “Expansion Premises Rent Commencement Date”); and (iv) Subtenant’s Proportionate Share for increases in Basic Operating Expenses of Building D shall be adjusted upward to one hundred percent (100%) as provided in Section 5 below. The Expansion Premises shall be delivered by Sublandlord to Subtenant broom clean and in “AS IS and WITH ALL FAULTS” condition as provided in Section 9 below. The foregoing right to sublease the Expansion Premises is personal to Subtenant and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity, other than to an Affiliate (as defined in Section 12.2 below).

2.8       RIGHT OF FIRST OFFER.    Provided that Subtenant is not then in default under this Sublease (following the expiration of all applicable cure periods without cure) and provided further that the Master Landlord of Building C or the Master Landlord of Building B, as applicable, has consented in writing to Subtenant leasing space in Building C or Building B pursuant to the terms and provisions set forth in this Section 2.8 and the applicable sublease:

  (i)      if Subtenant has previously declined (i.e., on or before October 1, 2004) to exercise its Expansion Option set forth in Section 2.7 to sublease the Expansion Premises and Sublandlord desires to sublease part or all of the Second Floor of Building D to a third party subtenant; or

  (ii)      if and only if Subtenant is then subleasing all of Building D (or has irrevocably exercise its option to lease the entire Expansion Premises prior to the earlier to occur of (a) Sublandlord delivering its first written subleasing proposal to prospective third party subtenant with respect to Offered Space (defined below) or (b) Sublandlord receiving the first written proposal from a prospective third party subtenant offering to sublease Offered Space from Sublandlord) and only in such events, if Sublandlord desires to sublease part of Building C (as defined in Recital C above) to a third party subtenant, then in either such event, before offering to sublease part or all of the Second Floor of Building D or part of Building C to a third party subtenant on terms acceptable to Sublandlord in Sublandlord’s sole discretion, Sublandlord shall first deliver to Subtenant Sublandlord’s written notice (“Offer Notice”) of the space which Sublandlord is proposing to sublease (the “Offered Space”), which Offer Notice shall specify the RSF and location of the Offered Space, the term of

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the sublease for the Offered Space and any extension and/or expansion options or puts, the commencement date and rent commencement date, base rent, additional rent and base year (if any) for the Offered Space, the tenant improvement allowance (if any) or other concessions (if any) for the Offered Space, those terms and conditions of the Master Lease (and/or the Building C Lease) which shall be specifically excluded (in the same manner as set forth in Section 7.1 of this Sublease) from applying to the Offered Space and such other terms, provisions and conditions as Sublandlord elects to include in the Offer Notice; provided, however, that if and only if the rent commencement date for such offered space will occur on or before March 1, 2005, then the Offer Notice shall only specify the RSF and location of the Offered Space, the commencement date and any extension and/or expansion options or puts, and shall otherwise contain the terms and provisions set forth in the third to the last sentence of this Section 2.8. Notwithstanding anything contained in this Section 2.8 to the contrary, Sublandlord shall have no obligation to offer any space in Building C to Subtenant as Offered Space or otherwise if any one of the following applies: (i) Subtenant is not then subleasing all of Building D; (ii) Subtenant is then subleasing (or has exercised its irrevocable option under this Section 2.8 to sublease) at least two (2) full floors (or the equivalent thereof on a RSF basis) in Building C (or at least two (2) floors in Building B (or the equivalent thereof on a RSF basis) if Sublandlord in its sole discretion has exercised its right set forth below in this Section 2.8 to substitute space in Building B as Offered Space in lieu of space in Building C); or (iii) if such space becomes available by reason of any extension or expansion option in favor of any third party subtenant then subleasing space in Building C (or Building B, if applicable). Subtenant shall have five (5) business days following receipt of Sublandlord’s Offer Notice in which to irrevocably and unconditionally elect to sublease the Offered Space pursuant to all of the terms and conditions set forth in the Offer Notice, including, without limitation, Subtenant’s agreement to sublease all of the Offered Space which is subject to the Offer Notice. If Subtenant fails to so irrevocably and unconditionally elect to timely exercise its right to sublease the Offered Space within such five (5) business day period (or if Subtenant’s election is conditional in any manner whatsoever), then Subtenant shall be deemed to have rejected the Offer Notice, Subtenant’s rights under this Section 2.8 with respect to the Offered Space shall terminate and thereafter be null and void and Sublandlord shall thereafter have the right to sublease the Offered Space to any third party offeree on terms and conditions deemed acceptable to Sublandlord; provided, however, that if (w) Sublandlord fails to enter into a binding sublease agreement for at least eighty percent (80%) of the Offered Space covered in the Offer Notice with a net effective rent per RSF equal to at least eighty percent (80%) of the net effective rent per RSF set forth in the Offer Notice for the Offered Space within two hundred seventy (270) days following the date of Subtenant’s rejection (or deemed rejection) of the Offer Notice, or (x) Sublandlord elects, following Subtenant’s rejection (or deemed rejection) of the Offer Notice to offer less space than eighty percent (80%) of the entire Offered Space set forth in the rejected Offer Notice, or (y) Sublandlord elects following Subtenant’s reject (or deemed rejection) of the Offer Notice to offer the Offered Space for less than eighty percent (80%) of the net effective rent per RSF set forth in the rejected Offer Notice or (z) such Offered Space again becomes available for subleasing at a later date following the expiration of the earlier third party sublease (each, a “Re-Up Right”), Subtenant’s rights under this Section 2.8 shall again apply to such Offered Space. Notwithstanding the foregoing, Sublandlord shall not be obligated to offer more than two (2) full floors in Building C to Subtenant as Offered Space (and Subtenant’s rights under this Section 2.8 with respect to subleasing space in Building C shall terminate and be null and void from and

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after the date on which Subtenant subleases at least two (2) full floors in Building C (or in Building B if Sublandlord, in its sole discretion, has substituted Offered Space in Building B in lieu of Offered Space in Building C as set forth below)); provided, however, that if, in Sublandlord’s sole and absolute discretion, Sublandlord’s Offer Notice with respect to Offered Space in Building C includes more than two (2) floors of Building C, Subtenant’s irrevocable and unconditional election to sublease such Offered Space must be as to all of the Offered Space in Building C which is the subject of Sublandlord’s Offer Notice and not solely as to two (2) floors. If the Offered Space includes all or a part of the Second Floor of Building D, then this Sublease shall be amended to include the Offered Space on the terms and conditions that are set forth in the Offer Notice. If the Offered Space includes space in Building C (or in substituted space in Building B as discussed below) then Sublandlord and Subtenant shall enter into a new sublease for such Offered Space in Building C (or in Building B, as applicable) on the terms and conditions set forth in the Offer Notice and otherwise on the terms and conditions set forth in this Sublease (including, without limitation, the requirement for an additional letter of credit as provided in Section 6.2 below) but appropriately modified to reflect the terms and conditions of the Building C Lease (or the Building B Lease, if applicable). If Subtenant elects to sublease two (2) floors or less (but not more than two (2) floors) in Building C pursuant to Sublandlord’s Offer Notice where the rent commencement date occurs on or before March 1, 2005, or if Subtenant submits an offer to lease up to two (2) floors (but not more than two (2) floors) in Building C in full floor increments other than on the first floor of Building C and in half-floor increments for such first floor where the rent commencement date occurs on or before March 1, 2005 (which Sublandlord hereby agrees to accept subject to the terms set forth in this sentence and in the first sentence of this Section 2.8 (including, without limitation, Sublandlord’s right to specify Offered Space in Building B in lieu of Building C)), then Sublandlord, in Sublandlord’s sole and absolute discretion, shall have the right to substitute space in Building B rather than Building C, and such subleasing shall be on all of the same terms and provisions of this Sublease except that (a) the Base Rent shall be Twenty and 64/00 Dollars ($20.64) per RSF per annum, (b) the Base Year shall be the 2004 calendar year, (c) the tenant improvement allowance shall equal Thirty-Seven and 50/00 Dollars ($37.50) per RSF multiplied by the fraction the numerator of which is the number of months in the sublease term as to such Building C space (or the number of months in the sublease as to such Building B space if Sublandlord has elected to substitute space in Building B in lieu of space in Building C)P, and the denominator of which is sixty-seven (67) months (provided that in no event shall such tenant improvement allowance ever exceed $37.50 per RSF) and Subtenant shall deliver an additional letter of credit in the amount of Ten Dollars ($10.00) per RSF of the Offered Space (and with the same annual burn-off features), to Sublandlord as provided in Section 6.2 below; (d) Subtenant shall be entitled to 3.4 unreserved vehicle parking spaces per 1,000 RSF of space occupied by Subtenant in Building C (or Building B, as applicable); and (e) the sublease shall be subject to the terms and conditions of the Building C Lease (or the Building B Lease, as applicable). Subtenant’s rights under the immediately preceding sentence (A) shall only apply where Subtenant is then subleasing all of Building D and Subtenant’s offer or the Offer Notice with respect to the Offered Space specifies a rent commencement date on or before March 1, 2005 and (B) shall not apply to any space in Building C (or Building B, as applicable), which Subtenant has previously rejected as Offered Space pursuant to an Offer Notice previously delivered by Sublandlord to Subtenant (unless Subtenant has a Re-Up Right (as defined above in this Section 2.8) to sublease such Offered Space). Notwithstanding the foregoing, Subtenant acknowledges and agrees that

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Subtenant has no right of first offer, right of first refusal or any other right of any nature whatsoever under this Sublease or otherwise to sublease any space in Building B unless Sublandlord elects to offer space in Building B to Subtenant for sublease as set forth above in this Section 2.8. Subtenant’s rights under this Section 2.8 shall terminate if the Sublease or Subtenant’s rights to possession of the Sublease Premises under the Sublease are terminated, if Subtenant assigns any of its interest in the Sublease (except for a permitted transfer to Affiliate under the Sublease), or if Subtenant sublets any portion of the Sublease Premises or Subtenant fails to timely exercise its option as herein provided.

2.9      OPTION TO EXTEND TERM.    If and only if Subtenant is then subleasing at least four (4) full floors in Building D, Sublandlord hereby grants to Subtenant the right to extend the term of this Sublease for one additional period of thirty-six (36) months commencing on July 1, 2010 and expiring at 11:59 p.m. on June 30, 2013 (“Extended Term”) as to the entire space then being subleased by Subtenant in Building D. Similarly, if and only if Subtenant is occupying at least four (4) full floors in Building C, then in the sublease for Building C, Sublandlord shall grant to Subtenant the right to extend the term of the sublease for Building C as to the entire space then being subleased by Subtenant in Building C for one additional period of thirty-six (36) months commencing on May 1, 2010 and expiring at 11:59 p.m. on April 30, 2013 (the “Building C Extended Term”). Similarly, if and only if Subtenant is occupying at least four (4) full floors in Building B, then in the sublease for Building B Sublandlord shall grant to Subtenant the right to extend the term of the sublease for Building B as to the entire space then being subleased by Subtenant in Building B for one additional period of thirty-six (36) months commencing on November 1, 2010 and expiring on October 31, 2013 (the “Building B Extended Term”). Subtenant shall have no right to extend the term of this Sublease or the sublease for Building B or Building C, as applicable for less than the entire space then being subleased by Subtenant in Building D, Building B or Building C, as applicable (but Subtenant may extend as to Building D and not Building B or Building C, as applicable, or vise versa). Subtenant may exercise the foregoing rights to extend if and only if (i) Subtenant notifies Sublandlord in writing of its irrevocable election to extend the term of the Sublease as to Building D on or before April 29, 2009, or as to Building C on or before February 27, 2009, or as to Building B on or before August 30, 20009, and (ii) Subtenant is not in default of any of this Sublease or the subleases for Building B or Building C (following the expiration of any applicable cure periods without cure) either at the time of giving notice of its irrevocable election to extend or on the commencement date of the Extended Term. If each of the conditions set forth in the immediately preceding sentence is not satisfied in full, then Subtenant’s’ option to extend the Term of the Sublease and the subleases for Building B and Building C, as applicable, shall lapse and be null and void. Subtenant’s notice(s) of its election to extend the Term(s) shall be irrevocable when made. All of the terms and provisions of this Sublease or the sublease for Building B or Building C, as applicable, shall apply during the Extended Term except that (a) Base Rent during the Extended Term shall increase to Twenty Eight Dollars ($28.00) per RSF of the entire Sublease Premises (and the entire sublease premises in Building B or Building C, as applicable) per year, (b) there shall be no further right to extend the term of the Sublease or the sublease for Building B or Building C, as applicable, beyond the applicable Extended Term, (c) Sublandlord shall have no obligation to make improvements to the Sublease Premises (or to the sublease premises in Building B or

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Building C, as applicable) of any nature whatsoever or to pay any Tenant Improvement Allowance or similar payment to Subtenant and (d) the Base Year for Basic Operating Expenses for both this Sublease and the subleases as to Building B or Building C, as applicable, shall be the 2010 calendar year. The foregoing right to extend the term of the Sublease is personal to Subtenant and may not be assigned, sold, leased, subleased or otherwise transferred, voluntarily or involuntarily, by or to any other person or entity, other than to an Affiliate (as defined in Section 12.2 below).

3.	MASTER LANDLORD’S CONSENT.

This Sublease is not and shall not be effective unless and until Master Landlord shall have delivered to Sublandlord Master Landlord’s written consent to this Sublease in accordance with the provisions of the Master Lease. If Master Landlord fails to consent to this Sublease within twenty (20) days after the date of this Sublease, either party may terminate this Sublease by written notice to the other party and in such event neither party shall have any obligations to the other party under this Sublease, except that Sublandlord shall promptly (i) refund to Subtenant prepaid Base Rent for the first month of the Term and (ii) return the L-C (as defined in Section 6.1 below) to Subtenant.

4.	BASE RENT.

4.1      During the Term, Subtenant agrees to pay Sublandlord as base rent (“Base Rent”) for the Sublease Premises the sum of Twenty-Two and 50/00 Dollars ($22.50) per RSF annually, which Base Rent shall be payable in equal monthly installments of One and 875/100ths Dollars ($1.875) per RSF. Commencing on the date which is ninety (90) days following the Phase I rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of Eighty-Three Thousand Nine Hundred Forty Dollars ($83,940) each for Phase I. Commencing on the Phase II Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of One Hundred Twelve Thousand Seven Hundred Eighty-Five Dollars ($112,785) each for Phase I and Phase II. Commencing on the Phase III Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of Two Hundred Twenty-One Thousand Five Hundred One and 25/00 Dollars ($221,501.25) each for Phase I, Phase II and Phase III. If Subtenant exercises its Guaranteed Expansion Option under Section 2.7 above, then commencing on the Expansion Premises Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of Two Hundred Seventy-Nine Thousand One Hundred Ninety-One and 25/00 Dollars ($279,191.25) each for Phase I, Phase II, Phase III and the Expansion Premises. The parties hereby stipulate and agree that if Sublandlord’s remeasurement of Phase I, Phase II, Phase III and the Expansion Premises pursuant to Section 2.3 above results in a change in the RSF of any portion of the Sublease, Premises, the foregoing monthly Base Rent figures (and Subtenant’s Proportionate Share of increases in Basic Operating Costs and Estimated Basic Operating Costs over actual Basic Operating Costs for the 2004 Base Year as provided in Section 5 below) shall be adjusted upward or downward to reflect the remeasured RSF of the Sublease Premises. The RSF of the Master Premises and the Sublease Premises set forth in Recitals A and B of this Sublease, respectively, shall be conclusive and binding for all purposes under this Sublease and shall not be subject to further adjustment or remeasurement by Subtenant or Sublandlord.

4.2    As more particularly provided in the Work Letter attached to this Sublease as Exhibit E, if Sublandlord fails to approve Tenant’s Plans and Drawings for a given Phase

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or the Expansion Premises within the time periods set forth in Article 1 of the Work Letter for such approval by Sublandlord, other than by reason of a delay by Master Landlord, a Subtenant Delay or Force Majeure Delay (as both terms are defined in the Work Letter), and such failure by Sublandlord actually and demonstrably results in Subtenant being unable to substantially complete its Tenant Improvements on or before the applicable Rent Commencement Date for such Phase (above and beyond any delays resulting from Subtenant Delays or Force Majeure Delays), then Subtenant shall be entitled to two (2) days of abatement in Base Rent for such affected Phase (but no abatement in Base Rent applicable to any other Phase) for each day of delay in Subtenant’s substantial completion of its Tenant Improvements in such Phase by reason of such Sublandlord delay.

4.3    Each monthly installment of Base Rent shall be payable in advance on the first day of each calendar month during the Term, except that the first month’s installment of Base Rent for each Phase of the Sublease Premises and the Expansion Premises (if applicable) shall be paid by Subtenant to Sublandlord on or before the applicable Delivery Date for such Phase or the Expansion Premises. If the applicable Rent Commencement Date commences or ends on a day other than the first day of a calendar month, then the rent for such months shall be prorated (and paid at the beginning of each such month) in the proportion that the number of days this Sublease is in effect as to such Phase during such month bears to the total number of days in such month, and such month’s installment shall be paid no later than the commencement of the subject month. In addition to the Base Rent, Subtenant agrees to pay as additional rent the amount of Additional Rent (as defined below) and other charges required to be paid by this Sublease. All rent (which shall include Base Rent, Additional Rent and other charges required to be paid by this Sublease) shall be paid to Sublandlord, without prior demand and without any deduction, offset, counterclaim or abatement, in lawful money of the United States of America, at Charles Schwab & Co., Inc., 22857 Network Place, Chicago, IL 60673-1228, or to such other person or at such other place as Sublandlord may from time to time designate in writing. Subtenant’s covenant to pay rent shall be independent of every other covenant in this Sublease.

4.4    If Subtenant fails to pay when due Base Rent, Additional Rent or any other charges within five (5) business days after the same are due hereunder, the unpaid amount will bear interest from the due date until the date of actual payment at the Applicable Rate (as defined in Section 1.06 of the Master Lease). If Subtenant fails to pay any installment of Base Rent, Additional Rent or other charges within five (5) business days after the same are due, or fails to make any other payment for which Subtenant is obligated under this Sublease, then Subtenant shall pay to Sublandlord a late charge equal to Two Hundred Fifty Dollars ($250.00) plus five percent (5%) to the amount so payable; provided, however, that such late charge shall be waived with respect to the first occurrence of a late payment in any twelve (12) consecutive month period. Subtenant acknowledges that late payments will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amount of which costs are extremely difficult and impracticable to calculate. The parties agree that the late charge described above represents a fair and reasonable estimate of the extra costs incurred by Sublandlord as a result of such late payment.

4.5    No payment by Subtenant or receipt and acceptance by Sublandlord of a lesser amount than the Base Rent or Additional Rent shall be deemed to be other than part

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payment of the full amount then due and payable, nor shall any endorsement or statement on any check or any letter accompanying any check, payment of Rent or other payment, be deemed an accord and satisfaction; and Sublandlord may accept, but is not obligated to accept, such part payment without prejudice to Sublandlord’s right to recover the balance due and payable or to pursue any other remedy provided in this Sublease or by law. If Sublandlord shall at any time or times accept Rent after it becomes due and payable, such acceptance shall not excuse a delay or constitute a waiver of Sublandlord’s rights hereunder.

5.	ADDITIONAL RENT.

In addition to the Base Rent, commencing on January 1, 2005 and at all times thereafter during the Term (including the Extended Term, if applicable) Subtenant shall pay Subtenant’s Proportionate Share of the increase in Basic Operating Costs and Estimated Basic Operating Costs (as such terms are defined in Sections 1.12, 1.25 and 3.06 of the Master Lease) for the Sublease Premises for such calendar year of the Sublease Term in excess of the actual Basic Operating Costs for the Sublease Premises for the 2004 calendar year (the “Base Year”) in accordance with the procedures and provisions of Section 3.04 of the Master Lease (with the provisions of the last paragraph of Section 3.06(b) applying to this Sublease if Subtenant is subleasing less than 100% of Building D at any time during the Term of this Sublease). Subtenant’s “Proportionate Share” shall be the ratio which the rentable area of the Sublease Premises bears to the rentable area of the Master Premises, which ratio is agreed to be as follows: Subtenant’s Proportionate Share with respect to Phase I shall equal 30.07% (based on 44,768 RSF for Phase I and 148,902 RSF for Building D); Subtenant’s Proportionate Share with respect to Phase I and Phase II shall equal 40.40% (based on 60,152 RSF for Phase I and Phase II in the aggregate and 148,902 RSF for Building D); Subtenant’s Proportionate Share with respect to Phase I, Phase II and Phase III shall equal 79.34% (based on 118,134 RSF for Phase I, Phase II and Phase III in the aggregate and 148,902 for Building D); and Subtenant’s Proportionate Share with respect to Phase I, Phase II, Phase III and the Expansion Premises shall equal 100% (based on Subtenant occupying all of the RSF of Building D). All said sums (including any estimates of such sums) shall be paid to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease. Sublandlord shall provide Subtenant with full and complete copies of Master Landlord’s annual Operating Costs Statement provided to Sublandlord under Section 3.08 of the Master Lease promptly following Sublandlord’s receipt of the same from Master Landlord. In addition, Subtenant shall be responsible to pay its proportionate share of all other sums which Sublandlord is obligated to pay under the Master Lease (but not such other sums which (x) result from a default by Sublandlord under the Master Lease unless caused in whole or in part by the acts or omissions of Subtenant or (y) are not related in whole or in part to Sublease Premises) and shall also be responsible to pay for any additional charges and expenses imposed by Master Landlord pursuant to the terms of the Master Lease and related specifically to Subtenant’s use and occupancy of the Sublease Premises during the Term (e.g., after-hours HVAC, additional cleaning, excess utilities, etc.), said sums shall be paid to Sublandlord at the times required pursuant to the terms and conditions of the Master Lease. All sums payable by Subtenant for after-hours HVAC and/or electrical service shall be at Master Landlord’s actual cost, without any premium or mark-up, as provided in Section 4.02 of the Master Lease. All sums payable pursuant to this Section 5 shall be considered additional rent payable under this Sublease and Sublandlord shall have all rights and remedies available hereunder for the failure to pay such additional rent.

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6.	LETTER OF CREDIT.

6.1        DELIVERY OF LETTER OF CREDIT.  Not later than July 7, 2003, Subtenant shall deliver to Sublandlord an unconditional and irrevocable letter of credit (the “L-C”) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “L-C Amount”), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local San Francisco, California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) acceptable to Sublandlord in Sublandlord’s sole discretion, and which L-C shall be in a form and content as set forth on Exhibit G, or otherwise acceptable to Sublandlord in Sublandlord’s sole discretion. Subtenant shall pay all expenses, points and/or fees incurred by Subtenant in obtaining and maintaining the L-C. Subtenant’s failure to timely deliver the L-C on or before July 7, 2003 shall constitute a material default by Subtenant under this Sublease and, if Subtenant thereafter fails to deliver the L-C in accordance with the provisions of this Section 6.1 within two (2) business days following Sublandlord’s written demand for immediate delivery of the L-C, such failure shall constitute an immediate and uncurable material default by Subtenant under this Sublease in accordance with Section 6.3 and 13.5 below.

6.2        APPLICATION OF LETTER OF CREDIT.  The L-C shall be held by Sublandlord as security for the faithful performance by Subtenant of all the terms, covenants, and conditions of this Sublease to be kept and performed by Subtenant during the Sublease Term. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Subtenant without the prior written consent of Sublandlord. If there is an “Event of Default” (as defined in Section 7.08(a) of the Master Lease (but with the time periods for cure being as defined and limited in Article 13 below)) by Subtenant with respect to any provisions of this Sublease, including, but not limited to, the provisions relating to the payment of Base Rent or Additional Rent, or if Subtenant fails to renew the L-C at least thirty (30) days before its expiration, Sublandlord may, but shall not be required to, draw upon all or any portion of the L-C for payment of any Base Rent or Additional Rent or any other sums in default, or for the payment of any amount that Sublandlord may reasonably spend or may become obligated to spend by reason of Subtenant’s default, or to compensate Sublandlord for any other loss or damage that Sublandlord may suffer by reason of Subtenant’s default. The use, application or retention of the L-C, or any portion thereof, by Sublandlord shall not prevent Sublandlord from exercising any other right or remedy provided by this Sublease or by law, it being intended that Sublandlord shall not first be required to proceed against the L-C and shall not operate as a limitation on any recovery to which Sublandlord may otherwise be entitled. Any amount of the L-C which is drawn upon by Sublandlord shall first be applied to sums owing to Sublandlord with respect to the Event of Default, but any sums drawn which are not so used or applied by Sublandlord shall be held by Sublandlord and deemed a security deposit (the “L-C Security Deposit”). If any portion of the L-C is drawn upon, Subtenant shall, within three (3) business days after written demand therefor, either (i) deposit cash with Sublandlord (which cash shall be applied by Sublandlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C then required under this Sublease or (ii) reinstate the L-C to the amount then required under this Sublease, and if any portion of the L-C Security Deposit is used or applied, Subtenant shall, within three (3) business days after written demand therefor, deposit cash with Sublandlord (which cash shall be applied by Sublandlord to the L-C Security Deposit) in an amount sufficient

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to restore the L-C Security Deposit to the amount then required under this Sublease, and Subtenant’s failure to do so shall be a default under this Sublease. Subtenant acknowledges that Sublandlord has the right to transfer or mortgage its interest in the Master Lease or this Sublease and Subtenant agrees that in the event of any such transfer or mortgage, Subtenant shall have the right to transfer or assign the L-C Security Deposit and/or the L-C, provided that Sublandlord delivers commercially reasonable written evidence of such transfer to Subtenant. Subtenant shall, within three (3) business days of request by Sublandlord, execute such further instruments or assurances as Sublandlord may reasonably deem necessary to evidence or confirm Sublandlord’s transfer or assignment of the L-C Security Deposit and/or the L-C to such transferee or mortgagee. Any transfer fee with respect to the foregoing shall be paid by Sublandlord. If and to the extent Sublandlord advances all or any portion of the Additional Allowance (as defined in Section 9.3 below) to Subtenant for any Phase of the Sublease Premises, and as a condition precedent to such advance, the face amount of the Letter of Credit shall be increased above $1,500,000 on the basis of One and 33/00 Dollars ($1.33) for each Five Dollars ($5.00) of the aggregate Additional Allowance advanced by Sublandlord to Subtenant. Additionally, if and to the extent that Sublandlord advances any tenant improvement allowance with respect to any floor(s) which Subtenant may sublease in Building B or Building C, as applicable, in accordance with Section 2.8 above, as a condition precedent to Sublandlord advancing such tenant improvement allowance, Subtenant shall provide to Sublandlord a letter of credit satisfying all of the requirements of this Article 6 in the face amount required by Section 2.8 above with respect to the sublease of any Building B or Building C floors, as applicable. Provided that Subtenant has neither previously committed an Event of Default under this Sublease nor is then in default under this Sublease (following the expiration of all applicable cure periods without cure), the face amount of the L-C shall be reduced by twenty-percent (20%) per annum on the first anniversary of the Phase III Rent Commencement Date and on each subsequent anniversary date of the Phase III Rent Commencement Date, provided that in no event shall the face amount of the L-C ever be reduced below One Hundred Fifty Thousand Dollars ($150,000) plus ten percent (10%) of the amount of the increase in the L-C resulting from the advance of the Additional Allowance by Sublandlord to Subtenant.

6.3        LATE DELIVERY OF LETTER OF CREDIT.  As more particularly provided in Section 13.5 below, Subtenant’s failure to timely deliver the L-C to Sublandlord in form and substance satisfactory to Sublandlord and in accordance with the requirements of Section 6.1 above on or before July 7, 2003 shall constitute a material default by Subtenant under this Sublease and, if Subtenant thereafter fails to deliver the L-C in accordance with the provisions of Section 6.1 within two (2) business days following Sublandlord’s written demand for immediate delivery of the L-C, such failure shall constitute an immediate and uncurable material default by Subtenant under this Sublease and in such event Sublandlord shall immediately and without notice be able to pursue all remedies for such default available at law or in equity including, without limitation, all of the rights and remedies available under the master Lease including, without limitation, Section 7.08 of the Master Lease (but without any of the notice or cure periods set forth in the Master Lease applying to such default). Anything contained in this Sublease or the Work Letter attached to this Sublease as Exhibit E to the contrary notwithstanding, Subtenant and nits agents, employees, contractors, subcontractors, architects and consultants shall have no right to enter the Sublease Premises for any purpose whatsoever (other than for the sole and limited purpose of undertaking inspections, measurements and other architectural requirements, and assessments as provided in the second sentence of Section 3.1 of

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the Work Letter) or to commence any construction work of any nature whatsoever in the Sublease Premises unless and until Subtenant delivers the L-C to Sublandlord as required in Section 6.1 above.

7.	INCORPORATION OF MASTER LEASE BY REFERENCE; ASSUMPTION.

7.1        Subtenant acknowledges that it has read the Master Lease and is fully familiar with all terms and conditions of the Master Lease. All of the Articles, Sections and Exhibits of the Master Lease are incorporated into this Sublease as if fully set forth in this Sublease except that (i) the Basic Lease Information provisions entitled “Leased Premises”, “Net Rentable Area”, “Estimated Term Commencement Date”, “Term”, “Annual Base Rent”, “Annual Additional Base Rent”, “Security Deposit”, “Parking”, “Tenant Broker” and “Landlord Brokers” are deleted in their entirety form the Master Lease as incorporated unto the Sublease, (ii) Sections 1.01, 1.02, 1.03, 1.04, 1.07, 1.08, 1.09, 1.10, 1.11, 1.22, 1.24, 1.33, 1.37 (except the first sentence thereof), 1.38, 1.40 (except the first sentence thereof), 1.42, 1.43, 1.44, 1.46, 1.47, 1.48, 1.49, 2.01 3.01, 3.02, 3.03, 3.05, 3.09, 3.10, 4.01(a)(vi), 4.01(b), 4.01(d), the first, second and fourth sentences of Section 4.01(e), Sections 4.03, 4.06, 4.07, 5.02, 5.03, 5.07(c)(ii), 5.07(e), the second and third sentences of Section 5.08, the balance of the first sentence of Section 5.13(a) beginning with the words “provided that such Mortgage Lender”, the words “subject to Section 4.06 hereof” at the beginning of Section 5.13(c), the portion of the first sentence of Section 5.15 beginning with the words “and subject to the provisions” and ending with the words “judgment was obtained”, the first sentence of Section 5.19, the second, seventh, eighth and ninth sentences of Section 7.01 and Tenant’s right to require Landlord to carry earthquake insurance in Section 7.01, Section 7.03(c), the balance of the fourth sentence of Section 7.06 beginning with the words “and (x)”, Sections 7.07(e), 7.07(f), 7.07(g), the balance of Section 7.08(d)(i) beginning with the words “the net present value”, Sections 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.25, 7.376 and 7.38 and Exhibits A-2, B (except that Schedules B-4, B-5 and B-6 to Exhibit B to the Master Lease are expressly incorporated into the Work Letter attached to this Sublease as Exhibit E), D, E, H, I and L through S, inclusive, are deleted in their entirety from the Master Lease as incorporated into the Sublease, (iii) the representations and warranties in the last sentence of Section 4.01(a) and the first, second, and seventh sentences of Section 5.10(a) of the Master Lease are made solely by Master Landlord and not by Sublandlord, (iii) any rights of Sublandlord to extend, contract, expand, cancel or terminate the Master Lease, any rights of first offer to lease additional space, any rights of first offer or rights of first refusal or options to purchase Building D and any rights of self-help and set-off in favor of Sublandlord are deleted from the Master Lease as incorporated into the Sublease, (iv) the arbitration provisions of Section 7.36 of the Master Lease shall not apply to the determination of whether a default exists under the Sublease and (v) all references to “Critical Areas” and “Additional Base Rent” are deleted in their entirety from the Master Lease as incorporated into the Sublease.

7.2        The term “Landlord” as used in the Master Lease shall refer to “Sublandlord” hereunder, the term “Tenant” as used in the Master Lease shall refer to “Subtenant” hereunder, the term “Lease” as used in the Master Lease shall refer to this Sublease and the term “Leased Premises” as used in the Master Lease shall refer to the Sublease Premises described herein, except that all references to “Landlord” shall mean and include both Master Landlord and Sublandlord in Sections 5.09, 5.11, 5.17(a), 7.04(a) and 7.04(b) (except that any exceptions to indemnification as to Master Landlord and Sublandlord shall apply solely to their

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respective own negligence or willfull misconduct) of the Master Lease, and any indemnification, defense and hold harmless protections running in favor of the “Landlord Parties” shall also run in favor of Sublandlord and Sublandlord’s employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees. The definition of “Tenant Parties” as incorporated into the Sublease shall mean Subtenant and Subtenant’s employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees.

7.3        If Sublandlord shall actually receive under the Master Lease an abatement of Rent as to the Sublease Premises (for a period after the Commencement Date), then Subtenant shall be entitled to receive from Sublandlord a proportionate share of such abatement calculated as follows: for each rentable square foot to which the abatement applies and for which Subtenant is obligated to pay Rent under this Sublease, Subtenant shall receive its proportionate share of such abatement based on the ratio of the per square foot Rent payable by Subtenant under this Sublease to the per square foot Rent payable by Sublandlord under the Master Lease for the Sublease Premises, but in no event in excess of the abatement actually received by Sublandlord for the Sublease Premises.

7.4        If any provisions of this Sublease expressly conflict with any portion of the Master Lease as incorporated herein, the terms of this Sublease shall govern Subtenant shall assume and perform for the benefit of Sublandlord and Master Landlord all of Tenant’s obligations under the Master Lease provisions as incorporated herein to the extent that the provisions are applicable to the Sublease Premises. Notwithstanding anything to the contrary contained in this Sublease, Sublandlord does not assume the obligations of the Master Landlord under the Master Lease.

7.5        Subtenant shall be entitled to receive all of the work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any other obligations required of Master Landlord under the Master Lease with respect to the Sublease Premises or the common areas of Building D (except to the extent any such obligations were not incorporated by reference above); provided, however, Sublandlord’s sole obligation with respect thereto shall be to request the same, as requested in writing by Subtenant and at Subtenant’s sole cost and expense. If Master Landlord shall default in any of its obligations to Sublandlord with respect to the Sublease Premises, Sublandlord will use reasonable commercial efforts to cause Master Landlord to perform and observe such obligations (except that Sublandlord shall not be obligated to commence any legal, arbitration or audit proceedings against Master Landlord, or utilize any self-help rights, or make any payment of money or other consideration other than as expressly required of Sublandlord under Master Lease), but Sublandlord shall have no liability for failure to obtain the observance or performance of such obligations by Master Landlord or by reason of any default of Master Landlord under the Master Lease or any failure of Master Landlord to act or grant any consent or approval under the Master Lease, or form any misfeasance or non-feasance of Master Landlord, nor shall the obligations of Subtenant hereunder be excused or abated in any manner by reason thereof, except as expressly provided in this Sublease. If Sublandlord elects to commence legal, arbitration or audit or other proceedings against the Master Landlord to enforce, or otherwise enforces, Sublandlord’s rights under the Master Lease which are applicable to Subtenant and the Sublease Premises as well as

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to the Sublandlord as to the remainder of the Premises, Subtenant shall be responsible for reimbursing Sublandlord for the reasonable costs of such proceedings, including, without limitation, reasonable attorney’s fees incurred by Sublandlord at the following rates: (a) one hundred (100%) percent thereof if such pertain only to the Sublease Premises; (b) Subtenant’s Proportionate Share if such pertain to the entire Premises; or (c) a proportionate percentage if such pertain to the Sublease Premises or any part thereof and to a portion of the Premises other than the Sublease Premises, such reimbursement to be made by Subtenant to Sublandlord within twenty (20) days after invoice therefor.

7.6        Subtenant shall cooperate with Sublandlord as may be required to obtain from Master Landlord any such work, services, repairs, repainting, restoration, the provision of utilities, elevator or HVAC services, or the performance of any of Master Landlord’s other obligations under the Master Lease, provided that in day-to-day issues, Subtenant shall contact Master Landlord first to obtain the desired service or item and shall only contact Sublandlord if Master Landlord fails to perform. This Sublease shall at all times during the Term remain subject and subordinate to the Master Lease (and to all matters to which the Master Lease is subject and subordinate) and to all modifications and amendments to the Master Lease. Sublandlord agrees with Subtenant that so long as Subtenant is not in default hereunder beyond any applicable notice and/or cure period. Sublandlord shall not enter into any modification or amendment to the Master Lease which will prevent or materially adversely affect the use by Subtenant of the Sublease Premises in accordance with the terms of the Sublease, or increase the obligations of Subtenant or decrease its rights under the Sublease in any way materially adversely affecting the Sublease.

8.	MASTER LEASE.

At any time and on reasonable prior notice to Subtenant, Sublandlord can elect to require Subtenant to perform Subtenant’s obligations under this Sublease directly to Master Landlord, in which event Subtenant shall send to Sublandlord from time to time copies of all notices and other communications that Subtenant shall send to and receive from Master Landlord. Subtenant shall not do or permit to be done anything which would constitute a violation or breach of any of the terms, conditions or provisions of the Master Lease or which would cause the Master Lease to be terminated or forfeited by virtue of any rights of termination or forfeiture reserved by or vested in Master Landlord. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved from all liabilities and obligations under this Sublease; except that if this Sublease terminates as a result of a default of one of the parties under this Sublease or the Master Lease, the defaulting party shall be liable to the non-defaulting party for all damage suffered by the non-defaulting party as a result of the termination; provided, however, that in no event shall either party be liable for special, consequential or punitive damages.

9.	ACCEPTACE OF SUBLEASE PREMISES; ALLOWANCES.

9.1        ACCEPTANCE OF SUBLEASE PREMISES “AS IS”.  The Sublease Premises shall be delivered to Subtenant broom clean in “AS-IS” and WITH ALL FAULTS” condition and without any representations and warranties with respect thereto by Sublandlord, its agents, officers, directors, employees, consultants or attorneys. Subtenant acknowledges and agrees that Sublandlord and its agents, officers, directors, employees, consultants and attorneys have made

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no representations, warranties or promises of any nature whatsoever with respect to Building D, the Project, Building C, Building B, the Complex, the Sublease Premises or any improvements located therein. The taking of possession of any portion of the Sublease Premises (or any sublease premises in Buildings B or Building C) by Subtenant shall be conclusive evidence that Subtenant accepts the same “AS IS and WITH ALL FAULTS” and that the Sublease Premises, the Project and the Building are suited for the use intended by Subtenant and are in good and satisfactory condition at the time such possession was taken. Subtenant represents and warranties to Sublandlord that (a) Subtenant’s sole intended use of the Sublease Premises is for general office use, call center use, consumer lending and related business purposes, and (b) prior to executing this Sublease, Subtenant has made such investigations as it deems appropriate with respect to the suitability of the Sublease Premises for its intended use and has determined that the Sublease Premises are suitable for such intended use. Sublandlord shall have no obligation whatsoever to construct any Tenant Improvements or other improvements for Subtenant or to repair or refurbish the Sublease Premises. All Tenant Improvements (as defined in the Work Letter) and all alterations, additions and improvements to the Sublease Premises shall be at Subtenant’s sole cost and expense without contribution or reimbursement from Sublandlord or Master Landlord (except to the extent of the Tenant Improvement Allowance provided for in Section 9.2 below and the Additional Allowance provided for the Section 9.3 below).

9.2        TENANT IMPROVEMENT ALLOWANCE.  Provided that Subtenant is not in default of this Sublease or the Work Letter (following the expiration of all applicable cure period without cure) Sublandlord shall provide Subtenant with the sum equal to Thirty-Seven and 50/00 Dollars ($37.50) per RSF of the Sublease Premises plus an additional One Hundred Thousand Dollars ($100,000) for work on the ground floor lobby of Building D (the “Lobby Allowance”) (collectively, the “Tenant Improvement Allowance”) for Subtenant’s design and construction of Subtenant’s initial tenant improvements within the Sublease Premises (collectively, the “Tenant Improvements”). The Tenant Improvement Allowance shall first be used to pay for the cost of Subtenant’s space plan, construction drawings and working drawings, architectural, engineering and design fees and costs, permit and approval fees and costs, actual contractor costs and charges for materials and labor, contractor’s profit, overhead and general conditions costs and other customary and reasonable hard and soft costs of designing, installing and constructing the Tenant Improvements (collectively, the “Tenant Improvement Costs”).

9.2.1    MASTER LANDLORD TI ALLOWANCE AND LOBBY ALLOWANCE.  Subtenant acknowledges that Thirty Dollars ($30.00) per RSF of the Tenant Improvement Allowance plus the $100,000 Lobby Allowance is being funded by Master Landlord to Sublandlord pursuant to the terms and provisions of the Master Lease (the “Master Landlord TI Allowance”), that use of the Master Landlord TI Allowance is expressly limited to reimbursement of actual Tenant Improvement Costs and that no portion of the Master Landlord TI Allowance can be used for furniture and furniture reconfiguration, furnishings, equipment, cabling, wiring, moving expenses, existing lease cancellation costs, construction manager fees, project manager fees, and relocation consultant costs, and other similar costs and expenses (collectively, “Non “TI-Costs”). Subtenant acknowledges and agrees that if the actual Tenant Improvement Costs are less than Thirty Dollars ($30.00) per RSF for the Subleased Premises, then Sublandlord shall only be obligated to disburse the Master Landlord TI Allowance in an amount up to the actual Tenant Improvement Costs and no more. Anything contained in this Sublease or the Work Letter to the contrary notwithstanding, Subtenant acknowledges and agrees

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that Sublandlord shall have no obligation to pay all or any portion of the Master Landlord TI Allowance portion of the Tenant Improvement Allowance to Subtenant unless and until Sublandlord receives payment of the Master Landlord TI Allowance owing by Master Landlord to Sublandlord under the Master Lease with respect to the Sublease Premises.

9.2.2    ALLOWANCE ABOVE MASTER LANDLORD TI ALLOWANCE.  Sublandlord acknowledges and agrees that if and to the extent the entire $37.50 per RSF Tenant Improvement Allowance is not applied to Tenant Improvement Costs, then up to Seven and 50/00 Dollars ($7.50) per RSF of the Tenant Improvement Allowance (that is, the portion of the Tenant Improvement Allowance over and above the Master Landlord TI Allowance) (but expressly excluding any portion of the Lobby Allowance) may be used by Subtenant to pay Non TI Costs or be applied by Subtenant against Base Rent due under the Sublease.

9.2.3    PHASED DISBURSEMENT; CONDITIONS TO DISBURSEMENT.  Subject to the foregoing, the Tenant Improvement Allowance shall be disbursed to Subtenant on a phased basis with respect to Phase I, Phase II, Phase III and the Expansion Premises on the basis of the RSF in each such Phase on the following bases. The Tenant Improvement Allowance as to each Phase and the Expansion Premises shall be disbursed by Sublandlord in three (3) installments of Twenty-Five Percent (25%), Twenty-Five Percent (25%) and Fifty Percent (50%), with the first installment of 20% (“1st Installment”) being payable on the date which is the later to occur of (i) ten (10) business days following the date on which Master Landlord is required to pay the First Installment (as defined in Section 4.2(a) of the Work Letter attached to the Master Lease as Exhibit B) to Sublandlord or (ii) seventy (70) days following the Delivery Date as to the applicable Phase or the Expansion Premise (with such later date being the “1st Installment Payment Date”), the second installment of 25% (the “2nd Installment”) being payable on the date which is thirty (30) days following the 1st Installment Payment Date and the third installment of 50% (the “3rd Installment”) being payable upon “Completion of the Tenant Improvements” (as defined below), provided that each and all of the conditions precedent set forth below in this Section 9.2 are satisfied in full. The conditions precedent to disbursement of each of the 1st Installment, the 2nd Installment and the 3rd Installment shall include all of the following: (a) Subtenant is not in default under this Sublease or the Work Letter (following the expiration of all applicable cure periods without cure), provided that the applicable portion of the Tenant Improvement Allowance shall be disbursed upon Subtenant curing any such default; (b) Subtenant has entered into a general construction contract for the Tenant Improvements which has been reasonably approved by Sublandlord as provided in the Work Letter; (c) Subtenant has commenced and is diligently pursuing the completion of the Tenant Improvements; and (d) Subtenant has delivered to Sublandlord, at least ten (10) days prior to the applicable date for disbursement of the 1st Installment, the 2nd Installment or the 3rd Installment, a certified statement from Subtenant’s architect certifying that Subtenant has installed the Tenant Improvements in the applicable Phase (or in the Expansion Premises) in an amount at least equal to the amount of the applicable Installment plus nay previous Installments paid. In addition to the foregoing conditions precedent, the disbursement of the 1st Installment shall be conditioned upon Subtenant delivering to Sublandlord a conditional waiver and release of lien upon progress payment (in the form prescribed by California Civil Code Section 3262 (“Section 3262”)) from Subtenant’s general contractor (“Contractor”) and from each subcontractor (“Subcontractor”) for which payment is then being sought in the amount of the 1st Installment, and disbursement of the 2nd Installment shall be conditioned upon Subtenant delivering a conditional waiver and release

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of a lien upon progress payment in the form prescribed by Section 3262 from the Contractor and each Subcontractor for which payment is then being sought in the amount of the 2nd Installment together with an unconditional waiver and release of lien upon progress payment in the form prescribed by Section 3262 from the Contractor and each Subcontractor with respect to the 1st Installment. Sublandlord shall not be obligated to disburse the 3rd Installment until “Completion of the Tenant Improvements” (defined below) has occurred. For purposes of this Sublease and the Work Letter, “Completion of the Tenant Improvements” shall mean the date on which the last of the following conditions has been satisfied in full: (A) Sublandlord has inspected the Sublease Premises and determined that the Tenant Improvements are substantially complete; (B) Subtenant has obtained all required certificates of occupancy for use and operation of the Premises and delivered copies of such certificates to Sublandlord; (C) Subtenant has obtained an executed unconditional waiver and release upon final payment in the form prescribed by Section 3262 from its Contractor and all Subcontractors and delivered complete copies thereof to Sublandlord; (D) Subtenant’s architect has issued certificates of final completion with respect to all Tenant Improvements and Sublandlord has been provided with copies of the same: (E) Subtenant has recorded a Notice of Completion in the Office of the Alameda County Recorder in accordance with Section 3093 of the California Civil Code and provided Sublandlord with a copy of the same and; (F) the time period for filing any mechanics’ liens with respect to the Tenant Improvements has expired without the filing of any liens. Notwithstanding the foregoing time periods for payment of the applicable Tenant Improvement Allowance, Subtenant shall have the right to make its application for the Tenant Improvement Allowance at any time prior to the second anniversary of the Delivery Date as to the applicable Phase or the Expansion Premises. Sublandlord shall have no obligation to make any disbursement of the Tenant Improvement Allowance for Non-TI Costs until (x) Completion of the Tenant Improvements and (y) receipt by Sublandlord of copies of invoices marked “paid” with respect to all Non-TI Costs for which Subtenant is requesting reimbursement.

9.3    ADDITIONAL ALLOWANCE.  In addition to Sublandlord’s payment of the Tenant Improvement Allowance to Subtenant as set forth in Section 9.2 above, provided that Subtenant is not in default under this Sublease or the Work Letter (following the expiration of all applicable cure periods without cure), Subtenant, upon written notice to Sublandlord, may elect to have Sublandlord contribute up to an additional Five Dollars ($5.00) per RSF for each of Phase I, Phase II and Phase III and the Expansion Premises for Tenant Improvement Costs and/or Non TI-Costs (the “Additional Allowance”). The Additional Allowance shall be disbursed to Subtenant on a Period basis in the same manner as the Tenant Improvement Allowance is disbursed under Section 9.2 above. If Subtenant elects to draw down the Additional Allowance, Subtenant shall reimburse Sublandlord for the Additional Allowance pursuant to monthly payments (due on the same dates and as part of Base Rent for Phase I, Phase II, Phase III and the Expansion Premises) amortized over the Term of the Sublease beginning on the applicable Rent Commencement Date as to each such Phase at the rate of Ten Percent (10%) per annum, compounded annually. Accrued interest at such rates on amounts advanced for any period prior to the applicable Rent Commencement Date as to a given Phase shall be added to the Additional Allowance for purposes of calculation of Subtenant’s monthly reimbursement payment hereunder. Anything contained in this Sublease or the Work Letter to the contrary notwithstanding, Subtenant acknowledges and agrees that Sublandlord shall have no obligation to make the Additional Allowance available to Subtenant unless and until Sublandlord receives payment of the Additional Tenant Allowance (as defined in Section 1.01 of the Work Letter)

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from Master Landlord with respect to the Sublease Premises. No portion of the Additional Allowance as to a given Phase or the Expansion Premises shall be disbursed by Sublandlord to Subtenant unless and until the applicable 1st Installment Payment Date.

10.	USE; SUBLANDLORD’S TRADE NAMES; PARKING; SIGNAGE; ROOF RIGHTS; GENERATOR; BART SHUTTLE.

10.1    Use. Subtenant agrees that the Sublease Premises shall be used by Subtenant (and its permitted assignees and subtenants) solely for general office use, call center use, consumer lending and related business purposes, and for no other use, business or purpose whatsoever. Sublandlord shall not sublease any portion of Building D to any subtenant whose principal business is consumer lending.

10.2    NO USE OF TRADE NAMES.  Subtenant agrees that it shall not, without Sublandlord’s prior written consent which consent may be withheld in Sublandlord’s sole and absolute discretion; use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or services marks of Sublandlord, its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicly or promotion or (b) in any manner other than expressly in accordance with this Sublease. Sublandlord agrees that it shall not, without Subtenant’s prior written consent, which consent may be withheld in Subtenant’s sole and absolute discretion, use the names, characters, artwork, designs, trade names, copyrighted materials, trademarks or service marks of Subtenant, its parent, affiliated or subsidiary companies, employees, directors, shareholders, assigns, successors or licensees (a) in any advertising, publicity or promotion or (b) in any manner other than expressly in accordance with this Sublease, except that Sublandlord may disclose the fact that Subtenant is its subtenant at Pleasanton Corporate Commons.

10.3    PARKING.  Subtenant shall have the non-exclusive right at no cost to the Subtenant to use up to Five (5) unreserved vehicle parking spaces in parking facilities saving Building D for every 1,000 RSF of the Sublease Premises occupied by Subtenant, subject to all parking rules and regulations promulgated by Master Landlord from time to time. Notwithstanding the foregoing, Subtenant shall reasonably cooperate with Sublandlord at Sublandlord’s request to monitor and ensure that Subtenant and its employees, agents, Strategic Partners (as defined in Section 12.3 below), invitees and licensees do not exceed this parking ratio of five (5) unreserved parking spaces per 1,000 RSF of the Sublease Premises occupied by Subtenant including, without limitation, instituting (i) a parking program and parking rules reasonably approved by Master Landlord and Sublandlord requiring parking stickers for all of Subtenant’s employees and Strategic Partners and the imposition of fines and/or towing requirements for Subtenant’s employees and Strategic Partners violating the parking program or parking rules and/or (ii) is Sublandlord’s sole and absolute discretion but at Sublandlord’s sole cost and expense, a valet parking program with respect to not more than seventy-five (75) vehicle parking spaces to ensure that this 5/1,000 parking ratio is met (but not any parking ratio greater than 5/1000). Subtenant, at its sole cost and expense, may elect to attempt to increase the parking ratio to Five and One-Half (5.5) unreserved vehicle parking spaces per 1,000 RSF of the Sublease Premises if and only if Subtenant contracts with a reputable parking operator and/or valet service reasonably approved by Sublandlord, subject to Master Landlord’s written consent and Master Landlord’s express written confirmation to Sublandlord that such increased parking

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ratio shall not reduce Sublandlord’s parking ratios for Building D and the balance of the Complex; provided, however, that Sublandlord makes no representation or warranty with respect to Subtenant’s ability to achieve a parking ratio of 5.5 unreserved vehicle parking spaces per 1,000 RSF of the Sublease Premises occupied by Subtenant. It and to the extent that Subtenant subleases any space in Building B or Building C, as applicable, Subtenant shall have the non-exclusive right at no cost to Subtenant to use up to Three and 4/10ths (3.4) unreserved vehicle parking spaces in the surface parking lot serving Building B or Building C, as applicable, for every 1,000 RSF of the Sublease Premises in Building B or Building C, as applicable, occupied by Subtenant.

10.4    SIGNAGE.  Subject to compliance with all applicable requirements and restrictions of the Master Lease and Subtenant obtaining the Master Landlord’s consent to the following signage, and provided Subtenant is then leasing at least four (4) full floors in Building D, Subtenant shall have the right to (i) install standard building signage, (ii) install one parapet sign on one side of Building D selected by Subtenant (provided that Subtenant shall have the right to install two (2) parapet signs on two (2) sides of Building D selected by Subtenant if Subtenant has leased the Expansion Premises) and (iii) eighty percent (80%) of existing monument signage and interior building signage (or such higher percentage of such signage as may relate to Subtenant’s percentage occupancy of Building D) in or with respect to Building D. If Subtenant leases at least two (2) full floors in Building B or Building C, as applicable, then the sublease between Sublandlord and Subtenant for Building B or Building C, as applicable, shall provide, subject to the compliance with all applicable provisions and restrictions of the Building B Lease or Building C Lease, as applicable, and Subtenant obtaining Master Landlord’s consent to the following signage, that Subtenant shall have the right to (i) install standard building signage, (ii) install one parapet sign on one side of Building B or Building C, as applicable, selected by Subtenant (provided that if Subtenant subleases less than three (3) full floors of Building B or Building C, as applicable, Sublandlord shall have the right to designate the side of Building B or Building C, as applicable, on which the parapet sign shall be located but if Subtenant subleases three (3) or more full floors in Building B or Building C, as applicable, Subtenant shall have the right to designate the side of Building B or Building C, as applicable, on which the parapet sign shall be located) and (iii) Subtenant’s proportionate share (based on the RSF of space leased in Building B or Building C, as applicable, by Subtenant over the total RSF of Building B or Building C, as applicable) of existing monument signage and interior building signage in or with respect to Building B or Building C, as applicable. All of Subtenant’s exterior signage and exterior graphics of any kind or character shall comply in all respects with all applicable Legal Requirements, and shall be subject to the review and approval of the City of Pleasanton, as necessary, and any other applicable municipality having jurisdiction over the Project. All signs shall be installed and maintained at Subtenant’s sole cost and expense. Upon the expiration or earlier termination of the Term, subject to compliance with applicable Legal Requirements, Subtenant shall remove all of its signage on or about Building D (or Building B or Building C, as applicable) and restore any damage resulting from such removal, all at Subtenant’s sole cost and expense. Subject to the Master Landlord’s consent, Subtenant is granted exclusive signage on Building D with respect to firms whose principal business is consumer lending.

10.5    ROOFTOP RIGHTS.  Subject to compliance with all applicable requirements and restrictions of the Master Lease including, without limitation, the provisions of Section 5.19

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of the Master Lease (other than the first sentence of Section 5.19) and Subtenant obtaining Master Landlord’s consent thereto, Subtenant shall have the right to install one satellite dish on the roof of Building D (and one satellite dish on the roof of Building B or Building C, as applicable, if Subtenant subleases at least two (2) full floors in Building B or Building C, as applicable), in locations reasonably designated by Sublandlord.

10.6    GENERATOR.  Upon Subtenant’s written request delivered to Sublandlord on or before July 15, 2003, Sublandlord shall sell and convey to Subtenant, without any warranty or guaranty except as to title and no prior liens, at the then market price therefor (but in no event greater than fifty percent (50%) of Sublandlord’s initial purchase price therefor when new), one generator capable of supplying at least Sawn Hundred Fifty (750) KVAs of building standard generator service to the Sublease Premises (the “Generator”). Subtenant, at Subtenant’s sole cost and expense, and subject to the Master Landlord’s prior consent (and Sublandlord’s reasonable prior written consent with respect to the location of the Generator within the Project), shall obtain all necessary permits and approvals for installation of the Generator, and Subtenant shall install, repair and maintain the Generator in first-class condition in compliance with all Legal Requirements. Upon the expiration or earlier termination of the Term, subject to compliance with all Legal Requirements, Subtenant shall remove the Generator from the Project and restore any damage resulting from such removal, all at Subtenant’s sole cost and expense.

10.7    BART SHUTTLE.  At all times during the Term of this Sublease and the Extended Term (if any), Sublandlord, at Sublandlord’s or Master Landlord’s sole cost, shall provide bus shuttle service between the Complex and the Hacienda BART Station and the Tassajara Road Park/Ride Lot on a schedule reasonably agreed to by Sublandlord and Subtenant which shall provide shuttle service Monday through Friday (holidays excepted) for approximately (but no more than) three (3) hours during morning commute hours and approximately (but no more than) three (3) hours during evening commute hours for use by Subtenant’s employees, licensees and invitees, Sublandlord’s employees, licensees and invitees and other subtenants (and their respective employees, licensees and invitees) of Sublandlord in the Complex. Subtenant acknowledges and agrees that Sublandlord presently provides this shuttle service through WHEELS, a service provided by and through Alameda County. Subtenant further acknowledges and agrees that Sublandlord may substitute another comparable shuttle service provider reasonably designated by Sublandlord or, at Sublandlord’s election by Master Landlord, in lieu of WHEELS to provide bus shuttle service between the Hacienda BART Station and the Tassajara Road Park/Ride Lot and the Complex.

11.	COMPLIANCE WITH LAWS AND REGULATIONS; PROHIBITED ACTIONS.

11.1     Subtenant, at its sole cost and expense, shall promptly comply with all local, state or federal laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereinafter be in force, including, without limitation, the Americans with Disabilities Act, 42 US.C. § 12 101 et seq. and any governmental regulations relating thereto, including, without limitation any required alterations for purposes of “public accommodations” under such statute, Title 24 of the California Administrative Code and similar federal, state and local laws and regulations (collectively, the “ADA”). Subtenant shall not use or permit the Sublease Premises to be used in any manner nor do any act which would increase the existing rate of insurance on Building D or Master Premises or cause the

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cancellation of any insurance policy covering Building D or the Master Premises, nor shall Subtenant permit to be kept, used or sold, in or about the Sublease Premises or Building D, any article which may be prohibited by the standard form of fire insurance policy. Subtenant shall not during the Term (i) commit or allow to be committed any waste upon the Sublease Premises, or any public or private nuisance in or around the Project, Building D or the Sublease Premises, (ii) allow any sale by auction upon the Sublease Premises, (iii) place any loads upon the floor, walls, or ceiling of the Sublease Premises which endangers Building D, (iv) use any apparatus, machinery or device in or about the Sublease Premises which will cause any substantial noise or vibration or in any manner damage Building D, (v) place any harmful liquids in the drainage system of the Project or Building D or in the soils surrounding the Project or Building D, or (vi) disturb or unreasonably interfere with other tenants of Building D. If any of Subtenant’s office machines or equipment disturbs the quiet enjoyment of any other tenant in Building D, then Subtenant shall provide adequate insulation, or take such other action as may be necessary to eliminate the disturbance, all at Subtenant’s sole cost and expense.

11.2    Subtenant shall not generate, use, manufacture, keep, store, refine, release, discharge or dispose of any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant by any federal, state or local law, ordinance, rule or regulation now or hereafter in force, as amended from time to time, in any way relating to or regulating human health or safety or industrial hygiene or environmental conditions or pollution or contamination (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., the Solid Waster Disposal Act, 42 U.S.C. §§ 6901, et seq., the Toxic Substances Control Act, 15 U.S.C, §§ 2601, et seq., the Clean Water Act, and 33 U.S.C. §§ 1251, et seq., the Hazardous Substance Account Act, California Health and Safety Code Secs. 25300 et seq., the Hazardous Waste Control Act, California Health and Safety Code Secs. 25100 et seq., and the Porter-cologne Water Quality Control Act, California Water Code Secs. 13000, et seq. all as amended) including, without limitation, PCBs, oil and petroleum products, asbestos and asbestos-containing materials and radioactive materials (collectively, “Hazardous Substances”), on, under or near the Sublease Premises or Building D, except that Subtenant may use Hazardous Substances on the Sublease Premises that are incidental to general office use (such as photocopier toner) provided such use is in compliance with laws and prudent business practices. Subtenant shall not cause or permit any waste material or refuse to be dumped upon or retrain upon any part of Building D outside the Sublease Premises, nor shall Subtenant, cause or allow any materials, supplies, equipment, finished products or semi-finished products or articles of any nature to be stored upon or remain upon Building D outside the Sublease Premises. Subtenant agrees to indemnify Master Landlord and Sublandlord against and hold Master Landlord and Sublandlord harmless from any and all loss, cost, liability, claim, damage, and expense including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with or arising from the generation, use, manufacture, storage, disposal or release of any Hazardous Substances by Subtenant or any person claiming through or under Subtenant or any contractor, agent, employee, visitor, assign or licensee of Subtenant, on or about Building D throughout the Term.

11.3    Sublandlord shall make reasonable request to Master Landlord for copies of the applicable approvals of the completed shell and core of Building D for each of Phase I, Phase II, Phase III and the Expansion Premises. If available from Master Landlord, Sublandlord

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shall provide Subtenant with Master Landlord’s written details of emergency procedures for Building D and the Project.

12.	SUB-SUBLETTING.

12.1    Subject to Subtenant obtaining the consent of Master Landlord and Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed on the part of Sublandlord, Subtenant shall have the right to assign this Sublease or to sub-sublease the Sublease Premises in accordance with the provisions of Section 5.07 of the Master Lease (other than Sections 5.07(c)(ii) and 5.07(e) which are not incorporated into this Sublease) and this Section 12. The failure of Sublandlord to respond in writing to Subtenant’s written request to assign the Sublease or sub-sublease all or a portion of the Sublease Premises within fourteen (14) days following such written request (which written request shall be accompanied by all of the information and documents required by Section 5.07(b) of the Master Lease), shall be deemed approval by Sublandlord (but not by Master Landlord). Without limiting the reasons upon which Sublandlord could reasonably withhold its consent, Sublandlord may reasonably withhold its consent if Sublandlord does not (i) approve a change in the permitted use of the Sublease Premises, (ii) the proposed physical subdivision of the Sublease Premises or the construction of a multi-tenant corridor (unless such multi-tenant corridor is constructed entirely within the boundaries of the Sublease Premises) or (iii) the creditworthiness or business reputation of the new sub-subtenant or assignee. Such assignment or sub-sublease shall be subject to all’ of the terms and conditions of the Master Lease and this Sublease, and Subtenant shall remain primarily liable under this Sublease notwithstanding any sub-sublease or assignment. In connection with any assignment or sub-subletting, Sublandlord shall have the right to review and approve the current financial statements of Subtenant and any proposed sub-subtenant. Fifty Percent (50%) of any profit realized by Subtenant as a result of such sub-subleasing (after first deducting Subtenant’s reasonable costs associated therewith, including only brokerage fees and commissions, reasonable attorneys’ fees and the cost of remodeling or otherwise improving or altering the Sublease Premises for said sublessee), shall be paid to Sublandlord after appropriate sharing, if any, with the Master Landlord.

12.2    Notwithstanding the provisions of Section 12.1 above, subject to Subtenant obtaining the consent of the Master Landlord under Section 5.07 of the Master Lease, Subtenant shall be entitled, without further consent from Sublandlord, to assign this Sublease or sublet all or a portion of the Sublease Premises to (a) an Affiliate (defined below) of Subtenant, (b) to the surviving entity in connection with any merger, consolidation or reorganization of Subtenant or (c) to the purchaser of all or substantially all of the assets of Subtenant and Subtenant’s business provided that in each instance under (a); (b) and (c) above, (i) such assignee or subtenant has a net worth (determined in accordance with generally accepted accounting principles consistently applied) of at least One Hundred Million Dollars ($100,000,000) (exclusive of goodwill) both immediately prior to and immediately following the consummation of such assignment or subletting and (ii) Subtenant notifies Sublandlord of the same within ten (10) days after such event, provided that the foregoing shall not relieve Subtenant of any of its liabilities or obligations under this Sublease. For purposes of this Sublease, the term “Affiliate” shall mean any entity controlling, controlled by or under common control with Subtenant, and the term “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity.

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12.3    Subject to the terms and provisions of the Master Lease and Subtenant obtaining the consent of Master Landlord, Subtenant may allow Strategic Partners (defined below) of Subtenant to occupy portions of the Sublease Premises without obtaining Sublandlord’s consent under Section 12.1 above provided (i) such occupancy is for less than twenty-five percent (25%) of the RSF of the Sublease Premises, (ii) such occupancy does not constitute an assignment or sublease and such Strategic Partners have no rights under this Sublease, (iii) such occupancy is for less than one (1) year, (iv) such occupancy is subject to all of the terms and conditions of this Sublease and (v) written notice thereof is given to Sublandlord at least ten (10) business days prior to the date such occupancy is the commence. As used herein, the term “Strategic Partners” shall mean only those persons or entities providing a direct business service to Subtenant or an Affiliate (as defined in Section 12.2 above) or in which Subtenant or an Affiliate bas a material continuing financial interest and shall be of a character and reputation consistent with the types of persons or entities generally providing similar types of services in the consumer lending industry. Occupancy of portions of the Sublease Premises by Subtenant’s Strategic Partners shall not relieve Subtenant of any of its liabilities or obligations under this Sublease.

12.4    Subject to the terms and provisions of the Master Lease and Subtenant providing written notice of Such subleasing to Master Landlord, so long as Subtenant is itself actually occupying at least fifty percent (50%) of the Sublease Premises, notwithstanding the provisions of Section 12.1 above, Sublandlord hereby consents to Subtenant subleasing up to (but not more than) twenty-five percent (25%) of the RSF of the Sublease Premises to Closing Services, Inc., a Delaware corporation which is an Affiliate of Subtenant and the wholly-owned subsidiary of Subtenant, provided that the foregoing consent shall not relieve Subtenant of any of its liabilities or obligations under this Sublease, The foregoing consent shall be revoked if Closing Services, Inc. ceases to be a wholly-owned subsidiary of Subtenant. Subtenant agrees to certify to Sublandlord and Master Landlord from time to time as reasonably requested by Sublandlord and Master Landlord that Closing Services, Inc. is and remains a wholly-owned subsidiary of Subtenant.

13.	DEFAULTS AND REMEDIES.

13.1    Upon any default by Subtenant under this Sublease or any default under the Master Lease, Sublandlord shall have all rights and remedies available at law or in equity, including, without limitation, all of the rights and remedies described in the Master Lease, including, without limitation, Section 7.08 of the Master Lease. In addition to or in combination with the foregoing remedies, if Subtenant is in default of this Sublease (following the expiration of all applicable cure periods without cure) on the Phase I Delivery Date, the Phase II Delivery Date, the Phase III Delivery Date or the delivery date as to the Expansion Premises, then Sublandlord, in its sole and absolute discretion, may elect not to deliver the applicable Phase of the Sublease Premises or the Expansion Premises to Subtenant unless and until Subtenant has cured such default in full (in which event Sublandlord’s election to delay such delivery date shall not affect or extend the applicable Rent Commencement Date as to such Phase or the Expansion Premises).

13.2    Any holdover by Subtenant of any portion of the Sublease Premises beyond the scheduled expiration date shall result in the payment of monthly holdover rent equal

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to One Hundred Fifty Percent (150%) of the amount of Base Rest and Additional Rent payable by Subtenant during the last month of the Sublease Term under this Sublease plus any other sums payable by Sublandlord pursuant to Section 7.17 of the Master Lease or otherwise. Notwithstanding the foregoing, Subtenant shall have no right to holdover any portion of the Sublease Premises without the consent of Sublandlord.

13.3    In the event of a non-monetary default by Subtenant under the Sublease, Subtenant shall have the same notice and cure rights provided for in the Master Lease as Sublandlord would have for a similar default under the Master Lease, except that Subtenant’s time to cure shall not exceed Seventy-Five Percent (75%) of the corresponding time under the Master Lease.

13.4    Sublandlord shall promptly notify Subtenant in writing of any default by either Sublandlord or Master Landlord under the terms and conditions of the Master Lease that affects Subtenant’s rights under this Sublease.

13.5    In accordance with the provisions of Section 6.3 above, Subtenant’s failure to timely deliver the L-C to Sublandlord in accordance with the requirements of Section 6.1 above on or before July 7, 2003 shall constitute a material default by Subtenant under this Sublease and, if Subtenant thereafter fails to deliver the L-C in accordance with the provisions of Section 6.1 within two (2) business days following Sublandlord’s written demand for immediate delivery of the L-C, such failure shall constitute an immediate and uncurable material default by Subtenant under this Sublease and in such event Sublandlord shall immediately and without notice be able to pursue all remedies for such default available at law or in equity including, without limitation, all of the rights and remedies available under the Master Lease including, without limitation, Section 7.08 of the Master Lease (but without any of the notice or cure periods set forth in the Master Lease applying to such default).

14.	ALTERATIONS.

14.1    Subtenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Sublease Premises or make changes to locks on doors or add, disturb or in any way change any plumbing or wiring without obtaining the prior written consent of Sublandlord and Master Landlord. Any Alterations Must be done in full compliance with the provisions of Section 5.08 of the Master Lease and all other applicable provisions of the Master Lease; provided, however, that in all Instances concerning Sublandlord’s approval of Subtenant’s Alterations, the time period in which Sublandlord shall have to grant or withhold its consent to such Alterations shall equal One Hundred Fifty Percent (150%) (rounded up to the next full day) of the corresponding time period under the Master Lease (i.e., if Master Landlord has ten (10) business days to approve an Alteration, Sublandlord shall have fifteen (15) business days in which to approve the same Alteration). All Alterations shall be made at Subtenant’s sole cost and expense and by contractors or mechanics approved by Sublandlord and Master Landlord, shall be made at such times and in such manner as Sublandlord may from time to time designate, and shall become the property of Sublandlord without its obligation to pay for such Alterations. All work with respect to any Alterations shall be performed in a good and workmanlike manner, shall be of a quality equal to or exceeding the then existing construction standards for Building D and shall be constructed in compliance with all plans approved by

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Sublandlord and Master Landlord. Alterations shall be diligently prosecuted to completion to the end that the Sublease Premises shall be at all times a complete unit except during the period necessarily required for such work. All Alterations shall be made strictly in accordance with all laws, regulations and ordinances relating thereto, including all building codes and regulations and the ADA. Subtenant, at its sole cost and expense, shall obtain any and all permits and consents of applicable governmental authorities (collectively “Permits”) in connection with all Alterations. Subtenant shall be liable to Sublandlord and Landlord for the reasonable costs of any improvements to the Project and Building D (whether or not on the Sublease Premises) which may be required as a consequence of Subtenant’s Alterations. Before commencing any alterations, additions or improvements costing in excess of Fifty Thousand Dollars ($50,000), Subtenant, at Subtenant’s cost, shall obtain and deliver to Sublandlord a performance bond and a labor and materials payment bond for the benefit of Sublandlord, issued by a corporate surety licensed to do business in California and acceptable to Sublandlord, each in the amount of One Hundred Twenty-Five Percent (125%) of the cost of the work in a form satisfactory to Sublandlord. No Work or interior improvements installed in the Sublease Premises may be removed unless the same are promptly replaced with Work or interior improvement of the same or better quality. Sublandlord hereby reserves the right to require any contractor, subcontractor or materialman working in or providing materials to the Sublease Premises to provide lien waivers and liability insurance coveting the Alterations to the Sublease Premises. Subtenant shall give Master Landlord and Sublandlord ten (10) days written notice prior to the commencement of any Alterations and shall allow Mister Landlord and Sublandlord to enter the Sublease Premises and post appropriate notices to avoid liability to contractors or material suppliers for payment for any Alterations. All Alterations shall remain in and be surrendered with the Sublease Premises as apart thereof at the termination of this Sublease, without disturbance, molestation or injury, provided that each of Master Landlord and/or Sublandlord may require any Alterations to be removed upon termination of this Sublease in their sole and absolute discretion. In such event, all expenses to remove said Alterations and to restore the Sublease Premises to normal building standards shall be paid by Subtenant.

15.	INDEMNIFICATION.

Subtenant shall indemnify, defend and hold Sublandlord and Master Landlord and their respective employees, agents, contractors, subcontractors, consultants, officers, directors, parents, subsidiaries, affiliates, members, managers, constituent partners, invitees and licensees harmless from all claims, damages, losses, liabilities, costs and expenses, including, without limitation, any sums for which Sublandlord may be liable to Master Landlord under any indemnity or hold harmless in the Master Lease (“Master Lease Indemnity”) and reasonable attorneys’ fees and costs, arising from; (a) Subtenant’s use of the Sublease Premises or the conduct of its business or any activity, work, or thing done, permitted or suffered by Subtenant in or about the Sublease Premises, (b) any breach or default in the performance of any obligation to be performed by Subtenant under the terms of this Sublease (or any consents thereto) and (c) any act, neglect, fault or omission of Subtenant or of its directors, officers, agents, employees, licensees or invitees, provided that, except for a Master Lease Indemnity, in no event shall Subtenant be liable for special, consequential or punitive damages. In case any action or proceeding shall be brought against Sublandlord by reason of any such claim, Subtenant upon notice from Sublandlord shall defend the same at Subtenant’s expense by counsel approved in writing by Sublandlord. To the fullest extent permitted by law, Subtenant, as a material part

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of the consideration to Sublandlord, hereby assumes all risk of and waives all claims against Sublandlord with respect to damage to property or injury to persons in, upon or about the Sublease Premises from any cause whatsoever except that which is caused by the failure of Sublandlord to observe any of the terms and conditions of this Sublease where such failure has persisted for an unreasonable period of time after written notice to Sublandlord of such failure, provided that in no event shall Sublandlord be liable for special, consequential or punitive damages.

16.	DAMAGE TO SUBTENANT’S PROPERTY.

Notwithstanding anything to the contrary in this Sublease, Master Landlord and Sublandlord and its directors, officers and agents shall not be liable for (a) any damage to any property entrusted to employees of Building D or its property managers, (b) loss or damage to any property by theft or otherwise, (c) any injury or damage to persons or property resulting from lire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of Building D or from the pipes, appliances or plumbing work therein or from the root, street or sub-surface or from any other place or resulting from dampness or any other cause whatsoever, or (d) any damage or loss to the business or occupation of Subtenant arising from the acts or neglect of other tenants or occupants of, or invitees to, Building D. Subtenant shall give prompt notice to Sublandlord and Master Landlord in case of fire or accident in the Sublease Premises or in Building D or of defects therein or in the fixtures or equipment.

17.	SUBTENANT’S INSURANCE.

17.1    Subtenant, at its sole cost and expense, shall maintain or cause to be maintained from and after the Commencement Date and throughout the Term, the commercial general liability and umbrella liability insurance (including premises operation, bodily injury, automobile operation, personal injury, death, products, and completed operations, broad form contractual liability and broad form property damages), a policy or policies of All Risk or Special Form fire and casualty insurance (including sprinkler leakage and water damage coverage) insuring the full replacement cost of all Existing Improvements (defined in Section 173 below) in the Sublease Premises on the Commencement Date, all Tenant Improvements, all Alterations and all of Subtenant’s moveable furniture, fixtures, equipment, trade fixtures and other personal property in the Subleased Premises (collectively, “Tenants Insured Property”) and worker’s compensation and employer’s liability insurance, all in the amounts and otherwise satisfying the requirements of Section 6.2 of the Master Lease. Sublandlord and Master Landlord shall be named as additional insureds on Subtenant’s liability policies and as loss payees under Subtenant’s fire and casualty policies. Prior to the lime such insurance is first required to be carried by Subtenant and thereafter at least thirty (30) days prior to the expiration of any such policy, Subtenant shall deliver to Sublandlord certificates evidencing all required insurance.

17.2    Subtenant hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Sublandlord, Master Landlord and the officers, employees, agents and representatives of Sublandlord or Master Landlord on account of loss or damage occasioned to Subtenant or its property or the properties of others under its control caused by fire or any of the extended coverage risks described hereunder to the extent that such loss or damage

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is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder. If necessary for its effectiveness, Subtenant shall give notice to its insurance carrier of the foregoing waiver of subrogation. Sublandlord hereby waives on behalf of itself and on behalf of its insurers any and all rights of recovery against Subtenant and its officers, employees, agents and representatives on amount of damage to the Sublandlord or its property or the properties of others under its control caused by rue or any of the extended coverage risks described herein to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage or required to be carried hereunder.

17.3    If this Sublease is terminated by Subtenant, Sublandlord or Master Landlord as a consequence of a casualty in accordance with any of the provisions of Section 7.07 of the Master Lease, then all proceeds of Subtenant’s insurance payable in connection with all of the existing improvements in the Sublease Premises on the Commencement Date (“Existing Improvements”), all Tenant improvements and all Alterations thereafter constructed by or for Subtenant shall be payable as follows: (i) if (a) Master Landlord or Sublandlord elects to terminate the Master Lease (thus automatically terminating this Sublease) or (b) if Sublandlord or Subtenant elects to terminate this Sublease and Master Landlord elects not to repair or restore the Project, then Sublandlord shall be paid all the proceeds of insurance with respect to the Existing Improvements and the Tenant Improvements and Subtenant shall be paid all the proceeds of insurance with respect to its Alterations and (ii) if (x) Sublandlord elects to terminate the Master Lease (thus automatically terminating this Sublease) or if Sublandlord or Subtenant elect to terminate this Sublease but (y) Master Landlord elects to repair or restore the Project, then Master Landlord shall be entitled to receive all of the insurance proceeds payable in connection with the Existing Improvements, the Tenant Improvements and all Alterations.

18.	SERVICES.

Except to the extent expressly provided in this Sublease, Sublandlord shall not be liable for, and Subtenant shall not be entitled to any abatement of rent by reason of (a) the failure to furnish or delay in furnishing any of the services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or labor disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Sublandlord or Master Landlord or by the making of any repairs or improvements to the Subleased Premises or to Building D or the Project or (b) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other utility servicing the Sublease Premises or Building D by any utility or governmental agency. Subtenant shall not connect any electrical equipment to Building D’s electrical distribution system which may overload the electrical capacity of Building D or the Subleased Premises. At any time that Subtenant’s use of electricity exceeds a reasonable amount of electricity, as reasonably determined by Sublandlord or Master Landlord, Sublandlord shall have the right at any time to install, at Subtenant’s sole cost and expense, an electric current meter in the Sublease Premises or to conduct an electric current usage survey in order to measure the amount of electric current consumed on the Sublease Premises.

19.	TIME.

Time is of the essence of this Sublease.

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20.	RIGHT TO PERFORM.

If Subtenant shall fail to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue for three (3) days after notice thereof by Sublandlord, Sublandlord may, but shall not be obligated so to do, and without waiving or releasing Subtenant from any obligations of Subtenant, make any such payment or perform any such other act on Subtenant’s part to be made or performed as provided in this Sublease. Subtenant shall reimburse Sublandlord for all costs incurred in connection with such payment or perforn3ance immediately upon demand.

21.	NON-WAIVER.

Neither the acceptance of rent nor any other as or omission of Sublandlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Sublease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or deprive Sublandlord of its right to cancel or forfeit this Sublease, upon the notice required by law, at any time that cause for cancellation or forfeiture may exist, or be construed so as to at any future time prevent Sublandlord from promptly exercising arty other option, right or remedy that it may have under any term or provision of this Sublease.

22.	NOTICES.

All notices under this Sublease shall be in writing as follows:

If to Sublandlord:	CHARLES SCHWAB & CO, INC. 101 Montgomery St, San Francisco, CA 94104 Attn.: Senior Vice President, Corporate Real Estate

with a copy to:	CHARLES SCHWAB & CO, INC. P.O. Box 881566 San Francisco, CA 94188-1566 Attn: Corporate Real Estate Lease Administration

If to Master Landlord:	To the Notice Addresses and Addressees set forth in the Basic Lease Provisions of the Master

If to Subtenant:	E-LOAN, INC. 5875 Arnold Road, Suite 100 Dublin, CA 94568 Attention: Stephanie Pierce

with a copy to:	E- LOAN, INC. 5875 Arnold Road, Suite 100 Dublin, CA 94568 Attention: Kendra Niedziejko

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and with a copy to:	E-LOAN, INC. 5875 Arnold Road, Suite 100 Dublin, CA 94568 Attention: Edward A. Giedgowd, Esq.

or such addresses as may hereafter be designated by either party in writing, Any such notices shall be either sent by certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after timely deposit, postage prepaid in the U.S. Mail; sent by a nationally recognized overnight courier, in which case notice shall be deemed delivered when actually delivered; or personally delivered, in which case notice shall be deemed delivered upon receipt.

23.	SURRENDER OF SUBLEASE PREMISES.

The voluntary or other surrender of this Sublease by Subtenant, or a mutual cancellation hereof, shall not work a merger, and shall, at the option of Sublandlord, operate as an assignment to it of any subleases or subtenancies.

24.	GENERAL PROVISIONS.

24.1    ENTIRE AGREEMENT.   This Sublease and Exhibits A – G attached hereto contains all of the agreements of the parties, and there are no verbal or other agreements which modify or affect this Sublease. This Sublease and Exhibits A – G attached hereto supersedes any and all prior agreements made or executed by or on behalf of the patties hereto regarding the Sublease Premises.

24.2     TERMS AND HEADINGS.   The words “Sublandlord” and “Subtenant” include the plural as well as the singular, and words used in any gender include all genders. The titles to sections of this Sublease are not a part of this Sublease and shall have no effect upon the construction or interpretation of any pert hereof.

24.3    SUCCESSORS AND ASSIGNS.   All of the covenants, agreements, terms and conditions contained in this Sublease shall inure to and be binding upon Sublandlord and Subtenant and their respective successors and assigns.

24.4        BROKERS.   Subtenant represents and warrants to Sublandlord that, except with respect to Grubb & Ellis (“Subtenant’s Broker”), Subtenant has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Sublease and Subtenant shall indemnify, defend and hold harmless Sublandlord against any loss, cost, liability or expense incurred by Sublandlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or asserted to have been made by or on behalf of Subtenant. Sublandlord represents and warrants to Subtenant that, except with respect to CM Realty (“Sublandlord’s Broker”), Sublandlord has not engaged any broker, finder or other person who would be entitled to any commission or fee in respect of the negotiation, execution or delivery of

32

this Sublease and Sub landlord shall indemnify, defend and hold harmless Subtenant against any loss, cost, liability or expense incurred by Subtenant as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Sublandlord. If and solely if this Sublease transaction is consummated and Subtenant takes possession of the Sublease Premises, (i) Sublandlord shall pay the real estate brokerage commission to Sublandlord’s Broker with respect to this Sublease transaction pursuant to a separate written agreement between Sublandlord and Sublandlord’s Broker and (ii) Sublandlord shall also pay the real estate brokerage commission to Subtenant’s Broker with respect to this Sublease transaction pursuant to a separate written agreement between Sublandlord and Subtenant’s Broker.

24.5    LIABILITY OF SUBLANDLORD.   Sublandlords obligations and liability to Subtenant under this Sublease shall be limited solely to the value of Sublandlord’s leasehold interest in the Sublease Premises, and neither Sublandlord, nor any officer, director, employee or shareholder of Sublandlord, or any parent, subsidiary or affiliate of Sublandlord shall have or incur any personal liability whatsoever with respect to this Sublease.

24.6    SEVERABILITY.   Any provision of this Sublease which shall prove to be invalid, void or illegal Shat in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

24.7    EXAMINATION OF SUBLEASE.   Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option to sublease, and it is not effective as a sublease or otherwise unless and until (a) the execution by and delivery to both Sublandlord and Subtenant, and (b) the Master Landlord consents hereto as provided in Section 3 above.

24.8    RECORDING.   Neither Sublandlord nor Subtenant shall record this Sublease nor any memorandum hereof without the written consent of the other and any attempt by Subtenant to do the same shall constitute an immediate and uncurable default by Subtenant under this Sublease.

24.9    SNDA.   Subtenant shall have the right to request that Master Landlord attempt to negotiate a subordination, nondisturbance and adornment agreement from Master Landlord’s lender (“SNDA”) in favor of Subtenant provided that Master Landlord’s failure to obtain such SNDA from its lender shall not affect the validity and binding affect of this Sublease or give Subtenant the right to terminate this Sublease.

24.10    SURVIVAL OF OBLIGATIONS.   All provisions of this Sublease which require the payment of money or the delivery of property after the termination of this Sublease or require Subtenant to indemnify, defend or hold Sublandlord harmless or require Sublandlord to indemnify, defend or hold Subtenant harmless shall survive the expiration or earlier termination of this Sublease.

24.11    APPENDICES AND RIDERS.   The following exhibits are attached hereto and by this reference made a part of this Sublease:

EXHIBIT A                Master Lease

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EXHIBIT A

MASTER LEASE

FIRST AMENDMENT TO SUBLEASE

This FIRST AMENDMENT TO SUBLEASE (“Amendment”) is made as of June     , 2005 by and between CHARLES SCHWAB & CO., INC., a California corporation (“Sublandlord’) and E-LOAN, INC., a Delaware corporation (“Subtenant”).

RECITALS

A.    Sublandlord and Subtenant entered into that certain Sublease (“Sublease”) dated June 20, 2003, pursuant to which Sublandlord subleased to Subtenant, and Subtenant subleased from Sublandlord, approximately 118,134 rentable square feet (“RSP”) comprising the entire First, Third, Fourth and Fifth Floors (the “Sublease Premises”) of that certain building known as Building D of Pleasanton Corporate Commons located at 6230 Stoneridge Mall Road in Pleasanton, California (the “Building”). Capitalized terms used in this Sublease but not defined herein shall have the meanings given them in the Sublease.

B.    Sublandlord has informed Subtenant that California Corporate Properties B, LLC, a Delaware limited liability company, the original Master Landlord under the Master Lease, has sold the Building to 6200 Stoneridge Mall Road Investors, LLC, a Delaware limited liability company and has assigned all of its right, title and interest as Landlord under the Master Lease to 6200 Stoneridge Mall Road Investors, LLC. All references in the Sublease and this Amendment to “Master Landlord” shall mean 6200 Stoneridge Mall Road Investors, LLC.

C.    Sublandlord and Subtenant desire to amend the Sublease as of the Effective Date (as defined in Section 3 below) to (i) add to the Sublease Premises the entire Second Floor of the Building (comprising approximately 30,768 RSF) (the “Second Floor”) for the period commencing on the Effective Date and ending June 30, 2008 (defined in Section 2 below as the Interim Term), as such Second Floor is shown and described on Exhibit 1 attached to this Amendment and (ii) further amend the Sublease as set forth below in this Amendment.

D.    Sublandlord has informed Subtenant (i) that Sublandlord presently intends to exercise its Contraction Right (as defined in Section 7.14(b) of the Master Lease) as to the entire Second Floor, with the Contraction Date (as defined in Section 7.14(b) of the Master Lease) as to the Second Floor being June 30, 2008 and (ii) that Sublandlord will vacate and surrender the entire Second Floor to Master Landlord on the June 30, 2008 Contraction Date.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and the promises of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree to amend the Sublease effective as of the Effective Date as follows:

1.    Recitals A through D, inclusive, set forth above are incorporated into this Amendment by this reference. The effectiveness of this Amendment and Sublandlord’s and Subtenant’s respective rights and obligations hereunder are subject to Sublandlord, in Sublandlord’s reasonable discretion, delivering written notice (the “Completion Notice”) to Subtenant advising Subtenant that Sublandlord has substantially completed or intends to substantially complete and finalize construction of a surface parking lot on the real property owned by Sublandlord commonly known as 6180 Stoneridge Mall Road. Pleasanton, California, pursuant to validly issued and non-appealable permits with such surface parking lot containing parking spaces for the unreserved parking of approximately one hundred ninety-nine (199) motor vehicles and all related driveways, drive aisles, sidewalks, curbs, barriers and lighting. If Sublandlord fails to deliver the Completion Notice to Subtenant on or before December 15, 2005, then Sublandlord may elect to declare this Amendment void ab initio by written notice delivered by Sublandlord to Subtenant on or before December 31, 2005, in which event the Sublease shall remain in full force and effect unamended by this Amendment and this Amendment shall be void ab initio. Unless and until Sublandlord delivers this Completion Notice to Subtenant, Subtenant shall have no rights under this Amendment.

2.    Sublandlord and Subtenant acknowledge and agree that commencing on the Effective Date and ending on June 30, 2008 (the “Interim Term”), the entire Second Floor of the Building shall be added to and form a part of the Sublease Premises such that the Sublease Premises shall include the entire 148,902 RSF of the Building. The foregoing RSF amount shall be conclusive and binding for all purposes under the Sublease. The Second Floor shall be delivered to Subtenant on the Effective Date in “AS-IS and WITH ALL FAULTS” condition as provided in Section 2.1 of the Sublease. Subtenant shall surrender the entire Second Floor to Sublandlord on June 30, 2008 in the condition required by Section 5.18 of the Master Lease and Section 14.1 of the Sublease to enable Sublandlord to vacate and surrender the entire Second Floor to Master Landlord on June 30, 2008 in accordance with the provisions of Section 7.14 of the Master Lease. Subtenant acknowledges and agrees that the option to extend provisions of Section 2.9 of the Sublease do not apply to the Second Floor and that Subtenant has no right to extend the term of the Sublease as to the Second Floor beyond June 30, 2008.

3.    The Effective Date of this Amendment (and the commencement date of the Sublease as to the Second Floor) shall be the later to occur of (i) the date on which Master Landlord consents to this Sublease as set forth in Section 11 below or (ii) the date on which Sublandlord delivers the Completion Notice to Subtenant. Subtenant shall commence paying Base Rent for the Second Floor on the Effective Date and in accordance with Section 6 below.

4.    Sublandlord and Subtenant hereby acknowledge and agree that Sections 2.7 and 2.8 of the Sublease are deleted in their entirety from the Sublease.

5.    The following sentence appearing in Section 4.1 of the Sublease is deleted in its entirety:

“If Subtenant exercises its Guaranteed Expansion Option under Section 2.7 above, then commencing on the Expansion Premises Rent Commencement Date, Subtenant shall pay Sublandlord monthly Base Rent in equal monthly installments of Two Hundred Seventy-Nine Thousand One Hundred Ninety-One and 25/00 Dollars ($279,191.25) each for Phase I, Phase II, Phase Ill and the Expansion Premises.”

6.    The following paragraph is added to the end of Section 4.1 of the Sublease:

“Commencing on the Effective Date and continuing until June 30, 2008, in addition to the Base Rent payable by Subtenant under this Section 4.1 of the Sublease with respect to the First, Third, Fourth and Fifth Floors of the Sublease Premises, Subtenant agrees to pay Sublandlord as additional Base Rent for the Second Floor the sum of Nineteen Thousand Nine Hundred Ninety-Nine and 20/00 Dollars ($19,999.20) per month, which monthly Base Rent is derived by multiplying the annual Base Rent of Seven and 80/00 Dollars ($7.80) per RSF by the 30,768 RSF of the Second Floor, and then dividing the product of Two Hundred Thirty-Nine Thousand Nine Hundred Ninety and 40/00 Dollars ($239,990.40) by Twelve (12).”

7.    The following paragraph is added to Section 5 of the Sublease at the end thereof:

“Subject to the occurrence of the Effective Date, in addition to (i) the Base Rent payable by Subtenant under Section 4.1 of the Sublease as to the First, Third, Fourth and Fifth Floors of the Sublease Premises, (ii) the additional Base Rent payable by Subtenant under Section 6 of this Amendment as to the Second Floor and (iii) all Additional Rent payable by Subtenant under Section 5 of the Sublease, commencing on January 1, 2006 and at all times thereafter during the Interim Term, Subtenant shall pay Subtenant’s “Second Floor Share” (defined below) of the increase in Basic Operating Costs and Estimated Basic Operating Costs (as such terms are defined in Sections 1.12, 1.25 and 3.06 of the Master Lease) for the Second Floor for each such calendar year of the Interim Term in excess of the actual Basic Operating Costs for the Second Floor for the 2005 calendar year (the “Second Floor Base Year”) in accordance with the procedures and provisions of Section 3.04 of the Master Lease. Subtenant’s “Second Floor Share” shall be the ratio that the rentable area of the Second Floor bears to the rentable area of the Master Premises, which ratio is agreed to be Twenty and 66/00 Percent (20.66%) based on the 30,768 RSF for the Second Floor and 148,902 RSF for the Master Premises. If Subtenant improves the Second Floor and/or uses the Second Floor for any use permitted under Section 10.1 of the Sublease other than storage purposes (a “Non-Storage Improvement and/or Use”), Subtenant shall be responsible for the payment of all increases in Basic Operating Costs arising from any Non-Storage Improvement and/or Use and any such increases in Basic Operating Costs which arise from any Non-Storage

Improvement and/or Use occurring or effected during the 2005 calendar year shall be expressly excluded from Basic Operating Costs for the Second Floor Base Year. The provisions of the fifth, sixth and seventh sentences of Section 5 of the Sublease are incorporated in full into this Section 7 as to the Second Floor.”

8.    The Second Floor shall be delivered by Sublandlord to Subtenant on the Effective Date in “AS-1S and WITH ALL FAULTS” condition in accordance with all of the provisions of Section 9.1 of the Sublease, except that Sublandlord shall not be required to provide any Tenant Improvement Allowance, Additional Allowance or any other allowance, contribution or reimbursement of any nature whatsoever to Subtenant with respect to the Second Floor. The provisions of Section 9.2 and 9.3 of the Sublease shall not apply to the Second Floor in any respect whatsoever.

9.    Notwithstanding the parking provisions of Section 10.3 of the Sublease, from and after the Effective Date until the earlier of (i) June 30, 2008 or (ii) the earlier termination of the Sublease as to the Second Floor, Subtenant shall have the non-exclusive right at no cost to the Subtenant to use only 3.4 (and not 5.0) unreserved vehicle parking spaces in the parking facilities serving the Building for every 1,000 RSF of the Second Floor, subject to all parking rules and regulations promulgated by Master Landlord from time to time.

10.    Effective as of the Effective Date, Section 10.4 of the Sublease is deleted in its entirety and the following Section 10.4 is inserted in its place:

“Subject to Subtenant’s compliance with all applicable requirements and restrictions of the Master Lease, all Legal Requirements (as defined in the Master Lease), the signage plan for the Complex on file with, and approved by, the City of Pleasanton, and Subtenant obtaining Master Landlord’s and the City of Pleasanton’s prior written consent and approval, during the Interim Term while Subtenant is occupying 100% of the Master Premises, Subtenant shall have all of the signage rights granted to Sublandlord under Section 4.03 of the Master Lease. Notwithstanding the foregoing, on June 30, 2008 or such earlier time as Subtenant no longer subleases 100% of the Building, Subtenant shall remove one (1) of its eyebrow signs and one (1) of its parapet signs from the Building and restore any damage resulting from the removal of such signs, all at Subtenant’s sole cost and expense, and at all times Subtenant shall continue to comply with the requirements and restrictions for signage set forth in Section 4.03 of the Master Lease.”

11.    This Amendment shall not be effective until the Effective Date. If Master Landlord fails to consent to this Amendment within twenty (20) days after the date of this Amendment, either party may elect to terminate this Amendment by written notice to the other in which event the Sublease shall remain in full force and effect unamended by this Amendment.

12.    In the event of any conflict or inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Sublease, the terms and provisions of this Amendment shall govern and control. Except as amended by this Amendment, the terms and provisions of the Sublease shall remain unmodified and in full force and effect. From and after the Effective Date and for so long as Subtenant subleases 100% of the Building, paragraphs 3, 7, 8, and 9 of that certain letter agreement dated January 21, 2005 between Sublandlord and Subtenant shall be suspended. Paragraphs 1, 2, 4, 5 and 6 of said letter agreement shall remain in full force and effect as between Sublandlord and Subtenant.

13.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

SUBLANDLORD:	CHARLES SCHWAB & CO., INC. a California corporation

	By:	/s/ Glenn Cooper
	Name:	Glen Cooper
	Its:	Senior Vice President

SUBTENANT:	E-LOAN, INC., a Delaware corporation

	By:	/s/ Scott D. McKinlay
	Name:	Scott D. McKinlay
	Its:	VP and Chief Legal Officer

EXHIBIT G

FORM OF LETTER OF CREDIT

[Insert Name and Address Of Issuing Bank]

IRREVOCABLE LETTER OF CREDIT

Charles Schwab & Co. Inc.	Letter of Credit No.
101 Montgomery Street	Date: June , 2003
San Francisco, CA 94101
Attention: Senior Vice President, Corporate Real Estate

Ladies and Gentlemen:

At the request and for the account of E-Loan, Inc., a Delaware corporation, [insert address], we hereby establish our Irrevocable Letter of Credit in your favor in the amount of One Million Five Hundred Thousand Dollars (US$1,500,000) available with us at our above office by payment of your drafts) drawn on to at sight in the form of Exhibit 1 hereto with the instructions in brackets therein complied with accompanied by your signed and dated statement in the form of Exhibit 2 hereto with the instructions in brackets therein complied with.

Each drawing must also be accompanied by the original of this Letter of Credit for our endorsement on this Letter of Credit of our payment of such drawing.

Partial and multiple drawings are permitted under this Letter of Credit, however each drawing must be in an amount of not less than Twenty Thousand and No/100 United States Dollars (US$20,000.00).

If any instructions accompanying a drawing under this Letter of Credit request the payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

This Letter of Credit expires at our above office on                     , 20    , but shall be automatically extended, without written amendment, to                      in each succeeding calendar year up to, but not beyond,                     , 20     unless we have sent written notice to you at your address above by registered mail or express courier that we elect not to renew this Letter of Credit beyond the date specified in such notice (the “Non-Renewal Expiration Date”), which Non-Renewal Expiration Date will be                     , 20     or any subsequent                      occurring before                     , 20     and be at least sixty (60) calendar days after the date we send you such notice.

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under this Letter of Credit at the time of such transfer. Any such transfer may be effected only through ourselves and only upon presentation to us at our above-specified office of a duly executed instrument of transfer in the form attached hereto as Exhibit 3 with the instructions in brackets therein complied with together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. All commissions and charges in connection with this transfer are for the account of E-Loan, Inc.

This Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500, and engages us in accordance therewith.

Very truly yours,

[insert name of issuing bank]

EXHIBIT B

SUB-SUBLEASE PREMISES

EXHIBIT B

EXHIBIT B

EXHIBIT C

CONSENT TO SUB-SUBLEASE

AND

EXERCISE OF CANCELLATION OPTION

September     , 2008

To:	E LOAN, Inc. and WORKDAY, Inc.

Re:	Master Lease:

That certain Amended and Restated Office Building Lease effective March 16, 2000, between 6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company (successor in interest to CALIFORNIA CORPORATE PROPERTIES D, LLC, a Delaware limited liability company) (“Landlord”), and CHARLES SCHWAB & CO., INC., a California corporation (“Sublandlord”).

Premises:

Approximately one hundred forty eight thousand nine hundred two (148,902) rentable square feet of space in Building D of Pleasanton Corporate Commons located at 6230 Stoneridge Mall Road, Pleasanton, California (the “Property”).

	Subtenant:	E LOAN, INC., a Delaware corporation.

	Sublease:	That certain Sublease dated June 20, 2003, between Subtenant and Sublandlord, as amended by that certain First Amendment to Sublease dated June , 2005.

	Sub-Subtenant:	WORKDAY, INC., a Nevada corporation.

	Sub-Sublease:	That certain Sub-Sublease dated September 18, 2008, between Subtenant and Sub-Subtenant, a copy of which is attached hereto as Exhibit A.

Sub-Sublet Premises:

That portion of the Premises consisting of approximately 38,356 rentable square feet, comprising a portion of the first (1st) floor and the entire fourth (4th) floor of the Premises, as shown on Exhibit A to the Sublease, together with Expansion Options to sublease the entire fifth (5th) floor, the entire third (3rd) floor, and the remainder of the first (1st) floor as set forth in the Sub-Sublease.

Ladies and Gentlemen:

Pursuant to Section 12 of the Sublease, you, as Subtenant under the Sublease, have requested Sublandlord’s consent to the Sub-Sublease of the Sub-Sublet Premises to Sub-Subtenant. Sublandlord hereby consents to the Sub-Sublease of the Sub-Sublet Premises pursuant to the terms of the Sub-Sublease, upon the following express terms and conditions:

1.

The Sub-Sublease shall be subject and subordinate to the Sublease and the Master Lease and to all of their respective terms, covenants, conditions, provisions and agreements, except as set forth below. Subtenant and Sub-Subtenant each represent and warrant to Sublandlord that (a) the copy of the Sub-Sublease attached hereto as Exhibit A is true, complete and correct and constitutes the entire agreement between Subtenant and Sub-Subtenant, and (b) the Sub-Sublease shall not be modified or amended without Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

2.

The term of the Sub-Sublease shall automatically terminate upon the termination of the Master Lease for any reason whatsoever, including, without limitation, the termination of the Master Lease prior to the expiration of the term thereof pursuant to a written agreement between Landlord and Sublandlord. Notwithstanding any provision to the contrary in the Sub-Sublease or in any other agreement, Sub-Subtenant acknowledges that it shall have no right and there shall not be vested in Sub-Subtenant any right to exercise rights of first refusal, options to extend, options to expand, cancellation rights, or other similar preferential rights, if any, given to Sublandlord under the Master Lease insofar as the same relate to the Sub-Sublet Premises or given to Subtenant under the Sublease insofar as the same relate to the Sub-Sublet Premises.

3.

For the period covered by the Sub-Sublease, Sub-Subtenant agrees to perform all of the terms, covenants, conditions, provisions and agreements of Subtenant contained in the Sublease insofar as they are incorporated into the Sub-Sublease and relate to the Sub-Sublet Premises. Subtenant shall not use the Sub-Sublet Premises (or allow the Sub-Sublet Premises to be used) for a purpose that would constitute a violation of the terms of the Master Lease or Sublease, or otherwise take any other action (or permit any other action to be taken) that would constitute a default under the Master Lease or Sublease; however, Sublandlord and Landlord expressly consent to Sub-Subtenant’s use of the Sub-Sublet Premises as provided in Section 9.1 of the Sub-Sublease.

4.	Except as expressly otherwise provided in this Consent, neither the Sub-Sublease nor this Consent thereto shall:

(a)    Release or discharge Subtenant from any liability, whether past, present or future, under the Sublease;

(b)    Operate as a consent or approval by Sublandlord to any of the terms, covenants, conditions, provisions or agreements of the Sub-Sublease, and Sublandlord shall not be bound thereby;

(c)    Be construed to modify, waive or affect any of the terms, covenants, conditions, provisions or agreements of the Sublease, or to waive any breach thereof, or any of Sublandlord’s rights as the landlord thereunder, or to enlarge or increase Sublandlord’s obligations thereunder;

(d)    Be construed as a consent by Landlord or Sublandlord to any further subletting either by Subtenant or by Sub-Subtenant or to any assignment by Subtenant of the Sublease, or assignment by Sub-Subtenant of the Sub-Sublease, it being clearly understood that this Consent shall not in any way be construed to relieve Subtenant or Sub-Subtenant of the obligation to obtain Landlord’s prior written consent to any further subletting or assignment in accordance with the provisions of Section 5.07 of the Master Lease and Sublandlord’s prior written consent to any further subletting or assignment in accordance with the provisions of Section 12 of the Sublease; however, Landlord and Sublandlord hereby expressly agree that the Permitted Transfers specified in Section 10.2 of the Sub-Sublease shall not require the consent of Landlord and/or Sublandlord; or

(e)    Obligate Sublandlord to accept payments by or from Sub-Subtenant, except as Sublandlord may elect pursuant to Section 5 below.

5.

(a)    Subject to the terms of Section 5(b) below, Subtenant hereby absolutely and irrevocably assigns and transfers to Sublandlord all of Subtenant’s rights under the Sub-Sublease to all rentals and other sums due Subtenant under the Sub-Sublease.

(b)    Sublandlord agrees that until a default shall occur in the performance of Subtenant’s obligations under the Sublease (following the expiration of all applicable cure periods without cure by Subtenant (an “Uncured Default”)), Subtenant shall have a license to receive, collect, apply and enjoy all rentals and other sums due Subtenant under ‘the Sub-Sublease (subject to the provisions of Section 12.1 of the Sublease concerning the payment of any sublease profits or “bonus rents” to Sublandlord). However, said license shall automatically terminate without notice to Subtenant upon the occurrence of an Uncured Default and Sublandlord may thereafter, at its option, receive and collect, directly from Sub-Subtenant, all rentals and other sums due or to be due Subtenant under the Sub-Sublease and credit all such sums actually received by Sublandlord from Sub-Subtenant against sums owing by Subtenant to Sublandlord under the Sublease. Sublandlord shall not, by reason of the assignment of all rentals and other sums due Subtenant under the Sub-Sublease, nor by reason of the collection of said rentals or other sums from Sub-Subtenant, nor by reason of its approval of the Sub-Sublease, (i) be bound by or become a party to the Sub-Sublease, (ii) be deemed to have accepted the attornment of Sub-Subtenant, or (iii) be deemed liable to Sub-Subtenant for any failure of Subtenant to perform and comply with Subtenant’s obligations under the Sub-Sublease. Subtenant hereby irrevocably authorizes and directs Sub-Subtenant, upon receipt of any written notice from Sublandlord stating that a default exists in the performance of Subtenant’s obligations under the Sublease, to pay directly to Sublandlord the rents and other income due and to become due under the Sub-Sublease. Subtenant agrees that Sub-Subtenant shall have the right to rely solely upon such notice from Sublandlord notwithstanding any conflicting demand by Subtenant or any other party, and Subtenant further agrees that Sub-Subtenant shall receive a dollar for dollar credit under the Sub-Sublease for all sums so paid directly to Sublandlord. Subtenant hereby irrevocably releases Sub-Subtenant from liability from any claim by Subtenant arising from Sub-Subtenant’s payment of rent to Sublandlord to the extent such payment is made by Sub-Subtenant in reliance on Sublandlord’s written notice to Sub-Subtenant demanding payment of rent to Sublandlord.

6.    Nondisturbance and Attornment.   Subject to the provisions of this Section 6, the Sub-Sublease shall at all times remain subordinate and subject to the Sublease. In the event that the Sublease is terminated prior to the expiration of the Term of the Sub-Sublease, whether as a result of an event of default on the part of Subtenant or by rejection in a bankruptcy or insolvency proceeding concerning Subtenant or otherwise, or in the event the Subtenant’s obligations under the Sub-Sublease are terminated in connection with a bankruptcy or insolvency proceeding affecting Subtenant, and provided that there does not then exist any default on the part of the Sub-Subtenant under the Sub-Sublease beyond any applicable cure period, the Sub-Sublease, as amended by this Consent and specifically subject to the amendments thereof set forth in Sections 26 and 33 below, shall remain in full force and effect as a direct sublease between Sub-Subtenant and Sublandlord, in which event Sub-Subtenant shall attorn to Sublandlord and Sublandlord shall not disturb the rights of Sub-Subtenant under the Sub-Sublease, as amended by this Consent, so long as Sub-Subtenant is not in default under the Sub-Sublease beyond any applicable cure period. If requested by Sublandlord, Sub-Subtenant shall execute a direct lease with Sublandlord on the terms and conditions of the Sublease, as modified by this Consent. Sublandlord will assume the obligations of Subtenant under the Sub-Sublease, as amended by this Consent, from the time of termination of the Sublease, but Sublandlord will not be:

(a)    liable for any of the following unless actually delivered to Sublandlord: rent paid by Sub-Subtenant to Subtenant more than one month in advance or any security deposit paid by Sub-Subtenant to Subtenant;

(b)    liable for any act or omission of Subtenant under the Sublease or for any default of Subtenant under the Sub-Sublease which occurred prior to Sub-Subtenant’s attornment to Sublandlord under the Sub-Sublease pursuant to Section 6 above;

(c)    liable for any act or omission due to be performed by Subtenant under the Sub-Sublease or the Sublease prior to Sub-Subtenant’s attornment to Sublandlord under the Sub-Sublease pursuant to Section 6 above;

(d)    bound by or liable under any representations, warranties, covenants or indemnities made by Subtenant to Sub-Subtenant, including, without limitation, any representations, warranties, covenants or indemnities regarding Hazardous Materials (as defined in the Sublease);

(e)    obligated to construct any tenant improvements in the Sub-Sublet Premises for use by Sub-Subtenant or pay any tenant improvement allowance;

(f)    subject to any defenses or offsets that Sub-Subtenant may have against Subtenant which arose prior to Sublandlord’s assumption; or
(g)    bound by any changes, modifications or amendments made to the Sub-Sublease without the prior written consent of Sublandlord, all of which shall be void and of no force or effect.

7.    Notwithstanding anything herein to the contrary, or any action hereinafter taken by Sublandlord, in no event shall Sublandlord be (a) liable for any act or omission by Subtenant,

(b) subject to any offsets or defenses which Sub-Subtenant had or might have against Subtenant, (c) except as provided in Section b(a) above, obligated to recognize and credit Sub-Subtenant with any security deposit, letter of credit or other payment unless the same has been remitted by Subtenant to Sublandlord and identified by Subtenant (in writing) as being such security deposit, letter of credit or other payment, (d) obligated to perform or pay for the build out of the Sub-Sublet Premises, or (e) bound by any amendment to the Sub-Sublease not consented to by Sublandlord, in writing.

8.    Within thirty (30) days after execution of this Consent, Subtenant shall deliver to Sublandlord a calculation of the amounts payable to Sublandlord under Section 12 of the Sublease (the “sublease profits”), if any, together with a statement of the method by which such sublease profits (if any) were calculated and certified by Subtenant as true and correct. Subtenant shall deliver to Sublandlord any such sublease profits within ten (10) days following Subtenant’s actual receipt of the same from Sub-Subtenant as required by Section 12 of the Sublease. Subtenant acknowledges and agrees that Sublandlord’s consent contained herein is expressly made subject to the payment to Sublandlord of all amounts due under Section 12 of the Sublease, if any.

9.    Subtenant and Sub-Subtenant shall be and continue to be liable for the payment of all bills rendered by Landlord or Sublandlord, if any, for charges incurred by Sub-Subtenant for services and materials supplied to the Sub-Sublet Premises.

10.    Except with respect to Permitted Transfers as provided in Section 10.2 of the Sub-Sublease, this Consent is not assignable without the prior written consent of Landlord and Sublandlord.

11.    Subject to Sections 30 and 31 below, nothing contained in this Consent shall operate as a representation or warranty by either Sublandlord or Landlord of any nature whatsoever.

12.    Sublandlord and Landlord approve Sub-Subtenant’s contemplated improvements specified in the Sub-Sublease. Landlord agrees that it shall not require either Sublandlord or Subtenant to remove any improvements upon the expiration or earlier termination of the term of the Sub-Sublease.

13.    Sub-Subtenant shall, at Sub-Subtenant’s expense, with respect to the Sub-Sublet Premises, secure and keep in force during the term of the Sub-Sublease such insurance as is required under the Sub-Sublease. Without limiting the generality of the immediately preceding sentence, the policy or policies of liability insurance shall name Landlord, Landlord’s manager (UBS Realty Investors LLC, a Massachusetts limited liability company), Landlord’s lenders, if any, and Sublandlord as additional insureds. A certificate evidencing such insurance shall be delivered to Sublandlord promptly after the date hereof and prior to Sub-Subtenant taking possession of the Sub-Sublet Premises.

14.    This Consent may be executed in counterparts.

15.    This Consent shall be governed by and construed in accordance with the laws of the State of California. In the event of a conflict between the terms and provisions of this

Consent and the Sub-Sublease, this Consent shall control Terms not defined in this Consent shall have the same meanings as in the Sublease.

16.    The terms and provisions of this Consent shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17.    If any one or more provisions in this Consent shall be invalid, illegal or unenforceable for any reason, the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18.    Sublandlord hereby consents to the Sub-Sublease. All reasonable out of pocket fees and costs of consultants (including attorneys’ fees) incurred by Sublandlord in connection with the Sub-Sublease, the Landlord’s Consent thereto and the Sublandlord’s Consent thereto (without regard to the $2,500 cap on such fees and costs set forth in Section 5.07(i) of the Master Lease) shall be reimbursed by Subtenant to Sublandlord within thirty (30) days of receipt of written invoices therefor from Sublandlord.

19.    Landlord hereby consents to the Sub-Sublease; provided, however, that nothing contained herein shall be deemed to modify or amend that certain Landlord’s Consent to Sublease, dated as of June 26, 2003 between Landlord, Sublandlord and Subtenant, and Landlord’s Consent to First Amendment to Sublease, dated June 27, 2005. All reasonable out of pocket fees and costs of consultants (including attorneys’ fees) incurred by Landlord in connection with the Sub-Sublease and this consent agreement (without regard to the $2,500 cap on such fees and costs set forth in Section 5.07(i) of the Master Lease) shall be reimbursed by Subtenant to Landlord within thirty (30) days of receipt of written invoices therefor from Landlord.

20.    Subtenant acknowledges and agrees that as of the date of its execution of this Consent (as indicated below the signature line hereto) there exists, to Subtenant’s actual and present knowledge, without investigation, no default by Sublandlord in the performance of the obligations required of Sublandlord pursuant to the Sublease.

21.    This Consent may not be modified or amended except by a writing executed by all parties to the Consent.

22.    Each of the parties hereto mutually waive any claim against each other and their respective agents for any loss or damage to any of their property located on or about the Sub-Sublet Premises, the Property and the Project that is caused by or results from perils covered by property insurance carried by such parties, to the extent of the proceeds of such insurance actually received with respect to such loss or damage, whether due to the negligence of the other party or its agent(s). Each of Sublandlord and Sub-Subtenant shall immediately notify its insurer, in writing, of these mutual waivers and have their insurance policies endorsed to prevent the invalidation of the insurance coverage because of these waivers.

23.    The execution of this Consent by Subtenant and by Sub-Subtenant shall evidence Subtenant’s and Sub-Subtenant’s respective confirmation of the foregoing conditions, and of their agreement to be bound thereby and shall constitute Sub-Subtenant’s acknowledgement that it has received a copy of the Master Lease and the Sublease.

24.    The obligations of indemnification, defense and hold harmless set forth in Section 15.1 of the Sublease shall also be provided by Sub-Subtenant in favor of Sublandlord and Master Landlord, and the other persons and entities described therein.

25.    Sublandlord hereby exercises its Cancellation Option with respect to the Master Lease specified in Section 7.14 of the Master Lease effective as of June 30, 2010, and Landlord hereby confirms and accepts such exercise, with any Cancellation Payment due on or before June 30, 2010.

26.    Sublandlord agrees to the following (and Landlord approves), which, to the extent applicable to the Sub-Sublease and Sub-Sublet Premises, constitute amendments to the Sublease and shall be binding upon Sublandlord as a direct obligation to Sublessee as of the Effective Date of the Sublease:

(a)    Building Risers/Raceways. The provisions of the last sentence of Section 8.5 of the Sub-Sublease are incorporated into the Master Lease.

(b)    Use. The provisions of Section 9.1 of the Sub-Sublease are incorporated into the Sublease.

(c)    First Floor. The provisions of Section 9.3 of the Sub-Sublease are incorporated into the Sublease.

(d)    Use. Sub-Subtenant’s use of the Sub-Sublet Premises shall comply with the terms and conditions set forth in Section 9.1 of the Sub-Sublease, provided that Sub-Subtenant’s use of the Sub-Sublet Premises may also include, subject to compliance with all applicable governmental regulations (i) customer displays within the Sub-Sublet Premises, and (ii) subject to the prior consent of Landlord (which shall not be unreasonably withheld) and further subject to any reasonable conditions, rules and regulations promulgated by Landlord, occasional company special events and parties within the Sub-Sublet Premises which are consistent and compatible with first-class office use.

27.    Any notice that may or must be given by any party under this Agreement will be delivered (i) personally, (ii) by certified mail, return receipt requested, or (iii) by a nationally recognized overnight courier, addressed to the party to whom it is intended. Any notice given to Landlord, Sublandlord or Subtenant shall be sent to the respective address set forth in the Sublease. A notice sent pursuant to the terms of this Section 27 shall be deemed delivered (i) when delivery is attempted, if delivered personally, (ii) upon receipt if by deposit into the United States mail, or (iii) upon receipt if delivered by a nationally recognized overnight courier.

28.    Concurrent with Sublandlord’s delivery of any notice of default to Subtenant, Sublandlord shall also send a copy of same to Sub-Subtenant at the Sub-Sublease Premises. Concurrent with any exercise by Sub-Subtenant of any expansion option(s) under the terms of the Sub-Sublease, Sub-Subtenant shall provide concurrent notice of the same to Landlord and Sublandlord.

29.    If any party commences litigation against any other party for the specific performance of this Agreement, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties waive any right to a trial by jury and, in the event of any commencement of any litigation or agreed upon dispute resolution, the prevailing party shall be entitled to recover from the applicable party such costs and reasonable attorneys’ fees as may have been incurred.

30.    Sublandlord represents that (i) the Sublease is in full force and effect, (ii) Sublandlord has full authority to execute this Consent without the consent or approval of any other person and (iii) the individual executing this Consent on behalf of Sublandlord is authorized to do so on behalf of Sublandlord.

31.    Landlord represents that: (i) the Master Lease is in full force and effect and, to Landlord’s actual and present knowledge, without investigation, neither Landlord nor Sublandlord is in default thereunder; (ii) the initial term of the Master Lease expires June 30, 2010; (iii) Landlord has full authority to execute this Consent without the consent or approval of any other person; and (iv) the individual executing this Consent on behalf of Landlord is authorized to do so on behalf of Landlord.

32.    To memorialize the restrictions contained in Section 6.9 of the Sub-Sublease, Sublandlord and Subtenant agree that the following provisions of the Sublease are hereby deleted: Sections 2.7, 2.8, and 2.9.

33.    Notwithstanding the provisions of the second sentence of Section 19.5 of the Sub-Sublease, in the event Sub-Subtenant attorns to Sublandlord under the Sublease pursuant to Section 6 above, Sublandlord’s liability to Sub-Subtenant with respect to Sublandlord’s obligations under the Sub-Sublease shall be limited solely to the value of Sublandlord’s leasehold interest in the Sub-Sublease Premises.

34.    Sublandlord and Subtenant acknowledge and agree that (i) the last sentence of Section 6.2 of the Sublease is deleted from the Sublease in its entirety and (ii) the face amount of the L-C (as defined in Section 6.1 of the Sublease) shall remain Nine Hundred Sixty Thousand Dollars ($960,000) for the balance of the term of the Sublease without any further reduction.

This Consent shall expire automatically if a fully executed copy has not been received by Sublandlord on or before                 .

Very truly yours,

AGREED:

Landlord:		6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company

	By:	UBS REALTY INVESTORS LLC, a Massachusetts limited liability company, its Manager

By:
Name:
Title:
Date:

Sublandlord:		CHARLES SCHWAB & CO., INC., a California corporation

By:
Name:
Title:
Date:

Subtenant:		E-LOAN, INC., a Delaware corporation

By:
Name:
Title:
Date:

Sub-Subtenant:		WORKDAY, INC., a Nevada corporation

By:
Name:
Title:
Date:

EXHIBIT A

Sub-Sublease Agreement

EXHIBIT D

CONFIRMATION OF COMMENCEMENT DATE

This Confirmation is made as of                 , 2008, between Workday, Inc. (“Sub-Subtenant”), and E-Loan, Inc. (“Sub-Sublandlord”).

Sub-Sublandlord and Sub-Subtenant have entered into that certain Sub-Sublease dated             , 2008, in which Sub-Sublandlord leased to Sub-Subtenant and Sub-Subtenant leased from Sub-Sublandlord certain Sub-Sublease Premises located in Building D of the Pleasanton Corporate Commons located at 6230 Stoneridge Mall Road in Pleasanton, California, as such Sub-Sublease Premises are more particularly defined in the Sub-Sublease.

Pursuant to Section 2.1 of the Sub-Sublease, Sub-Sublandlord and Sub-Subtenant hereby confirm the Term Commencement Date of the term of the Sub-Sublease as follows:

            , 2008, is the Term Commencement Date of the Sub-Sublease of the Fourth Floor Premises.

            , 2008, is the Term Commencement Date of the Sub-Sublease of the Initial First Floor Premises.

SUB-SUBTENANT:	SUB-SUBLANDLORD:
Workday, Inc.,	E-Loan, Inc.,
a Nevada corporation	a Delaware corporation

By:	By:

Name:	Name:	Mark Lefanowicz
Its:	Its:	President

EXHIBIT E

BASE RENT AND

L-C REDUCTION SCHEDULES

RENT AND LETTER OF CREDIT SUMMARY

Month	Date	Rent © $1.25	Workday LOC
1	Nov-08	$0	$772,545
2	Dec-08	$0	$772,545
3	Jan-09	$17,790	$772,545
4	Feb-09	$17,790	$754,755
5	Mar-09	$17,790	$736,965
6	Apr-09	$47,945	$719,175
7	May-09	$47,945	$671,230
8	Jun-09	$47,945	$623,285
9	Jul-09	$47,945	$575,340
10	Aug-09	$47,945	$527,395
11	Sep-09	$47,945	$479,450
12	Oct-09	$47,945	$431,505
13	Nov-09	$47,945	$383,560
14	Dec-09	$47,945	$335,615
15	Jan-10	$47,945	$287,670
16	Feb-10	$47,945	$239,725
17	Mar-10	$47,945	$191,780
18	Apr-10	$47,945	$143,835
19	May-10	$47,945	$95,890
20	Jun-10	$47,945	$95,890
		$772,545

EXHIBIT F-1

INVENTORY OF FF&E

(Fourth Floor)

(The following is not an exact but an approximate good faith estimate of the FF&E inventory located on the 4th Floor)

275 work stations

147 Green work stations

18 Multi Colored chairs

1 Kirkwood conference table

24 black leather Off Star conference chairs

124 Grey Office chairs

18 gray stack chairs

8 Camel conference chairs

4 ganging tables in Alpine conf

12 conf chairs in Alpine conf.

4 half moon tables in coach rooms

150 misc. chairs non matching

1 Mt Rose conf table

1 northstar conf table

1 Heavenly Hud. conferece table

2 fridges

2 microwaves

EXHIBIT F-2

INVENTORY OF FF&E

(First Floor)

(The following is not an exact but an approximate good faith estimate of the FF&E inventory located on the 1” Floor)

72 work stations.

72 task chairs

Misc. Pedestals

EXHIBIT F-3

INVENTORY OF FF&E (Fifth Floor)

(The following is not an exact but an approximate good faith estimate of the FF&E inventory located on the 5th Floor)

276 workstations

40-2drw lat files/shelves

18 - 4 drw lat files

8 - 2 drw files

5 Private off. Sys. Furn.

Bay conf-13 camel chrs

1 large conf tbl

2 task chairs

1 halfinoon tbl

Dunbarton conf. 2 sml tbls

San Mateo Tmg 7-72X30 tbls

1 - 30” round tbl

5 fldg chairs

Golden Gt Tmg 8 Conf. trng tbls

9 blue folding chairs

1 fridge, 2 microwaves

45 green task chairs

92 gray task chairs

35 multi color task chrs

25 gray stacking chairs

8 harringbone task chairs

5 smal round tables

EXHIBIT G-2

BILL OF SALE

(First Floor FF&E)

(First Floor FF&E) KNOW ALL MEN BY THESE PRESENTS, that E-Loan, Inc., a Delaware corporation (“Seller”), for good and valuable consideration paid by Workday, Inc. a Nevada corporation (“Purchaser”), hereby sells to Purchaser, its successors and assigns, the personal property (“Personal Property”) more particularly referred to in Exhibit F-2 attached hereto. The purchase price for the Personal Property shall be One and xx/100 Dollar ($1.00) and shall be payable upon execution hereof by the parties.

Buyer acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Buyer is relying solely on its own investigation and that the sale of the Personal Property is made on an “as-is”, “where-is” condition and “with all faults”. Buyer further acknowledges that the Personal Property does not include the 6 Cisco switches, 40 flat screen monitors, or one Cisco router located on the 2nd, 4th and 5th floors of the Building.

Seller hereby represents and warrants to Purchaser, and its successors and assigns, that it has good and marketable title to the Personal Property, free and clear of all security interests, liens and encumbrances whatsoever, and that Seller has full right and power to sell, transfer, assign and deliver the Personal Property.

This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused these presents to be signed by their duly authorized representatives as of September 22, 2008.

SELLER:

E-Loan, Inc.

By:	/s/ Mark Lefanowicz

Name:	Mark Lefanowicz

Its:	President

PURCHASER:

Workday, Inc.

By:	/s/ Steve Hill

Name:	Steve Hill

Its:	CFO

EXHIBIT G-1

BILL OF SALE

(Fourth Floor FF&E)

(Fourth Floor FF&E) KNOW ALL MEN BY THESE PRESENTS, that E-Loan, Inc., a Delaware corporation (“Seller”), for good and valuable consideration paid by Workday, Inc. a Nevada corporation (“Purchaser”), hereby sells to Purchaser, its successors and assigns, the personal property (“Personal Property”) more particularly referred to in Exhibit F-1 attached hereto. The purchase price for the Personal Property shall be One and xx/100 Dollar ($1.00) and shall be payable upon execution hereof by the parties.

Buyer acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Buyer is relying solely on its own investigation and that the sale of the Personal Property is made on an “as-is”, “where-is” condition and “with all faults”. Buyer further acknowledges that the Personal Property does not include the 6 Cisco switches, 40 flat screen monitors, or one Cisco router located on the 2nd, 4th and 5th floors of the Building.

Seller hereby represents and warrants to Purchaser, and its successors and assigns, that it has good and marketable title to the Personal Property, free and clear of all security interests, liens and encumbrances whatsoever, and that Seller has full right and power to sell, transfer, assign and deliver the Personal Property.

This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused these presents to be signed by their duly authorized representatives as of September 22, 2008.

SELLER:

E-Loan, Inc.

By:	/s/ Mark Lefanowicz

Name:	Mark Lefanowicz

Its:	President

PURCHASER:

Workday, Inc.

By:	/s/ Steve Hill

Name:	Steve Hill

Its:	CFO

EXHIBIT G-3

BILL OF SALE

(FIFTH FLOOR)

(Fifth Floor FF&E) KNOW ALL MEN BY THESE PRESENTS, that E-Loan, Inc., a Delaware corporation (“Seller”), for good and valuable consideration paid by Workday, Inc. a Nevada corporation (“Purchaser”), hereby sells to Purchaser, its successors and assigns, the personal property (“Personal Property”) more particularly referred to in Exhibit F-3 attached hereto. The purchase price for the Personal Property shall be One and xx/100 Dollar ($1.00) and shall be payable upon execution hereof by the parties.

Buyer acknowledges and agrees that, having been given the opportunity to inspect the Personal Property, Buyer is relying solely on its own investigation and that the sale of the Personal Property is made on an “as-is”, “where-is” condition and “with all faults”. Buyer further acknowledges that the Personal Property does not include the 6 Cisco switches, 40 flat screen monitors, or one Cisco router located on the 2nd, 4th and 5th floors of the Building.

Seller hereby represents and warrants to Purchaser, and its successors and assigns, that it has good and marketable title to the Personal Property, free and clear of all security interests, liens and encumbrances whatsoever, and that Seller has full right and power to sell, transfer, assign and deliver the Personal Property.

This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, Seller and Purchaser have caused these presents to be signed by their duly authorized representatives as of                  2008.

SELLER:

E-Loan, Inc.

By:

Name:	Mark Lefanowicz

Its:	President

PURCHASER:

Workday, Inc.

By:

Name:

Its:

EXHIBIT H

LETTER OF CREDIT FORM AND ESCROW LETTER

TRADE SERVICES DIVISION, NORTHERN CALIFORNIA

ONE FRONT STREET, 21st FLOOR

SAN FRANCISCO, CALIFORNIA 94111

IRREVOCABLE LETTER OF CREDIT

E-Loan, Inc.	Letter of Credit No.
6230 Stoneridge Mall Road	Date: September 19, 2008
Pleasanton, CA 94588
Attn: Michael Miller

Ladies and Gentlemen:

At the request and for the account of Workday, Inc., 2033 North Main Street, Suite 500, Walnut Creek, CA 94596 (the “Applicant”), we hereby establish our Irrevocable Letter of Credit in your favor in the amount of Seven Hundred Seventy Two Thousand Five Hundred Forty-Five United States Dollars (US$772,545.00) available with us at our above office by payment of your draft(s) drawn on us at sight in the form of Exhibit 1 hereto with instructions in brackets therein complied with accompanied by your signed and dated statement worded as follows with the instructions in brackets therein complied with:

“The undersigned, an authorized representative of the beneficiary (“Beneficiary”) hereby certifies that beneficiary is entitled to the amount of US$[insert amount] drawn under Wells Fargo Bank Letter of Credit No. (the “Wells Credit”) which represents funds due and owing pursuant to the terms of that certain Sub-Sublease Agreement dated September 18, 2008 by and between E-Loan, Inc. as Sub-Sublandlord and Workday, Inc. as Sub-Subtenant (the “Agreement”).”

This Letter of Credit expires at our above office on August 31, 2010 (the “Expiration Date”).

Partial and multiple drawings are permitted under this Letter of Credit.

Each draft must be marked “Drawn under Wells Fargo Bank, NA Letter of Credit No.             .”

We hereby undertake that each draft drawn and presented to us under and in compliance with the terms and conditions of this Letter of Credit will be duly honored by us if presented to us at our above office on or before the expiry date of this Letter of Credit.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions even if the number identifies a person or entity different from the intended payee.

As used below, (a) the terms “Conforming Draft” and “Conforming Drafts” mean, as the context shall require, a draft or drafts presented to us under and in compliance with the terms of this Letter of Credit, and

(b) the term “Business Day” means a day on which we are open at our above address in San Francisco, California to conduct our letter of credit business, and (c) the term “Maximum Drawable Amount” means, for any one time period set forth below under the column titled “Presentation Periods” (each such time period a “Presentation Period”), the maximum aggregate amount of all Conforming Drafts that may be presented to us during such Presentation Period. Your failure to present a Conforming Draft to us during any Presentation Period shall not preclude your right to present a Conforming Draft(s) to us under this Letter of Credit during any or each subsequent Presentation Period. Notwithstanding any provision to the contrary in the UCP (as defined below), if February 16, 2009 or any other date specified below under the column titled “Presentation Periods” is not a Business Day then such date shall be automatically extended to the next succeeding date which is a Business Day.

The Maximum Drawable Amount for the first Presentation Period is the amount set forth below under the column titled “Maximum Beginning Amounts” directly opposite the first Presentation Period, and the Maximum Drawable Amount for each subsequent Presentation Period is the lesser of:

(1)    the amount set forth below under the column titled “Maximum Beginning Amounts” directly opposite that Presentation Period, and

(2)    the remainder of (a) the Maximum Drawable Amount for the immediately preceding Presentation Period minus (b) the sum of the amount of all Conforming Drafts, if any, presented to us during the immediately preceding Presentation Period.

PRESENTATION PERIODS	MAXIMUM BEGINNING AMOUNTS

On or before February 16, 2009	US $772,545.00

After February 16, 2009 and on or before March 16, 2009	US $754,755.00

After March 16, 2009 and on or before April 16, 2009	US $736,965.00

After April 16, 2009 and on or before May 16, 2009	US $719,175.00

After May 16, 2009 and on or before June 16, 2009	US $671,230.00

After June 16, 2009 and on or before July 16, 2009	US $623,285.00

After July 16, 2009 and on or before August 16, 2009	US $575,340.00

After August 16, 2009 and on or before September 16, 2009	US $527,395.00

After September 16, 2009 and on or before October 16, 2009	US $479,450.00

After October 16, 2009 and on or before November 16, 2009	US $431,505.00

After November 16, 2009 and on or before December 16, 2009	US $383,560.00

After December 16, 2009 and on or before January 16, 2010	US $335,615.00

After January 16, 2010 and on or before February 16, 2010	US $287,670.00

After February 16, 2010 and on or before March 16, 2010	US $239,725.00

After March 16, 2010 and on or before April 16, 2010	US $191,780.00

After April 16, 2010 and on or before May 16, 2010	US $143,835.00

After May 16, 2010 and on or before the Final Expiration Date	US $95,890.00

This Letter of Credit is transferable one or more times, but in each instance to a single transferee and only in the full amount available to be drawn under the Letter of Credit at the time of such transfer. Any such transfer may be affected only through ourselves and only upon presentation to us at our above- specified office of a duly executed instrument of transfer in the format attached hereto as Exhibit 2 together with the original of this Letter of Credit. Any transfer of this Letter of Credit may not change the place of expiration of this Letter of Credit from our above-specified office. Each transfer shall be evidenced by our endorsement on the reverse of the original of this Letter of Credit, and we shall deliver the original of this Letter of Credit so endorsed to the transferee. All charges in connection with any transfer of this Letter of Credit are for the Applicant’s account.

Except as otherwise provided in this Letter of Credit, this Letter of Credit Is subject to the Uniform Customs and Practice For Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (the “UCP”), and engages us in accordance therewith.

Very truly yours

WELLS FARGO BANK, N.A.

BY:
(AUTHORIZED SIGNATURE)

NAME:

TITLE:

Exhibit 1
Wells Fargo Bank, N.A.
Letter of Credit No.

To:	Wells Fargo Bank, N.A.
Trade Services Division, Northern California
One Front Street, 21st Floor
San Francisco, California 94111
Attn: Letter of Credit Department

DRAFT

[insert date]

The undersigned, Beneficiary of the Letter of Credit, is drawing under the Letter of Credit in an amount specified in paragraph 2 below. Any term which is defined in the Letter of Credit shall have the same meaning when used herein. The undersigned hereby certifies as follows:

The amount of the draft accompanying this certificate is $[insert amount of draft which accompanies certificate] under Letter of Credit No.              dated September __, 2008.

Very truly yours,

[insert beneficiary name]

By:	[insert signature]
Name:	[insert name]
Title:	[insert title]

Wells Fargo Bank, NA
Letter of Credit No.

REQUEST TO TRANSFER LETTER OF CREDIT

[insert date]

Wells Fargo Bank, N.A.

Trade Services Division — Northern California

One Front Street, 21st Floor

San Francisco, CA 94111

Attention: Manager, Standby Letter of Credit Dept.

Subject: Your Letter of Credit No.

Ladies and Gentlemen:

For value received, we hereby irrevocably assign and transfer all of our rights under the above-captioned Letter of Credit, as heretofore and hereafter amended, extended or increased, to:

By this transfer, all of our rights in the Letter of Credit are transferred to the transferee, and the transferee shall have sole rights as beneficiary under the Letter of Credit, including sole rights relating to any amendments, whether increases or extensions or other amendments, and whether now existing or hereafter made. You are hereby irrevocably instructed to advise the transferee of future amendment(s) of the Letter of Credit without our consent or notice to us.

Enclosed are the original Letter of Credit and the original of all amendments to this date. Please notify transferee in such form as you deem advisable of this transfer and of the terms and conditions of this Letter of Credit, including amendments as transferred.

Very truly yours,

[insert Name of Beneficiary]

By: [insert signature]
Name: [insert name]
Its: [insert title]

INSERT NOTARY ACKNOWLEDGEMENT

OF TRANSFEROR’S SIGNATURE:

September __, 2008

Charles Schwab & Co., Inc.	Workday, Inc.
101 Montgomery Street	2033 North Main Street, Suite 600
San Francisco, CA 94104	Walnut Creek, CA 94596
Email:

E-Loan, Inc.
6230 Stoneridge Mall Road
Pleasanton, CA 94588

Re:	Letter of Credit

Gentlemen/Ladies:

RECITALS:

A.        E-Loan, Inc., a Delaware corporation (“E-Loan” or “Sub-Sublandlord”), as Subtenant, and Charles Schwab & Co., Inc., a California corporation (“Schwab” or “Master Sublandlord”), as Sublandlord, entered into that certain Sublease dated June 20, 2003, as amended by that certain First Amendment to Sublease dated June __, 2005 (collectively, the “Master Sublease”), covering certain premises further described in the Master Sublease (“Sublease Premises”) comprising approximately 118,134 rentable square feet (“RSF”) in that certain building known as Building D of the Pleasanton Corporate Commons located at 6230 Stoneridge Mall Road in Pleasanton, California (the “Building”). Capitalized terms used in this letter, but not defined herein, shall have the meanings given them in the Master Sublease.

B.        Workday, Inc., a Nevada corporation (“Workday” or “Sub-Subtenant”) desires to sub-sublet from Sub-Sublandlord a portion of the Sublease Premises consisting of the entire Fourth Floor containing 30,768 RSF, and a portion of the First Floor of the Building containing approximately 7,588 RSF together with certain expansion options (collectively, the “Sub- Sublease Premises”), and Sub-Sublandlord desires to sub-sublease the Sub-Sublease Premises to Sub-Subtenant.

AGREEMENT

The undersigned parties hereby agree as follows:

Pursuant to Section 5 of the Sub-Sublease, the Sub-Subtenant is required to deliver an irrevocable letter of credit (including any replenishment and/or increase thereof, “Letter of Credit”), in the form approved by Schwab and E-Loan, as security for the performance of Sub- Subtenant’s obligations under the Sub-Sublease (including as such Sub-Sublease may become a direct Sublease with Schwab as a result of an attornment in the event of a termination of the Sublease as to the Sublease Premises). The Letter of Credit shall not be modified without the prior written consent of Schwab.

The initial beneficiary of the Letter of Credit shall be E-Loan. The Letter of Credit, as well as executed transfer instructions therefor, as more particularly described herein, shall be held in escrow by Schwab at all times during the term of the Sub-Sublease in accordance with the provisions hereof Schwab and E-Loan shall each have rights to the Letter of Credit, in accordance with, and subject to, the terms and conditions of this letter.

Simultaneously with the delivery of the Letter of Credit, E-Loan shall execute and deliver to Schwab transfer instructions (the “Schwab Transfer Instructions”) in the form required by Wells Fargo (the “Issuing Bank”) and approved by Schwab in its sole discretion transferring all rights of E-Loan as beneficiary of the Letter of Credit to Schwab. Such Schwab Transfer Instructions shall be held in escrow by Schwab and shall not be delivered to the Issuing Bank until such time as E-Loan is in default under the Master Sublease beyond any applicable notice and cure period, or the expiration or earlier termination of the Master Sublease or in the event E-Loan fails to deliver a Draw Request upon non-renewal of the Letter of Credit, as hereinafter provided.

Provided that E-Loan is not in default under the Master Sublease beyond any applicable notice and cure period, E-Loan shall have the right, and Schwab shall permit E-Loan, to draw on the Letter of Credit pursuant to the provisions of this letter, the applicable terms of the Sub- Sublease and in accordance with the requirements of the Letter of Credit.

The Letter of Credit and the Schwab Transfer Instructions will at all times be held by Schwab in accordance with the provisions hereof. In the event E-Loan wishes to exercise its right, pursuant to the terms of the Sub-Sublease and in accordance with the requirements of the Letter of Credit, to draw on the Letter of Credit, E-Loan shall provide Schwab with a draw request (the “Draw Request”) for presentation to the Issuing Bank, which such Draw Request shall comply with the terms of, and include all language required by, the Letter of Credit. The Draw Request shall be delivered to Charles Schwab & Co., Inc., 101 Montgomery Street, San Francisco, California 94104, Attention: Senior Vice President, Corporate Real Estate.

Within one (1) business day of Schwab’s receipt of the Draw Request, Schwab shall submit the Draw Request, along with the Letter of Credit (if required), personally or via Federal Express or other national overnight-courier to the Issuing Bank on E-Loan’s (and at E-Loan’s sole cost and expense) behalf, as applicable. Schwab shall be deemed to have satisfied its obligations hereunder upon delivery of the Draw Request, if done personally, or upon deposit of the Draw Request with a national overnight courier, properly addressed to the Issuing Bank and otherwise in conformity with the requirements of the Letter of Credit. In the event the Issuing Bank returns the Letter of Credit to E-Loan, E-Loan shall hold the Letter of Credit in trust for Schwab, and shall return the Letter of Credit to Schwab at the address set forth in the immediately preceding paragraph within two (2) business days after receipt.

E-Loan, or any successor beneficiary of the Letter of Credit, shall, within two (2) business days of its receipt, provide Schwab with copies of any notices, including notices of non- renewal thereof, received by such party with respect to the Letter of Credit. All notices to be sent hereunder shall be sent as provided in the Master Sublease or Sub-Sublease.

Provided that the Sub-Sublease is then in full force and effect, upon Schwab becoming the direct “landlord” under the Sub-Sublease, whether due to the expiration of the Master Sublease or earlier termination thereof in accordance with its terms or E-Loan’s default under the Master Sublease beyond any applicable notice and cure period, E-Loan’s interest in the Letter of Credit shall terminate, Schwab shall have the right to deliver to the Issuer the Letter of Credit and the Schwab Transfer Instructions for issuance of a replacement Letter of Credit in the form required for Schwab’s sole benefit, and, upon the occurrence of such a conveyance, Schwab shall have the right to draw upon the Letter of Credit pursuant to the terms of the Sub-Sublease and in accordance with the requirements of the Letter of Credit.

Notwithstanding anything contained herein to the contrary, in the event the Issuing Bank delivers to any party hereto a notice of non-renewal of the Letter of Credit or Workday is in default under the Sub-Sublease beyond any applicable notice and cure period, such party shall notify the other parties hereto, and E-Loan and/or Schwab shall each have the right to draw upon the Letter of Credit and receive the proceeds thereof (which proceeds shall then be held as a cash deposit pursuant to the terms of the Sub-Sublease pending the replacement of the Letter of Credit by Workday).

Schwab shall be liable solely for its gross negligence or willful misconduct in failing to comply with the terms of this letter agreement, and in no event shall Schwab be liable to any party for loss or damage resulting from the following:

a.        Any default, error, action or omission of any other party;

b.        The expiration of any time limit or other delay, unless such time limit was known to Schwab and such loss is solely caused by failure of Schwab to proceed in a commercially reasonably fashion;

c.        Any good faith act or forbearance by Schwab;

d.        Compliance by Schwab with any and all final, non-appealable legal process, writs, orders, judgments and decrees of any court of competent jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed; or

e.        Failure of Schwab to assert or fail to assert any cause of action or defense in any judicial, administrative, or other proceeding either in the interest of itself or any other party or parties.

E-Loan shall indemnify and save Schwab harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and court costs) of whatever kind or nature which may be imposed on, incurred by or asserted against Schwab at any time by any party which relate to or arise from Schwab holding the Letter of Credit in accordance with the terms hereof, except to the extent arising out of Schwab’s gross negligence or willful misconduct.

The timely performance of all of the covenants, conditions and agreements set forth herein is of the essence.

This letter may be executed in counterparts and with facsimile signatures.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their successors and assigns. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

Please acknowledge agreement to the matters set forth in this letter by executing below and returning to Schwab by facsimile, followed up with an original counterpart, at the address set forth above.

[Signature Page Follows]

Sublandlord:	CHARLES SCHWAB & CO., INC., a California corporation

By:
Name:
Title:
Date:

Subtenant:	E-LOAN, INC., a Delaware corporation

By:
Name:
Title:
Date:

Sub-Subtenant:	WORKDAY, INC., a Nevada corporation

By:
Name:
Title:
Date:

EXHIBIT I

SIGN EXHIBIT

EXHIBIT I-1

INTERIOR LOBBY SIGNAGE

EXHIBIT J

FIRST FLOOR RECEPTION AREA AND LOBBY IMPROVEMENTS

Sub-subtenant improvements to First Floor Lobby shall be limited to the following

•

Work in the main lobby of the Building cannot commence until after October 31, 2008 and work in the lobby must be done over one weekend. Regardless of time of construction, access to the building to and from any access door for persons authorized to enter will not be impeded.

•	Removal of tiles and extension or replacement of the existing carpeted floor area to the right of existing E-Loan reception desk.

•	Addition of the Workday reception Desk in the area generally shown on Exhibit J

•	Replacement of existing waiting area furniture by Workday in the location generally shown on Exhibit J

•	Except as shown on Exhibit J, Workday is not permitted to paint or make any other Tenant Improvements in the First Floor Common Space

EXHIBIT K

FIRST FLOOR IMPROVEMENTS

EXHIBIT L

FOURTH FLOOR IMPROVEMENTS

EXHIBIT M

CONSTRUCTION PROCEDURES

•

Work in the main lobby of the Building cannot commence until after October 31, 2008 and must be performed over one weekend. Regardless of time of construction, access to the building to and from any access door for persons authorized to enter will not be impeded.

•	No storage of supplies, tools, construction materials will occur in the Common Area.
•	One elevator shall be designated for use as construction ingress/egress.
•	All construction personnel shall only use bathrooms located on the 2nd floor.
•

Sub-Subtenant’s use of the risers and horizontal space shall be reasonably coordinated with Sub-Sublandlord and shall not materially interfere with or disrupt Sub-Sublandlord’s use of risers and horizontal space within the Building. Any access to or use of risers or horizontal space which will be used in common with Sub-Sublandlord shall require not less than 24 hours prior notice to Jay Shah or another person designated by Sub-Sublandlord

EXHIBIT 10.10

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance May 19th, 2008	Void after May 18th, 2018

WORKDAY, INC.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

This Warrant is issued to Flextronics International Management Services Ltd., a Mauritius corporation with corporate offices at Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius or its assigns (the “Holder”) by Workday, Inc., a Nevada corporation with offices at 2033 North Main Street, Suite 500, Walnut Creek, CA 94596 (the “Company”) in connection with the Master License Agreement (the “Master License Agreement”) dated as of even date hereof by and between the Company and Holder.

1.       Purchase of Shares.

(a)      Number of Shares.    Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to fully paid and nonassessable shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”).

(b)      Exercise Price.    The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $ per share (the “Exercise Price”). The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 8 hereof.

2.      Exercisability; Exercise Period; Expiration.

(a)      Exercisability, Exercise Period. This Warrant shall only be exercisable during the Exercise Period. The “Exercise Period” shall mean:

(i)      the period commencing on the earlier to occur of a Holder MLA Termination Event or the expiration of the Initial Term (as defined in the Master License Agreement) and ending at 5:00 p.m. (Pacific Time) on May 18th, 2018;

(ii)      in the event of a Corporation Transaction (as defined below), the period commencing on the receipt of notice of such Corporate Transaction (pursuant to Section 2(c) hereof) and ending on the consummation of such Corporation Transaction;

(iii)      in the event of an Initial Public Offering (as defined below), the period commencing on the receipt of notice of the Initial Public Offering (pursuant to Section 2(c) hereof) and ending at 5:00 p.m. (Pacific Time) on May 18th, 2018;

(iv)      the period commencing on a Company MLA Termination Event and ending at 5:00 p.m. (Pacific Time) on May 18th, 2018; provided, however, that the number of shares of Common Stock issuable upon exercise of this Warrant pursuant to this Section 2(a)(iv) shall equal the number of Vested Shares as of the date of the Company MLA Termination Event; and

(v)      the period commencing on a Mutual MLA Termination Event and ending at 5:00 p.m. (Pacific Time) on May 18th, 2018; provided, however, that the number of shares of Common Stock issuable upon exercise of this Warrant pursuant to this Section 2(a)(v) shall equal the number of Vested Shares as of the date of the Mutual MLA Termination Event.

(b)      Expiration. This Warrant shall no longer be exercisable and become null and void on the earliest to occur of (i) 5:00 p.m. (Pacific Time) on May 18th, 2018, and (ii) the consummation of a Corporation Transaction. In addition, in the event of a Company MLA Termination Event or Mutual MLA Termination Event, this Warrant shall no longer be exercisable with respect to Shares that are not Vested Shares as of such Company MLA Termination Event or Mutual MLA Termination Event.

(c)      Notice.    In the event of an Initial Public Offering or Corporate Transaction, the Company shall provide the Holder with no less than forty-five (45) days written notice prior to consummation of such transaction.

(d)      Definitions.    As used herein,

(i)      “Corporation Transaction” shall mean (i) the closing of the sale, transfer or exclusive worldwide license of all or substantially all of the Company’s assets or intellectual property, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (iv) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporation Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction;

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(ii)      “Initial Public Offering” shall mean the Company’s first underwritten public offering of its Common Stock;

(iii)      “Holder MLA Termination Event” shall mean the termination by Holder of the Master License Agreement prior to the expiration of the Initial Term pursuant to Section 8.4 of the Master License Agreement.

(iv)      “Company MLA Termination Event” shall mean the termination by the Company of the Master License Agreement prior to the expiration of the Initial Term pursuant to Section 8.4 of the Master License Agreement,

(v)      “Mutual MLA Termination Event” shall mean the termination by mutual written agreement of the Company and the Holder of the Master License Agreement prior to the expiration of the Initial Term.

(vi)      “Vested Shares” shall mean the number of shares of Common Stock that are vested in accordance with the following vesting schedule based on a total of 900,000 shares of Common Stock (the “Total Number of Shares”): 20% of the Total Number of Shares shall vest on the first anniversary of the Effective Date (as defined in the Master License Agreement) and an additional 5% of the Total Number of Shares shall vest on the completion of each three month period thereafter (it being understood that in no event shall more than the Total Number of Shares vest).

3.      Method of Exercise.

(a)      While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i)      the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii)      the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

(b)      Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above. At such time, the person or persons in whose name or names any certificate for the Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Shares represented by such certificate.

(c)      As soon as practicable after the exercise of this Warrant in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

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(i)      a certificate or certificates for the number of Shares to which such Holder shall be entitled, and

(ii)      in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Shares equal to the number of such Shares described in this Warrant minus the number of such Shares purchased by the Holder upon all exercises made in accordance with Section 3(a) above or Section 4 below.

4.      Net Exercise.    In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Shares computed using the following formula:

Where

X=	The number of Shares to be issued to the Holder.

Y=	The number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being cancelled (at the date of such calculation).

A=	The fair market value of one (1) Share (at the date of such calculation).

B=	The Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 4, the fair market value of a Share shall mean: (i) if the Company has completed an Initial Public Offering, the average of the closing prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable, as published in The Wall Street Journal for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange); (ii) if this Warrant is exercised pursuant to this Section 4 in connection with an Initial Public Offering, the fair market value per Share shall be the per share offering price to the public of the Initial Public Offering; and (iii) if this Warrant is exercised prior to the completion of an Initial Public Offering, the fair market value per Share shall be determined in good faith by the Company’s Board of Directors.

5.      Representations and Warranties of the Company.    In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

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(a)      Organization, Good Standing, and Qualification.    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted.

(b)      Authorization.    All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. This Warrant constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Common Stock to allow for the exercise of this Warrant.

(c)      Valid Issuance of Common Stock.    The Shares, when issued, sold, and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

6.      Representations and Warranties of the Holder.    In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a)      Authorization.    Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)      Purchase Entirely for Own Account.    The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c)      Disclosure of Information.    The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

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(d)      Investment Experience.    The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e)      Accredited Investor.    The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

(f)      Restricted Securities.    The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(g)      Further Limitations on Disposition.    Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities except in compliance with Section 11 hereof and unless and until the transferee has agreed in writing for the benefit of the Company to be bound by the terms of (i) that certain Amended and Restated First Refusal and Co-Sale Agreement, dated as of the 27th day of December, 2007 by and among the Company, the Common Holders (as defined therein) and the Investors (as defined therein) as the same may be amended from time to time (the “Co-Sale Agreement”), (ii) that certain Amended and Restated Investors’ Rights Agreement, dated as of December 27, 2007, by and among the Company and the Investors (as defined therein) as the same may be amended from time to time (the “Investors’ Rights Agreement”) and (iii) this Warrant, including, without limitation, this Section 6, any other agreement between the Company and the Holder, and:

(i)      there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)      the Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

(h)      Legends.    It is understood that the Securities may bear the following legend:

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“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

(i)      Further Representations by Foreign Holder.    If the Holder is not a United States entity, the Holder hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Warrant, including (i) the legal requirements within its jurisdiction for the purchase of the Securities, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Such Holder’s subscription and payment for, and its continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of its jurisdiction.

7.      State Commissioners of Corporations.    THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS WARRANT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS WARRANT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

8.      Adjustment of Exercise Price and Number of Shares.    The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)      Subdivisions, Combinations and Other Issuances.    If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

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(b)      Reclassification, Reorganization and Consolidation.    In case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Shares by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, provided the aggregate Exercise Price shall remain the same.

9.      No Fractional Shares or Scrip.    No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10.      Stockholder Rights.    Concurrently herewith, the Amended and Restated Investors’ Rights Agreement of the Company, dated December 27, 2007, as amended February 22, 2008, is being amended to add the Holder as a party for purposes of including the Shares within the definition of Registrable Securities, and the Amended and Restated First Refusal and Co-Sale Agreement of the Company, dated as of December 27, 2007, as amended February 22, 2008, is being amended to add the Holder as a party and a “Common Holder” thereunder and to subject the Shares to the rights of first refusal and co-sale thereunder. Other than as stated above, prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, or be entitled to any stockholder notice or other communication concerning the business or affairs of the Company.

11.      Transfer of Warrant.    Subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained herein, including, without limitation, the provisions of Section 6, the Co-Sale Agreement and the Investors’ Rights Agreement, this Warrant may be transferred as follows:

(a)      Until the later of (i) the completion of the Initial Term (as defined in the Master License Agreement) and (ii) the consummation of the Initial Public Offering (the “Restricted Transfer Period”), this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity (other than an Affiliate of Holder) only with the Company’s prior written consent; and

(b)      Following the Restricted Transfer Period, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company.

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Any transfer in accordance with the foregoing shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, and delivery an executed Assignment Form (in the form attached hereto) to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants.

For purposes of this Section 11, “Affiliate” of any person or entity shall mean any person or entity that is controlled by or is under common control with Holder (or its transferee) where control means directly or indirectly owning a majority of the outstanding equity interests of the person specified.

12.      Governing Law.    This Warrant shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

13.      Successors and Assigns.    The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

14.      Titles and Subtitles.    The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

15.      Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 15):

If to the Company:

Workday, Inc.

2033 North Main Street, Suite 500

Walnut Creek, CA 94596

Attention: Chief Financial Officer

Facsimile no.: (925) 951-9001

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If to Holder:

With a Copy To:

16.      Entire Agreement; Amendments and Waivers.    This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

17.      Severability.    If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date above written.

WORKDAY, INC.

By: _______________________________
Name:_____________________________
Title: ______________________________

ACKNOWLEDGED AND AGREED:

HOLDER:

FLEXTRONICS INTERNATIONAL MANAGEMENT SERVICES LTD.

By: ______________________________
Name: ___________________________
Title: _____________________________

NOTICE OF EXERCISE

WORKDAY, INC.

2033 North Main Street, Suite 500

Walnut Creek, CA 94596

Attention: Chief Financial Officer

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

                     shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

Net Exercise the attached Warrant with respect to Shares.

The undersigned hereby represents and warrants that Representations and Warranties in Section 6 hereof are true and correct as of the date hereof.

HOLDER:

Date:	____________________	By:

Address:

Name in which shares should be registered:

__________________________________________

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name: __________________________________________________________________________________

(Please Print)

Address: ________________________________________________________________________________

(Please Print)

Dated: ____________________

Holder’s

Signature: _______________________________________________________________________________

Holder’s

Address: ________________________________________________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant. Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

[WORKDAY LOGO]

August 25, 2010

Flextronics International Management Services Ltd.

Level 3, Alexander House

35 Cybercity, Ebene, Mauritius

Attention: General Counsel

With a copy to:

Flextronics International USA, Inc.

305 lnterlocken Parkway

Broomfield, CO 80021

Attention: General Counsel

Dear Sir or Madame:

This letter agreement amends those certain two warrants (the “Warrants”) issued by Workday, Inc. (the “Company”) to Flextronics International Management Services Ltd. (“Flextronics”) on May 19, 2008, exercisable for up to 900,000 and 450,000 shares of the Company’s Common Stock, respectively. The Company and Flextronics desire to amend the Warrants in the manner provided herein.

Accordingly, the Company and Flextronics agree that the Warrants are hereby amended to provide that (i) all shares of the Company’s Common Stock issuable upon exercise of the Warrants shall be Vested Shares (as defined in the Warrants) and (ii) the Warrants shall be exercisable in full from the date hereof until the earlier of (A) 5:00 p.m. (Pacific Time) on May 18, 2018 and (B) the consummation of a Corporate Transaction (as defined in the Warrants). Except as specifically amended hereby, the Warrants shall continue in full force and effect as originally constituted and is ratified and affirmed by the parties hereto.

If you have any questions regarding this letter amendment, please feel free to contact me at .

Very truly yours,

WORKDAY, INC.

By:	/s/ Dave Duffield
Dave Duffield, co-CEO

ACKNOWLEDGED AND AGREED:

FLEXTRONICS INTERNATIONAL MANAGEMENT SERVICES LTD.

By:	/s/ Manny Marimuthu

Name:	Manny Marimuthu

Title:	Director